FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-206705-07

PROSPECTUS

$841,274,736 (Approximate)

CD 2016-CD2 Mortgage Trust

(Central Index Key Number 0001685054)

Issuing Entity

Deutsche Mortgage & Asset Receiving Corporation

(Central Index Key Number 0001013454)

Depositor

German American Capital Corporation

(Central Index Key Number 0001541294)

Citigroup Global Markets Realty Corp.

(Central Index Key Number 0001541001)

Sponsors and Mortgage Loan Sellers

CD 2016-CD2 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2016-CD2

Deutsche Mortgage & Asset Receiving Corporation is offering certain classes of the CD 2016-CD2 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2016-CD2 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the Class X-B, Class X-D, Class X-E, Class X-F, Class X-G, Class D, Class E, Class F, Class G, Class S and Class R certificates) represent the ownership interests in the issuing entity, which will be a New York common law trust named CD 2016-CD2 Mortgage Trust. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the fourth business day following the sixth day of each month (or if the sixth is not a business day, the next business day), commencing in January 2017. The rated final distribution date for each class of offered certificates is the distribution date in November 2049.

Class	Initial Certificate Balance or Notional Amount(1)		Approx. Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(2)
Class A-1	$17,465,263		1.848%	Fixed	September 2021
Class A-2	$69,061,053		3.037%	Fixed	November 2021
Class A-SB	$34,742,105		3.348%	Fixed	September 2026
Class A-3	$252,631,579		3.248%	Fixed	October 2026
Class A-4	$308,873,684		3.526%	WAC Cap(3)	November 2026
Class X-A	$721,789,474	(4)	0.691%	Variable(5)	November 2026
Class A-M	$39,015,789		3.668%	WAC Cap(3)	November 2026
Class B	$76,811,579		3.879%	WAC Cap(3)	November 2026
Class C	$42,673,684		4.031%	WAC(6)	November 2026

(Footnotes on table on pages 3 and 4)

You should carefully consider the risk factors beginning on page 57 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. Deutsche Mortgage & Asset Receiving Corporation will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and Academy Securities, Inc. will purchase the offered certificates (other than the RRI interest) from Deutsche Mortgage & Asset Receiving Corporation and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. Deutsche Bank Securities Inc. and Citigroup Global Markets Inc. are acting as co-lead managers and joint bookrunners in the following manner: Deutsche Bank Securities Inc. is acting as sole bookrunning manager with respect to approximately 69.7% of each class of offered certificates (other than the RRI interest) and Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to approximately 30.3% of each class of offered certificates (other than the RRI interest). Academy Securities, Inc. is acting as a co-manager.

The underwriters expect to deliver the offered certificates (other than the RRI interest) to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about December 8, 2016. Deutsche Mortgage & Asset Receiving Corporation expects to receive from this offering approximately 106.287082238164% of the aggregate certificate balance of the offered certificates, plus accrued interest from December 1, 2016, before deducting expenses payable by the depositor.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Commercial Mortgage Pass-Through Certificates	$841,274,736	100%	$841,274,736	$97,503.74

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Calculated according to Rule 457(s) of the Securities Act of 1933. The depositor previously registered $4,977,066,038 of securities under a Registration Statement on Form SF-3 (Registration No. 333-206705), which was filed on September 1, 2015 and became effective on November 18, 2015. As of the date of this filing, $536,082,038 of securities remain unsold. Pursuant to Rule 415(a)(6) under the Securities Act of 1933, the depositor is including such unsold securities and the $53,983.46 of registration fees previously paid in connection with such unsold securities. With respect to the $305,192,698 of remaining securities to be registered (equal to the difference between the aggregate amount of offered certificates and the $536,082,038 of unsold securities), the registration fee in the amount of $35,371.84 (payable at a rate equal to $115.90 per $1,000,000 of offered securities) will be paid on or prior to the filing of this prospectus.

Deutsche Bank Securities		Citigroup
Co-Lead Managers and Joint Bookrunners
Academy Securities Co-Manager

November 21, 2016

CD 2016-CD2

Commercial Mortgage Pass-Through Certificates
Geographic Overview of Mortgage Pool

Washington
1 property
$35,000,000
3.6% of total
Utah
1 property
$4,982,454
0.5% of total
North Dakota
1 property
$4,777,722
0.5% of total
Minnesota
1 property
$4,026,937
0.4% of total
Wisconsin
3 properties
$11,076,515
1.1% of total
Illinois
1 property
$75,000,000
7.7% of total
Michigan
3 properties
$53,139,111
5.4% of total
Pennsylvania
2 properties
$24,168,224
2.5% of total
New York
10 properties
$475,711,257
48.8% of total
Oregon
1 property
$42,400,000
4.3% of total
New Jersey
1 property
$41,500,000
4.3% of total
California
4 properties
$84,673,156
8.7% of total
Maryland
1 property
$15,500,000
1.6% of total
South Carolina
1 property
$9,967,315
1.0% of total
Colorado
1 property
$5,230,792
0.5% of total
Florida
1 property
$9,987,116
1.0% of total
Texas
3 properties
$53,456,257
5.5% of total
Kentucky
1 property
$24,795,000
2.5% of total
Mortgaged Properties by Property Type
Self Storage 0.8%
Hospitality 2.7%
Industrial 13.7%
Office 35.7%
Mixed Use 23.4%
Retail 23.6%
% of Initial Outstanding Pool Balance
0.4% – 2.0%
2.1% – 5.0%
5.1% – 10.0%
10.1% – 48.8%

Summary of Certificates

Class	Initial Certificate Balance or Notional Amount(1)		Initial Available Certificate Balance or Notional Amount(1)		Initial Retained Certificate Balance or Notional Amount(1)(7)		Approx. Initial Credit Support(8)	Pass- Through Rate Description	Assumed Final Distribution Date(2)	Approx. Initial Pass- Through Rate	Weighted Average Life (Yrs.)(9)	Principal Window(9)
Offered Certificates
Class A-1	$17,465,263		$16,592,000		$873,263		30.000%	Fixed	September 2021	1.848%	2.98	1 – 57
Class A-2	$69,061,053		$65,608,000		$3,453,053		30.000%	Fixed	November 2021	3.037%	4.77	57 – 59
Class A-SB	$34,742,105		$33,005,000		$1,737,105		30.000%	Fixed	September 2026	3.348%	7.37	59 – 117
Class A-3	$252,631,579		$240,000,000		$12,631,579		30.000%	Fixed	October 2026	3.248%	9.34	104 – 118
Class A-4	$308,873,684		$293,430,000		$15,443,684		30.000%	WAC Cap(3)	November 2026	3.526%	9.88	118 – 119
Class X-A	$721,789,474	(4)	$685,700,000	(4)	$36,089,474	(4)	N/A	Variable(5)	November 2026	0.691%	N/A	N/A
Class A-M	$39,015,789		$37,065,000		$1,950,789		26.000%	WAC Cap(3)	November 2026	3.668%	9.92	119 – 119
Class B	$76,811,579		$72,971,000		$3,840,579		18.125%	WAC Cap(3)	November 2026	3.879%	9.92	119 – 119
Class C	$42,673,684		$40,540,000		$2,133,684		13.750%	WAC(6)	November 2026	4.031%	9.92	119 – 119
Non-Offered
Certificates(10)
Class X-B	$76,811,579	(4)	$72,971,000	(4)	$3,840,579	(4)	N/A	Variable(5)	November 2026	0.152%	N/A	N/A
Class X-D	$57,304,211	(4)	$54,439,000	(4)	$2,865,211	(4)	N/A	Variable(5)	November 2026	1.250%	N/A	N/A
Class X-E	$28,043,158	(4)	$26,641,000	(4)	$1,402,158	(4)	N/A	Variable(5)	November 2026	1.281%	N/A	N/A
Class X-F	$10,972,632	(4)	$10,424,000	(4)	$548,632	(4)	N/A	Variable(5)	November 2026	1.281%	N/A	N/A
Class X-G	$37,797,120	(4)	$35,907,264	(4)	$1,889,856	(4)	N/A	Variable(5)	November 2026	1.281%	N/A	N/A
Class D	$57,304,211		$54,439,000		$2,865,211		7.875%	WAC – 1.250%(11)	November 2026	2.781%	9.92	119 – 119
Class E	$28,043,158		$26,641,000		$1,402,158		5.000%	Fixed	November 2026	2.750%	9.92	119 – 119
Class F	$10,972,632		$10,424,000		$548,632		3.875%	Fixed	November 2026	2.750%	9.92	119 – 119
Class G	$37,797,120		$35,907,264		$1,889,856		0.000%	Fixed	November 2026	2.750%	9.92	119 – 119
Class S(12)	N/A		N/A		N/A		N/A	N/A	N/A	N/A	N/A	N/A
Class R(12)	N/A		N/A		N/A		N/A	N/A	N/A	N/A	N/A	N/A

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(3)	For any distribution date, the pass-through rate for the Class A-4 certificates will equal a per annum rate equal to the lesser of (i) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs and (ii) 3.526%. For any distribution date, the pass-through rate for the Class A-M certificates will equal a per annum rate equal to the lesser of (i) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs and (ii) 3.668%. For any distribution date, the pass-through rate for the Class B certificates will equal a per annum rate equal to the lesser of (i) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs and (ii) 3.879%.

(4)	The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-M certificates. The notional amount of the Class X-B certificates will be equal to the certificate balance of the Class B certificates. The notional amount of the Class X-D certificates will be equal to the certificate balance of the Class D certificates. The notional amount of the Class X-E certificates will be equal to the certificate balance of the Class E certificates. The notional amount of the Class X-F certificates will be equal to the certificate balance of the Class F certificates. The notional amount of the Class X-G certificates will be equal to the certificate balance of the Class G certificates. The Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates will not be entitled to distributions of principal.

(5)	The pass-through rate for the Class X-A certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), over (b) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-M certificates for that distribution date, weighted on the basis of their respective certificate balances immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), over (b) the pass-through rate of the Class B certificates for that distribution date. The pass-through rate for the Class X-D certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), over (b) the pass-through rate of the Class D certificates for that distribution date. The pass-through rate for the Class X-E certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), over (b) the pass-through rate of the Class E certificates for that distribution date. The pass-through rate for the Class X-F certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), over (b) the pass-through rate of the Class F certificates for that distribution date. The pass-through rate for the Class X-G certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), over (b) the pass-through rate of the Class G certificates for that distribution date. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(6)	For any distribution date, the pass-through rate for the Class C certificates will equal a per annum rate equal to the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs.

(7)	On the Closing Date, the certificates (other than the Class R certificates) with the initial certificate balances or notional amounts, as applicable, set forth in the table under “Initial Retained Certificate Balance or Notional Amount” are expected to be purchased for cash from the depositor by German American Capital Corporation, and from German American Capital Corporation by Deutsche Bank AG, New York Branch (an originator and an affiliate of the depositor, a sponsor and an affiliate of an underwriter) and Citigroup Global Markets Realty Corp. (a sponsor, an originator and an affiliate of an underwriter), as described in “Credit Risk Retention”.

(8)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, are represented in the aggregate.

(9)	The weighted average life and principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a principal balance are based on the assumptions set forth in the tables under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans.

(10)	The classes of certificates set forth in the table under “Non-Offered Certificates” are not offered by this prospectus.

(11)	For any distribution date, the pass-through rate for the Class D certificates will equal a per annum rate equal to (i) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs, minus (ii) 1.250%, but in any case, not less than 0.000%.

(12)	The Class S certificates will not have a certificate balance, notional amount, pass-through rate, assumed final distribution date or rating. The Class S certificates represent undivided interests in the excess interest accruing on an anticipated repayment date loan, as further described in this prospectus. The Class S certificates will not be entitled to distributions in respect of principal or interest other than excess interest. The Class R certificates will not have a certificate balance, notional amount, pass-through rate, assumed final distribution date or rating. The Class R certificates represent the residual interests in each Trust REMIC, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

The Class X-B, Class X-D, Class X-E, Class X-F, Class X-G, Class D, Class E, Class F, Class G, Class S and Class R certificates are not offered by this prospectus. Any information in this prospectus concerning certificates (other than the offered certificates) is presented solely to enhance your understanding of the offered certificates.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	13
Important Notice About Information Presented in This Prospectus	13
Summary of Terms	23
Risk Factors	57
The Certificates May Not Be a Suitable Investment for You	57
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	57
Risks Related to Market Conditions and Other External Factors	57
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	57
Other Events May Affect the Value and Liquidity of Your Investment	58
Risks Relating to the Mortgage Loans	58
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	58
Risks of Commercial and Multifamily Lending Generally	58
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	60
Office Properties Have Special Risks	64
Mixed Use Properties Have Special Risks	64
Retail Properties Have Special Risks	64
Hospitality Properties Have Special Risks	66
Risks Relating to Affiliation with a Franchise or Hotel Management Company	68
Self Storage Properties Have Special Risks	69
Multifamily Properties Have Special Risks	70
Industrial Properties Have Special Risks	72
Condominium Ownership May Limit Use and Improvements	73
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	74
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	75
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	76
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	77
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	78
Risks Related to Zoning Non-Compliance and Use Restrictions	80
Risks Relating to Inspections of Properties	81
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	81
Insurance May Not Be Available or Adequate	81
Terrorism Insurance May Not Be Available for All Mortgaged Properties	83
Risks Associated with Blanket Insurance Policies or Self-Insurance	85
Limited Information Causes Uncertainty	85
Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions	86
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	86

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us	87
Static Pool Data Would Not Be Indicative of the Performance of this Pool	88
Appraisals May Not Reflect Current or Future Market Value of Each Property	88
Seasoned Mortgage Loans Present Additional Risk of Repayment	89
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	90
The Borrower’s Form of Entity May Cause Special Risks	90
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	92
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	92
Other Financings or Ability to Incur Other Indebtedness Entails Risk	93
Tenancies-in-Common May Hinder Recovery	95
Risks Relating to Enforceability of Cross-Collateralization	95
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	95
Risks Associated with One Action Rules	96
State Law Limitations on Assignments of Leases and Rents May Entail Risks	96
Various Other Laws Could Affect the Exercise of Lender’s Rights	96
Risks of Anticipated Repayment Date Loans	97
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-
Only Provisions Increase Risk	97
Risks Related to Ground Leases and Other Leasehold Interests	99
Increases in Real Estate Taxes May Reduce Available Funds	100
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds	100
Risks Related to Conflicts of Interest	100
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	100
The Servicing of Servicing Shift Whole Loan Will Shift to Other Servicers	103
The Controlling Companion Loan for the Marriott Hilton Head Resort & Spa Whole Loan Is Expected to Be Contributed to a Securitization That Has Not Yet Closed, and the Provisions of the Related Non-Serviced PSA Expected to Govern Such Whole Loan Have Yet to Be Finalized	103
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	103
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	105
Potential Conflicts of Interest of the Operating Advisor	106
Potential Conflicts of Interest of the Asset Representations Reviewer	107
Potential Conflicts of Interest of the Directing Certificateholder and the Companion Loan Holders	107
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	110
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing

Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan	111
Other Potential Conflicts of Interest May Affect Your Investment	111
Other Risks Relating to the Certificates	111
The Certificates Are Limited Obligations	111
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	112
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Certificates	112
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	114
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	116
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	120
Risks Relating to Modifications of the Mortgage Loans	124
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	125
Risks Relating to Interest on Advances and Special Servicing Compensation	125
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	125
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	126
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	127
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	127
Description of the Mortgage Pool	128
General	128
Certain Calculations and Definitions	129
Definitions	129
Mortgage Pool Characteristics	136
Overview	136
Property Types	136
Mortgage Loan Concentrations	140
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	140
Geographic Concentrations	141
Mortgaged Properties With Limited Prior Operating History	142
Tenancies-in-Common	142
Condominium Interests	143
Fee & Leasehold Estates; Ground Leases	144
Environmental Considerations	144
Redevelopment, Renovation and Expansion	147
Assessment of Property Value and Condition	147
Litigation and Other Considerations	148
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	150
Loan Purpose	150
Default History, Bankruptcy Issues and Other Proceedings	151
Tenant Issues	153
Tenant Concentrations	153
Lease Expirations and Terminations	153
Purchase Options and Rights of First Refusal	158

Affiliated Leases	159
Insurance Considerations	159
Use Restrictions	161
Appraised Value	163
Non-Recourse Carveout Limitations	163
Real Estate and Other Tax Considerations	165
Delinquency Information	166
Certain Terms of the Mortgage Loans	166
Amortization of Principal	166
Due Dates; Mortgage Rates; Calculations of Interest	167
ARD Loan(s)	167
Prepayment Protections and Certain Involuntary Prepayments	168
Voluntary Prepayments	169
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	170
Defeasance; Collateral Substitution	171
Partial Releases	172
Escrows	174
Mortgaged Property Accounts	174
Additional Indebtedness	175
General	175
Whole Loans	175
Mezzanine Indebtedness	175
Preferred Equity	178
Other Unsecured Indebtedness	178
The Whole Loans	179
General	179
8 Times Square & 1460 Broadway Whole Loan	183
FedEx Ground Portfolio Whole Loan	185
229 West 43rd Street Retail Condo Whole Loan	190
Prudential Plaza Whole Loan	192
10 Hudson Yards Whole Loan	195
60 Madison Avenue Whole Loan	205
Birch Run Premium Outlets Whole Loan	207
80 Park Plaza Whole Loan	209
667 Madison Avenue Whole Loan	212
Starbucks Center Whole Loan	221
Mills Fleet Farm Whole Loan	223
Marriott Hilton Head Resort & Spa Whole Loan	225
Additional Information	228
Transaction Parties	230
The Sponsors and Mortgage Loan Sellers	230
German American Capital Corporation	230
Review of GACC Mortgage Loans	231
DB Originator’s Underwriting Guidelines and Processes	233
Citigroup Global Markets Realty Corp	238
Review of CGMRC Mortgage Loans	239
CGMRC’s Underwriting Guidelines and Processes	243
Appraisal	245
Environmental Report	246
Property Condition Report	246
The Depositor	247
The Issuing Entity	247
The Trustee	248
The Certificate Administrator	249
The Master Servicer	251
The Special Servicer	254
The Operating Advisor and Asset Representations Reviewer	258
Credit Risk Retention	259
General	259
Qualifying CRE Loans	260
Hedging, Transfer and Financing Restrictions	260
Description of the Certificates	261
General	261
Distributions	263
Method, Timing and Amount	263
Available Funds	264
Priority of Distributions	265
Pass-Through Rates	267
Interest Distribution Amount	269
Principal Distribution Amount	269
Certain Calculations with Respect to Individual Mortgage Loans	271
Excess Interest	272
Application Priority of Mortgage Loan Collections or Whole Loan Collections	272
Allocation of Yield Maintenance Charges and Prepayment Premiums	274
Assumed Final Distribution Date; Rated Final Distribution Date	276
Prepayment Interest Shortfalls	276
Subordination; Allocation of Realized Losses	278
Reports to Certificateholders; Certain Available Information	280

Certificate Administrator Reports	280
Information Available Electronically	285
Voting Rights	289
Delivery, Form, Transfer and Denomination	290
Book-Entry Registration	290
Definitive Certificates	293
Exchange of Certificates	293
Certificateholder Communication	293
Access to Certificateholders’ Names and Addresses	293
Requests to Communicate	293
List of Certificateholders	294
Description of the Mortgage Loan Purchase Agreements	295
General	295
Dispute Resolution Provisions	304
Asset Review Obligations	304
Pooling and Servicing Agreement	305
General	305
Assignment of the Mortgage Loans	306
Servicing Standard	306
Subservicing	308
Advances	308
P&I Advances	308
Servicing Advances	310
Nonrecoverable Advances	310
Recovery of Advances	311
Accounts	312
Withdrawals from the Collection Account	314
Servicing and Other Compensation and Payment of Expenses	316
General	316
Master Servicing Compensation	320
Special Servicing Compensation	322
Disclosable Special Servicer Fees	326
Certificate Administrator and Trustee Compensation	326
Operating Advisor Compensation	327
Asset Representations Reviewer Compensation	327
CREFC® Intellectual Property Royalty License Fee	328
Appraisal Reduction Amounts	329
Maintenance of Insurance	335
Modifications, Waivers and Amendments	337
Mortgage Loans with “Due-on-Sale” and “Due-on-Encumbrance” Provisions	342
Inspections	345
Collection of Operating Information	345
Special Servicing Transfer Event	345
Asset Status Report	347
Realization Upon Mortgage Loans	350
Sale of Defaulted Loans and REO Properties	352
The Directing Certificateholder	355
General	355
Major Decisions	356
Asset Status Report	359
Replacement of Special Servicer	359
Control Termination Event and Consultation Termination Event	360
Servicing Override	362
Rights of Holders of Companion Loans	362
Limitation on Liability of Directing Certificateholder	363
The Operating Advisor	363
General	363
Duties of Operating Advisor While No Control Termination Event Has Occurred and Is Continuing	364
Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing	365
Annual Report	366
Recommendation of the Replacement of the Special Servicer	367
Eligibility of Operating Advisor	367
Other Obligations of Operating Advisor	367
Termination of the Operating Advisor With Cause	368
Rights Upon Operating Advisor Termination Event	369
Termination of the Operating Advisor Without Cause	369
Resignation of the Operating Advisor	370
Operating Advisor Compensation	370
The Asset Representations Reviewer	371
Asset Review	371
Eligibility of Asset Representations Reviewer	375
Other Obligations of Asset Representations Reviewer	376

Delegation of Asset Representations Reviewer’s Duties	376
Assignment of Asset Representations Reviewer’s Rights and Obligations	376
Asset Representations Reviewer Termination Events	377
Rights Upon Asset Representations Reviewer Termination Event	378
Termination of the Asset Representations Reviewer Without Cause	378
Resignation of Asset Representations Reviewer	378
Asset Representations Reviewer Compensation	379
Limitation on Liability of the Risk Retention Consultation Parties	379
Replacement of Special Servicer Without Cause	379
Termination of Servicer and Special Servicer for Cause	382
Servicer Termination Events	382
Rights Upon Servicer Termination Event	384
Waiver of Servicer Termination Event	386
Resignation of the Master Servicer and Special Servicer	386
Limitation on Liability; Indemnification	387
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	389
Dispute Resolution Provisions	389
Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder	389
Repurchase Request Delivered by a Party to the PSA	390
Resolution of a Repurchase Request	390
Mediation and Arbitration Provisions	393
Servicing of the Non-Serviced Mortgage Loans	394
Servicing of the Prudential Plaza Mortgage Loan	395
Servicing of the 10 Hudson Yards Mortgage Loan	397
Servicing of the 80 Park Plaza Mortgage Loan	400
Servicing of the 667 Madison Avenue Mortgage Loan	402
Servicing of the Starbucks Center Mortgage Loan	404
Servicing of the Mills Fleet Farm Mortgage Loan	406
Servicing of the Marriott Hilton Head Resort & Spa Mortgage Loan	408
Servicing of the Servicing Shift Whole Loan	411
Rating Agency Confirmations	411
Evidence as to Compliance	413
Limitation on Rights of Certificateholders to Institute a Proceeding	414
Termination; Retirement of Certificates	414
Amendment	416
Resignation and Removal of the Trustee and the Certificate Administrator	418
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	419
Certain Legal Aspects of Mortgage Loans	420
General	420
Types of Mortgage Instruments	420
Leases and Rents	421
Personalty	421
Foreclosure	421
General	421
Foreclosure Procedures Vary from State to State	421
Judicial Foreclosure	422
Equitable and Other Limitations on Enforceability of Certain Provisions	422
Nonjudicial Foreclosure/Power of Sale	422
Public Sale	423
Rights of Redemption	424
Anti-Deficiency Legislation	424
Leasehold Considerations	424
Cooperative Shares	425
Bankruptcy Laws	425
Environmental Considerations	430
General	430
Superlien Laws	431
CERCLA	431
Certain Other Federal and State Laws	431
Additional Considerations	432
Due-on-Sale and Due-on-Encumbrance Provisions	432

Subordinate Financing	432
Default Interest and Limitations on Prepayments	433
Applicability of Usury Laws	433
Americans with Disabilities Act	433
Servicemembers Civil Relief Act	433
Anti-Money Laundering, Economic Sanctions and Bribery	434
Potential Forfeiture of Assets	434
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	435
Pending Legal Proceedings Involving Transaction Parties	436
Use of Proceeds	436
Yield and Maturity Considerations	437
Yield Considerations	437
General	437
Rate and Timing of Principal Payments	437
Losses and Shortfalls	438
Certain Relevant Factors Affecting Loan Payments and Defaults	439
Delay in Payment of Distributions	440
Yield on the Certificates with Notional Amounts	440
Weighted Average Life	440
Pre-Tax Yield to Maturity Tables	445
Material Federal Income Tax Considerations	449
General	449
Qualification as a REMIC	450
Status of Offered Certificates	451
Taxation of Regular Interests	452
General	452
Original Issue Discount	452
Acquisition Premium	454
Market Discount	454
Premium	455
Election To Treat All Interest Under the Constant Yield Method	455
Treatment of Losses	456
Yield Maintenance Charges and Prepayment Provisions	457
Sale or Exchange of Regular Interests	457
Taxation of Exchanges of Regular Certificates, Class S Certificates and Class V Certificates	457
Alternative Characterization	458
Taxation of Exchange	459
Taxes That May Be Imposed on a REMIC	459
Prohibited Transactions	459
Contributions to a REMIC After the Startup Day	459
Net Income from Foreclosure Property	459
Bipartisan Budget Act of 2015	460
Taxation of Certain Foreign Investors	460
FATCA	461
Backup Withholding	461
Information Reporting	462
3.8% Medicare Tax on “Net Investment Income”	462
Reporting Requirements	462
Certain State and Local Tax Considerations	463
Method of Distribution (Underwriter)	463
Incorporation of Certain Information by Reference	465
Where You Can Find More Information	465
Financial Information	465
Certain ERISA Considerations	466
General	466
Plan Asset Regulations	466
Administrative Exemption	467
Insurance Company General Accounts	469
Legal Investment	469
Legal Matters	470
Ratings	470
Index of Defined Terms	472

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-3	DESCRIPTION OF TOP TWENTY MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION
ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS
ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT

ANNEX D-1	MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX D-2	EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES FOR GERMAN AMERICAN CAPITAL CORPORATION
ANNEX D-3	EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES FOR CITIGROUP GLOBAL MARKETS REALTY CORP.
ANNEX E	CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE
ANNEX F	EXCHANGES OF CERTIFICATES

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE RISK RETENTION CONSULTATION PARTIES, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES (OTHER THAN THE RRI INTEREST) BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE” IN THIS PROSPECTUS.

Important Notice About Information Presented in This Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, commencing on page 3 of this prospectus, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, commencing on page 23 of this prospectus, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, commencing on page 57 of this prospectus, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms” commencing on page 472 of this prospectus.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to Deutsche Mortgage & Asset Receiving Corporation.

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state or other jurisdiction where such offer, solicitation or sale is not permitted.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

This PROSPECTUS has been prepared on the basis that any offer of certificates in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “RELEVANT MEMBER STATE”) will be made pursuant to an exemption under the Prospectus Directive (as defined below) from the requirement to publish a prospectus for offers of certificates. Accordingly any person making or intending to make an offer in that Relevant Member State of certificates which are the subject of an offering contemplated in this PROSPECTUS as-completed by final terms in relation to the offer of those certificates may only do so in circumstances in which no obligation arises for the DEPOSITOR, THE issuing entity or an underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer.

NONE OF THE DEPOSITOR, the issuing entity or any of the underwriters has authorized, nor does any of them authorize, the making of any offer of certificates in circumstances in which an obligation arises for THE DEPOSITOR, the issuing entity or an underwriter to publish or supplement a prospectus for such offer.

FOR THE PURPOSES OF THIS PROVISION AND THE PROVISION IMMEDIATELY BELOW, “PROSPECTUS DIRECTIVE” MEANS DIRECTIVE 2003/71/EC AS AMENDED, INCLUDING BY DIRECTIVE 2010/73/EU, AND INCLUDES ANY RELEVANT IMPLEMENTING MEASURE IN THE RELEVANT MEMBER STATE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

IN RELATION TO EACH RELEVANT MEMBER STATE, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT, WITH EFFECT FROM AND INCLUDING THE DATE ON WHICH THE PROSPECTUS DIRECTIVE IS IMPLEMENTED IN THAT RELEVANT MEMBER STATE, IT HAS NOT MADE AND WILL NOT MAKE AN OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC IN THAT RELEVANT MEMBER STATE OTHER THAN:

(A)    TO ANY LEGAL ENTITY WHICH IS A “QUALIFIED INVESTOR” AS DEFINED IN THE PROSPECTUS DIRECTIVE;

(B)    TO FEWER THAN 150 NATURAL OR LEGAL PERSONS (OTHER THAN “QUALIFIED INVESTORS” AS DEFINED IN THE PROSPECTUS DIRECTIVE) SUBJECT TO OBTAINING THE PRIOR CONSENT OF THE RELEVANT UNDERWRITER OR UNDERWRITERS NOMINATED BY THE ISSUING ENTITY FOR ANY SUCH OFFER; OR

(C)    IN ANY OTHER CIRCUMSTANCES FALLING WITHIN ARTICLE 3(2) OF THE PROSPECTUS DIRECTIVE;

PROVIDED THAT NO SUCH OFFER OF THE OFFERED CERTIFICATES REFERRED TO IN CLAUSES (A) TO (C) ABOVE SHALL REQUIRE THE DEPOSITOR, THE ISSUING ENTITY OR ANY UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE.

FOR THE PURPOSES OF THE PRIOR PARAGRAPH, THE EXPRESSION AN “OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC” IN RELATION TO ANY OFFERED CERTIFICATE IN ANY RELEVANT MEMBER STATE MEANS THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE TO THE

OFFERED CERTIFICATES, AS THE SAME MAY BE VARIED IN THAT RELEVANT MEMBER STATE BY ANY MEASURE IMPLEMENTING THE PROSPECTUS DIRECTIVE IN THAT RELEVANT MEMBER STATE.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC”.) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES)(EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC”.), OR (IV) PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH RULE 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A)       IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (“FSMA”) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(B)       IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571)(THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32)(THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED

OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH A NY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 UNDER THE SFA, (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA OR (III) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT

IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

NOTICE TO RESIDENTS OF THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

NOTICE TO RESIDENTS OF CANADA

THE CERTIFICATES MAY BE SOLD ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

INFORMATION FOR INVESTORS IN ISRAEL

THIS PROSPECTUS HAS NOT BEEN APPROVED BY THE ISRAELI SECURITIES AUTHORITY AND WILL ONLY BE DISTRIBUTED TO ISRAELI RESIDENTS IN A MANNER THAT WILL NOT CONSTITUTE “AN OFFER TO THE PUBLIC” UNDER SECTIONS 15 AND 15A OF THE ISRAEL SECURITIES LAW, 5728-1968 (“THE SECURITIES LAW”) OR SECTION 25 OF THE JOINT INVESTMENT TRUSTS LAW, 5754-1994 (“THE JOINT INVESTMENT TRUSTS LAW”), AS APPLICABLE. THE CERTIFICATES ARE BEING OFFERED TO A LIMITED NUMBER OF INVESTORS (35 INVESTORS OR FEWER DURING ANY GIVEN 12 MONTH PERIOD) AND/OR THOSE CATEGORIES OF INVESTORS LISTED IN THE FIRST ADDENDUM (“THE ADDENDUM”) TO THE SECURITIES LAW, (“SOPHISTICATED INVESTORS”) NAMELY JOINT INVESTMENT FUNDS OR MUTUAL TRUST FUNDS, PROVIDENT FUNDS, INSURANCE COMPANIES, BANKING CORPORATIONS (PURCHASING CERTIFICATES FOR THEMSELVES OR FOR CLIENTS WHO ARE SOPHISTICATED INVESTORS), PORTFOLIO MANAGERS (PURCHASING CERTIFICATES FOR, THEMSELVES OR FOR CLIENTS WHO ARE SOPHISTICATED INVESTORS), INVESTMENT ADVISORS OR INVESTMENT MARKETERS (PURCHASING CERTIFICATES FOR THEMSELVES), MEMBERS OF THE TEL-AVIV STOCK EXCHANGE (PURCHASING CERTIFICATES FOR THEMSELVES OR FOR CLIENTS WHO ARE SOPHISTICATED INVESTORS), UNDERWRITERS (PURCHASING CERTIFICATES FOR THEMSELVES), VENTURE CAPITAL FUNDS ENGAGING MAINLY IN THE CAPITAL MARKET, AN ENTITY WHICH IS WHOLLY OWNED BY SOPHISTICATED INVESTORS, CORPORATIONS, OTHER THAN FORMED FOR THE SPECIFIC PURPOSE OF AN ACQUISITION PURSUANT TO AN OFFER, WITH A SHAREHOLDER’S EQUITY IN EXCESS OF NIS 50 MILLION, AND INDIVIDUALS IN RESPECT OF WHOM THE TERMS OF ITEM 9 IN THE SCHEDULE TO THE INVESTMENT ADVICE LAW HOLD TRUE INVESTING FOR THEIR OWN ACCOUNT, EACH AS DEFINED IN THE SAID ADDENDUM, AS AMENDED FROM TIME TO TIME, AND WHO IN EACH CASE HAVE PROVIDED WRITTEN CONFIRMATION THAT THEY QUALIFY AS SOPHISTICATED INVESTORS, AND THAT THEY ARE AWARE OF THE CONSEQUENCES OF SUCH DESIGNATION AND AGREE THERETO; IN ALL CASES UNDER CIRCUMSTANCES THAT WILL FALL WITHIN THE PRIVATE PLACEMENT OR OTHER EXEMPTIONS OF THE JOINT INVESTMENT TRUSTS LAW, THE SECURITIES LAW AND ANY APPLICABLE GUIDELINES, PRONOUNCEMENTS OR RULINGS ISSUED FROM TIME TO TIME BY THE ISRAELI SECURITIES AUTHORITY.

THIS PROSPECTUS MAY NOT BE REPRODUCED OR USED FOR ANY OTHER PURPOSE, NOR BE FURNISHED TO ANY OTHER PERSON OTHER THAN THOSE TO WHOM COPIES HAVE BEEN SENT. ANY OFFEREE WHO PURCHASES CERTIFICATES IS PURCHASING SUCH CERTIFICATES FOR ITS OWN BENEFIT AND ACCOUNT AND NOT WITH THE AIM OR INTENTION OF DISTRIBUTING OR OFFERING SUCH CERTIFICATES TO OTHER PARTIES (OTHER THAN, IN THE CASE OF AN OFFEREE WHICH IS A SOPHISTICATED INVESTOR BY VIRTUE OF IT BEING A BANKING CORPORATION, PORTFOLIO MANAGER OR MEMBER OF THE TEL-AVIV STOCK EXCHANGE, AS DEFINED IN THE ADDENDUM, WHERE SUCH OFFEREE IS PURCHASING CERTIFICATES FOR ANOTHER PARTY WHICH IS A SOPHISTICATED INVESTOR). NOTHING IN THIS PROSPECTUS SHOULD BE CONSIDERED INVESTMENT ADVICE OR INVESTMENT MARKETING DEFINED IN THE REGULATION OF INVESTMENT COUNSELING, INVESTMENT MARKETING AND PORTFOLIO MANAGEMENT LAW, 5755-1995.

INVESTORS ARE ENCOURAGED TO SEEK COMPETENT INVESTMENT COUNSELING FROM A LOCALLY LICENSED INVESTMENT COUNSEL PRIOR TO MAKING THE INVESTMENT. AS A PREREQUISITE TO THE RECEIPT OF A COPY OF THIS PROSPECTUS A RECIPIENT MAY BE REQUIRED BY THE UNDERWRITERS TO PROVIDE CONFIRMATION THAT IT IS A SOPHISTICATED INVESTOR PURCHASING THE CERTIFICATES FOR ITS OWN ACCOUNT OR, WHERE APPLICABLE, FOR OTHER SOPHISTICATED INVESTORS.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE CERTIFICATES REFERRED TO HEREIN, NOR DOES IT CONSTITUTE AN OFFER TO SELL TO OR SOLICITATION OF AN OFFER TO BUY FROM ANY PERSON OR PERSONS IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO A PERSON OR PERSONS TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

[THIS PAGE INTENTIONALLY LEFT BLANK]

Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Depositor	Deutsche Mortgage & Asset Receiving Corporation, a Delaware corporation. The depositor’s principal offices are located at 60 Wall Street, New York, New York 10005, and its telephone number is (212) 250-2500. See “Transaction Parties—The Depositor”.

Issuing Entity	CD 2016-CD2 Mortgage Trust, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors of this transaction are:

●	German American Capital Corporation, a Maryland corporation; and

●	Citigroup Global Markets Realty Corp., a New York corporation.

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

The sponsors originated or acquired and will transfer to the depositor the mortgage loans set forth in the following chart:

Sellers of the Mortgage Loans

Seller	Number of Mortgage Loans	Aggregate Cut-off Date Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
German American Capital Corporation(1)(2)(3)	21	$680,041,867	69.7%
Citigroup Global Markets Realty Corp.(4)(5)(6)	9	295,349,991	30.3
Total	30	$975,391,857	100.0%

(1)	Seventeen (17) mortgage loans, representing approximately 48.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, were originated by Deutsche Bank AG, New York Branch (an affiliate of German American Capital Corporation) and acquired by German American Capital Corporation.

(2)	The mortgage loan secured by the mortgaged property identified on Annex A-1 to this prospectus as 10 Hudson Yards, representing approximately 6.9% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a whole loan that was co-originated by Deutsche Bank AG, New York Branch (an affiliate of German American Capital Corporation) and Goldman Sachs Mortgage Company, and will be sold to the depositor by German American Capital Corporation.

(3)	The mortgage loan secured by the portfolio of mortgaged properties identified on Annex A-1 to this prospectus as Mills Fleet Farm, representing approximately 2.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a whole loan that was originated by Cantor Commercial Real Estate Lending, L.P. and acquired by Deutsche Bank AG, New York Branch (an affiliate of German American Capital Corporation). Deutsche Bank AG, New York Branch has reunderwritten such mortgage loan in accordance with the procedures described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”.

(4)	The mortgage loan secured by the mortgaged property identified on Annex A-1 to this prospectus as FedEx Ground Portfolio, representing approximately 8.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, and as to which Citigroup Global Markets Realty Corp. will act as mortgage loan seller, is part of a whole loan that was co-originated by Citigroup Global Markets Realty Corp. and Bank of America, N.A.

(5)	The mortgage loan secured by the mortgaged property identified on Annex A-1 to this prospectus as 80 Park Plaza, representing approximately 4.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, and as to which Citigroup Global Markets Realty Corp. will act as mortgage loan seller, is part of a whole loan that was co-originated by Citigroup Global Markets Realty Corp. and Ladder Capital Finance LLC.

(6)	The mortgage loan secured by the mortgaged property identified on Annex A-1 to this prospectus as Marriott Hilton Head Resort & Spa, representing approximately 1.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, and as to which Citigroup Global Markets Realty Corp. will act as mortgage loan seller, is part of a whole loan that was co-originated by Citigroup Global Markets Realty Corp. and Rialto Mortgage Finance, LLC.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Master Servicer	Wells Fargo Bank, National Association, a national banking association, is expected to act as the master servicer and will be responsible for the master servicing and administration of the mortgage loans and the related companion loans pursuant to the pooling and servicing agreement (other than the mortgage loans and companion loans identified in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below that are each part of a whole loan and serviced under the pooling and servicing agreement indicated in such table and subject to the discussion in the next paragraph regarding the servicing shift whole loan). The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC D1050-084, Three Wells Fargo, 401 South Tryon Street, 8th Floor, Charlotte, North Carolina 28202. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

Prior to the servicing shift securitization date, the servicing shift whole loan will be serviced by the master servicer under the pooling and servicing agreement. From and after the servicing shift securitization date, the servicing shift whole loan will be serviced under, and by the master servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—FedEx Ground Portfolio Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The master servicer of each non-serviced mortgage loan is set forth in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below. See “Transaction Parties—The Non-Serviced Master Servicer” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Special Servicer	KeyBank National Association, a national banking association, is expected to act as special servicer with respect to the mortgage loans (other than any excluded special servicer loan) and the related serviced companion loans other than with respect to the non-serviced mortgage loans set forth in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below and subject to the discussion in the next paragraph regarding the servicing shift whole loan. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and related serviced companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating, processing and providing or withholding consent as to certain major decisions and special servicer non-major decisions relating to such mortgage loans and related serviced companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal servicing office of the special servicer is located at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.

Prior to the servicing shift securitization date, the servicing shift whole loan, if necessary, will be specially serviced by the special servicer under the pooling and servicing agreement. From and after the servicing shift securitization date, the servicing shift whole loan will be specially serviced, if necessary, under, and by the special servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—FedEx Ground Portfolio” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

If the special servicer obtains knowledge that it is a borrower party with respect to any mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan (such mortgage loan or serviced whole loan referred to in this prospectus as an “excluded special servicer loan”), if any, the special servicer will be required to resign as special servicer of that excluded special servicer loan. See “Pooling and Servicing Agreement—Termination of Servicer and Special Servicer for Cause” in this prospectus.

The special servicer was appointed to be the special servicer by funds managed by OZ Management LP or OZ Management II LP. On the closing date, (i) Och-Ziff Capital Investments, L.L.C., or its affiliate, will be the initial directing certificateholder and (ii) funds managed by OZ Management LP or OZ Management II LP will purchase the Class X-E, Class X-F, Class X-G, Class E,

Class F, Glass G and Class S certificates. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

Trustee	Wilmington Trust, National Association, a national banking association, will act as trustee. The corporate trust office of the trustee is located at 1100 North Market Street, Wilmington, Delaware 19890. Following the transfer of the mortgage loans to the issuing entity, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than the non-serviced mortgage loan and subject to the discussion in the next paragraph regarding the servicing shift mortgage loan) and the related companion loans. See “Transaction Parties—The Trustee” and “Pooling and Servicing Agreement”.

The initial mortgagee of record with respect to the servicing shift mortgage loan will be the trustee under the pooling and servicing agreement. From and after the servicing shift securitization date, the mortgagee of record with respect to the servicing shift mortgage loan will be the trustee designated in the related servicing shift pooling and servicing agreement.

With respect to each non-serviced mortgage loan, the entity set forth in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below, in its capacity as trustee under the pooling and servicing agreement for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Wells Fargo Bank, National Association, a national banking association, will act as certificate administrator. The certificate administrator will also be required to act as custodian, tax administrator, 17g-5 information provider, certificate registrar and authenticating agent. The corporate trust offices of Wells Fargo Bank, National Association are located at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951, and for certificate transfer purposes are located at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479. See “Transaction Parties—The Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to the servicing shift mortgage loan will be certificate administrator, in its capacity as custodian under the pooling and servicing agreement. From and after the servicing shift securitization date, the custodian of the related mortgage file (other than the promissory note evidencing the servicing shift mortgage loan) will be the custodian under the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The custodian with respect to the mortgage file for each non-serviced mortgage loan (other than the promissory note evidencing such mortgage loan) will be the entity set forth in the table titled “Non-Serviced Whole Loans” under “—Whole Loans”

below, the custodian under the pooling and servicing agreement for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer and, in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan, the servicing shift mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations Reviewer	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, will act as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the required percentage of certificateholders vote to direct a review of such delinquent mortgage loans.

See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Certificateholder	The directing certificateholder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than the non-serviced mortgage loans, the servicing shift mortgage loan and any applicable excluded loan), as further described in this prospectus. The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by more than a specified percentage of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). See “Pooling and Servicing Agreement—The Directing Certificateholder”. However, in certain circumstances there may be no directing certificateholder even if there is a controlling class, and in other circumstances there will be no controlling class.

With respect to the directing certificateholder, an “excluded loan” is a mortgage loan or whole loan with respect to which the directing certificateholder or the holder of the majority of the controlling class certificates (by certificate principal balance), is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

The controlling class will be the most subordinate class of the Class E, Class F and Class G certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class; provided, however, that during such time as the Class E certificates would be the controlling class, the holders of such certificates will have the right to irrevocably waive their right to appoint a directing certificateholder or to exercise any of the rights of the controlling class certificateholder. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing certificateholder.

On the closing date, funds managed by OZ Management LP or OZ Management II LP will purchase the Class X-E, Class X-F, Class X-G, Class E, Class F, Glass G and Class S certificates. Och-Ziff Capital Investments, L.L.C., or its affiliate, will be the initial directing certificateholder on the closing date.

With respect to the servicing shift whole loan, the holder of the companion loan identified as note A-1 will be the directing holder, and will be entitled to certain consent and consultation rights with respect to the servicing shift loan. From and after the servicing shift securitization date, the directing holder of the servicing shift whole loan is expected to be the directing certificateholder (or equivalent entity) under the related servicing shift pooling and servicing agreement. The directing certificateholder of this securitization will only have limited consultation rights with respect to certain servicing matters or mortgage loan modifications affecting the servicing shift mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—FedEx Ground Portfolio Whole Loan”.

Each entity identified in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below is the initial directing certificateholder (or equivalent entity) under the pooling and servicing agreement for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Risk Retention

Consultation Party

Each risk retention consultation party will have certain non-binding consultation rights in certain circumstances (i) for so long as no consultation termination event is continuing, with respect to any specially serviced loan (other than any non-serviced mortgage loan and any applicable excluded loan), and (ii) during the continuance of a consultation termination event, with respect to any mortgage loan (other than any non-serviced mortgage loan and any applicable excluded loan), as further described in this prospectus. The risk retention consultation parties will be (i) the party selected by Deutsche Bank AG, New York Branch and (ii) the party selected by any holder (or group of affiliated holders) of the majority of the RRI-B interest (by certificate balance). Deutsche Bank AG, New York Branch and Citigroup Global Markets Realty Corp. (or an affiliate thereof) are expected to be appointed as the initial risk retention consultation parties. Upon the transfer of the portion of the RRI-B interest that corresponds to the Class E, Class F and Class G certificates to a party that is unaffiliated with Citigroup Global Markets Realty Corp., there will no longer be a risk retention consultation party with respect to the RRI-B interest. For the avoidance of doubt, Deutsche Bank AG, New York Branch will be entitled to select a risk retention consultation party even if Deutsche Bank AG, New York Branch no longer holds the RRI-A interest.

With respect to any risk retention consultation party, an “excluded loan” is a mortgage loan or whole loan with respect to which such risk retention consultation party or the person entitled to appoint such risk retention consultation party is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

Certain Affiliations	The originators, the sponsors, the underwriters and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Significant Obligor	The mortgaged property identified on Annex A-1 as 8 Times Square & 1460 Broadway, which secures a mortgage loan that represents 10.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is a significant obligor. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Significant Obligor”.

Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan, the later of the related due date of such mortgage loan in December 2016 and the date of origination of such mortgage loan.

Closing Date	On or about December 8, 2016.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in January 2017.

Determination Date	The 6th day of each calendar month or, if the 6th day is not a business day, then the business day immediately following such 6th day.

Record Date	With respect to any distribution date, the last business day of the calendar month immediately preceding the month in which that distribution date occurs.

Interest Accrual Period	Interest will accrue on the offered certificates during the calendar month immediately preceding the related distribution date. Interest will be calculated on the offered certificates assuming each month has 30 days and each year has 360 days.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan occurring in the month in which that distribution date occurs. However, in the event that the last day of a collection period (or applicable grace period) is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final Distribution

Date; Rated Final

Distribution Date	The assumed final distribution dates set forth below for each class of offered certificates have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class A-1	September 2021
Class A-2	November 2021
Class A-SB	September 2026
Class A-3	October 2026
Class A-4	November 2026
Class X-A	November 2026
Class A-M	November 2026
Class B	November 2026
Class C	November 2026

The rated final distribution date for each class of offered certificates will be the distribution date in November 2049.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of CD 2016-CD2 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2016-CD2:

●	Class A-1

●	Class A-2

●	Class A-SB

●	Class A-3

●	Class A-4

●	Class X-A

●	Class A-M

●	Class B

●	Class C

The certificates of this Series will consist of the above classes and the following classes that are not being offered by this prospectus: Class X-B, Class X-D, Class X-E, Class X-F, Class X-G, Class D, Class E, Class F, Class G, Class S and Class R.

Certificate Balances and

Notional Amounts	The offered certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

	Initial Certificate Balance or Notional Amount	Initial Available Certificate Balance or Notional Amount	Initial Retained Certificate Balance or Notional Amount(1)
Class A-1	$17,465,263	$16,592,000	$873,263
Class A-2	$69,061,053	$65,608,000	$3,453,053
Class A-SB(2)	$34,742,105	$33,005,000	$1,737,105
Class A-3	$252,631,579	$240,000,000	$12,631,579
Class A-4	$308,873,684	$293,430,000	$15,443,684
Class X-A(3)	$721,789,474	$685,700,000	$36,089,474
Class A-M	$39,015,789	$37,065,000	$1,950,789
Class B	$76,811,579	$72,971,000	$3,840,579
Class C	$42,673,684	$40,540,000	$2,133,684

(1)	On the Closing Date, offered certificates (of each class thereof) with the initial certificate balances or notional amounts, as applicable, set forth in the table under “Initial Retained Certificate Balance or Notional Amount” are expected to be purchased for cash from the depositor by German American Capital Corporation, and from German American Capital Corporation by Deutsche Bank AG, New York Branch (an originator and an affiliate of the depositor, a sponsor and an underwriter) and Citigroup Global Markets Realty Corp. (a sponsor, an originator and an affiliate of an underwriter), as described in “Credit Risk Retention”.

(2)	The Class A-SB certificates have certain priority with respect to reducing the principal balance of those certificates to their planned principal balance, as described in this prospectus.

(3)	Notional amount.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class:

Class A-1	1.848%(1)
Class A-2	3.037%(1)
Class A-SB	3.348%(1)
Class A-3	3.248%(1)
Class A-4	3.526%(2)
Class X-A	0.691%(3)
Class A-M	3.668%(2)
Class B	3.879%(2)
Class C	4.031%(4)

(1)	The pass through rates for the Class A-1, Class A-2, Class A-SB and Class A-3 certificates, in each case, will be equal to a fixed per annum rate.

(2)

For any distribution date, the pass-through rate for the Class A-4 certificates will equal a per annum rate equal to the lesser of (i) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs and (ii) 3.526%. For any distribution date, the pass-through rate for the Class A-M certificates will equal a per annum rate equal to the lesser of (i) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs and

(ii) 3.668%. For any distribution date, the pass-through rate for the Class B certificates will equal a per annum rate equal to the lesser of (i) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs and (ii) 3.879%.

(3)	The pass-through rate for the Class X-A certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), over (b) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-M certificates for that distribution date, weighted on the basis of their respective certificate balances immediately prior to that distribution date.

(4)	The pass-through rate for the Class C certificates will equal a per annum rate equal to the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs.

See “Description of the Certificates—Distributions—Pass-Through Rates” in this prospectus.

B. Interest Rate Calculation

Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the applicable special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and
“—Interest Distribution Amount”.

C. Servicing and

Administration Fees	The master servicer and special servicer are entitled to a master servicing fee and a special servicing fee, respectively, from the interest payments on each mortgage loan (other than a non-serviced mortgage loan with respect to the special servicing fee only), the serviced companion loans and any related REO loans and, with respect to the special servicing fees, if the related loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans. The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the stated principal amount of each mortgage loan (including the non-serviced mortgage loans) and the related serviced companion loans at the servicing fee rate equal to a per annum rate ranging from 0.00375% to 0.05250%.

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the special servicing fee, the workout fee and the liquidation fee.

The special servicing fee for each distribution date is calculated based on the stated principal amount of each mortgage loan (other than any non-serviced mortgage loan) and the related serviced companion loans as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to the greater of 0.25% per annum and the rate that would result in a special servicing fee of $3,500 for the related month. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

The workout fee will generally be payable with respect to each specially serviced loan (including any related serviced companion loan) which has become a “corrected loan” (which will occur (i) with respect to a specially serviced loan as to which there has been a payment default, when the borrower has brought the mortgage loan current and thereafter made three consecutive full and timely monthly payments, including pursuant to any workout and (ii) with respect to any other specially serviced loan, when the related default is cured or the other circumstances pursuant to which it became a specially serviced loan cease to exist in the commercially reasonable judgment of the special servicer). The workout fee will be payable out of each collection of interest and principal (including scheduled payments, prepayments, balloon payments, and payments at maturity) received on the related mortgage loan (or serviced whole loan, as applicable) for so long as it remains a corrected mortgage loan, in an amount equal to the lesser of (1) 1.0% of each such collection of interest and principal and (2) $1,000,000 in the aggregate with respect to any particular workout of a specially serviced loan.

A liquidation fee will generally be payable with respect to each specially serviced loan (including any related serviced companion loan) and any related REO property, each mortgage loan repurchased by a mortgage loan seller or each defaulted mortgage loan that is a non-serviced mortgage loan sold by the special servicer, as to which the special servicer obtains a full, partial or discounted payoff from the related borrower, loan purchaser or which is repurchased by the related mortgage loan seller outside the applicable cure period and, except as otherwise described in this prospectus, with respect to any specially serviced loan or REO property as to which the special servicer receives any liquidation proceeds. The liquidation fee for each mortgage loan (including any related serviced companion loan) and REO property will be payable from the related payment or proceeds in an amount equal to the lesser of (1) 1.0% of such payment or proceeds and (2) $1,000,000.

Workout fees and liquidation fees paid by the issuing entity with respect to each mortgage loan, serviced whole loan or REO loan will be subject to an aggregate cap per mortgage loan or serviced whole loan of $1,000,000 as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Special Servicing Compensation” in this prospectus. Any workout fees or liquidation fees paid to a predecessor or successor special servicer will not be taken into account in determining the cap.

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan (other than the non-serviced mortgage loans) and the related serviced companion loans will be paid by the master servicer or special servicer, respectively, out of the fees described above.

The master servicer and special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the stated principal amount of each mortgage loan and REO loan (excluding any non-serviced mortgage loan) at a per annum rate equal to 0.0067%. The trustee fee is payable by the certificate administrator from the certificate administrator fee.

The operating advisor will be entitled to a fee on each distribution date calculated on the stated principal amount of each mortgage loan and REO loan (excluding the non-serviced mortgage loans and the servicing shift mortgage loan) at a per annum rate equal to (i) 0.0029% with respect to each such mortgage loan (except the 8 Times Square & 1460 Broadway mortgage loan, the 229 West 43rd Street Retail Condo mortgage loan, the 60 Madison Avenue mortgage loan and the Birch Run Premium Outlets mortgage loan); (ii) 0.0049% with respect to the 8 Times Square & 1460 Broadway mortgage loan; (iii) 0.0056% with respect to the 229 West 43rd Street Retail Condo mortgage loan; (iv) 0.0065% with respect to the 60 Madison Avenue mortgage loan and (v) 0.0073% with respect to the Birch Run Premium Outlets mortgage loan. The operating advisor will also be entitled under certain circumstances to a consulting fee.

The asset representations reviewer will be entitled to a reasonable hourly fee (to be paid by the applicable mortgage loan seller except as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus) upon the completion of the review it conducts with respect to certain delinquent mortgage loans, which will be subject to a cap as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and

Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.0005% per annum multiplied by the stated principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council© as a license fee for use of its name and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the following table, the master servicer under the related pooling and servicing agreement governing the servicing of that loan will be entitled to a primary servicing fee (which includes any sub-servicing fee) at a rate equal to a per annum rate set forth in the following table, and the special servicer under the related pooling and servicing agreement will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the related pooling and servicing agreement governing the servicing of such non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent (i) not recoverable from the related non-serviced whole loan and (ii) allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—FedEx Ground Portfolio”, “—Prudential Plaza Whole Loan”, “—10 Hudson Yards Whole Loan”, “—80 Park Plaza Whole Loan”, “—667 Madison Avenue Whole Loan”, “—Starbucks Center Whole Loan”, “—Mills Fleet Farm Whole Loan” and “—Marriott Hilton Head Resort & Spa Whole Loan”, and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans(1)

Non-Serviced Loan	Primary Servicing Fee	Special Servicing Fee
Prudential Plaza	0.00250%	0.250%
10 Hudson Yards	0.00125%	0.250%
80 Park Plaza(2)	0.00250%	0.250%
667 Madison Avenue	0.00125%	0.250%
Starbucks Center	0.00250%	0.250%
Mills Fleet Farm(3)	0.00250%	0.250%
Marriott Hilton Head Resort & Spa(4)	0.00250%	0.250%

(1)	Does not reflect the FedEx Ground Portfolio whole loan, which is part of a split loan structure comprised of 4 mortgage notes, including 2 pari passu companion loans that may be included in future securitizations. After the securitization of the FedEx Ground Portfolio controlling pari passu companion loan, the FedEx Ground Portfolio mortgage loan will also be a non-serviced mortgage loan, and the related servicing shift master servicer and related servicing shift special servicer under the related servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in such related servicing shift pooling and servicing agreement.

(2)	The special servicing fee with respect to the 80 Park Plaza whole loan is the greater of (i) 0.2500% per annum and (ii) the per annum rate that would result in a special servicing fee of $3,500 per month.

(3)

The CGCMT 2016-C3 master servicer will earn a primary servicing fee of 0.00250% per annum and, additionally, a subservicer will earn a subservicing fee of 0.02000% per annum with respect to the Mills Fleet Farm mortgage loan. The special servicing fee with respect to the Mills Fleet Farm whole loan is the greater of (i) 0.2500% per annum and (ii) the per annum rate that would result in a special servicing fee of $3,500 per month.

(4)

The Marriott Hilton Head Resort & Spa whole loan is being serviced and administered pursuant to the pooling and servicing agreement governing the CGCMT 2016-C3 transaction up until the closing of the securitization involving the related Note A-1, at which time servicing and administration will shift to the pooling and servicing agreement entered into in connection with the WFCM 2016-LC25 securitization, see “Description of the Mortgage Pool—The Whole Loans—Marriott Hilton Head Resort & Spa Whole Loan.”

Distributions

A. Amount and Order of Distributions
On each distribution date, funds available for distribution from the mortgage loans, net of (i) specified expenses of the issuing entity, including fees payable to, and costs and expenses reimbursable to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer, (ii) any yield maintenance charges and prepayment premiums and (iii) any excess interest distributable to the Class S certificates) will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, in reduction of the certificate balances of those classes, in the following priority:

First, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to the planned principal balance for the related distribution date set forth in Annex E to this prospectus;

Second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero;

Third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero;

Fourth, to principal on the Class A-3 certificates, until the certificate balance of the Class A-3 certificates has been reduced to zero;

Fifth, to principal on the Class A-4 certificates, until the certificate balance of the Class A-4 certificates has been reduced to zero; and

Sixth, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero.

However, if the certificate balances of each class of certificates, other than the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, having an initial principal balance have been reduced to zero, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata, based on their respective certificate balances and without regard to the Class A-SB planned principal balance;

Third, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata, based on the aggregate unreimbursed losses, for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes;

Fourth, to the Class A-M Certificates, as follows: (a) to interest on the Class A-M certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-M certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-M certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;

Fifth, to the Class B certificates, as follows: (a) to interest on the Class B certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;

Sixth, to the Class C certificates, as follows: (a) to interest on the Class C certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;

Seventh, to the non-offered certificates (other than the Class X-B, Class X-D, Class X-E, Class X-F, Class X-G, Class S and Class R certificates), in the amounts and order of priority described in “Description of the Certificates—Distributions” in this prospectus; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

B. Interest and Principal

Entitlements	A description of the interest entitlement of each class of certificates (other than the Class S and Class R certificates) can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

C. Yield Maintenance Charges,

Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

D. Subordination, Allocation of

Losses and Certain Expenses	The following chart describes the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. The chart shows the entitlement to receive principal and/or interest of certain classes of certificates (other than excess interest that accrues on each mortgage loan that has an anticipated repayment date) on any distribution date in descending order. It also shows the manner in which mortgage loan losses are allocated to certain classes of the certificates in ascending order (beginning with the non-offered certificates, other than the Class S and Class R certificates) to reduce the certificate balance of each such class to zero; provided that no principal payments or mortgage loan losses will be allocated to the Class X-A, Class X-B, Class X-D, Class X-E, Class X-F, Class X-G, Class R or Class S certificates, although principal payments and mortgage loan losses may reduce the notional amounts of the Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates and, therefore, the amount of interest they accrue.

(1)	The Class A-SB certificates have certain priority with respect to reducing the principal balance of those certificates to their planned principal balance as described in this prospectus.

(2)

The Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates are interest-only certificates and the Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates are not offered by this prospectus.

(3)	Other than the Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates.

Other than the subordination of certain classes of certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

The notional amount of the Class X-A certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-M certificates. The notional amount of the Class X-B certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class B certificates. The notional amount of the

Class X-D certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class D certificates. The notional amount of the Class X-E certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class E certificates. The notional amount of the Class X-F certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class F certificates. The notional amount of the Class X-G certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class G certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

E. Shortfalls in Available Funds	The following types of shortfalls in available funds will reduce distributions to the classes of certificates with the lowest payment priorities:

●	the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●	interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	the application of appraisal reductions to reduce interest advances;

●	extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	a modification of a mortgage loan’s interest rate or principal balance; and

●	other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the classes of certificates entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.

F. Excess Interest	On each distribution date, any excess interest in respect of the increase in the interest rate on any mortgage loan with an anticipated repayment date (which would accrue after the related anticipated repayment date), to the extent actually collected and applied as interest during a collection period, will be distributed to the holders of the Class S certificates on the related distribution date. This excess interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan (unless the master servicer or the special servicer determines that the advance would be non-recoverable). Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be non-recoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the regular monthly fees payable to the certificate administrator, the trustee, the operating advisor and the CREFC® license fee.

None of the master servicer, the special servicer or the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan that is not held by the issuing entity.

See “Pooling and Servicing Agreement—Advances”.

B. Servicing Advances	The master servicer may be required to make advances with respect to mortgage loans and related companion loans that it is required to service to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the priority of the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any servicing advances.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be non-recoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to any non-serviced mortgage loan, the master servicer and/or the special servicer (and the trustee, as applicable) under the related pooling and servicing agreement governing the servicing of that non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “Prime Rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the applicable makers of advances under the related pooling and servicing agreement governing the servicing of such non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on servicing advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced mortgage loan and to the extent allocable to the related non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be 30 fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrowers in 37 commercial or multifamily properties. See “Description of the Mortgage Pool—Additional Indebtedness”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $975,391,857.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the 30 commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each of the mortgage loans in the following table is part of a larger whole loan, each of which is comprised of (i) the related mortgage loan, (ii) one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan”) and (iii) in the case of two of the mortgage loans in the following table, one or more loans that are subordinate in right of payment to the related mortgage loan and the related pari passu companion loans (each referred to in this prospectus as a “subordinate companion loan”). Each of the pari passu companion loans and the subordinate companion loans are referred to in this prospectus as a “companion loan”. The companion loans, together with their related mortgage loans, are each referred to in this prospectus as a “whole loan”.

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(1)	Mortgage Loan Underwritten NCF DSCR	Mortgage Loan Underwritten NOI Debt Yield
8 Times Square & 1460 Broadway	$100,000,000	10.3%	$100,000,000	N/A	55.6%	1.71x	7.4%
FedEx Ground Portfolio(2)	$85,000,000	8.7%	$85,000,000	N/A	44.2%	3.16x	13.4%
229 West 43rd Street Retail Condo(3)	$75,000,000	7.7%	$210,000,000	N/A	60.6%	1.75x	7.5%
Prudential Plaza	$75,000,000	7.7%	$340,000,000	N/A	59.3%	1.44x	9.8%
10 Hudson Yards(4)	$67,500,000	6.9%	$640,600,000	$191,900,000	32.9%	4.18x	12.9%
60 Madison Avenue	$55,000,000	5.6%	$45,000,000	N/A	50.0%	2.25x	8.8%
Birch Run Premium Outlets	$45,000,000	4.6%	$78,000,000	N/A	59.4%	2.94x	13.4%
80 Park Plaza	$41,500,000	4.3%	$91,500,000	N/A	75.0%	1.52x	9.4%
667 Madison Avenue	$40,000,000	4.1%	$143,000,000	$71,000,000	24.7%	3.88x	13.2%
Starbucks Center	$35,000,000	3.6%	$105,000,000	N/A	30.9%	3.16x	12.3%
Mills Fleet Farm	$19,881,174	2.0%	$44,732,642	N/A	63.4%	1.64x	11.4%
Marriott Hilton Head Resort & Spa	$9,967,315	1.0%	$87,712,371	N/A	59.7%	1.47x	12.0%

(1)	Calculated based on the balance of the related whole loan excluding any related subordinate companion loans. With respect to the mortgaged properties identified on Annex A-1 to this prospectus as 229 West 43rd Street Retail Condo and 10 Hudson Yards, the Mortgage Loan LTV Ratio is calculated using a “hypothetical as-is” appraised value for the mortgaged property. See “Description of the Mortgage Pool—Appraised Value” for more information.

(2)	Information presented excludes $50,000,000 of mezzanine debt.

(3)	Information presented excludes $85,000,000 of mezzanine debt.

(4)	Information presented excludes $300,000,000 of mezzanine debt.

The 8 Times Square & 1460 Broadway, 229 West 43rd Street Retail Condo, 60 Madison Avenue and Birch Run Premium Outlets whole loans will be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction and are each referred to in this prospectus as a “serviced whole loan”, and the related companion loans are referred to in this prospectus as “serviced companion loans”.

FedEx Ground Portfolio whole loan, the “servicing shift whole loan”, will initially be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction. From and after the date on which the FedEx

Ground Portfolio companion loan identified as note A-1 is securitized (the “servicing shift securitization date”), it is anticipated that the servicing shift whole loan will be serviced under, and by the master servicer (the “servicing shift master servicer”) and the special servicer (the “servicing shift special servicer”) designated in, the pooling and servicing agreement entered into in connection with such securitization (the “servicing shift pooling and servicing agreement”). Prior to the servicing shift securitization date, the servicing shift mortgage loan will be a “serviced whole loan”. On and after the applicable servicing shift securitization date, the related servicing shift whole loan will be a “non-serviced whole loan”.

Each mortgage loan identified in the following table will not be serviced under the pooling and servicing agreement for this transaction and instead will be serviced under a separate pooling and servicing agreement identified in the following table relating to the securitization of a related companion loan and is, together with the related companion loan(s), referred to in this prospectus as a “non-serviced whole loan”. Each related mortgage loan is referred to as a “non-serviced mortgage loan” and each of the related companion loans are referred to in this prospectus as a “non-serviced companion loan”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans(1)

Loan Name	Transaction/ Pooling and Servicing Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee	Custodian	Directing Certificateholder(2)	Operating Advisor	Asset Representations Reviewer
Prudential Plaza	COMM 2015-CCRE26	7.7%	Wells Fargo Bank, National Association	CWCapital Asset Management LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Seer Capital Partners Master Fund L.P.	Park Bridge Lender Services LLC	N/A
10 Hudson Yards	Hudson Yards 2016-10HY	6.9%	Wells Fargo Bank, National Association	AEGON USA Realty Advisors, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	N/A	N/A	N/A
80 Park Plaza	CGCMT 2016-C3	4.3%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Deutsche Bank Trust Company Americas	Deutsche Bank Trust Company Americas	Rialto CMBS X, LLC	Trimont Real Estate Advisors LLC	Trimont Real Estate Advisors LLC
667 Madison Avenue	COMM 2016-667M	4.1%	KeyBank National Association	AEGON USA Realty Advisors, LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Prima Capital Advisors LLC	Park Bridge Lender Services LLC	N/A
Starbucks Center	JPMDB 2016-C4	3.6%	Wells Fargo Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wilmington Trust, National Association	Wells Fargo Bank, National Association	BlackRock Realty Advisors, Inc.	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC
Mills Fleet Farm	CGCMT 2016-C3	2.0%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Deutsche Bank Trust Company Americas	Deutsche Bank Trust Company Americas	Rialto CMBS X, LLC	Trimont Real Estate Advisors LLC	Trimont Real Estate Advisors LLC
Marriott Hilton Head Resort & Spa	WFCM 2016-LC25(3)	1.0%	Wells Fargo Bank, National Association(3)	CWCapital Asset Management LLC(3)	Wilmington Trust, National Association(3)	Wells Fargo Bank, National Association(3)	World Class Capital Group(3)	Pentalpha Surveillance LLC(3)	Pentalpha Surveillance LLC(3)

(1)	Does not reflect the FedEx Ground Portfolio mortgage loan, which is part of a split loan structure comprised of 4 mortgage notes, including 2 pari passu companion loans that may be included in future securitizations. After the securitization of the FedEx Ground Portfolio controlling pari passu companion loan, the FedEx Ground Portfolio mortgage loan will also be a non-serviced mortgage loan, and the related servicing shift master servicer and related servicing shift special servicer under the related servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in such related servicing shift pooling and servicing agreement.

(2)	The related transaction documents may provide that the directing certificateholder may either be the entity specified or an affiliate thereof.

(3)	The initial controlling note holder of the Marriott Hilton Head Resort & Spa whole loan is Rialto Mortgage Finance, LLC, or an affiliate, as holder of the related controlling companion loan. The related controlling companion loan is expected to be contributed to the WFCM 2016-LC25 transaction on or before the closing date for this securitization transaction. Accordingly, the Marriott Hilton Head Resort & Spa whole loan is expected to be (and information presented in the foregoing table is based on the assumption that the Marriott Hilton Head Resort & Spa whole loan will be) securitized, serviced and administered pursuant to the pooling and servicing agreement governing the WFCM 2016-LC25 transaction.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loan, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following table sets forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with one or more pari passu companion loans is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding any related mezzanine debt or preferred equity.

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Additional Information” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$975,391,857
Number of mortgage loans	30
Number of mortgaged properties	37
Range of Cut-off Date Balances	$4,982,454 to $100,000,000
Average Cut-off Date Balance	$32,513,062
Range of Mortgage Rates	2.9833% to 5.5300%
Weighted average Mortgage Rate	4.0495%
Range of original terms to maturity(2)	60 months to 120 months
Weighted average original term to maturity(2)	116 months
Range of remaining terms to maturity(2)	57 months to 119 months
Weighted average remaining term to maturity(2)	113 months
Range of original amortization term(3)	300 months to 360 months
Weighted average original amortization term(3)	355 months
Range of remaining amortization terms(3)	298 months to 360 months
Weighted average remaining amortization term(3)	354 months
Range of LTV Ratios as of the Cut-off Date(4)(5)	24.7% to 75.0%
Weighted average LTV Ratio as of the Cut-off Date(4)(5)	54.1%
Range of LTV Ratios as of the maturity date(2)(4)(5)	24.7% to 65.6%
Weighted average LTV Ratio as of the maturity date(2)(4)(5)	50.5%
Range of UW NCF DSCR(4)(6)	1.22x to 4.18x
Weighted average UW NCF DSCR(4)(6)	2.21x
Range of UW NOI Debt Yield(4)	7.3% to 14.1%
Weighted average UW NOI Debt Yield(4)	10.3%
Percentage of Initial Pool Balance consisting of:
Interest Only	58.2%
Interest Only, then Amortizing	25.9%
Amortizing Balloon(3)	12.3%
Interest Only, ARD	3.6%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	With respect to any mortgage loan with an anticipated repayment date, calculated through or as of, as applicable, such anticipated repayment date.

(3)	Does not include mortgage loans that pay interest-only until their maturity dates or anticipated repayment dates.

(4)	In the case of twelve (12) mortgage loans, collectively representing approximately 66.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, each of which has one or more pari passu companion loans and, in certain cases, one or more subordinate companion loans that are not included in the issuing entity, the debt service coverage ratios, loan-to-value ratios and debt yield have been calculated including the related pari passu companion loans but without regard to the subordinate companion loans.

(5)	With respect to five (5) mortgage loans, representing approximately 24.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the respective LTV Ratios as of the cut-off date and LTV Ratios as of the maturity date were calculated using appraised values other than “as-is” values, as described in “Description of the Mortgage Pool—Appraised Value”. The weighted average LTV Ratio as of the cut-off date and the weighted average LTV Ratio as of the maturity date for the mortgage pool without making such adjustments is 54.7% and 51.1%, respectively.

(6)	Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date (but without regard to any leap year adjustments), provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity or its anticipated repayment date, as applicable, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to maturity or its anticipated repayment date, as applicable and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period.

All of the mortgage loans accrue interest on an actual/360 basis.

For further information regarding the Mortgage Loans, see “Description of the Mortgage Pool”.

Modified and Refinanced Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.

Four (4) of the mortgage loans, identified on Annex A-1 as Prudential Plaza, Blossom Cove, 1025 Arch Street Philadelphia and Villages at Parker, collectively representing approximately 10.9% of the outstanding pool balance as of the cut-off date, (i) were refinancings in whole or in part of a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the related mortgaged property, which prior loan was in default at the time of refinancing and/or otherwise involved a discounted pay-off, maturity extension, short sale or other restructuring or (ii) provided acquisition financing for the related borrower’s purchase of the related mortgaged property at a foreclosure sale or after becoming an REO property as described below under “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in this prospectus. In the case of clauses (i) and (ii) above, in some cases, the mortgage loan refinanced a short-term bridge loan, which bridge loan is disregarded for purposes of this disclosure.

Loans Underwritten Based on Projections of Future Income

With respect to fifteen (15) of the mortgaged properties, representing approximately 48.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (by allocated loan amount), such mortgaged properties (i) were constructed, in a lease-up period or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no prior operating history or the mortgage loan seller did not take the operating history into account in the underwriting of the related mortgage loan, (ii) were acquired by the related borrower or an affiliate of the borrower within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information (or provided limited historical financial information) for such acquired mortgaged property or (iii) are single tenant properties subject to double-net or triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from Underwriting Standards

Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers” with respect to the related third party materials requirements. The mortgage loans to be contributed by German American Capital Corporation were originated in accordance with German American Capital Corporation’s underwriting standards. The mortgage loans to be contributed by Citigroup Global Markets Realty Corp. were originated in accordance with Citigroup Global Markets Realty Corp.’s underwriting standards.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances will be issued, maintained and transferred only in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $10,000 and in integral multiples of $1 in excess of $10,000.

Registration, Clearance and Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	For a discussion of the manner in which the credit risk retention requirements, if they were in effect, would be satisfied by German American Capital Corporation, as retaining sponsor, see “Credit Risk Retention”.

Information Available to Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

●	BlackRock Financial Management, Inc., Moody’s Analytics, Bloomberg Financial Markets, CMBS.com, Inc., L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corporation, Markit LLC and Thomson Reuters Corporation

●	The certificate administrator’s website initially located at www.ctslink.com

●	The master servicer’s website initially located at www.wellsfargo.com/com/comintro

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than 1.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class S and Class R certificates) for the mortgage loans held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class B, Class C and Class D certificates are no longer outstanding and (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class S and Class R certificates).

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or Substitutions of Mortgage Loans; Loss of Value Payment

Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but without regard to the rule of Treas. Reg. Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreements”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, the special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans (or a defaulted serviced whole loan) and/or related REO properties and accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or a defaulted whole loan) or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard, that rejection of such offer would be in the best interests of the certificateholders and the related pari passu companion loan holders (as a collective whole as if such certificateholders and such companion loan holders constituted a single lender).

If a non-serviced mortgage loan with a related pari passu companion loan becomes a defaulted mortgage loan and the special servicer under the related pooling and servicing agreement for the related pari passu companion loan determines to sell such pari passu companion loan, then that special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans—FedEx Ground Portfolio”, “—Prudential Plaza Whole Loan”, “—10 Hudson Yards Whole Loan”, “—80 Park Plaza Whole Loan”, “—667 Madison Avenue Whole Loan”, “—Starbucks Center Whole Loan”, “—Mills Fleet Farm Whole Loan” and “—Marriott Hilton Head Resort & Spa Whole Loan”.

Pursuant to each mezzanine loan intercreditor agreement with respect to the mortgage loans with mezzanine indebtedness, the holder of the related mezzanine loan has the right to purchase the related mortgage loan as described in “Description of the Mortgage Pool—Additional Indebtedness” in this prospectus. Additionally, in the case of mortgage loans that permit certain equity owners of the borrower to incur future mezzanine debt as described in “Description of the Mortgage Pool—Additional Indebtedness” in this prospectus, the related mezzanine lender may have the option to purchase the related mortgage loan after certain defaults. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”, “—Sale of Defaulted Loans and REO Properties” and “Description of the Mortgage Pool—The Whole Loans” in this prospectus.

Tax Status	Elections will be made to treat designated portions of the issuing entity (exclusive of interest that is deferred after the anticipated repayment date of each mortgage loan with an anticipated repayment date and the excess interest distribution account) as two separate REMICs (the “Lower-Tier REMIC” and the “Upper-Tier REMIC” and each a “Trust REMIC”) for federal income tax purposes.

In addition, the portions of the issuing entity consisting of (i) the trust components and (ii) the excess interest accrued on the mortgage loan with an anticipated repayment date will be treated as a grantor trust for federal income tax purposes (the “Grantor Trust”). The certificates (other than the Class S and Class R certificates) will represent beneficial ownership of their respective portions of the Grantor Trust described in (i) above, and the Class S certificates will represent beneficial ownership in the portion of the Grantor Trust described in (ii) above.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will represent beneficial ownership of a class of REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●

It is anticipated that the Class X-A certificates will be issued with original issue discount, that the Class C certificates will be issued with de minimis original issue discount and that the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M and Class B certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

[THIS PAGE INTENTIONALLY LEFT BLANK]

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness. In addition, certain mortgage loans may provide for recourse to a guarantor for a portion of the indebtedness or for any loss or costs that may be incurred by the borrower or the lender with respect to certain borrower obligations under the related mortgage loan documents. In such cases, we cannot assure you any recovery from such guarantor will be made or that such guarantor will have assets sufficient to pay any otherwise recoverable claim under a guaranty.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General. Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels. See “Description of the Mortgage Pool—Tenant Issues”.

A Tenant Concentration May Result in Increased Losses. Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income,

also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks. If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the five largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks. If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease. The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure. In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal to purchase and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right may not be subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal or first offer, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow. Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the related borrower allows uses at the mortgaged property in violation of use restrictions in current tenant leases;

●	if the related borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions;

●	if the related borrower fails to provide a designated number of parking spaces;

●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease;

●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time or if the casualty or condemnation occurs within a specified period of the lease expiration date;

●	if a tenant’s use is not permitted by zoning or applicable law;

●	if the tenant is unable to exercise an expansion right;

●	if the landlord defaults on its obligations under the lease;

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor;

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time;

●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied;

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time;

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations;

●	in the case of government sponsored tenants, any time or for lack of appropriations; or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks. Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space);

●	in the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property; and

●	office space used as lab and/or research and development may rely on funds for research and development from government and/or private sources of funding, which may become unavailable.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in “—Office Properties Have Special Risks” and/or “—Retail Properties Have Special Risks”. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at the mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Retail Properties Have Special Risks

The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales.

Whether a retail property is “anchored”, “shadow anchored” or “unanchored” is also an important consideration. Retail properties that have anchor tenant-owned stores often have reciprocal easement and/or operating agreements (each, an “REA”) between the retail property owner and such anchor tenants containing certain operating and maintenance covenants. Although an anchor tenant is often required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, an anchor tenant that owns its own parcel does not pay rent. However, the presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Many of the retail properties that will secure one or more mortgage loans will also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants at the mortgaged property and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants at the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

The economic performance of an anchored or shadow anchored retail property will consequently be adversely affected by:

●	an anchor tenant’s or shadow anchor tenant’s failure to renew its lease or the termination of an anchor tenant’s or shadow anchor tenant’s lease;

●	if the anchor tenant or shadow anchor tenant decides to vacate;

●	the bankruptcy or economic decline of an anchor tenant, shadow anchor or self-owned anchor; or

●	the cessation of the business of an anchor tenant, a shadow anchor tenant or a self-owned anchor or a change in use or in the nature of its retail operations (notwithstanding its continued payment of rent).

If anchor stores at a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, it is common for anchor tenants and non-anchor tenants at anchored or shadowed anchored retail centers to have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant goes dark or is otherwise no longer in occupancy. Even if non-anchor tenants do not have termination or rent abatement rights, because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants, the loss of an anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate, which may in turn adversely impact the borrower’s ability to meet its obligations under the related loan documents. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy is to terminate that lease after the anchor tenant has been dark for a specified amount of time.

We cannot assure you that if anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, such anchor tenants or shadow anchor tenants, as applicable, would be replaced in a timely manner or, if part of the collateral for the related mortgage loan, without incurring material additional costs to the related borrower and resulting in adverse economic effects.

In addition, certain of the tenants of the retail properties may have operating covenants in their leases or operating agreements which permit those tenants to cease operating, reduce rent or terminate their leases if one or more particular tenants are vacant or not open for business or a specified percentage of the related mortgaged property is vacant or if the subject store is not meeting the minimum sales requirement under its lease.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Certain tenant estoppels will have been obtained in connection with the origination of the mortgage loans that may identify disputes between the related borrower and the applicable tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or REA. Such disputes, defaults or potential defaults could lead to a termination or attempted termination of the applicable lease or REA by the tenant or to litigation against the related borrower. We cannot assure you that these tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their portion of the mortgage loan. In addition, we cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with the subject tenants or that potential disputes do not exist with tenants who did not provide estoppels prior to origination. We cannot assure you that the failure to have obtained related estoppel information will not have a material adverse effect on the related mortgage loans.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. We cannot assure you that the rate of occupancy at the stores will remain at the levels described in this prospectus or that the net operating income contributed by the mortgaged properties will remain at the level specified in this prospectus or past levels.

Retail properties also face competition from sources outside a given real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, internet websites, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Another issue for retail properties is that additional competing retail properties may be built in the areas where a retail mortgaged property is located and consumers may choose to shop at the newer retail property. These and other issues may cause affected retail stores to close, which may include anchor stores or shadow anchors for a mortgaged property.

Certain retail properties have specialty use tenants. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties”.

Hospitality Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hospitality properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hospitality property;

●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because rooms are generally rented for short periods of time, the financial performance of hospitality properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hospitality properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hospitality property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, some of the hospitality properties are limited-service, select service or extended stay hotels. Hospitality properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hospitality properties as they generally require less capital for construction than full-service hospitality properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hospitality properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hospitality properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hospitality property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hospitality properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hospitality property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from the related mortgaged property or on the hospitality property’s occupancy rate.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

In addition, there may be risks associated with hospitality properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hospitality properties often enter into these types of agreements in order to align the hospitality property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hospitality properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hospitality property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or hotel management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination. In addition, replacement franchises, licenses and/or hospitality property managers may require significantly higher fees as well as the investment of capital to bring the hospitality property into compliance with the requirements of the replacement franchisor, licensor and/or hospitality property manager. Any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure, licensor or real estate owned property.

In some cases where a hospitality property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the licensor or franchisor. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hospitality property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hospitality property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Self Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self-storage properties, including:

●	decreased demand;

●	lack of proximity to apartment complexes or commercial users;

●	apartment tenants moving to single family homes;

●	decline in services rendered, including security;

●	dependence on business activity ancillary to renting units;

●	security concerns;

●	age of improvements; or

●	competition or other factors.

Self-storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self-storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self-storage properties becomes unprofitable, the liquidation value of that self-storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self-storage mortgaged property were readily adaptable to other uses.

Tenants at self-storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self-storage unit. No environmental assessment of a self-storage mortgaged property included an inspection of the contents of the self-storage units at that mortgaged property, and there is no assurance that all of the units included in the self-storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self-storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self-storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self-storage properties may derive a material portion of revenue from business activities ancillary to self-storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self Storage Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base;

●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

●	Certain states regulate the relationship of an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase its rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expense; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Certain of the multifamily properties may be residential cooperative buildings where the land under the building is owned or leased by a non-profit residential cooperative corporation. The cooperative owns all the units in the building and all common areas. Its tenants own stock, shares or membership certificates in the corporation. This ownership entitles the tenant-stockholders to proprietary leases or occupancy agreements which confer exclusive rights to occupy specific units. Generally, the tenant-stockholders make monthly maintenance payments which represent their share of the cooperative corporation’s mortgage loan payments, real property taxes, reserve contributions and capital expenditures, maintenance and other expenses, less any income the corporation may receive. These payments are in addition to any payments of principal and interest the tenant-stockholder may be required to make on any loans secured by its shares in the cooperative.

A number of factors may adversely affect the value and successful operation of a residential cooperative property. Some of these factors include:

●	the primary dependence of a borrower upon maintenance payments and any rental income from units or commercial areas to meet debt service obligations;

●	the initial concentration of shares relating to occupied rental units of the sponsor, owner or investor after conversion from rental housing, which may result in an inability to meet debt service obligations on the residential cooperative corporation’s mortgage loan if the sponsor, owner or investor is unable to make the required maintenance payments;

●	the failure of a borrower to qualify for favorable tax treatment as a “cooperative housing corporation” each year, which may reduce the cash flow available to make payments on the related mortgage loan; and

●	that, upon foreclosure, in the event a cooperative property becomes a rental property, certain units could be subject to rent control, stabilization and tenants’ rights laws, at below market rents, which may affect rental income levels and the marketability and sale proceeds of the rental property as a whole.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses. Because of seasonal use, leases at such facilities are customarily for shorter terms, making income potentially more volatile than for properties with longer term leases. In addition, such facilities require customized refrigeration design, rendering them less readily convertible to alternative uses.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as-is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

●	Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may pose a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table entitled “Distribution of Remaining Term to Maturity or ARD” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es), if any, have been paid in full, classes that have a lower sequential priority are more likely to face these types of risk of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are office, retail, mixed use and industrial. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in New York, California, Illinois, Texas and Michigan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property, any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee, the special servicer or the master servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity.

See also representation and warranty number 40 in Annex D-1, and the identified exceptions to that representation and warranty in Annex D-2 and Annex D-3.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation” and “—Citigroup Global Markets Realty Corp.”, “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undergo future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hospitality property. In other cases, these renovations may involve renovations of common spaces or external features of the related hospitality property, which may cause disruptions or otherwise decrease the attractiveness of the related hospitality property to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the properties securing the mortgage loans are currently undergoing or may be scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment,

Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 10 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as medical and dental offices, lab space, gas stations, data centers, urgent care facilities, schools, daycare centers, churches and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit, lease defaults, ratings and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance. Zoning protection insurance will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Additionally, some of the mortgaged properties may have current or past tenants that handle or have handled hazardous materials and, in some cases, related contamination at some of the mortgaged properties was previously investigated and, as warranted, remediated with regulatory closure, the conditions of which in some cases may include restrictions against any future redevelopment for residential use or other land use restrictions. See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 40 in Annex D-1, and the identified exceptions to that representation and warranty in Annex D-2 and Annex D-3.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole or major tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

Certain Risks Are Not Covered under Standard Insurance Policies. In general (other than where the mortgage loan documents permit the borrower to rely on a tenant (including a ground tenant) or other third party (such as a condominium association, if applicable) to obtain the insurance coverage, on self-insurance provided by a tenant or on a tenant’s agreement to rebuild or continue paying rent), the master servicer and special servicer will be required to cause the borrower on each mortgage loan to maintain such insurance coverage in respect of the related mortgaged property as is required under the related mortgage loan documents. See “Description of the Mortgage Pool—Insurance Considerations”. In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, and riot, strike and civil commotion, subject to the conditions and exclusions specified in each policy (windstorm is a common exclusion for properties located in certain locations). Most policies typically do not cover any physical damage resulting from, among other things:

●	war;

●	revolution;

●	terrorism;

●	nuclear, biological or chemical materials;

●	governmental actions;

●	floods and other water related causes;

●	earth movement, including earthquakes, landslides and mudflows;

●	wet or dry rot;

●	vermin; and

●	domestic animals.

Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from such causes, then, the resulting losses may be borne by you as a holder of certificates.

Standard Insurance May Be Inadequate Even for Types of Losses That Are Insured Against. Even if a type of loss is covered by the insurance policies required to be in place at the mortgaged properties, the mortgaged properties may suffer losses for which the insurance coverage is inadequate. For example:

●	in a case where terrorism coverage is included under a policy, if the terrorist attack is, for example, nuclear, biological or chemical in nature, the policy may include an exclusion that precludes coverage for such terrorist attack;

●	in certain cases, particularly where land values are high, the insurable value (at the time of origination of the mortgage loan) of the mortgaged property may be significantly lower than the principal balance of the mortgage loan;

●	with respect to mortgaged properties located in flood prone areas where flood insurance is required, the related mortgaged property may only have federal flood insurance (which only covers up to $500,000), not private flood insurance, and the related mortgaged property may suffer losses that exceed the amounts covered by the federal flood insurance;

●	the mortgage loan documents may limit the requirement to obtain related insurance to where the premium amounts are “commercially reasonable” or a similar limitation; and

●	if reconstruction or major repairs are required, changes in laws may materially affect the borrower’s ability to effect any reconstruction or major repairs and/or may materially increase the costs of the reconstruction or repairs and insurance may not cover or sufficiently compensate the insured.

There Is No Assurance That Required Insurance Will Be Maintained. There is no assurance that borrowers have maintained or will maintain the insurance required under the mortgage loan documents or that such insurance will be adequate.

Even if the mortgage loan documents specify that the related borrower must maintain standard extended coverage casualty insurance or other insurance that covers acts of terrorism, the borrower may fail to maintain such insurance and the master servicer or the special servicer may not enforce such default or cause the borrower to obtain such insurance if the special servicer has determined, in accordance with the servicing standard and subject to the discussion under “Pooling and Servicing Agreement—The Directing Certificateholder” and “—The Operating Advisor”, that either (a) such insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the mortgaged property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (b) such insurance is not available at any rate. Additionally, if the related borrower fails to maintain such terrorism insurance coverage, neither the applicable master servicer nor the special servicer will be required to maintain such terrorism insurance coverage if the special servicer determines, in accordance with the servicing standard, that such terrorism insurance coverage is not available for the reasons set forth in the preceding sentence. Furthermore, at the time existing insurance policies are subject to renewal, there is no assurance that terrorism insurance coverage will be available and covered under the new policies or, if covered, whether such coverage will be adequate. Most insurance policies covering commercial real properties such as the mortgaged properties are subject to renewal on an annual basis. If this coverage is not currently in effect, is not adequate or is ultimately not continued with respect to some of the mortgaged properties and one of those properties suffers a casualty loss as a result of a terrorist act, then the resulting casualty loss could reduce the amount available to make distributions on your certificates.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the master servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 85% (subject to annual 1% decreases beginning in 2016 until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $100 million (subject to annual $20 million increases beginning in 2016 until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See “Annex A-3—Description of Top Twenty Mortgage Loans and Additional Mortgage Loan Information” for a summary of the terrorism insurance requirements under each of the ten largest mortgage loans.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

Limited Information Causes Uncertainty

Historical Information. Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for, among other things, inflation, significant occupancy increases and/or a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available.

Ongoing Information. The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—

Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions

As described under “Description of the Mortgage Pool—Additional Information”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Additional Information”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—DB Originator’s Underwriting Guidelines and Processes” and “—CGMRC’s Underwriting Guidelines and Processes”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Review of GACC Mortgage Loans” and “—Review of CGMRC Mortgage Loans”. The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect the “as-is” value as well as an “as complete”, “hypothetical as-is” or “as-stabilized” value. The appraised value reflected in this prospectus with respect to each mortgaged property reflects the “as-is” value, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Appraised Value”, where, to the extent another value is used, such value and the satisfaction of the related conditions or assumptions are described, which may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as complete”, “hypothetical as-is” or “as-stabilized” values, we cannot assure you that those assumptions are or will be accurate or that the “as complete”, “hypothetical as-is” or “as-stabilized” value will be the value of the related mortgaged property at the indicated stabilization or other relevant date or at maturity or anticipated repayment date. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. For additional information regarding the appraisals obtained by the sponsors or, in the case of any mortgage loan acquired by the related sponsor, appraisal(s) obtained by the related originator and relied upon by such sponsor, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation” and “—Citigroup Global Markets Realty Corp.”. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

Seasoned Mortgage Loans Present Additional Risk of Repayment

One (1) mortgage loan, representing approximately 7.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is a seasoned mortgage loan that was originated approximately 15 months prior to the cut-off date. There are a number of risks associated with seasoned mortgage loans that are not present, or are present to a lesser degree, with more recently originated mortgage loans. For example:

●	property values and surrounding areas have likely changed since origination;

●	origination standards at the time the mortgage loans were originated may have been different than current origination standards;

●	the business circumstances and financial condition of the related borrowers and tenants may have changed since the mortgage loans were originated;

●	the environmental circumstances at the mortgaged properties may have changed since the mortgage loans were originated;

●	the physical condition of the mortgaged properties or improvements may have changed since origination; and

●	the circumstances of the mortgaged properties, the borrower and the tenants may have changed in other respects since.

In addition, any seasoned mortgage loan may not satisfy all of the related sponsor’s underwriting standards. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake. The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, and will comply, with such requirements, and in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s)(and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability to Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors and the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or has been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

In some cases, this analysis is limited to equity owners that have at least a 20% or greater interest in the borrower, in some cases due to the difficulty of confirming each owner with a small equity interest in the related borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose, Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. See also representation and warranty number 31 in Annex D-1, and the identified exceptions to that representation and warranty in Annex D-2 and Annex D-3. However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to the whole loans are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Cross-Collateralization

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for a description of any mortgage loans that are cross-collateralized and cross-defaulted with each other or that are secured by multiple properties owned by multiple borrowers.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi-property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

Risks of Anticipated Repayment Date Loans

Certain of the mortgage loans provide that, if after a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid the mortgage loan in full, any principal outstanding after that anticipated repayment date will accrue interest at an increased interest rate rather than the stated mortgage loan rate. Generally, from and after the anticipated repayment date, cash flow in excess of that required for debt service (and in some cases, mezzanine debt service), the funding of reserves and certain approved operating expenses with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge) of the related mortgage loan (or in some cases, prior to an event of default under the related mortgage loan, may be applied pro rata to payment of principal of the related mortgage loan and a related mezzanine loan) until its principal balance has been reduced to zero. Although these provisions may create an incentive for the borrower to repay the mortgage loan in full on its anticipated repayment date, a substantial payment would be required and the borrower has no obligation to do so. With respect to the mortgage loan secured by the mortgaged property identified on Annex A-1 to this prospectus as Starbucks Center, representing approximately 3.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, while interest at the initial mortgage rate continues to accrue and be payable on a current basis on the related mortgage loan after its anticipated repayment date, the payment of excess interest will be deferred and will be required to be paid only after the outstanding principal balance of the related mortgage loan has been paid in full, at which time the excess interest that has been deferred will be payable. In each case, excess interest, to the extent actually collected, will be paid to the holders of the Class S certificates, which are not offered by this prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loan(s)”.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date or anticipated repayment date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or repay the outstanding principal amount at the anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity or anticipated repayment date if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

In addition, the promulgation of additional laws and regulations, including the final regulations to implement the credit risk retention requirements under Section 15G of the Securities Exchange Act of 1934, as added by Section 941 of the Dodd-Frank Act, compliance with which is required with respect to the CMBS issued on or after December 24, 2016, may cause commercial real estate lenders to tighten their lending standards and reduce the availability of leverage and/or refinancings for commercial real estate. This, in turn, may adversely affect borrowers’ ability to refinance mortgage loans or sell the related mortgaged property on or before the related maturity date or anticipated repayment date, as applicable.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of the related companion loans.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 Amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 Amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See representation and warranty number 34 in Annex D-1, and the identified exceptions to that representation and warranty in Annex D-2 and Annex D-3.

Except as noted in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal or first offer in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of German American Capital

Corporation, one of the sponsors and originators, Deutsche Bank AG, New York Branch, one of the initial risk retention consulting parties, and Deutsche Bank Securities Inc., one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators or their affiliates are the holders of the mezzanine loans and/or companion loans related to their mortgage loans. The originators and/or their respective affiliates may retain existing mezzanine loans and/or companion loans or originate future permitted mezzanine indebtedness with respect to the mortgage loans. These transactions may cause the originators and their affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

In addition, Deutsche Bank AG, New York Branch and Citigroup Global Markets Realty Corp., each an originator, are each expected to hold a portion of the RRI interest as described in “Credit Risk Retention”, and are (or are affiliated with the entities) expected to be appointed as the initial risk retention consultation parties. Each risk retention consultation party may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow any such recommendations or take directions from any risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. The risk retention consultation parties and the holders of the RRI interest by whom they are appointed may have interests that are in conflict with those of certain other certificateholders, in particular if any risk retention consultation party or holder of the RRI interest holds companion loan securities, or has financial interests in or other financial dealings (as a lender or otherwise) with a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is a risk retention consultation party or the holder of the RRI interest entitled to appoint such risk retention consultation party (any such loan referred to in this context as an “excluded loan” as to such risk retention consultation party), then such risk retention consultation party will not have consultation rights solely with respect to any such excluded loan. See “Credit Risk Retention”.

In addition, for so long as any of Deutsche Bank AG, New York Branch or Citigroup Global Markets Realty Corp. (in each case as holders of the RRI interest) is a borrower party with respect to any mortgage loan or whole loan, such party will be required to certify that it will forego access to any “excluded information” solely relating to such excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding such restriction, there can be no assurance that any of Deutsche Bank AG, New York Branch or Citigroup Global Markets Realty Corp. (in each case as holders of the RRI interest) or any risk retention consultation party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or whole loan or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or whole loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

The Servicing of Servicing Shift Whole Loan Will Shift to Other Servicers

The servicing of the FedEx Ground Portfolio whole loan, the servicing shift whole loan, is expected to be governed by the pooling and servicing agreement for this securitization only temporarily, until the applicable servicing shift securitization date. At that time, the servicing and administration of the servicing shift whole loan will shift to the servicing shift master servicer and servicing shift special servicer under the related servicing shift pooling and servicing agreement and will be governed exclusively by such servicing shift pooling and servicing agreement and the related intercreditor agreement. Neither the closing date of such securitization nor the identity of such servicing shift master servicer or servicing shift special servicer has been determined. In addition, the provisions of the related servicing shift pooling and servicing agreement have not yet been determined. Prospective investors should be aware that they will not have any control over the identity of such servicing shift master servicer or servicing shift special servicer, nor will they have any assurance as to the particular terms of such servicing shift pooling and servicing agreement except to the extent of compliance with the requirements set forth in the related intercreditor agreement. Moreover, the directing certificateholder for this securitization will not have any consent or consultation rights with respect to the servicing of the servicing shift whole loan other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the related controlling pari passu companion loan or the controlling party in the related securitization of such controlling pari passu companion loan or such other party specified in the related intercreditor agreement may have rights similar to, or more expansive than, those granted to the directing certificateholder in this transaction. See “Description of the Mortgage Pool—The Whole Loans—FedEx Ground Portfolio Whole Loan”.

The Controlling Companion Loan for the Marriott Hilton Head Resort & Spa Whole Loan Is Expected to Be Contributed to a Securitization That Has Not Yet Closed, and the Provisions of the Related Non-Serviced PSA Expected to Govern Such Whole Loan Have Yet to Be Finalized

It is expected that the Marriott Hilton Head Resort & Spa whole loan will be serviced and administered pursuant to the pooling and servicing agreement for the securitization transaction to which the Marriott Hilton Head Resort & Spa controlling companion loan is to be contributed, which is expected to be the WFCM 2016-LC25 transaction. However, the WFCM 2016-LC25 transaction has not closed, and the provisions of the WFCM 2016-LC25 pooling and servicing agreement have not yet been finalized. Prospective investors should be aware that they will not have any control over, nor any assurance as to whether, the closing of the WFCM 2016-LC25 transaction actually occurs, nor will they have any assurance as to the particular terms of the WFCM 2016-LC25 pooling and servicing agreement.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. Similarly, each expected holder of the RRI interest and the parties expected to be designated to consult with the special servicer on their behalf as the risk retention consultation parties are affiliated with an Underwriter Entity. There can be no assurance that any actions that such party takes in either such capacity will necessarily be aligned with the interests of the holders of other classes of certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of the depositor, and German American Capital Corporation, a sponsor and originator, and Deutsche Bank AG, New York Branch, an originator and initial risk retention consultation party. Citigroup Global Markets Inc., one of the underwriters, is an affiliate of Citigroup Global Markets Realty Corp., a sponsor, an originator and an expected initial risk retention consultation party.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. Each pooling and servicing agreement governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, special servicer or any of their respective affiliates under the pooling and servicing agreement governing the servicing of a non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, if the special servicer obtains knowledge that it has become a borrower party with respect to a mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan or serviced whole loan (referred to in this prospectus as an “excluded special servicer loan”) and a separate special servicer that is not a borrower party (referred to in this prospectus as an “excluded special servicer”) will be appointed as special servicer for such excluded special servicer loan as described under “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause” in this prospectus. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan (provided that that special servicer will remain entitled to all other special servicing compensation with respect all mortgage loans and serviced whole loans that are not excluded special servicer loans). While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to the excluded special servicer loan to the related borrower party or any employees or personnel of such borrower party involved in the management of any investment in the related borrower party or the related mortgaged property and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the Series 2016-CD2 non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC, an indirect wholly owned subsidiary of Park Bridge Financial LLC, has been appointed as the initial operating advisor with respect to all of the mortgage loans other than the non-serviced mortgage loans and the servicing shift mortgage loan. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder, the risk retention consultation parties or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower or any of their affiliates.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder, the risk retention consultation parties or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders, especially if the asset representations reviewer or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower or any of their affiliates.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Loan Holders

Funds managed by OZ Management LP or OZ Management II LP are expected to purchase the Class X-E, Class X-F, Class X-G, Class E, Class F, Glass G and Class S certificates. The special servicer may, at the direction of the directing certificateholder (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan), take actions with respect to the specially serviced mortgage loans administered under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The directing certificateholder will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holders of the companion loans or securities backed by such companion loans may have interests in conflict with those of the other certificateholders. As a result, it is possible that the directing certificateholder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan) or the directing certificateholder (which term as used herein will include any equivalent entity or any representative thereof) under the pooling and servicing agreement governing the servicing of a non-serviced whole loan may direct the special servicer or the special servicer under such pooling and servicing agreement relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. Set forth in the following table is the identity of the initial directing certificateholder for each pari passu whole loan, the expected securitization trust holding the controlling note in such whole loan and the pooling and servicing agreement under which it is expected to be serviced.

Whole Loan	Pooling/Trust and Servicing Agreement	Controlling Noteholder	Directing Certificateholder(1)
8 Times Square & 1460 Broadway	CD 2016-CD2	CD 2016-CD2	Och-Ziff Capital Investments, L.L.C.
FedEx Ground Portfolio(2)	CD 2016-CD2(2)	Citigroup Global Markets Realty Corp.(2)	Och-Ziff Capital Investments, L.L.C.(2)
229 West 43rd Street Retail Condo	CD 2016-CD2	CD 2016-CD2	Och-Ziff Capital Investments, L.L.C.
Prudential Plaza	COMM 2015-CCRE26	COMM 2015-CCRE26	Seer Capital Partners Master Fund L.P.
10 Hudson Yards	Hudson Yards 2016-10HY	Hudson Yards 2016-10HY	N/A
60 Madison Avenue	CD 2016-CD2	CD 2016-CD2	Och-Ziff Capital(3) Investments, L.L.C.
Birch Run Premium Outlets	CD 2016-CD2	CD 2016-CD2	Och-Ziff Capital Investments, L.L.C.
80 Park Plaza	CGCMT 2016-C3	CGCMT 2016-C3	Rialto CMBS X, LLC
667 Madison Avenue	COMM 2016-667M	COMM 2016-667M	Prima Capital Advisors LLC
Starbucks Center	JPMDB 2016-C4	JPMDB 2016-C4	BlackRock Realty Advisors, Inc.
Mills Fleet Farm	CGCMT 2016-C3	CGCMT 2016-C3	Rialto CMBS X, LLC
Marriott Hilton Head Resort & Spa(3)	WFCM 2016-LC25(3)	WFCM 2016-LC25(3)	World Class Capital Group(3)

(1)	The related transaction documents may provide that the directing certificateholder may either be the entity specified or an affiliate thereof.

(2)	The servicing of the servicing shift whole loan will be transferred on the servicing shift securitization date. The initial controlling noteholder of the servicing shift whole loan is Bank of America, N.A. or an affiliate, as holder of the related controlling companion loan. From and after the servicing shift securitization date, the controlling noteholder of the servicing shift whole loan is expected to be the controlling class representative or other directing certificateholder under the securitization of such companion loan.

(3)	The initial controlling note holder of the Marriott Hilton Head Resort & Spa whole loan is Rialto Mortgage Finance, LLC or an affiliate, as holder of the related controlling companion loan. The related controlling companion loan is expected to be contributed to the WFCM 2016-LC25 transaction on or before the closing date for this securitization transaction. Accordingly, the Marriott Hilton Head Resort & Spa whole loan is expected to be (and information presented in the foregoing table is based on the assumption that the Marriott Hilton Head Resort & Spa whole loan will be) securitized, serviced and administered pursuant to the pooling and servicing agreement governing the WFCM 2016-LC25 transaction.

The special servicer, upon non-binding consultation with (or, in the case of the servicing shift whole loan, prior to the servicing shift securitization date, at the direction or with the approval of) a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans—8 Times Square & 1460 Broadway Whole Loan”, “—FedEx Ground Portfolio Whole Loan”, “—229 West 43rd Street Retail Condo Whole Loan”, “—60 Madison Avenue Whole Loan” and “—Birch Run Premium Outlets Whole Loan”. In connection with the pari passu whole loans serviced under the pooling and servicing agreement for this securitization, the serviced companion loan holders do not have any duties to the holders of any class of certificates, and they may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder (solely with respect to the related serviced whole loan)

may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing certificateholder for cause at any time and without cause (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan) (or, in the case of the servicing shift mortgage loan, prior to the applicable servicing shift securitization date, by the holder of such companion loan at any time, for cause or without cause). See “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events”.

Similarly, the applicable controlling class related to the securitization trust indicated in the chart above as the controlling noteholder (or, on and after the servicing shift securitization date, the securitization trust for the related controlling companion loan) has certain consent and/or consultation rights with respect to the non-serviced mortgage loans under the related pooling and servicing agreement governing the servicing of that related non-serviced whole loan and have similar conflicts of interest with the holders of other certificates backed by the companion loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The directing certificateholder and its affiliates (and the directing certificateholder under the pooling and servicing agreement governing the servicing of a non-serviced whole loan and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing certificateholder or any of its affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing certificateholder or the holder of the majority of the controlling class (any such mortgage loan referred to in this prospectus as an “excluded loan” as to the directing certificateholder), the directing certificateholder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing certificateholder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing certificateholder or a controlling class certificateholder, as applicable, the directing certificateholder or such controlling class certificateholder, as applicable, will not be given access to any excluded information solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing certificateholder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus. Each of these relationships may create a conflict of interest.

The special servicer, in connection with obtaining the consent of, or upon consultation with, the directing certificateholder or a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans—8 Times Square & 1460 Broadway Whole Loan”, “—FedEx Ground Portfolio Whole Loan”, “—229 West 43rd Street Retail Condo Whole Loan”, “—60 Madison Avenue Whole Loan” and “—Birch Run Premium Outlets Whole Loan”. In connection with the serviced whole loan, the serviced companion loan holder does not have any duties to the holders of any class of certificates, and it may have interests in conflict with those of the certificateholders. As a result, it is possible that the serviced companion loan holder may advise the applicable special servicer to take actions with respect to the related serviced whole loan that conflict with the interests of holders of certain classes of the certificates.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class E, Class F, Class G and Class S certificates, which is referred to in this prospectus as the “B-piece buyer” (see “Pooling and Servicing Agreement—The Directing Certificateholder—General”), was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing, decrease in the principal balance of the mortgage loan, reduction of the time during which the loan pays interest-only, increase in the amount of required reserves or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the B-piece buyer received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-piece buyer or that the final pool as influenced by the B-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the B-piece buyer’s certificates. Because of the differing subordination levels, the B-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-piece buyer but that does not benefit other investors. In addition, the B-piece buyer may enter into hedging or other transactions or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-piece buyer’s acceptance of a mortgage loan. The B-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The B-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs.

The B-piece buyer, or an affiliate, will constitute the initial directing certificateholder. The directing certificateholder will have certain rights to direct and consult with the special servicer. In addition, the directing certificateholder will generally have certain consultation rights with regard to a non-serviced mortgage loan and the servicing shift whole loan under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of the related whole loan and the related intercreditor agreement. See “Pooling and Servicing Agreement—The Directing Certificateholder” and “Description of the Mortgage Pool—The Whole Loans—FedEx Ground Portfolio Whole Loan—Consultation and Control”, “—Prudential Plaza Whole Loan—Control and Consultation”, “—10 Hudson Yards Whole Loan—Control and Consultation”, “—80 Park Plaza Whole Loan—Consultation and Control”, “—667 Madison Avenue Whole Loan—Consultation and Control”, “—Starbucks Center Whole Loan—Consultation and Control”, “—Mills Fleet Farm Whole Loan—Consultation and Control” and “—Marriott Hilton Head Resort & Spa Whole Loan—Consultation and Control”.

KeyBank, which is expected to act as the special servicer, assisted the B-piece buyer, or an affiliate, with its due diligence of the mortgage loans prior to the closing date.

Because the incentives and actions of the B-piece buyers may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing certificateholder exercising control rights over that whole loan (or, with respect to the servicing shift whole loan, the holder of the related controlling companion loan) will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing certificateholder or, with respect to the servicing shift whole loan, the holder of the related controlling companion loan, under the pooling and servicing agreement for this securitization or under any pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Certificates

We make no representation as to the proper characterization of the certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Investors should be aware of the risk retention and due diligence requirements in Europe (the “EU Risk Retention and Due Diligence Requirements”) which currently apply, or are expected to apply in the future, in respect of various types of EU regulated investors including credit institutions, authorized alternative investment fund managers, investment firms, insurance and reinsurance undertakings and UCITS funds. Amongst other things, such requirements restrict an investor who is subject to the EU Risk Retention and Due Diligence Requirements from investing in securitizations unless: (i) the originator, sponsor or original lender in respect of the relevant securitization has explicitly disclosed that it will retain, on an on-going basis, a net economic interest of not less than five per cent. in respect of certain specified credit risk tranches or securitized exposures; and (ii) such investor is able to demonstrate that they have undertaken certain due diligence in respect of various matters including but not limited to its note position, the underlying assets and (in the case of certain types of investors) the relevant sponsor or originator. Failure to comply with one or more of the requirements may result in various penalties including, in the case of those investors subject to regulatory capital requirements, the imposition of a punitive capital charge on the certificates acquired by the relevant investor.

●	On September 30, 2015, the European Commission published a proposal to amend the EU Risk Retention and Due Diligence Requirements (the “Draft CRR Amendment Regulation”) and a proposed regulation relating to a European framework for simple, transparent and standardized securitization (such proposed regulation, including any implementing regulation, technical standards and official guidelines related thereto, the “Securitization Framework”, and together with the Draft CRR Amendment Regulation, the “Securitization Regulation”) which would, amongst other things, re-cast the EU risk retention rules as part of wider changes to establish a “Capital Markets Union” in Europe. The Presidency of the Council of Ministers of the European Union has also published compromise proposals concerning the Securitization Regulation. The Securitization Regulation will need to be considered, finalized and adopted by the European Parliament and Council of Ministers. It is unclear at this time when the Securitization Regulation will become effective. Investors should be aware that there are material differences between the current EU Risk Retention and Due Diligence Requirements and the Securitization Regulation. The Securitization Regulation may also enter into force in a form that differs from the published proposals and drafts.

None of the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issue of the certificates in accordance with the EU Risk Retention and Due Diligence Requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU Risk Retention and Due Diligence Requirements. Consequently, the certificates are not a suitable investment for EEA-credit institutions, investment firms or the other types of EEA-regulated investors mentioned above. As a result, the price and liquidity of the certificates in the secondary market may be adversely affected. EEA-regulated investors are encouraged to consult with their own investment and legal advisors regarding the suitability of the certificates for investment.

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013. Banking entities are required to be in conformance with the Volcker Rule by July 21, 2015, although ownership interests or sponsorships in covered funds in existence prior to December 31, 2013 are not required to be brought into conformance until July 21, 2017 (with the possibility of an additional five-year extension for certain illiquid funds). Prior to the applicable conformance date expiration, banking entities must make good faith efforts to conform their activities and investments to the Volcker Rule. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. Accordingly, the issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of certificates will constitute “mortgage related securities”.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment” in this prospectus.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to 6 nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected 3 of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the initial subordination levels provided by such nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected such nationally recognized statistical rating organization to rate those other classes of rated certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations engaged to rate such certificates. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General. The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy a certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield. The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the master servicer or the special servicer, if any, forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the master servicer or the special servicer, if any, forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity or provide incentives for the borrower to repay by the related anticipated repayment date and there is a risk that a number of those mortgage loans may default at maturity, or that the master servicer or the special servicer, if any, may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity or anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the following table is based upon all or a portion of the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Class or Classes
Class X-A	Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M
Class X-B	Class B
Class X-D	Class D
Class X-E	Class E
Class X-F	Class F
Class X-G	Class G

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and/or Class X-G certificates. Investors in the Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves. With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield. If losses on the mortgage loans exceed the aggregate certificate balance of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a pooling and servicing agreement governing the servicing of the non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of certificates. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the certificates on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the Class S and Class R certificates and the certificates with notional amounts) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans, first the Class G certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-M certificates and, then pro rata, the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 or Class A-M certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of the Class B certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. A reduction in the certificate balance of the Class D certificates will result in a corresponding reduction in the notional amount of the Class X-D certificates. A reduction in the certificate balance of the Class E certificates will result in a corresponding reduction in the notional amount of the Class X-E certificates. A reduction in the certificate balance of the Class F certificates will result in a corresponding reduction in the notional amount of the Class X-F certificates. A reduction in the certificate balance of the Class G certificates will result in a corresponding reduction in the notional amount of the Class X-G certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination. The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights. Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than any mortgage loan that will be serviced under a separate pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder or the risk retention consultation parties under the pooling and servicing agreement for this transaction and the rights of the holders of the related companion loans and mezzanine debt under the related intercreditor agreement. With respect to the non-serviced mortgage loans, you will generally not have any right to vote or make decisions with respect the non-serviced mortgage loans, and those decisions will generally be made by the master servicer or the special servicer under the pooling and servicing agreement governing the servicing of the related non-serviced mortgage loan and the related companion loan, subject to the rights of the directing certificateholder appointed under such pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. In all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reductions, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loans that will be serviced under a pooling and servicing agreement governing the servicing of a non-serviced whole loan.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any excluded special servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a borrower party or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right the vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports” in this prospectus.

The Rights of the Directing Certificateholder, the Risk Retention Consultation Parties and the Operating Advisor Could Adversely Affect Your Investment. The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan, the servicing shift mortgage loan or any applicable excluded loan) and the right to replace the special servicer with or without cause, except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of appraisal reductions and realized losses, is less than 25% of its initial certificate balance), occurs and is continuing, the directing certificateholder will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs, then the directing certificateholder will lose the consultation rights. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

In addition, each risk retention consultation party will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any non-serviced mortgage loan and any applicable excluded loan). See “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights and any risk retention consultation party has consultation rights include, among others, certain modifications to the mortgage loans or serviced whole loans (other than the servicing shift whole loan), including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder and any risk retention consultation party, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to a non-serviced mortgage loan, the special servicer under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may, at the direction or upon the advice of the directing certificateholder of the related securitization trust holding the controlling note for the related non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. Similarly, with respect to the servicing shift whole loan, prior to the servicing shift securitization date, the special servicer may, at the direction or upon the advice of the holder of the controlling companion loan, take actions with respect to such whole loan that could adversely affect such whole loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of the non-controlling notes) will have limited consultation rights with respect to major decisions relating to each non-serviced whole loan (and servicing shift whole loan) and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no control termination event has occurred and is continuing and by the special servicer if a control termination event has occurred and is continuing. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicer under the pooling and servicing agreement and the special servicer for a non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or the terms of the related loan documents, it is possible that the directing certificateholder (or equivalent entity) under such pooling and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing certificateholder, the controlling note holder for the servicing shift whole loan, the risk retention consultation parties and the directing certificateholder (or equivalent entity) under the pooling and servicing agreement or the trust and servicing agreement governing the servicing of each non-serviced mortgage loan:

(i)       may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)       may act solely in its own interests or the interests of the holders of the controlling class or the RRI interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement or the trust and servicing agreement, as applicable, governing the servicing of such non-serviced mortgage loan);

(iii)       does not have any duties to the holders of any class of certificates other than possibly the controlling class or the RRI interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement or the trust and servicing agreement, as applicable, governing the servicing of such non-serviced mortgage loan);

(iv)       may take actions that favor its own interests or the interests of the holders of the controlling class or the RRI interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement or the trust and servicing agreement or the trust and servicing agreement governing the servicing of such non-serviced mortgage loan), over the interests of the holders of one or more other classes of certificates; and

(v)       will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing certificateholder, any risk retention consultation party, a controlling companion loan holders or the directing certificateholder (or the equivalent) under the pooling and servicing agreement or the trust and servicing agreement, as applicable, governing the servicing of such non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if a control termination event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan). Further, if a consultation termination event has occurred and is continuing, the operating advisor will have the right to recommend a replacement of a special servicer, as described under “Pooling and Servicing Agreement—The Operating Advisor”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan (other than the servicing shift whole loan) for the benefit of the holders of the related companion loan (as a collective whole as if the certificateholders and companion loan holders constituted a single lender). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in one or more classes of certificates. With respect to a non-serviced mortgage loan, the operating advisor appointed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan will have similar rights and duties under such pooling and servicing agreement. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan, the servicing shift whole loan or any related REO Property. Additionally, with respect to the servicing shift mortgage loan, in the event that the related controlling pari passu companion loan is not included in a future securitization, the pooling and servicing agreement under this securitization does not provide for an operating advisor with rights and duties in connection with the servicing and administration of such serviced whole loan. There will be no operating advisor under (i) the Hudson Yards 2016-10HY trust and servicing agreement with respect to the 10 Hudson Yards mortgage loan and (ii) the COMM 2016-667M trust and servicing agreement with respect to the 667 Madison Avenue mortgage loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer. In general, the directing certificateholder will have the right to terminate and replace the special servicer (other than with respect to the servicing shift whole loan) with or without cause so long as no control termination event has occurred and is continuing as described in this prospectus. After the occurrence and during the continuance of a control termination event under the pooling and servicing agreement, the special servicer may also be removed (other than with respect to the servicing shift whole loan) in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by (i) certificateholders holding at least 50% of a quorum of the certificateholders (which is the holders of certificates evidencing at least 50% of the voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances)) or (ii) evidencing more than 50% of each class of “non-reduced certificates” (each class of certificates (other than the Class X-A, Class X-B, Class X-D, Class X-E, Class X-F, Class X-G, Class S and Class R certificates) outstanding that has not been reduced to less than 25% of its initial certificate balance through the application of appraisal reduction amounts and realized losses). See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”.

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. The certificateholders will have no right to replace the master servicer or the special servicer of the pooling and servicing agreement relating to a non-serviced mortgage loan. We cannot assure you that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Loan Holders and Mezzanine Debt Could Adversely Affect Your Investment. The holders of a non-controlling pari passu companion loan relating to the serviced mortgage loans will have certain consultation rights (on a non-binding basis) with respect to major decisions relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer is not obligated to consult with the companion loan holder if required under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to mortgage loans that have mezzanine debt, the related mezzanine lender will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to a non-serviced mortgage loan, you will not have any right to vote with respect to any matters relating to the servicing and administration of the non-serviced mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—FedEx Ground Portfolio Whole Loan”, “—Prudential Plaza Whole Loan”, “—10 Hudson Yards Whole Loan”, “—80 Park Plaza Whole Loan”, “—667 Madison Avenue Whole Loan”, “—Starbucks Center Whole Loan”, “—Mills Fleet Farm Whole Loan”, “—Marriott Hilton Head Resort & Spa Whole Loan”, and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the companion loan holders:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer and any sub-servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received with respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by a special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except German American Capital Corporation, in its capacity as a sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsors will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. In particular, in the case of a non-serviced loan that is serviced under the pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer (if applicable) under that pooling and servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “Description of the Mortgage Loan Purchase Agreements”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “Prime Rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the pooling and servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the applicable mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the then-acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure. If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed in lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan becomes imminent. Any (i) net income from such operation (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the highest marginal corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates is greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed in lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.

REMIC Status. If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including the Upper-Tier REMIC and the Lower-Tier REMIC, would likely be treated as one or more separate associations taxable as corporations under Treasury regulations, and the offered certificates may be treated as stock interests in those associations and not as debt instruments.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of 30 fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $975,391,857 (the “Initial Pool Balance”). The “Cut-off Date” with respect to each Mortgage Loan is the later of the related due date of such Mortgage Loan in December 2016 and the date of origination of such Mortgage Loan.

Twelve (12) of the Mortgage Loans, representing approximately 66.5% of the Initial Pool Balance, are each part of a larger whole loan (a “Whole Loan”), each of which is comprised of (i) the related Mortgage Loan, (ii) one or more loans that are pari passu in right of payment to the related Mortgage Loan (each referred to in this prospectus as a “Pari Passu Companion Loan”) and (iii) in the case of two of the Mortgage Loans, representing approximately 11.0% of the Initial Pool Balance, one or more loans that are subordinate in right of payment to the related Mortgage Loan and the related Pari Passu Companion Loans (each referred to in this prospectus as a “Subordinate Companion Loan”). Each of the Pari Passu Companion Loans and the Subordinate Companion Loans are referred to in this prospectus as a “Companion Loan”. Each Companion Loan is secured by the same mortgage(s) and the same assignment(s) of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were originated or acquired by the mortgage loan sellers set forth in the following chart. The mortgage loan sellers will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Seller	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
German American Capital Corporation(1)(2)(3)	21	$ 680,041,867	69.7%
Citigroup Global Markets Realty Corp.(4)(5)(6)	9	295,349,991	30.3
Total	30	$ 975,391,857	100.0%

(1)	Seventeen (17) Mortgage Loans, representing approximately 48.5% of the Initial Pool Balance, were originated by Deutsche Bank AG, New York Branch (an affiliate of German American Capital Corporation) and acquired by German American Capital Corporation.

(2)	The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 10 Hudson Yards, representing approximately 6.9% of the Initial Pool Balance, is part of a whole loan that was co-originated by Deutsche Bank AG, New York Branch (an affiliate of German American Capital Corporation) and Goldman Sachs Mortgage Company, and will be sold to the depositor by German American Capital Corporation.

(3)	The Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Mills Fleet Farm, representing approximately 2.0% of the Initial Pool Balance, was originated by Cantor Commercial Real Estate Lending, L.P. and acquired by Deutsche Bank AG, New York Branch (an affiliate of German American Capital Corporation). Deutsche Bank AG, New York Branch has reunderwritten such Mortgage Loan in accordance with the procedures described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”.

(4)	The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as FedEx Ground Portfolio, representing approximately 8.7% of the Initial Pool Balance, and as to which Citigroup Global Markets Realty Corp. will act as Mortgage Loan Seller, is part of a whole loan that was co-originated by Citigroup Global Markets Realty Corp. and Bank of America, N.A.

(5)	The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 80 Park Plaza, representing approximately 4.3% of the Initial Pool Balance, and as to which Citigroup Global Markets Realty Corp. will act as mortgage loan seller, is part of a whole loan that was co-originated by Citigroup Global Markets Realty Corp. and Ladder Capital Finance LLC.

(6)	The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Marriott Hilton Head Resort & Spa, representing approximately 1.0% of the Initial Pool Balance, and as to which Citigroup Global Markets Realty Corp. will act as mortgage loan seller, is part of a whole loan that was co-originated by Citigroup Global Markets Realty Corp. and Rialto Mortgage Finance, LLC.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in one or more commercial or multifamily properties (each, a “Mortgaged Property”).

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Properties, as applicable, and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be nonrecourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

The Mortgage Loans included in this transaction were selected for this transaction from mortgage loans specifically originated or acquired for securitizations of this type by the Mortgage Loan Sellers taking into account rating agency criteria and feedback, subordinate investor feedback, property type and geographic location.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on December 8, 2016 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balance (in the case of Mortgage Loan information) or by Allocated Loan Amount as of the Cut-off Date (in the case of Mortgaged Property information).

The information presented in this prospectus with respect to the Loan Per Net Rentable Area, Loan-to-Value Ratio, Loan-to-Value Ratio at Maturity or ARD, Underwritten NCF DSCR, Underwritten NCF Debt Yield and Underwritten NOI Debt Yield for each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), but excluding any related Subordinate Companion Loan(s), unless otherwise indicated.

Definitions

For purposes of this prospectus, including the information presented in the Annexes to this prospectus, the indicated terms have the following meanings:

“ADR” means, for any hospitality property, average daily rate.

“Allocated Loan Amount” generally means, (a) with respect to any single Mortgaged Property that is the only real property collateral for the related Mortgage Loan, the total outstanding principal balance of such Mortgage Loan; and (b) with respect to any Mortgaged Property that is one of multiple Mortgaged Properties securing a Mortgage Loan, the portion of the total outstanding principal balance of such

Mortgage Loan allocated to the subject Mortgaged Property in accordance with net cash flow, appraised value or otherwise in accordance with or as set forth in the related Mortgage Loan documents.

“Annual Debt Service” generally means, for any Mortgage Loan or Companion Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan or Companion Loan following the Cut-off Date (but without regard to any leap year adjustments) or: (i) in the case of a Mortgage Loan or Companion Loan that provides for interest only payments through maturity or anticipated repayment date, the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter or (ii) in the case of a Mortgage Loan or Companion Loan that provides for an initial interest only period and provides for scheduled amortization payments thereafter, 12 times the monthly payment of principal and interest payable during such subsequent amortization period. Monthly debt service and debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the Mortgage Loan or Companion Loan, as applicable following the Cut-off Date (but without regard to any leap year adjustments), subject to the proviso to the prior sentence. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Pari Passu Companion Loan and without regard to any related Subordinate Companion Loan.

“Appraised Value” means, for any Mortgaged Property, the appraised value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the applicable mortgage loan seller. In certain cases, in addition to an “as-is” value, the appraisal states an “as complete”, “hypothetical as-is” or “as-stabilized” value for the related Mortgaged Property that assumes that certain events will occur with respect to re-tenanting, construction, renovation or repairs at such Mortgaged Property. In most such cases, the applicable mortgage loan seller has taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In the case of certain Mortgage Loans as described under “—Appraised Value” in this prospectus, the Loan-to-Value Ratio at Maturity or ARD for such Mortgage Loans has been calculated based on the “as complete”, “hypothetical as-is” or “as-stabilized” Appraised Value of a related Mortgaged Property, and in certain other cases, based on an Appraised Value that includes certain property that does not constitute real property. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes.

We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A-1. We make no representation that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property. See “—Appraised Value” below.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity (or, in the case of the ARD Loan, outstanding at the Anticipated Repayment Date or due at maturity, as the case may be) for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Cut-off Date Balance” of any Mortgage Loan or Companion Loan, will be the unpaid principal balance of that Mortgage Loan or Companion Loan, as of the Cut-off Date, after application of all payments due on or before that date, whether or not received.

“Hard Lockbox” means that the borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender. Hospitality properties are considered to have a hard lockbox if credit card receivables are required to be deposited directly into the lockbox account even though cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account controlled by the lender.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding), generally on a daily basis.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square feet.

“Lease Expiration” means the date at which the applicable tenant’s lease is scheduled to expire.

“Loan Per Net Rentable Area” means the principal balance per unit of measurement as of the Cut-off Date.

“Loan-to-Value Ratio,” “Cut-off Date LTV Ratio,” “LTV Ratio” or “Current LTV” means, with respect to any Mortgage Loan, (a) the Cut-off Date Balance of such Mortgage Loan divided (b) by the Appraised Value of the related Mortgaged Property or aggregate Appraised Values of the Mortgaged Properties; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, the Loan-to-Value Ratio was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loans and without regard to any related Subordinate Companion Loan.

●	With respect to each Mortgaged Property identified in “—Appraised Value” below, unless otherwise indicated, the respective Cut-off Date LTV Ratio was calculated using the related “as complete”, “hypothetical as-is” or “as-stabilized” Appraised Values, as opposed to the “as-is” Appraised Value.

“Loan-to-Value Ratio at Maturity or ARD”, “LTV Ratio at Maturity or ARD”, “Balloon LTV” or “Maturity Date LTV Ratio” means, with respect to any Mortgage Loan, (a) the Balloon Balance of such Mortgage Loan, divided by (b) the Appraised Value of the related Mortgaged Property or Mortgaged Properties; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Loan-to-Value Ratio at Maturity or ARD was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loans and without regard to any related Subordinate Companion Loan.

●	In the case of the ARD Loan, the Loan-to-Value Ratio at Maturity or ARD is calculated with respect to the related Balloon Balance on the Anticipated Repayment Date.

●	With respect to each Mortgaged Property identified in “—Appraised Value” below, unless otherwise indicated, the respective Loan-to-Value Ratio at Maturity or ARD was calculated using the related “as complete”, “hypothetical as-is” or “as-stabilized” Appraised Values, as opposed to the “as-is” Appraised Value.

“Most Recent NOI” and “Trailing 12 NOI” (which is for the twelve-month period ending as of the date specified in Annex A-1) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such as depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not substitutes for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or substitutes for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity, and in certain cases may reflect partial year annualizations.

“MSA” means metropolitan statistical area.

“Net Operating Income” or “NOI,” with respect to any Mortgaged Property, means historical net operating income for the annual or other period specified (or ending on the “NOI Date” specified). In general, it is the revenue derived from the use and operation of such Mortgaged Property less the sum of (a) actual operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising) and (b) actual fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments). Net operating income generally does not reflect (i.e., it does not deduct for) capital expenditures, including tenant improvement costs and leasing commissions, interest expenses and non-cash items such as depreciation and amortization.

“NRA” means net rentable area.

“Occupancy” means, unless the context indicates otherwise, (i) in the case of multifamily, rental and mixed use (to the extent the related Mortgaged Property includes multifamily space) properties, the percentage of rental Units that are rented as of the Occupancy Date; (ii) in the case of office, retail, industrial and mixed use (to the extent the related Mortgaged Property includes retail or office space) properties, the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality properties, the percentage of available Rooms occupied for the trailing 12-month period ending on the Occupancy Date. In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See the footnotes to Annex A-1 for additional occupancy assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy. See “—Tenant Issues” below.

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Provision” means the number of payments from the first due date through and including the maturity date for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means that the related borrower is required to deposit or cause the property manager to deposit all rents collected into a lockbox account. Hospitality and multifamily properties are considered to have a soft lockbox if credit card receivables, cash, checks or “over the counter” receipts are deposited into the lockbox account by the borrower or property manager.

“Soft Springing Hard Lockbox” means that the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account or cash management account until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, at which time the lockbox account converts to a Hard Lockbox.

“Springing Cash Management” means, until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, revenue from the lockbox (if any) is forwarded to an account controlled by the related borrower or is otherwise made available to the related borrower. Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

“Springing Lockbox” means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a lockbox account upon the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, industrial/warehouse facility, any combination of the foregoing or other special purpose property, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date or, in the case of the ARD Loan, the Anticipated Repayment Date, as applicable. Annex A-1 indicates which Mortgage Loan is the ARD Loan.

“Underwritten Expenses” or “UW Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related mortgage loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income”. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Underwritten NCF Debt Yield”, “UW NCF Debt Yield” or “Cut-off Date UW NCF” means, with respect to any Mortgage Loan, the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance of such Mortgage Loan; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten NCF Debt Yield was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

“Underwritten NOI Debt Yield” or “UW NOI Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Operating Income for the related Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance for the related Mortgage Loan; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, the debt yield was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

“Underwritten Net Cash Flow,” “Underwritten NCF” or “UW NCF“, with respect to any Mortgaged Property, means the Underwritten Net Operating Income decreased by an amount that the related mortgage loan seller has determined for the capital expenditures and reserves for capital expenditures, including tenant improvement costs and leasing commissions, as applicable. Underwritten Net Cash Flow generally does not reflect interest expense and non-cash items such as depreciation and amortization.

“Underwritten Net Cash Flow DSCR,” “Underwritten NCF DSCR,” or “UW NCF DSCR,” means, with respect to any Mortgage Loan, (a) the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten Net Cash Flow DSCR was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. The Underwritten Net Cash Flow DSCRs are presented in this prospectus for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property to generate sufficient cash flow to repay the related Mortgage Loan. Accordingly, no assurance can be given, and no representation is made, that the Underwritten Net Cash Flow DSCRs accurately reflect that ability.

“Underwritten Net Operating Income,” “Underwritten NOI,” or “UW NOI,” with respect to any Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, which is an estimate of cash flow available for debt service in a typical year of stable, normal operations as determined by the related mortgage loan seller.

The Underwritten Net Operating Income for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments, which, if ultimately proven erroneous, could cause the actual net cash flow for such Mortgaged Property to differ materially from the Underwritten Net Operating Income set forth in this prospectus. Certain of such assumptions and subjective judgments of each mortgage loan seller relate to future events, conditions and circumstances, including future expense levels, future increases in rents over current rental rates (including in circumstances where a tenant may currently be in a free or reduced rent period), future vacancy rates, the levels and stability of cash flows for properties with short term rentals (such as hospitality properties), commencement of occupancy and rent payments with respect to leases for which rentals have not yet commenced and/or a “free rent” period is still in effect, the re-leasing of vacant space and the continued leasing of occupied space, which will be affected by a variety of complex factors over which none of the depositor, the applicable mortgage loan seller, the master servicer or the special servicer have control. In certain cases, Net Operating Income includes rents paid on “dark” space by a tenant that has ceased operations at the subject Mortgaged Property prior to the end of its lease. In some cases, the Underwritten Net Operating Income set forth in this prospectus for any Mortgaged Property is higher, and may be materially higher, than the annual net operating income for such Mortgaged Property based on historical operating statements.

In determining Underwritten Net Operating Income for a Mortgaged Property, the applicable mortgage loan seller generally relied on rent rolls and/or other generally unaudited financial information provided by the respective borrowers; and in some cases, the appraisal, borrower budgets and/or local market information was the primary basis for the determination. From that information, the applicable mortgage loan seller calculated stabilized estimates of cash flow that took into consideration historical financial statements (where available), appraiser estimates, borrower budgets, material changes in the operating position of a Mortgaged Property of which the applicable mortgage loan seller was aware (e.g., current rent roll information including newly signed leases (regardless of whether the tenant has taken occupancy), near term rent steps, expirations of “free rent” periods, market rents, and market vacancy data), and estimated capital expenditures, leasing commissions and tenant improvement costs. In certain cases, the applicable mortgage loan seller’s estimate of Underwritten Net Operating Income reflected differences from the information contained in the operating statements obtained from the respective borrowers (resulting in either an increase or decrease from the recent historical net operating income set forth therein) based upon the applicable mortgage loan seller’s own analysis of such operating statements and the assumptions applied by the respective borrowers in preparing such statements and information. In certain instances, for example, property management fees and other expenses may have been taken into account in the calculation of Underwritten Net Operating Income even though such expenses may not have been reflected in actual historic operating statements. In most of those cases, the information was annualized, with some exceptions, before using it as a basis for the determination of Underwritten Net Operating Income. In certain cases with respect to certain credit rated tenants, or credit worthy tenants, the applicable mortgage loan seller may have calculated Underwritten Net Operating Income based on certain adjustments to the rental income, such as using the average rent due under the related lease from such tenant over such Mortgage Loan or lease term. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired Mortgaged Properties.

Specifically, the rental revenue included in the Net Operating Income is based on leases in place, leases that have been executed but the tenant is not yet paying rent and/or in occupancy, leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 12 months past the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related originator or appraiser; plus any additional recurring revenue fees. In some cases the related originator included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out. Additionally, in determining rental revenue for multifamily rental and manufactured housing community properties, the related mortgage loan seller either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior one- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In some cases the related originator included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out. See “—Tenant Issues” below.

“Underwritten Net Operating Income DSCR”, “Underwritten NOI DSCR” or “UW NOI DSCR” or means, with respect to any Mortgage Loan, (a) the Underwritten Net Operating Income for the related Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten Net Operating Income DSCR was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

The Underwritten Net Operating Income DSCRs are presented in this prospectus for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property to generate sufficient cash flow to repay the related Mortgage Loan. Accordingly, no assurance can be given, and no representation is made, that the Underwritten Net Operating Income DSCRs accurately reflect that ability. See the definition of “Underwritten Net Cash Flow DSCR” for more information regarding the evaluation of debt service coverage ratios.

“Underwritten EGI”, “UW EGI” with respect to any Mortgaged Property, means the gross potential rent, recoveries and other income, less mark to market, vacancy and collection loss.

“Underwritten Revenues” with respect to any Mortgage Loan, means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hospitality property, room rent, food and beverage revenues and other hospitality income), subject to the assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income” in this prospectus. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Units” or “Rooms” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment and (b) in the case of a Mortgaged Property operated as a hospitality property, the number of guest rooms.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Mortgage Pool Characteristics

Overview

The issuing entity will include 7 Mortgage Loans, representing approximately 37.4% of the Initial Pool Balance, that represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan or Whole Loan and/or represent separate obligations of each borrower that are cross-collateralized and cross-defaulted with each other.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The following table shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Office	9	$348,693,565	35.7%
CBD	7	$327,792,650	33.6%
Suburban	2	$20,900,915	2.1%
Retail	11	$230,168,970	23.6%
Anchored(2)	11	$230,168,970	23.6%
Mixed Use	6	$228,467,624	23.4%
Office/Retail	2	$135,000,000	13.8%
Warehouse/Data Center	1	$62,500,000	6.4%
Retail/Multifamily	2	$25,736,831	2.6%
Retail/Flex	1	$5,230,792	0.5%
Industrial	6	$133,974,687	13.7%
Hospitality	3	$25,947,901	2.7%
Limited Service	2	$15,980,586	1.6%
Full Service	1	$9,967,315	1.0%
Self Storage	2	$8,139,111	0.8%
Total/Weighted Average	37	$975,391,857	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts, which amounts, if not specified in the related mortgage loan documents, are based on the appraised values, as set forth in Annex A-1.

(2)	Includes Single Tenant properties.

Office Properties. With respect to the office properties, mixed use properties with an office component and industrial (flex) properties set forth in the above chart:

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Prudential Plaza, which secures a Mortgage Loan representing approximately 7.7% of the Initial Pool Balance, affiliates of the borrower purchased the Aon Center, an office building located adjacent to the Mortgaged Property, which building may compete with the Mortgaged Property for tenants and in other related matters.

●	With respect to the mortgaged property identified on Annex A-1 to this prospectus as 10 Hudson Yards, which secures a mortgage loan representing approximately 6.9% of the Initial Pool Balance, a portion of the Mortgaged Property consists of a food court. A food court in an office building is not readily convertible to office or other use. In addition, the food court space is leased by the related borrower to a subsidiary of the related borrower that is also an affiliate of the related sponsor. The subsidiary tenant subleases the space demised under food court space to the food court tenant. Part of the collateral for the related whole loan is a pledge of the equity in the subsidiary tenant and its general partner. Under the REMIC provisions of the Code, a REMIC may not be able to hold directly property such as an equity interest in the subsidiary tenant and its general partner, which may adversely affect the liquidation value of the food court lease.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mixed Use Properties. With respect to the mixed-use properties set forth in the above chart:

●	Each of the mixed use Mortgaged Properties has one or more office, industrial, retail and/or multifamily components. See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks”, “—Industrial Properties Have Special Risks”, “—Retail Properties Have Special Risks” and “—Multifamily Properties Have Special Risks”, as applicable.

Certain of the mixed use Mortgaged Properties may have specialty uses. See “—Specialty Use Concentrations” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Retail Properties. With respect to the retail properties set forth in the above chart, mixed use properties and office properties with retail components, see “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hospitality Properties. With respect to the hospitality properties set forth in the above chart:

●	Two (2) Mortgaged Properties identified on Annex A-1 as Hampton Inn & Suites - University of Central Florida and Marriott Hilton Head Resort & Spa, which secure Mortgage Loans representing approximately 2.0% of the Initial Pool Balance by Allocated Loan Amount, are flagged hospitality properties that are affiliated with a franchise or hospitality management company through a franchise or management agreement.

●	The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Percentage (%) of the Initial Pool Balance by Allocated Loan Amount	Expiration of Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date	Upfront PIP Reserve	Renewal Option
Hampton Inn & Suites -University of Central Florida	$9,987,116	1.0%	10/31/2031	11/6/2026	$132,000	No
Marriott Hilton Head Resort & Spa	$9,967,315	1.0%	3/24/2026	10/6/2026	N/A	No

●	One (1) Mortgaged Property identified on Annex A-1 as Hotel Portofino, which secures a Mortgage Loan representing approximately 0.6% of the Initial Pool Balance by Allocated Loan Amount, is not a flagged hospitality property.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Hampton Inn & Suites - University of Central Florida, which secures a Mortgage Loan representing approximately 1.0% of the Initial Pool Balance, the borrower reserved $132,000 for the completion of a franchisor required PIP that is expected to be completed in 2017. The PIP includes improvements and refurbishments of the guestrooms, meeting rooms, parking lot and common areas. In addition, the borrowers are required to deposit $16,667 monthly in the months of January through and including July, November and December into a seasonality reserve, subject to a cap of $150,000 (which cap is required to be reassessed by lender at the end of each 12-month period to determine, in its reasonable judgment, if an increase or decrease to the same is necessary to reflect an increase or decrease in the actual shortfall in cash flow available to pay amounts due under the Mortgage Loan documents and operating expenses at the Mortgaged Property based on any funds released from the seasonality reserve during the preceding 12-month period).

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Marriott Hilton Head Resort & Spa, representing approximately 1.0% of the Initial Pool Balance, a seasonality reserve of approximately $3.63 million was established at origination of such Mortgage Loan. If drawn upon, the seasonality reserve is required to be replenished during the months of April through August. In addition, the Mortgaged Property derives approximately 27.2% of its underwritten revenue from food and beverage sources.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Hotel Portofino, which secures a Mortgage Loan representing approximately 0.6% of the Initial Pool Balance, at origination, the related borrower reserved $100,000 into a seasonality reserve account, which funds may be used (up to a limit of $33,333.33 per month) for payment of certain items, including debt service, during the months of December, January and February. On each payment date occurring during the months of June through and including August, the borrower is required to deposit $33,333.33 into the seasonality reserve account, subject to a cap of $100,000.

●	Certain of the hospitality properties securing the Mortgage Loans are currently undergoing or are scheduled to undergo renovations or property improvement plans. See “—Redevelopment, Renovation and Expansion” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Affiliation with a Franchise or Hotel Management Company” and “—Hospitality Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Self Storage Properties. With respect to the self-storage properties set forth in the above chart:

●	One (1) Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Amsdell Michigan Self Storage Portfolio 3.0, representing approximately 0.8% of the Initial Pool Balance by Allocated Loan Amount, derives a portion of the Underwritten Revenue from one or more of (a) rent derived from truck rentals located at the related Mortgaged Property, (b) rent derived from cell tower leases, (c) the leasing of certain parking spaces located at the related Mortgaged Properties for purposes of recreational vehicle and boat storage and/or (d) rent derived from commercial/retail tenants operating at the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Self Storage Properties Have Special Risks”.

Multifamily Properties. With respect to mixed use properties with a multifamily component set forth in the above chart:

●	With respect to one (1) Mortgaged Property identified on Annex A-1 as 172 5th Avenue, securing a Mortgage Loan representing approximately 1.6% of the Initial Pool Balance by Allocated Loan Amount, 9 of the 25 residential units at such Mortgaged Property are rent stabilized and currently leased at approximately 56% of market value.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Specialty Use Concentrations. Certain Mortgaged Properties have one or more tenants that operate their space as a specialty use. Such specialty uses may not allow the space to be readily converted to be suitable for another type of tenant, they may rely on contributions from individuals and government grants or other subsidies to pay rent and other operating expenses or they may have primarily seasonal use that makes income potentially more volatile than for properties with longer term leases. For example, with respect to certain of the Mortgaged Properties, one or more of the 5 largest tenants operates its space as a specialty use, as set forth in the following table:

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Restaurant	6	22.9
Non Profit Organizations	2	12.0
Medical, dental, physical therapy or veterinary offices or clinics, outpatient facilities, research or diagnostic laboratories or health management services and/or health professional schools	3	8.6
Bowling Alley	1	7.7
Data Center	1	6.4
Gym, fitness center or a health club	4	6.3
Government Tenant	1	4.3
Laboratory and Mechanical Space	3	3.9
Salon or day spa	1	2.5
School or educational facility	2	1.9

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Significant Obligor

The Mortgaged Property identified on Annex A-1 as 8 Times Square & 1460 Broadway, securing a Mortgage Loan that represents approximately 10.3%, of the Initial Pool Balance, is a “significant obligor” as such term is used in Items 1101 and 1112 of Regulation AB with respect to this offering. See Annex A-1.

Mortgage Loan Concentrations

Top Ten Mortgage Loans

The following table shows certain information regarding the ten largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per NRA(1)	UW NCF DSCR(1)		Cut-off Date LTV Ratio(1)(2)	U/W NOI Debt Yield(1)	Property Type
8 Times Square & 1460 Broadway	$100,000,000	10.3%	$933	1.71	x	55.6%	7.4%	Mixed Use
FedEx Ground Portfolio	$85,000,000	8.7%	$226	3.16	x	44.2%	13.4%	Industrial
229 West 43rd Street Retail Condo	$75,000,000	7.7%	$1,147	1.75	x	60.6%	7.5%	Retail
Prudential Plaza	$75,000,000	7.7%	$183	1.44	x	59.3%	9.8%	Office
10 Hudson Yards	$67,500,000	6.9%	$390	4.18	x	32.9%	12.9%	Office
Irvine Crossing	$62,500,000	6.4%	$158	2.05	x	57.3%	9.4%	Mixed Use
60 Madison Avenue	$55,000,000	5.6%	$460	2.25	x	50.0%	8.8%	Office
55 1/2 Greene Street	$45,250,000	4.6%	$2,244	1.24	x	62.0%	7.3%	Retail
Birch Run Premium Outlets	$45,000,000	4.6%	$181	2.94	x	59.4%	13.4%	Retail
Park Square Portland	$42,400,000	4.3%	$143	2.06	x	45.0%	11.9%	Office
Top 10 Total/Weighted Average	$652,650,000	66.9%		2.28	x	52.5%	10.0%

(1)	With respect to the 8 Times Square & 1460 Broadway, FedEx Ground Portfolio, 229 West 43rd Street Retail Condo, Prudential Plaza, 10 Hudson Yards, 60 Madison Avenue and Birch Run Premium Outlets Mortgage Loans, Loan per NRA, UW NCF DSCR, Cut-off Date LTV Ratio and U/W NOI Debt Yield calculations include the related pari passu companion loan(s) and exclude the related subordinate companion loans and mezzanine loans.

(2)	With respect to 229 West 43rd Street Retail Condo Mortgage Loan, the Cut-off Date LTV ratio has been calculated based on the “hypothetical as-is” value, where the appraisal assumes the credit for approximately $24.2 million of contractual free rent and TI/LC obligations, for which $25.6 million was ultimately reserved at loan origination. With respect to the 10 Hudson Yards Mortgage Loan, the Cut-off Date LTV ratio has been calculated based on the “hypothetical as-is” value where the appraisal assumes the remaining obligations and costs of approximately $108.6 million are expended as of July 1, 2016. As of September 30, 2016, approximately $69.0 million of such contractual obligations and costs remain, which amount was reserved at loan origination. With respect to the Irvine Crossing Mortgage Loan, the Cut-off Date LTV ratio has been calculated based on the “as complete” value where the appraisal assumes the completion of building improvements and tenant improvements associated with the lease of the largest tenant, Amazon, which amount was reserved at loan origination. See “—Assessment of Property Value and Condition” for additional information.

For more information regarding the ten largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions under “Description of Top Twenty Mortgage Loans and Additional Mortgage Loan Information” in Annex A-3. Other than with respect to the top ten Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 4.3% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The pool of Mortgage Loans will include 3 Mortgage Loans, set forth in the following table entitled “Multi-Property Mortgage Loans”, representing approximately 11.6% of the Initial Pool Balance, which are each secured by two or more properties. In some cases, however, the amount of the mortgage lien encumbering a particular property may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or Allocated Loan Amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

The following table shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgage Loan/Property Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
FedEx Ground Portfolio	$85,000,000	8.7%
Mills Fleet Farm	19,881,174	2.0
Amsdell Michigan Self Storage Portfolio 3.0	8,139,111	0.8
Total	$113,020,285	11.6%

In addition, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers.

One (1) group of Mortgage Loans, set forth in the following table entitled “Related Borrower Loans”, representing in the aggregate approximately 6.3% of the Initial Pool Balance, is not cross-collateralized but has the same borrower sponsor or borrower sponsors related to each other, but no group of Mortgage Loans having the same borrower sponsor or borrower sponsors that are related to each other represents more than approximately 6.3% of the Initial Pool Balance. The following table shows the group of Mortgage Loans having borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

Related Borrower Loans

Mortgage Loan	Aggregate Cut-off Date Principal Balance	Approx. % of Initial Pool Balance
55 1/2 Greene Street	$45,250,000	4.6%
172 5th Avenue	15,750,000	1.6
Total	$61,000,000	6.3%

Mortgage Loans with related borrowers are identified under “Related Borrower” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

This table shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
NY	10	$475,711,257	48.8%
CA	4	$84,673,156	8.7%
IL	1	$75,000,000	7.7%
TX	3	$53,456,257	5.5%
MI	3	$53,139,111	5.4%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an Allocated Loan Amount, which amounts, if not specified in the related mortgage loan documents, are based on the appraised values, as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout 13 other states, with no more than 4.3% of the Initial Pool Balance by Allocated Loan Amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

Six (6) Mortgaged Properties securing approximately 9.1% of the Initial Pool Balance by Allocated Loan Amount, are located in Florida, South Carolina, Maryland and Texas, and may be more generally susceptible to floods or hurricanes than properties in other parts of the country. With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Marriott Hilton Head Resort & Spa, representing approximately 1.0% of the Initial Pool Balance, the related Mortgaged Property is located in South Carolina and recently experienced an estimated $50,000 to $100,000 of damages from Hurricane Matthew.

Seven (7) Mortgaged Properties securing approximately 14.2% of the Initial Pool Balance by Allocated Loan Amount, are located in California and Texas and are more susceptible to wildfires.

Seven (7) Mortgaged Properties securing approximately 17.1% of the Initial Pool Balance by Allocated Loan Amount, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 18%.

Mortgaged Properties With Limited Prior Operating History

Nine (9) of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as 8 Times Square & 1460 Broadway, FedEx Ground Portfolio, 229 West 43rd Street, 10 Hudson Yards, 55 1/2 Greene Street, Mills Fleet Farm, 1025 Arch Street Philadelphia, Irvine Crossing and Shopko West Valley City, collectively representing approximately 48.2% of the Initial Pool Balance, are secured by Mortgaged Properties that were constructed, in a lease-up period or were the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related Mortgaged Property has no or limited prior operating history or the related mortgage loan seller did not take the operating history into account in the underwriting of the related Mortgage Loan.

Five (5) of the Mortgage Loans secured by the Mortgaged Properties or portfolios of Mortgaged Properties identified on Annex A-1 to this prospectus as FedEx Ground Portfolio, Mills Fleet Farm, Avenue Mentry 2, 807 Montgomery Street and Shopko West Valley City, representing approximately 8.7%, 2.0%, 0.9%, 0.8% and 0.5% of the Initial Pool Balance, respectively, are secured by Mortgaged Properties that are single tenant properties subject to double-net or triple-net leases with the related tenant where the related borrower did not provide the related Mortgage Loan Seller with historical financial information for the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common

Four (4) Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as 229 West 43rd Street Retail Condo, 55 1/2 Greene Street, 80 Park Plaza and 807 Montgomery Street, representing 7.7%, 4.6%, 4.3% and 0.8% of the Initial Pool Balance, respectively, have one or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. See “Risk Factors—Risks Relating to the Mortgage Loans—Tenancies-in-Common May Hinder Recovery”.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Condominium Interests

Four (4) of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as 8 Times Square & 1460 Broadway, 229 West 43rd Street Retail Condo, 55 1/2 Greene Street and 55 East 59th Street (Office Condo), representing in the aggregate approximately 23.2% of the Initial Pool Balance is secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium. Except as described below, the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent.

With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as 8 Times Square & 1460 Broadway, representing approximately 10.3% of the Initial Pool Balance, the related loan documents permit a release of the related office condominium unit from the lien of the related security instrument, as more fully described under “—Partial Releases” below, which would cause the related borrower to lose control of the condominium regime; however, the related borrower would still have the right to make decisions that only affect its unit and would have a blocking vote for decisions affecting the entire building.

With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as 229 West 43rd Street Retail Condo, which secures a Mortgage Loan representing approximately 7.7% of the Initial Pool Balance, the Mortgaged Property consists of one unit of a two unit condominium (representing a 41.37% pro rata share of the indoor condominium square feet). The related condominium board consists of five members, two of which are appointed by the borrower, and the condominium board is not controlled by the borrower. However, among other things, (i) determinations that materially affect the borrowers’ unit require the consent of the borrowers and the lender and (ii) if 75% or more of the condominium is damaged by a casualty, a three-fourths vote of the condominium board is required to decide not to restore the condominium.

With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as 55 1/2 Greene Street, which secures a Mortgage Loan representing approximately 4.6% of the Initial Pool Balance, the Mortgaged Property consists of the commercial unit in a two unit condominium that also includes a residential unit. The related condominium board consists of five members, two of which are appointed by the borrower and three of which are appointed by the residential unit. However, certain major decisions require the borrower’s approval, including, among other things, any (i) restatement of the condominium documents, (ii) amendment of the rules or regulations governing, or incurring debt with respect to, the common elements, (iii) addition or alteration to the common elements or the Mortgaged Property and (iv) debt incurred on behalf of the condominium or the Mortgaged Property.

With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as 172 5th Avenue, which secures a Mortgage Loan representing approximately 1.6% of the Initial Pool Balance, the related loan documents contemplate a condominium conversion that would create a retail unit that contains the retail portions of the Mortgaged Property and a residential unit that contains the residential portions of the Mortgaged Property. Such condominium conversion will be subject to various conditions, including the lender’s approval (which may not be unreasonably withheld) of the condominium documents and, if required by the lender, a Rating Agency Confirmation. If the condominium conversion occurs, the related loan documents permit a release of the residential unit, as more fully described under “—Partial Release” below.

With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as 55 East 59th Street (Office Condo), representing approximately 0.7% of the Initial Pool Balance, the Mortgaged Property consists of the 12th floor commercial condominium unit in a 24-story mixed-use office building (representing a 3.87% interest in the condominium). Changes of the bylaws and the rules and regulations require a vote of the board of managers (elected by the condominium unit owners) and any changes to the declaration requires a 2/3rds vote of the unit owners. Additionally, the declaration includes the inability to amend the declaration in a manner adverse to a unit owner without that unit owner’s consent.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee & Leasehold Estates; Ground Leases

The following table shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Property Ownership Interest(1)

Property Ownership Interest	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee Simple(2)	36	$950,596,857	97.5%
Leasehold	1	24,795,000	2.5
Total	37	$975,391,857	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts, which amounts, if not specified in the related mortgage loan documents, are based on the appraised values, as set forth in Annex A-1.

(2)	May include mortgaged properties constituting the borrower’s leasehold interest in the mortgaged property along with the corresponding fee interest of the ground lessor in such mortgaged property.

In general, unless the related fee interest is also encumbered by the related Mortgage (and therefore treated as a fee simple interest in the chart above), each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options) and, except as noted below or in the exceptions to representation and warranty number 34 in Annex D-1 indicated on Annex D-2 and Annex D-3, contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Airport Industrial Center, which secures a Mortgage Loan representing approximately 2.5% of the Initial Pool Balance, the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property created pursuant to a ground lease between the Louisville Redevelopment Authority, Inc., as ground lessor, and an affiliate of the borrower, Titan R&D Louisville BR, LLC, as ground lessee, and subsequently assigned to the borrower. The ground lease has an expiration date of March 23, 2103. The borrower pays annual ground rent approximately equal to the sum of (i) 3% of the Mortgaged Property’s total base rent revenue less a 6% management fee and (ii) 50% of any administration fee paid to the borrower by tenants at the Mortgaged Property. In addition, the Mortgaged Property is not subject to taxes (other than real estate taxes payable to Jefferson County), provided however, the borrower is required to make payments-in-lieu of taxes to the (i) ground lessor, in an amount equal to the ad valorem real estate taxes that would have otherwise been payable (“Ground Lessor PILOT Payment”), and (ii) to the Board of Education of Jefferson County, Kentucky, in an amount equal to the school taxes that would have otherwise been payable (“School PILOT Payment”).

Mortgage loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “—Bankruptcy Laws”.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 7 months (or, in the case of the Prudential Plaza Mortgaged Property, 18 months and in the case of the Birch Run Premium Outlets Mortgaged Property, 12 months) prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (“ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions. A Phase II investigation generally consists of sampling and/or testing.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 229 West 43rd Street Retail Condo, representing approximately 7.7% of the Initial Pool Balance, the related Phase I ESA identified a prior use (the Mortgaged Property was used as a printing facility from 1913 through 1997) that could have caused impacts by various hazardous chemicals and recommended that additional investigation be conduct to verify the presence or absence of any contamination. A Phase II ESA conducted subsurface vapor and air sampling and found that no related hazardous compounds were detected and determined that no further action is necessary.

●	With respect to the Mortgaged Property identified on Annex A-1 as Birch Run Premium Outlets, which secures a Mortgage Loan representing approximately 4.6% of the Initial Pool Balance, a Phase I environmental site assessment (“ESA”) reported that previous onsite oil well activity had resulted in chloride impacts to soil and groundwater. Pursuant to the Michigan Environmental Remediation program that offers qualified cleanup cost liability protection to new owners of previously contaminated properties, Baseline Environmental Assessments (“BEAs”) were completed in 1999 and 2013. The ESA recommended no further action in regard to this matter other than noting that upon any future transfer of ownership the new owner should complete a new BEA within 45 days of the transfer.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 80 Park Plaza, representing approximately 4.3% of the Initial Pool Balance, the historic uses of the Mortgaged Property as gasoline service stations and for on-site dry cleaning operations constitute recognized environmental conditions. The related environmental consultant recommended that a Phase II site investigation be performed to identify any potential impacts associated with historic use at the related Mortgaged Property. In lieu of the Phase II site investigation, and to mitigate the potential of environmental liability caused by historic use, present use and future use of the Mortgaged Property, the related borrower obtained a Lender Environmental Collateral Protection and Liability Environmental Insurance Policy. Such environmental insurance policy was issued by Steadfast Insurance Company and has (i) a term of 10 years plus a 3-year tail, (ii) a self-insured retention of $25,000 per claim and (iii) a limit of liability of $2,000,000 per claim and in the aggregate.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Starbucks Center, representing approximately 3.6% of the Initial Pool Balance, the related Phase I ESA identified the presence of two recognized environmental conditions regarding formerly identified diesel contamination at the south loading dock area and petroleum contamination at the Home Depot site, in each case resulting from prior underground storage tanks (UST) that have been removed or abandoned in place. One site was remediated in 1995, and the second site has an “open” status. Soil samples at both sites were measured at significantly reduced levels below the Washington State Department of Ecology (“DOE”) designated cleanup levels. Groundwater testing at the south loading dock area (but not the Home Depot site) showed concentrations above DOE designated cleanup levels. Although DOE stated in 2006 that the Home Depot site was “mostly cleaned up,” it declined to issue a “no further action” determination due to a lack of comprehensive documentation. To address these environmental concerns, at the origination of the Mortgage Loan, the borrower reserved $177,500, an amount equal to 125% of the amount determined by the environmental consultant to be the total amount necessary to complete any required remediation and obtain “no further action” determinations from the DOE. If the environmental reserve is exhausted, and further remediation is required in connection with the recognized environmental conditions or any other environmental issues, a cash flow sweep will trigger and continue until such time as 125% of the estimated costs to remediate such issues have accrued to the sweep reserve. In addition, pursuant to the environmental indemnity agreement, the borrower’s sponsor agrees to keep the Mortgaged Property in compliance with all environmental laws and will indemnify the lender, subject to a cap of $1,000,000, for losses suffered by the lender related to any failure by the borrower to comply with environmental laws and other environmental issues, including such environmental conditions. Further, the lender obtained an environmental collateral protection and liability insurance policy from Steadfast Insurance Company, with policy limits of $7,000,000 per incident and in the aggregate, with a $50,000 deductible, and a policy term of 15 years. Premiums for the 15-year policy period have been paid in full.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Airport Industrial Center, representing approximately 2.5% of the Initial Pool Balance, the related Phase I ESA identified soil and groundwater impacts by various hazardous substances and petroleum products resulting from the use of the Mortgaged Property as a U.S. Navy industrial manufacturing plant from 1941 through 1996. Based on various air and ground samplings conducted from 1986 through 2015, the Mortgaged Property is subject to an air monitoring plan and restrictions on the removal of soil, removal of barriers or covers, as well as a prohibition on the use of groundwater. The U.S. Navy is responsible for conducting air and groundwater monitoring, and the borrower is required to (i) notify the U.S. Navy of any proposed excavations or alterations of designated barriers at the Mortgaged Property and (ii) provide access to the Mortgaged Property for inspections and groundwater testing. The ESA recommended the development of an air monitoring plan and review of use controls and dig permits and the continued implementation of property use restrictions currently in place.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Mills Fleet Farm, representing approximately 2.0% of the Initial Pool Balance, the related ESAs identified the likelihood of soil contamination at the Mortgaged Properties identified as Hudson, WI, Marshfield, WI, Fargo, ND and Green Bay (East), WI related to clarifier systems installed over 25 years ago in connection with the automotive service centers. In addition, the related ESAs found that the Mortgaged Properties identified above currently are equipped with gasoline, diesel, kerosene and/or used oil UST systems associated with fuel dispensing and automotive repair activities, and the Mortgaged Property identified as Marshfield, WI was equipped with an in-ground hydraulic lift system from 1980-1996. The lender obtained an environmental impairment liability insurance policy from Great American Insurance Group, with policy limits of $5,000,000 per incident and in the aggregate, with a $250,000 deductible, and a policy term of 13 years. Premiums for the 13-year policy period have been paid in full.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Blossom Cove, representing approximately 1.6% of the Initial Pool Balance, the related Phase I ESA indicated that the Mortgaged Property had been used as a rock quarry during the late-1950s to mid-1960s, and then as a public landfill until the 1970s. The existing structures on the Mortgaged Property were built beginning in 1983-1984. In 1988, the Mortgaged Property was entered into the Texas Commission on Environmental Quality (“TCEQ”) Closed Municipal Solid Waste Landfill program which implemented a landfill monitoring system including three soil vapor monitoring points, 11 passive methane vents, three soil vapor points and five groundwater monitoring wells. According to the most recent methane test report in May 2014, nine of 24 samples exceeded the 1% by volume methane concentration standard set by the TCEQ, however, the passive vents appeared to be in good working condition at the time of the assessment and are reportedly maintained monthly. In addition, the tenant spaces have interior methane sensors that are checked on a monthly basis and the logs for May to July 2016 indicate that all sensors have read zero. The Phase I ESA recommended (i) continue implementation of the related monitoring plan including submission of all reports and documentation related to methane monitoring on site to the TCEQ to ensure compliance with all regulations set forth in the Texas Municipal Solid Waste Regulations and (ii) that the TCEQ be contacted to determine whether groundwater monitoring needs be continued or whether the wells should be destroyed. Further, the lender obtained an environmental pollution liability insurance policy from Great American E&S Insurance Co. with policy limits of $1,000,000 per incident and $1,000,000 in the aggregate, with a $25,000 deductible, and a policy term of 13 years. Premiums for the policy period have been paid in full.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Fox Chapel Shopping Center, representing approximately 1.6% of the Initial Pool Balance, a dry cleaning tenant operated on-site from 1987 until late-2012. The related environmental consultant recommended that a Phase II subsurface investigation be performed in order to assess possible contamination from the tenant’s continued use of perchloroethylene as a dry cleaning solvent from late-2006 to late-2009. In addition, the property adjacent to the related Mortgaged Property was historically occupied by a dry cleaning tenant, and a December 2006 subsurface investigation revealed that the former adjacent dry cleaning facility impacted the Mortgaged Property. To mitigate the potential of environmental liability caused by the historic use, present use and future use of the Mortgaged Property, and potential impacts from the adjacent property, the borrower obtained an “Enviro Covered Location Insurance Policy (Site Environmental)”, issued by Lloyd’s Syndicates 623/2623. Such environmental insurance policy has a term of 10 years plus 30 days with a 3-year extended reporting period, a deductible of $25,000 per claim, and a limit of liability of $2,000,000 per claim and in the aggregate.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion, including with respect to hospitality properties, executing property improvement plans (“PIPs”). In certain cases, such PIPs may be required by the franchisor to maintain franchise affiliation, as described in “—Mortgage Pool Characteristics—Property Types—Hospitality Properties” above. For example, with respect to a Mortgaged Property that is currently undergoing or is expected to undergo material redevelopment, renovation or expansion and is a Mortgaged Property that (i) secures a Mortgage Loan that is one of the top 20 Mortgage Loans or (ii) where the related costs are anticipated to be more than 10% of the Cut-off Date Balance of the related Mortgage Loan:

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as 10 Hudson Yards, which secures a Mortgage Loan representing approximately 6.9% of the Initial Pool Balance (which is part of a whole loan with an aggregate original principal balance of $900.0 million), the borrower reserved approximately $125.4 million with the lender in connection with the remaining construction work, tenant improvements and build-out, which work is projected to be completed by June 30, 2017.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Blossom Cove, which secures a Mortgage Loan representing approximately 1.6% of the Initial Pool Balance, the borrower reserved $300,000 at origination of the Mortgage Loan into a future capital funds reserve in connection with various structural repairs and renovations at three of the buildings at the Mortgaged Property, including but not limited to, (i) leveling or replacing concrete floors, (ii) demolishing certain walls and (iii) replacing or reinstalling windows.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared, except for newly constructed properties, certain manufactured housing community properties and properties for which the borrower’s interest consists of a fee interest solely on the land and not any improvements, for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. None of these engineering reports are more than 7 months old (or in the case of the Prudential Plaza Mortgaged Property, 18 months old, and in the case of the Birch Run Premium Outlets Mortgaged Property, 12 months old) as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, the Mortgaged Property may be subject to ongoing litigation. For example:

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as FedEx Ground Portfolio, representing approximately 8.7% of the Initial Pool Balance, litigation was filed on August 24, 2016 against the mortgage borrower that owns the related Mortgaged Property identified on Annex A-1 to this prospectus as Fedex – Yonkers, NY (the sellers of the parcels that owned the subject Mortgaged Property prior to development, as well as the seller of the equity in the borrower to the sponsor, were also sued). The complaint is a claim for unpaid real estate commissions by a broker. The claim is for a 5% commission on the total sales price of 3 parcels (by 3 unrelated owners) for $58,500,000, or $2,925,000 in total commissions. The plaintiffs at this time are only able to produce written brokerage commission agreements for 2 of the 3 parcels (which sold for $28,000,000), and not for the third parcel, although they allege they represented the third seller as well. Both of the original commission agreements had expired (only one had a tail clause for 12 months after expiration, which had also expired) prior to the actual sale of the subject Mortgaged Property. The plaintiffs claim that they brought in the brokers who ultimately represented the sellers at the time of the sale as co-brokers. The plaintiffs also allege that SunCap Property Group, LLC (“SunCap”) induced the sellers to close the transaction without paying the plaintiffs. SunCap did in fact indemnify the sellers from any brokerage claims by the plaintiffs. The basis of their claims is (i) that plaintiffs procured the ultimate buyer (through their co-broker arrangement with the brokers at closing) and therefore the sellers are obligated to pay the commissions, (ii) breach of duties owed to them by the co-brokers, and (iii) tortious interference with their rights to the commissions by SunCap. SunCap disputes the allegations, and their primary defense is that the plaintiff did not have a listing agreement with respect to one of the parcels, and that the listing agreements with respect to the remaining parcels had expired. SunCap dealt only with the co-brokers that were paid, and states that the plaintiff did not play any role in procuring SunCap as the purchaser of the Mortgaged Property. As additional support for its indemnity of the sellers, SunCap placed $520,000 in escrow with SunCap’s local counsel.

With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as 229 West 43rd Street Retail Condo, which secures a Mortgage Loan representing approximately 7.7% of the Initial Pool Balance, Charles Kushner, who holds a minority non-controlling ownership interest in the borrower, was sentenced to two years in prison after pleading guilty to 16 counts of assisting in the filing of false tax returns, one count of retaliating against a cooperating witness and one count of making false statements to the Federal Election Committee. Charles Kushner is the father of Jared Kushner, the sponsor and guarantor.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Prudential Plaza, representing approximately 7.7% of the Initial Pool Balance, the Prudential Plaza Property was previously security for a $415 million first mortgage (the “Prior Loan”), which was deposited in equal portions in the JPMCC 2006-LDP7 and JPMCC 2006-CB16 securitization trusts (together, the “Prior Securitization”) and an affiliate of the borrower under the Prior Loan also obtained a $60.0 million original principal balance mezzanine loan from an affiliate of Northstar. In 2012, the first mortgage loan was transferred into special servicing as a result of impending lease expirations with two major tenants totaling approximately 19% of the total NRA, which tenants ultimately vacated the Mortgaged Property.

Mark Karasick and Michael Silberberg, the non-recourse carveout guarantors under the Prudential Plaza Whole Loan (the “Prudential Plaza Guarantors”) (then unaffiliated with the sponsorship of the Prior Loan), reached an agreement with the sponsor under the Prior Loan (the “Prior Sponsorship”) for an equity recapitalization. The Prudential Plaza Guarantors thereafter reached an agreement with the special servicer of the Prior Securitization, and in June 2013 the special servicer agreed to modify the Prior Loan to reflect a $336 million senior portion (the A note) and a $74 million junior portion (the hope note). As part of the loan modification, the Prudential Plaza Guarantors took control of the Prudential Plaza Mortgaged Property and the borrower under the Prior Loan. In connection with the recapitalization, the Prudential Plaza Guarantors contributed $76.5 million of new equity into the Prudential Plaza Mortgaged Property (while the Prior Sponsorship retained a minority non-controlling interest in the Mortgaged Property).

In addition, in connection with the modification of the Prior Loan, the N-Star CDO VIII securitization, as the holder of the $60 million mezzanine loan, agreed to convert the mezzanine loan into an unsecured loan (the “N-Star Unsecured Loan”) and entered into a subordination and standstill agreement which restricts the lender under the N-Star Unsecured Loan from (i) exercising remedies under the N-Star Unsecured Loan until the Prudential Plaza Whole Loan is fully satisfied and (ii) receiving any payments under the N-Star Unsecured Loan during any event of default or trigger period under the Prudential Plaza Whole Loan. In addition, a Northstar affiliate contributed $8.5 million of new equity into the Prudential Plaza Mortgaged Property at the time of the 2013 recapitalization.

On February 24, 2016, the trustees of the Prior Securitizations (the “Plaintiffs”) filed suit in the United States District Court for the Southern District of New York (Docket # 1:16-CV-01450 (JGK)) against (1) the Prudential Plaza Guarantors and (2) BFPRU I, LLC (the prior borrower) (together with the Prudential Plaza Guarantors, the “Defendants”). The current borrower under the Prudential Plaza Whole Loan is not named as a defendant in the suit.

The suit alleges among other things, that in connection with the calculation of the discounted payoff of the Prior Loan based on appraisals ordered by Plaintiffs and Defendants, the Defendants (i) breached agreements relating to the Prior Loan, (ii) engaged in fraud, willful misconduct and intentional misrepresentation by failing to provide complete and accurate information to the Plaintiffs and their appraisers about the Prudential Plaza Mortgaged Property, including approximately $5.8 million in prospective leasing activity relating to the Prudential Plaza Mortgaged Property, which failure had a material adverse effect on the “as-is” appraised value of the Prudential Plaza Mortgaged Property, and (iii) falsely certified that they had provided all financial, operating and leasing information about the Prudential Plaza Mortgaged Property and that none of the Defendants was aware of any additional financial, operating or leasing information that would have a material effect on the value of the Prudential Plaza Mortgaged Property. The complaint alleges that the Defendants’ actions resulted in a discount of approximately $83,794,494 in the payoff amount of the Prior Loan. Plaintiffs claim damages in the amount of the discount, plus prejudgment interest and all costs and expenses associated with the complaint.

On April 11, 2016, the Defendants filed a third-party complaint against the special servicer of the Prior Securitization for contribution and indemnity with respect to the claims of Plaintiffs, denying the allegations of the Plaintiffs’ complaint and alleging, among other things, that any prospective leasing activity was of no consequence to the “as-is” appraisals obtained in connection with the early payoff and that a substantial portion of the prospective new leasing activity alleged in the complaint was actually disclosed to the special servicer, which is alleged to have had a duty to the Defendants to disclose it to the Plaintiffs’ appraiser.

On May 4, 2016, the Plaintiffs filed an amended complaint and the Defendants filed an amended third-party complaint, both containing substantially the same causes of action as the initial complaint and expanding on certain allegations. On May 24, 2016, the Defendants filed a motion to dismiss the amended complaint of the Plaintiffs. In addition, the special servicer of the Prior Securitization filed a motion to dismiss the Defendants’ third-party complaint. Opposition to the motions to dismiss were filed on June 16, 2016, and replies in support of the motions to dismiss were filed on June 30, 2016. The court has not ruled on either motion to dismiss.

The Prudential Plaza Guarantors are guarantors with respect to certain matters relating to the Prudential Plaza Whole Loan. A judgment against the Prudential Plaza Guarantors in this matter, depending on the dollar amount involved, could have a material impact on the ability of the Prudential Plaza Guarantors to fulfill their obligations under the recourse guaranty. A personal bankruptcy of a Prudential Plaza Guarantor would trigger an event of default under the loan agreement; however, the Prudential Plaza Loan does not become recourse to the Prudential Plaza Guarantors upon personal bankruptcy of a Prudential Plaza Guarantor. The Prudential Plaza Whole Loan would also go into default if the Prudential Plaza Guarantors failed to collectively maintain the net worth or minimum liquid assets, as specified in the recourse guaranty. An event of default under the loan agreement would cause the Prudential Plaza Whole Loan to become a specially serviced loan under the COMM 2015-CCRE26 pooling and servicing agreement. The borrower is required under the loan agreement to pay special servicing fees associated with the Prudential Plaza Whole Loan. To the extent that the special servicing fees are not recovered from the borrower, the trust would be responsible for its proportionate share (approximately 12.0%) of the special servicing fees. Special servicing fees of the COMM 2015-CCRE26 special servicer are substantially similar to the compensation set forth in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Special Servicing Compensation”.

With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Blossom Cove, which secures a Mortgage Loan representing approximately 1.6% of the Initial Pool Balance, Neil Kadisha, one of the non-recourse carveout guarantors, was required to pay a $100,000,000 judgment awarded in 2006 in a civil action filed by the beneficiaries of a trust established for the benefit of the widow and children of a friend of Mr. Kadisha, of which Mr. Kadisha was trustee. The civil action included claims of breach of trust and breach of duty of loyalty. The judgment included $5,000,000 of punitive damages, based on evidence that Mr. Kadisha misappropriated trust assets and concealed his actions. The case was on appeal until late 2010, and the judgment was paid in 2011.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

Loan Purpose

Nineteen (19) of the Mortgage Loans, collectively representing approximately 68.8% of the Initial Pool Balance, were, in whole or in part, originated in connection with the borrower’s refinancing of a previous mortgage loan or credit facility secured by the Mortgaged Property.

Nine (9) of the Mortgage Loans, collectively representing approximately 22.3% of the Initial Pool Balance, were, in whole or in part, originated in connection with the borrower’s acquisition of the related Mortgaged Property.

One (1) Mortgage Loan, representing approximately 6.9% of the Initial Pool Balance, was, in whole or in part, originated in connection with the borrower’s recapitalization of the related Mortgaged Property.

One (1) Mortgage Loan, representing approximately 2.0% of the Initial Pool Balance, was, in whole or in part, originated in connection with the borrower’s recapitalization and acquisition of the related Mortgaged Property.

Default History, Bankruptcy Issues and Other Proceedings

Four (4) of the Mortgage Loans, collectively representing approximately 10.9% of the Initial Pool Balance, (i) were refinancings in whole or in part of a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the related Mortgaged Property, which prior loan was in default at the time of refinancing and/or otherwise involved a discounted pay-off, maturity extension, short sale or other restructuring or (ii) provided acquisition financing for the related borrower’s purchase of the related Mortgaged Property at a foreclosure sale or after becoming REO Property as described below:

●	With respect to the Mortgaged Property identified on Annex A-1 as Prudential Plaza, which secures a Mortgage Loan representing approximately 7.7% of the initial pool balance, a portion of the proceeds of the $415,000,000 original principal balance whole loan refinanced a prior loan secured by the mortgaged property and paid off a $336,000,000 A note. In connection with pay off, the prior lender cancelled a $24,000,000 B note (the “Hope Note”) (also secured by the Mortgaged Property) without repayment. For further information, see “Description of the Mortgage Pool—Litigation and Other Considerations”.

●	With respect to the Mortgaged Property identified on Annex A-1 as Blossom Cove, which secures a Mortgage Loan representing approximately 1.6% of the initial pool balance, the borrower sponsor acquired the Mortgaged Property for a below market price of $13.15 million in June 2014 following the foreclosure of a four-property portfolio loan (of which one property was the related Mortgaged Property) with an original loan balance of $30.895 million that was included in the BSCMS 2006-PW12 securitization. The proceeds of the Mortgage Loan were used in part to repay in full a bridge loan that was obtained by the borrower sponsor to purchase the Mortgage Property.

●	With respect to the Mortgaged Property identified on Annex A-1 as 1025 Arch Street Philadelphia, which secures a Mortgage Loan representing approximately 1.0% of the Initial Pool Balance, the borrower and the borrower sponsor and non-recourse carveout guarantor, Qiao Fei Zeng, were subject to a judgment in the amount of approximately $4,633,239 plus interest and attorney’s fees, with respect to a default on a mortgage loan secured by, among other things, (i) the borrower’s fee interest in the Mortgaged Property and (ii) the borrower sponsor’s guarantee of such mortgage loan obligations. The loan was paid off in full on June 6, 2014 and the judgment has been satisfied. The proceeds of the Mortgage Loan were used in part to repay in full a bridge loan that was obtained by the borrower sponsor to repay the prior loan.

●	With respect to the Mortgaged Property identified on Annex A-1 as Villages at Parker, which secures a Mortgage Loan representing approximately 0.5% of the Initial Pool Balance, the borrower sponsor acquired the Mortgaged Property for approximately $3.1 million in March 2014 following foreclosure on a mortgage loan with an original loan balance of $8.8 million that was included in the BSCMS 2007-PW16 securitization. The prior mortgage loan secured five buildings on the Mortgaged Property; after acquisition by the borrower sponsor, one of the buildings was sold to a tenant. The proceeds of the Mortgage Loan were used in part to repay in full a bridge loan that was obtained by the borrower to purchase the Mortgage Property.

In addition, with respect to certain of the Mortgage Loans, (a) related borrowers, sponsors and/or key principals (or affiliates thereof) have previously sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Properties referenced above in this sentence) that became the subject of foreclosure proceedings or a deed in lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or (b) a Mortgaged Property was acquired by the related borrower or an affiliate thereof through foreclosure or a deed in lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership.

For example, within approximately the last 10 years, with respect to the 20 largest Mortgage Loans:

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Birch Run Premium Outlets, which secures a Mortgage Loan representing approximately 4.6% of the Initial Pool Balance, the related sponsor, Simon Property Group, L.P., has sponsored other real estate projects over the last 10 years that have been the subject of mortgage loan defaults, foreclosure proceedings and deeds-in-lieu of foreclosure.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 80 Park Plaza, representing approximately 4.3% of the Initial Pool Balance, since 2007, the borrower sponsor, either directly or through one or more subsidiary entities, has had four loans placed into special servicing, three of which were foreclosed upon or deeded in lieu of foreclosure and one for which the note was purchased. Each loan was secured by commercial real estate unrelated to the Mortgaged Property.

With respect to certain of the Mortgage Loans, related borrowers, sponsors and/or key principals (or affiliates thereof) may previously have been the subject of personal bankruptcy proceedings, or a related Mortgaged Property has previously been involved in a borrower, principal or tenant bankruptcy.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Marriott Hilton Head Resort & Spa, representing approximately 1.0% of the Initial Pool Balance, in 2005 one of the non-recourse carveout guarantors, Columbia Sussex Corporation (“CSC”), acquired a portfolio of fourteen hotel properties from Blackstone Group, Inc., financed by a $1,100,000,000 loan from Bear Stearns Companies, Inc. and Bank of America Corporation (and $300,000,000 of sponsor equity). The debt included seven tiers of mezzanine debt, which Blackstone Group, L.P. purchased. The debt matured in October 2010 with an outstanding principal balance of $1,030,000,000. CSC was unable to refinance or restructure the loan and agreed to a deed-in-lieu of foreclosure and transferred ownership of the portfolio back to Blackstone Group L.P. In 2007, CSC acquired the Tropicana casinos in both Las Vegas and Atlantic City through a separate entity, Tropicana Entertainment. The New Jersey Casino Control Commission subsequently denied Tropicana Entertainment a gaming license, and as a result, Tropicana Entertainment was unable to operate the Tropicana casino in Atlantic City. Tropicana Entertainment defaulted on the loans that financed the acquisition and filed for Chapter 11 bankruptcy. CSC is still involved in litigation initiated by certain bondholders in connection with the Tropicana acquisition. In addition, CSC and/or CSC Holdings, LLC has been the borrower sponsor of various CMBS loans for which the related property has been acquired by the applicable lender in connection with a foreclosure or deed-in-lieu of foreclosure, as well as the borrower sponsor of certain nonrecourse loans that are currently in special servicing and/or where the related properties are being managed by an appointed receiver, are in foreclosure or have entered a deed-in-lieu transaction. CSC and/or CSC Holdings, LLC is also the borrower sponsor of loans in default outside of a securitization.

We cannot assure you that there are no other bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgage Loans or Mortgaged Properties, and/or a guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”, “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	Eleven (11) of the Mortgaged Properties, securing in whole or in part five (5) Mortgage Loans, representing approximately 12.9% of the Initial Pool Balance by Allocated Loan Amount, are leased to a single tenant.

●	Amazon is one of the five largest tenants by NRSF as set forth in Annex A-1 at two (2) of the Mortgaged Properties securing two (2) Mortgage Loans, representing in the aggregate approximately 10.0% of the aggregate principal balance of the pool of Mortgage Loans as of the Cut-off Date by Allocated Loan Amount.

See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations. Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top ten Mortgage Loans, see the related summaries attached as Annex A-3 to this prospectus. In addition, see Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office and mixed use Mortgaged Property. Even if none of the top five tenants at a particular Mortgaged Property as identified on Annex A-1 have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may still be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan. Identified below are certain material lease expirations or concentrations of lease expirations with respect to the Mortgaged Properties:

●	In certain cases, the lease of a single tenant, major tenant or anchor tenant at a multi-tenanted Mortgaged Property expires prior to the maturity date of the related Mortgage Loan.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified in the following table, such Mortgaged Property is occupied by a single tenant under a lease which expires prior to, or within 12 months after the maturity (or, in the case of the ARD Loan, the anticipated repayment date) of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Lease Expiration Date	Maturity Date
807 Montgomery Street	0.8%	10/31/2023	11/6/2026

●	With respect to the Mortgaged Properties shown in the following table, one or more leases representing 50% or greater of the net rentable square footage of the related Mortgaged Property

(excluding Mortgaged Properties leased to a single tenant and set forth in the bullet above) expire in a single calendar year prior to, or the same year as, the maturity of the related Mortgage Loan. There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage of the related Mortgaged Property expire over several calendar years prior to maturity (or, in the case of the ARD Loan, the anticipated repayment date) of the related Mortgage Loan.

Mortgaged Property Name	Tenant Name	% of the Initial Pool Balance by Allocated Loan Amount	% of NRSF Expiring	Date(s) of Expiration	Maturity Date
Park Square Portland	Cambia Health Solutions	4.3%	66.5%	12/31/2023	11/6/2026
Starbucks Center	Starbucks	3.6%	76.4%	9/30/2025	10/6/2026
Airport Industrial Center	BAE Systems	2.5%	58.8%	2/28/2026	11/6/2026
Fox Chapel Shopping Center	Various(1)	1.6%	68.7%	2022(1)	11/6/2026
55 East 59th Street (Office Condo)	Various(2)	0.7%	73.9%	5/31/2020	11/6/2026

(1)	Leases for Giant Food (which is subleasing all of its space to Great Wall International Supermarket), Gold’s Gym, India Palace Bar & Tandoor and Fox Chapel Animal Hospital expire on April 30, 2022, May 31, 2022, June 30, 2022 and April 30, 2022, respectively.

(2)	Leases for Farient Advisors, LLC and Mark Bruce International each expires on May 31, 2020. The lease for Doft & Co., Inc expires on November 30, 2019, resulting in leases for 100% of the space expiring within a single six-month period.

●	In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity (or, in the case of the ARD Loan, the anticipated repayment date) of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property.

Furthermore, commercial retail tenants having stores at multiple locations may experience adverse business conditions that result in their deciding to close under-performing stores. We cannot assure you that any tenant or anchor tenant at a Mortgaged Property will not close stores, including stores at or near the Mortgaged Property.

Terminations. In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate its lease. For example (with respect to the largest 20 Mortgage Loans and the largest five tenants at each Mortgaged Property as identified on Annex A-1):

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Prudential Plaza, which secures a Mortgage Loan representing approximately 7.7% of the Initial Pool Balance, the largest tenant, Wilson Sporting Goods Co., has a one-time right to terminate its lease on December 31, 2026, by providing at least 15 months prior written notice and the payment of a termination fee. The third largest tenant, Clark Hill, has a right to terminate its lease beginning on December 31, 2026, by providing written notice at least 15 months prior and the payment a termination fee.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as 10 Hudson Yards, which secures a Mortgage Loan representing approximately 6.9% of the Initial Pool Balance, Boston Consulting Group, Inc. (“BCG”), the third largest tenant, has a one-time right to reduce its leased space by up to two full contiguous floors (either in the top half or bottom half of their space), which right may be exercised either (i) between January 31, 2026 and January 31, 2027 or (ii) between January 31, 2028 and January 31, 2029, with 18 months’ prior written notice and the payment of a contraction fee.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as 60 Madison Avenue, which secures a Mortgage Loan representing approximately 5.6% of the Initial Pool Balance, the largest tenant, Tapad Inc., has a one-time termination option (i) with respect to approximately 18,759 sq. ft. of its 28,020 sq. ft. of leased space effective January 31, 2019, provided that the tenant provides notice no more than 180 days and no less than 120 days prior to effective date and pays a $94,904 termination fee and (ii) with respect to approximately 9,261 sq. ft. of leased space effective November 27, 2020, provided that the tenant provides notice no less than 240 days prior to the effective date of the termination and pays a termination fee equal to the borrower’s initial construction costs plus the commission amount payable to a broker in connection with the terminated lease. In addition, the second largest tenant, Massachusetts Mutual Life Insurance Company, has a one-time termination option with respect to all, or a portion, of its leased space, effective March 14, 2022, provided that the tenant provides notice no more than 12 months and no less than 9 months prior to the effective date of the termination and pays a termination fee.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Park Square Portland, which secures a Mortgage Loan representing approximately 4.3% of the Initial Pool Balance, the largest tenant, Cambia Health Solutions, has an option to terminate its lease with respect to approximately 15,597 sq. ft. of storage space at the Mortgaged Property on December 31, 2018 subject to nine months prior written notice to the borrower. The second largest tenant, the Oregon Department of Justice, has an option to terminate its lease in July 31, 2026 upon 365 days prior written notice to the borrower and the payment of a termination fee. The third largest tenant, Ecova Inc, has a one-time right to terminate its lease as of June 30, 2020 upon 12 months’ prior written notice to the borrower.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Airport Industrial Center, which secures a Mortgage Loan representing approximately 2.5% of the Initial Pool Balance, the largest tenant, BAE Systems, has (i) a one-time right to terminate its lease effective August 31, 2024, upon at least 18 months’ prior written notice and the payment of a termination fee and (ii) an option to surrender approximately 45,250 sq. ft. of its 651,214 sq. ft. leased space effective March 1st of any year during the term of the lease, upon at least six months’ prior written notice. In addition, the second largest tenant, Raytheon Company, has a right to terminate its lease with respect to all or a portion of its leased space upon 180 days’ prior written notice provided (i) the U.S. Navy terminates the tenant’s contract for the Phalanx Close-In-Weapon System (“CIWS”), or (ii) the U.S. Navy provides written notice that it will not give further contract awards to the tenant for work to be completed at the leased premises. In addition, Raytheon Company has a right to terminate its lease with respect to all or a portion of its leased space upon 90 days’ written notice if the level of work completed at the leased premises with respect to the CIWS and Target Acquisition System diminishes to the extent that such work is not profitable, as calculated by the tenant. With respect to the Raytheon Company termination, such termination will not be effective prior to the termination or completion of the existing contract between the U.S. Navy and the tenant for such work to be performed at the Mortgaged Property. Raytheon Company may exercise any termination rights with respect to either (i) all of its 351,393 sq. ft. of leased space or (ii) the portion of its leased space in Building L, representing 103,114 sq. ft. of its leased space.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Blossom Cove, which secures a Mortgage Loan representing approximately 1.6% of the Initial Pool Balance, the largest tenant, HEB Grocery Company, LP, has the right to reduce its space with regard to any portion of its leased premises located in Building A and/or Building D of the Mortgaged Property upon 180 days’ prior written notice, provided, the tenant (i) pays to the borrower the amount of any unamortized leasing commissions with respect to the surrendered space and (ii) constructs a demising wall to separate the surrendered space from the remainder of the leased premises. After surrendering its space, the tenant’s rent will be reduced in direct proportion to the size of the surrender premises.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Fox Chapel Shopping Center, representing approximately 1.6% of the Initial Pool Balance, the second largest tenant, Gold’s Gym, has a one-time termination option between December 1, 2017 and November 30, 2018 if the tenant sells all of its assets to one purchaser, provided that the tenant pays a termination fee equal to one year of rent and unamortized tenant improvements and leasing commissions.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as 12603 Southwest Freeway Office Building, representing approximately 1.3% of the Initial Pool Balance, the second largest tenant, Mechanical Equipment Company, Inc., has a one-time right to terminate its lease on March 31, 2020 upon six months’ notice and the payment of a termination fee equal to any unamortized tenant improvements, leasing commissions and rent abatements.

See Annex A-3 for more information on material termination options relating to the largest 10 Mortgage Loans.

Other. Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation. For example, with respect to single tenant properties or tenants that are one of the top five tenants at a Mortgaged Property identified on Annex A-1 with respect to the largest 20 Mortgage Loans or tenants individually or in the aggregate representing more than 25% of the net rentable area at the Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or are in rent abatement periods as set forth below:

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as 8 Times Square & 1460 Broadway, representing approximately 10.3% of the Initial Pool Balance, the second largest tenant, Foot Locker, has not opened for business and has a free rent period until September 15, 2017. The related borrower deposited approximately $8,480,556 into a free rent reserve at origination of the Mortgage Loan.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as 229 West 43rd Street Retail Condo, which secures a Mortgage Loan representing approximately 7.7% of the Initial Pool Balance, National Geographic, the second largest tenant, took possession of its leased space in October 2016 is expected to open for business in August 2017 and is required to commence paying rent in October 2017, following a free rent period from October 2016 through September 2017, and the third largest tenant, Gulliver’s Gate, took possession of its Leased space in January 2016, is expected to open by March 2017, and is required to commence paying rent in January 2017, following a free rent period from January 2016 until January 4, 2017. At origination, the borrowers reserved $11,061,751, of which $5,917,808 relates to National Geographic, $1,303,962 relates to Gulliver’s Gate, and the remaining portion relates to free rent and rent abatement periods for other tenants.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Prudential Plaza, which secures a Mortgage Loan representing approximately 7.7% of the Initial Pool Balance, the largest tenant, Wilson Sporting Goods Co., has entered into a lease to occupy 87,386 sq. ft., which will commence in January 2018 and has rent abatement periods on the first month of each year during the term of the lease. The second largest tenant, Optiver US LLC, has a rent abatement period from May 2017 to October 2017 and a rent abatement period from May 2018 to September 2018. Optiver US LLC has also entered into a lease to occupy an additional 25,450 sq. ft., which will commence in May 2017. The third largest tenant, Clark Hill, has entered into a lease to occupy 71,813 sq. ft., which will commence in January 2017 and has a rent abatement period from January 2017 to July 2017. The fifth largest tenant, CBS Radio Holdings Corp., has a rent abatement period from May 2018 to December 2019. The borrower reserved $12,911,435 at origination of the Mortgage Loan, $611,871 of which relates to Optiver US LLC, $706,592 of which relates to Clark Hill, $1,280,091 relates to CBS Radio Holdings Corp. and the remaining portion of the reserve relates to rent abatement periods for other smaller tenants.

Furthermore, McGraw Hill Financial, Inc. is currently a tenant under various leases that represent in the aggregate 151,662 sq. ft., which will expire on November 30, 2016. McGraw Hill Financial, Inc. currently subleases 23,199 sq. ft. to The University of Chicago and 49,998 sq. ft. to McDermott Will & Emery LLP, with both subleases expiring on November 30, 2016. McDermott Will & Emery LLP has signed a direct lease to take over the space that it is currently subleasing from McGraw Hill Financial, Inc. when McGraw Hill Financial, Inc.’s lease expires on November 30, 2016. McGraw Hill Financial, Inc. has executed a new lease for 24,226 sq. ft. that expires on November 30, 2026. Other than this space, the McGraw Hill Financial, Inc. leased space was not given any value in underwriting the Prudential Plaza Whole Loan.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as 10 Hudson Yards, which secures a Mortgage Loan representing approximately 6.9% of the Initial Pool Balance, the third largest tenant, BCG, took occupancy of 3 of its 5 floors and is expected to take occupancy of the remaining floors by the end of 2016, with rent commencing in May 2017, following a free rent period through April 2017. SAP, the fourth largest tenant, took occupancy of 3 of its 5 floors and is expected to take occupancy of its remaining leased space in the winter of 2017, with rent commencing June 18, 2017, following a free rent period through June 17, 2017. Intersection, the fifth largest tenant, has taken occupancy, with rent commencing January 29, 2017 for the space on the 26th floor, following a free rent period through January 28, 2017 and July 29, 2017 for the space on the 27th floor, following a free rent period through July 28, 2017. The borrower reserved $34,160,073 at origination of the Mortgage Loan, $12,032,622 of which relates to BCG, $10,529,239 of which relates to SAP, $3,367,625 of which relates to Intersection, and the remaining portion of the reserve relates to free rent periods for other tenants.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Irvine Crossing, representing approximately 6.4% of the Initial Pool Balance, the largest tenant, Amazon, has a Golden State free rent period from November 15, 2016 through January 31, 2017. At the Mortgage Loan origination, the borrower deposited (i) $16,104,861 into a Golden State holdback reserve and (ii) $425,250 into a free rent reserve. Pursuant to the Mortgage Loan documents, the borrower is entitled to the release of the holdback reserve upon delivery to the lender of a lease commencement certificate executed by the tenant, which was delivered reflecting a lease commencement date of November 15, 2016. The borrower has requested release of the amounts in the holdback reserve and $1,810,427.74 from the landlord improvement reserve and it is anticipated that such funds will be released to the borrower prior to the Closing Date.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as 60 Madison Avenue, which secures a Mortgage Loan representing approximately 5.6% of the Initial Pool Balance, the largest tenant, Tapad Inc., is in a free rent period through June 2019 with respect to approximately 18,759 sq. ft. of its 28,020 sq. ft. of leased space. The second largest tenant, Massachusetts Mutual Life Insurance Company, is in a free rent period through March 14, 2017 with respect to approximately 16,540 sq. ft. of its 27,891 sq. ft. of leased space. The fourth largest tenant, The Atlantic Monthly Group, Inc. has a free rent period for November 2017. The borrower reserved $822,057 at the origination of the Mortgage Loan, $443,739 of which relates to Massachusetts Mutual Life Insurance Company, $84,402 of which relates to Tapad Inc., $90,523 of which relates to The Atlantic Monthly Group, Inc. and the remaining portion of which relates to free rent periods for other smaller tenants.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as 55 1/2 Greene Street, which secures a Mortgage Loan representing approximately 4.6% of the Initial Pool Balance, Care Creations, the largest tenant, is required to commence paying full rent in February 2019, following a rent abatement period through January 2019, and the second largest tenant, Dr. Smood, is expected to open for business by February 2017, and is required to commence paying rent in March 2017, following a free rent period through February 2017. At origination, the borrowers reserved approximately $1,769,167, of which approximately $1,681,667 relates to Care Creations and approximately $87,500 relates to Dr. Smood.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Park Square Portland, which secures a Mortgage Loan representing approximately 4.3% of the Initial Pool Balance, the fourth largest tenant, Garden Bar, has a free rent period through January 2017. At origination, the borrower reserved $3,167 with respect to such free rent.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Starbucks Center, which secures a Mortgage Loan representing 3.6% of the Initial Pool Balance, the largest tenant, Starbucks, leases approximately 1,151,196 sq. ft., or 76.4% of the net rentable area at the Mortgaged Property, including new lease amendments to occupy approximately 64,472 sq. ft., for which the tenant is in occupancy and commenced paying rent in October 2016, 17,640 sq. ft., for which rent payments are required to commence no later than February 2017, and 62,851 sq. ft., for which rent payments are required to commence no later than October 2017. The tenant is not yet in occupancy of the portion of the leased premises for which rent payments have not yet commenced. The third largest tenant, Amazon, which leases approximately 45,567 sq. ft., or 3.0% of the net rentable area at the Mortgaged Property pursuant to a lease dated June 1, 2016, is paying full rent on its entire space, but a portion of its leased premises are not yet open and is expected to open in December 2016. At origination, $303,780 was deposited into a rent concession reserve to cover rental payments for four months through December 2016.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Sam Moon Center, which secures a Mortgage Loan representing approximately 2.5% of the Initial Pool Balance, the second largest tenant, Texas Family Fitness, is expected to take occupancy in March 2017, subject to conditions set forth in the lease. The borrower reserved $2,830,372 at the origination of the Mortgage Loan for the completion of certain landlord work and tenant improvements of the related leased premises. Pursuant to the Mortgage Loan agreement, the lender is required to disburse to the borrower an amount equal to 50% of such reserve upon the satisfaction of certain conditions, including the delivery to the lender of an estoppel certificate certifying that the landlord work has been completed and the tenant has accepted delivery of the related leased premises, and is required to release the remaining amount upon the satisfaction of certain conditions, including evidence of completion of all tenant improvements, occupancy of the premises by the tenant and achievement of a debt yield of 8.0% or greater for the Mortgaged Property. In addition, the tenant has a six month rent free period that begins upon the commencement of the lease. The borrower reserved $147,000 in a free rent reserve and $37,100 in a prepaid rent reserve at the origination of the Mortgage Loan with respect to such free rent period.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as 172 5th Avenue, which secures a Mortgage Loan representing approximately 1.6% of the Initial Pool Balance, at origination the borrower deposited $107,698 into a free rent reserve account, of which $95,833 is related to the sole retail tenant, Rituals Cosmetics, and $11,865 is related to the residential units at the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions”.

See Annex A-3 for more information on other tenant matters relating to the largest 20 Mortgage Loans.

Purchase Options and Rights of First Refusal

Below are certain purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property with respect to certain of the Mortgaged Properties.

●	With respect to the Mortgaged Properties identified on Annex A-1 to this prospectus as Starbucks Center, Sam Moon Center, Mills Fleet Farm, Marriott Hilton Head Resort & Spa and Villages at Parker, securing Mortgage Loans representing approximately 9.7% of the Initial Pool Balance, certain tenants, franchisors, property managers, ground lessors, developers or owners’ associations at such Mortgaged Properties or other parties have a purchase option or a right of first refusal or right of first offer, upon satisfaction of certain conditions, to purchase all or a portion of the related Mortgaged Property in the event the related borrower decides to sell the related Mortgaged Property or its leased premises.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates including, in certain circumstances under an operating lease between a borrower and an affiliate of the related borrower. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 20% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower, excluding Mortgaged Properties that are leased to an affiliate of the borrower that functions as an operating lease:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 1025 Arch Street Philadelphia, representing approximately 1.0% of the Initial Pool Balance, the largest tenant, 9 Dragon, is a restaurant and bar owned by Yu Di Cheng, the borrower sponsor’s uncle, and occupies 21,000 sq. ft.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Avenue Mentry 2, representing approximately 0.9% of the Initial Pool Balance, the sole tenant, Forrest Machining, Inc., is an affiliate of the borrower and occupies 100% of the net rentable area of the Mortgaged Property as an aircraft frame manufacturing space.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. Seven (7) of the Mortgaged Properties, securing 17.1% of the Initial Pool Balance, are located in areas that are considered a high earthquake risk. These areas include all or parts of the states of California, Washington, Utah and Oregon.

In the case of 25 Mortgaged Properties which secure in whole or in part 18 Mortgage Loans, representing approximately 78.9% of the Initial Pool Balance by Allocated Loan Amount, the related borrowers maintain insurance under blanket policies, except that in the case of the Mortgaged Properties identified on Annex A-1 as Marriott Hilton Head Resort & Spa and Amsdell Michigan Self Storage Portfolio 3.0, which secure Mortgage Loans representing approximately 1.0% and 0.8%, respectively, flood coverage is not part of the borrowers’ blanket insurance policy, and the borrowers obtained a separate policy for such coverage.

Certain of the Mortgaged Properties may be insured by, or subject to self-insurance on the part of, a sole or significant tenant or the property manager as described below:

●	With respect to the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as FedEx Ground Portfolio, representing approximately 8.7% of the Initial Pool Balance, to the extent that certain conditions are satisfied under the related Mortgage Loan documents, including that the single tenant at each of the Mortgaged Properties maintains coverage for the Mortgaged Property reasonably satisfactory to the lender, the related borrower is deemed to be in compliance with the insurance requirements of the related Mortgage Loan documents. The related borrower is at all times required to maintain commercial general liability insurance, business interruption insurance and terrorism coverage with respect to the related Mortgaged Property.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Starbucks Center, which secures a Mortgage Loan representing approximately 3.6% of the Initial Pool Balance, the Mortgage Loan documents provide that the second largest tenant, Home Depot, is permitted to provide the insurance required to be maintained by the borrower under the Mortgage Loan documents with respect to the Home Depot parcel or is permitted to self-insure (other than flood insurance (if the Home Depot parcel is located in a special flood hazard area), and terrorism insurance (which shall include rental loss and/or business interruption insurance for perils of terrorism and acts of terrorism) (which is required to be maintained by the borrower)), provided, among other things, (i) such tenant complies with the insurance requirements set forth in the Home Depot lease, (ii) such tenant’s lease is in effect and no default has occurred under the lease, (iii) such tenant maintains a “BBB” rating from S&P and (iv) if such tenant is providing self insurance, it maintains a net worth of at least $100 million. If such tenant fails to provide acceptable insurance coverage with respect to the Home Depot parcel, the borrower is required to obtain or provide supplemental coverage to meet the requirements under the Mortgage Loan documents.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Airport Industrial Center, which secures a Mortgage Loan representing approximately 2.5% of the Initial Pool Balance, the related borrower may rely on insurance maintained by the largest tenant, BAE Systems, with respect to the portion of the Mortgaged Property leased by the tenant, so long as the tenant’s lease is in effect and no default has occurred under the lease and the tenant’s insurance meets the requirements under the related Mortgage Loan documents. If the tenant fails to provide acceptable insurance coverage, the borrower is required to obtain or provide supplemental coverage to meet the requirements under the Mortgage Loan documents.

●	With respect to the Mortgaged Property or portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Mills Fleet Farm and Shopko West Valley City, which secure Mortgage Loans representing approximately 2.0% and 0.5%, respectively, of the Initial Pool Balance, each related borrower may rely on the related sole tenant’s insurance or, in certain cases, self-insurance, so long as the sole tenant’s lease is in effect and no default has occurred under the lease and the tenant’s insurance meets the requirements under the related Mortgage Loan documents, which in certain cases may refer to the requirements under the related lease. If a sole tenant fails to provide acceptable insurance coverage, the related borrower must obtain or provide supplemental coverage to meet the requirements under the related Mortgage Loan documents.

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

With respect to the Mortgaged Properties identified on Annex A-1 to this prospectus as 229 West 43rd Street Retail Condo, 60 Madison Avenue, 55 1/2 Greene Street and 172 5th Avenue, which secure Mortgage Loans representing approximately 19.6% of the Initial Pool Balance, the Mortgaged Properties, or a portion thereof, have been designated as a “landmark”, “landmark site” or part of a “historic district” by the New York City Landmarks Preservation Commission. As a result, any construction, reconstruction, demolition or alteration (including restoration following a casualty or condemnation), with the exception of ordinary repairs and maintenance, must be approved by the New York City Landmarks Preservation Commission.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Mills Fleet Farm, representing approximately 2.0% of the Initial Pool Balance, pursuant to the sole tenant’s lease, the borrower is prohibited from transferring, selling or otherwise conveying any individual Mortgaged Property to a transferee who operates, or has an affiliate that operates, a store selling any or all of the following: hunting and fishing equipment and licenses, small appliances, housewares, lawn and garden supplies, paint, pet supplies, tools, farm supplies, sporting goods, automotive goods, hardware and apparel.

With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Marriott Hilton Head Resort & Spa, which secures a Mortgage Loan representing approximately 1.0% of the Initial Pool Balance, the Mortgaged Property is subject to a master plan (the “Palmetto Dunes Plantation Master Plan”) within the PD-1 zoning district as identified on the Town of Hilton Head’s official zoning map. The specific Palmetto Dunes Plantation Master Plan land use designation for the Mortgaged Property is “hotel”. In connection with the Palmetto Dunes Plantation Master Plan, the Mortgaged Property is subject to approval from the design review board for certain external changes.

With respect to the Mortgaged Property identified on Annex A-1 as 807 Montgomery Street, which secures a Mortgage Loan representing approximately 0.8% of the Initial Pool Balance, the Mortgaged Property is subject to a California Mills Act Historic Property Agreement (“Mills Agreement”), which was entered into and recorded in December 2015, pursuant to which the borrower receives a real estate tax abatement in exchange for the maintenance of a historic property. The Mills Agreement runs through 2025 with automatic annual renewals thereafter unless cancelled by the borrower or the City of San Francisco. The Mills Agreement requires the borrower to maintain the Mortgaged Property including inspections, cleaning, and as-needed maintenance, which costs have been estimated by the City of San Francisco to be approximately $22,169 annually. The City of San Francisco may only terminate the agreement during its initial term if (i) the borrower breaches the Mills Agreement or (ii) the Mortgaged Property has deteriorated such that the Mortgaged Property is unsafe or no longer meets the state standards for a historic property. If the Mills Agreement is breached during the initial term, the City of San Francisco may increase real estate taxes and charge a cancellation fee equal to 12.5% of the then market value of the Mortgaged Property. Pursuant to its lease, the sole tenant, Winton Capital U.S., LLC, is required to pay any increase in taxes resulting from the loss of the real estate tax abatement. Real estate taxes were underwritten based on the abated 2016-2017 taxable value of $3,900,000. We cannot assure you that the cash flow from the related Mortgaged Property will support the increase in tax liability following a termination of the real estate tax abatement.

With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Hotel Portofino, which secures a Mortgage Loan representing approximately 0.6% of the Initial Pool Balance, the Mortgaged Property is subject to water rationing imposed by the local utility provider, Southern California Edison, and governed by the California Public Utilities Commission, with a per-month water allotment of approximately 60% of the monthly amount of water used at the Mortgaged Property during the period of June 2012 through May 2013, as well as restrictions on water use pursuant to Stage 3 water conservation measures under California state law, which include, among other things, a restriction that limits the use of sprinklers for watering the landscaping to a specified one-hour window each week.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Appraised Value

In certain cases, in addition to an “as-is” value, the appraisal states an “as complete”, “hypothetical as-is” or “as-stabilized” value for the related Mortgaged Property that assumes that certain events will occur with respect to re-tenanting, construction, renovation or repairs at such Mortgaged Property. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. With respect to the Mortgaged Properties that secure the Mortgage Loans listed in the following table, the respective Cut-off Date LTV Ratio and Maturity Date LTV Ratio was calculated using the related “as complete”, “hypothetical as-is” or “as-stabilized” Appraised Value, as opposed to the “as-is” Appraised Values, each as set forth in the following table:

Mortgage Loan Name	% of Initial Pool Balance	Cut-off Date LTV Ratio (other than “As-Is”)	Maturity Date LTV Ratio (other than “As-Is”)	(Other than “As-Is”) Appraised Value	Cut-off Date LTV Ratio (“As-Is”)	Maturity Date LTV Ratio (“As-Is”)	“As-Is” Appraised Value
229 West 43rd Street Retail Condo	7.7%	60.6%	60.6%	$470,000,000(1)	64.0%	64.0%	$445,000,000
10 Hudson Yards	6.9%	32.9%	32.9%	$2,150,000,000(2)	34.5%	34.5%	$2,050,000,000
Irvine Crossing	6.4%	57.3%	57.3%	$109,000,000(3)	59.5%	59.5%	$105,000,000
Airport Industrial Center	2.5%	72.5%	63.0%	$34,200,000(4)	75.9%	65.9%	$32,680,000
Hampton Inn & Suites - University of Central Florida	1.0%	62.4%	50.7%	$16,000,000(5)	64.4%	52.4%	$15,500,000

(1)	Reflects an appraisal on a “Hypothetical As-Is” basis, which assumes remaining contractual obligations totaling approximately $24.2 million, consisting of approximately $10.0 million in free rent, $4.4 million in leasing commissions, $7.6 million in tenant improvements, and $2.2 million in capital improvements, are expended as of October 1, 2016. Approximately $25.6 million was reserved at origination of the 229 West 43rd Street Retail Condo Whole Loan.

(2)	Reflects an appraisal on a “Hypothetical As-Is” basis, which assumes remaining contractual obligations and remaining costs of approximately $108,600,000 are expended as of July 1, 2016. As of September 30, 2016, approximately $69.0 million of such contractual obligations and costs remain, which amount was reserved upon origination of the 10 Hudson Yards Whole Loan.

(3)	Reflects an appraisal on an “As Complete” basis, which assumes the completion of building improvements and tenant improvements associated with the lease of the largest tenant, Amazon, as of October 1, 2016. Approximately $19.5 million was reserved at origination of the Mortgage Loan. According to the borrower, the building improvements have been completed, as evidenced by a lease commencement certificate delivered from Amazon to the borrower on November 17, 2016.

(4)	Reflects an appraisal on an “As-Stabilized” basis, which assumes completion of unpaid tenants improvements and leasing commissions associated with the renewal of the lease of the largest tenant, BAE Systems, as of September 12, 2017, which amount was partially paid at origination with the remaining $900,000 reserved in the TI/LC account.

(5)	Reflects an appraisal on an “As Complete” basis, which assumes that a $150,000 PIP is completed as of August 1, 2017. At origination, after finalization of a PIP required by the franchise agreement, the borrower reserved $132,000, the full amount of the estimated expenses for such PIP.

For additional information regarding the appraisals obtained by the sponsors or, in the case of any mortgage loan acquired and re-underwritten by the related sponsor, appraisal(s) obtained by the related originator and relied upon by such sponsor, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation” and “—Citigroup Global Markets Realty Corp.” in this prospectus. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans are generally non-recourse, the Mortgage Loans generally provide for recourse to the borrower and the related guarantor for liabilities that result from, for example fraud by the borrower, certain voluntary insolvency proceedings or other matters. However, certain of the Mortgage Loans may not contain such non-recourse carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. As such, we cannot assure you that the related guarantor will be willing or able to satisfy its obligations under the Mortgage Loan documents. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts.

See the exceptions to representation and warranty number 26 in Annex D-1 indicated on Annex D-2 and Annex D-3 for additional information.

●	The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

●	Certain of the Mortgage Loans provide, with respect to liability for breaches of the environmental covenants in the Mortgage Loan documents, that the recourse obligations for environmental indemnification may terminate immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or in some cases, after a permitted transfer of the Mortgaged Property).

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 8 Times Square & 1460 Broadway, representing approximately 10.3% of the Initial Pool Balance, an ESA reported that suspect asbestos containing materials (“ACM”) have been identified. The ESA concluded the suspect ACMs can be maintained in place with an asbestos operation and maintenance (“O&M”) plan. Implementation of an O&M program was required and provided at origination of the Mortgage Loan. To mitigate the potential of environmental liability, and in lieu of an environmental indemnity by the related borrower sponsor or any other third party besides the borrower, the borrower obtained a Z Choice® Real Estate Environmental Liability policy. Such environmental insurance policy was issued by Zurich American Insurance Company (admitted through the New York Free Trade Zone) and has (i) a term of 10 years, (ii) a deductible of $25,000 per pollution event and (iii) a limit of liability of $5,000,000 per pollution event and in the aggregate.

●	With respect to the Mortgaged Property identified on Annex A-1 as 229 West 43rd Street Retail Condo, which secures a Mortgage Loan representing approximately 7.7% of the Initial Pool Balance, Joshua Kushner, a key principal and holder of a non-controlling interest in the borrower, is permitted under the Mortgage Loan documents to be a replacement guarantor upon the death or incapacity of the guarantor, Jared Kushner, without the consent of the lender, provided, among other things, Joshua Kushner satisfies the guarantor financial covenants.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as 10 Hudson Yards, which secures a Mortgage Loan representing 6.9% of the Initial Pool Balance, there is no separate nonrecourse carveout guarantor or environmental indemnitor other than the related borrower.

●	With respect to the Mortgaged Property identified on Annex A-1 as Birch Run Premium Outlets, which secures a Mortgage Loan representing approximately 4.6% of the Initial Pool Balance, the liability of the guarantor under its related guaranty is capped at an amount equal to 20% of the original principal balance of the related Whole Loan for so long as Simon Property Group, L.P. (“Simon L.P.”) is the guarantor. In addition, subject to the satisfaction of certain requirements in the Mortgage Loan documents, the borrower is permitted to replace the existing guarantor with an entity controlled by Simon L.P. or Simon Property Group, Inc. for liabilities covered under the existing guaranty (which includes environmental indemnity provisions) for the Mortgage Loan accruing after the date of such replacement.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Park Square Portland, which secures a Mortgage Loan representing 4.3% of the Initial Pool Balance, there is no separate nonrecourse carveout guarantor or environmental indemnitor other than the related borrower.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as 667 Madison Avenue, which secures a Mortgage Loan representing approximately 4.1% of the Initial Pool Balance, the non-recourse carveout guarantor is capitalized solely with a $5,000,000 demand note and is liable under similar guaranties on other loans.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Starbucks Center, which secures a Mortgage Loan representing 3.6% of the Initial Pool Balance, there is no separate nonrecourse carveout guarantor other than the related borrower, and the liability of the guarantor under the environmental indemnity is capped at an amount equal to $1,000,000.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Blossom Cove, which secures a Mortgage Loan representing approximately 1.6% of the Initial Pool Balance, the aggregate liability of the guarantors is capped at $15,800,000. Such cap excludes and does not apply to (A) attorneys’ fees and other expenses incurred in the enforcement of the liability of the guarantors under the recourse guaranty, (B) recourse liability for losses arising from (i) fraud, willful misconduct or intentional material misrepresentation of the borrower or the guarantors, (ii) breach of any environmental representations or covenants in the Mortgage Loan documents relating to environmental laws, hazardous substances or asbestos, or (iii) misappropriation or conversion by or on behalf of the borrower of gross revenues, insurance proceeds or condemnation awards, (C) full recourse liability for the borrower filing a voluntary petition under federal or state bankruptcy law, (D) the environmental indemnity agreement included in the Mortgage Loan Documents or (E) any guarantor or approved replacement guarantor other than (i) the initial guarantors, or (ii) an approved replacement guarantor that results or is required in connection with a permitted transfer (x) related to or in connection with the estate planning of an initial guarantor or (y) that occurs by devise or bequest or by operation of law upon the death of an initial guarantor.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as 229 West 43rd Street Retail Condo, which secures a Mortgage Loan representing approximately 7.7% of the Initial Pool Balance, the Mortgaged Property benefits from tax abatements provided through the New York City Industrial and Commercial Incentive Program (“ICIP”). Under the ICIP, taxes on improvements are exempt from real estate taxes for 8 years and thereafter are phased in at 20% increments from year 9 through year 13. The ICIP tax abatement applicable to the Mortgaged Property is in its 8th year and expires in 2021. Real estate taxes were underwritten to half of payable taxes for the 2016/2017 fiscal year and half of payable taxes for the 2017/2018 fiscal year. We cannot assure you that the cash flow from the related Mortgaged Property will support the increase in tax liability following the termination of the ICIP tax abatement.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as 10 Hudson Yards, which secures a Mortgage Loan representing approximately 6.9% of the Initial Pool Balance, the Mortgaged Property is subject to (i) that certain Amended and Restated Company Lease Agreement, dated as of August 1, 2016 (the “Company Lease”), between the borrower, as landlord, and the New York City Industrial Development Agency (the “IDA”), as tenant, pursuant to which Borrower leased the Mortgaged Property to the IDA, and (ii) that certain Amended and Restated Agency Lease Agreement, dated as of August 1, 2016 (the “IDA Lease”), between the

IDA, as sublandlord, and the borrower, as subtenant, pursuant to which the IDA subleased the Mortgaged Property to the borrower. The Company Lease and the IDA Lease each have terms expiring on June 30, 2043, approximately 17 years beyond the maturity of the Mortgage Loan, with no extension options. During the term of the IDA Lease, the borrower is required to make payments in lieu of New York City real property taxes (“PILOT”) with respect to the Mortgaged Property in the amounts set forth in a schedule to the IDA Lease. After the 15th fiscal tax year, the PILOT amounts payable by the borrower under the IDA Lease increase annually thereafter until the 20th tax fiscal year when the borrower is required to pay 100% of the New York City real property taxes that would otherwise be payable with respect to the Mortgaged Property in the absence of any real property tax exemption. The borrower’s obligation to pay PILOT under the IDA Lease is secured by three amended and restated fee and leasehold PILOT mortgages (collectively, the “PILOT Mortgages”), from the borrower and the IDA in favor of the Hudson Yards Infrastructure Corporation in the aggregate principal amount of $475,000,000 encumbering the borrower’s fee interest in the Mortgaged Property and subtenant’s interest under the IDA Lease and the IDA’s interest under the Company Lease. The liens of the PILOT Mortgages are senior in priority to the Mortgage securing the 10 Hudson Yards Whole Loan.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Airport Industrial Center, which secures a Mortgage Loan representing approximately 2.5% of the Initial Pool Balance, the Mortgaged Property is subject to a ground lease between the Louisville Redevelopment Authority, Inc. (“LRDA”), as ground lessor, and the borrower, as ground lessee. The fee interest owned by LRDA is exempt from taxation, and as part of the annual ground rent, the borrower is obligated to make payments in lieu of taxes to the (i) ground lessor, in an amount equal to the ad valorem real estate taxes that would have otherwise been payable (“Ground Lessor PILOT Payment”), and (ii) to the Board of Education of Jefferson County, Kentucky, in an amount equal to the school taxes that would have otherwise been payable (“School PILOT Payment”). As part of the rent paid by the largest tenant, BAE Systems, to the borrower, the tenant is required to pay its share of the borrower’s Ground Lessor PILOT Payment and School PILOT Payment. In addition, the second largest tenant, Raytheon Company, is required to pay its share of the borrower’s School PILOT Payment.

Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Twelve (12) Mortgage Loans, representing approximately 61.8% of the Initial Pool Balance, are interest-only until the maturity date or anticipated repayment date.

Seven (7) Mortgage Loans, representing approximately 25.9% of the Initial Pool Balance, provide for payments of interest-only for the first 23 to 59 months following the Cut-off Date and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the related Mortgage Loan until the maturity date or anticipated repayment date and therefore have an expected Balloon Balance at the related maturity date.

Eleven (11) Mortgage Loans (excluding interest-only and partial interest-only Mortgage Loans), representing approximately 12.3% of the Initial Pool Balance, provide for payments of interest and principal until the maturity date or anticipated repayment date and then have an expected Balloon Balance at the maturity date or anticipated repayment date.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) and grace periods that occur as described in the following table:

Overview of Due Dates

Due Date	Default Grace Period Days	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
6	0	29	$890,391,857	91.3%
1	0	1	85,000,000	8.7
		30	$ 975,391,857	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. A grace period does not apply to a maturity date or anticipated repayment date payment. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans, representing approximately 100.0% of the Initial Pool Balance, accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

ARD Loan(s)

One (1) Mortgage Loan (the “ARD Loan”), representing approximately 3.6% of the Initial Pool Balance, provides that, after a certain date (the “Anticipated Repayment Date”), if the related borrower has not prepaid the ARD Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the stated Mortgage Rate (the “Initial Rate”). See Annex A-1 for the Anticipated Repayment Date and the Revised Rate for the ARD Loan.

After its Anticipated Repayment Date, except as described below, the ARD Loan further requires that all cash flow available from the related Mortgaged Property after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents and all escrows and property expenses required under the related Mortgage Loan documents be used to accelerate amortization of principal (without payment of any yield maintenance charge or prepayment premium) on the ARD Loan.

Excess Interest will be paid to the holders of the Class S certificates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of defeasance or prepayment lockout provisions and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally (except in some cases as relates to a prepayment in connection with a casualty or condemnation) require the payment of a yield maintenance charge or a prepayment premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 4 to 7 payments) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

With respect to certain of the Mortgage Loans that permit the borrower to voluntarily prepay such Mortgage Loan with payment of a prepayment premium or yield maintenance charge, the yield maintenance charge will generally, subject to variations, be equal to the greater of (i) a specified percentage of the amount being prepaid or (ii) the present value as of the prepayment date, of the remaining scheduled payments of principal and interest from the prepayment date through the maturity date or the commencement of the related open period, as applicable, determined by discounting such payments at the Discount Rate or Reinvestment Yield (or as otherwise stated in the related Mortgage Loan documents), less the amount of principal being prepaid; provided that in no event may the aggregate rate being used to discount any such payment ever exceed the applicable interest rate under the Mortgage Loan.

With respect to certain other Mortgage Loans that permit the borrower to voluntarily prepay the Mortgage Loan with the payment of a prepayment premium or a yield maintenance charge, the yield maintenance charge will generally, subject to certain variations, be an amount (in some cases not less than 1.0% of the amount prepaid) equal to the present value of a series of payments, each equal to the Interest Payment Differential as of the date of prepayment and payable on each scheduled due date over the remaining original term of the prepaid Mortgage Loan through and including the stated maturity date, the Anticipated Repayment Date or the commencement of the open period, as applicable, discounted at a rate that, when compounded monthly, is equivalent to the Reinvestment Yield when compounded semi-annually.

“Discount Rate” generally means the yield on a U.S. Treasury security that has the most closely corresponding maturity date to the maturity date or the commencement of the related open period, as applicable, or, the remaining weighted average life of the Mortgage Loan, plus an additional fixed percentage, as applicable of the Mortgage Loan.

“Reinvestment Yield” will generally equal, depending on the Mortgage Loan, either: (a) the yield calculated by the lender by the linear interpolation of the yields, “as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities” for the week ending prior to the date on which prepayment is made, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the loan maturity date or the Anticipated Repayment Date or the day that is the first day of the open period, as applicable; or (b) the lesser of (i) the yield on the U.S. Obligations with the same maturity date as the stated maturity date, the Anticipated Repayment Date or date preceding the commencement of the open period, as applicable, of the prepaid Mortgage Loan or, if no such U.S. Obligations issue is available, then the interpolated yield on the two U.S. Obligations issues (primary issues) with maturity dates (one prior to and one following) that are closest to the stated maturity date, the Anticipated Repayment Date or the date preceding the commencement of the open period, as applicable, of the prepaid Mortgage Loan or (ii) the yield on the U.S. Obligations with a term equal to the remaining average life of the prepaid Mortgage Loan or, if no such U.S. Obligations are available, then the interpolated yield on the two U.S. Obligations issues (primary issues) with terms (one prior to and one following) that are closest to the remaining average life of the prepaid Mortgage Loan with each such yield being based on the bid price for such issue as published in The Wall Street Journal on the date that is 14 days prior to the date of prepayment set forth in borrower’s notice of repayment (or, if such bid price is not published on that date, the next preceding date on which such bid price is so published) and converted to a monthly compounded nominal yield.

“U.S. Obligations” generally means securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, not subject to prepayment, call or early redemption, (2) other non-callable “government securities” as defined in Treasury Regulations Section 1.860G-2(a)(8)(ii), or (3) such other instruments as set forth in the related Mortgage Loan documents.

The term “Interest Payment Differential” will generally equal (i) the positive difference, if any, of the related mortgage interest rate minus the Reinvestment Yield as of the date of prepayment, divided by (ii) 12, and multiplied by (iii) the outstanding principal balance (or the portion thereof being prepaid) of the prepaid Mortgage Loan on the date of prepayment, provided that the Interest Payment Differential will never be less than zero.

Notwithstanding the foregoing, yield maintenance charges payable (if at all) in connection with an involuntary prepayment (such as a prepayment resulting from a liquidation following a default) may be calculated in a manner that varies from those described above.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Partial Releases” below.

Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in this prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and Annex A-3 for more information on reserves relating to the five largest tenants with respect to each Mortgage Loan.

Voluntary Prepayments.

One (1) Mortgage Loan, representing approximately 1.6% of the Initial Pool Balance, permits the related borrower to prepay the Mortgage Loan, together with the payment of an amount equal to the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount if such prepayment occurs prior to the related open prepayment period; provided that no earlier than following the second anniversary of the Closing Date, the related borrower also has the option to defease the Mortgage Loan.

The Mortgage Loans generally permit voluntary prepayment without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
4	17	52.2%
5	5	18.2
6	2	9.3
7	6	20.2
	30	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than, or other than, a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to other existing equity holders or to specified persons or persons satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers or borrowers that are Delaware statutory trusts, transfers to new tenant-in-common borrowers or new beneficiaries of the Delaware statutory trust, as applicable. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property and/or a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance; Collateral Substitution

The terms of all of the Mortgage Loans (including 1 Mortgage Loan that permits the borrower to either defease or prepay with yield maintenance) (the “Defeasance Loans”), permit the applicable borrower at any time (provided no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans (except for the Defeasance Loan identified on Annex A-1 as Prudential Plaza), the Defeasance Lock-Out Period ends at least two years after the Closing Date; provided that, with respect to the 172 5th Avenue Mortgage Loan, representing approximately 1.6% of the Initial Pool Balance, the related mortgage loan documents also permit the related borrower, at any time, to voluntarily prepay such Mortgage Loan, together with the payment of the greater of a yield maintenance premium and 1.0% of the amount prepaid if the prepayment occurs prior to the open prepayment period. With respect to the Prudential Plaza Mortgage Loan, pursuant to a REMIC declaration dated July 26, 2016, the Prudential Plaza Mortgage Loan may be defeased commencing on any business day following July 26, 2018, which is less than two years after the Closing Date.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940) or other instruments that otherwise satisfy REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or anticipated repayment date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including or together with, as applicable, a balloon payment due at maturity or the principal balance outstanding at any related anticipated repayment date or at the open prepayment date, as applicable, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment, a partial substitution, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

With respect to the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as FedEx Ground Portfolio, which secures a Mortgage Loan representing approximately 8.7% of the Initial Pool Balance, the related borrower may, without consent of the related lender, (i) make immaterial transfers of unimproved, non-income producing portions of the Mortgaged Properties to governmental authorities for dedication or public use, (ii) transfer a portion of each related Mortgaged Property to the applicable municipality for a contemplated dedication and (iii) grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for access, construction, water and sewer lines, telephone and other fiber optic or other data transmission lines, electric lines or other utilities or for other similar purposes, provided that, among other things, no such transfer, conveyance or encumbrance described in clause (i) or (iii) above will materially impair the utility and operation of the applicable Mortgaged Property or is reasonably expected to, or does, have a material adverse effect on the related Mortgaged Property.

With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Irvine Crossing, which secures a Mortgage Loan representing approximately 6.4% of the Initial Pool Balance, under the existing City of Irvine zoning code, the Mortgaged Property has “Additional Zoning Potential” (which means the allocated amount of square footage to bring the parcel/site to a 0.25 FAR of office equivalent development (which, according to a zoning verification letter is 141,519 square feet)). Pursuant to the Mortgage Loan, the borrower has the right to transfer the Additional Zoning Potential and obtain a release of such interest from the lien of the mortgage provided, among other things, (i) the conveyance of such right does not adversely affect the use or operation of the Mortgaged Property, (ii) such right may be legally separated from the Mortgaged Property, (iii) the borrower continues to be a special purpose entity and (iv) the LTV Ratio of the Mortgaged Property (after the transfer of the Additional Zoning Potential) is not greater than 125%. The Additional Zoning Potential is not required for the operation of the Mortgaged Property and the lender did not ascribe in its underwriting any value to the Additional Zoning Potential

With respect to the Mortgaged Property identified on Annex A-1 as Birch Run Premium Outlets, which secures a Mortgage Loan representing approximately 4.6% of the Initial Pool Balance, the related borrower may, without lender consent, transfer immaterial or non-income producing portions of the Mortgaged Property (by sale, ground lease, sublease or other conveyance of any interest) to third parties or affiliates of the borrower, including owners of out parcels and department store pads, pads for office buildings, hotels or other properties.

With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as 8 Times Square & 1460 Broadway, representing approximately 10.3% of the Initial Pool Balance, provided no event of default has occurred and remains uncured, the related borrowers are permitted, at any time after the end of the Defeasance Lock-Out Period, to obtain the release of the related office and/or related signage condominium unit (individually or collectively, as the context may require, the “Release Condo Unit”) from the lien of the related security instrument, provided that, among other conditions: (i) the Release Condo Unit is conveyed to a person other than the related fee borrower or related leasehold borrower; (ii) after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Property is equal to or greater than the greater of (1) the debt service coverage ratio of the Mortgaged Property immediately prior to such release and (2) 1.82x; (iii) after giving effect to the release, the debt yield with respect to the remaining Mortgaged Property is equal to or greater than the greater of (1) the debt yield of the Mortgaged Property immediately prior to such release and (2) 7.39%; (iv) the related borrowers partially defease the related Mortgage Loan in an amount equal to 115% of the original allocated loan amount with respect to the Release Condo Unit; (iv) the related ground lease has been amended to remove the Release Condo Unit from the ground lease’s terms and conditions; and (v) the related borrower delivers to the lender a REMIC opinion.

With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as 172 5th Avenue, representing approximately 1.6% of the Initial Pool Balance, if the Mortgaged Property becomes the subject of a condominium conversion (see “—Mortgage Pool Characteristics—Condominium Interests” above), the related borrower has the right to obtain the release of the related residential unit and its appurtenant common elements from the lien of the related security instrument, provided that, among other conditions: (i) no event of default has occurred and is continuing as of each of the partial release notice date and the date of consummation of the partial release; (ii) the related borrower has entered into an arm’s length transaction to sell the released property to a person other than the related borrower and such sale is consummated concurrently with the release; (iii) as of each of the partial release notice date and the date of consummation of the partial release, after giving effect to such release, (1) the debt service coverage ratio with respect to the remaining Mortgaged Property is not less than the greater of (a) the debt service coverage ratio of the Mortgaged Property immediately prior to such release or the partial release notice date and (b) 1.85x, (2) the debt yield with respect to the remaining Mortgaged Property is not less than the greater of (a) the debt yield of the Mortgaged Property immediately prior to such release or the partial release notice date and (b) 7.7%, and (3) the loan-to-value ratio with respect to the remaining Mortgaged Property is no greater than the lesser of (a) 51.8% and (b) the loan-to-value ratio of the Mortgaged Property immediately prior to such release or the partial release notice date; and (iv) the related borrower partially prepays an amount equal to the greater of (1) 150% of the allocated loan amount with respect to the related residential unit and (2) the net sales proceeds applicable to the related residential unit.

With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Starbucks Center, which secures a Mortgage Loan representing approximately 3.6% of the Initial Pool Balance, in connection with a conveyance of the Home Depot parcel, the borrower may obtain the release of the Home Depot parcel after the expiration of the lockout period, provided, among other things, (i) that the borrower defease the Mortgage Loan in an amount equal to the release price of $10,960,00 plus any accrued and unpaid interest on the portion of the outstanding principal balance being defeased; (ii) the conveyance of such parcel does not adversely affect the use or operation of, or access to or from, the Mortgaged Property, (iii) after the release, taking into account the Mortgage Loan and any existing mezzanine debt, (A) the DSCR is at least equal to the greater of (x) 2.02x, the DSCR at origination and (y) the DSCR immediately prior to such release and (B) the LTV Ratio is not greater than the lesser of (x) 45.0% and (y) the LTV Ratio immediately prior to such release, (iv) the release parcel is a legally subdivided parcel from the Mortgaged Property and (v) the borrower continues to be an special purpose entity.

With respect to the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Mills Fleet Farm, which secures a Mortgage Loan representing approximately 2.0% of the Initial Pool Balance, the borrower is permitted to obtain the release of one of the Mortgaged Properties by substituting another property (the “Substitute Property”) at any time during the term of the Mortgage Loan, upon satisfaction of certain conditions including, without limitation: (i) the sole tenant’s lease (or any replacement lease) (the “Primary Tenant Lease”) is in full force and effect, (ii) the lender receives an appraisal of the Substitute Property and the substituted property, dated no more than 90 days prior to the substitution date, that provides that the fair market value of the Substitute Property is equal to or greater than the greater of (A) the value of the substituted property as of the loan origination date or (B) the value of the substituted property as of the appraisal date, (iii) after giving effect to the substitution, (A) the Substitute Property is subject to the Primary Tenant Lease, (B) the debt service coverage ratio is equal to or greater than the greater of (1) the debt service coverage ratio as of the loan origination date and (2) the debt service coverage ratio as of the date immediately preceding the substitution and (C) the loan-to-value ratio is equal to or less than 125%, (iv) the lender receives a satisfactory Phase I environmental report on the Substitute Property and (v) the lender receives rating agency confirmation as to the substitution.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Twenty-six (26) of the Mortgage Loans, representing approximately 85.9% of the Initial Pool Balance, provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Twenty-six (26) of the Mortgage Loans, representing approximately 77.7% of the Initial Pool Balance, provide for monthly escrows for ongoing replacements or capital repairs.

Eighteen (18) of the Mortgage Loans, representing approximately 52.9% of the Initial Pool Balance of Mortgage Loans that are secured by office, retail, industrial and mixed use properties, provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, industrial and mixed use properties only.

Fifteen (15) of the Mortgage Loans, representing approximately 41.8% of the Initial Pool Balance, provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Eight (8) of the Mortgage Loans, representing approximately 19.4% of the Initial Pool Balance, provide for upfront reserves for immediate repairs.

Three (3) of the Mortgage Loans, representing approximately 2.7% of the Initial Pool Balance, provides for periodic monthly seasonality escrows.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit or deliver a guaranty in lieu of maintaining cash reserves. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

Mortgaged Property Accounts

Lockbox Accounts. The Mortgage Loans documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the manner in which tenant rent is transferred to a lockbox account, in some cases, only upon the occurrence of a trigger event:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Approx. % of Initial Pool Balance
Hard	21	87.0%
Springing Hard	6	9.2
Springing Soft	3	3.9
Total	30	100.0%

The lockbox accounts will not be assets of the issuing entity. See “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions” or Annex A-1 to this prospectus for a description of lockbox and cash management accounts.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of the applicable Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of passive equity interests (such as limited partnership or non-managing membership equity interests) in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Loan holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgages generally permit, subject to certain limitations, the pledge of less than a controlling portion of the equity interests in a borrower or a pledge of passive equity interests (such as limited partnership or non-managing membership equity interests) in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Mezzanine Debt Cut-off Date Balance	Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Cut-off Date Mortgage Loan LTV Ratio(2)	Cut-off Date Total Debt LTV Ratio(1)	Cut-off Date Mortgage Loan Underwritten NCF DSCR(2)	Cut-off Date Total Debt Underwritten NCF DSCR(1)
FedEx Ground Portfolio	$85,000,000	$50,000,000	$85,000,000	$220,000,000	4.6903%	44.2%	57.2%	3.16x	2.16x
229 West 43rd Street Retail Condo(3)	$75,000,000	$85,000,000	$210,000,000	$370,000,000	4.9000%	60.6%	78.7%	1.75x	1.10x
10 Hudson Yards	$67,500,000	$300,000,000	$832,500,000	$1,200,000,000	3.4000%	32.9%	55.8%	4.18x	2.17x

(1)	Calculated including any related Pari Passu Companion Loan, subordinate companion loan and mezzanine debt.

(2)	Calculated including any related Pari Passu Companion Loan and excluding subordinate companion loan and any mezzanine debt.

(3)	The related mezzanine loan consists of a senior mezzanine loan and a junior mezzanine loan. The senior mezzanine loan and a 50% participation interest in the junior mezzanine loan is held by Paramount Group, Inc. and the remainder of the junior mezzanine loan is held by SL Green Realty Corp.

In each case, the mezzanine indebtedness is coterminous with the related Mortgage Loan.

The mezzanine loans related to the Mortgage Loans identified in the table above secured by the Mortgaged Properties identified on Annex A-1 as FedEx Ground Portfolio, 229 West 43rd Street Retail Condo and 10 Hudson Yards representing approximately 8.7%, 7.7% and 6.9%, respectively, of the Initial Pool Balance, are each subject to an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default under the related Mortgage Loan (taking into account the cure rights of the mezzanine lender) to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the Mortgaged Property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees in respect of which the related mortgage lender does not own a corresponding claim or right), (b) so long as there is no event of default under the related Mortgage Loan (taking into account the cure rights of the mezzanine lender), the related mezzanine lender may accept payments on and prepayments of the related mezzanine loan prior to the prepayment in full of the Mortgage Loan, provided that such prepayment is from a source of funds other than the respective Mortgaged Property (unless such funds are derived from excess cash), (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the mezzanine lender’s consent to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the pledged equity interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Properties and (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary default (or, in some cases, a non-monetary default) occurs and continues for a specified period of time under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related mortgage lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued and unpaid interest and other amounts due thereon, plus any advances made by the related mortgage lender or its servicer and any interest thereon plus, subject to certain limitations, any Liquidation Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, spread maintenance charges payable in connection with a prepayment or yield maintenance charges and prepayment premiums.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following table, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following table and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum UW NCF DSCR	Combined Minimum Debt Yield	Intercreditor Agreement Required
Prudential Plaza(1)	$75,000,000	64.6%	1.40x	9.0%	Yes
80 Park Plaza	$41,500,000	75.0%	1.50x	10.0%	Yes
667 Madison Avenue(2)	$40,000,000	34.3%	3.15x	10.2%	Yes
Starbucks Center	$35,000,000	48.5%	1.65x	10.5%	Yes
Hotel Portofino	$5,993,470	74.0%	1.50x	9.5%	Yes

(1)	Mezzanine debt is permitted provided, among other things, (i) the proceeds from the mezzanine loan will be deposited into the mortgage lender’s future leasing reserve and (ii) the mezzanine loan is in an amount no greater than $20,000,000.

(2)	Mezzanine debt may not exceed $100,000,000.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include rights substantially similar to the cure and repurchase rights described above. The intercreditor agreement required to be entered into in connection with any future mezzanine loan or the incurrence of the future mezzanine loan will be subject to receipt of a Rating Agency Confirmation (in the case of the Mortgage Loan identified on Annex A-1 to this prospectus as 80 Park Plaza, if required by the mortgage lender). The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

Some of the Mortgage Loans do not prohibit affiliates of the related borrower from pledging their indirect ownership interests in the borrower in connection with pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower. For example:

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Preferred Equity

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as FedEx Ground Portfolio, representing approximately 8.7% of the Initial Pool Balance, there is a loan from an affiliate of the guarantor of the applicable borrower to the non-managing member (the “Class A Member”) of the borrower secured by the equity interest in the applicable borrower (the “Fed Ex Intercompany Loan”). Foreclosure on the Fed Ex Intercompany Loan would change ownership of the economic rights of the members of the applicable borrower, but would not change the control of the applicable borrower. Additionally, a non-controlling minority of the membership interest of the applicable borrower under the Mortgage Loan is subject to a Put/Call Agreement, under which the Class A Member has the right to put its interest to the managing member (the “Class B Member”) during months 16, 17 and 18 after the origination of the Mortgage Loan (the “Put Right”). The obligation of the Class B Member of the applicable borrower to purchase the Class A Member’s interest upon exercise of the Put Right is secured by the Class B Member’s economic rights in the applicable borrower, but not the Class B Member’s right to control the applicable borrower. If the Put Right is not exercised, the Class B Member of the applicable borrower has a call right for 6 years after expiration of the Put Right.

With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Starbucks Center, which secures a Mortgage Loan representing approximately 3.6% of the Initial Pool Balance, the Mortgage Loan documents permit a future preferred equity investment by a junior lender in the direct owner of the borrower provided, among other things (i) such investment is in an amount that when added to the Mortgage Loan will result in (A) a combined “as-is” appraised value of the Mortgaged Property of no more than 48.5%, (B) a combined DSCR of no less than 1.65x and (C) a combined debt yield of no less than 10.5% and (ii) is subject to a recognition agreement between the junior lender and the lender under the Mortgage Loan, subject to receipt of a Rating Agency Confirmation.

Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

Other Unsecured Indebtedness

Certain Mortgage Loans permit the borrower to incur certain other subordinate indebtedness as described below:

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Prudential Plaza, which secures a Mortgage Loan representing approximately 7.7% of the Initial Pool Balance, an indirect 100% owner of the borrower is the borrower under an unsecured loan (the “Unsecured Loan”) with an original principal balance of $60,000,000, which loan was originally structured as a mezzanine loan. The Unsecured Loan is subject to a subordination and standstill agreement which restricts the lender under the Unsecured Loan from (i) exercising remedies under the Unsecured Loan until the Mortgage Loan is fully satisfied and (ii) receiving any payments under the Unsecured Loan during any event of default or trigger period under the Mortgage Loan. For additional information, see “Description of the Mortgage Pool—Litigation and Other Considerations”.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Park Square Portland, which secures a Mortgage Loan representing approximately 4.3% of the Initial Pool Balance, the equity in the borrower was capitalized pursuant to an unsecured bridge loan from the borrower sponsor, Wealth Management Capital Holding GmbH (“WealthCap”), which bridge loan, among other things, was fully subordinated to the Mortgage Loan pursuant to a subordination and standstill agreement. It is anticipated that WealthCap will syndicate or otherwise transfer the direct or indirect limited partnership interests in the borrower pursuant to the permitted transfer provisions of the Park Square Portland Loan documents and the bridge loan capitalization will be paid as the interests are syndicated or otherwise so transferred.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Blossom Cove, which secures a Mortgage Loan representing approximately 1.6% of the Initial Pool Balance, the related borrower is permitted to obtain one or more subordinate unsecured loans from an affiliate, which loans may be evidenced by a note, provided, among other things (i) the aggregate of such subordinate debt does not at any time exceed 2.0% of the original principal balance of the related Mortgage Loan, and (ii) the subordinate lander enters into a subordination and standstill agreement with the lender.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as 8 Times Square & 1460 Broadway, FedEx Ground Portfolio, 229 West 43rd Street Retail Condo, Prudential Plaza, 10 Hudson Yards, 60 Madison Avenue, Birch Run Premium Outlets, 80 Park Plaza, 667 Madison Avenue, Starbucks Center, Mills Fleet Farm and Marriott Hilton Head Resort & Spa is part of the related Whole Loan consisting of the Mortgage Loan and the related Pari Passu Companion Loan(s) and, in certain cases, the related Subordinate Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder(s) of the related Companion Loan(s) (each, a “Companion Loan Holder”) are generally governed by an intercreditor agreement or co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and related Companion Loans are cross-collateralized and cross-defaulted.

“Controlling Companion Loan” means, with respect to the Servicing Shift Whole Loan, the related Pari Passu Companion Loan which, upon the securitization of such Pari Passu Companion Loan, servicing is expected to shift to the Servicing Shift PSA entered into in connection with such securitization. Citigroup Global Markets Realty Corp. is currently the holder of the “Controlling Companion Loan” with respect to the FedEx Ground Portfolio Whole Loan.

“Whole Loan” means each of the 8 Times Square & 1460 Broadway Whole Loan, the FedEx Ground Portfolio Whole Loan, the 229 West 43rd Street Retail Condo Whole Loan, the Prudential Plaza Whole Loan, the 10 Hudson Yards Whole Loan, the 60 Madison Avenue Whole Loan, the Birch Run Premium Outlets Whole Loan, the 80 Park Plaza Whole Loan, the 667 Madison Avenue Whole Loan, the Starbucks Center Whole Loan, the Mills Fleet Farm Whole Loan and the Marriott Hilton Head Resort & Spa Whole Loan as the context may require and as applicable.

“Non-Serviced Certificate Administrator” means (i) with respect to the Prudential Plaza Whole Loan, the certificate administrator under the COMM 2015-CCRE26 Pooling and Servicing Agreement, (ii) with respect to the 10 Hudson Yards Whole Loan, the certificate administrator under the Hudson Yards 2016-10HY Trust and Servicing Agreement, (iii) with respect to the 80 Park Plaza Whole Loan, the certificate administrator under the CGCMT 2016-C3 Pooling and Servicing Agreement, (iv) with respect to the 667 Madison Avenue Whole Loan, the certificate administrator under the COMM 2016-667M Trust and Servicing Agreement, (v) with respect to the Starbucks Center Whole Loan, the certificate administrator under the JPMDB 2016-C4 Pooling and Servicing Agreement, (vi) with respect to the Mills Fleet Farm Whole Loan, the certificate administrator under the CGCMT 2016-C3 Pooling and Servicing Agreement, (vii) with respect to the Marriott Hilton Head Resort & Spa Whole Loan, the certificate administrator under the WFCM 2016-LC25 Pooling and Servicing Agreement, and (viii) with respect to the FedEx Ground

Portfolio Whole Loan, on and after the Servicing Shift Securitization Date, the certificate administrator under the Servicing Shift PSA.

“Non-Serviced Companion Loan” means, with respect to any Non-Serviced Whole Loan, any related mortgage note not included in the issuing entity that is not serviced under the PSA and that is generally payable on a pari passu basis with a Non-Serviced Mortgage Loan included in the issuing entity to the extent set forth in the related Intercreditor Agreement. Each of the Prudential Plaza Companion Loans, the 10 Hudson Yards Companion Loans, the 80 Park Plaza Companion Loans, the 667 Madison Avenue Companion Loans, the Starbucks Center Companion Loans, the Mills Fleet Farm Companion Loans, the Marriott Hilton Head Resort & Spa Companion Loans, and, on and after the Servicing Shift Securitization Date, the FedEx Ground Portfolio Companion Loan will be Non-Serviced Companion Loans related to the issuing entity.

“Non-Serviced Master Servicer” means (i) with respect to the Prudential Plaza Whole Loan, the master servicer under the COMM 2015-CCRE26 Pooling and Servicing Agreement, (ii) with respect to the 10 Hudson Yards Whole Loan, the master servicer under the Hudson Yards 2016-10HY Trust and Servicing Agreement, (iii) with respect to the 80 Park Plaza Whole Loan, the master servicer under the CGCMT 2016-C3 Pooling and Servicing Agreement, (iv) with respect to the 667 Madison Avenue Whole Loan, the master servicer under the COMM 2016-667M Trust and Servicing Agreement, (v) with respect to the Starbucks Center Whole Loan, the master servicer under the JPMDB 2016-C4 Pooling and Servicing Agreement, (vi) with respect to the Mills Fleet Farm Whole Loan, the master servicer under the CGCMT 2016-C3 Pooling and Servicing Agreement, (vii) with respect to the Marriott Hilton Head Resort & Spa Whole Loan, the applicable master servicer under the WFCM 2016-LC25 Pooling and Servicing Agreement, and (viii) with respect to the FedEx Ground Portfolio Whole Loan, on and after the Servicing Shift Securitization Date, the master servicer under the Servicing Shift PSA.

“Non-Serviced PSA” means (i) with respect to the Prudential Plaza Whole Loan, the COMM 2016-CCRE26 Pooling and Servicing Agreement, (ii) with respect to the 10 Hudson Yards Whole Loan, the Hudson Yards 2016-10HY Trust and Servicing Agreement, (iii) with respect to the 80 Park Plaza Whole Loan, the CGCMT 2016-C3 Pooling and Servicing Agreement, (iv) with respect to the 667 Madison Avenue Whole Loan, the COMM 2016-667M Trust and Servicing Agreement, (v) with respect to the Starbucks Center Whole Loan, the JPMDB 2016-C4 Pooling and Servicing Agreement, (vi) with respect to the Mills Fleet Farm Whole Loan, the CGCMT 2016-C3 Pooling and Servicing Agreement, (vii) with respect to the Marriott Hilton Head Resort & Spa Whole Loan, the WFCM 2016-LC25 Pooling and Servicing Agreement, and (viii) with respect to the FedEx Ground Portfolio Whole Loan, on and after the Servicing Shift Securitization Date, the Servicing Shift PSA.

“Non-Serviced Special Servicer” means (i) with respect to the Prudential Plaza Whole Loan, the special servicer under the COMM 2016-CCRE26 Pooling and Servicing Agreement, (ii) with respect to the 10 Hudson Yards Whole Loan, the special servicer under the Hudson Yards 2016-10HY Trust and Servicing Agreement, (iii) with respect to the 80 Park Plaza Whole Loan, the special servicer under the CGCMT 2016-C3 Pooling and Servicing Agreement, (iv) with respect to the 667 Madison Avenue Whole Loan, the special servicer under the COMM 2016-667M Trust and Servicing Agreement, (v) with respect to the Starbucks Center Whole Loan, the special servicer under the JPMDB 2016-C4 Pooling and Servicing Agreement, (vi) with respect to the Mills Fleet Farm Whole Loan, the special servicer under the CGCMT 2016-C3 Pooling and Servicing Agreement, (vii) with respect to the Marriott Hilton Head Resort & Spa Whole Loan, the applicable special servicer under the WFCM 2016-LC25 Pooling and Servicing Agreement and (viii) with respect to the FedEx Ground Portfolio Whole Loan, on and after the Servicing Shift Securitization Date, the special servicer under the Servicing Shift PSA.

“Non-Serviced Trustee” means (i) with respect to the Prudential Plaza Whole Loan, the trustee under the COMM 2016-CCRE26 Pooling and Servicing Agreement, (ii) with respect to the 10 Hudson Yards Whole Loan, the trustee under the Hudson Yards 2016-10HY Trust and Servicing Agreement, (iii) with respect to the 80 Park Plaza Whole Loan, the trustee under the CGCMT 2016-C3 Pooling and Servicing Agreement, (iv) with respect to the 667 Madison Avenue Whole Loan, the trustee under the COMM 2016-667M Trust and Servicing Agreement, (v) with respect to the Starbucks Center Whole Loan, the trustee under the JPMDB 2016-C4 Pooling and Servicing Agreement, (vi) with respect to the Mills Fleet Farm

Whole Loan, the trustee under the CGCMT 2016-C3 Pooling and Servicing Agreement, (vii) with respect to the Marriott Hilton Head Resort & Spa Whole Loan, the trustee under the WFCM 2016-LC25 Pooling and Servicing Agreement and (viii) with respect to the FedEx Ground Portfolio Whole Loan, on after the Servicing Shift Securitization Date, the trustee under the Servicing Shift PSA.

“Non-Serviced Whole Loan” means any Whole Loan that is not serviced under the PSA that is divided into two or more notes, which includes a Mortgage Loan included in the issuing entity but serviced under another agreement and one or more mortgage notes not included in the issuing entity and serviced under another agreement. References in this prospectus to a Non-Serviced Whole Loan refer to the aggregate indebtedness under the related notes. Each of the Prudential Plaza Whole Loan, the 10 Hudson Yards Whole Loan, the 80 Park Plaza Whole Loan, the 667 Madison Avenue Whole Loan, the Starbucks Center Whole Loan, the Mills Fleet Farm Whole Loan and the Marriott Hilton Head Resort & Spa Whole Loan will be Non-Serviced Whole Loans related to the issuing entity. On and after the Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be a Non-Serviced Whole Loan related to the issuing entity. Prior to the Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be a Serviced Whole Loan.

“Non-Serviced Mortgage Loan” means, with respect to any Non-Serviced Whole Loan, a Mortgage Loan included in the issuing entity but serviced under another agreement. Each of the Prudential Plaza Mortgage Loan, the 10 Hudson Yards Mortgage Loan, the 80 Park Plaza Mortgage Loan, the 667 Madison Avenue Mortgage Loan, the Starbucks Center Mortgage Loan, the Mills Fleet Farm Whole Loan and the Marriott Hilton Head Resort & Spa Mortgage Loan will be Non-Serviced Mortgage Loans related to the issuing entity. On and after the Servicing Shift Securitization Date, the Servicing Shift Mortgage Loan will be a Non-Serviced Mortgage Loan related to the issuing entity.

“Non-Serviced Securitization Trust” means (i) with respect to the Prudential Plaza Whole Loan, the securitization trust formed pursuant to the COMM 2015-CCRE26 Pooling and Servicing Agreement, (ii) with respect to the 10 Hudson Yards Whole Loan, the securitization trust formed pursuant to the Hudson Yards 2016-10HY Trust and Servicing Agreement, (iii) with respect to the 80 Park Plaza Whole Loan, the securitization trust formed pursuant to the CGCMT 2016-C3 Pooling and Servicing Agreement, (iv) with respect to the 667 Madison Avenue Whole Loan, the securitization trust formed pursuant to the COMM 2016-667M Trust and Servicing Agreement, (v) with respect to the Starbucks Center Whole Loan, the securitization trust formed pursuant to the JPMDB 2016-C4 Pooling and Servicing Agreement, (vi) with respect to the Mills Fleet Farm Whole Loan, the securitization trust formed pursuant to the CGCMT 2016-C3 Pooling and Servicing Agreement, (vii) with respect to the Marriott Hilton Head Resort & Spa Whole Loan, the securitization trust formed by the WFCM 2016-LC25 Pooling and Servicing Agreement and (viii) with respect to the FedEx Ground Portfolio Whole Loan, on and after the Servicing Shift Securitization Date, the securitization trust formed pursuant to the Servicing Shift PSA.

“Serviced Companion Loan” means, with respect to any Serviced Whole Loan, any related mortgage note not included in the issuing entity that is serviced under the PSA and that is generally payable on a pari passu basis with a Mortgage Loan included in the issuing entity to the extent set forth in the related Intercreditor Agreement. Each of the 8 Times Square & 1460 Broadway Companion Loans, 229 West 43rd Street Retail Condo Companion Loans, the 60 Madison Avenue Companion Loan, the Birch Run Premium Outlets Companion Loans and the Marriott Hilton Head Resort & Spa Companion Loans and, prior to the Servicing Shift Securitization Date, the FedEx Ground Portfolio Companion Loan, will be Serviced Companion Loans related to the issuing entity. On and after the Servicing Shift Securitization Date, the FedEx Ground Portfolio Companion Loan will be a Non-Serviced Companion Loan related to the issuing entity.

“Serviced Pari Passu Companion Loan” means, with respect to any Serviced Whole Loan, any related Pari Passu Companion Loan that is serviced under the PSA. Each of the 8 Times Square & 1460 Broadway Companion Loans, the 229 West 43rd Street Retail Condo Companion Loans, the 60 Madison Avenue Companion Loan and the Birch Run Premium Outlets Companion Loans will be Serviced Pari Passu Companion Loans. Prior to the Servicing Shift Securitization Date, the FedEx Ground Portfolio Companion Loan will be a Serviced Pari Passu Companion Loan related to the issuing entity.

“Serviced Whole Loan” means any Whole Loan serviced under the PSA, which includes a mortgage note that is included in the issuing entity and one or more Pari Passu Companion Loans not included in the issuing entity. References in this prospectus to a Serviced Whole Loan refer to the aggregate indebtedness under the related notes. Each of the 8 Times Square & 1460 Broadway Whole Loan, the 229 West 43rd Street Retail Condo Whole Loan, the 60 Madison Avenue Whole Loan and the Birch Run Premium Outlets Whole Loan and, prior to the Servicing Shift Securitization Date, the FedEx Ground Portfolio Whole Loan, will be Serviced Whole Loans related to the issuing entity. On and after the Servicing Shift Securitization Date, the FedEx Ground Portfolio Whole Loan will be a Non-Serviced Whole Loan related to the issuing entity.

“Servicing Shift Mortgage Loan” means, with respect to any Servicing Shift Whole Loan, a Mortgage Loan included in the issuing entity that will be serviced under the PSA as of the Closing Date, but the servicing of which is expected to shift to the Servicing Shift PSA entered into in connection with the securitization of the related Controlling Companion Loan on and after the applicable Servicing Shift Securitization Date. As of the Closing Date, the FedEx Ground Portfolio Mortgage Loan will be a Servicing Shift Mortgage Loan related to the issuing entity.

“Servicing Shift PSA” means the FedEx Ground Portfolio Pooling and Servicing Agreement.

“Servicing Shift Securitization Date” means the FedEx Ground Portfolio Control Note Securitization Date.

“Servicing Shift Whole Loan” means any Whole Loan serviced under the PSA as of the Closing Date, which includes the related Servicing Shift Mortgage Loan included in the issuing entity and one or more Pari Passu Companion Loans not included in the issuing entity, but the servicing of which is expected to shift to the Servicing Shift PSA entered into in connection with the securitization of the related Controlling Companion Loan on and after the Servicing Shift Securitization Date. As of the Closing Date, the FedEx Ground Portfolio Whole Loan will be a Servicing Shift Whole Loan related to the issuing entity.

“Subordinate Companion Loan” means with respect to any Whole Loan, any related subordinated note not included in the issuing entity, which is generally subordinated in right of payment to the related Mortgage Loan to the extent set forth in the related Intercreditor Agreement. Each of the 10 Hudson Yards Subordinate Companion Loan and the 667 Madison Avenue Subordinate Companion Loan will be Subordinate Companion Loans.

The following table provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(1)	Mortgage Loan Underwritten NCF DSCR(1)	Mortgage Loan Underwritten NOI Debt Yield(1)
8 Times Square & 1460 Broadway	$100,000,000	10.3%	$100,000,000	N/A	55.6%	1.71x	7.4%
FedEx Ground Portfolio(2)	$85,000,000	8.7%	$85,000,000	N/A	44.2%	3.16x	13.4%
229 West 43rd Street Retail Condo(3)	$75,000,000	7.7%	$210,000,000	N/A	60.6%	1.75x	7.5%
Prudential Plaza	$75,000,000	7.7%	$340,000,000	N/A	59.3%	1.44x	9.8%
10 Hudson Yards(4)	$67,500,000	6.9%	$640,600,000	$191,900,000	32.9%	4.18x	12.9%
60 Madison Avenue	$55,000,000	5.6%	$45,000,000	N/A	50.0%	2.25x	8.8%
Birch Run Premium Outlets	$45,000,000	4.6%	$78,000,000	N/A	59.4%	2.94x	13.4%
80 Park Plaza	$41,500,000	4.3%	$91,500,000	N/A	75.0%	1.52x	9.4%
667 Madison Avenue	$40,000,000	4.1%	$143,000,000	$71,000,000	24.7%	3.88x	13.2%
Starbucks Center	$35,000,000	3.6%	$105,000,000	N/A	30.9%	3.16x	12.3%
Mills Fleet Farm	$19,881,174	2.0%	$44,732,642	N/A	63.4%	1.64x	11.4%
Marriott Hilton Head Resort & Spa	$9,967,315	1.0%	$87,712,371	N/A	59.7%	1.47x	12.0%

(1)	Calculated based on the balance of the related Whole Loan excluding any related Subordinate Companion Loans. With respect to the Mortgaged Properties identified on Annex A-1 to this prospectus as 229 West 43rd Street Retail Condo and 10 Hudson Yards, the Mortgage Loan LTV Ratios are calculated using a “Hypothetical As-Is” appraised value for the Mortgaged Properties. See “Description of the Mortgage Pool—Appraised Value” for more information.

(2)	Excludes $50,000,000 of mezzanine debt.

(3)	Excludes $85,000,000 of mezzanine debt.

(4)	Excludes $300,000,000 of mezzanine debt.

8 Times Square & 1460 Broadway Whole Loan

General. The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 8 Times Square & 1460 Broadway, representing approximately 10.3% of the Initial Pool Balance, with a Cut-off Date Balance of $100,000,000 (the “8 Times Square & 1460 Broadway Mortgage Loan”), is part of a Whole Loan comprised of 3 promissory notes, each of which is secured by the same Mortgage on the same underlying Mortgaged Property (the “8 Times Square & 1460 Broadway Mortgaged Property”). The 8 Times Square & 1460 Broadway Mortgage Loan is evidenced by the controlling promissory note A-1. The respective portions of the 8 Times Square & 1460 Broadway Whole Loan (as defined below) evidenced by the non-controlling promissory notes A-2-1 and A-2-2, respectively, with an aggregate outstanding principal balance as of the Cut-off Date of $100,000,000, and which are currently being held by Citigroup Global Markets Realty Corp. (or an affiliate) (the “8 Times Square & 1460 Broadway Companion Loans”), are pari passu in right of payment with the 8 Times Square & 1460 Broadway Mortgage Loan. The 8 Times Square & 1460 Broadway Mortgage Loan and the 8 Times Square & 1460 Broadway Companion Loans are collectively referred to as the “8 Times Square & 1460 Broadway Whole Loan” in this prospectus. The 8 Times Square & 1460 Broadway Companion Loans will not be transferred to the issuing entity and will not be part of the Mortgage Pool. It is anticipated, but not required, that the 8 Times Square & 1460 Broadway Companion Loans will each be included in one or more future commercial mortgage securitizations. There can be no assurance that the promissory note evidencing an unsecuritized 8 Times Square & 1460 Broadway Companion Loan will not be further split.

The holders of the promissory notes evidencing the 8 Times Square & 1460 Broadway Whole Loan (the “8 Times Square & 1460 Broadway Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each 8 Times Square & 1460 Broadway Noteholder (the “8 Times Square & 1460 Broadway Intercreditor Agreement”).

Servicing. The 8 Times Square & 1460 Broadway Whole Loan will be serviced by the master servicer and the special servicer pursuant to the terms of the PSA. Subject to the terms of the 8 Times Square &

1460 Broadway Intercreditor Agreement, all decisions, consents, waivers, approvals and other actions on the part of any 8 Times Square & 1460 Broadway Noteholder will be effected in accordance with the PSA.

Advancing. The master servicer or the trustee, as applicable, will be responsible for making: (i) P&I Advances on the 8 Times Square & 1460 Broadway Mortgage Loan (but not on the 8 Times Square & 1460 Broadway Companion Loans) pursuant to the PSA, in each case, unless the master servicer, the special servicer or the trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance; and (ii) Servicing Advances with respect to the 8 Times Square & 1460 Broadway Whole Loan, in each case unless a similar determination of nonrecoverability is made under the PSA.

Distributions. The 8 Times Square & 1460 Broadway Intercreditor Agreement sets forth the respective rights of each of the 8 Times Square & 1460 Broadway Noteholders and provides, in general, that all payments, proceeds and other recoveries on or in respect of the 8 Times Square & 1460 Broadway Whole Loan (other than escrow and reserve payments and any proceeds, awards or settlements to be otherwise applied to the repair or restoration of the related Mortgaged Property or released to the related borrower in accordance with the related loan documents) will be applied to the 8 Times Square & 1460 Broadway Mortgage Loan and the 8 Times Square & 1460 Broadway Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the master servicer, special servicer, certificate administrator, trustee and operating advisor in accordance with the terms of the applicable PSA).

If the issuing entity (as holder of the 8 Times Square & 1460 Broadway Mortgage Loan) or any party to the PSA incurs or suffers any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses in connection with the servicing and administration of the 8 Times Square & 1460 Broadway Whole Loan or any Servicing Advance made with respect to the 8 Times Square & 1460 Broadway Whole Loan is determined to be a Nonrecoverable Advance, and if such item is paid or reimbursed out of general collections on the Mortgage Pool, the issuing entity may ultimately bear the entire resulting loss or shortfall if the pro rata share allocable to an 8 Times Square & 1460 Broadway Companion Loan is not recoverable from the holder thereof.

Consultation and Control. Upon inclusion of the 8 Times Square & 1460 Broadway Mortgage Loan in this securitization, the party entitled to exercise the rights of the controlling note holder under the 8 Times Square & 1460 Broadway Intercreditor Agreement with respect to the 8 Times Square & 1460 Broadway Whole Loan will be the Directing Certificateholder (subject to any limitations set forth in the PSA) or any other party assigned such rights under the PSA. Certain decisions to be made with respect to the 8 Times Square & 1460 Broadway Whole Loan, including Major Decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the PSA, will require the approval of the Directing Certificateholder unless a Control Termination Event exists. The consultation rights of various parties under the PSA with respect to the 8 Times Square & 1460 Broadway Whole Loan are described under “Pooling and Servicing Agreement” in this prospectus.

Pursuant to the terms of the 8 Times Square & 1460 Broadway Intercreditor Agreement, each 8 Times Square & 1460 Broadway Non-Controlling Note Holder (as defined below) will have the right to (i) receive copies of all notices, information and reports that the special servicer or master servicer is required to provide to the Directing Certificateholder with respect to any Major Decision or the implementation of any recommended actions outlined in an asset status report with respect to the 8 Times Square & 1460 Broadway Whole Loan within the same time frame it is required to provide such notices, information and reports to the Directing Certificateholder (but without regard to whether or not the Directing Certificateholder actually has lost any rights to receive such information as a result of a Control Termination Event or a Consultation Termination Event) and (ii) consult on a strictly non-binding basis with respect to any Major Decisions and the implementation of any recommended actions outlined in an asset status report with respect to the 8 Times Square & 1460 Broadway Whole Loan, and the master servicer or special servicer, as applicable, must consider alternative actions recommended by the 8 Times Square & 1460 Broadway Non-Controlling Note Holder. The consultation right of an 8 Times Square & 1460 Broadway Non-Controlling Note Holder will expire 10 business days after the delivery by the special servicer or master servicer, as applicable, of notice and information relating to the matter subject to consultation, whether or not such 8 Times Square & 1460 Broadway Non-Controlling Note Holder has responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew from the date of such proposal and delivery of all information relating thereto. Notwithstanding each 8 Times Square & 1460 Broadway Non-Controlling Note Holder’s consultation rights described above, the special servicer or master servicer, as applicable, is permitted to make any major decision or take any action set forth in an asset status report before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect thereto is necessary to protect the interests of the holders of the 8 Times Square & 1460 Broadway Mortgage Loan and the 8 Times Square & 1460 Broadway Companion Loans. In no event will the master servicer or special servicer be obligated to follow or take any alternative actions recommended by an 8 Times Square & 1460 Broadway Non-Controlling Note Holder.

In addition to the consultation rights of the 8 Times Square & 1460 Broadway Non-Controlling Note Holders described above, each 8 Times Square & 1460 Broadway Non-Controlling Note Holder will have the right to attend annual meetings (either telephonically or in person, in the discretion of the master servicer or special servicer, as applicable) with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the 8 Times Square & 1460 Broadway Whole Loan are discussed.

“8 Times Square & 1460 Broadway Non-Controlling Note Holder” means, with respect to the 8 Times Square & 1460 Broadway Whole Loan, the holder of an 8 Times Square & 1460 Broadway Companion Loan or its designated representative.

Sale of Defaulted 8 Times Square & 1460 Broadway Whole Loan. Pursuant to the terms of the 8 Times Square & 1460 Broadway Intercreditor Agreement, the parties acknowledge that if the 8 Times Square & 1460 Broadway Whole Loan becomes a Defaulted Mortgage Loan pursuant to the terms of the PSA and thereafter the special servicer determines pursuant to the PSA and the 8 Times Square & 1460 Broadway Intercreditor Agreement to pursue a sale of the 8 Times Square & 1460 Broadway Mortgage Loan, the special servicer will be required to sell the 8 Times Square & 1460 Broadway Mortgage Loan together with the 8 Times Square & 1460 Broadway Companion Loans as a single whole loan, in accordance with the provisions of the PSA and the 8 Times Square & 1460 Broadway Intercreditor Agreement; provided that the special servicer will not be permitted to sell the 8 Times Square & 1460 Broadway Whole Loan without the consent of each 8 Times Square & 1460 Broadway Non-Controlling Note Holder unless the special servicer has satisfied certain notice and information delivery requirements. The 8 Times Square & 1460 Broadway Whole Loan is required to be sold at a price established in accordance with the process described by the 8 Times Square & 1460 Broadway Intercreditor Agreement.

Appointment of Special Servicer. The Directing Certificateholder (prior to a Control Termination Event) or Certificateholders with the requisite percentage of Voting Rights, as described under “Description of the Certificates—Voting Rights” (following a Control Termination Event), will have the right, with or without cause, to replace the special servicer and appoint a replacement special servicer in lieu thereof without the consent of the 8 Times Square & 1460 Broadway Non-Controlling Note Holders as long as such replacement special servicer satisfies the conditions set forth in the PSA. Pursuant to the 8 Times Square & 1460 Broadway Intercreditor Agreement, each 8 Times Square & 1460 Broadway Non-Controlling Note Holder will be entitled to require termination and replacement of the special servicer with respect to the 8 Times Square & 1460 Broadway Whole Loan in connection with a Servicer Termination Event that adversely affects it.

FedEx Ground Portfolio Whole Loan

General. The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as FedEx Ground Portfolio, representing approximately 8.7% of the Initial Pool Balance, with a Cut-off Date Balance of $85,000,000 (the “FedEx Ground Portfolio Mortgage Loan”), is part of a Whole

Loan comprised of 4 promissory notes, each of which is secured by the same Mortgage on the same underlying Mortgaged Property (the “FedEx Ground Portfolio Mortgaged Property”). The FedEx Ground Portfolio Mortgage Loan is evidenced by the non-controlling promissory note A-2 and promissory note A-4. The respective portions of the FedEx Ground Portfolio Whole Loan (as defined below) evidenced by the controlling promissory note A-1 and the non-controlling promissory note A-3, with an aggregate Cut-off Date Balance of $85,000,000, are referred to in this prospectus as the “FedEx Ground Portfolio Companion Loans” and are pari passu in right of payment with the FedEx Ground Portfolio Mortgage Loan. The FedEx Ground Portfolio Mortgage Loan and the FedEx Ground Portfolio Companion Loans are collectively referred to in this prospectus as the “FedEx Ground Portfolio Whole Loan.” The FedEx Ground Portfolio Whole Loan was co-originated by Citigroup Global Markets Realty Corp. and Bank of America, N.A. The FedEx Ground Portfolio Companion Loans will not be transferred to the issuing entity and will not be part of the Mortgage Pool. The FedEx Ground Portfolio Companion Loans are currently held by Bank of America, N.A. It is anticipated, but not required, that the FedEx Ground Portfolio Companion Loans will be included in a future commercial mortgage securitization. There can be no assurance that any promissory note evidencing a FedEx Ground Portfolio Companion Loan will not be further split.

The holders of the FedEx Ground Portfolio Whole Loan (the “FedEx Ground Portfolio Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each FedEx Ground Portfolio Noteholder (the “FedEx Ground Portfolio Intercreditor Agreement”).

Servicing. Pursuant to the terms of the FedEx Ground Portfolio Intercreditor Agreement, the FedEx Ground Portfolio Whole Loan will be initially serviced and administered pursuant to the terms of the PSA, by the master servicer and the special servicer, as the case may be, according to the Servicing Standard until the date on which the FedEx Ground Portfolio Companion Loan designated as note A-1 is securitized (the “FedEx Ground Portfolio Control Note Securitization Date”), after which the FedEx Ground Portfolio Whole Loan will be serviced and administered pursuant to the pooling and servicing agreement (the “FedEx Ground Portfolio Pooling and Servicing Agreement”) entered into in connection with such other securitization and the FedEx Ground Portfolio Intercreditor Agreement, by the master servicer and the special servicer, as the case may be, under the FedEx Ground Portfolio Pooling and Servicing Agreement. Subject to the terms of the FedEx Ground Portfolio Intercreditor Agreement, all decisions, consents, waivers, approvals and other actions on the part of any FedEx Ground Portfolio Noteholder will be effected in accordance with the PSA, until the FedEx Ground Portfolio Control Note Securitization Date, and thereafter in accordance with the FedEx Ground Portfolio Pooling and Servicing Agreement.

Advancing. The master servicer or the trustee, as applicable, under the PSA will be responsible for making any required P&I Advance on the FedEx Ground Portfolio Mortgage Loan (but not any advances of principal and/or interest on the FedEx Ground Portfolio Companion Loans) pursuant to the terms of the PSA unless it is determined in accordance with the PSA that such an advance would not be recoverable from collections on the FedEx Ground Portfolio Mortgage Loan.

The master servicer or the trustee under the PSA (prior to the FedEx Ground Portfolio Control Note Securitization Date) or under the FedEx Ground Portfolio Pooling and Servicing Agreement (on and after the FedEx Ground Portfolio Control Note Securitization Date), as applicable, will be responsible for making Servicing Advances (or the equivalent) on the FedEx Ground Portfolio Whole Loan or a related Mortgaged Property pursuant to the terms of the PSA or the FedEx Ground Portfolio Pooling and Servicing Agreement, as applicable, unless it is determined in accordance with the PSA or the FedEx Ground Portfolio Pooling and Servicing Agreement, as applicable, that such advance would not be recoverable from collections on the FedEx Ground Portfolio Whole Loan or the related Mortgaged Properties.

Distributions. The FedEx Ground Portfolio Intercreditor Agreement sets forth the respective rights of each of the FedEx Ground Portfolio Noteholders and provides, in general, that:

●	the FedEx Ground Portfolio Mortgage Loan and FedEx Ground Portfolio Companion Loans are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the FedEx Ground Portfolio Whole Loan or the related Mortgaged Properties (exclusive of reserve and escrow payments and any proceeds, awards and settlements to be applied to the restoration or repair of a related Mortgaged Property or released to the related borrowers in accordance with the related loan documents) will be applied to the FedEx Ground Portfolio Mortgage Loan and the FedEx Ground Portfolio Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the master servicer, special servicer and trustee, or, following the FedEx Ground Portfolio Control Note Securitization Date, of the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee in accordance with the terms of the FedEx Ground Portfolio Intercreditor Agreement and either the PSA or the FedEx Ground Portfolio Pooling and Servicing Agreement, as applicable); and

●	costs, fees, expenses, losses and shortfalls relating to the FedEx Ground Portfolio Whole Loan will be allocated, on a pro rata and pari passu basis, to the FedEx Ground Portfolio Mortgage Loan and the FedEx Ground Portfolio Companion Loans in accordance with the terms of the FedEx Ground Portfolio Intercreditor Agreement and the PSA or the FedEx Ground Portfolio Pooling and Servicing Agreement, as the case may be.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the FedEx Ground Portfolio Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the FedEx Ground Portfolio Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the related FedEx Ground Portfolio Companion Loans.

Prior to the FedEx Ground Portfolio Control Note Securitization Date for the FedEx Ground Portfolio Whole Loan, the master servicer will be obligated to make any necessary Servicing Advances in respect of the FedEx Ground Portfolio Whole Loan, and certain costs and expenses (such as a pro rata share of a property advance) allocable to the FedEx Ground Portfolio Companion Loans may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the issuing entity’s right to reimbursement from future payments and other collections on the FedEx Ground Portfolio Companion Loans. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders. After the FedEx Ground Portfolio Control Note Securitization Date for the FedEx Ground Portfolio Whole Loan, the related Non-Serviced Master Servicer will generally be obligated to make any necessary property protection advances in respect of the FedEx Ground Portfolio Whole Loan, and certain costs and expenses (such as a pro rata share of a property protection advance) allocable to the FedEx Ground Portfolio Mortgage Loan may be paid or reimbursed out of general collections of the related Non-Serviced Securitization Trust, subject to the related Non-Serviced Securitization Trust’s right to reimbursement from future payments and other collections on the FedEx Ground Portfolio Mortgage Loan or from general collections on the Mortgage Pool.

In addition, from and after the FedEx Ground Portfolio Control Note Securitization Date, the issuing entity (as holder of the FedEx Ground Portfolio Mortgage Loan) will be required to indemnify (as and to the same extent the securitization trust created under the FedEx Ground Portfolio Pooling and Servicing Agreement is required to indemnify each of the following parties in respect of other mortgage loans in such securitization trust pursuant to the terms of the FedEx Ground Portfolio Pooling and Servicing Agreement) each of the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer and various other parties to the FedEx Ground Portfolio Pooling and Servicing Agreement (and any director, officer, employee or agent of any of the foregoing, to the extent such parties are identified as indemnified parties in the FedEx Ground Pooling and Servicing Agreement in respect of other mortgage loans) (the “Indemnified Parties”) against any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of, or the provision of services for, the FedEx Ground Portfolio Whole Loan under the FedEx Ground Portfolio Pooling and Servicing Agreement (collectively, the “Indemnified Items”), to the extent of the issuing entity’s pro rata share of such Indemnified Items, and to the extent amounts collected on the FedEx Ground Portfolio Whole Loan are insufficient for reimbursement of such amounts, the issuing entity will be required, promptly following notice, to reimburse each of the applicable Indemnified Parties for the issuing entity’s pro rata share of the insufficiency.

Consultation and Control. Pursuant to the FedEx Ground Portfolio Intercreditor Agreement, the directing holder with respect to the FedEx Ground Portfolio Whole Loan (the “FedEx Ground Portfolio Whole Loan Directing Holder”), as of any date of determination, will be the holder of the FedEx Ground Portfolio Companion Loan evidenced by promissory note A-1 (the “FedEx Ground Portfolio Controlling Companion Loan”), which prior to the FedEx Ground Portfolio Control Note Securitization Date is (and is expected to remain) Bank of America, N.A. or an affiliate, and which after the related FedEx Ground Portfolio Control Note Securitization Date is expected to be the trustee under the FedEx Ground Portfolio Pooling and Servicing Agreement; provided, that, it is expected that unless a control termination event exists under the FedEx Ground Portfolio Pooling and Servicing Agreement, the directing certificateholder (or equivalent party) under the FedEx Ground Portfolio Pooling and Servicing Agreement (the “FedEx Ground Portfolio Directing Certificateholder”) will be entitled to exercise the rights of the FedEx Ground Portfolio Whole Loan Directing Holder. Certain decisions to be made with respect to the FedEx Ground Portfolio Whole Loan, including certain major decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the FedEx Ground Portfolio Pooling and Servicing Agreement, will require the approval of the FedEx Ground Portfolio Whole Loan Directing Holder. With respect to the FedEx Ground Portfolio Whole Loan, it is expected that, while the FedEx Ground Portfolio Directing Certificateholder is the FedEx Ground Portfolio Whole Loan Directing Holder, such FedEx Ground Portfolio Directing Certificateholder’s consent and/or consultation rights with respect to such FedEx Ground Portfolio Whole Loan will be the same as its rights with respect to the other mortgage loans included in the trust created under the FedEx Ground Portfolio Pooling and Servicing Agreement.

No objection, direction, consent or advice in connection with the exercise of such rights and powers by the FedEx Ground Portfolio Whole Loan Directing Holder may require or cause the master servicer or the special servicer, as applicable, under the PSA (prior to the FedEx Ground Portfolio Control Note Securitization Date) or the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, under the FedEx Ground Portfolio Pooling and Servicing Agreement (on and after the FedEx Ground Portfolio Control Note Securitization Date) to violate any provision of the related loan documents, applicable law, the PSA or the FedEx Ground Portfolio Pooling and Servicing Agreement, as applicable, the Fed Ex Ground Portfolio Intercreditor Agreement, the REMIC provisions of the Code or the subject servicer’s obligation to act in accordance with the applicable servicing standard.

In addition, with respect to the FedEx Ground Portfolio Whole Loan, pursuant to the terms of the FedEx Ground Portfolio Intercreditor Agreement, the issuing entity, as holder of the FedEx Ground Portfolio Mortgage Loan (or its representative) will have the right to (i) receive copies of all notices, information and reports that the master servicer or the special servicer, as applicable (prior to the FedEx Ground Portfolio Control Note Securitization Date), or the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable (on and after the FedEx Ground Portfolio Control Note Securitization Date), is required to provide to the FedEx Ground Portfolio Whole Loan Directing Holder (prior to the FedEx Ground Portfolio Control Note Securitization Date) or the FedEx Ground Portfolio Directing Certificateholder (on and after the FedEx Ground Portfolio Control Note Securitization Date) with respect to any major decisions (as defined in the FedEx Ground Portfolio Intercreditor Agreement) to be taken with respect to the FedEx Ground Portfolio Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the FedEx Ground Portfolio Whole Loan and (ii) be consulted on a strictly non-binding basis with respect to any major decisions (as defined in the FedEx Ground Portfolio Intercreditor Agreement) to be taken with respect to the FedEx Ground Portfolio Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the FedEx Ground Portfolio Whole Loan. The consultation right of the issuing entity (or its representative) will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the issuing entity (or its representative) has responded within such period; provided that if the master servicer or the special servicer, as applicable (prior to the FedEx Ground Portfolio Control Note Securitization Date), or the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable (on and after the FedEx Ground Portfolio Control Note Securitization Date), proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the issuing entity (or its representative) described above, the master servicer or the special servicer, as applicable (prior to the FedEx Ground Portfolio Control Note Securitization Date), or the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable (on and after the FedEx Ground Portfolio Control Note Securitization Date), is permitted to make any major decision (as defined in the FedEx Ground Portfolio Intercreditor Agreement) or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the FedEx Ground Portfolio Mortgage Loan and the FedEx Ground Portfolio Companion Loans. None of the master servicer or the special servicer, as applicable (prior to the FedEx Ground Portfolio Control Note Securitization Date), or the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable (on and after the FedEx Ground Portfolio Control Note Securitization Date), will be obligated at any time to follow or take any alternative actions recommended by the issuing entity (or its representative).

In addition to the consultation rights of the issuing entity (or its representative) described above, with respect to the FedEx Ground Portfolio Whole Loan, pursuant to the terms of the FedEx Ground Portfolio Intercreditor Agreement, the issuing entity (or its representative) will have the right to annual meetings (which may be held telephonically) with the master servicer or the special servicer, as applicable (prior to the FedEx Ground Portfolio Control Note Securitization Date), or the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer (on and after the FedEx Ground Portfolio Control Note Securitization Date), as applicable, upon reasonable notice and at times reasonably acceptable to such master servicer or special servicer, as applicable, for the purpose of discussing servicing issues related to such FedEx Ground Portfolio Whole Loan.

Sale of Defaulted FedEx Ground Portfolio Whole Loan. With respect to the FedEx Ground Portfolio Whole Loan, pursuant to the terms of the FedEx Ground Portfolio Intercreditor Agreement, the parties acknowledge that if such FedEx Ground Portfolio Whole Loan becomes a “defaulted mortgage loan” pursuant to the terms of the PSA (prior to the FedEx Ground Portfolio Control Note Securitization Date) or the FedEx Ground Portfolio Pooling and Servicing Agreement (after the FedEx Ground Portfolio Control Note Securitization Date), and if the special servicer or the related Non-Serviced Special Servicer, as applicable, determines to pursue a sale of the FedEx Ground Portfolio Mortgage Loan in accordance with the PSA or the FedEx Ground Portfolio Controlling Companion Loan in accordance with the FedEx Ground Portfolio Pooling and Servicing Agreement, then the special servicer or the related Non-Serviced Special Servicer, as applicable, will be required to sell the FedEx Ground Portfolio Mortgage Loan together with the FedEx Ground Portfolio Companion Loans as a single whole loan, in accordance with the provisions of the PSA or the FedEx Ground Portfolio Pooling and Servicing Agreement, as applicable, and the FedEx Ground Portfolio Intercreditor Agreement; provided that the special servicer or the related Non-Serviced Special Servicer, as applicable, will not be permitted to sell the FedEx Ground Portfolio Whole Loan without the consent of each FedEx Ground Portfolio Non-Controlling Note Holder unless the special servicer or the related Non-Serviced Special Servicer has satisfied certain notice and information delivery requirements. The FedEx Ground Portfolio Whole Loan is required to be sold at a price established in accordance with the process described by the FedEx Ground Portfolio Intercreditor Agreement.

The “FedEx Ground Portfolio Non-Controlling Note Holder” means, with respect to the FedEx Ground Portfolio Mortgage Loan, the Directing Certificateholder (for so long as it is permitted to exercise the rights of the holder of such Mortgage Loan under the PSA), and with respect to the FedEx Ground Portfolio Companion Loan designated as promissory note A-3, the holder of such promissory note A-3 or the party entitled under a future pooling and servicing agreement to exercise the rights granted to the holder of such promissory note A-3 under the FedEx Ground Portfolio Intercreditor Agreement.

Appointment of Special Servicer. On and after the FedEx Ground Portfolio Control Note Securitization Date, the FedEx Ground Portfolio Whole Loan Directing Holder (which, unless a control termination event or consultation termination event exists under the FedEx Ground Portfolio Pooling and Servicing Agreement exists, will be the directing certificateholder under the FedEx Ground Portfolio Pooling and Servicing Agreement) will have the right, with or without cause, to replace the related Non-Serviced Special Servicer and appoint a replacement special servicer in lieu thereof without the consent of the FedEx Ground Portfolio Non-Controlling Note Holder as long as the FedEx Ground Portfolio Whole Loan Directing Holder satisfies the conditions set forth in the FedEx Ground Portfolio Pooling and Servicing Agreement. Pursuant to the FedEx Ground Portfolio Pooling and Servicing Agreement, the FedEx Ground Portfolio Non-Controlling Note Holder will be entitled to require termination and replacement of the related Non-Serviced Special Servicer under the FedEx Ground Portfolio Pooling and Servicing Agreement solely with respect to the FedEx Ground Portfolio Whole Loan in connection with a servicer termination event that adversely affects it.

229 West 43rd Street Retail Condo Whole Loan

General. The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 229 West 43rd Street Retail Condo, representing approximately 7.7% of the Initial Pool Balance, with a Cut-off Date Balance of $75,000,000 (the “229 West 43rd Street Retail Condo Mortgage Loan”), is part of a Whole Loan comprised of 8 promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “229 West 43rd Street Retail Condo Mortgaged Property”). The 229 West 43rd Street Retail Condo Mortgage Loan is evidenced by promissory note A-1 and promissory note A-6. The portion of the 229 West 43rd Street Retail Condo Whole Loan (as defined below) evidenced by promissory notes designated as Note A-2, Note A-3, Note A-4, Note A-5, Note A-7 and Note A-8, with an aggregate Cut-off Date Balance of $210,000,000, which (subject to any applicable financing arrangement) is currently being held by GACC (or an affiliate) or transferred to a third party (the “229 West 43rd Street Retail Condo Companion Loans”), are pari passu in right of payment with the 229 West 43rd Street Retail Condo Mortgage Loan. The 229 West 43rd Street Retail Condo Mortgage Loan and the 229 West 43rd Street Retail Condo Companion Loans are collectively referred to as the “229 West 43rd Street Retail Condo Whole Loan” in this prospectus. The 229 West 43rd Street Retail Condo Companion Loans will not be transferred to the issuing entity and will not be part of the Mortgage Pool.

The holders of the promissory notes evidencing the 229 West 43rd Street Retail Condo Whole Loan (the “229 West 43rd Street Retail Condo Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each 229 West 43rd Street Retail Condo Noteholder (the “229 West 43rd Street Retail Condo Intercreditor Agreement”).

Servicing. The 229 West 43rd Street Retail Condo Whole Loan will be serviced by the master servicer and the special servicer pursuant to the terms of the PSA. Subject to the terms of the 229 West 43rd Street Retail Condo Intercreditor Agreement, all decisions, consents, waivers, approvals and other actions on the part of any 229 West 43rd Street Retail Condo Noteholder will be effected in accordance with the PSA.

Advancing. The master servicer or the trustee, as applicable, will be responsible for making: (i) P&I Advances on the 229 West 43rd Street Retail Condo Mortgage Loan (but not on the 229 West 43rd Street Retail Condo Companion Loans) pursuant to the PSA, in each case, unless the master servicer, the special servicer or the trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance; and (ii) Servicing Advances with respect to the 229 West 43rd Street Retail Condo Whole Loan, in each case unless a similar determination of nonrecoverability is made under the PSA.

Distributions. The 229 West 43rd Street Retail Condo Intercreditor Agreement sets forth the respective rights of each of the 229 West 43rd Street Retail Condo Noteholders and provides, in general,

that all payments, proceeds and other recoveries on or in respect of the 229 West 43rd Street Retail Condo Whole Loan (other than escrow and reserve payments and any proceeds, awards or settlements to be otherwise applied or released in accordance with the related loan documents) will be applied to the 229 West 43rd Street Retail Condo Mortgage Loan and the 229 West 43rd Street Retail Condo Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the applicable master servicer, special servicer, certificate administrator, trustee and operating advisor in accordance with the terms of the applicable pooling and servicing agreement).

Consultation and Control. The directing certificateholder under the 229 West 43rd Street Retail Condo Intercreditor Agreement with respect to the 229 West 43rd Street Retail Condo Whole Loan will be the Directing Certificateholder. Certain decisions to be made with respect to the 229 West 43rd Street Retail Condo Whole Loan, including certain major decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the PSA, will require the approval of the Directing Certificateholder unless a Control Termination Event exists. In addition, the Risk Retention Consultation Parties will have certain consultation rights with respect to the 229 West 43rd Street Retail Condo Whole Loan for so long as it has consultation rights with respect to the related Mortgage Loan serviced under the PSA.

Pursuant to the terms of the 229 West 43rd Street Retail Condo Intercreditor Agreement, the 229 West 43rd Street Retail Condo Non-Controlling Note Holder will have the right to (i) receive copies of all notices, information and reports that the special servicer is required to provide to the Directing Certificateholder within the same time frame it is required to provide such notices, information and reports to the Directing Certificateholder (but without regard to whether or not the Directing Certificateholder actually has lost any rights to receive such information as a result of a Control Termination Event or a Consultation Termination Event) and (ii) consult on a strictly non-binding basis with respect to certain major decisions as set forth in the 229 West 43rd Street Retail Condo Intercreditor Agreement and the implementation of any recommended actions outlined in an asset status report, and consider alternative actions recommended by the 229 West 43rd Street Retail Condo Non-Controlling Note Holder. The consultation right of the 229 West 43rd Street Retail Condo Non-Controlling Note Holder will expire 10 business days after the delivery by the special servicer of notice and information relating to the matter subject to consultation, whether or not such 229 West 43rd Street Retail Condo Non-Controlling Note Holder has responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew from the date of such proposal and delivery of all information relating thereto. Notwithstanding the 229 West 43rd Street Retail Condo Non-Controlling Note Holder’s consultation rights described above, the special servicer is permitted to make any major decision or take any action set forth in an asset status report before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the 229 West 43rd Street Retail Condo Mortgage Loan and the 229 West 43rd Street Retail Condo Companion Loans. In no event will the master servicer or special servicer be obligated to follow or take any alternative actions recommended by the 229 West 43rd Street Retail Condo Non-Controlling Note Holder.

Notwithstanding the foregoing consent or consultation rights, no direction or objection by the Directing Certificateholder or the 229 West 43rd Street Retail Condo Non-Controlling Note Holder may require or cause the master servicer or the special servicer, as applicable, to violate any provision of any related mortgage loan documents, applicable law, the PSA, the 229 West 43rd Street Retail Condo Intercreditor Agreement or the REMIC provisions of the Code, including, without limitation, the master servicer’s or special servicer’s obligation to act in accordance with the Servicing Standard or expose the master servicer, special servicer, paying agent, trust fund, certificate administrator, trustee, Depositor, any Mortgage Loan Seller, operating advisor, custodian, or any of their affiliates, officers, directors, employees or agents to liability, or materially expand the scope of the master servicer’s or the special servicer’s responsibilities under the PSA.

In addition to the consultation rights of the 229 West 43rd Street Retail Condo Non-Controlling Note Holder described above, the 229 West 43rd Street Retail Condo Non-Controlling Note Holder will have the right to annual conference calls with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the 229 West 43rd Street Retail Condo Whole Loan are discussed.

The “229 West 43rd Street Retail Condo Non-Controlling Note Holder” means, with respect to the 229 West 43rd Street Retail Condo Companion Loans, (i) until the 229 West 43rd Street Retail Condo Companion Loans are included in a securitization, the holders of the 229 West 43rd Street Retail Condo Companion Loans and (ii) if the 229 West 43rd Street Retail Condo Companion Loans are included in a securitization, the party entitled under such securitization to exercise the rights granted to the holders of the 229 West 43rd Street Retail Condo Companion Loans under the 229 West 43rd Street Retail Condo Intercreditor Agreement and the PSA.

Sale of Defaulted 229 West 43rd Street Retail Condo Whole Loan. Pursuant to the terms of the 229 West 43rd Street Retail Condo Intercreditor Agreement, if the 229 West 43rd Street Retail Condo Whole Loan becomes a Defaulted Mortgage Loan pursuant to the terms of the PSA and thereafter the special servicer determines pursuant to the PSA and the 229 West 43rd Street Retail Condo Intercreditor Agreement to pursue a sale of the 229 West 43rd Street Retail Condo Mortgage Loan, the special servicer will be required to sell the 229 West 43rd Street Retail Condo Mortgage Loan together with the 229 West 43rd Street Retail Condo Companion Loans as a single whole loan, in accordance with the provisions of the PSA and the 229 West 43rd Street Retail Condo Intercreditor Agreement; provided that the special servicer will not be permitted to sell the 229 West 43rd Street Retail Condo Whole Loan without the consent of each 229 West 43rd Street Retail Condo Non-Controlling Note Holder unless the special servicer has satisfied certain notice and information delivery requirements. The 229 West 43rd Street Retail Condo Whole Loan is required to be sold at a price established in accordance with the process described by the 229 West 43rd Street Retail Condo Intercreditor Agreement.

Appointment of Special Servicer. The Directing Certificateholder (prior to a Control Termination Event) or Certificateholders with the requisite percentage of Voting Rights, as described under “Description of the Certificates—Voting Rights” (following a Control Termination Event), will have the right, with or without cause, to replace the special servicer and appoint a replacement special servicer in lieu thereof without the consent of the 229 West 43rd Street Retail Condo Non-Controlling Note Holder as long as such replacement special servicer is a “qualified servicer” (as described in the 229 West 43rd Street Retail Condo Intercreditor Agreement) and satisfies the other conditions set forth in the PSA.

Prudential Plaza Whole Loan

General. The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Prudential Plaza, representing approximately 7.7% of the Initial Pool Balance, with a Cut-off Date Balance of $75,000,000 (the “Prudential Plaza Mortgage Loan”), is part of a whole loan comprised of 7 promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “Prudential Plaza Mortgaged Property”). The Prudential Plaza Mortgage Loan is evidenced by 2 promissory notes designated as Note A-2-2 and Note A-3-3. The portions of the Prudential Plaza Whole Loan (as defined below) evidenced by (i) promissory note A-1, with a Cut-off Date Balance of $115,000,000, which is included in the COMM 2015-CCRE26 Mortgage Trust, (ii) promissory note A-2-1, with a Cut-off Date Balance of $50,000,000, which is included in the CD 2016-CD1 Mortgage Trust, (iii) promissory note A-3-1, with a Cut-off Date Balance of $40,000,000, which is included in the COMM 2016-COR1 Mortgage Trust and (iv) 2 promissory notes designated as Note A-3-2 and Note A-4, with an aggregate Cut-off Date Balance of $135,000,000, which (subject to any applicable financing arrangement) are currently being held by GACC or an affiliate, are collectively referred to in this prospectus as the “Prudential Plaza Companion Loans” and are pari passu in right of payment with the Prudential Plaza Mortgage Loan. The Prudential Plaza Mortgage Loan and the Prudential Plaza Companion Loans are collectively referred to in this prospectus as the “Prudential Plaza

Whole Loan.” The Prudential Plaza Companion Loans will not be transferred to the issuing entity and will not be part of the Mortgage Pool.

The holders of the Prudential Plaza Whole Loan (the “Prudential Plaza Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Prudential Plaza Noteholder (the “Prudential Plaza Intercreditor Agreement”).

Servicing. The Prudential Plaza Whole Loan is being serviced by Wells Fargo Bank, National Association, as master servicer (the “COMM 2015-CCRE26 Master Servicer”) and specially serviced by CWCapital Asset Management LLC, as special servicer (the “COMM 2015-CCRE26 Special Servicer”), pursuant to the pooling and servicing agreement entered into between Deutsche Mortgage & Asset Receiving Corporation, as depositor, the COMM 2015-CCRE26 Master Servicer, the COMM 2015-CCRE26 Special Servicer, Wilmington Trust, National Association, as trustee (the “COMM 2015-CCRE26 Trustee”), Wells Fargo Bank, National Association, as certificate administrator and custodian (the “COMM 2015-CCRE26 Certificate Administrator”), and Park Bridge Lender Services LLC, as operating advisor (the “COMM 2015-CCRE26 Operating Advisor”), in connection with the COMM 2015-CCRE26 Mortgage Trust (into which the Prudential Plaza Companion Loan designated as Note A-1 has been deposited) (the “COMM 2015-CCRE26 Pooling and Servicing Agreement”), and, subject to the terms of the Prudential Plaza Intercreditor Agreement, all decisions, consents, waivers, approvals and other actions on the part of any Prudential Plaza Noteholder will be effected in accordance with the COMM 2015-CCRE26 Pooling and Servicing Agreement and the Prudential Plaza Intercreditor Agreement.

Advancing. The master servicer or the trustee, as applicable, will be responsible for making P&I Advances on the Prudential Plaza Mortgage Loan (but not on the Prudential Plaza Companion Loans) pursuant to the PSA, in each case, unless the master servicer, the special servicer or the trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance.

The COMM 2015-CCRE26 Master Servicer or the COMM 2015-CCRE26 Trustee, as applicable, will be obligated to make servicing advances with respect to the Prudential Plaza Whole Loan, in each case unless a similar determination of nonrecoverability is made under the COMM 2015-CCRE26 Pooling and Servicing Agreement.

Distributions. The Prudential Plaza Intercreditor Agreement sets forth the respective rights of each of the Prudential Plaza Noteholders and provides, in general, that all payments, proceeds and other recoveries on or in respect of the Prudential Plaza Whole Loan will be applied to the Prudential Plaza Mortgage Loan and the Prudential Plaza Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the applicable master servicer, special servicer, certificate administrator, trustee and operating advisor in accordance with the terms of the applicable pooling and servicing agreement).

Consultation and Control. The directing certificateholder under the Prudential Plaza Intercreditor Agreement with respect to the Prudential Plaza Whole Loan will be the controlling class representative or such other party specified in the COMM 2015-CCRE26 Pooling and Servicing Agreement (such party, the “COMM 2015-CCRE26 Directing Certificateholder”). Certain decisions to be made with respect to the Prudential Plaza Whole Loan, including certain major decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the COMM 2015-CCRE26 Pooling and Servicing Agreement, will require the approval of the COMM 2015-CCRE26 Directing Certificateholder.

Pursuant to the terms of the Prudential Plaza Intercreditor Agreement, the controlling class representative (the “Prudential Plaza Non-Controlling Note Holder”) will have the right to (i) receive copies of all notices, information and reports that the COMM 2015-CCRE26 Special Servicer is required to provide to the COMM 2015-CCRE26 Directing Certificateholder within the same time frame it is required to provide such notices, information and reports to the COMM 2015-CCRE26 Directing Certificateholder (but without regard to whether or not the COMM 2015-CCRE26 Directing Certificateholder actually has lost any rights to receive such information as a result of a consultation termination event under the COMM 2015-CCRE26 Pooling and Servicing Agreement) and (ii) consult on a strictly non-binding basis with respect to certain major decisions as set forth in the Prudential Plaza Intercreditor Agreement and the implementation of any recommended actions outlined in an asset status report. The consultation right of the Prudential Plaza Non-Controlling Note Holder will expire 10 business days after the delivery by the COMM 2015-CCRE26 Special Servicer of notice and information relating to the matter subject to consultation, whether or not the Prudential Plaza Non-Controlling Note Holder has responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew. Notwithstanding the Prudential Plaza Non-Controlling Note Holder’s consultation rights described above, the COMM 2015-CCRE26 Special Servicer is permitted to make any major decision or take any action set forth in an asset status report before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Prudential Plaza Mortgage Loan and the Prudential Plaza Companion Loans.

Notwithstanding the foregoing consent or consultation rights, no direction or objection by the COMM 2015-CCRE26 Directing Certificateholder or the Prudential Plaza Non-Controlling Note Holder may require or cause the COMM 2015-CCRE26 Master Servicer or COMM 2015-CCRE26 Special Servicer, as applicable, to violate any provision of any related mortgage loan documents, applicable law, the COMM 2015-CCRE26 Pooling and Servicing Agreement, the Prudential Plaza Intercreditor Agreement or the REMIC provisions of the Code, including, without limitation, the COMM 2015-CCRE26 Master Servicer’s or COMM 2015-CCRE26 Special Servicer’s obligation to act in accordance with the servicing standard or expose the COMM 2015-CCRE26 Master Servicer or COMM 2015-CCRE26 Special Servicer to liability, or materially expand the scope of the COMM 2015-CCRE26 Master Servicer’s or COMM 2015-CCRE26 Special Servicer’s responsibilities under the COMM 2015-CCRE26 Pooling and Servicing Agreement.

In addition to the consultation rights of the Prudential Plaza Non-Controlling Note Holder described above, the Prudential Plaza Non-Controlling Note Holder will have the right to annual conference calls with the COMM 2015-CCRE26 Master Servicer or COMM 2015-CCRE26 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the COMM 2015-CCRE26 Master Servicer or COMM 2015-CCRE26 Special Servicer, as applicable, in which servicing issues related to the Prudential Plaza Whole Loan are discussed.

Sale of Defaulted Prudential Plaza Whole Loan. Pursuant to the terms of the Prudential Plaza Intercreditor Agreement, if the Prudential Plaza Whole Loan becomes a defaulted mortgage loan pursuant to the terms of the COMM 2015-CCRE26 Pooling and Servicing Agreement, the COMM 2015-CCRE26 Special Servicer will be required to sell the Prudential Plaza Mortgage Loan together with the Prudential Plaza Companion Loans as a single whole loan in accordance with the provisions of the PSA and the Prudential Plaza Intercreditor Agreement; provided that the special servicer will not be permitted to sell the Prudential Plaza Whole Loan without the consent of each Prudential Plaza Non-Controlling Note Holder unless the special servicer has satisfied certain notice and information delivery requirements. The Prudential Plaza Whole Loan is required to be sold at a price established in accordance with the process described by the Prudential Plaza Intercreditor Agreement and the COMM 2015-CCRE26 Pooling and Servicing Agreement.

Appointment of Special Servicer. The COMM 2015-CCRE26 Directing Certificateholder (prior to a control termination event) or certificateholders with the requisite percentage of voting rights, pursuant to the COMM 2015-CCRE26 Pooling and Servicing Agreement, will have the right, with or without cause, to replace the COMM 2015-CCRE26 Special Servicer for the Prudential Plaza Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the Prudential Plaza Non-Controlling Note Holders as long as such replacement special servicer is a “qualified servicer” (as described in the Prudential Plaza Intercreditor Agreement) and satisfies the other conditions set forth in the COMM 2015-CCRE26 Pooling and Servicing Agreement.

10 Hudson Yards Whole Loan

General. The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 10 Hudson Yards, representing approximately 6.9% of the Initial Pool Balance, with a Cut-off Date Balance of $67,500,000 in the aggregate (the “10 Hudson Yards Mortgage Loan”), is part of a whole loan comprised of 13 promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “10 Hudson Yards Mortgaged Property”). The 10 Hudson Yards Whole Loan is evidenced by: (i) 2 senior pari passu promissory designated as Note A-1-C2 and Note A-1-C6 that evidence the 10 Hudson Yards Mortgage Loan; (ii) 2 senior pari passu promissory notes designated as Note A-1-S and Note A-2-S, respectively, with an aggregate Cut-off Date Balance of $408,100,000 (the “10 Hudson Yards Standalone Pari Passu Companion Loans”), each of which is generally pari passu in right of payment with the 10 Hudson Yards Mortgage Loan and the 10 Hudson Yards Non-Standalone Pari Passu Companion Loans (as defined below); (iii) 7 senior pari passu promissory notes designated as Note A-1-C1, Note A-1-C3, Note A-1-C4, Note A-1-C5, Note A-2-C1, Note A-2-C2 and Note A-2-C3 with an aggregate Cut-off Date Balance of $232,500,000 (the “10 Hudson Yards Non-Standalone Pari Passu Companion Loans” and, together with the 10 Hudson Yards Standalone Pari Passu Companion Loans, the “10 Hudson Yards Pari Passu Companion Loans”), which are generally pari passu in right of payment with the 10 Hudson Yards Mortgage Loan and the 10 Hudson Yards Standalone Pari Passu Companion Loans; and (iv) 2 junior promissory notes designated as Note B-1 and Note B-2, respectively, with an aggregate Cut-off Date Balance of $191,900,000 (the “10 Hudson Yards Subordinate Companion Loans” and, together with the 10 Hudson Yards Pari Passu Companion Loans, the “10 Hudson Yards Companion Loans”), which are subordinate in right of payment in respect of each of the 10 Hudson Yards Mortgage Loan and the 10 Hudson Yards Pari Passu Companion Loans. The 10 Hudson Yards Standalone Pari Passu Companion Loans and the 10 Hudson Yards Subordinate Companion Loans are collectively referred to as the “10 Hudson Yards Standalone Companion Loans”. In addition, the 10 Hudson Yards Mortgage Loan and the 10 Hudson Yards Non-Standalone Pari Passu Companion Loans are collectively referred to as the “10 Hudson Yards Non-Standalone Loans”.

The 10 Hudson Yards Subordinate Companion Loans, together with the 10 Hudson Yards Mortgage Loan and the 10 Hudson Yards Pari Passu Companion Loans, are referred to as the “10 Hudson Yards Whole Loan”. Only the 10 Hudson Yards Mortgage Loan is included in the Issuing Entity. Each of the 10 Hudson Yards Standalone Companion Loans are included in the Hudson Yards 2016-10HY Mortgage Trust (the “Hudson Yards 2016-10HY Mortgage Trust”). The 10 Hudson Yards Non-Standalone Pari Passu Companion Loan represented by Note A-1-C1 is currently held by the CD 2016-CD1 Mortgage Trust. The 10 Hudson Yards Non-Standalone Pari Passu Companion Loans represented by Note A-1-C3, Note A-1-C4 and Note A-1-C5 are expected to be contributed to the JPMDB 2016-C4 Mortgage Trust. The 10 Hudson Yards Non-Standalone Pari Passu Companion Loans represented by Note A-2-C1, Note A-2-C2 and Note A-2-C3 are currently being held by the GSMS 2016-GS3 Mortgage Trust.

The holders of the 10 Hudson Yards Whole Loan (the “10 Hudson Yards Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each 10 Hudson Yards Noteholder (the “10 Hudson Yards Co-Lender Agreement”).

Servicing. The 10 Hudson Yards Whole Loan is being serviced by Wells Fargo Bank, National Association, as master servicer (in such capacity, the “Hudson Yards 2016-10HY Master Servicer”), and specially serviced by AEGON USA Realty Advisors, LLC, as special servicer (in such capacity, the “Hudson Yards 2016-10HY Special Servicer”), pursuant to the trust and servicing agreement, dated as of August 6, 2016 (the “Hudson Yards 2016-10HY Trust and Servicing Agreement”), between the Depositor, the Hudson Yards 2016-10HY Master Servicer, the Hudson Yards 2016-10HY Special Servicer, Wilmington Trust, National Association, as trustee (in such capacity, the “Hudson Yards 2016-10HY Trustee”) and Wells Fargo Bank, National Association as certificate administrator and custodian (in such capacity, the “Hudson Yards 2016-10HY Certificate Administrator”), in connection with the Hudson Yards 2016-10HY Mortgage Trust (into which each of the 10 Hudson Yards Standalone Companion Loans have been deposited), and, subject to the terms of the 10 Hudson Yards Co-Lender Agreement, all decisions, consents, waivers, approvals and other actions on the part of any 10 Hudson Yards Noteholder will be effected in accordance with the Hudson Yards 2016-10HY Trust and Servicing Agreement and the 10 Hudson Yards Co-Lender Agreement.

Advancing. The master servicer or the trustee, as applicable, will be responsible for making P&I Advances on the 10 Hudson Yards Mortgage Loan (but not on the 10 Hudson Yards Companion Loans) pursuant to the PSA, in each case, unless the master servicer, the special servicer or the trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance.

The Hudson Yards 2016-10HY Master Servicer or Hudson Yards 2016-10HY Trustee, as applicable, will be obligated to make servicing advances with respect to the 10 Hudson Yards Whole Loan, in each case unless a similar determination of nonrecoverability is made under the Hudson Yards 2016-10HY Trust and Servicing Agreement.

Distributions. The 10 Hudson Yards Co-Lender Agreement sets forth the respective rights of the holders of the 10 Hudson Yards Mortgage Loan and the 10 Hudson Yards Companion Loans with respect to distributions of funds received in respect of the related 10 Hudson Yards Whole Loan, and provides, in general, that:

●	the 10 Hudson Yards Subordinate Companion Loans are, at all times, junior, subject and subordinate to the 10 Hudson Yards Mortgage Loan and the 10 Hudson Yards Pari Passu Companion Loans, and the right of the holders of the 10 Hudson Yards Subordinate Companion Loans (the “10 Hudson Yards Subordinate Companion Loan Holder”) to receive payments with respect to the 10 Hudson Yards Subordinate Companion Loans are, to the extent set forth in the 10 Hudson Yards Co-Lender Agreement, at all times, junior, subject and subordinate to the rights of the holders of the 10 Hudson Yards Mortgage Loan and the 10 Hudson Yards Pari Passu Companion Loans to receive payments with respect to the 10 Hudson Yards Mortgage Loan and the 10 Hudson Yards Pari Passu Companion Loans.

●	prior to calculating any amounts of interest or principal due to the holders of the 10 Hudson Yards Mortgage Loan and the 10 Hudson Yards Pari Passu Companion Loans, the principal balance of the 10 Hudson Yards Subordinate Companion Loans will be reduced pro rata (based on their respective outstanding principal balances) (but not below zero) by any realized loss with respect to the 10 Hudson Yards Whole Loan, and after the principal balance of each 10 Hudson Yards Subordinate Companion Loan has been reduced to zero, the principal balances of the 10 Hudson Yards Mortgage Loan and the 10 Hudson Yards Pari Passu Companion Loans will be reduced pro rata (based on their respective outstanding principal balances) (in each case, not below zero) by any realized loss with respect to the 10 Hudson Yards Whole Loan.

●	if no (i) event of default with respect to an obligation of the borrower to pay money due under the 10 Hudson Yards Whole Loan or (ii) non-monetary event of default pursuant to which the 10 Hudson Yards Whole Loan becomes a specially serviced loan (a “10 Hudson Yards Triggering Event of Default”) has occurred and is continuing, then all amounts tendered by the borrower (net of certain amounts payable or reimbursable to the Hudson Yards 2016-10HY Master Servicer or the Hudson Yards 2016-10HY Special Servicer, as applicable) will be distributed as follows:

(i)       first, (A) first, to each Note A holder (or the Hudson Yards 2016-10HY Master Servicer or the Hudson Yards 2016-10HY Trustee and, if applicable, the master servicers of any securitization of any 10 Hudson Yards Non-Standalone Loan), up to the amount of any nonrecoverable property advances (or, in the case of a master servicer of any securitization of any 10 Hudson Yards Non-Standalone Loan, if applicable, its pro rata share of any nonrecoverable property advances previously reimbursed to the Hudson Yards 2016-10HY Master Servicer or the Hudson Yards 2016-10HY Trustee from general collections of such applicable securitization) that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) second, to each Note A Holder (or the Hudson Yards 2016-10HY Master Servicer or the Hudson Yards 2016-10HY Trustee and the master servicers or trustees of the securitizations of any 10 Hudson Yards Non-Standalone Loan), up to the amount of any nonrecoverable “p&i” advances” or P&I Advances, with respect to Note A, as applicable, on a pro rata and pari passu basis (based on the outstanding principal balance of its respective Note A) that remain unreimbursed (together with interest thereon at the applicable advance rate or Reimbursement Rate), (C) third, to each Note B holder (or the Hudson Yards 2016-10HY Master Servicer or the Hudson Yards 2016-10HY Trustee), up to the amount of any nonrecoverable “p&i” advances” with respect to Note B, as applicable, on a pro rata and pari passu basis (based on the total outstanding principal balance of its respective Note B) that remain unreimbursed (together with interest thereon at the applicable advance rate), and (D) fourth, to the holders of the 10 Hudson Yards Standalone Companion Loans (or the Hudson Yards 2016-10HY Master Servicer or the Hudson Yards 2016-10HY Trustee), up to the amount of any nonrecoverable administrative advances with respect to the 10 Hudson Yards Standalone Companion Loans that remain unreimbursed (together with interest thereon at the applicable advance rate);

(ii)       second, to each Note A holder (or the Hudson Yards 2016-10HY Master Servicer or the Hudson Yards 2016-10HY Trustee, as applicable), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable) and (B) second, to the extent Note B is included in the Hudson Yards 2016-10HY Mortgage Trust, to each Note B holder on a pro rata and pari passu basis (or the Hudson Yards 2016-10HY Master Servicer or the Hudson Yards 2016-10HY Trustee, as applicable) (based on the unreimbursed amounts of costs paid or payable) in each case up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by Note A or Note B (or the Hudson Yards 2016-10HY Master Servicer or the Hudson Yards 2016-10HY Trustee), as applicable, with respect to the 10 Hudson Yards Whole Loan, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the Hudson Yards 2016-10HY Trust and Servicing Agreement with respect to Note A or Note B, as applicable, to the extent reimbursements for such amounts are permitted under the Hudson Yards 2016-10HY Trust and Servicing Agreement;

(iii)       third, to each Note A holder and Note B holder (or the Hudson Yards 2016-10HY Master Servicer), the applicable accrued and unpaid servicing fee (without duplication of any portion of the servicing fee paid by the borrower), and then to each Note A holder and Note B holder (or the Hudson Yards 2016-10HY Special Servicer), any special servicing fees, (including, without limitation, workout fees and liquidation fees) earned by it with respect to the 10 Hudson Yards Whole Loan under the Hudson Yards 2016-10HY Trust and Servicing Agreement;

(iv)       fourth, pari passu to each Note A holder, up to an amount equal to the accrued and unpaid interest on the related principal balance at the related Note A interest rate on such Note, net of the servicing fee rate, on a pro rata basis based on the amount of accrued and unpaid interest due to each such Note A holder;

(v)       fifth, pari passu, in respect of principal collections, with respect to all payments and prepayments of principal, to each Note A holder, on a pro rata basis (based on the outstanding principal balance of its respective Note A), up to an amount equal to all such payments and prepayments of principal, until the related principal balance of each Note A has been reduced to zero;

(vi)       sixth, if the proceeds of any foreclosure sale or any liquidation of the 10 Hudson Yards Whole Loan or the 10 Hudson Yards Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(v), pari passu to each Note A holder, an amount equal to the aggregate of unreimbursed realized losses previously allocated to the related Note A, plus interest thereon at the related Note A interest rate minus the servicing fee rate, on a pro rata basis based on the amount of realized losses previously allocated to each such A Note;

(vii)       seventh, to the extent Note B is not included in the Hudson Yards 2016-10HY Mortgage Trust, to each Note B holder, up to the amount of any unreimbursed costs paid or any costs currently payable by such Note B holder with respect to the 10 Hudson Yards Whole Loan, including, without limitation, unreimbursed property advances and administrative advances made by such Note B holder and any cure payment made by such Note B holder, on a pro rata basis based on the amount of any unreimbursed costs previously allocated to each such holder;

(viii)       eighth, pari passu to each Note B holder, up to an amount equal to the accrued and unpaid interest on the principal balance at the related Note B interest rate, net of the servicing fee rate, on a pro rata basis based on the amount of accrued and unpaid interest due to each such Note B holder;

(ix)       ninth, pari passu, in respect of principal collections, with respect to all payments and prepayments of principal, to each Note B holder, on a pro rata basis (based on the outstanding principal balance of its respective Note B), up to an amount equal to all such payments and prepayments of principal, until the principal balance of each Note B has been reduced to zero;

(x)       tenth, to each Note B holder, on a pro rata and pari passu basis (based on the amount of realized losses previously allocated to each such Note B), an amount equal to the aggregate of unreimbursed realized losses previously allocated to such Note B, plus interest thereon at the related Note B interest rate minus the servicing fee rate, compounded monthly from the date the related realized loss was allocated to such Note B;

(xi)       eleventh, any interest accrued at the default rate on the stated principal balance of the 10 Hudson Yards Whole Loan to the extent such default interest amount is (i) actually paid by the borrower, (ii) in excess of interest accrued on the stated principal balance of the 10 Hudson Yards Whole Loan at the related interest rate and (iii) not required to be paid to the Hudson Yards 2016-10HY Master Servicer, the Hudson Yards 2016-10HY Trustee or the Hudson Yards 2016-10HY Special Servicer, or the master servicers or the trustees of any securitization of any 10 Hudson Yards Non-Standalone Loan, pro rata (based on the amounts described in each of the following clauses (A) through (D)) and pari passu, to (A) Note A-1 holder in an amount calculated on the Note A-1 principal balance at the excess of (x) the Note A-1 default rate over (y) the Note A-1 interest rate, (B) Note A-2 holder in an amount calculated on the Note A-2 principal balance at the excess of (x) the Note A-2 default rate over (y) the Note A-2 interest rate, (C) Note B-1 holder in an amount calculated on the Note B-1 principal balance at the excess of (x) the Note B-1 default rate over (y) the Note B-1 interest rate and (D) Note B-2 holder in an amount calculated on the Note B-2 principal balance at the excess of (x) the Note B-2 default rate over (y) the Note B-2 interest rate;

(xii)       twelfth, first, pro rata (based on the amounts described in each of the following clauses ((A) and (B)) and pari passu, to: (A) each Note A-1 holder, any prepayment charge allocable to any prepayment of the related Note A-1 and (B) each Note A-2 holder, any prepayment charge allocable to any prepayment of the related Note A-2, and then second, pro rata (based on the amounts described in each of the following clauses ((A) and (B)) and pari passu, to: (A) the Note B-1 holder, any prepayment charge allocable to any prepayment of Note B-1, and (ii) the Note B-2 holder, any prepayment charge allocable to any prepayment of Note B-2, in each case, to the extent actually paid by the borrower;

(xiii)       thirteenth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the Hudson Yards 2016-10HY Master Servicer, the Hudson Yards 2016-10HY Trustee or the Hudson Yards 2016-10HY Special Servicer, or the master servicers or the trustees of any securitization of any 10 Hudson Yards Non-Standalone Loan), to: (i) each Note A-1 holder its percentage interest of any assumption fees and penalty charges, (ii) each Note A-2 holder its percentage interest of any assumption fees and penalty charges, (iii) the Note B-1 holder its percentage interest of any assumption fees and penalty charges and (iv) the Note B-2 holder its percentage interest of any assumption fees and penalty charges; and

(xiv)       fourteenth, any excess amount not otherwise applied pursuant to the foregoing clauses (i) through (xiii) above will be distributed to the 10 Hudson Yards Noteholders pro rata and pari passu in accordance with their respective initial percentage interests.

If any Note in the 10 Hudson Yards Whole Loan (or a portion thereof) has been defeased, the foregoing provisions regarding priority of payments will apply only to the non-defeased Notes (or portions thereof). Any Note (or portion thereof) that has been defeased will be repaid solely from the proceeds of the related defeasance collateral.

The Hudson Yards 2016-10HY Master Servicer and the Hudson Yards 2016-10HY Special Servicer, as applicable, will have no obligation to deposit any amounts that are additional servicing compensation into the collection account or REO account, as applicable, and are entitled to retain any such amount that such party is entitled to under the Hudson Yards 2016-10HY Trust and Servicing Agreement.

After the occurrence of and during the continuance of a 10 Hudson Yards Triggering Event of Default, all amounts tendered by the borrower (net of certain amounts payable or reimbursable to the Hudson Yards 2016-10HY Master Servicer or the Hudson Yards 2016-10HY Special Servicer, as applicable) will be distributed as follows:

(i)       first, (A) first, to each Note A holder (or the Hudson Yards 2016-10HY Master Servicer or the Hudson Yards 2016-10HY Trustee and, if applicable, the master servicers of any securitization of any 10 Hudson Yards Non-Standalone Loan), up to the amount of any nonrecoverable property advances (or, in the case of a master servicer of any securitization of any 10 Hudson Yards Non-Standalone Loan, if applicable, its pro rata share of any nonrecoverable property advances previously reimbursed to the Hudson Yards 2016-10HY Master Servicer or the Hudson Yards 2016-10HY Trustee from general collections of such applicable securitization) that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) second, to each Note A Holder (or the Hudson Yards 2016-10HY Master Servicer or the Hudson Yards 2016-10HY Trustee and the master servicers or trustees of the securitizations of any 10 Hudson Yards Non-Standalone Loan), up to the amount of any nonrecoverable “p&i” advances” or P&I Advances, with respect to Note A, as applicable, on a pro rata and pari passu basis (based on the outstanding principal balance of its respective Note A) that remain unreimbursed (together with interest thereon at the applicable advance rate or Reimbursement Rate), (C) third, to each Note B holder (or the Hudson Yards 2016-10HY Master Servicer or the Hudson Yards 2016-10HY Trustee), up to the amount of any nonrecoverable “p&i” advances” with respect to Note B, as applicable, on a pro rata and pari passu basis (based on the total outstanding principal balance of its respective Note B) that remain unreimbursed (together with interest thereon at the applicable advance rate), and (D) fourth, to the holders of the 10 Hudson Yards Standalone Companion Loans (or the Hudson Yards 2016-10HY Master Servicer or the Hudson Yards 2016-10HY Trustee), up to the amount of any nonrecoverable administrative advances with respect to the 10 Hudson Yards Standalone Companion Loans that remain unreimbursed (together with interest thereon at the applicable advance rate);

(ii)       second, to each Note A holder (or the Hudson Yards 2016-10HY Master Servicer or the Hudson Yards 2016-10HY Trustee, as applicable), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable) and (B) second, to the extent Note B is included in the Hudson Yards 2016-10HY Mortgage Trust, to each Note B holder on a pro rata and pari passu basis (or the Hudson Yards 2016-10HY Master Servicer or the Hudson Yards 2016-10HY Trustee, as applicable) (based on the unreimbursed amounts of costs paid or payable) in each case up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by Note A or Note B (or the Hudson Yards 2016-10HY Master Servicer or the Hudson Yards 2016-10HY Trustee), as applicable, with respect to the 10 Hudson Yards Whole Loan, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the Hudson Yards 2016-10HY Trust and Servicing Agreement with respect to Note A or Note B, as applicable, to the extent reimbursements for such amounts are permitted under the Hudson Yards 2016-10HY Trust and Servicing Agreement;

(iii)       third, to each Note A holder and Note B holder (or the Hudson Yards 2016-10HY Master Servicer), the applicable accrued and unpaid servicing fee (without duplication of any portion of the servicing fee paid by the borrower), and then to each Note A holder and Note B holder (or the Hudson Yards 2016-10HY Special Servicer), any special servicing fees, (including, without limitation, workout fees and liquidation fees) earned by it with respect to the 10 Hudson Yards Whole Loan under the Hudson Yards 2016-10HY Trust and Servicing Agreement;

(iv)       fourth, pari passu to each Note A holder, up to an amount equal to the accrued and unpaid interest on the related principal balance at the related Note A interest rate on such Note, net of the servicing fee rate, on a pro rata basis based on the amount of accrued and unpaid interest due to each such Note A holder;

(v)       fifth, pari passu to each Note B holder, up to an amount equal to the accrued and unpaid interest on the principal balance at the related Note B interest rate, net of the servicing fee rate, on a pro rata basis based on the amount of accrued and unpaid interest due to each such Note B holder;

(vi)       sixth, pari passu, to each Note A holder, on a pro rata basis (based on the outstanding principal balance of its respective Note A), up to an amount equal to all such payments and prepayments of principal, until the related principal balance of each Note A has been reduced to zero;

(vii)       seventh, if the proceeds of any foreclosure sale or any liquidation of the 10 Hudson Yards Whole Loan or the 10 Hudson Yards Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(vi), pari passu to each Note A holder, an amount equal to the aggregate of unreimbursed realized losses previously allocated to the related Note A, plus interest thereon at the related Note A interest rate minus the servicing fee rate, on a pro rata basis based on the amount of realized losses previously allocated to each such A Note;

(viii)       eighth, to the extent Note B is not included in the Hudson Yards 2016-10HY Mortgage Trust, to each Note B holder (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable by such Note B holder, with respect to the 10 Hudson Yards Whole Loan, including, without limitation, unreimbursed property advances and administrative advances made by such Note B holder and any cure payment made by such Note B holder, on a pro rata basis on the amount of any unreimbursed costs previously allocated to each such holder;

(ix)       ninth, pari passu, to each Note B holder, on a pro rata basis (based on the outstanding principal balance of its respective Note B), up to an amount equal to all such payments and prepayments of principal, until the principal balance of each Note B has been reduced to zero;

(x)       tenth, to each Note B holder, on a pro rata and pari passu basis (based on the amount of realized losses previously allocated to each such Note B), an amount equal to the aggregate of unreimbursed realized losses previously allocated to such Note B, plus interest thereon at the related Note B interest rate minus the servicing fee rate, compounded monthly from the date the related realized loss was allocated to such Note B;

(xi)       eleventh, first, pro rata (based on the amounts described in each of the following clauses ((A) and (B)) and pari passu, to: (A) each Note A-1 holder, any prepayment charge allocable to any prepayment of the related Note A-1 and (B) each Note A-2 holder, any prepayment charge allocable to any prepayment of the related Note A-2, and then second, pro rata (based on the amounts described in each of the following clauses ((A) and (B)) and pari passu, to: (A) the Note B-1 holder, any prepayment charge allocable to any prepayment of Note B-1, and (ii) the Note B-2 holder, any prepayment charge allocable to any prepayment of Note B-2, in each case, to the extent actually paid by the borrower;

(xii)       twelfth, any interest accrued at the default rate on the stated principal balance of the 10 Hudson Yards Whole Loan to the extent such default interest amount is (i) actually paid by the borrower, (ii) in excess of interest accrued on the stated principal balance of the 10 Hudson Yards

Whole Loan at the related interest rate and (iii) not required to be paid to the Hudson Yards 2016-10HY Master Servicer, the Hudson Yards 2016-10HY Trustee or the Hudson Yards 2016-10HY Special Servicer, or the master servicers or the trustees of any securitization of any 10 Hudson Yards Non-Standalone Loan, pro rata (based on the amounts described in each of the following clauses (A) through (D)) and pari passu, to (A) Note A-1 holder in an amount calculated on the Note A-1 principal balance at the excess of (x) the Note A-1 default rate over (y) the Note A-1 interest rate, (B) Note A-2 holder in an amount calculated on the Note A-2 principal balance at the excess of (x) the Note A-2 default rate over (y) the Note A-2 interest rate, (C) Note B-1 holder in an amount calculated on the Note B-1 principal balance at the excess of (x) the Note B-1 default rate over (y) the Note B-1 interest rate and (D) Note B-2 holder in an amount calculated on the Note B-2 principal balance at the excess of (x) the Note B-2 default rate over (y) the Note B-2 interest rate;

(xiii)       thirteenth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the Hudson Yards 2016-10HY Master Servicer, the Hudson Yards 2016-10HY Trustee or the Hudson Yards 2016-10HY Special Servicer, or the master servicers or the trustees of any securitization of any 10 Hudson Yards Non-Standalone Loan), to: (i) each Note A-1 holder its percentage interest of any assumption fees and penalty charges, (ii) each Note A-2 holder its percentage interest of any assumption fees and penalty charges, (iii) the Note B-1 holder its percentage interest of any assumption fees and penalty charges and (iv) the Note B-2 holder its percentage interest of any assumption fees and penalty charges; and

(xiv)       fourteenth, any excess amount not otherwise applied pursuant to the foregoing clauses (i) through (xiii) above will be distributed to the 10 Hudson Yards Noteholders pro rata in accordance with their respective initial percentage interests.

If any Note in the 10 Hudson Yards Whole Loan (or a portion thereof) has been defeased, the foregoing provisions regarding priority of payments will apply only to the non-defeased Notes (or portions thereof). Any Note (or portion thereof) that has been defeased will be repaid solely from the proceeds of the related defeasance collateral.

For the purpose of this “—Distributions” section, with respect to the 10 Hudson Yards Mortgage Loan, the 10 Hudson Yards Pari Passu Companion Loans and the 10 Hudson Yards Subordinate Companion Loans, the term “percentage interest” means the percentage equivalent of a fraction, the numerator of which is equal to the principal balance of such loan, and the denominator of which is equal to the principal balance of the 10 Hudson Yards Whole Loan.

In addition, solely for the purpose of this “—Distributions” section, the following terms have the meaning below:

“Note A” means, individually or collectively, Note A-1 and Note A-2, as the context requires.

“Note A-1” means, individually or collectively, Note A-1-S, Note A-1-C1, Note A-1-C2, Note A-1-C3, Note A-1-C4, Note A-1-C5 and Note A-1-C6, as the context may require

“Note A-2” means, individually or collectively, Note A-2-S, Note A-2-C1, Note A-2-C2 and Note A-2-C3, as the context may require.

“Note B” means, individually or collectively, Note B-1 and Note B-2, as the context may require.

Control and Consultation. The controlling holder under the 10 Hudson Yards Co-Lender Agreement will be the Hudson Yards 2016-10HY Directing Holder. The “Hudson Yards 2016-10HY Directing Holder”, as of any date of determination, will be, during a Hudson Yards 2016-10HY Subordinate Control Period or a Hudson Yards 2016-10HY Subordinate Consultation Period, the majority of the Hudson Yards 2016-10HY Controlling Class or its designee who is not a borrower related party. As of the Closing Date, no person or entity is expected to be holding a majority of the Hudson Yards 2016-10HY Controlling Class and there is expected to be no Hudson Yards 2016-10HY Directing Holder.

During a Hudson Yards 2016-10HY Subordinate Control Period or a Hudson Yards 2016-10HY Subordinate Consultation Period, If no Hudson Yards 2016-10HY Directing Holder is appointed, then (i) during a Hudson Yards 2016-10HY Subordinate Control Period, each Hudson Yards 2016-10HY Initial Consulting Holder (a “Hudson Yards 2016-10HY Initial Consulting Holder”) will have non-binding consultation rights with respect to any major decisions and other matters as to which the Hudson Yards 2016-10HY Directing Holder would have had consent rights or direction rights if a Hudson Yards 2016-10HY Directing Holder had been appointed at such time, and (ii) during any Hudson Yards 2016-10HY Subordinate Consultation Period, each Hudson Yards 2016-10HY Initial Consulting Holder will have the same non-binding consultation rights that a Hudson Yards 2016-10HY Directing Holder would have had if a Hudson Yards 2016-10HY Directing Holder had been appointed at such time. If a Hudson Yards 2016-10HY Initial Consulting Holder becomes a borrower related party, then such Hudson Yards 2016-10HY Initial Consulting Holder will not have any consultation rights during any Hudson Yards 2016-10HY Subordinate Control Period or Hudson Yards 2016-10HY Subordinate Consultation Period. As of the Closing Date, each of NYL Investors LLC and Prima Capital Advisors LLC, as agent for its managed account, or an affiliate thereof, if and for so long as it is a holder of certificates of the Hudson Yards 2016-10HY Controlling Class, will be a Hudson Yards 2016-10HY Initial Consulting Holder.

A “Hudson Yards 2016-10HY Subordinate Control Period” means any period when the certificate balance of the Hudson Yards 2016-10HY Mortgage Trust Class D certificates (taking into account the application of any appraisal reduction amounts and collateral deficiency amounts to notionally reduce the certificate balance of such class of certificates) is at least 25% of the initial certificate balance of such class of certificates; provided, if at any time the certificate balances of all classes of certificates senior to such class of certificates have been reduced to zero as a result of the allocation of principal payments on the 10 Hudson Yards Standalone Companion Loans, then a Hudson Yards 2016-10HY Subordinate Control Period will be deemed to then be in effect. If the Hudson Yards 2016-10HY Directing Holder becomes a borrower related party, a Hudson Yards 2016-10HY Subordinate Control Period will be deemed to be terminated (except for the purposes of determining whether the Hudson Yards 2016-10HY Directing Holder has the right to appoint the successor special servicer to a Hudson Yards 2016-10HY Special Servicer that has become a borrower related party).

A “Hudson Yards 2016-10HY Subordinate Consultation Period” means any period when both (i) the certificate balance of the Hudson Yards 2016-10HY Mortgage Trust Class D certificates (taking into account the application of any appraisal reduction amounts and collateral deficiency amounts to notionally reduce the certificate balance of such class of certificates), is less than 25% of the initial certificate balance of such class of certificates and (ii) the certificate balance of such class of certificates (without regard to the application of any appraisal reduction amounts and collateral deficiency amounts allocated to such class of certificates) is at least 25% of the initial certificate balance of such class of certificates. If the Hudson Yards 2016-10HY Directing Holder becomes a borrower related party, a Hudson Yards 2016-10HY Subordinate Consultation Period will be deemed to be terminated (except for the purposes of determining whether the Hudson Yards 2016-10HY Directing Holder has the right to appoint the successor special servicer to a Hudson Yards 2016-10HY Special Servicer that has become a borrower related party).

When the certificate balance of the Hudson Yards 2016-10HY Mortgage Trust Class D Certificates (without regard to the application of any appraisal reduction amounts and collateral deficiency amounts to notionally reduce the certificate balance of such class of certificates) is less than 25% of the initial certificate balance of such class of certificates, the Hudson Yards 2016-10HY Directing Holder (if any) or the Hudson Yards 2016-10HY Initial Consulting Holder will have no consent or consultation rights under the Hudson Yards 2016-10HY Trust and Servicing Agreement except for such rights available to it as a certificateholder and such other rights that are available to it in accordance with the Hudson Yards 2016-10HY Trust and Servicing Agreement.

During a Hudson Yards 2016-10HY Subordinate Control Period, certain decisions to be made with respect to the 10 Hudson Yards Whole Loan, including certain major decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the Hudson Yards 2016-10HY Trust and Servicing Agreement are expected to require the approval of the Hudson Yards 2016-10HY

Directing Holder (if any) or the non-binding consultation of the Hudson Yards 2016-10HY Initial Consulting Holder.

The “Hudson Yards 2016-10HY Controlling Class” will be, as of any time of determination, the most subordinate of the Hudson Yards 2016-10HY Mortgage Trust Class D and Class E Certificates so long as such class has an outstanding certificate balance (as reduced by any principal payments and realized losses and as notionally reduced by any appraisal reduction amounts and collateral deficiency amounts allocable to such class) that is equal to or greater than 25% of the initial certificate balance of such class. If neither the Class D nor Class E certificates satisfy the foregoing requirements, the Class D certificates will be the Hudson Yards 2016-10HY Controlling Class so long as such class has an outstanding certificate balance (as reduced by any principal payments and realized losses allocable to such Class) that is equal to or greater than 25% of the initial certificate balance of such class. If the Class D certificates do not satisfy the preceding sentence, then there will be no controlling class. No other class of certificates will be eligible to act as the controlling class or appoint the Hudson Yards 2016-10HY Directing Holder or the Hudson Yards 2016-10HY Initial Consulting Holder.

A “Hudson Yards 2016-10HY Controlling Class Certificateholder” will be each holder (or beneficial owner, if applicable) of a certificate of the Hudson Yards 2016-10HY Controlling Class.

The “Hudson Yards 2016-10HY Directing Holder” is the representative appointed by the holder or holders of the certificates representing more than 50% of the Hudson Yards 2016-10HY Controlling Class (by certificate balance); provided, that (1) if no certificateholder holds certificate representing more than 50% of the Hudson Yards 2016-10HY Controlling Class (by certificate balance), then the Hudson Yards 2016-10HY Directing Holder will be the representative appointed by the Hudson Yards 2016-10HY Controlling Class Certificateholder that owns, and is identified (with contact information) to the Hudson Yards 2016-10HY Master Servicer, the Hudson Yards 2016-10HY Special Servicer and the Hudson Yards 2016-10HY Certificate Administrator as owning, the largest aggregate certificate balance of certificates of the Hudson Yards 2016-10HY Controlling Class and (ii) if no representative is appointed as the Hudson Yards 2016-10HY Directing Holder, then there will be no Hudson Yards 2016-10HY Directing Holder. The Hudson Yards 2016-10HY Directing Holder cannot be a borrower related party. As of the Closing Date, there is expected to be no Hudson Yards 2016-10HY Directing Holder.

Neither the Hudson Yards 2016-10HY Master Servicer nor the Hudson Yards 2016-10HY Special Servicer will be permitted to follow any direction or objection provided by the Hudson Yards 2016-10HY Directing Holder or the Hudson Yards 2016-10HY Initial Consulting Holder that would require or cause the Hudson Yards 2016-10HY Master Servicer or the Hudson Yards 2016-10HY Special Servicer to violate any provision of the related mortgage loan documents, the 10 Hudson Yards Co-Lender Agreement, applicable law or the Hudson Yards 2016-10HY Trust and Servicing Agreement, including without limitation the Hudson Yards 2016-10HY Master Servicer’s or the Hudson Yards 2016-10HY Special Servicer’s obligation to act in accordance with the servicing standard, or expose any certificateholder, the Hudson Yards 2016-10HY Master Servicer, the Hudson Yards 2016-10HY Special Servicer, the Hudson Yards 2016-10HY Certificate Administrator, the Hudson Yards 2016-10HY Trustee or the Hudson Yards 2016-10HY Mortgage Trust or their affiliates, officers, directors or agent to any claim, suit or liability, result in the imposition of a tax upon the Hudson Yards 2016-10HY Mortgage Trust or materially expand the scope of the Hudson Yards 2016-10HY Master Servicer’s or the Hudson Yards 2016-10HY Special Servicer’s responsibilities under the Hudson Yards 2016-10HY Trust and Servicing Agreement.

Cure Rights. If the 10 Hudson Yards Subordinate Companion Loans are no longer included in the Hudson Yards 2016-10HY Mortgage Trust and there is a monetary default or non-monetary default (in either case, beyond applicable notice and grace periods) with respect to the 10 Hudson Yards Whole Loan, then each 10 Hudson Yards Subordinate Companion Loan holder will have the right (and if all of the 10 Hudson Yards Subordinate Companion Loan Holders provide such notice, then all of the 10 Hudson Yards Subordinate Companion Loan Holders collectively, on a pro rata basis will have such right), but not the obligation to: (A) cure such monetary default within 10 business days following the receipt of notice of such default and (B) cure such non-monetary default within 30 days following receipt of notice of such default, provided that under certain circumstances the cure period with respect to a non-monetary default may be extended by an additional 60 days (for a total of up to 90 days). If a 10 Hudson Yards Subordinate Companion Loan holder elects to cure a default by way of a payment of money (a “Cure Payment”), such 10 Hudson Yards Subordinate Companion Loan holder will be required to make such Cure Payment as directed by the Hudson Yards 2016-10HY Special Servicer and such Cure Payment will include all costs, expenses, losses, liabilities, obligations, damages, penalties and disbursements imposed on, incurred by or asserted against the issuing entity or the 10 Hudson Yards Pari Passu Companion Loan holders related to the default and incurred during the period of time from the expiration of the grace period for such default until such Cure Payment is made or other cure is effected. So long as a default exists that is being cured by a 10 Hudson Yards Subordinate Companion Loan holder and the applicable cure period has not expired and such 10 Hudson Yards Subordinate Companion Loan holder is permitted to cure under the terms of the 10 Hudson Yards Co-Lender Agreement, the default will not be treated as a default or a 10 Hudson Yards Triggering Event of Default (i) for purposes of “—Distributions” above, (ii) for purposes of triggering an acceleration of the 10 Hudson Yards Whole Loan, modifying, amending or waiving any provisions or the Mortgage Loan documents or commencing foreclosure proceedings or similar legal proceedings with respect to the 10 Hudson Yards Mortgaged Property, or (iii) for purposes of treating the 10 Hudson Yards Whole Loan as a specially serviced loan. Notwithstanding anything to the contrary, a 10 Hudson Yards Subordinate Companion Loan Holder’s right to cure a default will be limited to 6 Cure Events over the life of the 10 Hudson Yards Whole Loan and no single Cure Event may exceed 4 consecutive months. A “Cure Event” means a 10 Hudson Yards Subordinate Companion Loan Holder’s exercise of its cure rights whether for 1 month or for consecutive months in the aggregate.

Purchase Option. If the 10 Hudson Yards Subordinate Companion Loans are no longer included in the Hudson Yards 2016-10HY Mortgage Trust and a 10 Hudson Yards Triggering Event of Default has occurred and is continuing, then, upon written notice from the Hudson Yards 2016-10HY Special Servicer of such occurrence (a “Repurchase Option Notice”), any Note B holder will have the right (and if all of the 10 Hudson Yards Subordinate Companion Loan Holders provide such notice, then all of the 10 Hudson Yards Subordinate Companion Loan Holders collectively, on a pro rata basis will have such right), prior to any other party, by written notice to the Hudson Yards 2016-10HY Special Servicer (the “Repurchase Election Notice”) after the occurrence of the 10 Hudson Yards Triggering Event of Default and prior to the earliest date to occur of (a) the cure of the 10 Hudson Yards Triggering Event of Default, (b) the consummation of a foreclosure sale, sale by power of sale or delivery of a deed-in-lieu of foreclosure with respect to the related Mortgaged Property, (c) the modification of the mortgage loan documents in accordance with the Hudson Yards 2016-10HY Trust and Servicing Agreement and the 10 Hudson Yards Co-Lender Agreement, and (d) the date that is 90 days after the related controlling noteholder’s receipt of the Repurchase Option Notice, to purchase the 10 Hudson Yards Mortgage Loan and 10 Hudson Yards Pari Passu Companion Loans for the applicable purchase price provided in the 10 Hudson Yards Co-Lender Agreement on a date not less than five (5) business days nor more than 15 business days after the date of the Repurchase Election Notice, except as described below with respect to a Repurchase Election Notice based on a Notice of Foreclosure/DIL.

The Hudson Yards 2016-10HY Special Servicer will be required to give the 10 Hudson Yards Subordinate Companion Loan Holders 5 business days’ prior written notice of its intent with respect to any consummation of a foreclosure sale, sale by power of sale or delivery of deed-in-lieu of foreclosure with respect to the related Mortgaged Property (a “Notice of Foreclosure/DIL”). If the Hudson Yards 2016-10HY Special Servicer intends to accept a deed-in-lieu of foreclosure, it will be required to deliver a Notice of Foreclosure/DIL stating its intent to the 10 Hudson Yards Subordinate Companion Loan Holders and the 10 Hudson Yards Subordinate Companion Loan Holders will have the option, within 10 business days from receipt of such Notice of Foreclosure/DIL, to deliver a Repurchase Election Notice to the Hudson Yards 2016-10HY Special Servicer and to consummate the purchase option on a date to occur no later than 30 days from the day it received the Notice of Foreclosure/DIL, provided that such 30 days may be extended at the option of the 10 Hudson Yards Subordinate Companion Loan Holders for an additional 30 days upon payment of a $5,000,000 non-refundable cash deposit and provision of evidence satisfactory to the Hudson Yards 2016-10HY Special Servicer that it is diligently and expeditiously proceeding to consummate its purchase of the 10 Hudson Yards Mortgage Loan and the 10 Hudson Yards Pari Passu Companion Loans.

Sale of Defaulted 10 Hudson Yards Whole Loan. Pursuant to the terms of the 10 Hudson Yards Co-Lender Agreement, if the 10 Hudson Yards Whole Loan becomes a defaulted mortgage loan, and if the Hudson Yards 2016-10HY Special Servicer determines to sell the 10 Hudson Yards Mortgage Loan and the 10 Hudson Yards Companion Loans in accordance with the Hudson Yards 2016-10HY Trust and Servicing Agreement, then the Hudson Yards 2016-10HY Special Servicer will have the right and the obligation to sell the 10 Hudson Yards Mortgage Loan and the 10 Hudson Yards Companion Loans as notes evidencing one whole loan in accordance with the terms of the Hudson Yards 2016-10HY Trust and Servicing Agreement. In connection with any such sale, the Hudson Yards 2016-10HY Special Servicer will be required to follow the procedures set forth in the Hudson Yards 2016-10HY Trust and Servicing Agreement.

Special Servicer Appointment Rights. Pursuant to the 10 Hudson Yards Co-Lender Agreement and the Hudson Yards 2016-10HY Trust and Servicing Agreement, the Hudson Yards 2016-10HY Directing Holder (if any) (during any Hudson Yards 2016-10HY Subordinate Control Period) or, at any time other than during a Hudson Yards 2016-10HY Subordinate Control Period, certificateholders with the requisite percentage of voting rights will have the right, with or without cause, to replace the Hudson Yards 2016-10HY Special Servicer then acting with respect to the 10 Hudson Yards Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the issuing entity (or its representative).

60 Madison Avenue Whole Loan

General. The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 60 Madison Avenue, representing approximately 5.6% of the Initial Pool Balance, with a Cut-off Date Balance of $55,000,000 (the “60 Madison Avenue Mortgage Loan”), is part of a Whole Loan comprised of 2 promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “60 Madison Avenue Mortgaged Property”). The 60 Madison Avenue Mortgage Loan is evidenced by promissory note A-1. The portion of the 60 Madison Avenue Whole Loan (as defined below) evidenced by promissory note A-2, with an outstanding principal balance as of the Cut-off Date of $45,000,000, which (subject to any applicable financing arrangement) is expected to be contributed to the JPMDB 2016-C4 transaction (the “60 Madison Avenue Companion Loan”), is pari passu in right of payment with the 60 Madison Avenue Mortgage Loan. The 60 Madison Avenue Mortgage Loan and the 60 Madison Avenue Companion Loan are collectively referred to as the “60 Madison Avenue Whole Loan” in this prospectus. The 60 Madison Avenue Companion Loan will not be transferred to the issuing entity and will not be part of the Mortgage Pool.

The holders of the promissory notes evidencing the 60 Madison Avenue Whole Loan (the “60 Madison Avenue Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each 60 Madison Avenue Noteholder (the “60 Madison Avenue Intercreditor Agreement”).

Servicing. The 60 Madison Avenue Whole Loan will be serviced by the master servicer and the special servicer pursuant to the terms of the PSA. Subject to the terms of the 60 Madison Avenue Intercreditor Agreement, all decisions, consents, waivers, approvals and other actions on the part of any 60 Madison Avenue Noteholder will be effected in accordance with the PSA.

Advancing. The master servicer or the trustee, as applicable, will be responsible for making: (i) P&I Advances on the 60 Madison Avenue Mortgage Loan (but not on the 60 Madison Avenue Companion Loan) pursuant to the PSA, in each case, unless the master servicer, the special servicer or the trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance; and (ii) Servicing Advances with respect to the 60 Madison Avenue Whole Loan, in each case unless a similar determination of nonrecoverability is made under the PSA.

Distributions. The 60 Madison Avenue Intercreditor Agreement sets forth the respective rights of each of the 60 Madison Avenue Noteholders and provides, in general, that all payments, proceeds and other recoveries on or in respect of the 60 Madison Avenue Whole Loan (other than escrow and reserve payments and any proceeds, awards or settlements to be otherwise applied or released in accordance with the related loan documents) will be applied to the 60 Madison Avenue Mortgage Loan and the 60 Madison Avenue Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the applicable master servicer, special servicer, certificate administrator, trustee and operating advisor in accordance with the terms of the applicable pooling and servicing agreement).

Consultation and Control. The directing certificateholder under the 60 Madison Avenue Intercreditor Agreement with respect to the 60 Madison Avenue Whole Loan will be the Directing Certificateholder. Certain decisions to be made with respect to the 60 Madison Avenue Whole Loan, including certain major decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the PSA, will require the approval of the Directing Certificateholder unless a Control Termination Event exists. In addition, the Risk Retention Consultation Parties will have certain consultation rights with respect to the 60 Madison Avenue Whole Loan for so long as it has consultation rights with respect to the related Mortgage Loan serviced under the PSA.

Pursuant to the terms of the 60 Madison Avenue Intercreditor Agreement, the 60 Madison Avenue Non-Controlling Note Holder will have the right to (i) receive copies of all notices, information and reports that the special servicer is required to provide to the Directing Certificateholder within the same time frame it is required to provide such notices, information and reports to the Directing Certificateholder (but without regard to whether or not the Directing Certificateholder actually has lost any rights to receive such information as a result of a Control Termination Event or a Consultation Termination Event) and (ii) consult on a strictly non-binding basis with respect to certain major decisions as set forth in the 60 Madison Avenue Intercreditor Agreement and the implementation of any recommended actions outlined in an asset status report, and consider alternative actions recommended by the 60 Madison Avenue Non-Controlling Note Holder. The consultation right of the 60 Madison Avenue Non-Controlling Note Holder will expire 10 business days after the delivery by the special servicer of notice and information relating to the matter subject to consultation, whether or not such 60 Madison Avenue Non-Controlling Note Holder has responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew from the date of such proposal and delivery of all information relating thereto. Notwithstanding the 60 Madison Avenue Non-Controlling Note Holder’s consultation rights described above, the special servicer is permitted to make any major decision or take any action set forth in an asset status report before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the 60 Madison Avenue Mortgage Loan and the 60 Madison Avenue Companion Loan. In no event will the master servicer or special servicer be obligated to follow or take any alternative actions recommended by the 60 Madison Avenue Non-Controlling Note Holder.

Notwithstanding the foregoing consent or consultation rights, no direction or objection by the Directing Certificateholder or the 60 Madison Avenue Non-Controlling Note Holder may require or cause the master servicer or the special servicer, as applicable, to violate any provision of any related mortgage loan documents, applicable law, the PSA, the 60 Madison Avenue Intercreditor Agreement or the REMIC provisions of the Code, including, without limitation, the master servicer’s or special servicer’s obligation to act in accordance with the Servicing Standard or expose the master servicer, special servicer, paying agent, trust fund, certificate administrator, trustee, Depositor, any Mortgage Loan Seller, operating advisor, custodian, or any of their affiliates, officers, directors, employees or agents to liability, or materially expand the scope of the master servicer’s or the special servicer’s responsibilities under the PSA.

In addition to the consultation rights of the 60 Madison Avenue Non-Controlling Note Holder described above, the 60 Madison Avenue Non-Controlling Note Holder will have the right to annual conference calls with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the 60 Madison Avenue Whole Loan are discussed.

The “60 Madison Avenue Non-Controlling Note Holder” means, with respect to the 60 Madison Avenue Companion Loan, (i) until the 60 Madison Avenue Companion Loan is included in a securitization, the holders of the 60 Madison Avenue Companion Loan and (ii) if the 60 Madison Avenue Companion Loan is included in a securitization, the party entitled under such securitization to exercise the rights granted to the holders of the 60 Madison Avenue Companion Loan under the 60 Madison Avenue Intercreditor Agreement.

Sale of Defaulted 60 Madison Avenue Whole Loan. Pursuant to the terms of the 60 Madison Avenue Intercreditor Agreement, if the 60 Madison Avenue Whole Loan becomes a Defaulted Mortgage Loan pursuant to the terms of the PSA and thereafter the special servicer determines pursuant to the PSA and the 60 Madison Avenue Intercreditor Agreement to pursue a sale of the 60 Madison Avenue Mortgage Loan, the special servicer will be required to sell the 60 Madison Avenue Mortgage Loan together with the 60 Madison Avenue Companion Loan as a single whole loan, in accordance with the provisions of the PSA and the 60 Madison Avenue Intercreditor Agreement; provided that the special servicer will not be permitted to sell the 60 Madison Avenue Whole Loan without the consent of each 60 Madison Avenue Non-Controlling Note Holder unless the special servicer has satisfied certain notice and information delivery requirements. The 60 Madison Avenue Whole Loan is required to be sold at a price established in accordance with the process described by the 60 Madison Avenue Intercreditor Agreement and the PSA.

Appointment of Special Servicer. The Directing Certificateholder (prior to a Control Termination Event) or Certificateholders with the requisite percentage of Voting Rights, as described under “Description of the Certificates—Voting Rights” (following a Control Termination Event), will have the right, with or without cause, to replace the special servicer and appoint a replacement special servicer in lieu thereof without the consent of the 60 Madison Avenue Non-Controlling Note Holder as long as such replacement special servicer is a “qualified servicer” (as described in the 60 Madison Avenue Intercreditor Agreement) and satisfies the other conditions set forth in the PSA.

Birch Run Premium Outlets Whole Loan

General. The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Birch Run Premium Outlets, representing approximately 4.6% of the Initial Pool Balance, with a Cut-off Date Balance of $45,000,000 (the “Birch Run Premium Outlets Mortgage Loan”), is part of a Whole Loan comprised of 7 promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property. The Birch Run Premium Outlets Mortgage Loan is evidenced by 3 promissory notes designated as Note A-1-B2, Note A-2-B and Note A-3. The portions of the Birch Run Premium Outlets Whole Loan (as defined below) evidenced by (a) promissory note A-1-A, with a Cut-off Date Balance of $20,000,000, which is included in the COMM 2016-DC2 Mortgage Trust, (b) promissory note A-2-A and promissory note A-4, with a Cut-off Date Balance of $43,000,000, which are included in the CD 2016-CD1 Mortgage Trust and (c) promissory note A-1-B1, with an aggregate Cut-off Date Balance of $15,000,000, which is included in the COMM 2016-COR1 Mortgage Trust (collectively, the “Birch Run Premium Outlets Companion Loans”), are pari passu in right of payment with the Birch Run Premium Outlets Mortgage Loan. The Birch Run Premium Outlets Mortgage Loan and the Birch Run Premium Outlets Companion Loans are collectively referred to as the “Birch Run Premium Outlets Whole Loan” in this prospectus. The Birch Run Premium Outlets Companion Loans will not be transferred to the issuing entity and will not be part of the Mortgage Pool.

The holders of the Birch Run Premium Outlets Whole Loan (the “Birch Run Premium Outlets Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Birch Run Premium Outlets Noteholder (the “Birch Run Premium Outlets Intercreditor Agreement”).

Servicing. The Birch Run Premium Outlets Whole Loan will be serviced by the master servicer and the special servicer pursuant to the terms of the PSA. Subject to the terms of the Birch Run Premium Outlets Intercreditor Agreement, all decisions, consents, waivers, approvals and other actions on the part of any Birch Run Premium Outlets Noteholder will be effected in accordance with the PSA.

Advancing. The master servicer or the trustee, as applicable, will be responsible for making (i) P&I Advances on the Birch Run Premium Outlets Mortgage Loan (but not on the Birch Run Premium Outlets Companion Loans) pursuant to the PSA, in each case, unless the master servicer, the special servicer or the trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance; and (ii) Servicing Advances with respect to the Birch Run Premium Outlets Whole Loan, in each case unless a similar determination of nonrecoverability is made under the PSA.

Distributions. The Birch Run Premium Outlets Intercreditor Agreement sets forth the respective rights of each of the Birch Run Premium Outlets Noteholders and provides, in general, that all payments, proceeds and other recoveries on or in respect of the Birch Run Premium Outlets Whole Loan will be applied to the Birch Run Premium Outlets Mortgage Loan and the Birch Run Premium Outlets Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the applicable master servicer, special servicer, certificate administrator, trustee and operating advisor in accordance with the terms of the applicable pooling and servicing agreement).

Consultation and Control. The directing certificateholder under the Birch Run Premium Outlets Intercreditor Agreement with respect to the Birch Run Premium Outlets Whole Loan will be the Directing Certificateholder. Certain decisions to be made with respect to the Birch Run Premium Outlets Whole Loan, including certain major decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the PSA, will require the approval of the Directing Certificateholder unless a Control Termination Event exists. In addition, the Risk Retention Consultation Parties will have certain consultation rights with respect to the Birch Run Premium Outlets Whole Loan for so long as it has consultation rights with respect to the related Mortgage Loan serviced under the PSA.

Pursuant to the terms of the Birch Run Premium Outlets Intercreditor Agreement, the Birch Run Premium Outlets Non-Controlling Note Holders (i) receive copies of all notices, information and reports that the special servicer is required to provide to the Directing Certificateholder within the same time frame it is required to provide such notices, information and reports to the Directing Certificateholder (but without regard to whether or not the Directing Certificateholder actually has lost any rights to receive such information as a result of a Control Termination Event or a Consultation Termination Event) and (ii) consult on a strictly non-binding basis with respect to certain major decisions as set forth in the Birch Run Premium Outlets Intercreditor Agreement and the implementation of any recommended actions outlined in an asset status report. The consultation right of a Birch Run Premium Outlets Non-Controlling Note Holder will expire 10 business days after the delivery by the special servicer of notice and information relating to the matter subject to consultation, whether or not the Birch Run Premium Outlets Non-Controlling Note Holder has responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew from the date of such proposal and delivery of all information relating thereto. Notwithstanding the Birch Run Premium Outlets Non-Controlling Note Holder’s consultation rights described above, the special servicer is permitted to make any major decision or take any action set forth in an asset status report before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Birch Run Premium Outlets Mortgage Loan and the Birch Run Premium Outlets Companion Loans. In no event will the master servicer or special servicer be obligated to follow or take any alternative actions recommended by the Birch Run Premium Outlets Non-Controlling Note Holders.

Notwithstanding the foregoing consent or consultation rights, no direction or objection by the Directing Certificateholder or the Birch Run Premium Outlets Non-Controlling Note Holders may require or cause the master servicer or the special servicer, as applicable, to violate any provision of any related mortgage loan documents, applicable law, the PSA, the Birch Run Premium Outlets Intercreditor Agreement or the REMIC provisions of the Code, including, without limitation, the master servicer’s or special servicer’s obligation to act in accordance with the Servicing Standard or expose the master servicer, special servicer, paying agent, trust fund, certificate administrator, trustee, Depositor, any Mortgage Loan Seller, operating advisor, custodian, or any of their affiliates, officers, directors, employees or agents to liability, or materially expand the scope of the master servicer’s or the special servicer’s responsibilities under the PSA.

In addition to the consultation rights of the Birch Run Premium Outlets Non-Controlling Note Holder’s described above, the Birch Run Premium Outlets Non-Controlling Note Holders will have the right to annual conference calls with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the Birch Run Premium Outlets Whole Loan are discussed.

The “Birch Run Premium Outlets Non-Controlling Note Holders” means, with respect any Birch Run Premium Outlets Companion Loan, if the Birch Run Premium Outlets Companion Loan is included in a securitization, the party entitled under such securitization to exercise the rights granted to the holders of the Birch Run Premium Outlets Companion Loan under the Birch Run Premium Outlets Intercreditor Agreement and the PSA.

Sale of Defaulted Mortgage Loan. Pursuant to the terms of the Birch Run Premium Outlets Intercreditor Agreement, if the Birch Run Premium Outlets Whole Loan becomes a defaulted mortgage loan pursuant to the terms of the PSA and thereafter the special servicer determines pursuant to the PSA and the Birch Run Premium Outlets Intercreditor Agreement to pursue a sale or the Birch Run Premium Outlets Mortgage Loan, the special servicer will be required to sell the Birch Run Premium Outlets Mortgage Loan together with the Birch Run Premium Outlets Companion Loans as a single whole loan, in accordance with the provisions of the PSA and the Birch Run Premium Outlets Intercreditor Agreement; provided that the special servicer will not be permitted to sell the Birch Run Premium Outlets Whole Loan without the consent of each Birch Run Premium Outlets Non-Controlling Note Holder unless the special servicer has satisfied certain notice and information delivery requirements. The Birch Run Premium Outlets Whole Loan is required to be sold at a price established in accordance with the process described by the Birch Run Premium Outlets Intercreditor Agreement.

Appointment of Special Servicer. The Directing Certificateholder (prior to a Control Termination Event) or Certificateholders with the requisite percentage of Voting Rights, as described under “Description of the Certificates—Voting Rights” (following a Control Termination Event), will have the right, with or without cause, to replace the special servicer and appoint a replacement special servicer in lieu thereof without the consent of the Birch Run Premium Outlets Non-Controlling Note Holder’s as long as such replacement special servicer is a “qualified servicer” (as described in the Birch Run Premium Outlets Intercreditor Agreement) and satisfies the other conditions set forth in the PSA.

80 Park Plaza Whole Loan

General. The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 80 Park Plaza, representing approximately 4.3% of the Initial Pool Balance, with a Cut-off Date Balance of $41,500,000 (the “80 Park Plaza Mortgage Loan”), is part of a whole loan comprised of 5 promissory notes, each of which is secured by the same Mortgage on the same underlying Mortgaged Property (the “80 Park Plaza Mortgaged Property”). The 80 Park Plaza Mortgage Loan is evidenced by the non-controlling promissory note A-3. The respective portions of the 80 Park Plaza Whole Loan (as defined below) evidenced by promissory note A-1, promissory note A-2, promissory note A-4A and promissory note A-4B, respectively, with an aggregate Cut-off Date Balance of $91,500,000, are referred to in this prospectus as the “80 Park Plaza Companion Loans” and are pari passu in right of payment with the 80 Park Plaza Mortgage Loan. The 80 Park Plaza Mortgage Loan and the 80 Park Plaza Companion Loans are collectively referred to in this prospectus as the “80 Park Plaza Whole Loan.” The 80 Park Plaza Whole Loan was co-originated by Citigroup Global Markets Corp. and Ladder Capital Finance LLC. The 80 Park Plaza Companion Loans will not be transferred to the issuing entity and will not be part of the Mortgage Pool. The 80 Park Plaza Companion Loan evidenced by the controlling promissory note A-1, with a Cut-off Date Balance of $25,000,000, was contributed to a commercial mortgage securitization transaction involving the creation of the Citigroup Commercial Mortgage Trust 2016-C3 and the issuance of the Citigroup Commercial Mortgage Trust 2016-C3, Commercial Mortgage Pass-Though Certificates, Series 2016-C3 (the “CGCMT 2016-C3 Securitization”). The 80 Park Plaza Companion Loan evidenced by promissory note A-2 (which is controlling to the extent securitized with promissory note A-1 and otherwise is non-controlling), with a Cut-off Date Balance of $25,000,000, was also contributed to the CGCMT 2016-C3 Securitization. The 80 Park Plaza Companion Loans evidenced by the non-controlling promissory notes A-4A and A-4B, with an aggregate Cut-off Date Balance of $41,500,000, are currently held by Ladder Capital Finance LLC or an affiliate thereof but are expected (but not required) to be included in one or more future commercial mortgage securitizations. There can be no assurance that any particular promissory note evidencing an unsecuritized 80 Park Plaza Companion Loan will not be further split.

The holders of the 80 Park Plaza Whole Loan (the “80 Park Plaza Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each 80 Park Plaza Noteholder (the “80 Park Plaza Intercreditor Agreement”).

Servicing. The 80 Park Plaza Whole Loan is being serviced by Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (in such capacity, the “CGCMT 2016-C3 Master Servicer”) and, if applicable, will be specially serviced by Rialto Capital Advisors, LLC, as special servicer (in such capacity, the “CGCMT 2016-C3 Special Servicer”), pursuant to the pooling and servicing agreement entered into between Citigroup Commercial Mortgage Securities Inc., as depositor (in such capacity, the “CGCMT 2016-C3 Depositor”), the CGCMT 2016-C3 Master Servicer, the CGCMT 2016-C3 Special Servicer, Deutsche Bank Trust Company Americas, as trustee (in such capacity, the “CGCMT 2016-C3 Trustee”) and as custodian, Citibank, N.A., as certificate administrator (in such capacity, the “CGCMT 2016-C3 Certificate Administrator”), and Trimont Real Estate Advisors LLC, as operating advisor (in such capacity, the “CGCMT 2016-C3 Operating Advisor”) and as asset representations reviewer, in connection with the CGCMT 2016-C3 Securitization (such pooling and servicing agreement, the “CGCMT 2016-C3 Pooling and Servicing Agreement”), with such servicing and, if applicable, special servicing being subject to the terms of the 80 Park Plaza Intercreditor Agreement. All decisions, consents, waivers, approvals and other actions on the part of any 80 Park Plaza Noteholder will be effected in accordance with the CGCMT 2016-C3 Pooling and Servicing Agreement and the 80 Park Plaza Intercreditor Agreement.

Advancing. No party to the CGCMT 2016-C3 Pooling and Servicing Agreement will be responsible for making P&I Advances on the 80 Park Plaza Mortgage Loan. However, the CGCMT 2016-C3 Master Servicer or the CGCMT 2016-C3 Trustee, as applicable, are obligated to (and the CGCMT 2016-C3 Special Servicer may at its option) make servicing advances with respect to the 80 Park Plaza Whole Loan, in each case unless a determination is made under the CGCMT 2016-C3 Pooling and Servicing Agreement that the subject servicing advance would not be recoverable out of collections on the 80 Park Plaza Whole Loan.

Distributions. The 80 Park Plaza Intercreditor Agreement sets forth the respective rights of each of the 80 Park Plaza Noteholders and provides, in general, that all payments, proceeds and other recoveries (exclusive of reserve and escrow payments and any proceeds, awards and settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the related borrower in accordance with the related loan documents) on or in respect of the 80 Park Plaza Whole Loan will be applied to the 80 Park Plaza Mortgage Loan and the 80 Park Plaza Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the CGCMT 2016-C3 Master Servicer, the CGCMT 2016-C3 Special Servicer and the other service providers in accordance with the terms of the CGCMT 2016-C3 Pooling and Servicing Agreement).

Reimbursement of Advances; Indemnification. Pursuant to the 80 Park Plaza Intercreditor Agreement, with respect to a servicing advance on the 80 Park Plaza Whole Loan, the CGCMT 2016-C3 Master Servicer, the CGCMT 2016-C3 Special Servicer or the CGCMT 2016-C3 Trustee, as applicable, will be entitled to reimbursement from collections on, and proceeds of, the 80 Park Plaza Mortgage Loan and the 80 Park Plaza Companion Loans, on a pro rata basis (based on each such loan’s outstanding principal balance). However, pursuant to the 80 Park Plaza Intercreditor Agreement, the issuing entity will be responsible for reimbursing the Citigroup Commercial Mortgage Trust 2016-C3 and/or various parties to the CGCMT 2016-C3 Pooling and Servicing Agreement (including out of general collections on the

Mortgage Pool if collections on the 80 Park Plaza Mortgage Loan are insufficient) for the issuing entity’s pro rata share of: (i) any servicing advances made with respect to the 80 Park Plaza Whole Loan and/or interest thereon paid out of general collections on the mortgage loans in the Citigroup Commercial Mortgage Trust 2016-C3; and (ii) various other fees, costs and expenses incurred in connection with the servicing and administration of the 80 Park Plaza Whole Loan.

Further, pursuant to the 80 Park Plaza Intercreditor Agreement, the PSA is required to provide that the Citigroup Commercial Mortgage Trust 2016-C3, together with the CGCMT 2016-C3 Master Servicer, the CGCMT 2016-C3 Special Servicer, the CGCMT 2016-C3 Trustee and the CGCMT 2016-C3 Certificate Administrator, will be entitled to indemnification by the issuing entity as the holder of the 80 Park Plaza Mortgage Loan for the issuing entity’s pro rata share of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with the servicing and administration of the 80 Park Plaza Whole Loan. To the extent that collections on the 80 Park Plaza Mortgage Loan are insufficient to cover such indemnification obligation, such indemnification will be required to be made out of general collections on the Mortgage Pool.

Consultation and Control. The party or parties entitled to exercise the rights of the controlling note holder under the 80 Park Plaza Intercreditor Agreement will be the holders of a specified interest in the CGCMT 2016-C3 controlling class, their designated representative or such other party specified in the CGCMT 2016-C3 Pooling and Servicing Agreement (in such capacity, the “80 Park Plaza Controlling Note Holder”). Certain decisions to be made with respect to the 80 Park Plaza Whole Loan, including certain major decisions (similar in nature to Major Decisions under the PSA) (“80 Park Plaza Major Decisions”) and the implementation of any recommended actions outlined in an asset status report pursuant to the CGCMT 2016-C3 Pooling and Servicing Agreement, require the approval and may be subject to the direction of the 80 Park Plaza Controlling Note Holder. However, no objection, direction or advice contemplated by this paragraph may require or cause the CGCMT 2016-C3 Master Servicer or the CGCMT 2016-C3 Special Servicer, as applicable, to violate any provision of the related loan documents, applicable law, the CGCMT 2016-C3 Pooling and Servicing Agreement, the 80 Park Plaza Intercreditor Agreement, the REMIC provisions of the Code or the CGCMT 2016-C3 Master Servicer’s or CGCMT 2016-C3 Special Servicer’s obligation to act in accordance with the applicable servicing standard, or expose the CGCMT 2016-C3 Master Servicer, the CGCMT 2016-C3 Special Servicer or certain other specified parties to liability, or materially expand the scope of the CGCMT 2016-C3 Master Servicer’s or the CGCMT 2016-C3 Special Servicer’s responsibilities under the CGCMT 2016-C3 Pooling and Servicing Agreement.

Pursuant to the terms of the 80 Park Plaza Intercreditor Agreement, the “80 Park Plaza Non-Controlling Note Holders” will be: (a) in the case of the 80 Park Plaza Mortgage Loan, the holders of a specified interest in the CD 2016-CD2 controlling class, their designated representative or such other party specified in the PSA (on behalf of the issuing entity as the holder of the 80 Park Plaza Mortgage Loan); and (b) in the case of the 80 Park Plaza Companion Loan evidenced by promissory notes A-4-A or A-4-B, the holder of such 80 Park Plaza Companion Loan or, following the securitization of such 80 Park Plaza Companion Loan, the holders of a specified interest in the applicable controlling class, their designated representative or such other party specified in the pooling and servicing agreement governing such future securitization (on behalf of the applicable securitization trust as the holder of such 80 Park Plaza Companion Loan).

Pursuant to the terms of the 80 Park Plaza Intercreditor Agreement, the CGCMT 2016-C3 Pooling and Servicing Agreement must provide that each 80 Park Plaza Non-Controlling Note Holder has the right to (i) receive (in the case of the 80 Park Plaza Non-Controlling Note Holder in respect of the 80 Park Plaza Mortgage Loan, through the master servicer, the special servicer or the certificate administrator under the PSA) copies of all notices, information and reports that the CGCMT 2016-C3 Master Servicer or the CGCMT 2016-C3 Special Servicer is required to provide to the 80 Park Plaza Controlling Note Holder with respect to 80 Park Plaza Major Decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the CGCMT 2016-C3 Pooling and Servicing Agreement, within the same time frame it is required to provide such notices, information and reports to the 80 Park

Plaza Controlling Note Holder (but without regard to whether or not the 80 Park Plaza Controlling Note Holder actually has lost any rights to receive such information as a result of a control termination event or a consultation termination event under the CGCMT 2016-C3 Pooling and Servicing Agreement) and (ii) consult on a strictly non-binding basis with respect to 80 Park Plaza Major Decisions and the implementation of any recommended actions outlined in an asset status report. The consultation right of a 80 Park Plaza Non-Controlling Note Holder will expire 10 business days (or, in the case of an acceptable insurance default, 30 days) after the delivery by the CGCMT 2016-C3 Special Servicer of written notice and information relating to the matter subject to consultation, whether or not such 80 Park Plaza Non-Controlling Note Holder has responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day (or, in the case of an acceptable insurance default, 30-day) consultation period will begin anew. Notwithstanding a 80 Park Plaza Non-Controlling Note Holder’s consultation rights described above, the CGCMT 2016-C3 Master Servicer or the CGCMT 2016-C3 Special Servicer is permitted to make any 80 Park Plaza Major Decision or take any action set forth in an asset status report before the expiration of the aforementioned 10 business day (or, in the case of an acceptable insurance default, 30-day) period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the 80 Park Plaza Mortgage Loan and the 80 Park Plaza Companion Loans.

In addition to the consultation rights of the 80 Park Plaza Non-Controlling Note Holders described above, each 80 Park Plaza Non-Controlling Note Holder has the right to annual conference calls with the CGCMT 2016-C3 Master Servicer or CGCMT 2016-C3 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the CGCMT 2016-C3 Master Servicer or CGCMT 2016-C3 Special Servicer, as applicable, in which servicing issues related to the 80 Park Plaza Whole Loan are discussed.

Sale of Defaulted 80 Park Plaza Whole Loan. Pursuant to the terms of the 80 Park Plaza Intercreditor Agreement, it is acknowledged that the CGCMT 2016-C3 Pooling and Servicing Agreement will provide that if the 80 Park Plaza Whole Loan becomes a defaulted mortgage loan pursuant to the terms of the CGCMT 2016-C3 Pooling and Servicing Agreement, and if the CGCMT 2016-C3 Special Servicer decides to sell the 80 Park Plaza Companion Loans included in the CGCMT 2016-C3 Securitization, the CGCMT 2016-C3 Special Servicer will be required to sell the 80 Park Plaza Mortgage Loan together with all the 80 Park Plaza Companion Loans as a single whole loan. Notwithstanding the foregoing, the CGCMT 2016-C3 Special Servicer will not be permitted to sell the 80 Park Plaza Whole Loan if it becomes a defaulted whole loan without the written consent of each 80 Park Plaza Non-Controlling Note Holder unless the CGCMT 2016-C3 Special Servicer has complied with certain notice and information requirements set forth in the 80 Park Plaza Intercreditor Agreement.

Appointment of Special Servicer. The 80 Park Plaza Intercreditor Agreement provides that, subject to the terms of the CGCMT 2016-C3 Pooling and Servicing Agreement, the 80 Park Plaza Controlling Note Holder has the right, with or without cause, to replace the CGCMT 2016-C3 Special Servicer for the 80 Park Plaza Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the 80 Park Plaza Non-Controlling Note Holders as long as such replacement special servicer satisfies the conditions set forth in the CGCMT 2016-C3 Pooling and Servicing Agreement and the 80 Park Plaza Intercreditor Agreement.

667 Madison Avenue Whole Loan

General. The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 667 Madison Avenue, representing approximately 4.1% of the Initial Pool Balance, with a Cut-off Date Balance of $40,000,000 (the “667 Madison Avenue Mortgage Loan”), is part of a whole loan comprised of 3 promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “667 Madison Avenue Mortgaged Property”). The 667 Madison Avenue Whole Loan is evidenced by: (i) a pari passu promissory note designated as Note A-2, that evidences the 667 Madison Avenue Mortgage Loan and has an outstanding principal balance as of the Cut-off Date of $40,000,000, (ii) a pari passu promissory note designated as Note A-1, with an outstanding principal balance as of the Cut-off Date of $143,000,000 (the “667 Madison Avenue

Standalone Pari Passu Companion Loan”); and (iii) a promissory note designated as Note B, with an outstanding principal balance as of the Cut-off Date of $71,000,000 (the “667 Madison Avenue Subordinate Companion Loan” and, together with the 667 Madison Avenue Pari Passu Companion Loan, the “667 Madison Avenue Companion Loans”), which is subordinate in right of payment in respect of each of the 667 Madison Avenue Mortgage Loan and the 667 Madison Avenue Pari Passu Companion Loan. The 667 Madison Avenue Standalone Pari Passu Companion Loan and the 667 Madison Avenue Subordinate Companion Loan are collectively referred to as the “667 Madison Avenue Standalone Companion Loans”.

The 667 Madison Avenue Subordinate Companion Loan, together with the 667 Madison Avenue Mortgage Loan and the 667 Madison Avenue Pari Passu Companion Loan, are referred to as the “667 Madison Avenue Whole Loan”. Only the 667 Madison Avenue Mortgage Loan is included in the issuing entity. Each of the 667 Madison Avenue Standalone Pari Passu Companion Loan and 667 Madison Avenue Subordinate Companion Loan is included in the COMM 2016-667M Mortgage Trust.

The holders of the 667 Madison Avenue Whole Loan (the “667 Madison Avenue Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each 667 Madison Avenue Noteholder (the “667 Madison Avenue Co-Lender Agreement”).

Servicing. The 667 Madison Avenue Whole Loan is being serviced by KeyBank National Association, as master servicer (in such capacity, the “COMM 2016-667M Master Servicer”), and specially serviced by AEGON USA Realty Advisors, LLC, as special servicer (in such capacity, the “COMM 2016-667M Special Servicer”), pursuant to the trust and servicing agreement, dated as of October 6, 2016, (the “COMM 2016-667M Trust and Servicing Agreement”), between the Depositor, the COMM 2016-667M Master Servicer, the COMM 2016-667M Special Servicer, Wells Fargo Bank, National Association, as trustee (the “COMM 2016-667M Trustee”), and Wells Fargo Bank, National Association, as certificate administrator and custodian (the “COMM 2016-667M Certificate Administrator”), in connection with the COMM 2016-667M Mortgage Trust (into which each of the 667 Madison Avenue Standalone Pari Passu Companion Loan and the 667 Madison Avenue Subordinate Companion Loan have been deposited), and, subject to the terms of the 667 Madison Avenue Co-Lender Agreement, all decisions, consents, waivers, approvals and other actions on the part of any 667 Madison Avenue Noteholder will be effected in accordance with the COMM 2016-667M Trust and Servicing Agreement and the 667 Madison Avenue Co-Lender Agreement.

Advancing. The master servicer or the trustee, as applicable, will be responsible for making P&I Advances on the 667 Madison Avenue Mortgage Loan (but not on the 667 Madison Avenue Companion Loans) pursuant to the PSA, in each case, unless the master servicer, the special servicer or the trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance.

The COMM 2016-667M Master Servicer or COMM 2016-667M Trustee, as applicable, will be obligated to make servicing advances with respect to the 667 Madison Avenue Whole Loan, in each case unless a similar determination of nonrecoverability is made under the COMM 2016-667M Trust and Servicing Agreement.

Distributions. The 667 Madison Avenue Co-Lender Agreement sets forth the respective rights of the holders of the 667 Madison Avenue Mortgage Loan and the 667 Madison Avenue Companion Loans with respect to distributions of funds received in respect of the related 667 Madison Avenue Whole Loan, and provides, in general, that:

●	each 667 Madison Avenue Subordinate Companion Loan is, at all times, junior, subject and subordinate to the 667 Madison Avenue Mortgage Loan and the 667 Madison Avenue Pari Passu Companion Loan, and the right of the holder of the 667 Madison Avenue Subordinate Companion Loan (the “667 Madison Avenue Subordinate Companion Loan Holder”) to receive payments with respect to the 667 Madison Avenue Subordinate Companion Loan is, to the extent set forth in the 667 Madison Avenue Co-Lender Agreement, at all times, junior, subject and subordinate to the rights of the holders of the 667 Madison Avenue Mortgage Loan and the 667 Madison Avenue

Pari Passu Companion Loan to receive payments with respect to the 667 Madison Avenue Mortgage Loan and the 667 Madison Avenue Pari Passu Companion Loan.

●	prior to calculating any amounts of interest or principal due to the holders of the 667 Madison Avenue Mortgage Loan and the 667 Madison Avenue Pari Passu Companion Loan, the principal balance of the 667 Madison Avenue Subordinate Companion Loan will be reduced pro rata (but not below zero) by any realized loss with respect to the 667 Madison Avenue Whole Loan, and after the principal balance of each 667 Madison Avenue Subordinate Companion Loan has been reduced to zero, the principal balances of the 667 Madison Avenue Mortgage Loan and the 667 Madison Avenue Pari Passu Companion Loan will be reduced pro rata (based on their respective outstanding principal balances) (in each case, not below zero) by any realized loss with respect to the 667 Madison Avenue Whole Loan.

●	If no (i) event of default with respect to an obligation of the borrowers to pay money due under the 667 Madison Avenue Whole Loan or (ii) non-monetary event of default pursuant to which the 667 Madison Avenue Whole Loan becomes a specially serviced loan (a “667 Madison Avenue Triggering Event of Default”) has occurred and is continuing, then all amounts tendered by the borrowers (net of certain amounts payable or reimbursable to the COMM 2016-667M Master Servicer or the COMM 2016-667M Special Servicer, as applicable) will be distributed as follows:

(i) first, (A) first, to each Note A holder (or the COMM 2016-667M Master Servicer or the COMM 2016-667M Trustee and, if applicable, the master servicer), on a pro rata and pari passu basis (based on the outstanding principal balance of its respective Note A), up to the amount of any nonrecoverable property advances (or in the case of a master servicer, if applicable, its pro rata share of any nonrecoverable property advances previously reimbursed to the COMM 2016-667M Master Servicer or the COMM 2016-667M Trustee from general collections) that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) second, on a pro rata and pari passu basis (based on the total outstanding principal balance of the 667 Madison Avenue Standalone Companion Loans, on the one hand, and the 667 Madison Avenue Mortgage Loan, on the other hand), to the 667 Madison Avenue Standalone Companion Loan holders (or the COMM 2016-667M Master Servicer or the COMM 2016-667M Trustee) and the 667 Madison Avenue Mortgage Loan holder (or the master servicer or trustee), up to the amount of any nonrecoverable “p&i” advances or P&I Advances, as applicable, that remain unreimbursed (together with interest thereon at the applicable advance rate or Reimbursement Rate), and (C) third, on a pro rata and pari passu basis (based on the total outstanding principal balance of the 667 Madison Avenue Standalone Companion Loans), to the 667 Madison Avenue Standalone Companion Loan holders (or the COMM 2016-667M Master Servicer or the COMM 2016-667M Trustee), up to the amount of any nonrecoverable administrative advances that remain unreimbursed (together with interest thereon at the applicable advance rate);

(ii) second, to each Note A Holder (or the COMM 2016-667M Master Servicer or the COMM 2016-667M Trustee), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by such Note A holder (or the COMM 2016-667M Master Servicer or the COMM 2016-667M Trustee), with respect to the 667 Madison Avenue Whole Loan, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the COMM 2016-667M Trust and Servicing Agreement;

(iii) third, to the COMM 2016-667M Master Servicer, the applicable accrued and unpaid servicing fee (without duplication of any portion of the servicing fee paid by the borrower), and then to the COMM 2016-667M Special Servicer, any special servicing fees, workout fees and liquidation fees earned by it with respect to the 667 Madison Avenue Whole Loan under the COMM 2016-667M Trust and Servicing Agreement;

(iv) fourth, pari passu to each Note A holder, up to an amount equal to the accrued and unpaid interest on the related Note A principal balance at the related Note A interest rate, net of the servicing fee rate, on a pro rata basis based on the amount of accrued and unpaid interest due to each such Note A holder;

(v) fifth, pari passu, in respect of principal collections, with respect to all payments and prepayments of principal, to each Note A holder, on a pro rata basis (based on the outstanding principal balance of its respective Note A), up to an amount equal to all such payments and prepayments of principal, until the principal balance of each Note A has been reduced to zero;

(vi) sixth, if the proceeds of any foreclosure sale or any liquidation of the 667 Madison Avenue Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(v), pari passu to each Note A holder, an amount equal to the aggregate of unreimbursed realized losses previously allocated to the related Note A, plus interest thereon at the related Note A interest rate compounded monthly from the date the related realized loss was allocated to such Note A, on a pro rata basis based on the amount of realized losses previously allocated to each such A Note;

(vii) seventh, to the Note B holder (or the COMM 2016-667M Master Servicer or the COMM 2016-667M Trustee), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the Note B holder (or the COMM 2016-667M Master Servicer or the COMM 2016-667M Trustee), with respect to the 667 Madison Avenue Whole Loan, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the COMM 2016-667M Trust and Servicing Agreement, and any cure payment made by the Note B holder pursuant to the 667 Madison Avenue Co-Lender Agreement;

(viii) eighth, to the Note B holder, up to an amount equal to the accrued and unpaid interest on the Note B principal balance at the Note B interest rate, net of the servicing fee rate;

(ix) ninth, pari passu, in respect of principal collections, with respect to all payments and prepayments of principal, to the Note B holder, up to an amount equal to all such payments and prepayments of principal, until the principal balance of Note B has been reduced to zero;

(x) tenth, to the Note B holder, an amount equal to the aggregate of unreimbursed realized losses previously allocated to Note B, plus interest thereon in each case at the Note B interest rate minus the servicing fee rate, compounded monthly from the date the related realized loss was allocated to Note B;

(xi) eleventh, first, pro rata and pari passu (based on the amounts described in each of the following clauses ((i) and (ii)) to: (i) the Note A-1 holder, any prepayment charge allocable to any prepayment of Note A-1, and (ii) the Note A-2 holder, any prepayment charge allocable to any prepayment of Note A-2, and then, second to the Note B holder, any prepayment charge allocable to any prepayment of Note B, in each case, to the extent actually paid by the borrower;

(xii) twelfth, any interest accrued at the default rate on the stated principal balance of the 667 Madison Avenue Whole Loan to the extent such default interest amount is (i) actually paid by the borrower, (ii) in excess of interest accrued on the stated principal balance of the 667 Madison Avenue Whole Loan at the 667 Madison Avenue Whole Loan interest rate and (iii) not required to be paid to the COMM 2016-667M Master Servicer, the COMM 2016-667M Trustee or the COMM 2016-667M Special Servicer or the master servicer or trustee, pro rata (based on the amounts described in each of the following clauses (A) through (C)) and pari passu, to (A) Note A-1 holder in an amount calculated on the Note A-1 principal balance at the excess of (x) the Note A-1 default rate over (y) the Note A-1 interest rate, (B) Note A-2 holder in an amount calculated on the Note A-2 principal balance at the excess of (x) the Note A-2 default rate over (y) the Note A-2 interest rate, and (C) Note B holder in an amount calculated on the Note B principal balance at the excess of (x) the Note B default rate over (y) the Note B interest rate;

(xiii) thirteenth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the COMM 2016-667M Master Servicer, the COMM 2016-667M Trustee or the COMM 2016-667M Special Servicer or the master servicer or trustee), to: (i) each Note A holder its percentage interest of any assumption fees and penalty charges, and (ii) the Note B holder its percentage interest of any assumption fees and penalty charges, in each case, to the extent actually paid by the borrower; and

(xiv) fourteenth, any excess amount not otherwise applied pursuant to the foregoing clauses (i) through (xiii) above will be distributed to the Noteholders pro rata and pari passu in accordance with their respective initial percentage interests.

If any Note (or portion thereof) has been defeased, the foregoing provisions will apply only to the nondefeased Notes (or portions thereof). Any Note (or portion thereof) that has been defeased will be repaid solely from the proceeds of the related defeasance collateral.

The COMM 2016-667M Master Servicer and the COMM 2016-667M Special Servicer, as applicable, will have no obligation to deposit any amounts that are additional servicing compensation into the collection account or REO account, as applicable, and are entitled to retain any such amount that such party is entitled to under the COMM 2016-667M Trust and Servicing Agreement.

After the occurrence of and during the continuance of a 667 Madison Avenue Triggering Event of Default, all amounts tendered by the borrower (net of certain amounts payable or reimbursable to the COMM 2016-667M Master Servicer or the COMM 2016-667M Special Servicer, as applicable) will be distributed as follows:

(i) first, (A) first, to each Note A holder (or the COMM 2016-667M Master Servicer or the COMM 2016-667M Trustee and, if applicable, the master servicer), on a pro rata and pari passu basis (based on the outstanding principal balance of its respective Note A), up to the amount of any nonrecoverable property advances (or in the case of a master servicer, if applicable, its pro rata share of any nonrecoverable property advances previously reimbursed to the COMM 2016-667M Master Servicer or the COMM 2016-667M Trustee from general collections) that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) second, on a pro rata and pari passu basis (based on the total outstanding principal balance of the 667 Madison Avenue Standalone Companion Loans, on the one hand, and the 667 Madison Avenue Mortgage Loan, on the other hand), to the 667 Madison Avenue Standalone Companion Loan holders (or the COMM 2016-667M Master Servicer or the COMM 2016-667M Trustee) and the 667 Madison Avenue Mortgage Loan holder (or the master servicer or trustee), up to the amount of any nonrecoverable “p&i” advances or P&I Advances, as applicable, that remain unreimbursed (together with interest thereon at the applicable advance rate or Reimbursement Rate), and (C) third, on a pro rata and pari passu basis (based on the total outstanding principal balance of the 667 Madison Avenue Standalone Companion Loans), to the 667 Madison Avenue Standalone Companion Loan holders (or the COMM 2016-667M Master Servicer or the COMM 2016-667M Trustee), up to the amount of any nonrecoverable administrative advances that remain unreimbursed (together with interest thereon at the applicable advance rate);

(ii) second, to each Note A holder (or the COMM 2016-667M Master Servicer or the COMM 2016-667M Trustee), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by such Note A Holder (or the COMM 2016-667M Master Servicer or the COMM 2016-667M Trustee), with respect to the 667 Madison Avenue Whole Loan, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the COMM 2016-667M Trust and Servicing Agreement;

(iii) third, to the COMM 2016-667M Master Servicer, the applicable accrued and unpaid servicing fee (without duplication of any portion of the servicing fee paid by the borrower), and then to the COMM 2016-667M Special Servicer, any special servicing fees, workout fees and liquidation fees earned by it with respect to the 667 Madison Avenue Whole Loan under the COMM 2016-667M Trust and Servicing Agreement;

(iv) fourth, pari passu to each Note A holder, up to an amount equal to the accrued and unpaid interest on the related Note A principal balance at the related Note A interest rate, net of the servicing fee rate, on a pro rata basis based on the amount of accrued and unpaid interest due to each such Note A holder;

(v) fifth, to the Note B holder, up to an amount equal to the accrued and unpaid interest on the Note B principal balance at the Note B interest rate, net of the servicing fee rate, on a pro rata basis based on the amount of accrued and unpaid interest due to the Note B holder;

(vi) sixth, pari passu to each Note A holder, on a pro rata basis (based on the outstanding principal balance of its respective Note A), up to an amount equal to all such payments and prepayments of principal, until the principal balances of each Note A have been reduced to zero;

(vii) seventh, if the proceeds of any foreclosure sale or any liquidation of the 667 Madison Avenue Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(vi), pari passu to each Note A holder, an amount equal to the aggregate of unreimbursed realized losses previously allocated to the related Note A, plus interest thereon at the related Note A interest rate compounded monthly from the date the related Realized Loss was allocated to such Note A, on a pro rata basis based on the amount of Realized Losses previously allocated to each such A Note;

(viii) eighth, to the Note B holder (or the COMM 2016-667M Master Servicer or the COMM 2016-667M Trustee), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the Note B holder (or the COMM 2016-667M Master Servicer or the COMM 2016-667M Trustee), with respect to the 667 Madison Avenue Whole Loan, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the COMM 2016-667M Trust and Servicing Agreement, and any cure payment made by the Note B holder, pursuant to the 667 Madison Avenue Co-Lender Agreement;

(ix) ninth, to the Note B holder, up to an amount equal to all such payments and prepayments of principal, until the principal balance of Note B has been reduced to zero;

(x) tenth, to the Note B holder, an amount equal to the aggregate of unreimbursed realized losses previously allocated to Note B, plus interest thereon in each case at the Note B interest rate minus the servicing fee rate, compounded monthly from the date the related realized loss was allocated to Note B;

(xi) eleventh, first, pro rata and pari passu (based on the amounts described in each of the following clauses ((i) and (ii)) to: (i) the Note A-1 holder, any prepayment charge allocable to any prepayment of Note A-1, and (ii) the Note A-2 holder, any prepayment charge allocable to any prepayment of Note A-2, and then second to the Note B holder, in each case, to the extent actually paid by the borrower;

(xii) twelfth, any interest accrued at the default rate on the stated principal balance of the 667 Madison Avenue Whole Loan to the extent such default interest amount is (i) actually paid by the borrower, (ii) in excess of interest accrued on the stated principal balance of the 667 Madison Avenue Whole Loan at the 667 Madison Avenue Whole Loan interest rate and (iii) not required to be paid to the COMM 2016-667M Master Servicer, the COMM 2016-667M Trustee or the COMM 2016-667M Special Servicer or the master servicer or trustee, pro rata (based on the amounts described in each of the following clauses (A) through (C)) and pari passu, to (A) Note A-1 in an amount calculated on the Note A-1 principal balance at the excess of (x) the Note A-1 default rate over (y) the Note A-1 interest rate, (B) Note A-2 in an amount calculated on the Note A-2 principal balance at the excess of (x) the Note A-2 default rate over (y) the Note A-2 interest rate, and (C) Note B in an amount calculated on the Note B principal balance at the excess of (x) the Note B default rate over (y) the Note B interest rate;

(xiii) thirteenth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the COMM 2016-667M Master Servicer, the COMM 2016-667M Trustee or the COMM 2016-667M Special Servicer or the master servicer or trustee), to: (i) each Note A holder its percentage interest of any assumption fees and penalty charges, and (ii) the Note B holder its percentage interest of any assumption fees and penalty charges; and

(xiv) fourteenth, any excess amount not otherwise applied pursuant to the foregoing clauses (i) through (xiii) will be distributed pro rata to the Noteholders in accordance with their respective initial percentage interests.

For the purpose of this “—Distributions” section, with respect to the 667 Madison Avenue Mortgage Loan, the 667 Madison Avenue Pari Passu Companion Loan and the 667 Madison Avenue Subordinate Companion Loan, the term “percentage interest” means the percentage equivalent of a fraction, the numerator of which is equal to the principal balance of such loan, and the denominator of which is equal to the principal balance of the 667 Madison Avenue Whole Loan.

In addition, solely for the purpose of this “—Distributions” section, the following terms have the meaning below:

“Note A” means, individually or collectively, Note A-1 and Note A-2, as the context requires.

“Note B” means Note B.

“Note” means Note A and/or Note B, as the context requires.

Control and Consultation. As of any date of determination, during a COMM 2016-667M Subordinate Control Period, the representative appointed by the COMM 2016-667M Controlling Class Representative or its designee (such party, the “COMM 2016-667M Directing Holder” ) will be the controlling holder under the 667 Madison Avenue Co-Lender Agreement. As of the Closing Date, the COMM 2016-667M Directing Holder is expected to be Prima Capital Advisors LLC, as agent for its managed account.

A “COMM 2016-667M Subordinate Control Period” means any period when the certificate balance of the COMM 2016-667M Mortgage Trust Class C certificates (taking into account the application of appraisal reduction amounts and collateral deficiency amounts to notionally reduce the certificate balance of such class of certificates) is at least 25% of the initial certificate balance of such class of certificates; provided, if at any time the certificate balances of all classes of certificates senior to such class of certificates have been reduced to zero as a result of the allocation of principal payments on the 667 Madison Avenue Standalone Companion Loans, then a COMM 2016-667M Subordinate Control Period will be deemed to then be in effect. So long as the majority holder(s) of the controlling class (by aggregate certificate balance) is a borrower related party, a COMM 2016-667M Subordinate Control Period will be deemed to be terminated (except for the purposes of determining whether the COMM 2016-667M Directing Holder or a COMM 2016-667M Controlling Class Certificateholder has the right to appoint the successor special servicer to a COMM 2016-667M Special Servicer that is a borrower related party.

A “COMM 2016-667M Subordinate Consultation Period” means any period when both (i) the certificate balance of the COMM 2016-667M Mortgage Trust Class E certificates (taking into account the application of appraisal reduction amounts and collateral deficiency amounts to notionally reduce the certificate balance of such class of certificates), is less than 25% of the initial certificate balance of such class of certificates and (ii) the certificate balance of such class of certificates (without regard to the application of appraisal reduction amounts and collateral deficiency amounts allocated to such class of certificates) is at least 25% of the initial certificate balance of such class of certificates. So long as the COMM 2016-667M Directing Holder is a borrower related party, a COMM 2016-667M Subordinate Consultation Period will be deemed to be terminated (except for the purposes of determining whether the COMM 2016-667M Directing Holder or a COMM 2016-667M Controlling Class Certificateholder has the right to appoint the successor special servicer to a COMM 2016-667M Special Servicer that is a borrower related party.

When the certificate balance of the COMM 2016-667M Mortgage Trust Class E Certificates (without regard to the application of appraisal reduction amounts and collateral deficiency amounts to notionally reduce the certificate balance of such class of certificates) is less than 25% of the initial certificate balance of such class of certificates (other than at a time when the certificate balances of the class A, class B, class C and class D certificates have been reduced to zero as a result of the allocation of principal payments on the 667 Madison Avenue Standalone Companion Loans), the COMM 2016-667M Directing Holder will have no consent or consultation rights under the COMM 2016-667M Trust and Servicing Agreement except for such rights available to it as a certificateholder and such other rights that are available to it in accordance with the COMM 2016-667M Trust and Servicing Agreement.

Certain decisions to be made with respect to the 667 Madison Avenue Whole Loan, including certain major decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the COMM 2016-667M Trust and Servicing Agreement are expected to require the approval of the COMM 2016-667M Directing Holder.

The “COMM 2016-667M Controlling Class” will be, as of any time of determination, the COMM 2016-667M Mortgage Trust Class E certificates so long as such class has an outstanding certificate balance (as reduced by any principal payments and realized losses allocable to such class) that is equal to or greater than 25% of the initial certificate balance of such class. If such class does not meet the preceding requirement, there will be no COMM 2016-667M Controlling Class; provided that if at any time the certificate balance of each class of COMM 2016-667M Mortgage Trust certificates (other than the class E certificates) has been reduced to zero as a result of the allocation of principal payments on the 667 Madison Avenue Standalone Companion Loans, then the class E certificates will be the COMM 2016-667M Controlling Class. No other class of COMM 2016-667M Mortgage Trust certificates will be eligible to act as the COMM 2016-667M Controlling Class or appoint a COMM 2016-667M Directing Holder.

A “COMM 2016-667M Controlling Class Certificateholder” will be each holder (or beneficial owner, if applicable) of a certificate of the COMM 2016-667M Controlling Class.

Neither the COMM 2016-667M Master Servicer nor the COMM 2016-667M Special Servicer will be required to follow any direction or objection provided by the COMM 2016-667M Directing Holder that would require or cause the COMM 2016-667M Master Servicer or the COMM 2016-667M Special Servicer to violate any provision of the Mortgage Loan documents, the COMM 2016-667M Co-Lender Agreement, applicable law or the COMM 2016-667M Trust and Servicing Agreement, including without limitation the COMM 2016-667M Master Servicer’s or the COMM 2016-667M Special Servicer’s obligation to act in accordance with the servicing standard, or expose any certificateholder, the COMM 2016-667M Master Servicer, the COMM 2016-667M Special Servicer, the COMM 2016-667M Certificate Administrator, the COMM 2016-667M Trustee or the COMM 2016-667M Mortgage Trust or their affiliates, officers, directors or agent to any claim, suit or liability, result in the imposition of a tax upon the COMM 2016-667M Mortgage Trust or materially expand the scope of the COMM 2016-667M Master Servicer’s or the COMM 2016-667M Special Servicer’s responsibilities under the COMM 2016-667M Trust and Servicing Agreement.

Cure Rights. If the 667 Madison Avenue Subordinate Companion Loan is no longer included in the COMM 2016-667M Mortgage Trust and there is a monetary default or non-monetary default (in either case, beyond applicable notice and grace periods) with respect to the 667 Madison Avenue Whole Loan, then the 667 Madison Avenue Subordinate Companion Loan holder will have the right, but not the obligation to: (A) cure such monetary default within 10 business days following the receipt of notice of such default and (B) cure such non-monetary default within 30 days following receipt of notice of such default, provided that under certain circumstances the cure period with respect to a non-monetary default may be extended by an additional 60 days (for a total of up to 90 days). If the 667 Madison Avenue Subordinate Companion Loan holder elects to cure a default by way of a payment of money (a “Cure Payment”), the 667 Madison Avenue Subordinate Companion Loan holder will be required to make such Cure Payment as directed by the COMM 2016-667M Special Servicer and such Cure Payment will include all costs, expenses, losses, liabilities, obligations, damages, penalties and disbursements imposed on, incurred by or asserted against the issuing entity or the 667 Madison Avenue Pari Passu Companion Loan holders related to the default and incurred during the period of time from the expiration of the grace period for such default until such Cure Payment is made or other cure is effected. So long as a default exists that is being cured by the 667 Madison Avenue Subordinate Companion Loan holder and the applicable cure period has not expired and the 667 Madison Avenue Subordinate Companion Loan holder is permitted to cure under the terms of the 667 Madison Avenue Co-Lender Agreement, the default will not be treated as a default or a 667 Madison Avenue Triggering Event of Default (i) for purposes of “—Distributions” above, (ii) for purposes of triggering an acceleration of the 667 Madison Avenue Whole Loan, modifying, amending or waiving any provisions or the Mortgage Loan documents or commencing foreclosure proceedings or similar legal proceedings with respect to the 667 Madison Avenue Mortgaged Property, or (iii) for purposes of treating the 667 Madison Avenue Whole Loan as a specially serviced loan. Notwithstanding anything to the contrary, the 667 Madison Avenue Subordinate Companion Loan Holders’ right to cure a default will be limited to 6 Cure Events over the life of the 667 Madison Avenue Whole Loan and no single Cure Event may exceed 4 consecutive months. A “Cure Event” means the 667 Madison Avenue Subordinate Companion Loan Holders’ exercise of its cure rights whether for 1 month or for consecutive months in the aggregate.

Purchase Option. If the 667 Madison Avenue Subordinate Companion Loan is no longer included in the COMM 2016-667M Mortgage Trust and a 667 Madison Avenue Triggering Event of Default has occurred and is continuing, then, upon written notice from the COMM 2016-667M Special Servicer of such occurrence (a “Repurchase Option Notice”), the Note B holder will have the right (and if all of the 667 Madison Avenue Subordinate Companion Loan Holders provide such notice, then all of the 667 Madison Avenue Subordinate Companion Loan Holders collectively, on a pro rata basis will have such right), prior to any other party, by written notice to the COMM 2016-667M Special Servicer (the “Repurchase Election Notice”) after the occurrence of the 667 Madison Avenue Triggering Event of Default and prior to the earliest date to occur of (a) the cure of the 667 Madison Avenue Triggering Event of Default, (b) the consummation of a foreclosure sale, sale by power of sale or delivery of a deed-in-lieu of foreclosure with respect to the related Mortgaged Property, (c) the modification of the mortgage loan documents in accordance with the COMM 2016-667M Trust and Servicing Agreement and the 667 Madison Avenue Co-Lender Agreement, and (d) the date that is 90 days after the related controlling noteholder’s receipt of the Repurchase Option Notice, to purchase the 667 Madison Avenue Mortgage Loan and 667 Madison Avenue Pari Passu Companion Loans for the applicable purchase price provided in the 667 Madison Avenue Co-Lender Agreement on a date not less than 5 business days nor more than 15 business days after the date of the Repurchase Election Notice, except as described below with respect to a Repurchase Election Notice based on a Notice of Foreclosure/DIL.

If the 667 Madison Avenue Subordinate Companion Loan is no longer included in the COMM 2016-667M Mortgage Trust and a 667 Madison Avenue Triggering Event of Default has occurred and is continuing, the COMM 2016-667M Special Servicer will be required to give the 667 Madison Avenue Subordinate Companion Loan Holders 5 business days’ prior written notice of its intent with respect to any consummation of a foreclosure sale, sale by power of sale or delivery of deed-in-lieu of foreclosure with respect to the related Mortgaged Property (a “Notice of Foreclosure/DIL”). If the COMM 2016-667M Special Servicer intends to accept a deed-in-lieu of foreclosure, it will be required to deliver a Notice of Foreclosure/DIL stating its intent to the 667 Madison Avenue Subordinate Companion Loan Holders and the 667 Madison Avenue Subordinate Companion Loan Holders will have the option, within 10 business days from receipt of such Notice of Foreclosure/DIL, to deliver a Repurchase Election Notice to the COMM 2016-667M Special Servicer and to consummate the purchase option on a date to occur no later than 30 days from the day it received the Notice of Foreclosure/DIL, provided that such 30 days may be extended at the option of the 667 Madison Avenue Subordinate Companion Loan Holders for an additional 30 days upon payment of a $5,000,000 non-refundable cash deposit and provision of evidence satisfactory to the COMM 2016-667M Special Servicer that it is diligently and expeditiously proceeding to consummate its purchase of the 667 Madison Avenue Mortgage Loan and the 667 Madison Avenue Pari Passu Companion Loans.

Sale of Defaulted 667 Madison Avenue Whole Loan. Pursuant to the terms of the 667 Madison Avenue Co-Lender Agreement, if the 667 Madison Avenue Whole Loan becomes a defaulted mortgage loan, and if the COMM 2016-667M Special Servicer determines to sell the 667 Madison Avenue Mortgage Loan and the 667 Madison Avenue Companion Loans in accordance with the COMM 2016-667M Trust and Servicing Agreement, then the COMM 2016-667M Special Servicer will have the right and the obligation to sell the 667 Madison Avenue Mortgage Loan and the 667 Madison Avenue Companion Loans as notes evidencing one whole loan in accordance with the terms of the COMM 2016-667M Trust and Servicing Agreement. In connection with any such sale, the COMM 2016-667M Special Servicer will be required to follow the procedures set forth in the COMM 2016-667M Trust and Servicing Agreement.

Special Servicer Appointment Rights. Pursuant to the 667 Madison Avenue Co-Lender Agreement and the COMM 2016-667M Trust and Servicing Agreement, the COMM 2016-667M Directing Holder (during a COMM 2016-667M Subordinate Control Period) or certificateholders with the requisite percentage of voting rights (at any time other than during a COMM 2016-667M Subordinate Control Period) will have the right, with or without cause, to replace the COMM 2016-667M Special Servicer then acting with respect to the 667 Madison Avenue Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the 667 Madison Avenue Mortgage Loan Holder.

Starbucks Center Whole Loan

General. The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Starbucks Center, representing approximately 3.6% of the Initial Pool Balance, with a Cut-off Date Balance of $35,000,000 (the “Starbucks Center Mortgage Loan”), is part of a Whole Loan comprised of 3 promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property. The Starbucks Center Mortgage Loan is evidenced by promissory note A-3. The portions of the Starbucks Center Whole Loan (as defined below) evidenced by (a) promissory note A-1, with a Cut-off Date Balance of $40,000,000, which is included in the COMM 2016-COR1 Mortgage Trust and (b) promissory note A-2, with a Cut-off Date Balance of $65,000,000, which is expected to be contributed to the JPMDB 2016-C4 Mortgage Trust (collectively, the “Starbucks Center Companion Loans”), are pari passu in right of payment with the Starbucks Center Mortgage Loan. The Starbucks Center Mortgage Loan and the Starbucks Center Companion Loans are collectively referred to as the “Starbucks Center Whole Loan” in this prospectus. The Starbucks Center Companion Loans will not be transferred to the issuing entity and will not be part of the Mortgage Pool.

The holders of the Starbucks Center Whole Loan (the “Starbucks Center Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Starbucks Center Noteholder (the “Starbucks Center Intercreditor Agreement”).

Servicing. The Starbucks Center Whole Loan is expected to be serviced by Wells Fargo Bank, National Association, as master servicer (the “JPMDB 2016-C4 Master Servicer”) and is expected to be specially serviced by Midland Loan Services, a Division of PNC Bank, National Association, as special servicer (the “JPMDB 2016-C4 Special Servicer”), pursuant to the pooling and servicing agreement entered into between J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor, the JPMDB 2016-C4 Master Servicer, the JPMDB 2016-C4 Special Servicer, Wilmington Trust, National Association, as trustee (the “JPMDB 2016-C4 Trustee”), Wells Fargo Bank, National Association, as certificate administrator and custodian (the “JPMDB 2016-C4 Certificate Administrator”), and Pentalpha Surveillance LLC, as operating advisor (the “JPMDB 2016-C4 Operating Advisor”) and as asset representations reviewer (the “JPMDB 2016-C4 Asset Representations Reviewer”), in connection with the JPMDB Commercial Mortgage Securities Trust 2016-C4 (into which the Starbucks Center Companion Loan designated as Note A-2 has been deposited)(the “JPMDB 2016-C4 Pooling and Servicing Agreement”), and, subject to the terms of the Starbucks Center Intercreditor Agreement, all decisions, consents, waivers, approvals and other actions on the part of any Starbucks Center Noteholder will be effected in accordance with the JPMDB 2016-C4 Pooling and Servicing Agreement and the Starbucks Center Intercreditor Agreement.

Advancing. It is expected that the master servicer or the trustee, as applicable, will be responsible for making P&I Advances on the Starbucks Center Mortgage Loan (but not on the Starbucks Center Companion Loans) pursuant to the PSA, in each case, unless the master servicer, the special servicer or the trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance.

It is expected that the JPMDB 2016-C4 Master Servicer or the JPMDB 2016-C4 Trustee, as applicable, will be obligated to make servicing advances with respect to the Starbucks Center Whole Loan, in each case unless a similar determination of nonrecoverability is made under the JPMDB 2016-C4 Pooling and Servicing Agreement.

Distributions. The Starbucks Center Intercreditor Agreement will set forth the respective rights of each of the Starbucks Center Noteholders and will provide, in general, that all payments, proceeds and other recoveries on or in respect of the Starbucks Center Whole Loan will be applied to the Starbucks Center Mortgage Loan and the Starbucks Center Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the applicable master servicer, special servicer, certificate administrator, trustee and operating advisor in accordance with the terms of the applicable pooling and servicing agreement).

Consultation and Control. The directing certificateholder under the Starbucks Center Intercreditor Agreement with respect to the Starbucks Center Whole Loan will be the controlling class representative or such other party specified in the JPMDB 2016-C4 Pooling and Servicing Agreement (such party, the “JPMDB 2016-C4 Directing Certificateholder”). Certain decisions to be made with respect to the Starbucks Center Whole Loan, including certain major decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the JPMDB 2016-C4 Pooling and Servicing Agreement, will require the approval of the JPMDB 2016-C4 Directing Certificateholder.

Pursuant to the terms of the Starbucks Center Intercreditor Agreement, the controlling class representative (the “Starbucks Center Non-Controlling Note Holder”) will have the right to (i) receive copies of all notices, information and reports that the JPMDB 2016-C4 Special Servicer is required to provide to the JPMDB 2016-C4 Directing Certificateholder within the same time frame it is required to provide such notices, information and reports to the JPMDB 2016-C4 Directing Certificateholder (but without regard to whether or not the JPMDB 2016-C4 Directing Certificateholder actually has lost any rights to receive such information as a result of a consultation termination event under the JPMDB 2016-C4 Pooling and Servicing Agreement) and (ii) consult on a strictly non-binding basis with respect to certain major decisions as set forth in the Starbucks Center Intercreditor Agreement and the implementation of any recommended actions outlined in an asset status report. The consultation right of the Starbucks Center Non-Controlling Note Holder will expire 10 business days after the delivery by the JPMDB 2016-C4 Special Servicer of notice and information relating to the matter subject to consultation, whether or not the Starbucks Center Non-Controlling Note Holder has responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew. Notwithstanding the Starbucks Center Non-Controlling Note Holder’s consultation rights described above, the JPMDB 2016-C4 Special Servicer is permitted to make any major decision or take any action set forth in an asset status report before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Starbucks Center Mortgage Loan and the Starbucks Center Companion Loans.

Notwithstanding the foregoing consent or consultation rights, no direction or objection by the JPMDB 2016-C4 Directing Certificateholder or the Starbucks Center Non-Controlling Note Holder may require or cause the JPMDB 2016-C4 Master Servicer or JPMDB 2016-C4 Special Servicer, as applicable, to violate any provision of any related mortgage loan documents, applicable law, the JPMDB 2016-C4 Pooling and Servicing Agreement, the Starbucks Center Intercreditor Agreement or the REMIC provisions of the Code, including, without limitation, the JPMDB 2016-C4 Master Servicer’s or JPMDB 2016-C4 Special Servicer’s obligation to act in accordance with the servicing standard or expose the JPMDB 2016-C4

Master Servicer or JPMDB 2016-C4 Special Servicer to liability, or materially expand the scope of the JPMDB 2016-C4’s or JPMDB 2016-C4 Special Servicer’s responsibilities under the JPMDB 2016-C4 Pooling and Servicing Agreement.

In addition to the consultation rights of the Starbucks Center Non-Controlling Note Holder described above, the Starbucks Center Non-Controlling Note Holder will have the right to annual conference calls with the JPMDB 2016-C4 Master Servicer or JPMDB 2016-C4 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the JPMDB 2016-C4 Master Servicer or JPMDB 2016-C4 Special Servicer, as applicable, in which servicing issues related to the Starbucks Center Whole Loan are discussed.

Sale of Defaulted Mortgage Loan. Pursuant to the terms of the Starbucks Center Intercreditor Agreement, if the Starbucks Center Whole Loan becomes a defaulted mortgage loan pursuant to the terms of the JPMDB 2016-C4 Pooling and Servicing Agreement, the JPMDB 2016-C4 Special Servicer will be required to sell the Starbucks Center Mortgage Loan together with the Starbucks Center Companion Loans as a single whole loan.

Appointment of Special Servicer. It is expected that the JPMDB 2016-C4 Directing Certificateholder (prior to a control termination event) or certificateholders with the requisite percentage of voting rights, pursuant to the JPMDB 2016-C4 Pooling and Servicing Agreement, will have the right, with or without cause, to replace the JPMDB 2016-C4 Special Servicer for the Starbucks Center Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the Starbucks Center Non-Controlling Note Holders as long as such replacement special servicer is a “qualified servicer” (as described in the Starbucks Center Intercreditor Agreement) and satisfies the other conditions set forth in the JPMDB 2016-C4 Pooling and Servicing Agreement.

Mills Fleet Farm Whole Loan

General. The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Mills Fleet Farm, representing approximately 2.0% of the Initial Pool Balance, with a Cut-off Date Balance of $19,881,174 (the “Mills Fleet Farm Mortgage Loan”), is part of a Whole Loan comprised of 3 promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property. The Mills Fleet Farm Mortgage Loan is evidenced by promissory note A-3. The portions of the Mills Fleet Farm Whole Loan (as defined below) evidenced by (a) promissory note A-1, with a Cut-off Date Balance of $16,898,998, which is expected to be included in the CFCRE 2016-C6 Mortgage Trust and (b) promissory note A-2, with a Cut-off Date Balance of $27,833,644, which is included in the CGCMT 2016-C3 Trust (collectively, the “Mills Fleet Farm Companion Loans”), are pari passu in right of payment with the Mills Fleet Farm Mortgage Loan. The Mills Fleet Farm Mortgage Loan and the Mills Fleet Farm Companion Loans are collectively referred to as the “Mills Fleet Farm Whole Loan” in this prospectus. The Mills Fleet Farm Companion Loans will not be transferred to the issuing entity and will not be part of the Mortgage Pool.

The holders of the Mills Fleet Farm Whole Loan (the “Mills Fleet Farm Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Mills Fleet Farm Noteholder (the “Mills Fleet Farm Intercreditor Agreement”).

Servicing. The Mills Fleet Farm Whole Loan is being serviced by Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “CGCMT 2016-C3 Master Servicer”) and is being specially serviced by Rialto Capital Advisors, LLC, as special servicer (the “CGCMT 2016-C3 Special Servicer”), pursuant to the pooling and servicing agreement entered into between Citigroup Commercial Mortgage Securities, Inc., as depositor, the CGCMT 2016-C3 Master Servicer, the CGCMT 2016-C3 Special Servicer, Deutsche Bank Trust Company Americas, as trustee (the “CGCMT 2016-C3 Trustee”), Citibank, N.A., as certificate administrator (the “CGCMT 2016-C3 Certificate Administrator”), and Trimont Real Estate Advisors, LLC, as operating advisor (the “CGCMT 2016-C3 Operating Advisor”) and as asset representations reviewer (the “CGCMT 2016-C3 Asset Representations Reviewer”), in connection with the CGCMT 2016-C3 Mortgage Trust (into which the Mills Fleet Farm Companion Loan designated as Note A-2 has been deposited) (the “CGCMT 2016-C3 Pooling and Servicing Agreement”),

and, subject to the terms of the Mills Fleet Farm Intercreditor Agreement, all decisions, consents, waivers, approvals and other actions on the part of any Mills Fleet Farm Noteholder will be effected in accordance with the CGCMT 2016-C3 Pooling and Servicing Agreement and the Mills Fleet Farm Intercreditor Agreement.

Advancing. The master servicer or the trustee, as applicable, are responsible for making P&I Advances on the Mills Fleet Farm Mortgage Loan (but not on the Mills Fleet Farm Companion Loans) pursuant to the PSA, in each case, unless the master servicer, the special servicer or the trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance.

The CGCMT 2016-C3 Master Servicer or the CGCMT 2016-C3 Trustee, as applicable, are obligated to make servicing advances with respect to the Mills Fleet Farm Whole Loan, in each case unless a similar determination of nonrecoverability is made under the CGCMT 2016-C3 Pooling and Servicing Agreement.

Distributions. The Mills Fleet Farm Intercreditor Agreement sets forth the respective rights of each of the Mills Fleet Farm Noteholders and provides, in general, that all payments, proceeds and other recoveries on or in respect of the Mills Fleet Farm Whole Loan will be applied to the Mills Fleet Farm Mortgage Loan and the Mills Fleet Farm Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the applicable master servicer, special servicer, certificate administrator, trustee and operating advisor in accordance with the terms of the applicable pooling and servicing agreement).

Consultation and Control. The directing certificateholder under the Mills Fleet Farm Intercreditor Agreement with respect to the Mills Fleet Farm Whole Loan will be the controlling class representative or such other party specified in the CGCMT 2016-C3 Pooling and Servicing Agreement (such party, the “CGCMT 2016-C3 Directing Certificateholder”). Certain decisions to be made with respect to the Mills Fleet Farm Whole Loan, including certain major decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the CGCMT 2016-C3 Pooling and Servicing Agreement, require the approval of the CGCMT 2016-C3 Directing Certificateholder.

Pursuant to the terms of the Mills Fleet Farm Intercreditor Agreement, the controlling class representative (the “Mills Fleet Farm Non-Controlling Note Holder”) has the right to (i) receive copies of all notices, information and reports that the CGCMT 2016-C3 Special Servicer is required to provide to the CGCMT 2016-C3 Directing Certificateholder within the same time frame it is required to provide such notices, information and reports to the CGCMT 2016-C3 Directing Certificateholder (but without regard to whether or not the CGCMT 2016-C3 Directing Certificateholder actually has lost any rights to receive such information as a result of a consultation termination event under the CGCMT 2016-C3 Pooling and Servicing Agreement) and (ii) consult on a strictly non-binding basis with respect to certain major decisions as set forth in the Mills Fleet Farm Intercreditor Agreement and the implementation of any recommended actions outlined in an asset status report. The consultation right of the Mills Fleet Farm Non-Controlling Note Holder will expire 10 business days after the delivery by the CGCMT 2016-C3 Special Servicer of notice and information relating to the matter subject to consultation, whether or not the Mills Fleet Farm Non-Controlling Note Holder has responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew. Notwithstanding the Mills Fleet Farm Non-Controlling Note Holder’s consultation rights described above, the CGCMT 2016-C3 Special Servicer is permitted to make any major decision or take any action set forth in an asset status report before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Mills Fleet Farm Mortgage Loan and the Mills Fleet Farm Companion Loans.

Notwithstanding the foregoing consent or consultation rights, no direction or objection by the CGCMT 2016-C3 Directing Certificateholder or the Mills Fleet Farm Non-Controlling Note Holder may require or cause the CGCMT 2016-C3 Master Servicer or CGCMT 2016-C3 Special Servicer, as applicable, to violate any provision of any related mortgage loan documents, applicable law, the CGCMT 2016-C3 Pooling and Servicing Agreement, the Mills Fleet Farm Intercreditor Agreement or the REMIC provisions of the Code, including, without limitation, the CGCMT 2016-C3 Master Servicer’s or CGCMT 2016-C3 Special Servicer’s obligation to act in accordance with the servicing standard or expose the CGCMT 2016-C3 Master Servicer or CGCMT 2016-C3 Special Servicer to liability, or materially expand the scope of the CGCMT 2016-C3’s or CGCMT 2016-C3 Special Servicer’s responsibilities under the CGCMT 2016-C3 Pooling and Servicing Agreement.

In addition to the consultation rights of the Mills Fleet Farm Non-Controlling Note Holder described above, the Mills Fleet Farm Non-Controlling Note Holder has the right to annual conference calls with the CGCMT 2016-C3 Master Servicer or CGCMT 2016-C3 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the CGCMT 2016-C3 Master Servicer or CGCMT 2016-C3 Special Servicer, as applicable, in which servicing issues related to the Mills Fleet Farm Whole Loan are discussed.

Sale of Defaulted Mortgage Loan. Pursuant to the terms of the Mills Fleet Farm Intercreditor Agreement, if the Mills Fleet Farm Whole Loan becomes a defaulted mortgage loan pursuant to the terms of the CGCMT 2016-C3 Pooling and Servicing Agreement, the CGCMT 2016-C3 Special Servicer will be required to sell the Mills Fleet Farm Mortgage Loan together with the Mills Fleet Farm Companion Loans as a single whole loan.

Appointment of Special Servicer. The CGCMT 2016-C3 Directing Certificateholder (prior to a control termination event) or certificateholders with the requisite percentage of voting rights, pursuant to the CGCMT 2016-C3 Pooling and Servicing Agreement, has the right, only for cause, to replace the CGCMT 2016-C3 Special Servicer for the Mills Fleet Farm Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the Mills Fleet Farm Non-Controlling Note Holders as long as such replacement special servicer is a “qualified servicer” (as described in the Mills Fleet Farm Intercreditor Agreement) and satisfies the other conditions set forth in the CGCMT 2016-C3 Pooling and Servicing Agreement.

Marriott Hilton Head Resort & Spa Whole Loan

General. The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Marriott Hilton Head Resort & Spa is evidenced by the non-controlling promissory note A-3A, has an aggregate Cut-off Date Balance of approximately $9,967,315 and represents approximately 1.0% of the Initial Pool Balance (the “Marriott Hilton Head Resort & Spa Mortgage Loan”). The related Mortgaged Property also secures 5 other loans that are pari passu in right of payment with the Marriott Hilton Head Resort & Spa Mortgage Loan (each, a “Marriott Hilton Head Resort & Spa Companion Loan and, collectively, the “Marriott Hilton Head Resort & Spa Companion Loans” and, together with the Marriott Hilton Head Resort & Spa Mortgage Loan, the “Marriott Hilton Head Resort & Spa Whole Loan”). The Marriott Hilton Head Resort & Spa Companion Loans are evidenced by: (i) the controlling promissory note A-1 (the “Marriott Hilton Head Resort & Spa Controlling Companion Loan”), which has a Cut-off Date Balance of approximately $42,859,454, is currently being held by Rialto Mortgage Finance, LLC or an affiliate thereof and is expected to be contributed to a commercial mortgage securitization transaction involving the creation of the Wells Fargo Commercial Mortgage Trust 2016-LC25 and the issuance of the Wells Fargo Commercial Mortgage Trust 2016-LC25, Commercial Mortgage Pass-Through Certificates, Series 2016-LC25 (the “WFCM 2016-LC25 Securitization”); (ii) the non-controlling promissory notes A-2A and A-3B, which have an aggregate Cut-off Date Balance of approximately $14,950,972, are currently held by Citigroup Global Markets Realty Corp. and are expected to be contributed to one or more future commercial mortgage securitization transactions, (iii) the non-controlling promissory notes A-2B and A-4, which have an aggregate Cut-off Date Balance of approximately $29,901,945, were contributed to the CGCMT 2016-C3 Securitization.

The holders of the promissory notes evidencing the Marriott Hilton Head Resort & Spa Whole Loan (the “Marriott Hilton Head Resort & Spa Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Marriott Hilton Head Resort & Spa Noteholder (the “Marriott Hilton Head Resort & Spa Intercreditor Agreement”).

Servicing. As of the date of this prospectus, the Marriott Hilton Head Resort & Spa Whole Loan is expected to be serviced by Wells Fargo Bank, National Association, as master servicer (in such capacity, the “WFCM 2016-LC25 Master Servicer”) and, if applicable, is expected to be specially serviced by CWCapital Asset Management LLC, as special servicer (in such capacity, the “WFCM 2016-LC25 Special Servicer”), pursuant to a pooling and servicing agreement expected to be entered into between Wells Fargo Commercial Mortgage Securities, Inc., as depositor (in such capacity, the “WFCM 2016-LC25 Depositor”), the WFCM 2016-LC25 Master Servicer, the WFCM 2016-LC25 Special Servicer, National Cooperative Bank, N.A., as a separate master servicer and special servicer, Wilmington Trust, National Association, as trustee (in such capacity, the “WFCM 2016-LC25 Trustee”), Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “WFCM 2016-LC25 Certificate Administrator”), and Pentalpha Surveillance LLC, as operating advisor (in such capacity, the “WFCM 2016-LC25 Operating Advisor”) and as asset representations reviewer, in connection with the WFCM 2016-LC25 Securitization (such pooling and servicing agreement, the “WFCM 2016-LC25 Pooling and Servicing Agreement”), with such servicing and, if applicable, special servicing to be subject to the Marriott Hilton Head Resort & Spa Intercreditor Agreement. All decisions, consents, waivers, approvals and other actions on the part of any Marriott Hilton Head Resort & Spa Noteholder will be effected in accordance with the WFCM 2016-LC25 Pooling and Servicing Agreement and the Marriott Hilton Head Resort & Spa Intercreditor Agreement. Until the closing of the WFCM 2016-LC25 Securitization, the Marriott Hilton Head Resort & Spa Whole Loan is being serviced pursuant to the CGCMT 2016-C3 Pooling and Servicing Agreement.

Advancing. No party to the WFCM 2016-LC25 Pooling and Servicing Agreement will be responsible for making P&I Advances on the Marriott Hilton Head Resort & Spa Mortgage Loan. However, it is expected that the WFCM 2016-LC25 Master Servicer or the WFCM 2016-LC25 Trustee, as applicable, will be obligated to (and the WFCM 2016-LC25 Special Servicer may) make servicing advances with respect to the Marriott Hilton Head Resort & Spa Whole Loan, in each case unless a determination is made under the WFCM 2016-LC25 Pooling and Servicing Agreement that the subject servicing advance would not be recoverable out of collections on the Marriott Hilton Head Resort & Spa Whole Loan.

Distributions. The Marriott Hilton Head Resort & Spa Intercreditor Agreement sets forth the respective rights of each of the Marriott Hilton Head Resort & Spa Noteholders and provides, in general, that all payments, proceeds and other recoveries (exclusive of reserve and escrow payments and any proceeds, awards and settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the related borrower in accordance with the related loan documents) on or in respect of the Marriott Hilton Head Resort & Spa Whole Loan will be applied to the Marriott Hilton Head Resort & Spa Mortgage Loan and the Marriott Hilton Head Resort & Spa Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the WFCM 2016-LC25 Master Servicer, the WFCM 2016-LC25 Special Servicer and the other service providers in accordance with the terms of the WFCM 2016-LC25 Pooling and Servicing Agreement).

Reimbursement of Advances; Indemnification. Pursuant to the Marriott Hilton Head Resort & Spa Intercreditor Agreement, with respect to a servicing advance on the Marriott Hilton Head Resort & Spa Whole Loan, the WFCM 2016-LC25 Master Servicer, the WFCM 2016-LC25 Special Servicer or the WFCM 2016-LC25 Trustee, as applicable, will be entitled to reimbursement from collections on, and proceeds of, the Marriott Hilton Head Resort & Spa Mortgage Loan and the Marriott Hilton Head Resort & Spa Companion Loans, on a pro rata basis (based on each such loan’s outstanding principal balance). However, pursuant to the Marriott Hilton Head Resort & Spa Intercreditor Agreement, the issuing entity will be responsible for reimbursing the Wells Fargo Commercial Mortgage Trust 2016-LC25 and/or various parties to the WFCM 2016-LC25 Pooling and Servicing Agreement (including out of general collections on the Mortgage Pool if collections on the Marriott Hilton Head Resort & Spa Mortgage Loan are insufficient) for the issuing entity’s pro rata share of: (i) any servicing advances made with respect to the Marriott Hilton Head Resort & Spa Whole Loan and/or interest thereon paid out of general collections on the mortgage loans in the Wells Fargo Commercial Mortgage Trust 2016-LC25; and (ii) various other fees, costs and expenses incurred in connection with the servicing and administration of the Marriott Hilton Head Resort & Spa Whole Loan.

Further, pursuant to the Marriott Hilton Head Resort & Spa Intercreditor Agreement, the PSA is required to provide that the Wells Fargo Commercial Mortgage Trust 2016-LC25, together with the WFCM 2016-LC25 Master Servicer, the WFCM 2016-LC25 Special Servicer, the WFCM 2016-LC25 Trustee and various other parties to the WFCM 2016-LC25 Pooling and Servicing Agreement (and any director, officer, employee or agent of any of them), will be entitled to indemnification by the issuing entity as holder of the Marriott Hilton Head Resort & Spa Mortgage Loan and to be held harmless against the issuing entity’s pro rata share of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with the servicing and administration of the Marriott Hilton Head Resort & Spa Whole Loan. To the extent that collections on the Marriott Hilton Head Resort & Spa Mortgage Loan are insufficient to cover such indemnification obligation, such indemnification will be required to be made out of general collections on the Mortgage Pool.

Consultation and Control. Upon inclusion of the Marriott Hilton Head Resort & Spa Controlling Companion Loan in the WFCM 2016-LC25 Securitization, the party or parties entitled to exercise the rights of the controlling note holder under the Marriott Hilton Head Resort & Spa Intercreditor Agreement will be the holders of a specified interest in the WFCM 2016-LC25 controlling class, their designated representative or such other party specified in the WFCM 2016-LC25 Pooling and Servicing Agreement (in such capacity, the “Marriott Hilton Head Resort & Spa Controlling Note Holder”). Certain decisions to be made with respect to the Marriott Hilton Head Resort & Spa Whole Loan, including certain major decisions (similar in nature to Major Decisions under the PSA) (“Marriott Hilton Head Resort & Spa Major Decisions”) and the implementation of any recommended actions outlined in an asset status report pursuant to the WFCM 2016-LC25 Pooling and Servicing Agreement, will require the approval of the Marriott Hilton Head Resort & Spa Controlling Note Holder. However, no objection, direction or advice contemplated by this paragraph may require or cause the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, to violate any provision of the related loan documents, applicable law, the WFCM 2016-LC25 Pooling and Servicing Agreement, the Marriott Hilton Head Resort & Spa Intercreditor Agreement, the REMIC provisions of the Code or the related Non-Serviced Master Servicer’s or related Non-Serviced Special Servicer’s obligation to act in accordance with the applicable servicing standard, or expose the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or certain other specified parties to liability, or materially expand the scope of the related Non-Serviced Master Servicer’s or the related Non-Serviced Special Servicer’s responsibilities under the WFCM 2016-LC25 Pooling and Servicing Agreement.

Pursuant to the terms of the Marriott Hilton Head Resort & Spa Intercreditor Agreement, the “Marriott Hilton Head Resort & Spa Non-Controlling Note Holders” will be: (a) in the case of the Marriott Hilton Head Resort & Spa Mortgage Loan, the holders of a specified interest in the CD 2016-CD2 controlling class, their designated representative or such other party specified in the PSA (on behalf of the issuing entity as the holder of the Marriott Hilton Head Resort & Spa Mortgage Loan); and (b) in the case of each Marriott Hilton Head Resort & Spa Companion Loan not included in the WFCM 2016-LC25 Securitization, the holder of such Marriott Hilton Head Resort & Spa Companion Loan or, following the securitization of such Marriott Hilton Head Resort & Spa Companion Loan, the holders of a specified interest in the applicable controlling class, their designated representative or such other party specified in the pooling and servicing agreement governing such future securitization (on behalf of the applicable securitization trust as the holder of such Marriott Hilton Head Resort & Spa Companion Loan).

Pursuant to the terms of the Marriott Hilton Head Resort & Spa Intercreditor Agreement, the WFCM 2016-LC25 Pooling and Servicing Agreement must provide that each Marriott Hilton Head Resort & Spa Non-Controlling Note Holder will have the right to (i) receive (in the case of the Marriott Hilton Head Resort & Spa Non-Controlling Note Holder in respect of the Marriott Hilton Head Resort & Spa Mortgage Loan, through the master servicer, the special servicer or the certificate administrator under the PSA) copies of all notices, information and reports that the WFCM 2016-LC25 Master Servicer or the WFCM 2016-LC25 Special Servicer is required to provide to the Marriott Hilton Head Resort & Spa Controlling Note Holder with respect to Marriott Hilton Head Resort & Spa Major Decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the WFCM 2016-LC25 Pooling and Servicing Agreement, within the same time frame it is required to provide such notices, information and reports to the Marriott Hilton Head Resort & Spa Controlling Note Holder (but without regard to whether or not the Marriott Hilton Head Resort & Spa Controlling Note Holder actually has lost any rights to receive such information as a result of a control termination event or a consultation termination event under the WFCM 2016-LC25 Pooling and Servicing Agreement) and (ii) consult on a strictly non-binding basis with respect to Marriott Hilton Head Resort & Spa Major Decisions and the implementation of any recommended actions outlined in an asset status report. The consultation right of a Marriott Hilton Head Resort & Spa Non-Controlling Note Holder will expire 10 business days after the delivery by the WFCM 2016-LC25 Special Servicer of written notice and information relating to the matter subject to consultation, whether or not the Marriott Hilton Head Resort & Spa Non-Controlling Note Holder has responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew. Notwithstanding a Marriott Hilton Head Resort & Spa Non-Controlling Note Holder’s consultation rights described above, the WFCM 2016-LC25 Master Servicer or the WFCM 2016-LC25 Special Servicer is permitted to make any Marriott Hilton Head Resort & Spa Major Decision or take any action set forth in an asset status report before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Marriott Hilton Head Resort & Spa Mortgage Loan and the Marriott Hilton Head Resort & Spa Companion Loans.

In addition to the consultation rights of the Marriott Hilton Head Resort & Spa Non-Controlling Note Holders described above, each Marriott Hilton Head Resort & Spa Non-Controlling Note Holder will have the right to annual conference calls with the WFCM 2016-LC25 Master Servicer or WFCM 2016-LC25 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the WFCM 2016-LC25 Master Servicer or WFCM 2016-LC25 Special Servicer, as applicable, in which servicing issues related to the Marriott Hilton Head Resort & Spa Whole Loan are discussed.

Sale of Defaulted Marriott Hilton Head Resort & Spa Whole Loan. Pursuant to the terms of the Marriott Hilton Head Resort & Spa Intercreditor Agreement, it is acknowledged and agreed that the WFCM 2016-LC25 Pooling and Servicing Agreement will provide that if the Marriott Hilton Head Resort & Spa Whole Loan becomes a defaulted mortgage loan pursuant to the terms of the WFCM 2016-LC25 Pooling and Servicing Agreement, and if the WFCM 2016-LC25 Special Servicer decides to sell the Marriott Hilton Head Resort & Spa Companion Loan in the WFCM 2016-LC25 Securitization, the WFCM 2016-LC25 Special Servicer will be required to sell the Marriott Hilton Head Resort & Spa Mortgage Loan together with the Marriott Hilton Head Resort & Spa Companion Loans as a single whole loan. Notwithstanding the foregoing, the WFCM 2016-LC25 Special Servicer will not be permitted to sell the Marriott Hilton Head Resort & Spa Whole Loan if it becomes a defaulted whole loan without the written consent of each Marriott Hilton Head Resort & Spa Non-Controlling Note Holder unless the WFCM 2016-LC25 Special Servicer has complied with certain notice and information requirements set forth in the Marriott Hilton Head Resort & Spa Intercreditor Agreement.

Appointment of Special Servicer. The Marriott Hilton Head Resort & Spa Intercreditor Agreement provides that, subject to the terms of the WFCM 2016-LC25 Pooling and Servicing Agreement, the Marriott Hilton Head Resort & Spa Controlling Note Holder will have the right, with or without cause, to replace the WFCM 2016-LC25 Special Servicer for the Marriott Hilton Head Resort & Spa Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the Marriott Hilton Head Resort & Spa Non-Controlling Note Holders as long as such replacement special servicer satisfies the conditions set forth in the WFCM 2016-LC25 Pooling and Servicing Agreement and the Marriott Hilton Head Resort & Spa Intercreditor Agreement.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the 20 largest Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of this prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

German American Capital Corporation

General. German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor and a mortgage loan seller in this securitization transaction (in such capacity, “Sponsor” or “Mortgage Loan Seller”). Except with respect to (i) the 10 Hudson Yards Whole Loan, which was co-originated by GACC and Goldman Sachs Mortgage Company and (ii) the CCRE Mortgage Loan (as defined below), GACC or an affiliate of GACC originated (either directly or, in some cases, through table funding arrangements) all of the GACC Mortgage Loans in this transaction. In addition, it is expected that GACC or an affiliate will, as of the date of the initial issuance of the certificates, hold the 229 West 43rd Street Retail Condo Companion Loans designated as Note A-2, Note A-3, Note A-4, Note A-5, Note A-7 and Note A-8 and the Prudential Plaza Companion Loans designated as Note A-3-2 and Note A-4.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation. GACC is an affiliate of the Depositor and Deutsche Bank Securities Inc., an Underwriter. The principal offices of GACC are located at 60 Wall Street, New York, New York 10005.

GACC is engaged in the origination and acquisition of commercial mortgage loans with the primary intent to sell the loans within a short period of time subsequent to origination or acquisition into a primary issuance of commercial mortgage-backed securities (“CMBS”) or through a sale of whole loan interests to third party investors. GACC originates loans primarily for securitization; however, GACC also originates subordinate mortgage loans or subordinate participation interests in mortgage loans, and mezzanine loans (loans secured by equity interests in entities that own commercial real estate), for sale to third party investors.

The GACC Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Mills Fleet Farm (the “CCRE Mortgage Loan”), representing approximately 2.0% of the Initial Pool Balance, was originated by Cantor Commercial Real Estate (“CCRE”) and a portion was acquired by GACC. The CCRE Mortgage Loan was reunderwritten by GACC in accordance with the underwriting criteria described under “—DB Originator’s Underwriting Guidelines and Processes” below, subject to any exceptions, if any identified under “—Exceptions”.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on October 27, 2016, The Form 6-K states that “[d]iscussions with the U.S. Department of Justice (“DOJ”) concerning a potential settlement of claims that the DOJ may consider bringing based on its investigation of Deutsche Bank’s RMBS origination and securitization activities began with an initial demand of U.S.$14 billion on September 12, 2016. Settlement discussions are ongoing.” Included in a general discussion entitled “Risks and Opportunities”, the Form 6-K states “[w]e are subject to a number of legal proceedings and regulatory investigations, whose outcome is difficult to estimate and which may substantially and adversely affect our results of operations, financial condition and reputation. Such matters include the investigation of the DOJ. . .”

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and Wells Fargo Bank, National Association, on the other hand, Wells Fargo Bank, National Association acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, 14 of the Mortgage Loans to be contributed to this securitization by GACC, representing approximately 47.9% of the Initial Pool Balance.

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and KeyBank National Association, on the other hand, KeyBank National Association acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, 4 of the Mortgage Loans to be contributed to this securitization by GACC, representing approximately 10.1% of the Initial Pool Balance.

GACC’s Securitization Program. GACC has been engaged as an originator and seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC was the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., and (iii) programs where third party entities, including affiliates of General Electric Capital Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large floating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC originates both fixed rate and floating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through November 8, 2016 is approximately $51.056 billion.

GACC has purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. In the event GACC purchases loans for securitization, GACC will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC relies on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC has servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to a Mortgage Loan Purchase Agreement, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex D-2 to this prospectus), to the Depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the Depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related Mortgage Loan Purchase Agreement, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The Depositor will assign certain of its rights under each Mortgage Loan Purchase Agreement to the issuing entity. In addition, GACC has agreed to indemnify the Depositor, the Underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates. See “Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans.

Overview. GACC, in its capacity as the Sponsor of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the DB Originators during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The Depositor, on behalf of GACC, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

●	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;

●	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by GACC, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex D-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with originating counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 10 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex C.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by a DB Originator, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—DB Originator’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—DB Originator’s Underwriting Guidelines and Processes—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and reunderwritten) in accordance with GACC’s origination procedures and underwriting criteria, except as described below under “—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

DB Originator’s Underwriting Guidelines and Processes.

General. GACC and Deutsche Bank AG, New York Branch (“DBNY”) are each an originator and are affiliated with each other and with Deutsche Bank Securities Inc., one of the underwriters, and the Depositor. GACC and Deutsche Bank AG, New York Branch are referred to as the “DB Originators” in this prospectus. Each DB Originator originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by a DB Originator generally are originated in accordance with the underwriting criteria described below. The CCRE Mortgage Loan, while originated by CCRE, was reunderwritten by GACC in accordance with the underwriting criteria described under this section, subject to any exceptions, if any, identified under “—Exceptions”. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and there is no assurance that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans, the applicable DB Originator conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of the applicable DB Originator underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and there can be no assurance that such financial, occupancy and other information remains accurate.

Cash Flow Analysis. The applicable DB Originator reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information” in this prospectus.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by the applicable DB Originator and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool” and Annex A-1 and Annex A-3 to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, the applicable DB Originator obtains (or, in connection with GACC’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and GACC relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, the applicable DB Originator may also obtain prospective or hypothetical values on an “as-stabilized”, “as complete” and/or “hypothetical as-is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged Property. The applicable DB Originator then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with GACC’s acquisition and reunderwriting of a mortgage loan, GACC relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from a GACC opinion of value. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if a DB Originator had originated such mortgage loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus.

Evaluation of Borrower. The applicable DB Originator evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. The applicable DB Originator evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, the applicable DB Originator either (i) obtains or updates (or, in connection with GACC’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and GACC relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with GACC’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and GACC relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, the applicable DB Originator reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, the applicable DB Originator either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, the applicable DB Originator obtains (or, in connection with GACC’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and GACC relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. The applicable DB Originator reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, the applicable DB Originator generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, the applicable DB Originator may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and the applicable DB Originator reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and the applicable DB Originator reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include:

(1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as the applicable DB Originator may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. The applicable DB Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, the applicable DB Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by a DB Originator. The typical required escrows for mortgage loans originated by a DB Originator are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the applicable DB Originator with sufficient funds to satisfy all taxes and assessments. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or the applicable DB Originator may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide the applicable DB Originator with sufficient funds to pay all insurance premiums. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged

Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

The applicable DB Originator may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) the applicable DB Originator’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) the applicable DB Originator has structured springing escrows that arise for identified risks, (v) the applicable DB Originator has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) the applicable DB Originator believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—DB Originator’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, the applicable DB Originator’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, the applicable DB Originator may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions. The GACC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act. GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 11, 2016. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including April 1, 2013 to and including March 31, 2016, GACC did not have any activity to report as required by Rule 15Ga-1 under the

Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization. Neither GACC nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization except that DBNY (an affiliate of GACC) will retain the RRI-A Interest. However, GACC and/or its affiliates may retain on the Closing Date or own in the future certain additional classes of certificates. Any such party will have the right to dispose of any such certificates (other than the RRI-A Interest) at any time. DBNY or any affiliate will be required to retain the RRI-A Interest as further described under “Credit Risk Retention”.

Citigroup Global Markets Realty Corp.

General. Citigroup Global Markets Realty Corp. (“CGMRC”) is a sponsor and a mortgage loan seller in this securitization transaction (in such capacity, “Sponsor” or “Mortgage Loan Seller”). Except with respect to the 80 Park Plaza Whole Loan, which was co-originated by CGMRC and Ladder Capital Finance LLC and the Marriott Hilton Head Resort & Spa Whole Loan, which was co-originated by CGMRC and Rialto Mortgage Finance, LLC, CGMRC originated all of the Mortgage Loans it is selling to the Depositor (the “CGMRC Mortgage Loans”) in this transaction. CGMRC is a New York corporation organized in 1979 and is a wholly-owned subsidiary of Citicorp Banking Corporation, a Delaware corporation, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CGMRC maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group. Its facsimile number is (212) 723-8604. CGMRC is an affiliate of Citigroup Global Markets Inc. (one of the underwriters). CGMRC makes, and purchases from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions. CGMRC also purchases and finances residential mortgage loans, consumer receivables and other financial assets.

Neither CGMRC nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against CGMRC for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by CGMRC in the related Mortgage Loan Purchase Agreement as described under “Description of the Mortgage Loan Purchase Agreements—General.”

CGMRC’s Commercial Mortgage Securitization Program. CGMRC, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States and abroad. CGMRC has been engaged in the origination of multifamily and commercial mortgage loans for securitization since 1996 and has been involved in the securitization of residential mortgage loans since 1987. The multifamily and commercial mortgage loans originated by CGMRC include both fixed rate loans and floating rate loans. Most of the multifamily and commercial mortgage loans included by CGMRC in commercial mortgage securitizations sponsored by CGMRC have been originated, directly or through correspondents, by CGMRC or an affiliate. CGMRC securitized approximately $1.25 billion, $1.49 billion, $2.60 billion, $4.27 billion, $7.02 billion, $6.35 billion, $1.08 billion, $0, $517 million, $1.25 billion, $1.73 billion, $4.75 billion, $5.23 billion and $6.19 billion of multifamily and commercial mortgage loans in public and private offerings during the calendar years 2002, 2003, 2004, 2005, 2006, 2007, 2008, 2009, 2010, 2011, 2012, 2013, 2014 and 2015, respectively.

In addition, in the normal course of its business, CGMRC may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CGMRC.

CGMRC has also sponsored, in private placement transactions, multifamily and commercial mortgage loans which it either originated or acquired from third-party originators that underwrote them to their own underwriting criteria.

In connection with the commercial mortgage securitization transactions in which it participates, CGMRC generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CGMRC generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. CGMRC will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators. Generally, CGMRC and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates.

Review of CGMRC Mortgage Loans.

Overview. In connection with the preparation of this prospectus, CGMRC conducted a review of the Mortgage Loans that it is selling to the Depositor. The review was conducted as set forth below and was conducted with respect to each of the CGMRC Mortgage Loans. No sampling procedures were used in the review process.

Database. First, CGMRC created a database of information (the “CGMRC Securitization Database”) obtained in connection with the origination of the CGMRC Mortgage Loans, including:

●	certain information from the CGMRC Mortgage Loan documents;

●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);

●	insurance information for the related Mortgaged Properties;

●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;

●	bankruptcy searches with respect to the related borrowers; and

●	certain information and other search results obtained by the CGMRC deal team for each of the CGMRC Mortgage Loans during the underwriting process.

CGMRC also included in the CGMRC Securitization Database certain updates to such information received by the CGMRC securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of the CGMRC securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

Using the information in the CGMRC Securitization Database, CGMRC created a Microsoft Excel file (the “CGMRC Data File”) and provided that file to the Depositor for the inclusion in this prospectus (particularly in Annexes A-1, A-2 and A-3 to this prospectus) of information regarding the CGMRC Mortgage Loans.

Data Comparison and Recalculation. CGMRC (or the Depositor on its behalf) engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CGMRC, relating to information in this prospectus regarding the CGMRC Mortgage Loans. These procedures included:

●	comparing the information in the CGMRC Data File against various source documents provided by CGMRC that are described above under “—Database” above;

●	comparing numerical information regarding the CGMRC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the CGMRC Data File; and

●	recalculating certain percentages, ratios and other formulae relating to the CGMRC Mortgage Loans disclosed in this prospectus.

Legal Review. CGMRC also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CGMRC Mortgage Loans, which questionnaire was prepared by the Depositor’s legal counsel for use in eliciting information relating to the CGMRC Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the CGMRC Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

●	whether any Mortgage Loans were originated by third party originators and the names of such originators, and whether such Mortgage Loans were underwritten or re-underwritten in accordance with CGMRC’s (or the applicable mortgage loan seller’s) criteria;

●	whether any Mortgage Loans are not first liens, or have a loan-to-value ratio greater than 80%;

●	whether any Mortgage Loans are 30 days or more delinquent with respect to any monthly debt service payment as of the cut-off date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the cut-off date;

●	a description of any material issues with respect to any of the Mortgage Loans;

●	whether any Mortgage Loans permit, or have existing, mezzanine debt, additional debt secured by the related Mortgaged Properties or other material debt, and the material terms and conditions for such debt;

●	whether any Mortgaged Properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;

●	whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;

●	a list of any Mortgage Loans that are interest-only for their entire term or a portion of their term;

●	a list of Mortgage Loans that permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;

●	whether any Mortgage Loans permit the release of all or a portion of the related Mortgaged Properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;

●	a list of Mortgage Loans that are cross-collateralized or secured by multiple properties, or that have related borrowers with other Mortgage Loans in the subject securitization;

●	whether any Mortgage Loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;

●	whether there are post-close escrows or earn-out reserves that could be used to pay down the Mortgage Loan, or whether there are escrows or holdbacks that have not been fully funded;

●	information regarding lockbox arrangements, grace periods, interest accrual and amortization provisions, non-recourse carveouts, and any other material provisions with respect to the Mortgage Loan;

●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;

●	whether any borrower is not a special purpose entity;

●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;

●	whether any borrower under a Mortgage Loan is affiliated with a borrower under another Mortgage Loan to be included in the issuing entity;

●	whether any of the Mortgage Loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;

●	a list of any related Mortgaged Properties for which a single tenant occupies over 20% of such property, and whether there are any significant lease rollovers at a particular Mortgaged Property;

●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;

●	a description of any material leasing issues at the related Mortgaged Properties;

●	whether any related Mortgaged Properties are subject to condemnation proceedings or litigation;

●	a list of related Mortgaged Properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related Mortgaged Property except for those which will be remediated by the cut-off date;

●	whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related Mortgaged Properties, or whether there are any zoning issues at the Mortgaged Properties;

●	a list of Mortgaged Properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or

●	general information regarding property type, condition, use, plans for renovation, etc.

CGMRC also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex D-1 to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. CGMRC compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the Depositor for inclusion on Annex D-3 to this prospectus. In addition, for each CGMRC Mortgage Loan originated by CGMRC or its affiliates, CGMRC prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CGMRC Mortgage Loan, if any, purchased by CGMRC or its affiliates from a third-party originator of such CGMRC Mortgage Loan, CGMRC reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CGMRC Mortgage Loan to CGMRC or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CGMRC Mortgage Loan, prepared exceptions to the representations and warranties in the Mortgage Loan Purchase Agreement based upon such review, and provided them to the Depositor for inclusion on Annex D-3 to this prospectus. With respect to any CGMRC Mortgage Loan that is purchased by CGMRC or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CGMRC or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of CGMRC or its affiliates. The rights, if any, that CGMRC or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the Trustee, and the Certificateholders and the Trustee will not have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “Description of the Mortgage Loan Purchase Agreements—General”, the substitution or repurchase obligation of CGMRC, as Mortgage Loan Seller, with respect to the CGMRC Mortgage Loans under the related Mortgage Loan Purchase Agreement constitutes the sole remedy available to the Certificateholders and the Trustee for any uncured material breach of any CGMRC’s representations and warranties regarding the CGMRC Mortgage Loans, including any CGMRC Mortgage Loan that is purchased by CGMRC or its affiliates from a third party originator.

In addition, with respect to each CGMRC Mortgage Loan, CGMRC reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, CGMRC requested the borrowers under the CGMRC Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if CGMRC became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CGMRC Mortgage Loan, CGMRC requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, CGMRC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the CGMRC Mortgage Loans included in the 10 largest Mortgage Loans (considering any group of Crossed Mortgage Loans as a single Mortgage Loan) in the Mortgage Pool, and the abbreviated loan summaries for those of the CGMRC Mortgage Loans included in the next 10 largest Mortgage Loans (considering any group of Crossed Mortgage Loans as a single Mortgage Loan) in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in “Description of Top Twenty Mortgage Loans and Additional Mortgage Loan Information” in Annex A-3 to this prospectus.

Findings and Conclusions. Based on the foregoing review procedures, CGMRC found and concluded that the disclosure regarding the CGMRC Mortgage Loans in this prospectus is accurate in all material respects. CGMRC also found and concluded that the CGMRC Mortgage Loans were originated in accordance with CGMRC’s origination procedures and underwriting criteria, except for any material deviations described under “—Exceptions” below. CGMRC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

CGMRC’s Underwriting Guidelines and Processes.

General. CGMRC’s commercial mortgage loans are primarily originated in accordance with the procedures and underwriting criteria described below. However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CGMRC. Therefore, this general description of CGMRC’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all criteria set forth below.

Process. The credit underwriting process for each CGMRC loan is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CGMRC. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self storage, multifamily and manufactured housing community properties.

A member of the CGMRC deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

The CGMRC deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CGMRC’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. CGMRC’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and a maximum loan-to-value ratio of 80%. However, these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CGMRC’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CGMRC determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and, when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. While CGMRC’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and debt service coverage ratio set forth in this prospectus and Annex A-1 to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. CGMRC may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CGMRC may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all CGMRC commercial mortgage loans.

Generally, CGMRC requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or reimburse the landlord for the real estate taxes paid.

●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

●	Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the CGMRC Mortgage Loans, please see Annex A-1 to this prospectus.

Title Insurance Policy. The borrower is required to provide, and CGMRC or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the mortgage loan representation and warranty set forth in paragraph (6) on Annex D-1 to this prospectus without any exceptions that CGMRC deems material.

Property Insurance. CGMRC requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the mortgage loan representations and warranties in paragraphs (16) and (29) on Annex D-1 to this prospectus without any exceptions that CGMRC deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CGMRC Mortgage Loans, CGMRC generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal

CGMRC obtains an appraisal meeting the requirements described in the mortgage loan representation and warranty set forth in paragraph (41) on Annex D-1 to this prospectus without any exceptions that CGMRC deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report

CGMRC generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CGMRC. CGMRC or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CGMRC generally requires that the condition be addressed in a manner that complies with the mortgage loan representation and warranty set forth in paragraph (40) on Annex D-1 to this prospectus without any exceptions that CGMRC deems material.

Property Condition Report

CGMRC generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CGMRC. CGMRC or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CGMRC often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing. Interim servicing for all CGMRC loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CGMRC, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Co-Originations. From time to time, CGMRC originates mortgage loans or whole loans together with other financial institutions. The resulting mortgage loans or whole loans are evidenced by two or more promissory notes, at least one of which will reflect CGMRC as the payee. CGMRC has in the past and may in the future deposit such promissory notes for which it is named as payee with one or more securitization trusts, while its co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts. The 80 Park Plaza Whole Loan was co-originated with Ladder Capital Finance LLC and in accordance with the underwriting guidelines described above. The Marriott Hilton Head Resort & Spa Whole Loan was co-originated with Rialto Mortgage Finance, LLC and in accordance with the underwriting guidelines described above. The FedEx Ground Portfolio Whole Loan was co-originated with Bank of America, N.A. and in accordance with the underwriting guidelines described above.

Exceptions. The CGMRC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act. CGMRC most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 16, 2016. CGMRC’s Central Index Key is 0001541001. With respect to the period from and including October 1, 2013 to and including September 30, 2016, CGMRC does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization. Neither CGMRC nor any of its affiliates will retain any certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date except that CGMRC will retain the RRI-B Interest. However, CGMRC and/or its affiliates may own in the future certain additional classes of certificates. Any such party will have the right to dispose of any such certificates (other than the RRI-B Interest) at any time. CGMRC or an affiliate will be required to retain the RRI-B Interest as further described under “Credit Risk Retention”.

The Depositor

The Depositor is Deutsche Mortgage & Asset Receiving Corporation (the “Depositor”). The Depositor is a special purpose corporation incorporated in the State of Delaware on March 22, 1996, for the purpose of engaging in the business, among other things, of acquiring and depositing mortgage loans in trust in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates. The principal executive offices of the Depositor are located at 60 Wall Street, New York, New York 10005. The telephone number is (212) 250-2500. The Depositor’s capitalization is nominal. All of the shares of capital stock of the Depositor are held by DB U.S. Financial Markets Holding Corporation.

During the 8 years ending November 8, 2016, the Depositor has acted as depositor with respect to public and private conduit or combined conduit/large loan commercial mortgage securitization transactions in an aggregate amount of approximately $90.150 billion.

The Depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The Depositor will not have any business operations other than securitizing mortgage loans and related activities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the mortgage loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, CD 2016-CD2 Mortgage Trust, will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the mortgage loans and any REO Property, disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be non-recoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the mortgage loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “Transaction Parties—The Trustee”, “—The Certificate Administrator”, “—The Master Servicer” and “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the mortgage loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the mortgage loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the mortgage loans to the issuing entity. The depositor will be purchasing the mortgage loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee

Wilmington Trust, National Association (“WTNA”) (formerly called M&T Bank, National Association) will act as trustee on behalf of the Certificateholders pursuant to the PSA. WTNA is a national banking association with trust powers incorporated in 1995. WTNA’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware 19890. WTNA is an affiliate of Wilmington Trust Company and both WTNA and Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation and Wilmington Trust Corporation is a wholly owned subsidiary of M&T Bank Corporation. Since 1998, Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions. As of June 30, 2016, WTNA served as trustee on over 1,500 mortgage-backed related securities transactions having an aggregate original principal balance in excess of $140 billion, of which approximately 176 transactions were commercial mortgage-backed securities transactions having an aggregate original principal balance of approximately $114 billion.

The parties to this transaction may maintain banking and other commercial relationships with WTNA and its affiliates. In its capacity as trustee on commercial mortgage securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business. WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as trustee for this transaction.

The foregoing information concerning the trustee has been provided by WTNA. WTNA does not make any representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee) or any related documents and will not be accountable for the use or application by or on behalf of the master servicer, any special servicer or the certificate administrator of any funds paid to the master servicer, any special servicer or the certificate administrator in respect of the certificates or the Mortgage Loans, or any funds deposited into or withdrawn from the collection account or any other account by or on behalf of the master servicer, any special servicer or the certificate administrator.

The responsibilities of the trustee are set forth in the PSA. A discussion of the role of the trustee and its continuing duties, including: (1) any actions required by the trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the trustee to take action, (2) limitations on the trustee’s liability under the transaction agreements regarding the asset-backed securities transaction, (3) any indemnification provisions that entitle the trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities, and (4) any contractual provisions or understandings regarding the trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one trustee to another trustee will be paid, is set forth in this prospectus under “Pooling and Servicing Agreement”. In its capacity as trustee on commercial mortgage loan securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. See “Pooling and Servicing Agreement—Advances”.

For a description of any material affiliations, relationships and related transactions between the trustee and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The trustee will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the trustee’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Certificate Administrator

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as certificate administrator, tax administrator, certificate registrar, the 17g-5 information provider and custodian under the PSA.

Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.9 trillion in assets and approximately 268,000 employees as of June 30, 2016, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The depositor, the Sponsors, the master servicer, the special servicer, the trustee, the operating advisor, the asset representations reviewer and the Mortgage Loan Sellers may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and related distributions to certificateholders and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC tax returns on behalf of the Trust REMICs and the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the SEC on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of June 30, 2016, Wells Fargo Bank was acting as securities administrator with respect to more than $400 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian (the “Custodian”) of the mortgage files pursuant to and subject to the PSA. In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee for the benefit of the Certificateholders. Wells Fargo Bank maintains each mortgage file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of June 30, 2016, Wells Fargo Bank was acting as custodian of more than 200,000 commercial mortgage files.

For two CMBS transactions in its portfolio, Wells Fargo Bank disclosed material noncompliance on its 2015 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB to the required recipients. For one CMBS transaction, the material noncompliance was an administrative error that caused an overpayment to a certain class and a correlating underpayment to a certain class. The affected distribution was revised the same month to correct the error. For the other CMBS transaction, distributions for one month were paid one day late as a result of human error. The distributions were made to investors the following day.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by a Sponsor or an affiliate of a Sponsor, and one or more of those mortgage loans may be included in the Trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

On June 18, 2014, a group of institutional investors filed a civil complaint in the Supreme Court of the State of New York, New York County, against Wells Fargo Bank, N.A., in its capacity as trustee under 276 residential mortgage backed securities (“RMBS”) trusts, which was later amended on July 18, 2014, to increase the number of trusts to 284 RMBS trusts. On November 24, 2014, the plaintiffs filed a motion to voluntarily dismiss the state court action without prejudice. That same day, a group of institutional investors filed a civil complaint in the United States District Court for the Southern District of New York (the “District Court”) against Wells Fargo Bank, N.A., alleging claims against the bank in its capacity as trustee for 274 RMBS trusts (the “Complaint”). In December 2014, the plaintiffs’ motion to voluntarily dismiss their original state court action was granted. As with the prior state court action, the Complaint is one of six similar complaints filed contemporaneously against RMBS trustees (Deutsche Bank, Citibank, HSBC, The Bank of New York Mellon and U.S. Bank) by a group of institutional investor plaintiffs. The Complaint against Wells Fargo Bank, N.A. alleges that the trustee caused losses to investors and asserts causes of action based upon, among other things, the trustee’s alleged failure to (i) enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default purportedly caused by breaches by mortgage loan servicers, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought includes money damages in an unspecified amount, reimbursement of expenses, and equitable relief. Other cases alleging similar causes of action have been filed against Wells Fargo Bank, N.A. and other trustees in the same court by RMBS investors in these and other transactions and these cases have been consolidated before the same judge. A similar case was filed in NY state court by a different investor. On January 19, 2016, an order was entered in connection with the complaint in which the District Court declined to exercise jurisdiction over 261 trusts at issue in the complaint, the District Court also allowed all plaintiffs to file amended complaints if they so choose and three amended complaints have been filed. On March 28, 2016, plaintiffs filed a new complaint in state court in San Francisco with regard to the trusts that had been dismissed in the District Court’s January 19 Order; that action was dismissed on September 28, 2016 and the court held that any claims relating to the trusts at issue must be filed in New York state court. Motions to dismiss all of the actions are pending.

There can be no assurances as to the outcome of the litigation, or the possible impact of the litigation on Wells Fargo Bank or the RMBS trusts. However, Wells Fargo Bank denies liability and believes that it has performed its obligations under the RMBS trusts in good faith, that its actions were not the cause of losses to investors and that it has meritorious defenses, and it intends to contest the plaintiffs’ claims vigorously.

Except as set forth in this prospectus with respect to Wells Fargo Bank as master servicer, neither Wells Fargo Bank nor any of its affiliates intends to retain any economic interest in this securitization, except that Wells Fargo Bank intends to purchase $582,348,000 Notional Amount of the Class X-A Certificates, including without limitation any Certificates issued by the Issuing Entity. However, each of Wells Fargo Bank and its affiliates will be entitled at their discretion to acquire Certificates issued by the Issuing Entity, and in each such case will have the right to dispose of any such Certificates at any time.

The foregoing information set forth under this heading “—The Certificate Administrator” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Master Servicer

Wells Fargo Bank, National Association (“Wells Fargo”) will act as the master servicer for all of the Mortgage Loans to be deposited into the trust fund and as primary servicer for the Serviced Companion Loans. Wells Fargo is a national banking association organized under the laws of the United States of America, and is a wholly-owned direct and indirect subsidiary of Wells Fargo & Company. Wells Fargo is also (i) the certificate administrator, custodian, 17g-5 information provider and certificate registrar under the PSA, (ii) the master servicer, certificate administrator, custodian, 17g-5 information provider and certificate registrar under the COMM 2015-CCRE26 Pooling and Servicing Agreement, pursuant to which the Prudential Plaza Whole Loan is serviced, (iii) the master servicer, certificate administrator, custodian, 17g-5 information provider and certificate registrar under the Hudson Yards 2016-10HY Trust and Servicing Agreement, pursuant to which the 10 Hudson Yards Whole Loan is serviced, (iv) the master servicer, certificate administrator, custodian, 17g-5 information provider and certificate registrar under the JPMDB 2016-C4 Pooling and Servicing Agreement, pursuant to which the Starbucks Center Whole Loan is serviced and the 60 Madison Avenue Whole Loan is being serviced prior to the Closing Date, (v) the master servicer under the COMM 2016-DC2 Pooling and Servicing Agreement, pursuant to which the Birch Run Premium Outlets Whole Loan is being serviced prior to the Closing Date, (vi) the trustee, certificate administrator, custodian, 17g-5 information provider and certificate registrar under the COMM 2016-667M Trust and Servicing Agreement, pursuant to which the 667 Madison Avenue Whole Loan is serviced and (vii) expected to be the master servicer, certificate administrator, custodian, 17g-5 information provider and certificate registrar under the WFCM 2016-LC25 Pooling and Servicing Agreement, pursuant to which the Marriott Hilton Head Resort & Spa Whole Loan is expected to be serviced. On December 31, 2008, Wells Fargo & Company acquired Wachovia Corporation, the owner of Wachovia Bank, National Association (“Wachovia”), and Wachovia Corporation merged with and into Wells Fargo & Company. On March 20, 2010, Wachovia merged with and into Wells Fargo. Like Wells Fargo, Wachovia acted as master servicer of securitized commercial and multifamily mortgage loans and, following the merger of the holding companies, Wells Fargo and Wachovia integrated their two servicing platforms under a senior management team that is a combination of both legacy Wells Fargo managers and legacy Wachovia managers.

The principal west coast commercial mortgage master servicing offices of Wells Fargo are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo are located at MAC D1050-084, Three Wells Fargo, 401 South Tryon Street, 8th Floor, Charlotte, North Carolina 28202.

Wells Fargo has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years. Wells Fargo’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS. Wells Fargo reports to trustees and certificate administrators in the CREFC format. The following table sets forth information about Wells Fargo’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2013	As of 12/31/2014	As of 12/31/2015	As of 9/30/2016
By Approximate Number	33,391	33,605	32,716	31,569
By Approximate Aggregate Unpaid Principal Balance (in billions)	$437.49	$475.39	$503.34	$504.43

Within this portfolio, as of September 30, 2016, are approximately 22,345 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $394.3 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo also services whole loans for itself and a variety of investors. The properties securing loans in Wells Fargo’s servicing portfolio, as of September 30, 2016, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hotel and other types of income-producing properties. Also included in the above portfolio are commercial mortgage loans that Wells Fargo services in Europe through its London Branch. Wells Fargo has been servicing commercial mortgage loans in Europe through its London Branch for more than ten years. Through affiliated entities formerly known as Wachovia Bank, N.A., London Branch and Wachovia Bank International, and as a result of its acquisition of commercial mortgage servicing rights from Hypothekenbank Frankfurt AG, formerly Eurohypo AG, in 2013, it has serviced loans secured by properties in Germany, Ireland, the Netherlands, and the UK. As of September 30, 2016, its European third party servicing portfolio, which is included in the above table, is approximately $1.4 billion.

In its master servicing and primary servicing activities, Wells Fargo utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows Wells Fargo to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2013	$346,011,017,466	$2,158,219,403	0.62%
Calendar Year 2014	$377,947,659,331	$1,750,352,607	0.46%
Calendar Year 2015	$401,673,056,650	$1,600,995,208	0.40%
YTD Q3 2016	$383,266,887,450	$904,827,872	0.24%

* “UPB” means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances.

Wells Fargo is rated by Fitch, S&P and Morningstar as a primary servicer, a master servicer and a special servicer of commercial mortgage loans. Wells Fargo’s servicer ratings by each of these agencies are outlined below:

US Servicer Ratings	Fitch	S&P	Morningstar
Primary Servicer	CPS1-	Strong	MOR CS1
Master Servicer	CMS1-	Strong	MOR CS1
Special Servicer	CSS2	Above Average	MOR CS2

UK Servicer Ratings	Fitch	S&P
Primary Servicer	CPS2	Average
Special Servicer	CSS3	Average

The long-term issuer ratings of Wells Fargo are rated “AA-” by S&P, “Aa2” by Moody’s and “AA” by Fitch. The short-term issuer ratings of Wells Fargo are rated “A-1+” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wells Fargo’s master servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wells Fargo’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

Wells Fargo may perform any of its obligations under the PSA through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, the master servicer will remain responsible for its duties thereunder. Wells Fargo may engage third-party vendors to provide technology or process efficiencies. Wells Fargo monitors its third-party vendors in compliance with its internal procedures and applicable law. Wells Fargo has entered into contracts with third-party vendors for the following functions:

●	provision of Strategy and Strategy CS software;

●	tracking and reporting of flood zone changes;

●	abstracting of leasing consent requirements contained in loan documents;

●	legal representation;

●	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation of loan assumption package for review by Wells Fargo;

●	performance of property inspections;

●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes; and

●	Uniform Commercial Code searches and filings.

Wells Fargo may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the Mortgage Loans and the Serviced Companion Loans. Wells Fargo monitors and reviews the performance of sub-servicers appointed by it. Generally, all amounts received by Wells Fargo on the Mortgage Loans and the Serviced Companion Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Wells Fargo, that amount is transferred to a common disbursement account prior to disbursement.

Wells Fargo (in its capacity as the master servicer) will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, Wells Fargo may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans, the Serviced Companion Loans or otherwise. To the extent Wells Fargo performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

A Wells Fargo proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo, or to which any property of Wells Fargo is subject, that are material to the Certificateholders, nor does Wells Fargo have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The master servicer will enter into one or more agreements with the mortgage loan sellers to purchase the master servicing rights to the related Mortgage Loans and the primary servicing rights with respect to certain of the related Mortgage Loans (other than any Non-Serviced Mortgage Loan) and Serviced Companion Loans and/or the right to be appointed as the master servicer or primary servicer, as the case may be, with respect to such Mortgage Loans and Serviced Companion Loans.

Pursuant to certain interim servicing agreements between Wells Fargo and GACC or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by GACC or those affiliates from time to time, which may include, prior to their inclusion in the trust fund, some or all of the GACC Mortgage Loans.

Pursuant to certain interim servicing agreements between Wells Fargo and CGMRC or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by CGMRC or those affiliates from time to time, which may include, prior to their inclusion in the trust fund, some or all of the CGMRC Mortgage Loans.

Pursuant to the terms of the PSA, Wells Fargo will be entitled to retain a portion of the Servicing Fee equal to the amount by which the Servicing Fee exceeds the sum of (i) the fee payable to any initial subservicer as a primary servicing fee and (ii) a master servicing fee at a per annum rate of (a)0.00250% with respect to each Mortgage Loan other than the 60 Madison Avenue Mortgage Loan and (b) 0.00125% with respect to the 60 Madison Avenue Mortgage Loan,and, to the extent provided for in the related Intercreditor Agreement, each Serviced Companion Loan notwithstanding any termination or resignation of Wells Fargo as master servicer. In addition, Wells Fargo will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

Neither Wells Fargo nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization other than as set forth above, except that Wells Fargo has committed to purchase $582,348,000 Notional Amount of the Class X-A certificates for investment. However, Wells Fargo or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire additional certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any certificates at any time, whether acquired on or after the Closing Date.

The Special Servicer

KeyBank National Association, a national banking association (“KeyBank”), will be appointed as the special servicer. KeyBank is a wholly-owned subsidiary of KeyCorp. KeyBank maintains a servicing office at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211. KeyBank is not an affiliate of the issuing entity, the depositor, the trustee, the custodian, the certificate administrator, the sponsors, any originator, the master servicer, the operating advisor, the asset representations reviewer, or any sub-servicer.

KeyBank has been engaged in the servicing of commercial mortgage loans since 1995 and commercial mortgage loans originated for securitization since 1998. The following table sets forth information about KeyBank’s portfolio of master or primary serviced commercial mortgage loans as of the dates indicated.

Loans	12/31/2013	12/31/2014	12/31/2015	9/30/2016
By Approximate Number	16,716	16,772	16,876	16,032
By Approximate Aggregate
Principal Balance (in billions)	$170.1	$174.6	$185.2	$183.1

Within this servicing portfolio are, as of September 30, 2016, approximately 98,766 loans with a total principal balance of approximately $144.1 billion that are included in approximately 459 commercial mortgage-backed securitization transactions.

KeyBank’s servicing portfolio includes mortgage loans secured by multifamily, office, retail, hospitality and other types of income-producing properties that are located throughout the United States. KeyBank also services newly-originated commercial mortgage loans and mortgage loans acquired in the secondary market for issuers of commercial and multifamily mortgage-backed securities, financial institutions and a variety of investors and other third parties. Based on the aggregate outstanding principal balance of loans being serviced as of June 30, 2016, the Mortgage Bankers Association of America ranked KeyBank the third largest commercial mortgage loan servicer for loans related to commercial mortgage-backed securities in terms of total master and primary servicing volume.

KeyBank has been a special servicer of commercial mortgage loans and commercial real estate assets included in CMBS transactions since 1998. As of September 30, 2016, KeyBank was named as special servicer with respect to commercial mortgage loans in 119 commercial mortgaged-backed securities transactions totaling approximately $52.7 billion in aggregate outstanding principal balance and was special servicing a portfolio that included approximately 41 commercial mortgage loans with an aggregate outstanding principal balance of approximately $167.0 million, which portfolio includes multifamily, office, retail, hospitality and other types of income-producing properties that are located throughout the United States.

The following table sets forth information on the size and growth of KeyBank’s managed portfolio of specially serviced commercial mortgage loans for which KeyBank is the named special servicer in CMBS transactions in the United States.

CMBS (US)	12/31/2013	12/31/2014	12/31/2015	9/30/2016
By Approximate Number of Transactions	92	102	111	119
By Approximate Aggregate Principal Balance (in billions)	$45.600	$47.3	$56.2	$52.7

KeyBank has resolved over $14.8 billion of U.S. commercial mortgage loans over the past 10 years, $13.35 million of U.S. commercial mortgage loans during 2006, $16 million of U.S. commercial mortgage loans during 2007, $1.32 billion of U.S. commercial mortgage loans during 2008, $1.74 billion of U.S. commercial mortgage loans during 2009, $2.9 billion of U.S. commercial mortgage loans during 2010, $2.27 billion of U.S. commercial mortgage loans during 2011, and $1.89 billion of U.S. commercial mortgage loans during 2012 and $2.69 billion U.S. commercial mortgage loans during 2013, $628.5 million of U.S. commercial mortgage loans during 2014, and $1.4 billion of U.S. commercial mortgage loans during 2015.

KeyBank is approved as the master servicer, primary servicer and special servicer for commercial mortgage-backed securities rated by Moody’s, S&P, Fitch and Morningstar. Moody’s does not assign specific ratings to servicers. KeyBank is on S&P’s Select Servicer list as a U.S. Commercial Mortgage Master Servicer and as a U.S. Commercial Mortgage Special Servicer, and S&P has assigned to KeyBank the rating of “Strong” as a master servicer, primary servicer and special servicer. Fitch has assigned to KeyBank the ratings of “CMS1” as a master servicer, “CPS2” as a primary servicer and “CSS1-” as a special servicer. Morningstar has assigned to KeyBank the rankings of “MOR CS1” as master servicer, “MOR CS1” as primary servicer and “MOR CS1” as special servicer. S&P’s, Fitch’s, and Morningstar’s ratings of a servicer are based on an examination of many factors, including the servicer’s financial condition, management team, organizational structure and operating history.

KeyBank’s servicing system utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows KeyBank to process mortgage servicing activities including: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports. KeyBank generally uses the CREFC® format to report to trustees of commercial mortgage-backed securities (CMBS) transactions and maintains a website (www.keybank.com/key2cre) that provides access to reports and other information to investors in CMBS transactions that KeyBank is the master servicer.

KeyBank maintains the accounts it uses in connection with servicing commercial mortgage loans. The following table sets forth the ratings assigned to KeyBank’s long-term deposits and short-term deposits.

	S&P	Fitch	Moody’s
Long-Term Deposits	A-	A-	Aa3
Short-Term Deposits	A-2	F1	P-1

KeyBank believes that its financial condition will not have any material adverse effect on the performance of its duties under the PSA and, accordingly, will not have any material adverse impact on the performance of the Mortgage Loans or the performance of the certificates.

KeyBank has developed policies, procedures and controls for the performance of its master servicing and special servicing obligations in compliance with applicable servicing agreements, servicing standards and the servicing criteria set forth in Item 1122 of Regulation AB. These policies, procedures and controls include, among other things, procedures to (i) notify borrowers of payment delinquencies and other loan defaults, (ii) work with borrowers to facilitate collections and performance prior to the occurrence of a servicing transfer event, (iii) if a servicing transfer event occurs as a result of a delinquency, loss, bankruptcy or other loan default, transfer the subject loan to the special servicer, and (iv) manage delinquent loans and loans subject to the bankruptcy of the borrower.

KeyBank’s servicing policies and procedures for the servicing functions it will perform under the pooling and servicing agreement for assets of the same type included in the issuing entity are updated periodically to keep pace with the changes in the CMBS industry. For example, KeyBank has, in response to changes in federal or state law or investor requirements, (i) made changes in its insurance monitoring and risk-management functions as a result of the Terrorism Risk Insurance Act of 2002, as amended, and (ii) established a website where investors and mortgage loan borrowers can access information regarding their investments and mortgage loans. Otherwise, KeyBank’s servicing policies and procedures have been generally consistent for the last three years in all material respects.

As the special servicer, KeyBank is generally responsible for the special servicing functions with respect to the underlying mortgage loans and any REO Properties. KeyBank may from time to time perform some of its servicing obligations under the pooling and servicing agreement through one or more third-party vendors that provide servicing functions such as tracking and reporting flood zone changes, performing UCC searches, filing UCC financing statements and amendments, appraisals, environmental assessments, property condition assessments, property management, real estate brokerage services and other services necessary in the routine course of acquiring, managing and disposing of REO Properties. KeyBank will, in accordance with its internal procedures and applicable law, monitor and review the performance of any third-party vendors retained by it to perform servicing functions, and KeyBank will remain liable for its servicing obligations under the pooling and servicing agreement as if KeyBank had not retained any such vendors.

The manner in which collections on the underlying mortgage loans are to be maintained is described in this information circular under “Pooling and Servicing Agreement—Accounts.” Generally, all amounts received by KeyBank on the underlying mortgage loans are initially deposited into a common clearing account with collections on other commercial mortgage loans serviced by KeyBank and are then allocated and transferred to the appropriate account within the time required by the pooling and servicing agreement. Similarly, KeyBank generally transfers any amount that is to be disbursed to a common disbursement account on the day of the disbursement. All amounts received by KeyBank in connection with any REO Property held by the issuing entity are deposited into an REO account.

KeyBank will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. KeyBank may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular underlying mortgage loans or otherwise. To the extent that KeyBank has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which KeyBank was acting as special servicer has experienced a servicer event of default as a result of any action or inaction of KeyBank as special servicer, including as a result of KeyBank’s failure to comply with the applicable servicing criteria in connection with any securitization transaction.

From time to time KeyBank is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer and otherwise arising in the ordinary course of its business. One such action was brought by a certificateholder of the J.P. Morgan Chase Commercial Mortgage Securities Trust, Series 2007-CIBC18 in the Supreme Court of New York, County of New York, in connection with KeyBank’s determination of the fair value of a loan secured by the Bryant Park Hotel in New York City. KeyBank denies liability in such action, and KeyBank does not believe that such action or any other lawsuits or legal proceedings that are pending at this time would, individually or in the aggregate, have a material adverse effect on its business or its ability to service the underlying mortgage loans pursuant to the pooling and servicing agreement. KeyBank is not aware of any other lawsuits or legal proceedings, contemplated or pending, by governmental authorities against KeyBank at this time.

Neither KeyBank nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, KeyBank or its affiliates may own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information regarding the special servicer set forth in this section entitled “—The Special Servicer” has been provided by KeyBank National Association. None of the depositor, the underwriters, the master servicer, the operating advisor, the asset representations reviewer, the trustee, the certificate administrator, or any of their affiliates takes any responsibility for this information or makes any representation or warranty as to its accuracy or completeness.

The special servicer will be required to pay all expenses incurred in connection with its responsibilities under the PSA (subject to reimbursement as described in this prospectus).

The special servicer may be terminated, with respect to the Mortgage Loans and Serviced Companion Loans, without cause, by (i) the applicable Certificateholders (if a Control Termination Event has occurred and is continuing) and (ii) the Directing Certificateholder (for so long as a Control Termination Event does not exist), as described and to the extent in “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause” in this prospectus.

The special servicer may resign under the PSA as described under “Pooling and Servicing Agreement—Resignation of the Master Servicer and Special Servicer” in this prospectus.

Certain duties and obligations of KeyBank National Association as the Special Servicer and the provisions of the PSA are described under “Pooling and Servicing Agreement”. KeyBank National Association’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments” below.

The special servicer and various related persons and entities will be entitled to be indemnified by the issuing entity for certain losses and liabilities incurred by the special servicer as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification” in this prospectus.

The special servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the special servicer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The special servicer’s rights and obligations with respect to indemnification, and certain limitations on the special servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Operating Advisor and Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services“), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial“), will act as operating advisor under the PSA with respect to each Mortgage Loan (other than Non-Serviced Mortgage Loans and the Servicing Shift Mortgage Loan) and Serviced Whole Loan (other than the Servicing Shift Whole Loan). Park Bridge Lender Services will also act as asset representations reviewer under the PSA with respect to each Mortgage Loan. Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10036 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster-recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of September 30, 2016, Park Bridge Lender Services was acting as operating advisor or trust advisor for commercial mortgage-backed securities transactions with an approximate aggregate initial principal balance of $92.299 billion issued in 90 transactions.

As of September 30, 2016, Park Bridge Lender Services is acting as asset representations reviewer for CMBS transactions with an approximate aggregate initial principal balance of $17.66 billion issued in 22 transactions.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the operating advisor and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of their respective obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s and the asset representations reviewer’s removal, replacement, resignation or transfer are described under “—The Operating Advisor” and “—The Asset Representations Reviewer”, as applicable.

Credit Risk Retention

General

On the Closing Date, DBNY (an originator and an affiliate of the depositor, GACC, one of the Sponsors and originators, and Deutsche Bank Securities Inc., one of the underwriters), a branch of Deutsche Bank AG, a German Bank, authorized by the New York Department of Financial Services, and CGMRC (a Sponsor and originator, and an affiliate of Citigroup Global Markets Inc., one of the underwriters), a New York corporation, are expected to purchase for cash from GACC, and GACC is expected to purchase for cash from the depositor, the respective portions of the Certificate Balance or the Notional Amount, as applicable, of each class of certificates set forth below:

Class	DBNY	CGMRC
Class A-1	$608,838	$264,425
Class A-2	$2,407,464	$1,045,589
Class A-SB	$1,211,107	$525,998
Class A-3	$8,806,720	$3,824,859
Class A-4	$10,767,315	$4,676,369
Class X-A	$25,161,532	$10,927,942
Class A-M	$1,360,088	$590,702
Class B	$2,677,646	$1,162,933
Class C	$1,487,602	$646,083
Class X-B	$2,677,646	$1,162,933
Class X-D	$1,997,621	$867,590
Class X-E	$977,583	$424,575
Class X-F	$382,505	$166,126
Class X-G	$1,317,605	$572,251
Class D	$1,997,621	$867,590
Class E	$977,583	$424,575
Class F	$382,505	$166,126
Class G	$1,317,605	$572,251

In addition, on the Closing Date, Deutsche Bank AG, New York Branch and Citigroup Global Markets Realty Corp. are expected to purchase for cash from GACC, and GACC is expected to purchase for cash from the depositor, an approximately 3.4859931% and 1.5140069% percentage interest, respectively, in the Class S certificates.

The certificates that DBNY is expected to purchase for cash from GACC as described above represent approximately 3.4859931% of the Certificate Balance or Notional Amount of, or percentage interest in, as applicable, each class of certificates (other than the Class R certificates) and (as such certificates may be exchanged as described under Annex F) are referred to in this prospectus collectively as the “RRI-A Interest”. The certificates that CGMRC is expected to purchase for cash from GACC as described above represent approximately 1.5140069% of the Certificate Balance or Notional Amount of, or percentage interest in, as applicable, each class of certificates (other than the Class R certificates) and (as such certificates may be exchanged as described under Annex F) are referred to in this prospectus collectively as the “RRI-B Interest”. The RRI-A Interest and the RRI-B Interest (as each may be exchanged as described under Annex F) are referred to in this prospectus collectively as the “RRI Interest”.

The RRI Interest is intended to meet the definition of an “eligible vertical interest” (as such term is defined in Regulation RR implementing the risk retention requirements of Section 15G of the Exchange Act (the “Credit Risk Retention Rules”)) if this securitization were subject to the Credit Risk Retention Rules and GACC were acting as the retaining sponsor under the Credit Risk Retention Rules. While DBNY and CGMRC (the “Retaining Parties”) are expected to retain the indicated amount of the RRI Interest, the credit risk retention requirements under the Credit Risk Retention Rules nonetheless do not apply to this securitization, and none of the issuing entity, the depositor, the underwriters or the Retaining Parties makes any representation as to compliance with the Credit Risk Retention Rules. Further, the references herein to GACC acting as retaining sponsor in this prospectus do not obligate GACC to act in accordance with the Credit Risk Retention Rules.

The RRI Interest will have an aggregate Certificate Balance and aggregate Notional Amount as of the Closing Date of approximately $48,769,593 and an effective interest rate equal to the WAC Rate. If this securitization transaction were subject to the Credit Risk Retention Rules and GACC were acting as the retaining sponsor, GACC would be permitted to offset the amount of its required risk retention by the portions of the RRI Interest acquired by DBNY and CGMRC, as originators of one or more of the securitized assets representing at least 20% of the total Initial Pool Balance. In addition, GACC would be permitted to transfer the amount of its required risk retention to DBNY as a “majority-owned affiliate” of GACC, as defined in, and in accordance with, the Credit Risk Retention Rules.

GACC is offsetting approximately 65.1% of the amount of its risk retention requirement to DBNY, as an originator of mortgage loans representing approximately 65.1% of the Initial Pool Balance, in accordance with §___.11(a) of the Credit Risk Retention Rules. In addition, GACC is transferring approximately 4.6% of the amount of its risk retention requirement to DBNY, as a “majority-owned affiliate”, in accordance with §___.12(a) of the Credit Risk Retention Rules. Therefore, on the Closing Date, DBNY will purchase for cash from GACC and retain $34,002,093 of the RRI Interest, representing approximately 69.7% of the aggregate Certificate Balance and the aggregate Notional Amount of the RRI Interest.

GACC is offsetting approximately 30.3% of the amount of its risk retention requirement by the portion of the RRI Interest acquired by CGMRC, as an originator of mortgage loans representing approximately 30.3% of the Initial Pool Balance, in accordance with §___.11(a) of the Credit Risk Retention Rules. Therefore, on the Closing Date, CGMRC will purchase for cash from GACC and retain $14,767,500 of the RRI Interest, representing approximately 30.3% of the aggregate Certificate Balance and the aggregate Notional Amount of the RRI Interest.

For a description of the originators, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Qualifying CRE Loans

The Retaining Parties have determined that 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in §___.17 of the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

Hedging, Transfer and Financing Restrictions

Each Retaining Party will agree to certain hedging, transfer and financing restrictions that will be applicable to any “retaining sponsor”, “originator” and any respective “affiliate” (each as defined in the Credit Risk Retention Rules) when compliance with the Credit Risk Retention Rules is required.

These restrictions will include an agreement by each Retaining Party not to transfer its respective RRI Interest, except to a “majority-owned affiliate” (as defined in, and in accordance with, the Credit Risk Retention Rules and otherwise in compliance with the Credit Risk Retention Rules then in effect). In addition, the Retaining Parties and their respective affiliates will not be permitted to enter into any hedging, pledging, financing or any other similar transaction or activity with respect to the RRI Interest unless such transaction complies with the Credit Risk Retention Rules then in effect.

The Retaining Parties have agreed that the restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the date that is the latest of (i) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the Initial Pool Balance; (ii) the date on which the total outstanding Certificate Balance of the Certificates has been reduced to 33% of the total outstanding Certificate Balance of the Certificates as of the Closing Date; or (iii) two years after the Closing Date.

For so long as (i) funds managed by OZ Management LP or OZ Management II LP or any of their affiliates, in the aggregate, hold a majority of a class of Control Eligible Certificates and (ii) a Retaining Party intends to transfer any portion of its RRI Interest that corresponds to any class of Control Eligible Certificates to a party that is unaffiliated with such Retaining Party, then each such holder will have a right of first refusal to purchase such portion of such RRI Interest at a price set by such Retaining Party.

Description of the Certificates

General

The certificates will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

The CD 2016-CD2 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2016-CD2 will consist of the following classes: the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates (collectively, with the Class A-M certificates, the “Class A Certificates”), the Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G (collectively, the “Class X Certificates”), Class A-M, Class B, Class C, Class D, Class E, Class F, Class G, Class S and Class R certificates.

The Class A Certificates (other than the Class A-M certificates) and the Class X Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-M, Class B, Class C, Class D, Class E, Class F and Class G certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class R certificates are sometimes referred to in this prospectus as the “Residual Certificates”. The Senior Certificates and the Subordinate Certificates are collectively referred to in this prospectus as the “Regular Certificates”. The Senior Certificates (other than the Class X Certificates) and the Subordinate Certificates are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class A-M, Class B and Class C certificates are also referred to in this prospectus as the “Offered Certificates”.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances, and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Initial Certificate Balance or Notional Amount
Offered Certificates
A-1	$17,465,263
A-2	$69,061,053
A-SB	$34,742,105
A-3	$252,631,579
A-4	$308,873,684
X-A	$721,789,474
A-M	$39,015,789
B	$76,811,579
C	$42,673,684

Non-Offered Certificates
X-B	$76,811,579
X-D	$57,304,211
X-E	$28,043,158
X-F	$10,972,632
X-G	$37,797,120
D	$57,304,211
E	$28,043,158
F	$10,972,632
G	$37,797,120
S	N/A
R	N/A

The “Certificate Balance” of any class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses, actually allocated to, that class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses previously allocated to a class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-M certificates. The initial Notional Amount of the Class X-A certificates will be approximately $721,789,474. The Notional Amount of the Class X-B certificates will equal the Certificate Balance of the Class B certificates. The initial Notional Amount of the Class X-B certificates will be approximately $76,811,579. The Notional Amount of the Class X-D certificates will equal the Certificate Balance of the Class D certificates. The initial Notional Amount of the Class X-D certificates will be approximately $57,304,211. The Notional Amount of the Class X-E certificates will equal the Certificate Balance of the Class E certificates. The initial Notional Amount of the Class X-E certificates will be approximately $28,043,158. The Notional Amount of the Class X-F certificates will equal the Certificate Balance of the Class F certificates. The initial Notional Amount of the Class X-F certificates will be approximately $10,972,632.

The Notional Amount of the Class X-G certificates will equal the Certificate Balance of the Class G certificates. The initial Notional Amount of the Class X-G certificates will be approximately $37,797,120.

The Class S certificates will not have a Certificate Balance nor will they entitle their holders to distributions of principal, but the Class S certificates will represent the right to receive Excess Interest received on the ARD Loan allocated as described under “—Excess Interest” below.

“Excess Interest” with respect to the ARD Loan is the interest accrued (or paid currently, if required under the applicable loan documents) on the related outstanding principal balance at the Revised Rate in respect of the ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

The Mortgage Loans (exclusive of Excess Interest) will be held by the Lower-Tier REMIC. The Excess Interest will be held in a grantor trust (the “Grantor Trust”), beneficial ownership of which will be represented by the Class S certificates. The certificates (other than the Class S and Class R certificates) will represent beneficial ownership of their respective interests in the related trust components issued by the Upper-Tier REMIC to the Grantor Trust.

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the fourth business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the sixth day of each calendar month (or, if the sixth day of that calendar month is not a business day, then the next business day) commencing in January 2017.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month immediately preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. The certificate administrator is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account, and the Gain-on-Sale Reserve Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)       the aggregate amount of all cash received on the Mortgage Loans (in the case of any Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA and any REO Property (including Compensating Interest Payments with respect to the Mortgage Loans required to be deposited by the master servicer) that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Master Servicer Remittance Date, exclusive of (without duplication):

●	all scheduled payments of principal and/or interest (the “Periodic Payments”) and any balloon payments paid by the borrowers of a Mortgage Loan that are due on a Due Date (without regard to grace periods) after the end of the related Collection Period (without regard to grace periods), excluding Excess Interest and interest relating to periods prior to, but due after, the Cut-off Date;

●	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, net insurance proceeds and Insurance and Condemnation Proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

●	all Excess Interest allocable to the Mortgage Loans (which is separately distributed to the Class S certificates);

●	all yield maintenance charges and prepayment premiums;

●	all amounts deposited in the Collection Account in error; and

●	any late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)       if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)       P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders); and

(d)       with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any related Companion Loan) will be the period commencing on the day immediately following the Due Date for such Mortgage Loan (including any related Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any related Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period (or applicable grace period) is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any related Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

Priority of Distributions

On each Distribution Date, prior to the Crossover Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amount for such Classes;

Second, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, in reduction of the Certificate Balances thereof, in the following priority:

1.       to the Class A-SB certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates has been reduced to the Class A-SB Planned Principal Balance as set forth on Annex E for such Distribution Date;

2.       then, to the Class A-1 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-SB certificates pursuant to clause (1) above) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates has been reduced to zero;

3.       then, to the Class A-2 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1 and Class A-SB certificates pursuant to clauses (1) and (2) above) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates has been reduced to zero;

4.       then, to the Class A-3 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1, Class A-2 and Class A-SB certificates pursuant to clauses (1), (2) and (3) above) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates has been reduced to zero;

5.       then, to the Class A-4 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1, Class A-2, Class A-SB and Class A-3 certificates pursuant to clauses (1), (2), (3) and (4) above) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates has been reduced to zero; and

6.       then, to the Class A-SB certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the

Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates pursuant to clauses (1), (2), (3), (4) and (5) above) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates has been reduced to zero;

Third, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, up to an amount equal to, and pro rata, based upon the aggregate unreimbursed Realized Losses previously allocated to each such Class;

Fourth, to the Class A-M certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Fifth, to the Class A-M certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Sixth, to the Class A-M certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Eighth, to the Class B certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Ninth, to the Class B certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Eleventh, to the Class C certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twelfth, to the Class C certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Fourteenth, to the Class D certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Fifteenth, to the Class D certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Sixteenth, to the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Seventeenth, to the Class E Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Eighteenth, to the Class E certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Nineteenth, to the Class F certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twentieth, to the Class F certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-first, to the Class F certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Twenty-second, to the Class G certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twenty-third, to the Class G certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-fourth, to the Class G certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class; and

Twenty-fifth, to the Class R certificates as specified in the PSA.

Notwithstanding the foregoing, on each Distribution Date occurring on or after the Crossover Date, regardless of the allocation of principal payments described in priority Second above, the Principal Distribution Amount for such Distribution Date will be distributed to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata, based on their respective Certificate Balances, in reduction of their respective Certificate Balances, until the Certificate Balance of each such class is reduced to zero, and without regard to the Class A-SB Planned Principal Balance. The “Crossover Date” is the Distribution Date on which the Certificate Balance of each of the Class A-M, Class B, Class C, Class D, Class E, Class F and Class G certificates is (or will be) reduced to zero. None of the Class X Certificates will be entitled to any distribution of principal.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of Regular Certificates for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate for the Class A-1 certificates will be a per annum rate equal to 1.848%.

The Pass-Through Rate for the Class A-2 certificates will be a per annum rate equal to 3.037%.

The Pass-Through Rate for the Class A-SB certificates will be a per annum rate equal to 3.348%.

The Pass-Through Rate for the Class A-3 certificates will be a per annum rate equal to 3.248%.

The Pass-Through Rate for the Class A-4 certificates will be a per annum rate equal to the lesser of (i) the WAC Rate that corresponds to the related interest accrual period and (ii) 3.526%.

The Pass-Through Rate for the Class A-M certificates will be a per annum rate equal to the lesser of (i) the WAC Rate that corresponds to the related interest accrual period and (ii) 3.668%.

The Pass-Through Rate for the Class B certificates will be a per annum rate equal to the lesser of (i) the WAC Rate that corresponds to the related interest accrual period and (ii) 3.879%.

The Pass-Through Rate for the Class C certificates will be a per annum rate equal to a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate for the Class D certificates will be a per annum rate equal to (i) the WAC Rate that corresponds to the related interest accrual period, minus (ii) 1.250%, but in any case, not less than 0.000%.

The Pass-Through Rate for the Class E certificates will be a per annum rate equal to 2.750%.

The Pass-Through Rate for the Class F certificates will be a per annum rate equal to 2.750%.

The Pass-Through Rate for the Class G certificates will be a per annum rate equal to 2.750%.

The Pass-Through Rate for the Class X-A certificates for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-M certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class B certificates for such Distribution Date.

The Pass-Through Rate for the Class X-D certificates for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class D certificates for such Distribution Date.

The Pass-Through Rate for the Class X-E certificates for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class E certificates for such Distribution Date.

The Pass-Through Rate for the Class X-F certificates for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class F certificates for such Distribution Date.

The Pass-Through Rate for the Class X-G certificates for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class G certificates for such Distribution Date.

The Class S certificates will not have a Pass-Through Rate or be entitled to distributions in respect of interest other than Excess Interest, if any, with respect to the ARD Loan.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including a Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan (including a Non-Serviced Mortgage Loan) is equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of the ARD Loan after the Anticipated Repayment Date), less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates and Withheld Amounts, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 basis, then, solely for purposes of calculating the Pass-Through Rate on the Regular Certificates, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates will be equal to the interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates will be equal to the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month immediately preceding the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)       the Principal Shortfall for that Distribution Date,

(b)       the Scheduled Principal Distribution Amount for that Distribution Date, and

(c)       the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)       Nonrecoverable Advances (including any servicing advance with respect to a Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, and

(B)       Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) the principal portion of any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related collection period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including the Non-Serviced Mortgage Loans), as the case may be, that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification, a default or a bankruptcy modification (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage

Rate (net of the related Servicing Fees (other than in the case of any Non-Serviced Mortgage Loan, the servicing fee rate pursuant to the applicable pooling and servicing agreement)).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex E to this prospectus. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex E to this prospectus. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will initially equal its Cut-off Date Balance and, on each Distribution Date, will be reduced by the amount of principal payments received on such Mortgage Loan or advanced for such Distribution Date. With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Whole Loan on any date of determination, the Stated Principal Balance of such Whole Loan will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Whole Loan may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Whole Loan, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of Mortgage Loans”. If any Mortgage Loan or Whole Loan is paid in full or the Mortgage Loan or Whole Loan (or any Mortgaged Property acquired in respect of the Mortgage Loan or Whole Loan) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses, as well as for purposes of calculating the Servicing Fee and Certificate Administrator/Trustee Fee payable each month, each REO Property (including any REO Property with respect to any Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute any Excess Interest received with respect to the ARD Loan on or prior to the related Determination Date to the holders of the Class S certificates. Excess Interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement), all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Whole Loan, any amounts payable to the holder of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the sum of (a) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates) and (b) Accrued AB Loan Interest;

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of (i) accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts and (ii) Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest and Excess Interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of the ARD Loan after the Anticipated Repayment Date, any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner permitted by such REMIC provisions.

“Accrued AB Loan Interest” means, with respect to any AB Modified Loan and any date of determination, accrued and unpaid interest that remains unpaid with respect to the junior note(s) of such AB Modified Loan.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the sum of (a) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as a recovery of accrued and unpaid interest pursuant to clause Fifth below on earlier dates and (b) Accrued AB Loan Interest;

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of (i) accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts and (ii) Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest and Excess Interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan; and

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of the ARD Loan after the Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On any Distribution Date, prepayment premiums and yield maintenance charges collected in respect of the Mortgage Loans during the related Collection Period will be required to be distributed by the certificate administrator to the holders of the Class A-1 through Class D Certificates in the following manner: such holders will receive the product of (a) a fraction, not greater than one, the numerator of which is the amount of principal distributed to such class of certificates on such Distribution Date and the denominator of which is the total amount of principal distributed to the holders of each of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M, Class B, Class C, Class D, Class E, Class F and Class G certificates on such Distribution Date; (b) the Base Interest Fraction for the related principal prepayment and such class of certificates and (c) the aggregate amount of the prepayment premiums or the yield maintenance charges, as applicable, collected on such principal prepayment during the related Collection Period.

Any yield maintenance charges or prepayment premiums collected during the related Collection Period remaining after such distributions described in the preceding paragraph (the “IO Group YM Distribution Amount”) will be allocated in the following manner:

(a)       first, to the Class X-A certificates, in an amount equal to the product of (a) a fraction, the numerator of which is the aggregate amount of principal distribution to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-M certificates on such Distribution Date and the denominator of which is the total Principal Distribution Amount in respect of such Distribution Date, multiplied by (b) the IO Group YM Distribution Amount;

(b)       second, to the Class X-B certificates, in an amount equal to the product of (a) a fraction, the numerator of which is the amount of principal distribution to the Class B certificates on such Distribution Date and the denominator of which is the total Principal Distribution Amount in respect of such Distribution Date, multiplied by (b) the IO Group YM Distribution Amount;

(c)       third, to the Class X-D certificates, in an amount equal to the product of (a) a fraction, the numerator of which is the amount of principal distribution to the Class D certificates on such Distribution Date and the denominator of which is the total Principal Distribution Amount in respect of such Distribution Date, multiplied by (b) the IO Group YM Distribution Amount;

(d)       fourth, to the Class X-E certificates, in an amount equal to the product of (a) a fraction, the numerator of which is the amount of principal distribution to the Class E certificates on such Distribution Date and the denominator of which is the total Principal Distribution Amount in respect of such Distribution Date, multiplied by (b) the IO Group YM Distribution Amount;

(e)       fifth, to the Class X-F certificates, in an amount equal to the product of (a) a fraction, the numerator of which is the amount of principal distribution to the Class F certificates on such Distribution Date and the denominator of which is the total Principal Distribution Amount in respect of such Distribution Date, multiplied by (b) the IO Group YM Distribution Amount; and

(f)       sixth, to the Class X-G certificates, the IO Group YM Distribution Amount remaining after such distribution to the holders of the Class X-A, Class X-B, Class X-D, Class X-E and Class X-F certificates described in (a) through (e) above.

The “Base Interest Fraction” for any principal prepayment on any Mortgage Loan and for any of the Class A-1 through Class D certificates will be a fraction (not greater than one) (a) whose numerator is the greater of zero and the amount, if any, by which (i) the Pass-Through Rate on such class of certificates exceeds (ii) the yield rate (as provided by the master servicer) used in calculating the prepayment premium or yield maintenance charge, as applicable, with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan exceeds (ii) the yield rate (as provided by the master servicer) used in calculating the prepayment premium or yield maintenance charge, as applicable, with respect to such principal prepayment; provided, however, that if such yield rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, then the Base Interest Fraction will be zero; provided, further, that if such yield rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, but less than the Pass-Through Rate described in the clause (a)(i) above, then the Base Interest Fraction will be one.

The yield rate with respect to any prepaid Mortgage Loan will be equal to the yield rate stated in the related loan documents, or if none is stated, will be the yield rate which, when compounded monthly, is equivalent to the yield, on the U.S. Treasury primary issue with a maturity date closest to the maturity date or the related Anticipated Repayment Date, as applicable, for the prepaid Mortgage Loan. In the event that there are: (a) two or more U.S. Treasury issues with the same coupon, the issue with the lower yield will be selected and (b) two or more U.S. Treasury issues with maturity dates equally close to the maturity date or the related Anticipated Repayment Date, as applicable, for such prepaid Mortgage Loan, the issue with the earlier maturity date will be selected.

In the case of the Serviced Whole Loan, prepayment premiums or yield maintenance charges actually collected in respect of such Serviced Whole Loan will be allocated in the proportions described in the applicable intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans” in this prospectus.

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	September 2021
Class A-2	November 2021
Class A-SB	September 2026
Class A-3	October 2026
Class A-4	November 2026
Class X-A	November 2026
Class A-M	November 2026
Class B	November 2026
Class C	November 2026

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Modeling Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in November 2049. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees and any Excess Interest) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part after the Determination Date (or, with respect to each Mortgage Loan or Serviced Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”.

To the extent that the Prepayment Interest Excess for all Mortgage Loans (other than the Non-Serviced Mortgage Loans) or Serviced Companion Loans serviced by the master servicer exceeds the Compensating Interest Payment for all Mortgage Loans (other than the Non-Serviced Mortgage Loans) or Serviced Companion Loans serviced by the master servicer as of any Distribution Date, such excess amount (the “Net Prepayment Interest Excess”) will be payable to the master servicer as additional compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount, with respect to each Mortgage Loan (other than the Non-Serviced Mortgage Loans) and any related Serviced Pari Passu Companion Loan, equal to the lesser of:

(i)       the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)       the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.0025% per annum (or 0.00125% per annum in the case of the 60 Madison Avenue Mortgage Loan and the 60 Madison Avenue Companion Loan), (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loan or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan or Serviced Whole Loan as a result of the master servicer failing to enforce the related Mortgage Loan or Serviced Whole Loan documents regarding principal prepayments (a “Prohibited Prepayment”) (other than (t) the Non-Serviced Mortgage Loans, (u) in accordance with the terms of the Mortgage Loan documents, (v) subsequent to a default under the related Mortgage Loan documents (provided that the master servicer reasonably believes that acceptance of such prepayment is consistent with the Servicing Standard) or if the Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, (w) at the request or with the consent of the special servicer and so long as a Control Termination Event has not occurred or is not continuing (other than with respect to any applicable Excluded Loan or the Servicing Shift Whole Loan), the Directing Certificateholder, (x) pursuant to applicable law or a court order, (y) in connection with the payment of any Insurance and Condemnation Proceeds unless the master servicer did not apply the proceeds thereof in accordance with the terms of the related loan documents and such failure causes the shortfall or (z) a previously Specially Serviced Loan with respect to which the special servicer has waived or amended the prepayment restriction such that the related borrower is not required to prepay on a Due Date or pay interest that would have accrued on the amount prepaid through and including the last day of the Interest Accrual Period occurring following the date of such prepayment), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan or Serviced Whole Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for the related Distribution Date and the portion of the compensating interest payments allocable to the Non-Serviced Mortgage Loans to the extent received from the related Non-Serviced Master Servicer (the aggregate of the Prepayment Interest

Shortfalls that are not so covered, as to the related Distribution Date, the “Excess Prepayment Interest Shortfall”) will be allocated on that Distribution Date among each class of Regular Certificates, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates. In particular, the rights of the holders of the Subordinate Certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of Certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Crossover Date, allocation of principal on any Distribution Date will be made as described under “—Distributions—Priority of Distributions” above. On or after the Crossover Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates that are still outstanding, pro rata, until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, the percentage interest in the issuing entity evidenced by the A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-M, Class B, Class C, Class D, Class E, Class F and Class G certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to Class G certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the amount, if any, by which the aggregate Certificate Balance of the Principal Balance Certificates, after giving effect to distributions of principal on such Distribution Date, exceeds the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) (any such deficit, a “Realized Loss”).

The “Realized Loss” with respect to any Distribution Date is the amount, if any, by which (i) the product of (A) the Non-Retained Percentage and (B) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances), including any REO Loans (but in each case, excluding any Companion Loan) expected to be outstanding immediately following that Distribution Date is less than (ii) the then-aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date.

The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

First, to the Class G certificates;

Second, to the Class F certificates;

Third, to the Class E certificates;

Fourth, to the Class D certificates;

Fifth, to the Class C certificates;

Sixth, to the Class B certificates; and

Seventh, to the Class A-M certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class S certificates or the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the related classes of Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee” or “—The Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

A class of certificates will be considered outstanding until its Certificate Balance or Notional Amount is reduced to zero, except that the Class S certificates will be considered outstanding so long as holders of such certificates are entitled to receive Excess Interest. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made to a class of Principal Balance Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the certificate administrator will be required to prepare and make available to each Certificateholder of record on the certificate administrator’s website a Distribution Date statement providing all information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans. The certificate administrator will include on each Distribution Date statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of the Mortgage Loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement containing information (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable, substantially in the form provided in the PSA, in the case of the Distribution Date Statement (which form is subject to change) and as required under the PSA in the case of the CREFC® Reports and including substantially the following information:

(1)       a report as of the close of business on the immediately preceding Determination Date, containing the information provided for in Annex B;

(2)       a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)       a CREFC® historical loan modification and corrected loan report;

(4)       a CREFC® advance recovery report;

(5)       a CREFC® total loan report;

(6)       a CREFC® operating statement analysis report;

(7)       a CREFC® comparative financial status report;

(8)       a CREFC® net operating income adjustment worksheet;

(9)       a CREFC® real estate owned status report;

(10)        a CREFC® servicer watch list;

(11)        a CREFC® loan level reserve and letter of credit report;

(12)        a CREFC® property file;

(13)        a CREFC® financial file;

(14)        a CREFC® loan setup file; and

(15)        a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer, as applicable, regards as confidential, so long as such information is not required to be disclosed pursuant to Item 1125 of Regulation AB. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower or another party to the PSA or a party under an Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

On or before each Master Servicer Remittance Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file (with respect to the first Master Servicer Remittance Date only); and

●	a CREFC® loan periodic update file.

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or applicable special servicer (with respect to Specially Serviced Loans and REO Properties) is also required to prepare the following for each Mortgaged Property and REO Property:

●	Within 30 days after receipt of a quarterly operating statement, if any, commencing for the quarter ending March 31, 2017, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required) for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) is on the CREFC® Servicer Watch List). The master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the certificate administrator, the operating advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

●	Within 60 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or within 45 days after receipt by the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls commencing for the calendar year ending December 31, 2017, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to satisfy its reporting obligation described in clause (8) above. Such special servicer or the master servicer will deliver to the certificate administrator, the operating advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer, any Excluded Special Servicer, the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the Directing Certificateholder (but only prior to the occurrence of a Consultation Termination Event), the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any person who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers a NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is a Risk Retention Consultation Party or the special servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder”), any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date statement; provided, however, that, if the special servicer obtains knowledge that it is a Borrower Party, the special servicer will nevertheless be a Privileged Person; provided, further, however, that the special servicer will not directly or indirectly provide any information solely related to any Excluded Special Servicer Loan (which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan) to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that any Excluded Controlling Class Holder will be permitted to obtain, upon reasonable request in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website) from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), in each case, to the extent in the possession of the master servicer or the special servicer, as applicable.

“Risk Retention Consultation Party” will be each of (i) the party selected by DBNY (such party, the “RRI-A Risk Retention Consultation Party”), and (ii) the party selected by any holder (or group of affiliated holders) of the majority of the RRI-B Interest, by Certificate Balance, as determined by the certificate registrar from time to time (such party, the “RRI-B Risk Retention Consultation Party”). The certificate administrator and the other parties to the PSA will be entitled to assume that the identity of any Risk Retention Consultation Party has not changed until such parties receive written notice of a replacement of such Risk Retention Consultation Party from DBNY (in the case of the RRI-A Risk Retention Consultation Party) or a party holding the requisite interest in the RRI-B Interest (in the case of the RRI-B Risk Retention Consultation Party). For the avoidance of doubt, there may be multiple Risk Retention Consultation Parties. The initial Risk Retention Consultation Parties are expected to be DBNY and CGMRC (or an affiliate thereof). Upon the transfer of the portion of the RRI-B Interest that corresponds to the Control Eligible Certificates to a party that is unaffiliated with CGMRC, there will no longer be an RRI-B Risk Retention Consultation Party. For the avoidance of doubt, DBNY will be entitled to select the RRI-A Risk Retention Consultation Party even if DBNY no longer holds the RRI-A Interest.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, Restricted Mezzanine Holder or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or a Restricted Mezzanine Holder, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Restricted Mezzanine Holder, as applicable, (b) solely with respect to the 10 largest Mortgage Loans by Stated Principal Balance, any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor or manager, as applicable, or (c) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such Restricted Mezzanine Holder. For the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Restricted Mezzanine Holder” means a holder of a related mezzanine loan that has been accelerated or as to which the mezzanine lender has initiated foreclosure or enforcement proceedings against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties other than such information with respect to such Excluded Controlling Class Loan that is aggregated with information on other Mortgage Loans at a pool level.

“Excluded Loan” means (a) with respect to the Directing Certificateholder, a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Directing Certificateholder or the holder of the majority of the Controlling Class is a Borrower Party or (b) with respect to any Risk Retention Consultation Party, a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, such Risk Retention Consultation Party or the person entitled to appoint such Risk Retention Consultation Party is a Borrower Party.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification on the certificate administrator’s website (which may be a “click-through”), representing (i) that such person executing the certificate is a Certificateholder, the Directing Certificateholder or a Risk Retention Consultation Party (in each case, to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Loan Holder or a prospective purchaser of a certificate (or any investment advisor or manager or other representative of the foregoing), (ii) that either (a) such person is a Risk Retention Consultation Party or is a person who is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing

Certificateholder or a Controlling Class Certificateholder, in which case such person will only receive access to the Distribution Date statements prepared by the certificate administrator, (iii) that such person has received a copy of the final prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to obtain, upon reasonable request in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), in each case, to the extent in the possession of the master servicer or the special servicer, as applicable and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

A “Certificateholder” is the person in whose name a certificate is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate registered in the name of or beneficially owned by (i) the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons or (ii) any Borrower Party, in each case will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA or waive a Servicer Termination Event or trigger an Asset Review with respect to a Mortgage Loan; provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date statements, CREFC® reports and supplemental notices with respect to such Distribution Date statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor to certain market data providers, such as BlackRock Financial Management, Inc., Moody’s Analytics, Bloomberg Financial Markets, L.P., CMBS.com, Inc., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corporation, Markit LLC and Thomson Reuters Corporation, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification, the master servicer may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer; provided that in connection with such request, the master servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer, generally to the effect that such person is a Certificateholder or a beneficial holder of book-entry certificates (or an investment advisor for a Certificateholder or a beneficial holder of book-entry certificates) and a Privileged Person and will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Certificateholders will not, however, be given access to or be permitted to request copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:

o	this prospectus;

o	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the closing date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

o	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:

o	any reports on Forms 10-D, 10-K and 8-K that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

o	the Distribution Date statements;

o	the CREFC® bond level files;

o	the CREFC® collateral summary files;

o	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the certificate administrator); and

o	the annual reports prepared by the operating advisor;

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

o	the summary of any Final Asset Status Report as provided by the special servicer;

o	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

o	notice of any release based on an environmental release under the PSA;

o	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

o	notice of final payment on the certificates;

o	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator;

o	any notice of resignation or termination of the master servicer or special servicer;

o	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

o	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

o	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

o	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

o	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

o	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

o	any notice of the termination of the issuing entity;

o	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred;

o	any notice of the occurrence of an Operating Advisor Termination Event;

o	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

o	any Proposed Course of Action Notice;

o	any assessment of compliance delivered to the certificate administrator;

o	any accountants’ attestation reports delivered to the certificate administrator;

o	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

o	the “Investor Q&A Forum”;

o	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

o	the “Risk Retention” tab;

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the certificate administrator’s website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraph.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder, such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide a new Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available via the certificate administrator’s website, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to obtain such information upon reasonable request in accordance with terms of the PSA and the master servicer and the special servicer, as applicable, may require and rely on such certifications prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans of the issuing entity that were the subject of a demand to repurchase or replace due to a breach of one or more representations and warranties and (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer.

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance therewith.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date statements, (b) the master servicer or the special servicer relating to servicing reports, the Mortgage Loans (excluding a Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder or a Risk Retention Consultation Party (in its capacity as a Risk Retention Consultation Party) as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at “www.ctslink.com”. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at (866) 846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date statements and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will require the master servicer, subject to certain restrictions set forth in the PSA, to provide certain of the reports or, in the case of the master servicer and the Controlling Class Certificateholder, access to the reports available as set forth above, as well as certain other information received by the master servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the master servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses). Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)       2% in the case of the Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)       in the case of any Principal Balance Certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates, each determined as of the prior Distribution Date.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective percentage interests.

Neither the Class S certificates nor the Class R certificates will be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates will be issued, maintained and transferred in book-entry form only in minimum denominations of $10,000, and in integral multiples of $1 in excess of $10,000. The Class X-A Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $10,000 and in integral multiples of $1 in excess of $10,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “Description of the Certificates—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of Special Servicer Without Cause”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

Exchange of Certificates

On and after the Closing Date, a holder of a uniform percentage interest in each class of certificates (other than the Class R certificates) may be exchanged for such percentage interest in the Class V1 or Class V2 Certificates, as described in Annex F to this prospectus.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Administration Group—CD 2016-CD2

with a copy to:
trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investors is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, (ii) the name of the transaction, CD 2016-CD2 and (iii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, a “MLPA”), between the applicable mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver (or cause to be delivered) to the certificate administrator, in its capacity as custodian, among other things, the following documents (except that the documents with respect to each Non-Serviced Whole Loan (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)       (A) the original Mortgage Note, bearing, or accompanied by, all prior or intervening endorsements, endorsed by the most recent endorsee prior to the trustee or, if none, by the originator, without recourse, either in blank and further showing a complete, unbroken chain of endorsement from the originator or to the order of the trustee; and (B) in the case of each related Serviced Companion Loan, a copy of the executed Mortgage Note for such Serviced Companion Loan;

(ii)       the original (or a copy thereof certified from the applicable recording office) of the Mortgage and, if applicable, the originals (or copies thereof certified from the applicable recording office) of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee of record thereof prior to the trustee, if any, in each case with evidence of recording indicated thereon;

(iii)       an original or copy (if the related mortgage loan seller or its designee, rather than the custodian and its designee, is responsible for the recording thereof) of an Assignment of Mortgage, in recordable form (except for missing recording information and, if delivered in blank, except for the name of the assignee), executed by the most recent assignee of record thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee;

(iv)       (A) an original or copy of any related security agreement (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the related Mortgage Loan or Serviced Whole Loan to the most recent assignee thereof prior to the trustee, if any; and (B) an original assignment of any related security agreement (if such item is a document separate from the related Mortgage) executed by the most recent assignee thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee, which assignment may be included as part of the corresponding Assignment of Mortgage referred to in clause (iii) above;

(v)       (A) stamped or certified copies of any UCC financing statements and continuation statements which were filed in order to perfect (and maintain the perfection of) any security interest held by the originator of the Mortgage Loan or Serviced Whole Loan (and each assignee of record prior to the trustee) in and to the personalty of the borrower at the Mortgaged Property (in each case with evidence of filing or recording thereon) and which were in the possession of the related mortgage loan seller (or its agent) at the time the Mortgage Files were delivered to the custodian, together with original UCC-3 assignments of financing statements showing a complete chain of assignment from the secured party named in such UCC-1 financing statement to the most recent assignee of record thereof prior to the trustee, if any, and (B) if any such security interest is perfected and the earlier UCC financing statements and continuation statements were in the possession of the related mortgage loan seller, an assignment of UCC financing statement by the most recent assignee of record prior to the trustee or, if none, by the originator, evidencing the transfer of such security interest, either in blank or in favor of the trustee; provided that other evidence of filing or recording reasonably acceptable to the trustee may be delivered in lieu of delivering such UCC financing statements including, without limitation, evidence of such filed or recorded UCC Financing Statement as shown on a written UCC search report from a reputable search firm, such as CSC/LexisNexis Document Solutions, Corporation Service Company, CT Corporation System and the like or printouts of on-line confirmations from such UCC filing or recording offices or authorized agents thereof;

(vi)       the original or a copy of the Loan Agreement relating to such Mortgage Loan, if any;

(vii)       the original or a copy of the lender’s title insurance policy issued in connection with the origination of the Mortgage Loan, together with all endorsements or riders (or copies thereof) that were issued with or subsequent to the issuance of such policy, insuring the priority of the Mortgage as a first lien on the Mortgaged Property, or a “marked up” commitment to insure marked as binding and countersigned by the related insurer or its authorized agent (which may be a pro forma or specimen title insurance policy which has been accepted or approved as binding in writing by the related title insurance company), or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company;

(viii)       (A) the original or a copy of the related Assignment of Leases, Rents and Profits (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee of record thereof prior to the trustee, if any, in each case with evidence of recording thereon; and (B) an original or copy (if the related mortgage loan seller or its designee, rather than the Custodian and its designee, is responsible for the recording thereof) of an assignment of any related Assignment of Leases, Rents and Profits (if such item is a document separate from the Mortgage), in recordable form (except for missing recording information and, if delivered in blank, except for the name of the assignee), executed by the most recent assignee of record thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee, which assignment may be included as part of the corresponding Assignment of Mortgage referred to in clause (iii) above;

(ix)       the original or copy of any environmental indemnity agreements and copies of any environmental insurance policies pertaining to the related Mortgaged Property required in connection with origination of the related Mortgage Loan or Serviced Whole Loan and copies of Environmental Reports;

(x)       copies of the currently effective Management Agreements, if any, for the Mortgaged Properties;

(xi)       if the borrower has a leasehold interest in the related Mortgaged Property, the original or copy of the ground lease (or, with respect to a leasehold interest where the borrower is a lessee and that is a space lease or an air rights lease, the original of such space lease or air rights lease), and any related lessor estoppel or similar agreement or a copy thereof; if any;

(xii)       if the related assignment of contracts is separate from the Mortgage, the original executed version of such assignment of contracts and the assignment thereof, if any, to the trustee;

(xiii)       if any related Lock-Box Agreement or Cash Collateral Account Agreement is separate from the Mortgage or Loan Agreement, a copy thereof; with respect to the Reserve Accounts, Cash Collateral Accounts and Lock-Box Accounts, if any, a stamped or certified copy of the UCC-1 financing statements, if any, submitted for filing with respect to the related mortgagee’s security interest in the Reserve Accounts, Cash Collateral Accounts and Lock-Box Accounts and all funds contained therein (and UCC-3 assignments of financing statements assigning such UCC-1 financing statements to the trustee);

(xiv)      originals or copies of all assumption, modification, written assurance and substitution agreements, if any, with evidence of recording thereon if appropriate, in those instances where the terms or provisions of the Mortgage, the Mortgage Note or any related security document have been modified or the Mortgage Loan or Serviced Whole Loan has been assumed;

(xv)       the original or a copy of any guaranty of the obligations of the borrower under the Mortgage Loan or Serviced Whole Loan together with, as applicable, (A) the original or copies of any intervening assignments of such guaranty showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee thereof prior to the trustee, if any, and (B) an original assignment of such guaranty executed by the most recent assignee thereof prior to the trustee or, if none, by the originator;

(xvi)      the original or a copy of the power of attorney (with evidence of recording thereon, if appropriate) granted by the related borrower if the Mortgage, Mortgage Note or other document or instrument referred to above was signed on behalf of the borrower pursuant to such power of attorney;

(xvii)     with respect to each Whole Loan, a copy of the related Intercreditor Agreement and, if applicable, a copy of any pooling and servicing agreement relating to a Serviced Companion Loan;

(xviii)    with respect to hospitality properties, a copy of the franchise agreement, if any, an original or copy of the comfort letter, if any, and if, pursuant to the terms of such comfort letter, the general assignment of the Mortgage Loan is not sufficient to transfer or assign the benefits of such comfort letter to the Trust, a copy of the notice to the franchisor of the transfer of such Mortgage Loan and/or a copy of the request for the issuance of a new comfort letter in favor of the Trust (in each case, as and to the extent required pursuant to the terms of such comfort letter), with the original of any replacement comfort letter to be included in the Mortgage File following receipt thereof by the master servicer;

(xix)     the original (or copy, if the original is held by the master servicer or applicable master servicer under the applicable Non-Serviced PSA) of any letter of credit held by the lender as beneficiary or assigned as security for such Mortgage Loan or Serviced Whole Loan;

(xx)      the appropriate assignment or amendment documentation related to the assignment to the Trust of any letter of credit securing such Mortgage Loan or Serviced Whole Loan (or copy thereof, if the original is held by the master servicer or applicable master servicer under the applicable Non-Serviced PSA) which entitles the master servicer on behalf of the Trust and the Companion Noteholders (with respect to any Serviced Whole Loan) to draw thereon; and

(xxi)     with respect to any Mortgage Loan with related mezzanine debt or other subordinate debt (other than a Companion Loan), a copy of the related co-lender agreement, subordination agreement or other intercreditor agreement;

provided that with respect to (A) any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date, and any assignments in favor of the trustee will be in favor of the trustee under the related Non-Serviced PSA and (B) the Servicing Shift Mortgage Loan, the foregoing documents will be delivered to the custodian on or prior to the Closing Date and such documents (other than the documents described in clause (i) above) will be transferred to the custodian related to the applicable securitization on or about the Servicing Shift Securitization Date, and any assignments in favor of the trustee will be in favor of the trustee under the related Non-Serviced PSA.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated Intralinks website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, collectively the following documents in electronic format:

(a)       A copy of each of the following documents:

(i)       the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)       the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)       assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy of such assignment to be sent for recordation);

(iv)       any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)        an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy of such assignment to be sent for recordation);

(vi)       the assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)       all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)       the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)       any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(x)        an original assignment in favor of the trustee of any financing statement executed and filed in favor of the applicable mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy of such assignment to be sent for filing);

(xi)        any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan;

(xii)       any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)      any ground lease, ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)      any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)       any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xvi)       any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)      any related mezzanine intercreditor agreement;

(xviii)     all related environmental reports;

(xix)      all related environmental insurance policies;

(b)       a copy of any engineering reports or property condition reports;

(c)       other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)       for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)        copies of all legal opinions (excluding attorney client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)        copies of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the origination of the related Mortgage Loan;

(g)       a copy of the appraisal for the related Mortgaged Property(ies);

(h)       for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)       a copy of the applicable mortgage loan seller’s asset summary;

(j)       copies of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)      copies of any zoning reports;

(l)       copies of financial statements of the related mortgagor;

(m)     copies of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)       copies of all UCC searches;

(o)       copies of all litigation searches;

(p)       copies of all bankruptcy searches;

(q)       a copy of the origination settlement statement;

(r)        a copy of the insurance consultant report;

(s)       copies of the organizational documents of the related mortgagor and any guarantor;

(t)        copies of the escrow statements;

(u)       a copy of any closure letter (environmental);

(v)        a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties; and

(w)       a copy of the payment history with respect to such Mortgage Loan prior to the Closing Date;

provided, that with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, any assignments in favor of the trustee will be in favor of the trustee under the related Non-Serviced PSA; in each case, to the extent that the originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan, the Diligence File will be required to include a statement to that effect; provided that the mortgage loan seller will not be required to deliver information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties are set forth in Annex D-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2 and Annex D-3.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and such omission, breach or defect materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage, or if any of the documents specified under the PSA is not delivered and is certified as missing pursuant to the PSA (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days following:

(x)       such mortgage loan seller’s receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (y); or

(y)       in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage, the discovery by any party to the PSA of the such Material Defect; provided that the mortgage loan seller has received notice in accordance with the terms of the PSA,

(1)       cure such Material Defect in all material respects, at its own expense,

(2)       repurchase the affected Mortgage Loan or REO Loan at the Purchase Price, or

(3)       substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution, provided that no such substitution may occur on or after the second anniversary of the Closing Date;

provided, however, that the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan and the related REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to the related Whole Loans, for which no substitution will be permitted)), if such Material Defect is capable of being cured, the mortgage loan seller is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor, the asset representations reviewer and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension, if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

No delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller of its obligation to repurchase the related Mortgage Loan unless (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a Breach Notice as required by the terms of the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report) and such delay precludes the mortgage loan seller from curing such Material Defect and (iii) such Material Defect did not relate to a Mortgage Loan not being a “qualified mortgage” as described in this section. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect. With respect to each Non-Serviced Mortgage Loan, each Mortgage Loan Seller agrees that any document defect as such term is defined in the related controlling Non-Serviced PSA (other than a defect related to the promissory note for the related Non-Serviced Companion Loan) will constitute a document defect under the related MLPA.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release would not cause an adverse REMIC event to occur and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the special servicer (for so long as no Control Termination Event has occurred and is continuing and only with respect to any Mortgage Loan that is not an applicable Excluded Loan or a Servicing Shift Mortgage Loan, with the consent of the Directing Certificateholder) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. In connection with any such determination with respect to any non-Specially Serviced Loan, the master servicer will promptly provide the special servicer, but in any event within the time frame and in the manner provided in the PSA, with the servicing file and other such information to the extent set forth in the PSA in order to permit the special servicer to calculate the Loss of Value Payment as set forth in the PSA. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

With respect to any Mortgage Loan a, “Purchase Price” equals to the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest on the ARD Loan), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid), Workout Fees and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan and the related REO Loan, if any, (4) solely in the case of a repurchase or substitution by a mortgage loan seller, any unpaid Asset Representations Reviewer Asset Review Fee related to such Mortgage Loan and all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions” and (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan (or related REO Loan) (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period).

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a Material Defect exists that must, on the date of substitution:

(a)       have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)       have a fixed Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)       have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)       accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year and the actual number of days elapsed);

(e)       have a remaining term to stated maturity not greater than, and not more than five years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)       have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value”

for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)       comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)       have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related servicing file;

(i)        have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)        constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable mortgage loan seller’s expense);

(k)       not have a maturity date or an amortization period that extends to a date that is after the date two years prior to the Rated Final Distribution Date;

(l)        have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)      not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable mortgage loan seller);

(n)       have been approved (i) so long as a Control Termination Event has not occurred and is not continuing, by the Directing Certificateholder, and (ii) during any such time that the master servicer is the Enforcing Servicer, by the special servicer;

(o)       prohibit Defeasance within two years of the Closing Date;

(p)       not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of the Prudential Plaza Loan REMIC or either Trust REMIC or the imposition of tax on the Prudential Plaza Loan REMIC or either Trust REMIC other than a tax on income expressly permitted or contemplated to be received by the terms of the PSA as determined by an opinion of counsel to be paid by the applicable mortgage loan seller;

(q)       have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)       be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee, the certificate administrator, the operating advisor and the asset representations reviewer and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided, however, that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller will be required to cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and the amount of any fees and expenses of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller will be deemed to have cured the breach in all respects. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the Mortgage Loan Purchase Agreement to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of each Mortgage Loan (other than the Non-Serviced Mortgage Loans), any related Serviced Companion Loans and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and the related Intercreditor Agreement.

The Non-Serviced Mortgage Loans, the related Non-Serviced Companion Loan and any related REO Properties (including the issuing entity’s interest in REO Property acquired with respect to a Non-Serviced Whole Loan) will be serviced by the Non-Serviced Master Servicer and the Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (other than the Non-Serviced Mortgage Loans), the related Serviced Companion Loans and any related REO Properties. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be read to include the servicing and administration of the related Serviced Companion Loans but not to include the Non-Serviced Mortgage Loans, the related Non-Serviced Companion Loans and any related REO Property. In the case of the Serviced Whole Loans, certain provisions of the related Intercreditor Agreements are described under “Description of the Mortgage Pool—The Whole Loans—8 Times Square & 1460 Broadway Whole Loan”, “—229 West 43rd Street Retail Condo Whole Loan”, “—60 Madison Avenue Whole Loan”, and “—Birch Run Premium Outlets Whole Loan”.

Certain provisions of the Non-Serviced PSAs relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan and the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans—FedEx Ground Portfolio Whole Loan”, “—Prudential Plaza Whole Loan”, “—10 Hudson Yards Whole Loan”, “—80 Park Plaza Whole Loan”, “—667 Madison Avenue Whole Loan”, “—Starbucks Center Whole Loan”, “—Mills Fleet Farm Whole Loan”, “—Marriott Hilton Head Resort & Spa Whole Loan” and “—Servicing of the Non-Serviced Mortgage Loans” below.

As to particular servicing matters, the discussion under this heading “Pooling and Servicing Agreement” is applicable with respect to the Servicing Shift Whole Loan only while the PSA governs the servicing of such Servicing Shift Whole Loan. As described in “Risk Factors—Risks Related to Conflicts of Interest—The Servicing of Servicing Shift Whole Loans Will Shift to Other Servicers”, on and after the Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be serviced pursuant to the related Servicing Shift PSA, and the provisions of such Servicing Shift PSA may be different than the terms of the PSA, although such Servicing Shift Whole Loan will still need to be serviced in compliance with the requirements of the related Intercreditor Agreement, as described in “Description of the Mortgage Pool—The Whole Loans”.

In general, (i) the master servicer will be responsible for the servicing and administration of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any related Serviced Companion Loans that are not Specially Serviced Loans (except for Special Servicer Non-Major Decisions, and Special Servicer Major Decisions as to which the processing and/or consent or other involvement of the special servicer is required), and (ii) the special servicer will be responsible for the servicing and administration of Specially Serviced Loans and REO Properties and, in certain circumstances, the special servicer will review, evaluate and/or provide or withhold consent or process certain Special Servicer Non-Major Decisions (other than with respect to the processing of matters covered in clauses (a), (b), (c)(i)

and (c)(ii) of the definition of “Special Servicer Non-Major Decision”) and Special Servicer Major Decisions.

The PSA requires the master servicer or the special servicer, as applicable, to make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Companion Loans and to follow the Servicing Standard with respect to such collection procedures. Consistent with the above, the master servicer or the special servicer may, in its discretion, waive any late payment fee or default interest it is entitled to receive in connection with any delinquent Periodic Payment or balloon payment with respect to any Mortgage Loan or Serviced Companion Loan it is servicing.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to a separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Certificateholder (so long as no Consultation Termination Event has occurred) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver (or cause to be delivered) an electronic copy of the Diligence Files for each of its Mortgage Loans to (or as instructed by) the depositor within 60 days following the Closing Date. The depositor will then be required to deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to diligently service and administer the Mortgage Loans (excluding the Non-Serviced Mortgage Loans), any related Serviced Companion Loans and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan), for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care:

(1)       the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and

(2)       the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to; (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of timely recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loans, and the best interests of the issuing entity and the certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder of the related Companion Loan (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan constituted a single lender), taking into account the pari passu or subordinate nature of the related Companion Loan) as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)       any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, as the case may be, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)       the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)       the obligation, if any, of the master servicer to make advances;

(D)       the right of the master servicer or the special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)       the ownership, servicing or management for others of any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)       any debt that the master servicer or the special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)      any option to purchase any Mortgage Loan or the related Companion Loan the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H)       any obligation of the master servicer, the special servicer or one of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or one of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan or sale of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the borrowers on similar non-defaulted debt of the borrowers as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of a Non-Serviced Mortgage Loan, the master servicer and special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and the Serviced Companion Loans to one or more third-party sub-servicers provided that the master servicer and the special servicer, as applicable, will not thereby be relieved of any of those obligations or duties under the PSA and will remain responsible for the acts or omissions of any such sub-servicers. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan prior to the occurrence and continuance of a Control Termination Event, the consent of the Directing Certificateholder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to or (C) to perform other covenants and obligations set forth in such Sub-Servicing Agreement in accordance with the terms of such Sub-Servicing Agreement. No sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable. The master servicer’s consent may also be required for certain other servicing decisions as provided in the related Sub-Servicing Agreement.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, generally to the same extent the master servicer would be reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Master Servicer Remittance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be non-recoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection

Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)       all Periodic Payments (net of any applicable Servicing Fees (other than, in the case of any Non-Serviced Mortgage Loan, the servicing fee rate pursuant to the applicable pooling and servicing agreement)) that were due on the Mortgage Loans (including the Non-Serviced Mortgage Loans) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the Master Servicer Remittance Date; and

(2)       in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Master Servicer Remittance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including the Non-Serviced Mortgage Loans) or REO Loan (other than any portion of a REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to (but not including) the Distribution Date on which liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be, occurs. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been assessed with respect to any Mortgage Loan (or, in the case of any Non-Serviced Whole Loan, an appraisal reduction has been assessed in accordance with the related Non-Serviced PSA and the master servicer has notice of such Appraisal Reduction Amount), then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, yield maintenance charges or prepayment premiums or Excess Interest or with respect to any Companion Loan.

With respect to any Non-Serviced Whole Loan, if any servicer under the Non-Serviced PSA determines that a P&I Advance with respect to the related Non-Serviced Companion Loan, if made, would be non-recoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan, but the master servicer and the trustee may conclusively rely upon any such determination. Similarly, with respect to any Non-Serviced Mortgage Loan, if the master servicer or special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be non-recoverable, such determination will not be binding on the related master servicer and related trustee under the related Non-Serviced PSA as such determination relates to any proposed P&I Advance with respect to any related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than the Non-Serviced Mortgage Loan) and related Companion Loan, as applicable, in connection with the servicing and administration of any Mortgaged Property or REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, neither the master servicer nor the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Servicing Advances. No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for any Non-Serviced Whole Loan under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The master servicer will also be obligated to make Servicing Advances with respect to Serviced Whole Loans. With respect to any Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make servicing advances with respect to such Non-Serviced Whole Loan. See “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—FedEx Ground Portfolio Whole Loan”, “—Prudential Plaza Whole Loan”, “—10 Hudson Yards Whole Loan”, “—80 Park Plaza Whole Loan”, “—667 Madison Avenue Whole Loan”, “—Starbucks Center Whole Loan”, “—Mills Fleet Farm Whole Loan” and “—Marriott Hilton Head Resort & Spa Whole Loan”.

Nonrecoverable Advances

Notwithstanding the foregoing, no party will be obligated to make any Advance that it determines in its reasonable judgment would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option, make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Mortgage Loan, to any master servicer or special servicer under the PSA governing any securitization trust into which the related Serviced Pari Passu Companion Loan is deposited, and, with respect to any Non-Serviced Mortgage Loan, the related master servicer under the related Non-Serviced PSA), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination may be conclusively relied upon by, and will be binding upon, the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is non-recoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is non-recoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is non-recoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, (b) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (c) estimated future expenses, and (d) estimated timing of recoveries, and will be entitled to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee, as applicable, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination or prohibit any such other authorized Person from making a determination, that an Advance is non-recoverable) at any time and may obtain at the expense of the issuing entity any analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, and will be binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on any non-recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

Recovery of Advances

The master servicer or the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan (“Related Proceeds”). Each of the master servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of each Serviced Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. With respect to a Servicing Advance on a Serviced Whole Loan, the master servicer or the trustee, as applicable, will be entitled to reimbursement first, from amounts that would have been allocable to the holder of the related Mortgage Loan and any related Serviced Companion Loan, on a pro rata basis (based on each such loan’s outstanding principal balance), and then, if the Servicing Advance is a Nonrecoverable Advance, from general collections of the issuing entity; provided that the master servicer will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Companion Loans from the holders of such Companion Loans.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, and thereafter will be required to deliver copies of such notice to the 17g-5 Information Provider as soon as practical. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement.

Each of the master servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances that accrues before the related due date has passed and any applicable grace period has expired. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York edition.

See “—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans” for reimbursements of servicing advances made in respect of each Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account within two Business Days following receipt of properly identified funds all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, a special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise (the “Liquidation

Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on the Whole Loans will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Serviced Whole Loan Custodial Account”) with respect to each Serviced Whole Loan, which may be a sub-account of the Collection Account, and deposit amounts collected in respect of each Serviced Whole Loan in the related Serviced Whole Loan Custodial Account. The issuing entity will only be entitled to amounts on deposit in a Serviced Whole Loan Custodial Account to the extent these funds are not otherwise payable to the holder of a related Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Serviced Whole Loan Custodial Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent of funds on deposit in the Collection Account, on the related Master Servicer Remittance Date, the Available Funds for such Distribution Date and any yield maintenance charges or prepayment premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account”, and an “Upper-Tier REMIC Distribution Account”, each of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account), plus, among other things, any P&I Advances less amounts, if any, distributable to the Class S and Class R certificates as set forth in the PSA generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates, as described under “Description of the Certificates—Distributions—Priority of Distributions”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the Master Servicer Remittance Date occurring each February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Master Servicer Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator is also required to establish and maintain an account (the “Excess Interest Distribution Account”), which may be a sub-account of the Distribution Account, in the name of the trustee for the benefit of the holders of the Class S certificates. Prior to the applicable Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer on or prior to the related Determination Date.

The certificate administrator may be required to establish and maintain an account (the “Gain-on-Sale Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Regular Certificates (including to reimburse for Realized Losses previously allocated to such certificates), and to the extent not so applied, such gains will be held and applied to offset future Realized Losses, if any (as determined by the special servicer). Any remaining amounts not necessary to offset any shortfalls or losses on the final Distribution Date will be distributed on the Class R certificates after all amounts payable to the Regular Certificates have been made.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (the “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Serviced Whole Loan Collection Account, the Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer, as applicable, if any, will be payable to such person as additional compensation, and such person will be required to bear any losses resulting from their investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Serviced Whole Loan Custodial Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to the Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)       to remit on each Master Servicer Remittance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any prepayment premiums or yield maintenance charges attributable to the Mortgage Loans on the related Distribution Date, (B) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received in the applicable one-month period ending on the related Determination Date, if any, or (C) to the certificate administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “—Accounts”;

(ii)      to pay or reimburse the master servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to each Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)     to pay to the master servicer and the applicable special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)     to pay itself any Net Prepayment Interest Excess

(v)      to pay to the operating advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(vi)     to pay to the asset representations reviewer the unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be paid by the issuing entity);

(vii)     to reimburse the trustee, the applicable special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(viii)    to reimburse the master servicer, the applicable special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(ix)     to reimburse the master servicer or the applicable special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the applicable mortgage loan seller’s obligations under the applicable section of the related MLPA;

(x)      to pay for any unpaid costs and expenses incurred by the issuing entity;

(xi)     to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the companion loan distribution account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xii)    to recoup any amounts deposited in the Collection Account in error;

(xiii)   to the extent not reimbursed or paid pursuant to any of the above clauses, (A) to reimburse or pay the master servicer, the applicable special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA and (B) to reimburse or pay any party to the PSA any unpaid expenses specifically reimbursable from the Collection Account under the PSA;

(xiv)    to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xv)    to pay any applicable federal, state or local taxes imposed on either Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xvi)   to pay the CREFC® Intellectual Property Royalty License Fee;

(xvii)   to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xviii)  to pay the applicable mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement; and

(xix)   to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to the parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to a Companion Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on such Companion Loan or from general collections with respect to the securitization of such Companion Loan. If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans”.

If a P&I Advance is made with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee and the Operating Advisor Fee that accrue with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The master servicer, special servicer, certificate administrator, trustee, operating advisor and asset representations reviewer will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the master servicer, special servicer, certificate administrator, trustee, operating advisor and (under some circumstances) asset representations reviewer from amounts that the issuing entity is entitled to receive or amounts paid by certain third parties. In addition, CREFC® will be entitled to a license fee for use of their names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the master servicer, special servicer, trustee, and operating advisor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient	Amount	Frequency	Source of Payment
Fees
Master Servicing Fee/master servicer	The Stated Principal Balance of each Mortgage Loan, REO Loan or Serviced Companion Loan multiplied by the Servicing Fee Rate calculated on the same basis as interest accrues on the Mortgage Loan, REO Loan or Serviced Companion Loan.	Monthly	Payment of interest on the related Mortgage Loan, REO Loan or Serviced Companion Loan.
Additional Master Servicing Compensation/master servicer	Prepayment interest excess (to the extent any excess exceeds the amount of any Prepayment Interest Shortfalls).	From time to time	Any actual prepayment interest excess.
Additional Master Servicing Compensation/master servicer	100% of any amounts collected for checks returned for insufficient funds.	From time to time	The related fees.
Additional Master Servicing Compensation/master servicer	All investment income earned on amounts on deposit in the Collection Account and certain custodial and reserve accounts and fees for insufficient funds on returned checks.	Monthly	The investment income.
Special Servicing Fee/special servicer	The Stated Principal Balance of each Specially Serviced Loan (including any related Serviced Companion Loan) and REO Loan multiplied by the Special Servicing Fee Rate calculated on the same basis as interest accrues on the Mortgage Loan, REO Loan or Serviced Companion Loan.	Monthly	First out of collections on the related Mortgage Loan and REO Loan and then from general collections in the collection account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.
Workout Fee/special servicer	1.0% of each collection of principal and interest on each Corrected Loan (including any related Serviced Companion Loan), subject to a cap described under “—Special Servicing Compensation”.	Monthly	The related collection of principal or interest.
Liquidation Fee/special servicer	1.0% of each recovery of Liquidation Proceeds, net of certain expenses related to the liquidation and subject to a cap described, under “—Special Servicing Compensation”.	Upon receipt of Liquidation Proceeds	The related Liquidation Proceeds.
Additional Servicing Compensation/master servicer and/or special servicer	All late payment fees and Net Default Interest, Modification Fees, assumption application fees, assumption, waiver consent and earnout fees, defeasance fees, review fees, demand fees, beneficiary statement charges and/or other similar items.(1)	From time to time	The related fees.

Type/Recipient	Amount	Frequency	Source of Payment
	Solely payable to the special servicer, all interest or other income earned on deposits in any REO Account.	Monthly	The investment income.
Certificate Administrator/Trustee Fee/certificate administrator/trustee	The Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of the Mortgage Loans and REO Loans calculated on the same basis as interest accrues on the Mortgage Loans and REO Loans.	Monthly	Payment of interest on the related Mortgage Loan or REO Loan.
Operating Advisor Fee/operating advisor	The Operating Advisor Fee Rate multiplied by the Stated Principal Balance of the Mortgage Loans and the REO Loans (other than any Non-Serviced Mortgage Loans and the Servicing Shift Mortgage Loan) calculated on the same basis as interest accrued on the Mortgage Loans and REO Loans.	Monthly	Payment of interest on the related Mortgage Loan or REO Loan.
Operating Advisor Consulting Fee/operating advisor	A fee in connection with each Major Decision for which the operating advisor has consulting rights equal to $10,000 or such lesser amount as the related borrower agrees to pay with respect to any Mortgage Loan or REO Loan.	From time to time	Paid by related borrower.
Asset Representations Reviewer Asset Review Fee/asset representations reviewer	A reasonable and customary hourly fee, plus any related costs and expenses; provided that such fee will not be greater than the Asset Representations Reviewer Fee Cap	From time to time	Payable by the related mortgage loan seller in connection with each Asset Review; provided, however, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust.
CREFC® Intellectual Property Royalty License Fee	Amount of interest accrued during an Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the same balance, in the same manner and for the same number of days as interest at the applicable Mortgage Rate accrued with respect to each Mortgage Loan during the related Interest Accrual Period.	Monthly	Payment of interest on the related Mortgage Loan.

Type/Recipient	Amount	Frequency	Source of Payment
Expenses
Reimbursement of Servicing Advances/master servicer/trustee	To the extent of funds available, the amount of any Servicing Advances.	From time to time	Recoveries on the related Mortgage Loan or Serviced Companion Loan, or to the extent that the party making the advance determines it is nonrecoverable, from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.
Interest on Servicing Advances/master servicer/trustee	At Reimbursement Rate.	When Advance is reimbursed	First from late payment charges and default interest on the related Mortgage Loan in excess of the regular interest rate, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.
Reimbursement of P&I Advances/master servicer/trustee	To the extent of funds available, the amount of any P&I Advances.	From time to time	Recoveries on the related Mortgage Loan or Serviced Companion Loan, or to the extent that the party making the advance determines it is nonrecoverable, from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.
Interest on P&I Advances/master servicer/trustee	At Reimbursement Rate.	When Advance is reimbursed	First from late payment charges and default interest on the related Mortgage Loan in excess of the regular interest rate, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.
Expenses, including without limitation, indemnification expenses/trustee, certificate administrator, operating advisor, the asset representations reviewer, master servicer and special servicer	Amounts for which the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, the master servicer and the special servicer are entitled to indemnification or reimbursement.	From time to time	General collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations, or the Distribution Account.

Type/Recipient	Amount	Frequency	Source of Payment
Expenses of the issuing entity not Advanced (may include environmental remediation, appraisals, expenses of operating REO Property and any independent contractor hired to operate REO Property)	Based on third party charges.	From time to time	First from income on the related REO Property, if applicable, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)	Allocable between the master servicer and the special servicer as provided in the PSA.

Pursuant to the PSA, any successor master servicer or special servicer assuming the obligations of the master servicer or special servicer under the PSA generally will be entitled to the compensation to which the master servicer or the special servicer would have been entitled to receive after such successor becomes the master servicer or the special servicer, as applicable. If no successor master servicer or special servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor master servicer or special servicer will be treated as Realized Losses. The PSA does not provide for any successor trustee to receive compensation in excess of that paid to its predecessor trustee.

“Net Default Interest” with respect to any Mortgage Loan and any Distribution Date, any default interest accrued on such Mortgage Loan during the preceding Collection Period, less amounts required to pay the master servicer, the special servicer or the trustee, as applicable, interest on the related Advances on the related Mortgage Loan at the Reimbursement Rate and to reimburse the issuing entity for certain additional expenses of the trust on the related Mortgage Loan (including Special Servicing Fees, Workout Fees and Liquidation Fees).

Master Servicing Compensation

Pursuant to the PSA, the master servicer will be entitled to withdraw the Master Servicing Fee for the Mortgage Loans from the Collection Account. The “Master Servicing Fee” will be payable monthly and will accrue at a rate per annum (the “Master Servicing Fee Rate”) that is a component of the Servicing Fee Rate. The “Servicing Fee” will be payable monthly and will accrue at a percentage rate per annum (the “Servicing Fee Rate”) equal to the Administrative Cost Rate set forth on Annex A-1 under the heading “Administrative Cost Rate”, less the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate, for each Mortgage Loan and will include the Master Servicing Fee and any fee for primary servicing functions payable to the master servicer or the applicable primary servicer. The Servicing Fee will be retained by the master servicer and any other primary servicer from payments and collections (including insurance proceeds, condemnation proceeds and liquidation proceeds) in respect of each Mortgage Loan and Serviced Companion Loan, and to the extent any Servicing Fee remains unpaid at the liquidation of the related Mortgage Loan, from general collections in the Collection Account.

The master servicer will also be entitled to retain as additional servicing compensation for the Mortgage Loans that it is servicing (together with the Master Servicing Fee, “Servicing Compensation”) (i) all investment income earned on amounts on deposit in the Collection Account with respect to the Mortgage Loans that it is servicing (and with respect to each Serviced Whole Loan, the related separate custodial account) and certain reserve accounts (to the extent consistent with the related Mortgage Loan documents); (ii) to the extent permitted by applicable law and the related Mortgage Loan documents, 100% of any Modification Fees and consent fees (or similar fees) related to any consents, modifications, waivers, extensions or amendments of any Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans that do not involve a Special Servicer Major Decision or Special

Servicer Non-Major Decision, 50% of any Modification Fees and consent fees (or similar fees) related to any consents, modifications, waivers, extensions or amendments of any Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans that involve one or more Special Servicer Major Decisions or Special Servicer Non-Major Decisions (whether or not processed by the special servicer), 100% of any defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include the special servicer’s portion of any Modification Fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA), 100% of assumption fees and consent fees with respect to Mortgage Loans (and the related Serviced Companion Loans) which do not involve a Special Servicer Major Decision or Special Servicer Non-Major Decision, 50% of assumption fees and consent fees with respect to Mortgage Loans (and the related Serviced Companion Loans) which involve a Special Servicer Major Decision or Special Servicer Non-Major Decision (whether or not processed by the special servicer), 100% of beneficiary statement charges or demand fees (but not including prepayment premiums or yield maintenance charges) on all Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans, 100% of assumption application fees with respect to Mortgage Loans (and the related Serviced Companion Loans) for which the master servicer is processing the underlying assumption related transaction (whether or not the consent of the special servicer is required); (iii) Net Prepayment Interest Excess, if any; (iv) 100% of charges for checks returned for insufficient funds (with respect to any Mortgage Loan or Specially Serviced Loan) and (v) Net Default Interest and any late payment fees that accrued during a Collection Period on any Mortgage Loans (and the related Serviced Companion Loans, if applicable) that are non-Specially Serviced Loans to the extent collected by the issuing entity and remaining after application thereof to reimburse interest on Advances with respect to such Mortgage Loan and to reimburse the issuing entity for certain expenses of the issuing entity relating to such Mortgage Loan. If a Mortgage Loan is a Specially Serviced Loan, the special servicer will be entitled to the full amount of any and all Modification Fees, or assumption fees or any other fees, as described below under “—Special Servicing Compensation”.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge reasonable review fees in connection with any borrower request.

With respect to any of the fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee, the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer.

If the master servicer resigns or is terminated as the master servicer, then it will be entitled to retain the related excess servicing strip, except to the extent that any portion of such excess servicing strip is needed to compensate any replacement master servicer for assuming the duties of the master servicer, as the master servicer under the PSA. In the event that the master servicer resigns or is terminated as a primary servicer, it will be entitled to retain its primary servicing fee with respect to those underlying mortgage loans for which it is primary servicer, except to the extent that any such portion of such primary servicing fee is needed to compensate any replacement primary servicer for assuming the duties of the master servicer as a primary servicer under the PSA. The initial master servicer will be entitled to transfer any such excess servicing strip and/or primary servicing fees that may be retained by it in connection with its resignation or termination.

In connection with the Master Servicer Prepayment Interest Shortfall amount, the master servicer will be obligated to reduce its Servicing Compensation as provided under “Description of the Certificates—Prepayment Interest Shortfalls”.

The master servicer will pay all of its overhead expenses incurred in connection with its responsibilities under the PSA (subject to reimbursement to the extent and as described in the PSA).

Special Servicing Compensation

Pursuant to the PSA, the special servicer will be entitled to certain fees for the Mortgage Loans that it is special servicing including the Special Servicing Fee, the Workout Fee and the Liquidation Fee. The special servicer will not be entitled to retain any portion of the Excess Interest paid on the ARD Loan.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and REO Loan at the Special Servicing Fee Rate calculated on the basis of the Stated Principal Balance of such Specially Serviced Loan or REO Loan, as applicable.

The “Special Servicing Fee Rate” means (a) 0.25% per annum or (b) if such rate in clause (a) would result in a Special Servicing Fee with respect to a Specially Serviced Loan or REO Loan that would be less than $3,500 in any given month, then the Special Servicing Fee Rate for such month for such Specially Serviced Loan or REO Loan will be the higher per annum rate as would result in a Special Servicing Fee equal to $3,500 for such month with respect to such Specially Serviced Loan or REO Loan.

A “Workout Fee” will in general be payable with respect to each Corrected Loan and will be payable by the issuing entity out of each collection of interest and principal (including scheduled payments, prepayments (provided that a repurchase or substitution by a mortgage loan seller of a Mortgage Loan due to a Material Defect will not be considered a prepayment for purposes of this definition), balloon payments and payments at maturity, but excluding late payment charges, Excess Interest and default interest) received on the related Specially Serviced Loan that becomes a Corrected Loan, for so long as it remains a Corrected Loan, in an amount equal to the lesser of (1) 1.0% of each such collection of interest and principal and (2) $1,000,000 in the aggregate with respect to any particular workout of a Specially Serviced Loan; provided that no Workout Fee will be payable by the issuing entity with respect to any Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (iii) of the definition of “Specially Serviced Loan” and no event of default actually occurs, unless the Mortgage Loan or Serviced Companion Loan is modified by the special servicer in accordance with the terms of the PSA or the Mortgage Loan subsequently qualifies as a Specially Serviced Loan for a reason other than under clause (iii) of the definition of “Specially Serviced Loan”; provided, further that if a Mortgage Loan or Serviced Companion Loan becomes a Specially Serviced Loan only because of an event described in clause (i) of the definition of “Specially Serviced Loan” and the related collection of principal and interest is received within 3 months following the related maturity date as a result of the related Mortgage Loan or Serviced Companion Loan being refinanced or otherwise repaid in full, the special servicer will not be entitled to collect a Workout Fee out of the proceeds received in connection with such workout if such fee would reduce the amount available for distributions to Certificateholders, but the special servicer may collect from the related borrower and retain (x) a workout fee, (y) such other fees as are provided for in the related Mortgage Loan documents and (z) other appropriate fees in connection with such workout. In addition, notwithstanding the foregoing, the total amount of Workout Fees payable by the issuing entity with respect to a Corrected Loan and with respect to any particular workout (assuming, for the purposes of this calculation, that such Corrected Loan continues to perform throughout its term in accordance with the terms of the related workout) will be reduced by the amount of any and all related Offsetting Modification Fees received by the special servicer as additional servicing compensation relating to that Corrected Loan; provided that the special servicer will be entitled to collect such Workout Fees from the issuing entity until such time it has been fully paid such reduced amount. In addition, the Workout Fee will be subject to the cap described below.

The Workout Fee with respect to any such Corrected Loan will cease to be payable if such Corrected Loan again becomes a Specially Serviced Loan or if the related Mortgaged Property later becomes an REO Property; provided that a new Workout Fee will become payable if and when such Mortgage Loan or Serviced Whole Loan again becomes a Corrected Loan.

If the special servicer is terminated (other than for cause) or resigns with respect to any or all of its servicing duties, it will retain the right to receive any and all Workout Fees payable with respect to each

Corrected Loan during the period that it had responsibility for servicing such Specially Serviced Loan when it became a Corrected Loan (or for any Specially Serviced Loan that had not yet become a Corrected Loan because as of the time that the special servicer is terminated the borrower has not made three consecutive monthly debt service payments and subsequently the Specially Serviced Loan becomes a Corrected Loan) at the time of such termination or resignation (and the successor special servicer will not be entitled to any portion of such Workout Fees), in each case until the Workout Fee for any such Corrected Loan ceases to be payable in accordance with the preceding paragraph.

A “Liquidation Fee” will be payable by the issuing entity to the special servicer, except as otherwise described below, with respect to (i) each Specially Serviced Loan or REO Loan, (ii) each Mortgage Loan repurchased by a mortgage loan seller or (iii) each defaulted mortgage loan that is a Non-Serviced Mortgage Loan sold by the special servicer in accordance with the Agreement, in each case, as to which the special servicer obtains a full, partial or discounted payoff from the related borrower, a loan purchaser or mortgage loan seller, as applicable, and, except as otherwise described below, with respect to any Specially Serviced Loan or REO Property as to which the special servicer recovered any proceeds (“Liquidation Proceeds”). The Liquidation Fee will be payable from the related payment or proceeds in an amount equal to the lesser of (1) 1.0% of such payment or proceeds (exclusive of any portion of such amount that represents penalty charges) and (2) $1,000,000; provided that the total amount of a Liquidation Fee payable by the issuing entity with respect to any Specially Serviced Loan, REO Loan or Mortgage Loan in connection with any particular liquidation (or partial liquidation) will be reduced by the amount of any and all related Offsetting Modification Fees received by the special servicer as additional servicing compensation relating to that Specially Serviced Loan, REO Loan or Mortgage Loan. In addition, the Liquidation Fee will be subject to the cap described below.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based on, or out of, Liquidation Proceeds received in connection with:

●	the purchase of any defaulted Mortgage Loan by the special servicer or the Directing Certificateholder or any Companion Loan Holder or any of their affiliates if within 90 days after the transfer of the defaulted Mortgage Loan to special servicing,

●	the purchase of all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan by the Sole Certificateholder, the Certificateholder owning a majority of the percentage interest of the then Controlling Class, the special servicer or the master servicer in connection with the termination of the issuing entity,

●	a repurchase or replacement of a Mortgage Loan by a mortgage loan seller due to a breach of a representation or warranty or a document defect in the mortgage file prior to the expiration of certain cure periods (including any applicable extension thereof) set forth in the PSA,

●	with respect to any Mortgage Loan that is subject to mezzanine indebtedness the purchase of such Mortgage Loan by the holder of the related mezzanine loan within 90 days after the first time that such holder’s option to purchase such Mortgage Loan becomes exercisable,

●	with respect to a Serviced Companion Loan that is subject to another securitization, (A) a repurchase or replacement of such Serviced Companion Loan by the applicable mortgage loan seller due to a breach of a representation or warranty or a document defect under the related Non-Serviced PSA for the trust that owns such Serviced Companion Loan prior to the expiration of the cure period (including any applicable extension thereof) set forth therein, or (B) a purchase of the Serviced Companion Loan pursuant to a clean-up call or similar liquidation under the related Non-Serviced PSA for the trust that owns such Serviced Companion Loan,

●	a Loss of Value Payment by a mortgage loan seller, if such payment is made prior to the expiration of certain cure periods (including any applicable extension thereof) set forth in the PSA, and

●	if a Mortgage Loan or Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (i) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related Liquidation Proceeds are received within three (3) months following the related maturity date as a result of the related Mortgage Loan or Serviced Whole Loan being refinanced or otherwise repaid in full (provided that the special servicer may collect from the related borrower and retain (x) a liquidation fee, (y) such other fees as are provided for in the related Mortgage Loan documents and (z) other appropriate fees in connection with such liquidation).

If, however, Liquidation Proceeds are received with respect to any Specially Serviced Loan as to which the special servicer is properly entitled to a Workout Fee, such Workout Fee will be payable based on and out of the portion of such Liquidation Proceeds that constitute principal and/or interest. The special servicer, however, will only be entitled to receive a Liquidation Fee or a Workout Fee, but not both, with respect to Liquidation Proceeds received on any Mortgage Loan or Specially Serviced Loan.

If the special servicer resigns or is terminated, and prior to such resignation or termination, either (A) a Specially Serviced Loan was liquidated or modified pursuant to an action plan submitted by the initial special servicer and approved (or deemed approved) by the Directing Certificateholder or the special servicer has determined to grant a forbearance, or (B) a Specially Serviced Loan being monitored by the special servicer subsequently became a Corrected Loan, then in either such event the special servicer (and not the successor special servicer) will be paid the related Workout Fee or Liquidation Fee, as applicable.

The total amount of Workout Fees and Liquidation Fees that are payable by the issuing entity with respect to each Mortgage Loan, Serviced Whole Loan or REO Loan throughout the period such Mortgage Loan or the Mortgage Loan relating to such Serviced Whole Loan (or REO Loan) is an asset of the issuing entity will be subject to an aggregate cap of $1,000,000. For the purposes of determining whether any such cap has been reached with respect to a special servicer and a Mortgage Loan, Serviced Whole Loan or REO Loan, only the Workout Fees and Liquidation Fees paid to such special servicer with respect to such Mortgage Loan, Serviced Whole Loan or REO Loan will be taken into account, and any Workout Fees or Liquidation Fees for any other Mortgage Loans, Serviced Whole Loans or REO Loans will not be taken into account (and any Workout Fees or Liquidation Fees paid to a predecessor or successor special servicer will also not be taken into account).

In addition, the special servicer will also be entitled to retain, as additional servicing compensation:

●	100% of any Modification Fees and consent fees (or similar fees) related to Specially Serviced Loans,

●	50% of any Modification Fees and consent fees (or similar fees) related to any consents, modifications, waivers, extensions or amendments of any Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans that involve one or more Special Servicer Major Decisions or Special Servicer Non-Major Decisions (whether or not processed by the special servicer),

●	100% of any assumption fees on Specially Serviced Loans,

●	50% of assumption fees with respect to Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans that involve a Special Servicer Major Decision or Special Servicer Non-Major Decision (whether or not processed by the special servicer),

●	100% of assumption application fees received with respect to the Mortgage Loans (and the related Serviced Companion Loans) for which the special servicer is processing the underlying assumption related transaction),

●	100% of beneficiary statement charges or demand fees (but not including prepayment premiums or yield maintenance charges) on Specially Serviced Loans,

●	any interest or other income earned on deposits in the REO Accounts, and

●	Net Default Interest and any late payment fees that accrued during a Collection Period on any Specially Serviced Loan to the extent collected by the issuing entity and remaining after application thereof during such Collection Period to reimburse interest on Advances with respect to such Specially Serviced Loan and to reimburse the issuing entity for certain expenses of the issuing entity with respect to such Specially Serviced Loan; provided, however, that with respect to a Mortgage Loan that has a related Serviced Companion Loan, Net Default Interest and late payment fees will be allocated as provided in and subject to the terms of the related intercreditor agreement and the applicable pooling and servicing agreement.

“Modification Fees” means, with respect to any Mortgage Loan or Serviced Companion Loan, any and all fees with respect to a modification, restructure, extension, waiver or amendment that modifies, restructures, extends, amends or waives any term of the related Mortgage Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer (other than all assumption fees, consent fees, assumption application fees, defeasance fees and similar fees). For each modification, restructure, extension, waiver or amendment in connection with the working out of a Specially Serviced Loan, the Modification Fees collected from the related borrower will be subject to a cap of 1% of the outstanding principal balance of such Mortgage Loan or Serviced Companion Loan on the closing date of the related modification, restructure, extension, waiver or amendment (prior to giving effect to such modification, restructure, extension, waiver or amendment); provided that no aggregate cap exists in connection with the amount of Modification Fees which may be collected from the borrower with respect to any Specially Serviced Loan or REO Loan.

“Sole Certificateholder” is any Certificateholder (or Certificateholders, provided they act in unanimity) holding 100% of the then-outstanding certificates (including certificates with Certificate Balances that have been actually or notionally reduced by any Realized Losses or Appraisal Reduction Amounts, but excluding the Class S and Class R certificates) or an assignment of the Voting Rights thereof; provided that the Certificate Balances or the Notional Amounts of the Class X-A, Class X-B and Class X-D certificates and the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M, Class B, Class C and Class D certificates have been reduced to zero; provided, further, that if the Certificateholders of the Class X-E, Class X-F and Class X-G certificates have assigned all of the Voting Rights of the Class X-E, Class X-F and Class X-G certificates to the Holder of 100% of the then-outstanding Class E, Class F and Class G certificates, then “Sole Certificateholder” means the Certificateholder of 100% of the Class E, Class F and Class G certificates.

“Offsetting Modification Fees” means, with respect to any Mortgage Loan, Serviced Whole Loan or REO Loan and with respect to any Workout Fee or Liquidation Fee payable by the issuing entity, any and all Modification Fees collected by the special servicer as additional servicing compensation, but only to the extent that (1) such Modification Fees were earned and collected by the special servicer (A) in connection with the workout or liquidation (including partial liquidation) of a Specially Serviced Loan or REO Loan as to which the subject Workout Fee or Liquidation Fee became payable or (B) in connection with any workout of a Specially Serviced Loan that closed within the prior 18 months (determined as of the closing day of the workout or liquidation as to which the subject Workout Fee or Liquidation Fee became payable) and (2) such Modification Fees were earned in connection with a modification, restructure, extension, waiver or amendment of such Mortgage Loan, Serviced Whole Loan or REO Loan at a time when such Mortgage Loan, Serviced Whole Loan or REO Loan was a Specially Serviced Loan.

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) from any person (including, without limitation, the issuing entity, any borrower, any manager, any guarantor or indemnitor in respect of a Mortgage Loan or Whole Loan and any purchaser of any Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan (or Serviced Whole Loan, if applicable), the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA, other than Permitted

Special Servicer/Affiliate Fees and compensation and other remuneration expressly provided for in the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, customary title agent fees and insurance commissions or fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan, Serviced Whole Loan or REO Property.

Disclosable Special Servicer Fees

The PSA will provide that, with respect to each Collection Period, the special servicer must deliver or cause to be delivered to the master servicer within 2 business days following the Determination Date, and the master servicer will deliver, to the extent it has received, to the certificate administrator, without charge and on the same day as the master servicer is required to deliver the CREFC® Investor Reporting Package for such Distribution Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates during the related Collection Period. Such report may omit any such information that has previously been delivered to the certificate administrator by the master servicer or the special servicer.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan), Serviced Whole Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, and as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any borrower, any manager, any guarantor or indemnitor in respect of a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan and any purchaser of any Mortgage Loan (other than any Non-Serviced Mortgage Loan), Serviced Whole Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, if applicable, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA; provided that any compensation and other remuneration that the master servicer or the certificate administrator is permitted to receive or retain pursuant to the terms of the PSA in connection with its respective duties in such capacity as master servicer or certificate administrator under the PSA will not be Disclosable Special Servicer Fees.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”). The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of interest on each Mortgage Loan and REO Loan (prior to application of such interest payments to make payments on the certificates) and will accrue at a rate (the “Certificate Administrator/Trustee Fee Rate”), equal to 0.0067% per annum, and will be computed on the same accrual basis as interest accrues on the related Mortgage Loan and based on the Stated Principal Balance of the related Mortgage Loan or REO Loan as of the Due Date in the immediately preceding Collection Period. The Certificate Administrator/Trustee Fee will be paid to the certificate administrator and the certificate administrator will be required to remit to the trustee the trustee fee in accordance with the terms of the PSA from the Certificate Administrator/Trustee Fee. In addition, the trustee and certificate administrator will each be entitled to recover from the issuing entity all reasonable unanticipated expenses and disbursements incurred or made by such party in accordance with any of the provisions of the PSA, but not including routine expenses incurred in the ordinary course of performing its duties as trustee or certificate administrator, as applicable, under the PSA, and not including any expense, disbursement or advance as may arise from its willful misconduct, negligence, fraud or bad faith.

Operating Advisor Compensation

An operating advisor fee (the “Operating Advisor Fee”) will be payable to the operating advisor monthly from amounts received with respect to each Mortgage Loan and REO Loan (excluding the Non-Serviced Mortgage Loans and the Servicing Shift Mortgage Loan) and will accrue at a rate equal to the applicable Operating Advisor Fee Rate with respect to each such Mortgage Loan or REO Loan on the Stated Principal Balance of the related Mortgage Loan or REO Loan and will be calculated on the same interest accrual basis as the related Mortgage Loan or REO Loan and prorated for any partial periods.

The “Operating Advisor Fee Rate” for each Interest Accrual Period is a per annum rate equal to (i) 0.0029% with respect to all Mortgage Loans (except the Non-Serviced Mortgage Loans, the Servicing Shift Mortgage Loan, the 8 Times Square & 1460 Broadway Mortgage Loan, the 229 West 43rd Street Retail Condo Mortgage Loan, the 60 Madison Avenue Mortgage Loan and the Birch Run Premium Outlets Mortgage Loan); (ii) 0.0049% with respect to the 8 Times Square & 1460 Broadway Mortgage Loan; (iii) 0.0056% with respect to the 229 West 43rd Street Retail Condo Mortgage Loan; (iv) 0.0065% with respect to the 60 Madison Avenue Mortgage Loan and (v) 0.0073% with respect to the Birch Run Premium Outlets Mortgage Loan.

An Operating Advisor Consulting Fee will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation rights. The “Operating Advisor Consulting Fee” will be a fee for each such Major Decision equal to $10,000 (or, such lesser amount as the related borrower agrees to pay) with respect to any Mortgage Loan; provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates, but with respect to the Operating Advisor Consulting Fee only to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related loan documents; but in no event may take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard provided that the master servicer or the special servicer, as applicable, will be required to consult on a non-binding basis with the operating advisor prior to any such waiver or reduction.

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable operating advisor (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

Asset Representations Reviewer Compensation

With respect to each Delinquent Loan that is subject to an Asset Review, the asset representations reviewer will be entitled to a fee that is a reasonable and customary hourly fee charged by the asset representations reviewer for similar consulting assignments at the time of such review and any related costs and expenses; provided that the total payment to the asset representations reviewer will not be greater than the Asset Representations Reviewer Fee Cap (the “Asset Representations Reviewer Asset Review Fee”).

With respect to an individual Asset Review Trigger and the Mortgage Loans that are Delinquent Loans and are subject to an Asset Review (the “Subject Loans”), the “Asset Representations Reviewer Fee Cap” will equal the sum of: (i) $9,500 multiplied by the number of Subject Loans, plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv)

$1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, for the year of the Closing Date and for the year of the occurrence of the Asset Review.

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable asset representations reviewer (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

The related mortgage loan seller with respect to each Delinquent Loan that is subject to an Asset Review will be required to pay the portion of the Asset Representations Reviewer Asset Review Fee attributable to the Delinquent Loan contributed by it, as allocated on the basis of the hourly charges and costs and expenses incurred with respect to its related Delinquent Loans; provided that if the total charge for the asset representations reviewer on an hourly fee plus costs and expenses basis would exceed the Asset Representations Reviewer Fee Cap, each mortgage loan seller’s required payment will be reduced pro rata according to its proportion of the total charges until the aggregate amount owed by all mortgage loan sellers is equal to the Asset Representations Reviewer Fee Cap; provided, however, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer or the special servicer, as applicable, of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the master servicer or the special servicer, as applicable, will be required, to the extent consistent with the Servicing Standard, to pursue remedies against such mortgage loan seller in order to seek recovery of such amounts from such mortgage loan seller or its insolvency estate. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan, REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.0005% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(i)       the date on which such Mortgage Loan or Serviced Whole Loan becomes a Modified Mortgage Loan (as defined below),

(ii)       the 90th day following the occurrence of any uncured delinquency in Periodic Payments with respect to such Mortgage Loan or Serviced Whole Loan,

(iii)       receipt of notice that the related borrower has filed a bankruptcy petition or the date on which a receiver is appointed and continues in such capacity in respect of a Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan or the 60th day after the related borrower becomes the subject of involuntary bankruptcy proceedings and such proceedings are not dismissed in respect of a Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan,

(iv)       the date on which the Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan becomes an REO Property, and

(v)       a payment default has occurred with respect to the related balloon payment; provided, however, if (A) the related borrower is diligently seeking a refinancing or sale of the related Mortgaged Property or Mortgaged Properties and delivers, on or prior to the related maturity date or extended maturity date, a statement to the that effect and delivers, within 30 days following the related maturity date or extended maturity date, a refinancing commitment, letter of intent or otherwise binding application for refinancing from an acceptable lender or signed purchase agreement reasonably acceptable to the master servicer (who will be required to promptly deliver a copy to the special servicer, the operating advisor (if a Control Termination Event has occurred and is continuing), the Directing Certificateholder (but only for so long as no Consultation Termination Event has occurred and is continuing), (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan, an Appraisal Reduction Event will not occur until the earlier of (1) 120 days beyond the related maturity date (or extended maturity date) and (2) the termination of such transaction document.

A “Modified Mortgage Loan” is any Specially Serviced Loan which has been modified by the special servicer in a manner that: (a) reduces or delays the amount or timing of any payment of principal or interest due thereon (other than, or in addition to, bringing current Periodic Payments with respect to such Mortgage Loan or Serviced Whole Loan); (b) except as expressly contemplated by the related mortgage, results in a release of the lien of the mortgage on any material portion of the related Mortgaged Property without a corresponding principal prepayment in an amount not less than the fair market value (as-is) of the property to be released; or (c) in the reasonable good faith judgment of the special servicer, otherwise materially impairs the value of the security for such Mortgage Loan or Serviced Companion Loan or reduces the likelihood of timely payment of amounts due thereon.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the master servicer (and, prior to the occurrence of a Consultation Termination Event, in consultation with the Directing Certificateholder and, after the occurrence and during the continuance of a Control Termination Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the date the master servicer receives from the special servicer the related appraisal or the special servicer’s Small Loan Appraisal Estimate equal to the excess of:

(a)       the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)       the excess of:

(i)       the sum of:

●	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as a Servicing Advance), minus such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant, or (B) by an internal valuation performed by the special servicer with respect to any Mortgage Loan or Serviced Whole Loan with an outstanding principal balance less than $2,000,000;

●	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; and

●	all insurance and casualty proceeds and condemnation awards that constitute collateral for the related Mortgage Loan or Serviced Whole Loan; over

(ii)       the sum as of the Due Date occurring in the month of the date of determination of:

●	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate;

●	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan;

●	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan, Serviced Whole Loan (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer or the trustee, as applicable); and

●	any other unpaid additional expenses of the issuing entity in respect of such Mortgage Loan or Serviced Whole Loan.

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Whole Loan with a Pari Passu Companion Loan will be allocated in accordance with the related Intercreditor Agreement or, if no allocation is specified in the related Intercreditor Agreement, then, pro rata, between the related Serviced Mortgage Loan and the related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances.

The special servicer will be required to, with respect to a Mortgage Loan having a Stated Principal Balance of $2,000,000 or higher, order and use efforts consistent with the Servicing Standard to obtain an appraisal, and with respect to a Mortgage Loan having a Stated Principal Balance of less than $2,000,000, conduct a valuation (such valuation, a “Small Loan Appraisal Estimate”) or order and use efforts consistent with the Servicing Standard to obtain an appraisal, within 60 days of the occurrence of an Appraisal Reduction Event (or in the case of an Appraisal Reduction Event occurring by reason of clause (ii) of the definition thereof, within thirty (30) days of the Appraisal Reduction Event) (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the date the master servicer receives from the special servicer the related appraisal or the special servicer’s Small Loan Appraisal Estimate, the master servicer will be required to calculate and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Certificateholder (for so long as no Consultation Termination Event has occurred), the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information reasonably requested by the master servicer from the special servicer, to the extent such information is in the possession of the special servicer, necessary to calculate the Appraisal Reduction Amount. Such report will also be forwarded by the master servicer, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the master servicer.

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event (or, in the case of an appraisal in connection with an Appraisal Reduction Event described in clause (ii) of the definition of Appraisal Reduction Event above, within 30 days), the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer. The Appraisal Reduction Amount is calculated as of the first Determination Date that is at least ten (10) business days after the special servicer’s delivery of such MAI appraisal or Small Loan Appraisal Estimate to the master servicer. The special servicer, upon reasonable request, will be required to deliver to the master servicer any information in the special servicer’s possession reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount.

Other than with respect to a Non-Serviced Mortgage Loan, contemporaneously with the earliest of (i) the effective date of any modification of the maturity date or extended maturity date, Mortgage Rate, principal balance or amortization terms of any Mortgage Loan or Serviced Whole Loan or any other term thereof, any extension of the maturity date or extended maturity date of a Mortgage Loan or Serviced Whole Loan or consent to the release of any Mortgaged Property or REO Property from the lien of the related Mortgage other than pursuant to the terms of the Mortgage Loan or Serviced Whole Loan; (ii) the occurrence of an Appraisal Reduction Event; (iii) a default in the payment of a balloon payment for which an extension has not been granted; or (iv) the date on which the special servicer, consistent with the Servicing Standard, requests an Updated Appraisal, the special servicer will be required to use commercially reasonable efforts to obtain an Updated Appraisal (or a letter update for an existing appraisal which is less than two years old) of the Mortgaged Property or REO Property, as the case may be, from an independent MAI appraiser (an “Updated Appraisal”) or a Small Loan Appraisal Estimate, as applicable, in each case within 60 days of such request, provided that, the special servicer will not be required to obtain an Updated Appraisal or Small Loan Appraisal Estimate of any Mortgaged Property with respect to which there exists an appraisal or Small Loan Appraisal Estimate which is less than 9 months old.

For so long as a Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, the special servicer is required within 30 days of the end of each 9-month period following the related Appraisal Reduction Event to use commercially reasonable efforts to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the master servicer from the special servicer, to the extent such information is in the possession of the special servicer, necessary to calculate the Appraised Reduction Amount, the master servicer is required to determine or redetermine, as applicable, and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, the calculated or recalculated amount of the Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer. With respect to any Mortgage Loan, prior to the occurrence of a Consultation Termination Event, the special servicer will consult with the Directing Certificateholder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 9-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the master servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan.

Each Non-Serviced Mortgage Loan is subject to the provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under the related Non-Serviced PSA in respect of any Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on a Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to the related Non-Serviced PSA, each Non-Serviced Mortgage Loan will be treated together with each related Non-Serviced Companion Loan as a single Mortgage Loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise such Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to any Non-Serviced Whole Loan will generally be allocated to the related Non-Serviced Mortgage Loan and the Non-Serviced Companion Loan, on a pro rata basis based upon their respective outstanding principal balances.

If any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount that becomes a Corrected Loan, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to the Class G certificates, second, to the Class F certificates, third, to the Class E certificates, fourth, to the Class D certificates, fifth, to the Class C certificates, sixth, to the Class B certificates, seventh, to the Class A-M certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). See “Pooling and Servicing Agreement—Advances”.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the master servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Outside Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the Pooling and Servicing Agreement that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. The special servicer, upon reasonable prior written request, will provide the master servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount. None of the special servicer, the trustee or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the Issuing Entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of an Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer) , plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Non-Reduced Certificates, the Controlling Class and the occurrence of a Control Termination Event, Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class G certificates, second, to the Class F certificates, third, to the Class E certificates, fourth, to the Class D certificates, fifth, to the Class C certificates, sixth, to the Class B certificates, seventh, to the Class A-M certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). In addition, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, Collateral Deficiency Amounts allocated to a related AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to Class G certificates, second, to the Class F certificates, and third, to the Class E certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any Class of Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable “Cumulative Appraisal Reduction Amount”), as described in this paragraph.

With respect to (i) any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates and (ii) any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The master servicer will be required to promptly notify the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order a supplemental appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will use its reasonable efforts to obtain an appraisal prepared on an “as-is” basis by an MAI appraiser reasonably acceptable to the special servicer within 60 days from receipt of the Requesting Holders’ written request. Upon receipt of such supplemental appraisal, the special servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, the master servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and receipt of information reasonably requested by the master servicer from the special servicer, to the extent such information is in the possession of the special servicer, to make such recalculation. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

In addition, the Requesting Holders of any Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order an additional appraisal of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount if an event has occurred at, or with regard to, the related Mortgaged Property or Mortgaged Properties that would have a material effect on its appraised value, and the special servicer is required to use reasonable efforts to obtain an appraisal from an MAI appraiser reasonably acceptable to the special servicer within 60 days from receipt of the Requesting Holders’ written request; provided that the special servicer will not be required to obtain such appraisal if it determines in accordance with the Servicing Standard that no events at, or with regard to, the related Mortgaged Property or Mortgaged Properties have occurred that would have a material effect on the Appraised Value of the related Mortgaged Property or Mortgaged Properties. The right of the holders of an Appraised-Out Class to require the special servicer to order an additional appraisal as described in this paragraph will be limited to no more frequently than once in any 9-month period with respect to any Mortgage Loan.

Any Appraised-Out Class for which the Requesting Holders are challenging the master servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the most senior Control Eligible Certificates, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related directing certificateholder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—FedEx Ground Portfolio Whole Loan”, “—Prudential Plaza Whole Loan”, “—10 Hudson Yards Whole Loan”, “—80 Park Plaza Whole Loan”, “—667 Madison Avenue Whole Loan”, “—Starbucks Center Whole Loan”, “—Mills Fleet Farm Whole Loan” “—Marriott Hilton Head Resort & Spa Whole Loan”, and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Maintenance of Insurance

In the case of each Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, as applicable (but excluding any Mortgage Loan as to which the related Mortgaged Property has become an REO Property and any Non-Serviced Mortgage Loan), the master servicer will be required to use commercially reasonable efforts consistent with the Servicing Standard to cause the related borrower to maintain the following insurance coverage (including identifying the extent to which such borrower is maintaining insurance coverage and, if such borrower does not so maintain, the master servicer will be required to itself cause to be maintained) for the related Mortgaged Property: (a) except where the Mortgage Loan documents permit a borrower to rely on self-insurance provided by a tenant, a fire and casualty extended coverage insurance policy that does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of the full replacement cost of the improvements securing the Mortgage Loan or Serviced Whole Loan, as applicable, or the Stated Principal Balance of the Mortgage Loan or the Serviced Whole Loan, as applicable, but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, and (b) all other insurance coverage as is required (including, but not limited to, coverage for acts of terrorism), subject to applicable law, under the related Mortgage Loan documents.

Notwithstanding the foregoing,

(i)        the master servicer will not be required to maintain any earthquake or environmental insurance policy on any Mortgaged Property unless the trustee has an insurable interest and such insurance policy was (x) in effect at the time of the origination of such Mortgage Loan or the Serviced Whole Loan, as applicable, or (y) required by the related Mortgage Loan documents and is available at commercially reasonable rates; provided that the master servicer will be required to require the related borrower to maintain such insurance in the amount, in the case of clause (x), maintained at origination, and in the case of clause (y), required by such Mortgage Loan or Serviced Whole Loan, in each case, to the extent such amounts are available at commercially reasonable rates and to the extent the trustee has an insurable interest;

(ii)       if and to the extent that any Mortgage Loan document grants the lender thereunder any discretion (by way of consent, approval or otherwise) as to the insurance provider from whom the related borrower is to obtain the requisite insurance coverage, the master servicer must (to the extent consistent with the Servicing Standard) require the related borrower to obtain the requisite insurance coverage from qualified insurers that meet the required ratings set forth in the PSA;

(iii)       the master servicer will have no obligation beyond using its reasonable efforts consistent with the Servicing Standard to enforce those insurance requirements against any borrower; provided that this will not limit the master servicer’s obligation to obtain and maintain a force-placed insurance policy as set forth in the PSA;

(iv)       except as provided below, in no event will the master servicer be required to cause the borrower to maintain, or itself obtain, insurance coverage to the extent that the failure of such borrower to maintain insurance coverage is an Acceptable Insurance Default (as determined by the special servicer subject to the discussion under “—The Directing Certificateholder” and “—The Operating Advisor” below in this prospectus);

(v)        to the extent the master servicer itself is required to maintain insurance that the borrower does not maintain, the master servicer will not be required to maintain insurance other than what is available on a force-placed basis at commercially reasonable rates, and only to the extent the issuing entity as lender has an insurable interest thereon; and

(vi)       any explicit terrorism insurance requirements contained in the related Mortgage Loan documents are required to be enforced by the master servicer in accordance with the Servicing Standard (unless the special servicer with the consent of, if no Control Termination Event has occurred and is continuing, the Directing Certificateholder, has consented to a waiver (including a waiver to permit the master servicer to accept insurance that does not comply with specific requirements contained in the Mortgage Loan documents) in writing of that provision in accordance with the Servicing Standard); provided that the special servicer will be required to promptly notify the master servicer in writing of such waiver.

With respect to each REO Property, the special servicer will generally be required to use reasonable efforts, consistent with the Servicing Standard, to maintain with an insurer meeting certain criteria set forth in the PSA (subject to the right of the special servicer to direct the master servicer to make a Servicing Advance for the costs associated with coverage that the special servicer determines to maintain, in which case the master servicer will be required to make that Servicing Advance (subject to the recoverability determination and Servicing Advance procedures described above under “—Advances” in this prospectus)) to the extent reasonably available at commercially reasonable rates and to the extent the trustee has an insurable interest (a) a fire and casualty extended coverage insurance policy, which does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of the full replacement value of the Mortgaged Property or the Stated Principal Balance of the Mortgage Loan (other than a Non-Serviced Mortgage Loan), REO Loan or Serviced Whole Loan, as applicable (or such greater amount of coverage required by the related Mortgage Loan documents (unless such amount is not available or if no Control Termination Event has occurred and is continuing, the Directing Certificateholder), but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, (b) a comprehensive general liability insurance policy with coverage comparable to that which would be required under prudent lending requirements and in an amount not less than $1,000,000 per occurrence and (c) to the extent consistent with the Servicing Standard, a business interruption or rental loss insurance covering revenues or rents for a period of at least 12 months. However, the special servicer will not be required in any event to maintain or obtain insurance coverage described in this paragraph beyond what is reasonably available at a commercially reasonable rates and consistent with the Servicing Standard.

If either (x) the master servicer or the special servicer obtains and maintains, or causes to be obtained and maintained, a blanket policy or master force-placed policy insuring against hazard losses on all of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Whole Loans and the REO Properties, as applicable, as to which it is the master servicer or the special servicer, as the case may be, then, to the extent such policy (i) is obtained from an insurer meeting certain criteria set forth in the PSA, and (ii) provides protection equivalent to the individual policies otherwise required or (y) the master servicer or special servicer, as applicable, meetings the ratings requirements of the Rating Agencies set forth in the PSA, and the master servicer or the special servicer self-insures for its obligation to maintain the individual policies otherwise required, then the master servicer or special servicer, as the case may be, will conclusively be deemed to have satisfied its obligation to cause hazard insurance to be maintained on the related Mortgaged Properties or REO Properties, as applicable. Such a blanket or master force-placed policy may contain a deductible clause (not in excess of a customary amount), in which case the master servicer or the special servicer, as the case may be, that maintains such policy will be required, if there has not been maintained on any Mortgaged Property securing a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or REO Property thereunder a hazard insurance policy complying with the requirements described above, and there has been one or more losses that would have been covered by such an individual policy, to promptly deposit into the Collection Account (or, with respect to a Serviced Whole Loan, the related separate custodial account), from its own funds, the amount not otherwise payable under the blanket or master force-placed policy in connection with such loss or losses because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan or the related Serviced Whole Loan (or, in the absence of any such deductible limitation, the deductible limitation for an individual policy which is consistent with the Servicing Standard).

With respect to the payment of insurance premiums and delinquent tax assessments, in the event that the master servicer determines that a Servicing Advance of such amounts would not be recoverable, that master servicer will be required to notify the trustee, the certificate administrator and the special servicer of such determination. Upon receipt of such notice, the master servicer (with respect to any Mortgage Loan or Serviced Whole Loan that is not a Specially Serviced Loan) and the special servicer (with respect to any Specially Serviced Loan or REO Property) will be required to determine (with the reasonable assistance of the master servicer) whether or not payment of such amount (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders (and in the case of a Serviced Companion Loan, the holder of the related Serviced Companion Loan, as a collective whole as if such Certificateholders and Serviced Companion Loan holder constituted a single lender). If the master servicer or the special servicer determines that such payment (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders and, in the case of any Serviced Companion Loan, the related Serviced Companion Loan noteholders, the special servicer (in the case of a determination by the special servicer) will be required to direct the master servicer to make such payment, who will then be required to make such payment from the Collection Account (or, with respect to a Serviced Whole Loan, the related custodial account) to the extent of available funds.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans or any Serviced Whole Loan, nor will any Mortgage Loan be subject to Federal Housing Administration insurance.

“Acceptable Insurance Default” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, any default arising by reason of the failure of the related borrower to maintain standard extended coverage casualty insurance or other insurance that covers acts of terrorism, as to which the special servicer has determined, in accordance with the Servicing Standard and, unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Certificateholder (and, upon , that either (i) such insurance is not available at commercially reasonable rates and the subject hazards are not at the time commonly insured against for properties similar to the Mortgaged Property and located in or around the geographic region in which such Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (ii) such insurance is not available at any rate; provided that the Directing Certificateholder will not have more than 30 days to respond to the special servicer’s request for such consent; provided, further, that upon the special servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the special servicer to consult with the Directing Certificateholder, the special servicer will not be required to do so.

Modifications, Waivers and Amendments

The PSA will permit (a) as to Mortgage Loans that are non-Specially Serviced Loans and actions that do not involve Special Servicer Major Decisions or Special Servicer Non-Major Decisions (other than the items listed in clauses (a), (b), (c)(i) and (c)(ii) of the definition of “Special Servicer Non-Major Decision”, which the master servicer will process, subject to special servicer consent or deemed consent as provided in the PSA), the master servicer, or (b)(i) with respect to any Specially Serviced Loan or (ii) as to Special Servicer Major Decisions or Special Servicer Non-Major Decisions (other than the items listed in clause (a), clause (b), clause (c)(i) and clause (c)(ii) of the definition of “Special Servicer Non-Major Decision”, which the master servicer will process, subject to special servicer consent or deemed consent as provided in the PSA) irrespective of whether such Mortgage Loan is a Specially Serviced Loan, the special servicer, in each case subject to the rights of the Directing Certificateholder, and after consultation with the operating advisor to the extent described under “—The Operating Advisor” in this prospectus, to modify, waive, amend, consent or take such other action with respect to any term of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan if such modification, waiver, amendment, consent or other action (c)(i) is consistent with the Servicing Standard and (ii) would not constitute a “significant modification” of such Mortgage Loan or Serviced Companion Loan pursuant to Treasury regulations Section 1.860G-2(b) and would not otherwise (A) cause either Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon either Trust REMIC or the issuing entity (including but not limited to the tax on “prohibited transactions” as defined in Code Section 860F(a)(2) and the tax on contributions to a REMIC set forth in Code Section 860G(d), but not including the tax on “net income from foreclosure property” under Code Section 860G(c)).

Notwithstanding the foregoing, the master servicer and special servicer may mutually agree as provided in the PSA that the master servicer will process any of the foregoing matters that are Special

Servicer Major Decisions or Special Servicer Non-Major Decisions with respect to any non-Specially Serviced Loan.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the Mortgage Loan documents require the special servicer to calculate (or to approve the calculation of the related borrower of) the loan to value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will exclude the value of personal property and going concern value, if any.

In no event, however, may the master servicer or the special servicer extend the maturity of any Mortgage Loan, Serviced Whole Loan or Specially Serviced Loan to a date occurring later than the earlier of (A) five years prior to the Rated Final Distribution Date and (B) if the Mortgage Loan, Serviced Whole Loan or Specially Serviced Loan is secured solely or primarily by a ground lease (or, with respect to a leasehold interest that is a space lease or an air rights lease, such space lease or air rights lease), the date 20 years prior to the expiration of the term of such ground lease (or, with respect to a leasehold interest that is a space lease or an air rights lease, such space lease or air rights lease) (or 10 years prior to the expiration of such lease if the master servicer or the special servicer, as applicable, gives due consideration to the remaining term of the ground lease (or, with respect to a leasehold interest that is a space lease or an air rights lease, such space lease or air rights lease) and such extension is in the best interest of the Certificateholders and if a Serviced Companion Loan is involved, the holder of the related Serviced Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan holder constituted a single lender) and, if no Control Termination Event has occurred and is continuing, with the consent of the Directing Certificateholder.

In addition, neither the master servicer nor the special servicer may permit any borrower to add or substitute any collateral for an outstanding Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, which collateral constitutes real property, unless the master servicer or the special servicer, as applicable, receives a Rating Agency Confirmation.

The special servicer will process (unless the special servicer and the master servicer mutually agree that the master servicer will process, as further described below) and consent to or refuse consent to, as applicable, all Special Servicer Major Decisions and Special Servicer Non-Major Decisions. The special servicer will also be required to obtain the consent of the Directing Certificateholder, and will be required to consult with the operating advisor, in connection with any Special Servicer Major Decision to the extent described under “—The Directing Certificateholder” and “—The Operating Advisor”. In addition, with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan), the following actions will be subject to the special servicer’s processing and consent or, if mutually agreed to by the special servicer and the master servicer, the master servicer will be required to process such request subject to the consent of the special servicer as further described below (each of the following, a “Special Servicer Non-Major Decision”):

(a)   approving leases, lease modifications or amendments or any requests for subordination, non-disturbance and attornment agreements for leases in excess of the lesser of (i) 30,000 square feet and (ii) 30% of the net rentable area at the related Mortgaged Property;

(b)   approving material rights-of-way and material easements, and consent to subordination of the related Mortgage Loan or Serviced Whole Loan to such material rights-of-way or easements;

(c)   agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Serviced Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (i) a waiver of a mortgage loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral), (ii) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents other than direct, non-callable obligations of the United States would be permitted or (iii) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment; provided that the foregoing is not otherwise a Major Decision;

(d)   approving any waiver regarding the receipt of financial statements involves permitting delivery of financial statements less than quarterly or more than 60 days after the end of the calendar quarter);

(e)   any requests for the disbursement of (i) earnouts or holdback amounts with respect to any Specially Serviced Loan that is not otherwise a Major Decision and (ii) amounts from (A) any escrow accounts, reserve accounts, letters of credit or other collateral related to hospitality property improvement plans or (B) earnout or performance escrows, reserves or holdbacks, in the case of clause (ii)(A) and (ii)(B), relating to certain Mortgage Loans set forth on a schedule to the PSA;

(f)   approving any proposed modification or waiver of any material provision in the related loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower;

(g)   approving any casualty insurance settlements or condemnation settlements, and determining whether to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property

(h)   agreeing to any modification or amendment to any ground lease or any subordination, non-disturbance and attornment agreement relating to any ground lease or any entry into a new ground lease with respect to a Mortgaged Property or determining whether to cure any default by a borrower under a ground lease; and

(i)   approving any transfers of an interest in the borrower, unless such transfer (i) is permitted under the terms of the related Mortgage Loan documents without the exercise of any lender approval or discretion other than confirming the satisfaction of the other conditions to the transfer set forth in the related Mortgage Loan documents that do not include any other approval or exercise of discretion, including a consent to transfer to any subsidiary or affiliate of such borrower or to a person acquiring less than a majority interest in such borrower, and (ii) does not involve incurring new mezzanine financing or a change in control of the borrower.

provided, however, that with respect to clauses (a), (b), (c)(i) and (c)(ii) of this definition the master servicer will be required to evaluate and process requests for any modifications described in such clauses and obtain the consent or deemed consent of the special servicer as provided in the PSA.

Upon receiving a request for any matter described in this section that constitutes a Special Servicer Non-Major Decision or a Special Servicer Major Decision with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is not a Specially Serviced Loan, the master servicer will be required to forward such request to the special servicer and, unless the master servicer and the special servicer mutually agree that the master servicer will process such request, the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the Special Servicer Non-Major Decision or Special Servicer Major Decision other than providing the special servicer with any reasonably requested information or documentation. In addition, the master servicer will be required to provide the special servicer with any notice that it receives relating to a default by the borrower under a ground lease where the collateral for the Mortgage Loan is the ground lease, and the special servicer will determine in accordance with the Servicing Standard whether to cure any borrower defaults relating to ground leases.

Notwithstanding the foregoing, the master servicer and special servicer may mutually agree as provided in the PSA that the master servicer will process any of the foregoing matters (as well as any Special Servicer Major Decision) with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan). If the master servicer and special servicer mutually agree that the master servicer will process a Special Servicer Non-Major Decision, the master servicer will be required to obtain the special servicer’s prior consent to such Special Servicer Non-Major Decision.

The special servicer is also required to obtain the consent of the Directing Certificateholder, and will be required to consult with the operating advisor in connection with any modification, waiver or amendment with regard to any Specially Serviced Loan to the extent described under “—The Directing Certificateholder” and “—The Operating Advisor” in this prospectus. When the special servicer’s consent is required and the master servicer is recommending approval with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan), the master servicer will be required to forward to the special servicer the written request from the borrower for modification, waiver or amendment, accompanied by the master servicer’s recommendation and analysis and the master servicer is required to provide the special servicer with any and all information in the master servicer’s possession that the special servicer may reasonably request to process or to grant or withhold such consent. When the special servicer’s consent is required under the PSA, such consent will be deemed given 15 business days (or, in connection with an Acceptable Insurance Default, 90 days) after receipt (unless earlier objected to) by the special servicer from the master servicer of the master servicer’s written analysis and recommendation with respect to such proposed Special Servicer Major Decision or Special Servicer Non-Major Decision together with such other information reasonably required by the special servicer and reasonably available to the master servicer.

The master servicer will process and consent to or refuse consent to, as applicable, all Master Servicer Major Decisions and Master Servicer Non-Major Decisions with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan). The master servicer will also be required to obtain the consent of the Directing Certificateholder, and will be required to consult with the operating advisor, in connection with any Master Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan), to the extent described under “—The Directing Certificateholder” and “—The Operating Advisor”. With respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan), the master servicer will be required to process and consent to any action that is a Master Servicer Major Decision or a Master Servicer Non-Major Decision (which consist of the following actions (each of the following, a “Master Servicer Non-Major Decision”):

(a)   approving leases, lease modifications or amendments or any requests for subordination, non-disturbance and attornment agreements for leases (i) equal to or less than the lesser of (A) 30,000 square feet and (B) 30% of the net rentable area at the related Mortgaged Property and (ii) which are not ground leases;

(b)   approving any waiver regarding the receipt of financial statements if such waiver does not involve permitting delivery of financial statements less than quarterly or more than 60 days after the end of the calendar quarter;

(c)   approving annual budgets for the related Mortgaged Property;

(d)   approving immaterial rights-of-way and immaterial easements, and consent to subordination of the related Mortgage Loan or Serviced Whole Loan to such immaterial rights-of-way or easements;

(e)   any modification, consent to a modification or waiver of any immaterial non-monetary term (excluding the timing of payments but including late payment charges or default interest) of a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan;

(f)   other than with respect to reserves and escrows which are addressed in clause (i) below, any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan or any consent to either of the foregoing, to the extent the foregoing is not otherwise a Major Decision;

(g)   any consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt where (i) such transfer or incurrence of debt may be effected without the consent or discretion of the lender under the related loan agreement (ii) the loan documents include specific objective conditions that must be satisfied for such action where lender discretion is not necessary in order to determine whether such specific objective conditions have been satisfied and (iii) such specific objective conditions have been satisfied with no exceptions;

(h)   (i) any property management company changes (with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (A)(x) with a principal balance less than $25,000,000 or (y) for which the debt service coverage ratio and debt yield for such Mortgage Loan or Serviced Whole Loan, if applicable, is equal to or greater than the greater of (1) the debt service coverage ratio and debt yield for such Mortgage Loan or Serviced Whole Loan, as applicable, as of the origination date of such Mortgage Loan or Serviced Whole Loan, as applicable, and (2) if the DSCR/DY Trigger has occurred, the debt service coverage ratio and debt yield for such Mortgage Loan or Serviced Whole Loan, as applicable, as of the most recent quarterly reporting period or (B) where the property management company will not be an affiliate of the related borrower following such change or (ii) franchise changes (with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, in each case, for which the lender is not required to consent or approve under the related Mortgage Loan documents);

(i)   releases or substitutions of any amounts from any escrow accounts, reserve accounts, letters of credit or collateral, if required pursuant to the specific terms of the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan and for which there is no lender discretion, other than with respect to (A) escrow accounts, reserve accounts, letters of credit or other collateral related to hospitality property improvement plans or (B) earn out or performance escrows, reserves or holdbacks, in the case of clause (A) and (B), relating to certain Mortgage Loans set forth on a schedule to the PSA;

(j)   any acceptance of an assumption agreement releasing a borrower from liability under a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan if (i) such action may be effected without the consent or discretion of the lender under the related loan agreement, (ii) the loan documents include specific objective conditions that must be satisfied for such action where lender discretion is not necessary in order to determine whether such specific objective conditions have been satisfied and (iii) such specific objective conditions have been satisfied with no exceptions;

(k)  any modification, waiver or amendment of an intercreditor agreement, co-lender agreement, participation agreement or similar agreement with any mezzanine lender, holder of a Companion Loan or other subordinate debt holder related to a Mortgage Loan (including a Non-Serviced Mortgage Loan, to the extent consent rights with respect to such modification, waiver or amendment are granted to the holder of the Companion Loan or other subordinate debt under the related agreement) or such Serviced Whole Loan, or an action to enforce rights with respect thereto, to the extent the foregoing is not otherwise a Major Decision; provided, however, if any such modification, waiver or amendment would adversely impact the master servicer or special servicer, such modification, waiver or amendment will additionally require the consent of the master servicer or the special servicer, as applicable, as a condition to its effectiveness; and

(l)   any other action that does not constitute a Major Decision or a Special Servicer Non-Major Decision.

The master servicer or the special servicer, as applicable, is required to notify the trustee, the certificate administrator, the Directing Certificateholder (other than during the period when a Consultation Termination Event has occurred and is continuing), the operating advisor (only if a Control Termination Event has occurred and is continuing), the depositor and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website), in writing, of any modification, waiver, material consent or amendment of any term of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan and the date of the modification and deliver a copy to the custodian for deposit in the related mortgage file, an original counterpart of the agreement relating to such modification, waiver, material consent or amendment, promptly (and in any event within 10 business days) following the execution of the agreement. With respect to certain Master Servicer Non-Major

Decisions, the PSA may provide that the master servicer will be required to deliver prior written notice to the special servicer and Directing Certificateholder.

Any modification, extension, waiver or amendment of the payment terms of a Serviced Whole Loan will be required to be structured so as to be consistent with the allocation and payment priorities in the related Mortgage Loan documents and intercreditor agreement, if any, such that neither the issuing entity as holder of the Mortgage Loan nor a holder of any related Serviced Companion Loan gains a priority over the other such holder that is not reflected in the related Mortgage Loan documents and intercreditor agreement.

Any modification, waiver or amendment with respect to a Serviced Whole Loan may be subject to the consent of one or more holders of a related Serviced Companion Loan and the special servicer as described under “Description of the Mortgage Pool—The Whole Loans”.

A “DSCR/DY Trigger” will have occurred for purposes of determining the existence of a Major Decision or a Master Servicer Non-Major Decision in connection with the approval of a change to the property management company at a Mortgaged Property (A) with respect to the debt service coverage ratio for the related Mortgage Loan or Serviced Whole Loan, if applicable, if the most recent debt service coverage ratio for such Mortgage Loan or Serviced Whole Loan, if applicable, has decreased more than 10% from the debt service coverage ratio calculated 12 months prior to date on which the most recent debt service coverage ratio was determined, and (B) with respect to the debt yield for the related Mortgage Loan or Serviced Whole Loan, if applicable, if the most recent debt yield for such Mortgage Loan or Serviced Whole Loan, if applicable, has decreased more than 10% from the debt yield calculated 12 months prior to date on which the most recent debt yield was determined.

See also “—The Directing Certificateholder” and “—The Operating Advisor” for a description of the Directing Certificateholder’s and the operating advisor’s rights with respect to modifications, waivers and amendments and reviewing and approving the Asset Status Report.

Mortgage Loans with “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The special servicer (other than with respect to any non-Specially Serviced Loan involving a Master Servicer Non-Major Decision) will be responsible for determining whether to enforce any “due-on-sale” clauses contained in the Mortgage Loan documents or to provide its consent to any assumption and for the handling of all related processing and documentation, or, if mutually agreed to by the master servicer and the special servicer, the master servicer will be required to process such request subject to the consent of the special servicer. The special servicer will not be required to enforce any such “due-on-sale” clauses and in connection therewith will not be required to (1) accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) withhold its consent to any sale or transfer, if (x) such provision is not exercisable under applicable law or if the special servicer determines that the enforcement of such provision is reasonably likely to result in meritorious legal action by the borrower or (y) the special servicer determines, in accordance with the Servicing Standard, that granting such consent would be likely to result in a greater recovery, on a present value basis (discounting at the related Mortgage Rate or other applicable discount rate), than would enforcement of such clause. If the special servicer determines that (i) granting such consent would be likely to result in a greater recovery, (ii) such provisions are not legally enforceable, or (iii) that the conditions to sale or transfer have been satisfied, the master servicer or the special servicer is authorized to take or enter into an assumption agreement from or with the proposed transferee as obligor thereon and to release the original borrower; provided that (a) the credit status of the prospective transferee is in compliance with the Servicing Standard and criteria and the terms of the related Mortgage and (b) the special servicer has received a Rating Agency Confirmation (and, if the affected Mortgage Loan is part of a Serviced Whole Loan, a Rating Agency Confirmation with respect to any commercial mortgage pass-through certificates backed by any related Serviced Companion Loan) from Moody’s, Fitch or KBRA with respect to any Mortgage Loan that (A) represents more than 5% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding and has a Stated Principal Balance of at least $10,000,000, (B) has a Stated Principal Balance that is more than $35,000,000, (C) represents one of the 10 largest Mortgage Loans based on

Stated Principal Balance and has a Stated Principal Balance of at least $10,000,000 or (D) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the 10 largest mortgage loans in the related other securitization (provided that the special servicer will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of such other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization).

The master servicer (with respect to any non-Specially Serviced Loan involving a Master Servicer Non-Major Decision) will be responsible for processing any such transaction without the consent or approval of the special servicer or the Directing Certificateholder. In connection with such processing, the master servicer will be required to receive a Rating Agency Confirmation (and, if the affected Mortgage Loan is part of a Serviced Whole Loan, a Rating Agency Confirmation with respect to any commercial mortgage pass-through certificates backed by any related Serviced Companion Loan) from Moody’s, Fitch and KBRA with respect to any Mortgage Loan that (A) represents more than 5% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding and has a Stated Principal Balance of at least $10,000,000, (B) has a Stated Principal Balance that is more than $35,000,000, (C) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance and has a Stated Principal Balance of at least $10,000,000 or (D) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the 10 largest mortgage loans in the related other securitization (provided that the master servicer will be entitled to reasonably rely upon the written notification provided by master servicer, special servicer, trustee or certificate administrator of such other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization).

To the extent not precluded by the Mortgage Loan documents, the master servicer or the special servicer, as applicable, may not approve an assumption or substitution without requiring the related borrower to pay any fees owed to the Rating Agencies associated with the approval of such assumption or substitution. However, in the event that the related borrower is required but fails to pay such fees, such fees will be an expense of the issuing entity; provided that in the case of a Serviced Whole Loan the special servicer or the master servicer, as applicable, will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Pari Passu Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to such Serviced Pari Passu Companion Loans from the holders of such Serviced Pari Passu Companion Loans. No assumption agreement may contain any terms that are different from any term of any Mortgage or related Note, except pursuant to the provisions described under “—Modifications, Waivers and Amendments” above and “—Realization Upon Mortgage Loans” below.

The special servicer (other than with respect to any non-Specially Serviced Loan involving a Master Servicer Non-Major Decision) will be responsible for determining whether to enforce any “due-on-encumbrance” clauses contained in the Mortgage Loan documents or to provide its consent to any loan or encumbrance and for the handling of all related processing and documentation, or, if mutually agreed to by the master servicer and the special servicer, the master servicer will be required to process such request subject to the consent of the special servicer. The special servicer will not be required to enforce any such “due-on-encumbrance” clauses and in connection therewith will not be required to (1) accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) withhold its consent to any lien or encumbrance, if the special servicer (A) determines, in accordance with the Servicing Standard, that such enforcement would not be in the best interests of the issuing entity or the holder of any Serviced Companion Loan, if applicable, or that the conditions to further encumbrance have been satisfied (other than in the case of a Non-Serviced Mortgage Loan) and (B) receives a prior Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any commercial mortgage pass-through certificates backed by any related Serviced Companion Loan) from Moody’s, Fitch or KBRA with respect to any Mortgage Loan that (i) represents more than 2% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding and has a Stated Principal Balance of at least $10,000,000, (ii) has a Stated Principal Balance that is more than $20,000,000, (iii) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance and has a Stated Principal Balance of at

least $10,000,000, (iv) has an aggregate loan-to-value ratio (including any existing and proposed additional debt) that is equal to or greater than 85%, (v) has an aggregate debt service coverage ratio (in each case, determined based upon the aggregate of the Stated Principal Balance of the related Mortgage Loan, any existing additional debt and the principal amount of the proposed additional lien) that is less than 1.20x, or (vi) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the 10 largest mortgage loans in the related other securitization (provided that the master servicer will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of the applicable other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization); provided that with respect to clauses (i)-(vi) above, such Mortgage Loan must also have a Stated Principal Balance of at least $10,000,000 for the requirement of a Rating Agency Confirmation to apply.

The master servicer (with respect to any non-Specially Serviced Loan involving a Master Servicer Non-Major Decision) will be responsible for processing any such transaction without the consent or approval of the special servicer or the Directing Certificateholder. In connection with such action, the master servicer will be required to receive a prior Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any commercial mortgage pass-through certificates backed by any related Serviced Companion Loan) from Moody’s, Fitch and KBRA with respect to any Mortgage Loan that (A) represents more than 2% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding and has a Stated Principal Balance of at least $10,000,000, (B) has a Stated Principal Balance that is more than $20,000,000, (C) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance and has a Stated Principal Balance of at least $10,000,000, (D) has an aggregate loan-to-value ratio (including any existing and proposed additional debt) that is equal to or greater than 85%, (E) has an aggregate debt service coverage ratio (in each case, determined based upon the aggregate of the Stated Principal Balance of the related Mortgage Loan, any existing additional debt and the principal amount of the proposed additional lien) that is less than 1.20x, or (F) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the 10 largest mortgage loans in the related other securitization (provided that the master servicer will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of the applicable other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization); provided that with respect to clauses (A), (B), (C), (D), (E) and (F), such Mortgage Loan must also have a Stated Principal Balance of at least $10,000,000 for the requirement of a Rating Agency Confirmation to apply.

To the extent not precluded by the Mortgage Loan documents, the master servicer or the special servicer, as applicable, may not approve the creation of any lien or other encumbrance without requiring the related borrower to pay any fees owed to the Rating Agencies associated with the approval of such lien or encumbrance. However, in the event that the related borrower is required but fails to pay such fees, such fees will be an expense of the issuing entity; provided that in the case of a Serviced Whole Loan the special servicer or the master servicer, as applicable, will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Pari Passu Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to such Serviced Pari Passu Companion Loans from the holders of such Serviced Pari Passu Companion Loans. Neither the master servicer nor the special servicer will be responsible for enforcing a “due-on-sale” or a “due-on-encumbrance” clause with respect to any Non-Serviced Mortgage Loan.

Notwithstanding the foregoing but subject to other conditions contained in the PSA regarding Rating Agency Confirmations, without any other approval, consent or consultation, (i) the master servicer may grant and process a borrower’s request for any Master Servicer Non-Major Decision relating to a non-Specially Serviced Loan and (ii) the special servicer may grant and process a borrower’s request for any matter relating to a Specially Serviced Loan that is not a Major Decision.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense), physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than the Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2018 unless a physical inspection has been performed by the special servicer within the previous 12 months and the master servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection; provided, further, however, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies in the Mortgaged Property of which it has knowledge and deems material, of any sale, transfer or abandonment of the Mortgaged Property of which it has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use reasonable efforts to collect and review the annual operating statements beginning with calendar year end 2016 of the related Mortgaged Property. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Companion Loans and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loans (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans“. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing:

(i)       either (x) with respect to any Mortgage Loan or Serviced Companion Loan, other than a balloon loan, a payment default has occurred on such Mortgage Loan or Serviced Companion Loan at its maturity date or, if the maturity date of such Mortgage Loan or Serviced Companion Loan has been extended in accordance with the PSA, a payment default occurs on such Mortgage Loan or Serviced Companion Loan at its extended maturity date or (y) with respect to a balloon loan, a payment default has occurred with respect to the related balloon payment; provided that if (A) the related borrower is diligently seeking a refinancing or sale of the related Mortgaged Property or Mortgaged Properties and delivers, on or prior to the related maturity date or extended maturity date, a statement to the that effect and delivers, within 30 days following the related maturity date or extended maturity date, a refinancing commitment, letter of intent or otherwise binding application for refinancing from an acceptable lender or signed purchase agreement reasonably acceptable to the master servicer (who will be required to promptly deliver a copy to the special servicer, the operating advisor (if a Control Termination Event has occurred and is continuing), the Directing Certificateholder (but only for so long as no Consultation Termination Event has occurred and is continuing), (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other Servicing Transfer Event has occurred with respect to that Mortgage Loan or Serviced Companion Loan and (D) a Servicing Transfer Event will not occur until the earlier of (1) 120 days beyond the related maturity date or extended maturity date and (2) the termination of such transaction document;

(ii)       any Monthly Payment (other than a balloon payment or any other payment due under clause (i)(x) above in this definition) or any amount due on a monthly basis as an escrow payment or reserve funds, is 60 days or more delinquent;

(iii)       the master servicer determines in its reasonable business judgment, exercised in accordance with the Servicing Standard, that (x) a default consisting of a failure to make a payment of principal or interest is reasonably foreseeable or there is a significant risk of such default or (y) any other default that is likely to impair the use or marketability of the related Mortgaged Property or the value of the Mortgaged Property as security for the Mortgage Loan or, if applicable, Serviced Companion Loan, is reasonably foreseeable or there is a significant risk of such default, which monetary or other default, in either case, would likely continue unremedied beyond the applicable grace period (or, if no grace period is specified, for a period of 60 days) and is not likely to be cured by the related borrower within 60 days or, except as provided in clause (i)(y) above, in the case of a balloon payment, for at least 30 days;

(iv)       the related borrower has become the subject of a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs;

(v)       the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower of or relating to all or substantially all of its property;

(vi)       the related borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations;

(vii)       a default, of which the master servicer or the special servicer has notice (other than a failure by such related borrower to pay principal or interest) and that in the opinion of the master servicer or the special servicer (and, in the case of the special servicer, for so long as no Control Termination Event has occurred and is continuing, with the consent of the Directing Certificateholder, and with respect to any Serviced Whole Loan, in consultation with the related Serviced Companion Loan noteholders to the extent provided for in the related Intercreditor Agreement) materially and adversely affects the interests of the Certificateholders or any holder of a Serviced Companion Loan, if applicable, occurs and remains unremedied for the applicable grace period specified in the Mortgage Loan documents for such Mortgage Loan or Serviced Companion Loan (or if no grace period is specified for those defaults which are capable of cure, 60 days); or

(viii)       the master servicer or special servicer receives notice of the foreclosure or proposed foreclosure of any lien on the related Mortgaged Property (each of clause (i) through (viii), a “Servicing Transfer Event”).

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

Notwithstanding the foregoing, the special servicer may elect to deliver a written notice to the master servicer that a Mortgage Loan should be a Specially Serviced Loan as a result of imminent default under clause (iii) of “Servicing Transfer Event”. Upon receipt of any such written notice, the master servicer shall deliver an officer’s certificate to each of the depositor and the special servicer with its determination of whether to transfer such Mortgage Loan to special servicing under clause (iii) above and the reasons for such determination, and such determination will be conclusive with respect to a servicing transfer at that time.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. The master servicer will have no responsibility for the performance by the special servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan), that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

A Mortgage Loan or Serviced Whole Loan will cease to be a Specially Serviced Loan (each, a “Corrected Loan”) (A) with respect to the circumstances described in clauses (i) and (ii) above, when the borrower thereunder has brought the Mortgage Loan or Serviced Companion Loan current and thereafter made three consecutive full and timely Periodic Payments, including pursuant to any workout of the Mortgage Loan or Serviced Companion Loan, (B) with respect to the circumstances described in clause (iii), (iv), (v), (vi) and (viii) above, when such circumstances cease to exist in the good faith judgment of the special servicer or (C) with respect to the circumstances described in clause (vii) above, when such default is cured (as determined by the special servicer in accordance with the Servicing Standard) or waived by the special servicer; provided, in each case, that at that time no circumstance exists (as described above) that would cause the Mortgage Loan or Serviced Companion Loan to continue to be characterized as a Specially Serviced Loan. If any Specially Serviced Loan becomes a Corrected Loan, the special servicer will be required to transfer servicing of such Corrected Loan to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Mortgage Loan (other than the Non-Serviced Mortgage Loans) and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan not later than 30 days after the servicing of such Mortgage Loan is transferred to the special servicer. Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Certificateholder (but (i) only for so long as no Consultation Termination Event has occurred and is continuing, and (ii) not with respect to any applicable Excluded Loan);

●	each Risk Retention Consultation Party (but not with respect to any applicable Excluded Loan);

●	with respect to any related Serviced Companion Loan, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold or to the holder of the related Serviced Companion Loan;

●	the operating advisor (but only after the occurrence and during the continuance of a Control Termination Event);

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Final Asset Status Report will be provided to the certificate administrator and the trustee.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●	the appraised value of the related Mortgaged Properties (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

If no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) after receipt of the Asset Status Report. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to the special servicer within such 10- or 5-business day period, as applicable) is not in the best interest of all the Certificateholders, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Certificateholder disapproves the Asset Status Report within such 10- or 5-business day period, as applicable, and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders; provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer may act upon the most recently submitted form of Asset Status Report, if consistent with the Servicing Standard.

If a Control Termination Event has occurred and is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor (and for so long as no Consultation Termination Event has occurred, the Directing Certificateholder). The operating advisor will be required to provide comments to the special servicer in respect of the Asset Status Report, if any, within ten (10) business days following the later of (i) receipt of such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action and any other feedback provided by the operating advisor (and so long as no Consultation Termination Event has occurred, the Directing Certificateholder) in connection with the special servicer’s preparation of any Asset Status Report. The special servicer will revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and so long as no Consultation Termination Event has occurred, the Directing Certificateholder), to the extent the special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of such Companion Loan)).

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or a recommendation of the operating advisor.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, each of the Directing Certificateholder and the operating advisor will be entitled to consult with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence of a Consultation Termination Event, the Directing Certificateholder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Certificateholder.

Notwithstanding the foregoing, in the case of the Servicing Shift Whole Loan, only the related Loan-Specific Directing Holder (without regard to whether a Control Termination Event or a Consultation Termination Event has occurred) may exercise the rights of the Directing Certificateholder described in this “—Asset Status Report” section, and neither the Directing Certificateholder nor the operating advisor will have any of the above described consent or (in the case of the operating advisor) consultation rights, as applicable, unless permitted under the related Co-Lender Agreement.

With respect to each Non-Serviced Mortgage Loan, the directing certificateholder under the related Non-Serviced PSA will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to such Non-Serviced Whole Loan under the related Non-Serviced PSA that are similar to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans. See
“—Servicing of the Non-Serviced Mortgage Loans”.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than a Non-Serviced Mortgage Loan) has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)       such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the Serviced Companion Loan Holders), as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Holders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)       there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the Serviced Companion Loan Holders), as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Holders constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three year period will not result in the imposition of a tax on either Trust REMIC or cause either Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to administer any Mortgaged Property acquired by the issuing entity in a manner which does not cause such Mortgaged Property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of the Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, the Lower-Tier REMIC will not be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Lower-Tier REMIC, at the highest marginal federal corporate rate (currently 35%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and with respect to a Serviced Whole Loan, the Serviced Companion Loan Holder, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of the date that is (x) on or prior to each Determination Date or (y) 2 business days after such amounts are received and properly identified and determined to be available, the special servicer is required to remit to the master servicer for deposit all amounts received in respect of each REO Property during such Collection Period, net of any amounts withdrawn to make any permitted disbursements, to the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that it would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any holder of the related Serviced Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan Holder constituted a single lender) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Companion Loan in such manner as will be reasonably likely to realize a fair price. In the case of certain Non-Serviced Mortgage Loans, under certain limited circumstances permitted under the related Intercreditor Agreement, to the extent that such Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the special servicer for the related Non-Serviced Whole Loan, the special servicer will be entitled to sell (with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders (and will be entitled to a Liquidation Fee in connection with such sale). The special servicer is required to accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any applicable Excluded Loan) the Directing Certificateholder and each Risk Retention Consultation Party not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or more than 60 days delinquent in respect of its balloon payment (taking into account any extensions to such 60-day period as provided in the provisos to clause (i) of the definition of “Specially Serviced Loan”), if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the master servicer or special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the highest offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price; provided that no offer from an Interested Person will constitute a fair price unless (i) the offer is the highest offer received, and (ii) if the offer is less than the applicable Purchase Price, then at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing or investing in loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by the Interested Person; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Loan Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines (in consultation with the Directing Certificateholder (other than with respect to any applicable Excluded Loan, unless a Consultation Termination Event exists), each Risk Retention Consultation Party (other than with respect to any applicable Excluded Loan) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Loan Holder(s) constituted a single lender), and the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Loan Holder(s) constituted a single lender).

An “Interested Person” is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the Excluded Special Servicer, if any, the certificate administrator, the trustee, the Directing Certificateholder, any Risk Retention Consultation Party, any sponsor, any borrower, any holder of a related mezzanine loan, any manager of a Mortgaged Property, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to the Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Pari Passu Companion Loan together with such Mortgage Loan as one whole loan. The special servicer will not be permitted to sell the related Mortgage Loan together with the related Pari Passu Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder of the related Pari Passu Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA. See “Description of the Mortgage Pool—The Whole Loans—8 Times Square & 1460 Broadway Whole Loan”, “—FedEx Ground Portfolio Whole Loan”, “—229 West 43rd Street Retail Condo Whole Loan”, “—60 Madison Avenue Whole Loan”, and “—Birch Run Premium Outlets Whole Loan”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted Mortgage Loan under the related Non-Serviced PSA, the Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Companion Loan as notes evidencing one whole loan. The issuing entity, as the holder of the Non-Serviced Mortgage Loans, will have the right to consent to such sale if the required notices and information regarding such sale are not provided to the special servicer in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as a Control Termination Event has not occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the special servicer will exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—FedEx Ground Portfolio Whole Loan”, “—Prudential Plaza Whole Loan”, “—10 Hudson Yards Whole Loan”, “—80 Park Plaza Whole Loan”, “—667 Madison Avenue Whole Loan”, “—Starbucks Center Whole Loan”, “—Mills Fleet Farm Whole Loan” and “—Marriott Hilton Head Resort & Spa Whole Loan”,.

In addition, with respect to the Servicing Shift Mortgage Loan, if the Servicing Shift Mortgage Loan becomes a Defaulted Loan, the special servicer (or, on or after the applicable Servicing Shift Securitization Date, the special servicer under the related Servicing Shift PSA) will be required to sell such Mortgage Loan together with the related Companion Loans as notes evidencing one whole loan, in accordance with the provisions of the related Intercreditor Agreement and the PSA or the Servicing Shift PSA, as the case may be.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Certificateholder

General

Subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will be entitled to advise (1) the special servicer, with respect to all Specially Serviced Loans (other than any applicable Excluded Loan or the Servicing Shift Mortgage Loan) and (2) the special servicer, with respect to non-Specially Serviced Loans (other than any applicable Excluded Loan or the Servicing Shift Mortgage Loan), as to all matters for which the master servicer must obtain the consent or deemed consent of the special servicer (e.g., the Major Decisions) and will have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below. The PSA may provide that, with respect to certain matters in respect of which the consent of the Directing Certificateholder is required, such consent will be deemed given after the expiration of a specified period following the request for consent. With respect to any Mortgage Loan (other than any applicable Excluded Loan), upon the occurrence and continuance of a Control Termination Event, the Directing Certificateholder will have certain consultation rights only, and upon the occurrence of a Consultation Termination Event, the Directing Certificateholder will not have any consent or consultation rights, as further described below.

The “Directing Certificateholder” will be the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that:

(1)       absent that selection, or

(2)       until a Directing Certificateholder is so selected, or

(3)       upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that represents that it owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder;

provided, however, that in the case of this clause (3), in the event no one holder represents that it owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA.

The certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class, or the resignation of the then-current Directing Certificateholder.

The initial Directing Certificateholder is expected to be Och-Ziff Capital Investments, L.L.C. or its affiliate.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class. The Controlling Class as of the Closing Date will be Class G certificates; provided that if, at any time, the Certificate Balances of all Control Eligible Certificates, as notionally reduced by any Appraisal Reduction Amounts (but without regard to any Collateral Deficiency Amount) allocable to such classes, have been reduced to zero, the Controlling Class will be the most subordinate

Class of Control Eligible Certificates that has a principal balance greater than zero; provided, further that if at any time the Certificate Balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M, Class B, Class C and Class D certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then the “Controlling Class” will be the most subordinate class of Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to the application of Appraisal Reduction Amounts (or any Collateral Deficiency Amount) to notionally reduce the Certificate Balance of such Class.

The “Control Eligible Certificates” will be any of the Class E, Class F and Class G certificates.

The master servicer, the special servicer, the trustee or the operating advisor, may from time to time request that the certificate administrator provide the name of the then-current Directing Certificateholder for any applicable Mortgage Loan or Serviced Whole Loan. Upon such request, the certificate administrator will be required to promptly (but in no event more than 5 Business Days following such request) provide the name of the then-current Directing Certificateholder to the master servicer, the special servicer, the trustee or the operating advisor, but only to the extent the certificate administrator has actual knowledge of the identity of the then-current Directing Certificateholder; provided, that if the certificate administrator does not have actual knowledge of the identity of the then-current Directing Certificateholder, then the certificate administrator will be required to promptly (but in no event more than 5 Business Days following such request) (i) determine which Class is the Controlling Class and (ii) request from the Controlling Class Certificateholders the identity of the Directing Certificateholder. Any expenses incurred in connection with obtaining such information will be at the expense of the requesting party, except that if (i) such expenses arise in connection with an event as to which the Directing Certificateholder (or controlling class representative) has review, consent or consultation rights with respect to an action taken by, or report prepared by, the requesting party pursuant to the PSA or in connection with a request made by the operating advisor in connection with its obligation under the PSA to deliver a copy of its Operating Advisor Annual Report to the controlling class representative and (ii) the requesting party has not been notified of the identity of the Directing Certificateholder (or controlling class representative) or reasonably believes that the identity of the Directing Certificateholder (or controlling class representative) has changed, then such expenses will be at the expense of the Trust. The master servicer, the special servicer, the trustee and the operating advisor, will be entitled to conclusively rely on any such information so provided.

To the extent the master servicer or the special servicer has written notice of any change in the identity of a Directing Certificateholder or the list of Certificateholders (or Certificate Owners, if applicable) of the Controlling Class, then the master servicer or the special servicer, as applicable, will be required to promptly notify the trustee, the certificate administrator, the operating advisor, the master servicer and the special servicer thereof, who may rely conclusively on such notice from the master servicer or the special servicer, as applicable.

In the event that no Directing Certificateholder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Certificateholder is identified, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder as the case may be.

The Class E certificateholders that are the Controlling Class Certificateholders may waive its rights as the Controlling Class Certificateholders as described “—Control Termination Event and Consultation Termination Event” below.

Major Decisions

Except as otherwise described under “—Servicing Override” below and subject to the rights of the holders of the related Companion Loans under the related Intercreditor Agreements as described under “—Rights of Holders of Companion Loans” below, prior to the occurrence and continuance of a Control

Termination Event, neither the master servicer nor the special servicer will be permitted to take any of the following actions, as to which the Directing Certificateholder has objected in writing within 10 business days (or, (i) in the case of a Special Servicer Major Decision when the Directing Certificateholder and the special servicer are affiliates, 5 business days, and (ii) in connection with an Acceptable Insurance Default, 30 days) after receipt of the written recommendation and analysis together with such other information reasonably requested by the Directing Certificateholder (provided that if such written objection has not been received by the master servicer or special servicer, as applicable, within such 10-business-day (or 30-day) period, the Directing Certificateholder will be deemed to have approved such action) (each of the following, a “Major Decision”):

(a)       any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan as come into and continue in default;

(b)       any modification, consent to a modification or waiver of any monetary term or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs but excluding late payment charges or default interest) of a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan or any extension of the maturity date of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, in each case, to the extent the Directing Certificateholder or any affiliate does not own any controlling interest (whether legally, beneficially or otherwise) in the related mezzanine loan, if applicable;

(c)       any sale of a Defaulted Mortgage Loan (that is not a Non-Serviced Mortgage Loan), an REO Property (in each case, other than in connection with the termination of the issuing entity as described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates” in this prospectus) for less than the applicable Purchase Price;

(d)       any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(e)       any release of collateral or any acceptance of substitute or additional collateral (other than through defeasance, provided that such defeasance does not otherwise involve a Major Decision) for a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan or any consent to either of the foregoing, other than as required pursuant to the specific terms of the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan and for which there is no lender discretion;

(f)       any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt (i) as may be effected without the consent or discretion of the lender under the related loan agreement, (ii) where the loan documents include specific objective conditions that must be satisfied for such action where lender discretion is not necessary in order to determine whether such specific objective conditions have been satisfied and (iii) where such specific objective conditions have been satisfied with no exceptions;

(g)       any acceptance of an assumption agreement releasing a borrower from liability under a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan other than any such action (i) as may be effected without the consent or discretion of the lender under the related loan agreement, (ii) where the loan documents include specific objective conditions that must be satisfied for such action where lender discretion is not necessary in order to determine whether such specific objective conditions have been satisfied and (iii) where such specific objective conditions have been satisfied with no exceptions;

(h)       any acceleration of a Mortgage Loan or Serviced Whole Loan following a default or an event of default with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or such Serviced Whole Loan, any initiation of judicial, bankruptcy or similar proceedings under the related Mortgage Loan documents or with respect to the related mortgagor or Mortgaged Property;

(i)       (i) any property management company changes (with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (A)(x) with a principal balance equal to or greater than $25,000,000 or (y) for which the debt service coverage ratio and debt yield for such Mortgage Loan or Serviced Whole Loan, if applicable, is less than the greater of (1) the debt service coverage ratio and debt yield for such Mortgage Loan or Serviced Whole Loan, as applicable, as of the origination date of such Mortgage Loan or Serviced Whole Loan, as applicable, and (2) if the DSCR/DY Trigger has occurred, the debt service coverage ratio and debt yield for such Mortgage Loan or Serviced Whole Loan, as applicable, as of the most recent quarterly reporting period or (B) where the property management company will be an affiliate of the related borrower following such change or (ii) franchise changes (with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, in each case, for which the lender is required to consent or approve under the related Mortgage Loan documents);

(j)       releases or substitutions of any amount from any escrow accounts, reserve accounts, letters of credit or collateral related to hospitality property improvement plans or earnout or performance escrows, reserves or holdbacks with respect to certain Mortgage Loans set forth on a schedule to the PSA, other than those required pursuant to specific terms of the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan and for which there is no lender discretion;

(k)       any determination of an Acceptable Insurance Default; and

(l)       any modification, waiver or amendment of an intercreditor agreement, co-lender agreement, participation agreement or similar agreement with any mezzanine lender, holder of a Companion Loan or other subordinate debt holder related to a Mortgage Loan (including a Non-Serviced Mortgage Loan, to the extent consent rights with respect to such modification, waiver or amendment are granted to the holder of the Companion Loan or other subordinate debt under the related agreement) or such Serviced Whole Loan, or an action to enforce rights with respect thereto, in each case, other than any modification, waiver or amendment to cure an ambiguity, correct an error or split a Companion Loan, mezzanine loan or other related promissory note;

provided, further, that if the master servicer or the special servicer determines that immediate action is necessary to protect the interests of the Certificateholders and, with respect to any applicable Serviced Whole Loan, the holders of any related Serviced Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan holders constituted a single lender) and the master servicer or the special servicer, as applicable, has made a reasonable effort to contact the Directing Certificateholder, the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s response.

Subject to the terms and conditions of this section, including, without limitation, the proviso set forth at the conclusion of the immediately preceding paragraph, (a) the special servicer will process all requests for any matter that constitutes a “Major Decision” with respect to any Specially Serviced Loan, (b) the special servicer will process all requests for any matter that constitutes a Special Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) unless the master servicer and the special servicer mutually agree that the master servicer will process such request, (c) the master servicer will process all requests for any matter that constitutes a Master Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) and (d) the master servicer will process all requests for any matter that constitutes a Special Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) only to the extent the master servicer and the special servicer mutually agree that the master servicer will process such request. Upon receiving a request for any matter that constitutes a Special Servicer Major Decision, the master servicer will be required to forward such request to the special servicer and, unless the master servicer and the special servicer mutually agree that the master servicer will process such request, the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the related Special Servicer Major Decision.

Prior to taking a Major Decision, the master servicer (with respect to any Major Decision processed by the master servicer) and the special servicer (with respect to any Major Decision processed by the special servicer) will be required to obtain the written consent of the Directing Certificateholder, which consent will be deemed given 10 business days (or, (i) in the case of a Special Servicer Major Decision when the Directing Certificateholder and the special servicer are affiliates, 5 business days, and (ii) in connection with an Acceptable Insurance Default, 30 days) after receipt (unless earlier objected to) by the Directing Certificateholder of the master servicer’s and/or special servicer’s, as applicable, written analysis and recommendation with respect to such waiver together with such other information reasonably requested by the Directing Certificateholder.

In addition, (i) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan (other than any Non-Serviced Mortgage Loan or any applicable Excluded Loan), and (ii) during the continuance of a Consultation Termination Event, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan or any applicable Excluded Loan), upon request of a Risk Retention Consultation Party, the master servicer and the special servicer will also be required to consult with such Risk Retention Consultation Party in connection with any Major Decision that it is processing (and such other matters that are subject to consultation rights of such Risk Retention Consultation Party pursuant to the PSA) and to consider alternative actions recommended by such Risk Retention Consultation Party in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the master servicer or the special servicer, as applicable, receives no response from a Risk Retention Consultation Party within 10 days following the later of (i) the master servicer’s or the special servicer’s, as applicable, written request for input on any requested consultation and (ii) delivery of all such additional information reasonably requested by such Risk Retention Consultation Party related to the subject matter of such consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with such Risk Retention Consultation Party on the specific matter; provided, however, that the failure of such Risk Retention Consultation Party to respond will not relieve the master servicer or the special servicer, as applicable, from using reasonable efforts to consult with such Risk Retention Consultation Party on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan.

“Master Servicer Major Decision” means any Major Decision under clauses (i) through (l) of the definition of “Major Decision”.

“Special Servicer Major Decision” means any Major Decision under clauses (a) through (h) of the definition of “Major Decision”.

Asset Status Report

The Loan-Specific Directing Holder (with respect to the Servicing Shift Whole Loan only) or, so long as a Control Termination Event has not occurred and is not continuing (and other than with respect to the Servicing Shift Whole Loan), the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event has occurred, the Directing Certificateholder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Replacement of Special Servicer

So long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will have the right to replace the special servicer with or without cause as described under “—Replacement of Special Servicer Without Cause” and “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event and Consultation Termination Event

If a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred, neither the master servicer nor the special servicer will be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Certificateholder in connection with any Major Decision that it is processing or, in the case of the special servicer, any Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct the master servicer or the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the master servicer or the special servicer. In the event the master servicer or the special servicer, as applicable receives no response from the Directing Certificateholder within 10 days following its written request for input on any required consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with the Directing Certificateholder on the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not relieve the master servicer or the special servicer, as applicable, from using reasonable efforts to consult with the Directing Certificateholder on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Excluded Special Servicer Loan (that is not also an Excluded Loan), if any, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer.

In addition, if a Control Termination Event has occurred and is continuing, the master servicer or the special servicer will also be required to consult with the operating advisor in connection with any Major Decision that it is processing (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the master servicer or the special servicer, as applicable, receives no response from the operating advisor within 10 days following the later of (i) its written request for input on any required consultation and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the master servicer or the special servicer, as applicable, from using reasonable efforts to consult with the operating advisor on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Excluded Loan, the master servicer, the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred, no class of certificates will act as the Controlling Class, and the Directing Certificateholder will have no consultation or consent rights under the PSA and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The master servicer or the special servicer, as applicable, will nonetheless be required to consult with only the operating advisor in connection with Major Decisions it is processing, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material servicer actions.

A “Control Termination Event” will occur when (i) the Class E certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class or (ii) a holder of the Class E certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder as described below; provided that prior to the Servicing Shift Securitization Date, no Control Termination Event may occur with respect to the Loan-Specific Directing Holder related to the Servicing Shift Whole Loan and the term “Control Termination Event” will not be applicable to the Loan-Specific Directing Holder related to such Servicing Shift Whole Loan; provided, further, that a Control Termination Event will not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero. With respect to Excluded Loans related to the Directing Certificateholder, a Control Termination Event will be deemed to exist.

A “Consultation Termination Event” will occur when (i) there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts; or (ii) a holder of the Class E certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA; provided that prior to the Servicing Shift Securitization Date, no Consultation Termination Event may occur with respect to the Loan-Specific Directing Holder related to the Servicing Shift Whole Loan and the term “Consultation Termination Event” will not be applicable to the Loan-Specific Directing Holder related to such Servicing Shift Whole Loan; provided, further, that no Consultation Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of Class E certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder; provided that a Consultation Termination Event will not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero. With respect to Excluded Loans with respect to the Directing Certificateholder, a Consultation Termination Event will be deemed to exist.

At any time that the Controlling Class Certificateholder is the holder of a majority of the Class E certificates and the Class E certificates are the Controlling Class, it may waive its right (a) to appoint the Directing Certificateholder and (b) to exercise any of the Directing Certificateholder’s rights set forth in the PSA by irrevocable written notice delivered to the depositor, certificate administrator, master servicer, special servicer and operating advisor. During such time, the special servicer will be required to consult with only the operating advisor in connection with asset status reports and material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to replace the special servicer or approve or be consulted with respect to asset status reports or material special servicer actions. Any such waiver will remain effective until such time as the Controlling Class Certificateholder sells or transfers all or a portion of its interest in the certificates to an unaffiliated third party if such unaffiliated third party then holds the majority of the Controlling Class after giving effect to such transfer. Following any such sale or transfer of the Class E certificates, the successor Class E Certificateholder that is the Controlling Class Certificateholder will be reinstated as, and will again have the rights of, the Controlling Class Certificateholder without regard to any prior waiver by the predecessor certificateholder that was the Controlling Class Certificateholder. The successor Class E certificateholder that is the Controlling Class Certificateholder will also have the right to irrevocably waive its right to appoint the Directing Certificateholder and to exercise any of the rights of the Controlling Class Certificateholder. In the event of any transfer of the Class E certificates by a Controlling Class Certificateholder that had irrevocably waived its rights as described in this paragraph, the successor Controlling Class Certificateholder that purchased such Class E certificates, even if it does not waive its rights as described in the preceding sentence, will not have any consent rights with respect to any Mortgage Loan that became a Specially Serviced Loan prior to such successor Controlling Class Certificateholder’s purchase of Class E certificates and had not become a Corrected Loan prior to such purchase until such Mortgage Loan becomes a Corrected Loan.

“Loan-Specific Directing Holder” means, with respect to the Servicing Shift Whole Loan, the “controlling holder”, the “directing holder”, “directing lender” or any analogous concept under the related Intercreditor Agreement. Prior to the Servicing Shift Securitization Date, the “directing holder” with respect to the Servicing Shift Whole Loan will be the holder of the related Controlling Companion Loan. On and after the Servicing Shift Securitization Date, there will be no Loan-Specific Directing Holder under the PSA with respect to the Servicing Shift Whole Loan.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of the Directing Certificateholder, prior to the occurrence and continuance of a Control Termination Event in the PSA (or any matter requiring consultation with the Directing Certificateholder, any Risk Retention Consultation Party or the operating advisor)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of the related Serviced Companion Loan), as a collective whole (taking into account the subordinate or pari passu nature of any Companion Loans), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s response (or without waiting to consult with the Directing Certificateholder or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable provides the Directing Certificateholder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder or (ii) may follow any advice or consultation provided by the Directing Certificateholder or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions of the Code, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of Holders of Companion Loans

With respect to each Non-Serviced Whole Loan and the Servicing Shift Whole Loan, the Directing Certificateholder will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the directing certificateholder under the related Non-Serviced PSA (in the case of a Non-Serviced Whole Loan) or the Loan-Specific Directing Holder (in the case of the Servicing Shift Mortgage Loan), as applicable. The issuing entity, as the holder of the Non-Serviced Mortgage Loans and the Servicing Shift Mortgage Loan, has consultation rights with respect to certain major decisions relating to the Non-Serviced Whole Loans or the Servicing Shift Whole Loan, as applicable and, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder may have certain consent rights in connection with a sale of a Non-Serviced Whole Loan or the Servicing Shift Whole Loan, as applicable, that has become a defaulted loan under the related Non-Serviced PSA and under certain circumstances described under “—Sale of Defaulted Loans and REO Properties”. See also “Description of the Mortgage Pool—The Whole Loans”—FedEx Ground Portfolio Whole Loan”, “—Prudential Plaza Whole Loan”, “—10 Hudson Yards Whole Loan”, “—80 Park Plaza Whole Loan”, “—667 Madison Avenue

Whole Loan”, “—Starbucks Center Whole Loan”, “—Mills Fleet Farm Whole Loan”, “—Marriott Hilton Head Resort & Spa Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

With respect to a Serviced Pari Whole Loan, the holder of a related Serviced Pari Passu Companion Loan has consultation rights with respect to certain major decisions. See “Description of the Mortgage Pool—The Whole Loans—8 Times Square & 1460 Broadway Whole Loan”, “—229 West 43rd Street Retail Condo Whole Loan”, “—60 Madison Avenue Whole Loan” and “—Birch Run Premium Outlets Whole Loan”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Certificateholder:

(a)       may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)       may act solely in the interests of the holders of the Controlling Class (or, in the case of a Whole Loan, in the interests of one or more Companion Loan Noteholders);

(c)       does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)       may take actions that favor the interests of the holders of the Controlling Class (or, in the case of a Whole Loan, in the interests of one or more Companion Loan Noteholders) over the interests of the holders of one or more other classes of certificates; and

(e)       will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law or the accepted servicing practices or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or the special servicer.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent, and in accordance with the standard of care, set forth in the PSA, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder. The operating advisor is not the special servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights under the PSA for this transaction with respect to any Non-Serviced Whole Loan, the Servicing Shift Whole Loan (each of which will be serviced pursuant to the related Non-Serviced PSA or Servicing Shift PSA, as applicable) or any related REO Properties. However, Park Bridge Lender Services LLC is also the operating advisor under the COMM 2015-CCRE26 Pooling and Servicing Agreement and the COMM 2016-667M Trust and Servicing Agreement and, in each such capacity, will have certain obligations and consultation rights with respect to the related Non-Serviced Special Servicer pursuant to the COMM 2015-CCRE26 Pooling and Servicing Agreement and/or the COMM 2016-667M Trust and Servicing Agreement that are substantially similar to those of the operating advisor under the PSA. See “—Servicing of the Non-Serviced Mortgage Loans” below.

Duties of Operating Advisor While No Control Termination Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan and the Servicing Shift Mortgage Loan) or Serviced Whole Loan (other than the Servicing Shift Whole Loan), unless a Control Termination Event has occurred and is continuing, the operating advisor’s obligations will be limited to the following, and generally will not involve an assessment of specific actions of the special servicer:

(a)       promptly reviewing information available to Privileged Persons on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the PSA;

(b)       promptly reviewing each Final Asset Status Report; and

(c)       reviewing any Appraisal Reduction Amount and net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan (after they have been finalized); however the operating advisor may not opine on, or otherwise call into question, such Appraisal Reduction Amount calculations and/or net present value calculations (except that if the operating advisor discovers a mathematical error contained in such calculations, then the operating advisor will be required to notify the special servicer and the Directing Certificateholder of such error).

The operating advisor will have no specific involvement with respect to collateral substitutions, assignments, workouts, modifications, consents, waivers, insurance policies, borrower substitutions, lease changes and other similar actions that the special servicer may perform under the PSA and will have no obligations with respect to any Non-Serviced Mortgage Loan or the Servicing Shift Mortgage Loan.

The operating advisor’s review of information (other than a Final Asset Status Report and information accompanying such report) or interaction with the special servicer related to any specific Specially Serviced Loan is only to provide background information to support the operating advisor’s duties following a servicing transfer, if needed, or to allow more meaningful interaction with the special servicer.

A “Final Asset Status Report”, with respect to any Specially Serviced Loan, means each related Asset Status Report, together with such other data or supporting information provided by the special servicer to the Directing Certificateholder or any Risk Retention Consultation Party which does not include any communication (other than the related Asset Status Report) between the special servicer and Directing

Certificateholder or any Risk Retention Consultation Party with respect to such Specially Serviced Loan; provided that, with respect to any Mortgage Loan other than an Excluded Loan related to the Directing Certificateholder, for so long as a Control Termination Event has not occurred and is not continuing, no Asset Status Report will be considered to be a Final Asset Status Report unless the Directing Certificateholder, has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval or consent or has been deemed to have approved or consented to such action or the Asset Status Report is otherwise implemented by the special servicer in accordance with the terms of the PSA.

Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan and the Servicing Shift Mortgage Loan) or Serviced Whole Loan (other than the Servicing Shift Whole Loan), while a Control Termination Event has occurred and is continuing, the operating advisor’s obligations will consist of the following:

(i)       the operating advisor will be required to consult (on a non-binding basis) with the special servicer in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”;

(ii)       the operating advisor will be required to consult (on a non-binding basis) with the master servicer or the special servicer, as applicable, in accordance with the Operating Advisor Standard with respect to Major Decisions as described under “—The Directing Certificateholder—Control Termination Event and Consultation Termination Event”;

(iii)       the operating advisor will be required to prepare an annual report (if any Mortgage Loan other than the Non-Serviced Mortgage Loans, or any Serviced Whole Loan (other than the Servicing Shift Whole Loan)) was a Specially Serviced Loan during the prior calendar year) in the form attached to this prospectus as Annex C to be provided to the trustee, the master servicer, the Rating Agencies, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) in accordance with the Operating Advisor Standard, as described below under “—Annual Report”; and

(iv)       the operating advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with: (1) any Appraisal Reduction Amount or (2) net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to utilization by the special servicer.

In connection with the performance of the duties described in clause (iv) above:

(1)       after the calculation but prior to the utilization by the special servicer, the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information and, in the case of the Appraisal Reduction Amount, only to the extent the master servicer has provided such information to the special servicer) to the operating advisor;

(2)       if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and the master servicer or the special servicer, as applicable, will be required to consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(3)       if the operating advisor and special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the master servicer or the special servicer, as applicable, and the operating advisor and determine which calculation is to apply.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan (other than the Servicing Shift Whole Loan) for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders and Companion Loan Holders constituted a single lender), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, any sponsor, the mortgage loan seller, the depositor, the servicer, the special servicer, the asset representations reviewer, the Directing Certificateholder, any Risk Retention Consultation Party, or any of their respective affiliates.

Annual Report

After the occurrence and during the continuance of a Control Termination Event, based on the operating advisor’s review of any Assessment of Compliance Report, Attestation Report, Asset Status Report and other information (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) delivered to the operating advisor by the special servicer, including each Asset Status Report delivered during the prior calendar year, the operating advisor will (if any Mortgage Loans (other than the Servicing Shift Mortgage Loan) were Specially Serviced Loans in the prior calendar year) prepare an annual report in the form attached to this prospectus as Annex C to be provided to the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year for which a Control Termination Event was continuing as of December 31 and setting forth its assessment of the special servicer’s performance of its duties under the PSA during the prior calendar year on a “platform-level basis” with respect to the resolution and liquidation of Specially Serviced Loans that the special servicer is responsible for servicing under the PSA; provided, however, that in the event the special servicer is replaced, the operating advisor’s annual report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such annual report. Only as used in connection with the operating advisor’s annual report, the term “platform-level basis” refers to the special servicer’s performance of its duties as they relate to the resolution and/or liquidation of Specially Serviced Loans, taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance Report, Attestation Report, Asset Status Report and other information delivered to the operating advisor by the special servicer (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) pursuant to the PSA.

The special servicer must be given an opportunity to review any annual report produced by the operating advisor at least five (5) business days prior to its delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such annual report that are provided by the special servicer.

In each annual report, the operating advisor will identify any material deviations (i) from the Servicing Standard and (ii) from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that the special servicer is responsible for servicing under the PSA (other than with respect to any REO Property related to the Non-Serviced Mortgage Loan or the Servicing Shift Mortgage Loan) based on the limited review required in the PSA. Each annual report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information.

Recommendation of the Replacement of the Special Servicer

After the occurrence of a Consultation Termination Event, if the operating advisor determines that the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, the operating advisor may recommend the replacement of the special servicer in the manner described in “—Replacement of Special Servicer Without Cause” and “―Termination of Servicer and Special Servicer for Cause—Servicer Termination Events”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an institution:

(i)       that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by Moody’s Investors Service, Inc. (“Moody’s”), Fitch Ratings, Inc. (“Fitch”) and Kroll Bond Rating Agency, Inc. (“KBRA”) (including, in the case of the operating advisor, this transaction) but has not been special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor as the sole or a material factor in such rating action;

(ii)       that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)       that is not (and is not affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, the Directing Certificateholder, a Risk Retention Consultation Party, or a depositor, a trustee, a certificate administrator, master servicer or special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates;

(iv)       that has not been paid by any special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer; and

(v)       that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any Privileged Information received from the special servicer or Directing Certificateholder in connection with the Directing Certificateholder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Certificateholder or a Risk Retention Consultation Party and the special servicer related to any Specially Serviced Loan (other than any applicable Excluded Loan) or the exercise of the Directing Certificateholder’s consent or consultation rights or any Risk Retention Consultation Party’s consultation rights under the PSA, (ii) any strategically sensitive information that the special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party,

(iii) information subject to attorney-client privilege and (iv) any Asset Status Report or Final Asset Status Report.

The operating advisor is required to keep all Privileged Information confidential and may not disclose such Privileged Information to any person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Consultation Termination Event has occurred, the Directing Certificateholder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan) other than pursuant to a Privileged Information Exception.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee, as evidenced by an opinion of counsel (which will be an additional expense of the issuing entity) delivered to each of the master servicer, the special servicer, the Directing Certificateholder (other than with respect to any applicable Excluded Loan), the operating advisor, the asset representations reviewer, the certificate administrator and the trustee), required by law, rule, regulation, order, judgment or decree to disclose such information.

Neither the operating advisor nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the operating advisor or (ii) investments by an affiliate of the operating advisor if the operating advisor and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the operating advisor under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the operating advisor and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)       any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)       any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days;

(c)       any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days;

(d)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, has been entered against the operating advisor, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(e)       the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)       the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, either (i) the trustee may or (ii) upon the written direction of Certificateholders representing at least 25% of the Voting Rights of each class of certificates, the trustee will be required to promptly terminate all of the rights and obligations of the operating advisor under the PSA (other than rights and obligations accrued prior to such termination (including accrued and unpaid compensation) and indemnification rights (arising out of events occurring prior to such termination)), by written notice to the operating advisor and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the certificate administrator is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder (only for so long as no Consultation Termination Event has occurred), each Risk Retention Consultation Party, any Companion Loan noteholder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Termination of the Operating Advisor Without Cause

Upon (i) the written direction of holders of certificates evidencing not less than 15% of the aggregate Voting Rights requesting a vote to terminate and replace the operating advisor with a proposed successor operating advisor that is an Eligible Operating Advisor and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will be required to promptly provide written notice of such request to all Certificateholders and the operating advisor by posting such notice on its internet website and by mailing such notice to all Certificateholders. Upon the written direction of holders of more than 50% of the Voting Rights of the certificates that exercise their right to vote (provided that holders of at least 50% of the Voting Rights of the certificates exercise their right to vote), the trustee will be required to terminate all of the rights and obligations of the operating advisor under the PSA by written notice to the operating advisor (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). The certificate administrator will be required to include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of certificates may access such notices on the certificate administrator’s website and each Certificateholder and beneficial owner of certificates may register to receive email notifications when such notices are posted on the website. The certificate administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting such notices.

In addition, in the event there are no classes of certificates outstanding other than the Control Eligible Certificates and the Class S certificates and the Class R certificates, then all of the rights and obligations of the operating advisor under the PSA will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the operating advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, master servicer, special servicer, trustee, certificate administrator, the asset representations reviewer, the Directing Certificateholder and each Risk Retention Consultation Party, if applicable, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

In addition, the operating advisor has the right to resign without cost or expense on or after any date on which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the issuing entity is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date. The operating advisor will provide all of the parties to the PSA and the Directing Certificateholder 30 days prior written notice of any such resignation. If the operating advisor resigns pursuant to the foregoing, then no replacement operating advisor will be appointed. The resigning operating advisor will be entitled to, and subject, to any rights and obligations that accrued under the PSA prior to the date of any such resignation (including accrued and unpaid compensation) and any indemnification rights arising out of events occurring prior to its resignation.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason, it will remain entitled to any accrued and unpaid fees and reimbursement of operating advisor expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on either the CREFC® Delinquent Loan Status Report or the CREFC® Loan Periodic Update File delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer, the master servicer, the special servicer, the Directing Certificateholder and all Certificateholders by posting a notice of its determination on its internet website and by mailing such notice to the Certificateholders’ addresses appearing in the certificate register. On each Distribution Date after providing such notice to Certificateholders, the certificate administrator, based on information provided to it by the master servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) or (3), deliver such information in a written notice (which may be via email) within two (2) business days to the master servicer, the special servicer, the operating advisor, the asset representations reviewer and the Directing Certificateholder.

An “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second anniversary of the Closing Date, at least 10 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second anniversary of the Closing Date, at least 15 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to the 67 prior pools of commercial mortgage loans for which GACC (or its predecessors) was sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2006 (excluding 8 of such 67 pools with an outstanding aggregate pool balance that is equal to or less than 20% of the initial pool balance), the highest percentage of loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between November 1, 2011 and October 31, 2016 was approximately 23.89%; however, the average of the highest delinquency percentages based on the aggregate outstanding principal balance of delinquent mortgage loans in the reviewed transactions was approximately 9.91%; and the highest percentage of delinquent mortgage loans, based upon the number of mortgage loans in the reviewed transactions was approximately 15.98% and the average of the highest delinquency percentages based on the number of mortgage loans in the reviewed transactions was approximately 5.51%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the 3 largest Mortgage Loans in the Mortgage Pool represent approximately 26.7% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the 2 largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the definition of “Asset Review Trigger”. CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least sixty days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election“), the certificate administrator will be required to promptly provide written notice of such direction to the asset representations reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by a majority of Certificateholders that constitute an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote“), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Certificateholder, each Risk Retention Consultation Party and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) an additional Asset Review Trigger has occurred as a result or otherwise is in effect, (C) the certificate administrator has timely received any Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice“), the custodian (with respect to clauses (i) – (v) for non-Specially Serviced Loans), the master servicer (with respect to clause (vi) for non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than 10 business days (except with respect to clause (vi)) after receipt of such notice from the certificate administrator, provide the following materials to the asset representations reviewer (collectively, with the Diligence Files, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials“):

(i)       a copy of an assignment of the Mortgage in favor of the related trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)       a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the related trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)       a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)       a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)       a copy of an assignment in favor of the related trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review; and

(vi)       any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that are necessary in connection with the asset representations reviewer’s completion of any Asset Review and that are requested (in writing in accordance with the PSA) by the asset representations reviewer, in the time frames and as otherwise described below.

If, as part of an Asset Review of such Mortgage Loan, the asset representations reviewer determines that it is missing any documents that are required to be part of the Review Materials for such Mortgage Loan or which were entered into or delivered in connection with the origination of such Mortgage Loan that, in either case, are necessary in connection with its completion of any such Asset Review, then the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials identified in clauses (i) through (v) above, notify (in writing in accordance with the PSA) the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request (in writing in accordance with the PSA) the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of such notification from the asset representations reviewer, to deliver to the asset representations reviewer such missing documents to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10 business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent in the possession of such party.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller,

and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith sole discretion to be relevant to the Asset Review, as described below (such information, “Unsolicited Information“).

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence File posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, is required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the mortgage loan seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required or performed of that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance of the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials, or (ii) Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

If the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the applicable mortgage loan seller, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) within 10 days upon request as described above, then the asset representations reviewer will list such missing documents in its preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) and the related mortgage loan seller no later than 60 days after the date on which access to the Diligence Files in the secure data room is made available to the asset representations reviewer by the certificate administrator. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period“) to remedy or otherwise refute the failure. Any documents provided or explanations given to support a conclusion that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by the related mortgage loan seller to the asset representations reviewer.

The asset representations reviewer will be required, within the later of (x) 60 days after the date on which access to the Diligence Files in the secure data room is made available to the asset representations reviewer by the certificate administrator or (y) 10 days after the expiration of the Cure/Contest Period, to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA and the applicable mortgage loan seller for each Delinquent Loan and the Directing Certificateholder, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee, certificate administrator, master servicer and special servicer. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the applicable mortgage loan seller, which, in each such case, will be the responsibility of the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans). See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the applicable mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which such Asset Review Report Summary was received by the certificate administrator, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than 2 business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to at all times be an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign, and the trustee will be required to use commercially reasonable efforts to appoint a successor asset representations reviewer. If the trustee is unable to find a successor asset representations reviewer within 30 days of the termination of the asset representations reviewer, the depositor will be permitted to find a replacement.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of Moody’s, Fitch, DBRS, Inc., KBRA, Morningstar Credit Ratings, LLC or S&P Global Ratings and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which Moody’s, Fitch, DBRS, Inc., KBRA, Morningstar Credit Ratings, LLC or S&P Global Ratings has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, the operating advisor or the asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated with) any sponsor, any mortgage loan seller, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Certificateholder, any Risk Retention Consultation Party, or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA, any Risk Retention Consultation Party or the Directing Certificateholder or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any Privileged Information received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception. In addition, the asset representations reviewer will be required to keep all documents and information received by the asset representations reviewer in connection with an Asset Review that are provided by the applicable mortgage loan seller, the master servicer and the special servicer confidential and will not be permitted to disclose such documents or information except (i) for purposes of complying with its duties and obligations under the PSA, (ii) if such documents or information become generally available and known to the public other than as a result of a disclosure directly or indirectly by the asset representations reviewer, (iii) if it is reasonable and necessary for the asset representations reviewer to disclose such documents or information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (iv) if such documents or information was already known to the asset representations reviewer and not otherwise subject to a confidentiality obligation and/or (v) if the asset representations reviewer is required by law, rule, regulation, order, judgment or decree to disclose such document or information.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker-dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) executes and delivers to the trustee and the certificate administrator an agreement that contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the asset representations reviewer under the PSA from and after the date of such agreement and (C) is not be a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party hereto and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer hereunder.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)       any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Voting Rights; provided that if such failure is capable of being cured and the asset representations reviewer is diligently pursuing such cure, such 30 day period will be extended by an additional 30 days;

(ii)       any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)       any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)       the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)       the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice (which will be simultaneously delivered to the asset representations reviewer) of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum, the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates evidencing at least 75% of a Certificateholder Quorum elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be, an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor is required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Limitation on Liability of the Risk Retention Consultation Parties

The Risk Retention Consultation Parties will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that a Risk Retention Consultation Party:

(a)       may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)       may act solely in the interests of the holders of the RRI Interest;

(c)       does not have any liability or duties to the holders of any class of certificates;

(d)       may take actions that favor the interests of the holders of one or more classes including the RRI Interest over the interests of the holders of one or more other classes of certificates; and

(e)       will have no liability whatsoever for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against a Risk Retention Consultation Party or any director, officer, employee, agent or principal of a Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the recommendation of a Risk Retention Consultation Party, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer.

Replacement of Special Servicer Without Cause

Except as limited by certain conditions described below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and a comparable confirmation from each NRSRO that has been engaged to rate any securities backed, in whole or in part, by a Serviced Pari Passu Companion Loan and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees of any such termination incurred by the Directing Certificateholder will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and expenses and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency and a comparable confirmation from each NRSRO that has been engaged to rate any securities backed, in whole or in part, by a Serviced Pari Passu Companion Loan (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to promptly post notice of such request on the certificate administrator’s website and concurrently provide written notice of such request by mail and conduct the solicitation of votes of all certificates in such regard, which such vote must occur within 180 days of the posting of such notice. Upon the written direction of (i) holders of Principal Balance Certificates evidencing at least 50% of a Certificateholder Quorum or (ii) holders of Principal Balance Certificates evidencing more than 50% of the aggregate Voting Rights of each Class of Non-Reduced Certificates on an aggregate basis, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders; provided such successor special servicer is a Qualified Replacement Special Servicer, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination.

Notwithstanding anything to the contrary described in this section, prior to the Servicing Shift Securitization Date, no one except for the Directing Certificateholder will be permitted to replace the special servicer with respect to the Servicing Shift Whole Loan.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or the asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the certificates, except in the case of the termination of the asset representations reviewer) of all Principal Balance Certificates on an aggregate basis.

“Non-Reduced Certificates” means any Class of Principal Balance Certificates then-outstanding for which (a)(1) the initial Certificate Balance of such class of certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) distributed to the Certificateholders of such class of certificates, (y) any Appraisal Reduction Amounts allocated to such class of certificates and (z) any Realized Losses previously allocated to such class of certificates, is equal to or greater than (b) 25% of the remainder of (1) the initial Certificate Balance of such class of certificates less (2) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such class of certificates.

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer, (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) is not a special servicer that has been cited by Moody’s as having servicing concerns as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination, (vii) currently has a special servicer rating of at least “CSS3” from Fitch and (viii) is not a special servicer that has been cited by KBRA as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

In addition, after the occurrence of a Consultation Termination Event, if the operating advisor determines that the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post the related report on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation.

The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of Principal Balance Certificates evidencing at least a majority of the aggregate Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis. In the event the holders of such Principal Balance Certificates elect to remove and replace the special servicer, the certificate administrator will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies and a comparable confirmation from each NRSRO that has been engaged to rate any securities backed, in whole or in part, by a Serviced Companion Loan at that time. In the event the certificate administrator obtains a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA) and the certificate administrator receives the requisite amount of affirmative votes within 180 days of the posting of notice of such vote to the certificate administrator’s website, the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the Certificateholders, provided such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Principal Balance Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it is a Borrower Party with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Mortgage Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Mortgage Loan.

In the event the special servicer is required to resign as special servicer with respect to any Excluded Special Servicer Mortgage Loan because it obtains knowledge that it is a Borrower Party prior to the occurrence and continuance of a Consultation Termination Event, then (i) if the Excluded Special Servicer Mortgage Loan is not also an Excluded Loan relating to the Directing Certificateholder, then the Directing Certificateholder will be entitled to appoint (and replace with or without cause) a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the Excluded Special Servicer Mortgage Loan, (ii) if the Excluded Special Servicer Mortgage Loan is also an Excluded Loan relating to the Directing Certificateholder, then the largest Controlling Class Certificateholder (by Certificate Balance) that is not an Excluded Controlling Class Holder will be entitled to appoint (and replace with or without cause) the Excluded Special Servicer for the Excluded Special Servicer Mortgage Loan, and (iii) if there is no Controlling Class Certificateholder that is not an Excluded Controlling Class Holder, then the Excluded Special Servicer will be appointed as described in the following paragraph.

In the event the special servicer is required to resign as special servicer with respect to any Excluded Special Servicer Mortgage Loan because it obtains knowledge that it is a Borrower Party and either (i) a Consultation Termination Event has occurred and is continuing or (ii) there is no Controlling Class Certificateholder that is not an Excluded Controlling Class Holder, then, at the expense of the issuing entity, the certificate administrator will be required to promptly provide written notice of such resignation to all Certificateholders by posting such notice on its internet website and the Excluded Special Servicer will be appointed upon the written direction of more than 50% of the Voting Rights of the certificates that exercise their right to vote (provided that holders of at least 20% of the Voting Rights of the certificates exercise their right to vote). If such Excluded Special Servicer has not been appointed pursuant to the preceding sentence within 30 days after the special servicer has provided its written notice of resignation, the certificate administrator will be required to provide written notice to the resigning special servicer that such Excluded Special Servicer has not been appointed and such resigning special servicer will be required to appoint such Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer.

If at any time a special servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Mortgage Loan, (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan will no longer be an Excluded Special Servicer Mortgage Loan, (3) such special servicer will become the special servicer again for the such related Mortgage Loan and (4) such special servicer will be entitled all special servicing compensation with respect to such Mortgage Loan earned during such time on and after such Mortgage Loan is no longer an Excluded Special Servicer Mortgage Loan.

The Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Mortgage Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Mortgage Loan earned during such time as the related Mortgage Loan is an Excluded Special Servicer Mortgage Loan (provided that that special servicer will remain entitled to all other special servicing compensation with respect all Mortgage Loans and Serviced Whole Loan which are not Excluded Special Servicer Loans).

No appointment of a special servicer will be effective until the depositor has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to each Non-Serviced Whole Loan, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the directing certificateholder appointed under the related Non-Serviced PSA (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—FedEx Ground Portfolio Whole Loan”, “—Prudential Plaza Whole Loan”, “—10 Hudson Yards Whole Loan”, “—80 Park Plaza Whole Loan”, “—667 Madison Avenue Whole Loan”, “—Starbucks Center Whole Loan” “—Marriott Hilton Head Resort & Spa Whole Loan” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of Servicer and Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)       with respect to the master servicer only, any failure by the master servicer (i) to make a required deposit to the Collection Account or to the separate custodial account for any Serviced Whole Loan on the day such deposit was first required to be made, which failure is not remedied within two business days, (ii) to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted (including any required P&I Advance, unless the master servicer determines that such P&I Advance would not be recoverable), which failure is not remedied by 11:00 a.m. (New York City time) on the relevant Distribution Date (provided, however, that to the extent the master servicer does not timely make such remittances to the certificate administrator, the master servicer will be required to pay the certificate administrator for the account of the certificate administrator interest on any amount not timely remitted at the Reimbursement Rate from and including the applicable required remittance date to, but not including, the date such remittance is actually made) or (iii) to remit to any holder of a Serviced Companion Loan, as and when required by the PSA or the related intercreditor agreement, any amount required to be so remitted which failure continues for two business days;

(b)       with respect to the special servicer only, any failure by the special servicer to deposit into the REO Account on the day such deposit is required to be made and such failure continues unremedied for two business days, or to remit to the master servicer for deposit in the Collection Account (or, in the case of a Serviced Whole Loan, the related custodial account) any such remittance required to be made, under the PSA; provided, however, that the failure of the special servicer to remit such remittance to the master servicer will not be a Servicer Termination Event if such failure is remedied within two business days and if the special servicer has compensated the master servicer for any loss of income (at the Reimbursement Rate) on such amount suffered by the master servicer due to and caused by the late remittance of the special servicer and reimbursed the issuing entity for any resulting advance interest due to the master servicer;

(c)       any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (15 days in the case of the master servicer’s failure to make a Servicing Advance or 45 days in the case of failure to pay the premium for any insurance policy required to be force placed by the master servicer or the special servicer, as the case may be, pursuant to the PSA or in any event such reasonable shorter period of time as is necessary to avoid the commencement of foreclosure proceedings for any lien relating to unpaid real estate taxes or assessments or a lapse in any required insurance coverage) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, by the certificateholders of any class issued by the issuing entity, evidencing percentage interest aggregating not less than 25% of such class or by such holder of a Serviced Companion Loan, if affected; provided, if that failure is capable of being cured and the master servicer or the special servicer, as applicable, is diligently pursuing that cure, that 15-, 30- or 45-day period, as applicable, will be extended an additional 30 days;

(d)       any breach on the part of the master servicer or the special servicer of any representation or warranty in the PSA which materially and adversely affects the interests of any certificateholders of any class of certificates issued by the issuing entity or holder of a Serviced Companion Loan and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, is given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer, the special servicer, the depositor and the trustee by the holders of certificates of any class issued by the issuing entity, evidencing percentage interests aggregating not less than 25% of such class or by such holder of a Serviced Companion Loan, if affected; provided, if that breach is capable of being cured and the master servicer or special servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)       certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, as applicable, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)       either of Moody’s or KBRA (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates issued by the issuing entity, or (ii) has placed one or more classes of certificates issued by the issuing entity on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) and (ii), such action has not been withdrawn by Moody’s or KBRA within 60 days of such event) and, in the case of either of clauses (i) or (ii), publicly cited servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such action;

(g)       the master servicer or the special servicer is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting; or

(h)       so long as the issuing entity is subject to Exchange Act reporting requirements, any failure by the master servicer or special servicer, as applicable, to deliver to the trustee and the certificate administrator (i) an annual certification regarding such servicer’s compliance with the terms of the PSA, as well as an assessment of compliance with certain servicing criteria and an accountant’s attestation report with respect to such assessment by the time required under the PSA after any applicable grace period or (ii) any Exchange Act reporting items that a primary servicer, sub-servicer or servicing function participant (such entity, the “Sub-Servicing Entity”) retained by the master servicer or special servicer, as applicable (but excluding any Sub-Servicing Entity which the master servicer or special servicer has been directed to retain by a sponsor or mortgage loan seller) is required to deliver (any Sub-Servicing Entity will be terminated if it defaults in accordance with the provision of this clause (h)).

Rights Upon Servicer Termination Event

If a Servicer Termination Event with respect to the master servicer or the special servicer, as applicable, occurs and is continuing, then the trustee may, and at the written direction of (1) the holders of certificates evidencing at least 25% of the aggregate Voting Rights, (2) in the case of the special servicer, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder, (3) in the case of the special servicer, the RRI-A Risk Retention Consultation Party, or (4) the Depositor (with respect to clause (h) of the definition of “Servicer Termination Event”), the trustee will be required to terminate all of the rights (other than certain rights to indemnification, compensation and (in certain limited circumstances) the excess servicing strip as provided in the PSA) and obligations of the master servicer as master servicer or the special servicer as special servicer, as the case may be, under the PSA. In the case of a Servicer Termination Event pursuant to clause (f) of the definition thereof, the certificate administrator will be required to notify Certificateholders and Serviced Companion Loan noteholders of such Servicer Termination Event and request whether such Certificateholders and, if applicable, the Serviced Companion Loan noteholders favor such termination. Notwithstanding the foregoing, upon any termination of the master servicer or the special servicer, as applicable, under the PSA, the master servicer or the special servicer, as applicable, will continue to be entitled to receive all accrued and unpaid servicing compensation through the date of termination plus reimbursement for all Advances and interest thereon as provided in the PSA.

Notwithstanding the foregoing, (a) if a Servicer Termination Event with respect to the master servicer affects a Serviced Companion Loan or the holder thereof and the master servicer is not otherwise terminated or (b) if a nationally recognized statistical rating organization (“NRSRO”), as that term is defined in Section 3(a)(62) of the Exchange Act, engaged to rate any class of certificates backed, wholly or partially, by any Serviced Companion Loan qualifies, downgrades or withdraws its rating of such class of certificates, publicly citing servicing concerns with the master servicer as the sole or a material factor in such rating action, then the holder of such Serviced Companion Loan will be entitled to request that the trustee direct the master servicer to appoint a sub-servicer (or if the related Serviced Whole Loan is currently being sub-serviced, then the trustee may direct the master servicer to replace such sub-servicer with a new sub-servicer but only if such original sub-servicer is in default (beyond any applicable cure periods) under the related sub-servicing agreement) that will be responsible for servicing the related Serviced Whole Loan; provided that the trustee will be required to direct the master servicer to obtain a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities) (at the expense of the requesting party) with respect to the appointment of such sub-servicer.

Notwithstanding the foregoing, (a) if a Servicer Termination Event with respect to the special servicer affects a Serviced Companion Loan and the special servicer is not otherwise terminated or (b) if an

NRSRO engaged to rate any class of certificates backed, wholly or partially, by any Serviced Companion Loan qualifies, downgrades or withdraws its rating of such class of certificates, citing servicing concerns with the special servicer as the sole or a material factor in such rating action, then the holder of such Serviced Companion Loan will be entitled to direct that the trustee terminate the special servicer with respect to the related Serviced Whole Loan only, but no other Mortgage Loan.

On and after the date of termination following a Servicer Termination Event by the master servicer or the special servicer, the trustee will succeed to all authority and power of the master servicer or the special servicer, as applicable, under the PSA (and any sub-servicing agreements) and generally will be entitled to the compensation arrangements to which the master servicer or the special servicer, as applicable, would have been entitled. If the trustee is unwilling or unable so to act, or holders of certificates evidencing (i) in the case of the master servicer, at least 25% of the aggregate Voting Rights, or (ii) in the case of the special servicer, at least 25% of the aggregate Voting Rights (or, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder so request, or, with respect to a Serviced Whole Loan, if an affected Serviced Companion Loan noteholder so requests, or if the trustee is not an “approved” servicer by any of the rating agencies for mortgage pools similar to the one held by the issuing entity, the trustee must appoint, or petition a court of competent jurisdiction for the appointment of, a mortgage loan servicing institution that, for so long as no Control Termination Event has occurred and is continuing, has been approved by the Directing Certificateholder (which approval may not be unreasonably withheld in the case of the appointment of a successor master servicer) to act as successor to the master servicer or the special servicer, as applicable, under the PSA; provided that the trustee must obtain a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities). Pending such appointment, the trustee is obligated to act in such capacity unless the trustee is prohibited by law from so acting. The trustee and any such successor may agree upon the servicing compensation to be paid; provided that no such compensation may be in excess of that permitted to the terminated master servicer or special servicer, provided, further, that if no successor can be obtained to perform the obligations of the terminated master servicer or special servicer, additional amounts may be paid to such successor and such amounts in excess of that permitted the terminated master servicer or special servicer will be treated as Realized Losses. All reasonable costs and expenses of the trustee (including the cost of obtaining a Rating Agency Confirmation and any applicable indemnity) or the successor master servicer or successor special servicer incurred in connection with transferring the mortgage files to the successor master servicer or special servicer and amending the PSA to reflect such succession are required to be paid by the predecessor master servicer or the special servicer, as applicable, upon presentation of reasonable documentation of such costs and expenses. If the predecessor master servicer or special servicer (as the case may be) has not reimbursed the trustee or the successor master servicer or special servicer for such expenses within 90 days after the presentation of reasonable documentation, such expense is required to be reimbursed by the issuing entity; provided that the terminated master servicer or special servicer will not thereby be relieved of its liability for such expenses.

No Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA, the certificates or the Mortgage Loans, unless, with respect to the PSA, such holder previously has given to the trustee a written notice of a default under the PSA, and of the continuance thereof, and unless the holders of certificates of any Class affected thereby evidencing percentage interests of at least 25% of such Class, as applicable, have made written request of the trustee to institute such proceeding in its capacity as trustee under the PSA and have offered to the trustee such security or indemnity reasonably satisfactory to it as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the trustee, for 60 days after its receipt of such notice, request and offer of security or indemnity, failed or refused to institute such proceeding.

Neither the trustee nor the certificate administrator will have any obligation to make any investigation of matters arising under the PSA or to institute, conduct or defend any litigation under the PSA or in relation to it at the request, order or direction of any of the holders of certificates, unless holders of certificates entitled to greater than 25% of the percentage interest of each affected class direct the trustee to do so and such holders of certificates have offered to the trustee or the certificate administrator, as applicable security or indemnity reasonably satisfactory to the trustee or the certificate administrator, as applicable against the costs, expenses and liabilities which may be incurred in connection with such action.

Notwithstanding the foregoing discussion in this “—Rights Upon Servicer Termination Event” section, if the master servicer is terminated under the circumstances described above because of the occurrence of any of the events described in clause (f) under “—Servicer Termination Events” above, the master servicer will have the right, at its expense, to sell its master servicing rights with respect to the Mortgage Loans to a successor master servicer in connection with whose appointment a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities) has been provided, in accordance with the terms set forth in the PSA, including that any successor master servicer fulfill the ratings requirements for successor master servicer set forth in the PSA.

In addition, the depositor may direct the trustee to terminate the master servicer upon 5 business days’ written notice if the master servicer fails to comply with certain of its reporting obligations under the PSA (subject to any applicable grace period).

Waiver of Servicer Termination Event

A Servicer Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the aggregate Voting Rights of the certificates and each Serviced Companion Loan noteholder adversely affected by such Servicer Termination Event, except (a) a Servicer Termination Event under clause (g) of the definition of “Servicer Termination Events” may be waived only with the consent of the Depositor and (b) a default in making any required deposits to or payments from the Collection Account, any Serviced Whole Loan Custodial Account or the Lower-Tier REMIC Distribution Account or in remitting payments as received, in each case in accordance with the PSA.

Resignation of the Master Servicer and Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as a Control Termination Event has not occurred and is not continuing, the approval of such successor by the Directing Certificateholder, which approval in each case will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the resigning party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any legal action or claim that relates to the PSA, the Mortgage Loans, any related Companion Loan or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including in its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, certificate administrator or trustee under the related Non-Serviced PSA with respect to a Non-Serviced Companion Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other Mortgage Loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of the Non-Serviced PSA) and each Non-Serviced Securitization Trust will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related non-serviced Mortgaged Property under the related Non-Serviced PSA or the PSA.

In addition, the PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor or operating advisor will be under any obligation to appear in, prosecute or defend any legal action that (i) is not incidental to its respective responsibilities under the PSA or (ii) in its opinion, may expose it to any expense or liability not reimbursed by the issuing entity. However, each of the master servicer, the special servicer, the depositor and the operating advisor will be permitted, in the exercise of its discretion, to undertake any action that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the subordinate or pari passu nature of such Serviced Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan, Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, and any liability resulting from the action, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omission policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by or on behalf of the master servicer or the special servicer of any funds paid to the master servicer or any special servicer in respect of the certificates or the Mortgage Loans, or any funds deposited into or withdrawn from the Collection Account or any other account by or on behalf of the master servicer or any special servicer. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Investor to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward it to each other party to the PSA and the applicable mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include (but are not limited to) obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as the master servicer or the special servicer, as applicable, would require were it, in its individual capacity, the owner of the affected Mortgage Loan.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the special servicer will be required to determine whether at that time, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the special servicer determines that a Material Defect exists, the special servicer will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Investor or, to the extent nonrecoverable, trust fund expenses. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward that Repurchase Request to the related mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase Request made by any person other than the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, (A) prior to a Resolution Failure relating to such non-Specially Serviced Loan, the master servicer (provided that the consent of the special servicer will be required with respect to any Qualified Substitute Mortgage Loan), and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to or that elects pursuant to the terms of the PSA to enforce the rights of the issuing entity against the related mortgage loan seller with respect to the Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) has knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward to each other party to the PSA and the related mortgage loan seller, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”). The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

Within 2 business days after a Resolution Failure occurs with respect to a PSA Party Repurchase Request made by any party other than the special servicer or a Certificateholder Repurchase Request made by any Certificateholder other than the Directing Certificateholder or a Controlling Class Certificateholder, in each case, related to a non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer, indicating the master servicer’s analysis and recommended course of action with respect to such Repurchase Request, along with the servicing file and all information, documents (but excluding the original documents constituting the mortgage file) and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer, and reasonably requested by the special servicer to enable it to assume its duties under the PSA to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file, the special servicer will become the Enforcing Servicer with respect to such Repurchase Request.

Resolution of a Repurchase Request

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request as described in “—Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder” or “—Repurchase Request Delivered by a Party to the PSA” above, a “Resolution Failure” will be deemed to have occurred. Receipt of the Repurchase Request will be deemed to occur two business days after the Repurchase Request is sent to the related mortgage loan seller. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller made the Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA, or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator, who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). If the master servicer is the Enforcing Servicer, the master servicer may (but will not be obligated to) consult with the special servicer and (for so long as no Consultation Termination Event has occurred) the Directing Certificateholder regarding any Proposed Course of Action. Such notice will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days of the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that in the event any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) will be compelled to follow the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, (c) a statement that responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for responding Certificateholders to send their responses to the applicable Enforcing Servicer and the certificate administrator. The certificate administrator will within three (3) business days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and share the results to the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer questions from Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating Certificateholder responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority of the responding Certificateholders. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the

Proposed Course of Action for purposes of determining the course of action proposed by the majority of Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party obligated and entitled to determine a course of action, including but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there is more than one Requesting Certificateholder that timely delivers a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party obligated and entitled to determine a course of action including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the

Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller as further described below; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Certificateholder, provided that a Consultation Termination Event has not occurred and is continuing), and in accordance with the Servicing Standard. For the avoidance of doubt, the depositor, the mortgage loan sellers and any of their respective affiliates will not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

The Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

If (i) a Repurchase Request is made with respect to any Mortgage Loan based on any particular alleged Material Defect, (ii) a Resolution Failure is deemed to occur with respect to such Repurchase Request, and (iii) if either (A) a mediation or arbitration is undertaken with respect to such Repurchase Request or (B) the Certificateholders and Certificate Owners cease to have a right to refer such Repurchase Request to mediation or arbitration, in either case in accordance with the foregoing discussion under this heading “—Resolution of a Repurchase Request,” then no Certificateholder or Certificate Owner may make any subsequent Repurchase Request with respect to such Mortgage Loan based on the same alleged Material Defect unless there is a material change in the facts and circumstances known to such party.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions.

The expenses of any mediation will be allocated among the parties to the mediation including, if applicable, between the Enforcing Party and the Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

For the avoidance of doubt, any expenses required to be borne by or allocated to the Enforcing Servicer in mediation or arbitration or related responsibilities under the PSA will be reimbursable as trust fund expenses.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Certificateholder, provided that a Consultation Termination Event has not occurred and is continuing, and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the trustee or the Enforcing Servicer, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the master servicer or the special servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of a Directing Certificateholder (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed in lieu, or bankruptcy or other litigation).

Servicing of the Non-Serviced Mortgage Loans

Each Non-Serviced Mortgage Loan and any related REO Properties are being serviced and administered under the applicable Non-Serviced PSA. Accordingly, as to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (or, if it fails to do so, the related Non-Serviced Trustee) will (and, in certain urgent or emergency situations, the related Non-Serviced Special Servicer may) generally make servicing advances, unless it is determined in accordance with the related Non-Serviced PSA that such servicing advance would not be recoverable from related collections. However, no such party will make a P&I advance with respect to a Non-Serviced Mortgage Loan. The related Non-Serviced Master Servicer will generally also remit collections on the related Non-Serviced Mortgage Loan to or on behalf of the issuing entity for this securitization. However, the master servicer for this securitization will generally be obligated to compile reports that include information on a Non-Serviced Mortgage Loan, and, to the extent required by the Servicing Standard, to enforce the rights of the issuing entity as the holder of a Non-Serviced Mortgage Loan under the terms of the related Intercreditor Agreement and make P&I Advances with respect to a Non-Serviced Mortgage Loan, subject to any non-recoverability determination.

Each Non-Serviced PSA and the PSA both address similar servicing matters, including, but not limited to: collection of payments; establishment of accounts to hold such payments; investment of funds in those accounts; maintenance of insurance coverage on the Mortgaged Properties; enforcement of due-on-sale and due-on-encumbrance provisions; property inspections; collection of operating statements; loan assumptions; realization upon and sale of defaulted Mortgage Loans; acquisition, operation, maintenance and disposition of REO Properties; servicing compensation; modifications, waivers, amendments and consents with respect to the serviced Mortgage Loans; servicing reports; servicer liability and indemnification; servicer resignation; servicer termination events; and the ability of certain parties to terminate a particular servicer in connection with a servicer termination event or otherwise. In addition, the securitization transaction governing the servicing of each Non-Serviced Whole Loan is a rated commercial mortgage-backed securitization transaction that is rated by one or more nationally recognized statistical rating organizations. Nonetheless, the servicing arrangements under the Non-Serviced PSAs differ in certain respects from the servicing arrangements under the PSA. For example, the provisions of the Non-Serviced PSAs and the PSA differ with respect to, among other things, time periods and timing matters, terminology, allocation of duties between multiple servicers and other service providers, circumstances under which the consent of the special servicer must be obtained by the master servicer or the consent of a directing holder must be obtained by the master servicer or special servicer, the specifics of particular servicer termination events, notices to and communications with applicable rating agencies and rating confirmation requirements.

In addition, pursuant to the PSA, with respect to each Non-Serviced Mortgage Loan:

●	The master servicer, the special servicer, the certificate administrator and the trustee under the PSA will have no obligation or authority to (a) supervise the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, or any of the trustee, certificate administrator or operating advisor under a Non-Serviced PSA or (b) make Servicing Advances with respect to any Non-Serviced Mortgage Loan. The obligation of the master servicer for this securitization to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to a Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer.

●	The master servicer for this securitization will be required to make P&I Advances with respect to the Non-Serviced Mortgage Loan, unless it or the special servicer has determined that such Advance would not be recoverable from collections on the Non-Serviced Mortgage Loan.

Servicing of the Prudential Plaza Mortgage Loan

The Prudential Plaza Mortgage Loan, the Prudential Plaza Companion Loans and any related REO Property are being serviced and administered under the COMM 2015-CCRE26 Pooling and Servicing Agreement. While the COMM 2015-CCRE26 Pooling and Servicing Agreement and the PSA both address similar servicing matters, the servicing arrangements under the COMM 2015-CCRE26 Pooling and Servicing Agreement differ in certain respects from the servicing arrangements under the PSA. In that regard, in the case of the COMM 2015-CCRE26 Pooling and Servicing Agreement, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in expected servicing provisions between such Non-Serviced PSA and the PSA:

●	The COMM 2015-CCRE26 Master Servicer will earn a primary servicing fee (which includes any sub-servicing fee) of 0.00250% per annum with respect to the Prudential Plaza Mortgage Loan.

●	Any P&I Advance made by the COMM 2015-CCRE26 Master Servicer or the COMM 2015-CCRE26 Trustee or the master servicer or the trustee for the securitization of the other Prudential Plaza Companion Loans in respect of a monthly payment on the Prudential Plaza Companion Loans may only be reimbursed out of future payments and collections on the related Prudential Plaza Companion Loans, or, as and to the extent permitted under the COMM 2015-CCRE26 Pooling and Servicing Agreement or the pooling and servicing agreement for the securitization of the other Prudential Plaza Companion Loans, on other loans included in the related securitization trust, but not out of payments or other collections on the Mortgage Loan.

●	Pursuant to the COMM 2015-CCRE26 Pooling and Servicing Agreement, the liquidation fee, special servicing fee and workout fee with respect to the Prudential Plaza Mortgage Loan will be generally similar to the corresponding fee payable under the PSA.

●	The COMM 2015-CCRE26 Master Servicer is obligated to make servicing advances with respect to the Prudential Plaza Whole Loan in accordance with the servicing standard under the COMM 2015-CCRE26 Pooling and Servicing Agreement. If the COMM 2015-CCRE26 Master Servicer determines that a servicing advance it made with respect to the Prudential Plaza Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed first, from collections on, and proceeds of the Prudential Plaza Whole Loan allocable to the Prudential Plaza Subordinate Companion Loans, then, from collections on, and proceeds of, the Prudential Plaza Whole Loan allocable to the Prudential Plaza Mortgage Loan and the Prudential Plaza Pari Passu Companion Loans on a pro rata basis, and then from general collections on the mortgage loans in the COMM 2015-CCRE26 Securitization Trust, the securitization trust related to the other Prudential Plaza Pari Passu Companion Loans and the Collection Account, on a pro rata basis.

●	With respect to the Prudential Plaza Mortgage Loan, prior to the occurrence and continuance of any control termination event under the COMM 2015-CCRE26 Pooling and Servicing Agreement, the COMM 2015-CCRE26 Majority Controlling Class Certificateholder will have the right to terminate the COMM 2015-CCRE26 Special Servicer, with or without cause, and appoint the successor COMM 2015-CCRE26 Special Servicer that meets the requirements of the COMM 2015-CCRE26 Pooling and Servicing Agreement.

●	With respect to the Prudential Plaza Mortgage Loan, after the occurrence and during the continuance of any control termination event under the COMM 2015-CCRE26 Pooling and Servicing Agreement, at the written direction of holders of principal balance certificates under the COMM 2015-CCRE26 Pooling and Servicing Agreement evidencing not less than 25% of the voting rights of such certificates (taking into account the application of any appraisal reduction amounts to notionally reduce the certificate balances of those certificates), the COMM 2015-CCRE26 Certificate Administrator is required to conduct a vote to terminate the COMM 2015-CCRE26 Special Servicer. At the written direction of certificateholders representing at least 75% of the applicable certificateholder quorum required for this vote or certificateholders of non-reduced certificates representing more than 50% of the voting rights of each class of non-reduced certificates, the COMM 2015-CCRE26 Trustee will be required to terminate the COMM 2015-CCRE26 Special Servicer and appoint a successor COMM 2015-CCRE26 Special Servicer.

●	There is no asset representations reviewer (and therefore no asset representations reviewer asset review fee) with respect to the COMM 2015-CCRE26 Mortgage Trust.

●	If the Prudential Plaza Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent/consultation rights of the COMM 2015-CCRE26 Majority Controlling Class Certificateholder and the consultation rights of the holders of the Prudential Plaza Pari Passu Companion Loans) the COMM 2015-CCRE26 Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related Mortgaged Properties; (ii) negotiate a workout with the related borrower; or (iii) sell the Prudential Plaza Whole Loan in its entirety. If the COMM 2015-CCRE26 Special Servicer determines to sell the Prudential Plaza Mortgage Loan and the Prudential Plaza Companion Loans, then the COMM 2015-CCRE26 Special Servicer will have the right and the obligation to sell the Prudential Plaza Mortgage Loan and the Prudential Plaza Companion Loans as notes evidencing one whole loan in accordance with the terms of the COMM 2015-CCRE26 Pooling and Servicing Agreement. See “—Sale of Defaulted Loans and REO Properties” above and “Description of the Mortgage Pool—The Whole Loans—Prudential Plaza Whole Loan—Sale of Defaulted Prudential Plaza Whole Loan”.

●	With respect to the Prudential Plaza Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information are substantially similar to those of the PSA.

●	The COMM 2015-CCRE26 Master Servicer and COMM 2015-CCRE26 Special Servicer (a) have substantially similar rights related to resignation and (b) are subject to servicer termination events substantially similar to those in the PSA.

●	The rating agencies rating the securities issued under the COMM 2015-CCRE26 Pooling and Servicing Agreement vary from the rating agencies rating the certificates, which may cause servicing arrangements (including, but not limited to, servicer termination events and eligibility requirements for service providers) to be different under the COMM 2015-CCRE26 Pooling and Servicing Agreement than under the PSA.

●	The specific types of actions constituting major decisions under the COMM 2015-CCRE26 Pooling and Servicing Agreement differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore, the specific types of servicer actions with respect to which the COMM 2015-CCRE26 Directing Certificateholder is permitted to consent correspondingly differ.

●	The actions that the COMM 2015-CCRE26 Master Servicer is permitted to take without obtaining the consent of the COMM 2015-CCRE26 Special Servicer under the COMM 2015-CCRE26 Pooling and Servicing Agreement differ from the actions that the master servicer is permitted to take without obtaining the consent of the special servicer under the PSA.

●	The liability of the parties to the COMM 2015-CCRE26 Pooling and Servicing Agreement is limited in a manner similar, but not necessarily identical, to the liability of the parties to the PSA.

●	Collections on the Prudential Plaza Whole Loan are maintained under the COMM 2015-CCRE26 Pooling and Servicing Agreement in a manner similar, but not necessarily identical, to how collections on the Serviced Whole Loans are maintained under the PSA, provided that rating requirements for accounts and permitted investments may vary under those two pooling and servicing agreements.

●	The COMM 2015-CCRE26 Pooling and Servicing Agreement is expected to differ from the PSA in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

See also “Description of the Mortgage Pool—The Whole Loans—Prudential Plaza Whole Loan” in this prospectus.

Servicing of the 10 Hudson Yards Mortgage Loan

The 10 Hudson Yards Mortgage Loan, the 10 Hudson Yards Companion Loans and any related REO Property are being serviced and administered under the Hudson Yards 2016-10HY Trust and Servicing Agreement. While the Hudson Yards 2016-10HY Trust and Servicing Agreement and the PSA both address similar servicing matters, the servicing arrangements under the Hudson Yards 2016-10HY Trust and Servicing Agreement differ in certain respects from the servicing arrangements under the PSA. In that regard, in the case of the Hudson Yards 2016-10HY Trust and Servicing Agreement, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in expected servicing provisions between such Non-Serviced PSA and the PSA:

●	The Hudson Yards 2016-10HY Master Servicer will earn a primary servicing fee at a primary servicing fee rate of 0.00125% per annum with respect to the 10 Hudson Yards Mortgage Loan.

●	Any P&I Advance made by the Hudson Yards 2016-10HY Master Servicer or the Hudson Yards 2016-10HY Trustee with respect to the 10 Hudson Yards Standalone Companion Loans or the applicable master servicer or the trustee for the 10 Hudson Yards Non-Standalone Companion Loan may only be reimbursed out of future payments and collections on the 10 Hudson Yards Standalone Companion Loans or the 10 Hudson Yards Non-Standalone Companion Loan, respectively, or, as and to the extent permitted under the Hudson Yards 2016-10HY Trust and Servicing Agreement or the pooling and servicing agreement for the securitization of the 10 Hudson Yards Non-Standalone Companion Loan, on other loans, if applicable, included in the related securitization trust, but not out of payments or other collections on the Mortgage Loans.

●	The Hudson Yards 2016-10HY Special Servicer will earn a special servicing fee at a special servicing fee rate of 0.25% per annum with respect to the 10 Hudson Yards Mortgage Loan.

●	Pursuant to the Hudson Yards 2016-10HY Trust and Servicing Agreement, the liquidation fee rate and workout fee rate are both equal to a rate of 0.50%, subject to any cap set forth in the Hudson Yards 2016-10HY Trust and Servicing Agreement.

●	The Hudson Yards 2016-10HY Master Servicer is obligated to make servicing advances with respect to the 10 Hudson Yards Whole Loan in accordance with the servicing standard under the Hudson Yards 2016-10HY Trust and Servicing Agreement. If the Hudson Yards 2016-10HY Master Servicer determines that a servicing advance it made with respect to the 10 Hudson Yards Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed first, from collections on, and proceeds of the 10 Hudson Yards Whole Loan allocable to the 10 Hudson Yards Subordinate Companion Loans, then second, from collections on, and proceeds of, the 10 Hudson Yards Whole Loan allocable to the 10 Hudson Yards Mortgage Loan and the 10 Hudson Yards Pari Passu Companion Loans on a pro rata basis, and then third, with respect to the 10 Hudson Yards Mortgage Loan and 10 Hudson Yards Non-Standalone Companion Loan, from general collections on the issuing entity and the related securitization trust, respectively, on a pro rata basis.

●	With respect to the 10 Hudson Yards Mortgage Loan, during a “subordinate control period” under the Hudson Yards 2016-10HY Trust and Servicing Agreement, the Hudson Yards 2016-10HY Directing Holder will have the right to terminate the Hudson Yards 2016-10HY Special Servicer, with or without cause, and appoint the successor Hudson Yards 2016-10HY Special Servicer that meets the requirements of the Hudson Yards 2016-10HY Trust and Servicing Agreement; provided that if at any time no Hudson Yards 2016-10HY Directing Holder has been appointed, then (i) during any subordinate control period, each “initial consulting holder” will have non-binding consultation rights with respect to any major decisions and other matters as to which the Hudson Yards 2016-10HY Directing Holder would have had consent rights or direction rights if the Hudson Yards 2016-10HY Directing Holder had been appointed at such time and (ii) during any “subordinate consultation period”, each initial consulting holder will have the same non-binding consultation rights that the Hudson Yards 2016-10HY Directing Holder would have had if the Hudson Yards 2016-10HY Directing Holder had been appointed at such time.

●	With respect to the 10 Hudson Yards Mortgage Loan, at any time other than during a subordinate control period under the Hudson Yards 2016-10HY Trust and Servicing Agreement, at the written direction of holders of principal balance certificates under the Hudson Yards 2016-10HY Trust and Servicing Agreement evidencing not less than 25% of the voting rights of such certificates (taking into account the application of any appraisal reduction amounts and collateral deficiency amounts to notionally reduce the certificate balances of such certificates), the Hudson Yards 2016-10HY Certificate Administrator is required to conduct a vote to terminate the Hudson Yards 2016-10HY Special Servicer. At the written direction of certificate holders representing 75% of the applicable certificateholder quorum required for this vote or certificate holders of non-reduced certificates representing more than 50% of the voting rights of each class of non-reduced certificates, the Hudson Yards 2016-10HY Trustee will be required to terminate the Hudson Yards 2016-10HY Special Servicer and appoint a successor special servicer.

●	There is no operating advisor (and therefore no operating advisor fee) or asset representations reviewer (and therefore no asset representations reviewer asset review fee) under the Hudson Yards 2016-10HY Trust and Servicing Agreement.

●	If the 10 Hudson Yards Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent/consultation rights of the Hudson Yards 2016-10HY Directing Holder and the consultation rights of the holders of the 10 Hudson Yards Pari Passu Companion Loans) the Hudson Yards 2016-10HY Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related Mortgaged Properties; (ii) negotiate a workout with the related borrower; or (iii) sell the 10 Hudson Yards Whole Loan in its entirety. If the Hudson Yards 2016-10HY Special Servicer determines to sell the 10 Hudson Yards Mortgage Loan and the 10 Hudson Yards Companion Loans, then the Hudson Yards 2016-10HY Special Servicer will have the right and the obligation to sell the 10 Hudson Yards Mortgage Loan and the 10 Hudson Yards Companion Loans as notes evidencing one whole loan in accordance with the terms of the Hudson Yards 2016-10HY Trust and Servicing Agreement. See “—Sale of Defaulted Loans and REO Properties” above and “Description of the Mortgage Pool—The Whole Loans—10 Hudson Yards Whole Loan—Sale of Defaulted 10 Hudson Yards Whole Loan”.

●	With respect to the 10 Hudson Yards Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information are substantially similar to those of the PSA.

●	The Hudson Yards 2016-10HY Master Servicer and Hudson Yards 2016-10HY Special Servicer (a) have substantially similar rights related to resignation and (b) are subject to servicer termination events substantially similar to those in the PSA.

●	The rating agencies rating the securities issued under the Hudson Yards 2016-10HY Trust and Servicing Agreement vary from the rating agencies rating the certificates, which may cause servicing arrangements (including, but not limited to, servicer termination events and eligibility requirements for service providers) to be different under the Hudson Yards 2016-10HY Trust and Servicing Agreement than under the PSA.

●	The specific types of actions constituting major decisions under the 2016-10HY Trust and Servicing Agreement differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore, the specific types of servicer actions with respect to which the 2016-10HY Directing Certificateholder is permitted to consent correspondingly differ.

●	The actions that the 2016-10HY Master Servicer is permitted to take without obtaining the consent of the 2016-10HY Special Servicer under the 2016-10HY Trust and Servicing Agreement differ from the actions that the master servicer is permitted to take without obtaining the consent of the special servicer under the PSA.

●	The liability of the parties to the 2016-10HY Trust and Servicing Agreement is limited in a manner similar, but not necessarily identical, to the liability of the parties to the PSA.

●	Collections on the 10 Hudson Yards Whole Loan are maintained under the 2016-10HY Trust and Servicing Agreement in a manner similar, but not necessarily identical, to how collections on the Serviced Whole Loans are maintained under the PSA, provided that rating requirements for accounts and permitted investments may vary under those two agreements.

●	The Hudson Yards 2016-10HY Trust and Servicing Agreement is expected to differ from the PSA in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

See also “Description of the Mortgage Pool—The Whole Loans—10 Hudson Yards Whole Loan” in this prospectus.

Servicing of the 80 Park Plaza Mortgage Loan

As of the Closing Date, the 80 Park Plaza Mortgage Loan and the 80 Park Plaza Companion Loans are being (and any related REO Property will be) serviced and administered under the CGCMT 2016-C3 Pooling and Servicing Agreement. While the CGCMT 2016-C3 Pooling and Servicing Agreement and the PSA both address generally similar servicing matters, the servicing arrangements under the CGCMT 2016-C3 Pooling and Servicing Agreement differ in certain respects from the servicing arrangements under the PSA. In that regard, in the case of the CGCMT 2016-C3 Pooling and Servicing Agreement, the following are considerations relating to servicing of the 80 Park Plaza Mortgage Loan, including the identification of some (but not all) of the differences in servicing provisions between such Non-Serviced PSA and the PSA:

●	The CGCMT 2016-C3 Master Servicer will earn a primary servicing fee (which includes any sub-servicing fee) of 0.00250% per annum with respect to the 80 Park Plaza Mortgage Loan.

●	Pursuant to the CGCMT 2016-C3 Pooling and Servicing Agreement, the special servicing fee, liquidation fee and workout fee with respect to the 80 Park Plaza Mortgage Loan will be generally similar to the corresponding fees payable under the PSA, except that (i) the liquidation fee and workout fee are subject to a $25,000 minimum and (ii) the extent to which modification fees and other items may be applied to offset liquidation fees and workout fees under the CGMRC 2016-C3 Pooling and Servicing Agreement may be materially less than under the PSA.

●	No party to the CGCMT 2016-C3 Pooling and Servicing Agreement is required to make P&I advances on the 80 Park Plaza Mortgage Loan.

●	The CGCMT 2016-C3 Master Servicer is obligated to make servicing advances with respect to the 80 Park Plaza Whole Loan in accordance with the servicing standard under the CGCMT 2016-C3 Pooling and Servicing Agreement, subject to a recoverability determination. The CGCMT 2016-C3 Master Servicer is entitled to reimbursement (with interest at a prime rate) for any servicing advance that it made with respect to the 80 Park Plaza Whole Loan or the related Mortgaged Property first from collections on, and proceeds of, the 80 Park Plaza Whole Loan allocable to the 80 Park Plaza Mortgage Loan and the 80 Park Plaza Companion Loans on a pro rata basis, and then, if it determines such servicing advance not to be so recoverable, from general collections on the respective mortgage loans in the CGCMT 2016-C3 securitization trust, the issuing entity and any other securitization trust holding an 80 Park Plaza Companion Loan, on a pro rata basis in accordance with the respective outstanding principal balances of such Mortgage Loan and Companion Loans.

●	With respect to the 80 Park Plaza Mortgage Loan, provided that the equivalent of a Control Termination Event does not exist under the CGCMT 2016-C3 Pooling and Servicing Agreement, the CGCMT 2016-C3 controlling class representative will generally have the right to terminate the CGCMT 2016-C3 Special Servicer, with or without cause, and appoint a successor CGCMT 2016-C3 Special Servicer that meets the requirements of the CGCMT 2016-C3 Pooling and Servicing Agreement, with respect to the 80 Park Plaza Whole Loan.

●	With respect to the 80 Park Plaza Mortgage Loan, after the occurrence and during the continuance of the equivalent of a Control Termination Event under the CGCMT 2016-C3 Pooling and Servicing Agreement, at the written direction of holders of certificates issued under the CGCMT 2016-C3 Pooling and Servicing Agreement of the applicable classes and evidencing the requisite percentage of voting rights, the CGCMT 2016-C3 Special Servicer may be replaced. In addition, if the equivalent of a Consultation Termination Event exists under the CGCMT 2016-C3

Pooling and Servicing Agreement, the CGCMT 2016-C3 Operating Advisor may recommend replacement of the CGCMT 2016-C3 Special Servicer if the CGCMT 2016-C3 Operating Advisor determines that the CGCMT 2016-C3 Special Servicer is not performing its duties under the CGCMT 2016-C3 Pooling and Servicing Agreement or is otherwise not acting in accordance with the servicing standard thereunder.

●	If the 80 Park Plaza Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent/consultation rights of the CGCMT 2016-C3 controlling class representative and the consultation rights of the holder of the 80 Park Plaza Mortgage Loan, the holders of the 80 Park Plaza Companion Loans not included in the CGCMT 2016-C3 Securitization and the CGCMT 2016-C3 Operating Advisor) the CGCMT 2016-C3 Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related Mortgaged Property; (ii) negotiate a workout with the related borrower (although the related maturity date may not be extended beyond a date that is five years prior to November 2049); or (iii) sell the 80 Park Plaza Whole Loan in its entirety. If the CGCMT 2016-C3 Special Servicer determines to sell the 80 Park Plaza Mortgage Loan and the 80 Park Plaza Companion Loans, then the CGCMT 2016-C3 Special Servicer will have the right and the obligation to sell the 80 Park Plaza Mortgage Loan and the 80 Park Plaza Companion Loans as notes evidencing one whole loan in accordance with the terms of the CGCMT 2016-C3 Pooling and Servicing Agreement. See “Description of the Mortgage Pool—The Whole Loans—80 Park Plaza Whole Loan—Sale of Defaulted 80 Park Plaza Whole Loan” in this prospectus.

●	With respect to the CGCMT 2016-C3 Pooling and Servicing Agreement, the servicing provisions relating to performing inspections and collecting operating information are generally similar to those of the PSA.

●	The CGCMT 2016-C3 Master Servicer and CGCMT 2016-C3 Special Servicer (a) have similar rights related to resignation and (b) are subject to servicer termination events similar to those in the PSA.

●	The specific types of actions constituting major decisions under the CGCMT 2016-C3 Pooling and Servicing Agreement differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore, the specific types of servicer actions with respect to which the CGCMT 2016-C3 controlling class representative is permitted to consent correspondingly differ.

●	The actions that the CGCMT 2016-C3 Master Servicer is permitted to take without obtaining the consent of the CGCMT 2016-C3 Special Servicer under the CGCMT 2016-C3 Pooling and Servicing Agreement differ from the actions that the master servicer is permitted to take without obtaining the consent of the special servicer under the PSA.

●	The liability of the parties to the CGCMT 2016-C3 Pooling and Servicing Agreement is limited in a manner similar, but not necessarily identical, to the liability of the parties to the PSA.

●	Collections on the 80 Park Plaza Whole Loan are to be maintained under the CGCMT 2016-C3 Pooling and Servicing Agreement in a manner similar, but not necessarily identical, to how collections on the Serviced Whole Loans are maintained under the PSA, provided that rating requirements for accounts and permitted investments may vary under those two pooling and servicing agreements.

●	The rating agencies rating the securities issued under the CGCMT 2016-C3 Pooling and Servicing Agreement vary from the rating agencies rating the certificates, which may cause servicing arrangements (including, but not limited to, servicer termination events and eligibility requirements for service providers) to be different under the CGCMT 2016-C3 Pooling and Servicing Agreement than under the PSA.

●	The CGCMT 2016-C3 Pooling and Servicing Agreement differs from the PSA in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The securitization trust created under the CGCMT 2016-C3 Pooling and Servicing Agreement, together with the CGCMT 2016-C3 Master Servicer, the CGCMT 2016-C3 Special Servicer and various other parties to the CGCMT 2016-C3 Pooling and Servicing Agreement, are entitled to be indemnified by the issuing entity for the issuing entity’s pro rata share of certain fees, costs, expenses, losses and liabilities incurred by such parties in accordance with the terms and conditions of the related Intercreditor Agreement.

See also “Description of the Mortgage Pool—The Whole Loans—80 Park Plaza Whole Loan” in this prospectus.

Servicing of the 667 Madison Avenue Mortgage Loan

The 667 Madison Avenue Mortgage Loan, the 667 Madison Avenue Companion Loans and any related REO Property are being serviced and administered under the COMM 2016-667M Trust and Servicing Agreement. While the COMM 2016-667M Trust and Servicing Agreement and the PSA both address similar servicing matters, the servicing arrangements under the COMM 2016-667M Trust and Servicing Agreement differ in certain respects from the servicing arrangements under the PSA. In that regard, in the case of the COMM 2016-667M Trust and Servicing Agreement, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in expected servicing provisions between such Non-Serviced PSA and the PSA:

●	The COMM 2016-667M Master Servicer will earn a primary servicing fee (which includes any sub-servicing fee) of 0.00125% per annum with respect to the 667 Madison Avenue Mortgage Loan.

●	Any P&I Advance made by the COMM 2016-667M Master Servicer or the COMM 2016-667M Trustee or the master servicer or the trustee for the securitization of the other 667 Madison Avenue Pari Passu Non-Standalone Companion Loan in respect of a monthly payment on the 667 Madison Avenue Non-Standalone Pari Passu Companion Loan (the “667 Madison Avenue Non-Standalone Pari Passu Companion Loan”) may only be reimbursed out of future payments and collections on the related 667 Madison Avenue Non-Standalone Pari Passu Companion Loan, or, as and to the extent permitted under the COMM 2016-667M Trust and Servicing Agreement or the pooling and servicing agreement for the securitization of the other 667 Madison Avenue Non-Standalone Pari Passu Companion Loan, on other loans included in the related securitization trust, but not out of payments or other collections on the Mortgage Loans.

●	Pursuant to the COMM 2016-667M Trust and Servicing Agreement, the special servicing fee with respect to the 667 Madison Avenue Mortgage Loan will be generally similar to the corresponding fee payable under the PSA.

●	Pursuant to the COMM 2016-667M Trust and Servicing Agreement, the liquidation fee rate and workout fee rate are both equal to a rate of 0.50% and are not subject to any cap.

●	The COMM 2016-667M Master Servicer is obligated to make servicing advances with respect to the 667 Madison Avenue Whole Loan in accordance with the servicing standard under the COMM 2016-667M Trust and Servicing Agreement. If the COMM 2016-667M Master Servicer determines that a servicing advance it made with respect to the 667 Madison Avenue Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed first, from collections on, and proceeds of the 667 Madison Avenue Whole Loan allocable to the 667 Madison Avenue Subordinate Companion Loan, then, from collections on, and proceeds of, the 667 Madison Avenue Whole Loan allocable to the 667 Madison Avenue Mortgage Loan and the 667 Madison Avenue Pari Passu Companion Loans on a pro rata basis, and then from general collections on the mortgage loans in the COMM 2016-667M Securitization Trust, the securitization trust related to the other 667 Madison Avenue Pari Passu Companion Loan and the Collection Account, on a pro rata basis.

●	With respect to the 667 Madison Avenue Mortgage Loan, during a subordinate control period under the COMM 2016-667M Trust and Servicing Agreement, the COMM 2016-667M Directing Holder will have the right to terminate the COMM 2016-667M Special Servicer, with or without cause, and appoint the successor COMM 2016-667M Special Servicer that meets the requirements of the COMM 2016-667M Trust and Servicing Agreement.

●	With respect to the 667 Madison Avenue Mortgage Loan, after the occurrence and during the continuance of any control termination event under the COMM 2016-667M Trust and Servicing Agreement, at the written direction of holders of principal balance certificates under the COMM 2016-667M Trust and Servicing Agreement evidencing not less than 25% of the voting rights of such certificates (taking into account the application of any appraisal reduction amounts to notionally reduce the certificate balances of those certificates), the COMM 2016-667M Certificate Administrator is required to conduct a vote to terminate the COMM 2016-667M Special Servicer. At the written direction of certificate holders representing 75% of the applicable certificateholder quorum required for this vote or certificate holders of non-reduced certificates representing more than 50% of the voting rights of each class of non-reduced certificates, the COMM 2016-667M Trustee will be required to terminate the COMM 2016-667M Special Servicer and appoint a successor COMM 2016-667M Special Servicer.

●	There is no asset representations reviewer (and therefore no asset representations reviewer asset review fee) with respect to the COMM 2016-667M Mortgage Trust.

●	If the 667 Madison Avenue Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent/consultation rights of the COMM 2016-667M Directing Holder and the consultation rights of the holders of the 667 Madison Avenue Pari Passu Companion Loans) the COMM 2016-667M Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related Mortgaged Properties; (ii) negotiate a workout with the related borrower; or (iii) sell the 667 Madison Avenue Whole Loan in its entirety. If the COMM 2016-667M Special Servicer determines to sell the 667 Madison Avenue Mortgage Loan and the 667 Madison Avenue Companion Loans, then the COMM 2016-667M Special Servicer will have the right and the obligation to sell the 667 Madison Avenue Mortgage Loan and the 667 Madison Avenue Companion Loans as notes evidencing one whole loan in accordance with the terms of the COMM 2016-667M Trust and Servicing Agreement. See “—Sale of Defaulted Loans and REO Properties” above and “Description of the Mortgage Pool—The Whole Loans—667 Madison Avenue Whole Loan—Sale of Defaulted 667 Madison Avenue Whole Loan”.

●	With respect to the 667 Madison Avenue Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information are substantially similar to those of the PSA.

●	The COMM 2016-667M Master Servicer and COMM 2016-667M Special Servicer (a) have substantially similar rights related to resignation and (b) are subject to servicer termination events substantially similar to those in the PSA.

●	The rating agencies rating the securities issued under the COMM 2016-667M Trust and Servicing Agreement vary from the rating agencies rating the certificates, which may cause servicing arrangements (including, but not limited to, servicer termination events and eligibility requirements for service providers) to be different under the COMM 2016-667M Trust and Servicing Agreement than under the PSA.

●	The specific types of actions constituting major decisions under the COMM 2016-667M Trust and Servicing Agreement differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore, the specific types of servicer actions with respect to which the COMM 2016-667M Directing Certificateholder is permitted to consent correspondingly differ.

●	The actions that the COMM 2016-667M Master Servicer is permitted to take without obtaining the consent of the COMM 2016-667M Special Servicer under the COMM 2016-667M Trust and Servicing Agreement differ from the actions that the master servicer is permitted to take without obtaining the consent of the special servicer under the PSA.

●	The liability of the parties to the COMM 2016-667M Trust and Servicing Agreement is limited in a manner similar, but not necessarily identical, to the liability of the parties to the PSA.

●	Collections on the 667 Madison Avenue Whole Loan are maintained under the COMM 2016-667M Trust and Servicing Agreement in a manner similar, but not necessarily identical, to how collections on the Serviced Whole Loans are maintained under the PSA, provided that rating requirements for accounts and permitted investments may vary under those two agreements.

●	The COMM 2016-667M Trust and Servicing Agreement is expected to differ from the PSA in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

See also “Description of the Mortgage Pool—The Whole Loans—667 Madison Avenue Whole Loan” in this prospectus.

Servicing of the Starbucks Center Mortgage Loan

The Starbucks Center Mortgage Loan, the Starbucks Center Pari Passu Companion Loans and any related REO Property are expected to be serviced and administered under the JPMDB 2016-C4 Pooling and Servicing Agreement. While the JPMDB 2016-C4 Pooling and Servicing Agreement and the PSA both address similar servicing matters, the servicing arrangements under the JPMDB 2016-C4 Pooling and Servicing Agreement differ in certain respects from the servicing arrangements under the PSA. In that regard, in the case of the JPMDB 2016-C4 Pooling and Servicing Agreement, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in expected servicing provisions between such Non-Serviced PSA and the PSA:

●	The JPMDB 2016-C4 Master Servicer is expected to earn a primary servicing fee (which includes any sub-servicing fee) of 0.00250% per annum with respect to the Starbucks Center Mortgage Loan.

●	It is expected that any P&I Advance made by the JPMDB 2016-C4 Master Servicer or the JPMDB 2016-C4 Trustee, as applicable, in respect of a monthly payment on the related Starbucks Center Pari Passu Companion Loan may only be reimbursed out of future payments and collections on the related Starbucks Center Pari Passu Companion Loan, or, as and to the extent permitted under the JPMDB 2016-C4 Pooling and Servicing Agreement on other loans included in the JPMDB 2016-C4 Securitization Trust but not out of payments or other collections on the Mortgage Loans.

●	It is expected that, pursuant to the JPMDB 2016-C4 Pooling and Servicing Agreement, the liquidation fee, the special servicing fee and the workout fee with respect to the Starbucks Center Mortgage Loan will be generally similar to the corresponding fee payable under the PSA, and the JPMDB 2016-C4 PSA provides that the JPMDB 2016-C4 Special Servicer will be entitled to a minimum workout fee and liquidation fee of $25,000.

●	It is expected that he JPMDB 2016-C4 Master Servicer will be obligated to make servicing advances with respect to the Starbucks Center Whole Loan in accordance with the servicing standard under the JPMDB 2016-C4 Pooling and Servicing Agreement. If the JPMDB 2016-C4 Master Servicer determines that a servicing advance it made with respect to the Starbucks Center Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed first from collections on, and proceeds of, the Starbucks Center Mortgage Loan and the related Starbucks Center Pari Passu Companion Loans, on a pro rata basis, and then from general collections on the mortgage loans in the JPMDB 2016-C4 Securitization Trust, the JPMDB 2016-C4 Securitization Trust and the Collection Account, on a pro rata basis.

●	With respect to the Starbucks Center Mortgage Loan, it is expected that, prior to the occurrence and continuance of any control termination event under the JPMDB 2016-C4 Pooling and Servicing Agreement, the JPMDB 2016-C4 Directing Certificateholder will have the right to terminate the JPMDB 2016-C4 Special Servicer, with or without cause, and appoint the successor JPMDB 2016-C4 Special Servicer that meets the requirements of the JPMDB 2016-C4 Pooling and Servicing Agreement.

●	In addition, with respect to the Starbucks Center Mortgage Loan, it is expected that, after the occurrence and during the continuance of any control termination event under the JPMDB 2016-C4 Pooling and Servicing Agreement, at the written direction of holders of principal balance certificates under the JPMDB 2016-C4 Pooling and Servicing Agreement evidencing not less than 25% of the voting rights of such certificates (taking into account the application of any appraisal reduction amounts to notionally reduce the certificate balances of those certificates), the JPMDB 2016-C4 Certificate Administrator is required to conduct a vote to terminate the JPMDB 2016-C4 Special Servicer. At the written direction of certificate holders representing 75% of the applicable certificateholder quorum required for this vote, the JPMDB 2016-C4 Trustee will be required to terminate the JPMDB 2016-C4 Special Servicer and appoint a successor JPMDB 2016-C4 Special Servicer.

●	In addition, with respect to the Starbucks Center Mortgage Loan, it is expected that following the occurrence of a consultation termination event under the JPMDB 2016-C4 Pooling and Servicing Agreement, if the JPMDB 2016-C4 Operating Advisor determines that the JPMDB 2016-C4 Special Servicer is not performing its duties under the JPMDB 2016-C4 Pooling and Servicing Agreement or is otherwise not acting in accordance with the related servicing standard, the JPMDB 2016-C4 Operating Advisor will have the right to recommend the replacement of the JPMDB 2016-C4 Special Servicer.

●	It is expected that, if the Starbucks Center Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent/consultation rights of the JPMDB 2016-C4 Directing Certificateholder and the consultation rights of the holders of the Starbucks Center Pari Passu Companion Loans) the JPMDB 2016-C4 Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related Mortgaged Property; (ii) negotiate a workout with the related borrower; or (iii) sell the Starbucks Center Whole Loan in its entirety. The issuing entity, as the holder of the Starbucks Center Mortgage Loan, will have the right to consent to a sale of a defaulted loan in the event that the JPMDB 2016-C4 Special Servicer fails to provide certain notices and information regarding such sale in accordance with the terms of the related Intercreditor Agreement. See “—Sale of Defaulted Loans and REO Properties” above and “Description of the Mortgage Pool—The Whole Loans—The Starbucks Center Whole Loan—Sale of Defaulted Mortgage Loan”.

●	With respect to the Starbucks Center Mortgage Loan, it is expected that the servicing provisions relating to performing inspections and collecting operating information are substantially similar to those of the PSA, except that inspection obligations commence in the year 2016.

●	It is expected that the JPMDB 2016-C4 Master Servicer and JPMDB 2016-C4 Special Servicer (a) will have substantially similar rights related to resignation and (b) will be subject to servicer termination events substantially similar to those in the PSA.

●	It is expected that the specific types of actions constituting major decisions under the JPMDB 2016-C4 Pooling and Servicing Agreement will differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore, the specific types of servicer actions with respect to which the JPMDB 2016-C4 Directing Certificateholder is permitted to consent correspondingly differ.

●	It is expected that the actions that the JPMDB 2016-C4 Master Servicer is permitted to take without obtaining the consent of the JPMDB 2016-C4 Special Servicer under the JPMDB 2016-C4 Pooling and Servicing Agreement differ from the actions that the master servicer is permitted to take without obtaining the consent of the special servicer under the PSA.

●	It is expected that the liability of the parties to the JPMDB 2016-C4 Pooling and Servicing Agreement will be limited in a manner similar, but not necessarily identical, to the liability of the parties to the PSA.

●	It is expected that collections on the Starbucks Center Whole Loan will be maintained under the JPMDB 2016-C4 Pooling and Servicing Agreement in a manner similar, but not necessarily identical, to how collections on the Serviced Whole Loans are maintained under the PSA, provided that rating requirements for accounts and permitted investments may vary under those two pooling and servicing agreements.

●	The JPMDB 2016-C4 Pooling and Servicing Agreement is expected to differ from the PSA in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

See also “Description of the Mortgage Pool—The Whole Loans—Starbucks Center Whole Loan” in this prospectus.

Servicing of the Mills Fleet Farm Mortgage Loan

As of the Closing Date, the Mills Fleet Farm Mortgage Loan, the Mills Fleet Farm Companion Loans and any related REO Property are being serviced and administered under the CGCMT 2016-C3 Pooling and Servicing Agreement. While the CGCMT 2016-C3 Pooling and Servicing Agreement and the PSA both address generally similar servicing matters, the servicing arrangements under the CGCMT 2016-C3 Pooling and Servicing Agreement differ in certain respects from the servicing arrangements under the PSA. In that regard, in the case of the CGCMT 2016-C3 Pooling and Servicing Agreement, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in expected servicing provisions between such Non-Serviced PSA and the PSA:

●	The CGCMT 2016-C3 Master Servicer will earn a primary servicing fee of 0.00250% per annum and, additionally, a subservicer will earn a subservicing fee of 0.0200% per annum with respect to the Mills Fleet Farm Mortgage Loan.

●	Any P&I advance made by the CGCMT 2016-C3 Master Servicer or the CGCMT 2016-C3 Trustee in respect of a monthly payment on the Mills Fleet Farm Companion Loans may only be reimbursed out of future payments and collections on the Mills Fleet Farm Companion Loans, or, as and to the extent permitted under the CGCMT 2016-C3 Pooling and Servicing Agreement, on other loans included in the related securitization trust, but not out of payments or other collections on the Mills Fleet Farm Mortgage Loan. No party to the CGCMT 2016-C3 Pooling and Servicing Agreement is required to make P&I advances on the Mills Fleet Farm Mortgage Loan.

●	Pursuant to the CGCMT 2016-C3 Pooling and Servicing Agreement, the special servicing fee with respect to the Mills Fleet Farm Mortgage Loan will be generally similar to the corresponding fee payable under the PSA.

●	Pursuant to the CGCMT 2016-C3 Pooling and Servicing Agreement, the liquidation fee rate and workout fee rate are both equal to a rate of 1.0%, but the liquidation fee and workout fee are subject to a $25,000 minimum.

●	The CGCMT 2016-C3 Master Servicer is obligated to make servicing advances with respect to the Mills Fleet Farm Whole Loan in accordance with the servicing standard under the CGCMT 2016-C3 Pooling and Servicing Agreement. If the CGCMT 2016-C3 Master Servicer determines that a servicing advance it made with respect to the Mills Fleet Farm Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed first from collections on, and proceeds of, the Mills Fleet Farm Whole Loan allocable to the Mills Fleet Farm Mortgage Loan and the Mills Fleet Farm Companion Loans on a pro rata basis, and then from general collections on the mortgage loans in the CGCMT 2016-C3 securitization trust and the Collection Account, on a pro rata basis.

●	With respect to the Mills Fleet Farm Mortgage Loan, provided that the equivalent of a Control Termination Event does not exist under the CGCMT 2016-C3 Pooling and Servicing Agreement, the CGCMT 2016-C3 Directing Certificateholder will generally have the right to terminate the CGCMT 2016-C3 Special Servicer, with or without cause, and appoint a successor CGCMT 2016-C3 Special Servicer that meets the requirements of the CGCMT 2016-C3 Pooling and Servicing Agreement, with respect to the Mills Fleet Farm Whole Loan.

●	With respect to the Mills Fleet Farm Mortgage Loan, after the occurrence and during the continuance of the equivalent of a Control Termination Event under the CGCMT 2016-C3 Pooling and Servicing Agreement, at the written direction of holders of certificates issued under the CGCMT 2016-C3 Pooling and Servicing Agreement of the applicable classes and evidencing the requisite percentage of voting rights, the CGCMT 2016-C3 Special Servicer may be replaced. In addition, if the equivalent of a Consultation Termination Event exists under the CGCMT 2016-C3 Pooling and Servicing Agreement, the CGCMT 2016-C3 Operating Advisor may recommend replacement of the CGCMT 2016-C3 Special Servicer if the CGCMT 2016-C3 Operating Advisor determines that the CGCMT 2016-C3 Special Servicer is not performing its duties under the CGCMT 2016-C3 Pooling and Servicing Agreement or is otherwise not acting in accordance with the servicing standard thereunder.

●	If the Mills Fleet Farm Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent/consultation rights of the CGCMT 2016-C3 Directing Certificateholder and the consultation rights of the holder of the Mills Fleet Farm Mortgage Loan and the CGCMT 2016-C3 Operating Advisor) the CGCMT 2016-C3 Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related Mortgaged Property; (ii) negotiate a workout with the related borrower (although the related maturity date may not be extended beyond a date that is five years prior to July 2049); or (iii) sell the Mills Fleet Farm Whole Loan in its entirety. If the CGCMT 2016-C3 Special Servicer determines to sell the Mills Fleet Farm Mortgage Loan and the Mills Fleet Farm Companion Loans, then the CGCMT 2016-C3 Special Servicer will have the right and the obligation to sell the Mills Fleet Farm Mortgage Loan and the Mills Fleet Farm Companion Loans as notes evidencing one whole loan in accordance with the terms of the CGCMT 2016-C3 Pooling and Servicing Agreement. See “—Sale of Defaulted Loans and REO Properties” above and “Description of the Mortgage Pool—The Whole Loans—Mills Fleet Farm Whole Loan—Sale of Defaulted Mills Fleet Farm Whole Loan” in this prospectus.

●	With respect to the CGCMT 2016-C3 Pooling and Servicing Agreement, the servicing provisions relating to performing inspections and collecting operating information are generally similar to those of the PSA.

●	The CGCMT 2016-C3 Master Servicer and CGCMT 2016-C3 Special Servicer (a) have substantially similar rights related to resignation and (b) are subject to servicer termination events substantially similar to those in the PSA.

●	The specific types of actions constituting major decisions under the CGCMT 2016-C3 Pooling and Servicing Agreement differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore, the specific types of servicer actions with respect to which the CGCMT 2016-C3 Directing Certificateholder is permitted to consent correspondingly differ.

●	The actions that the CGCMT 2016-C3 Master Servicer is permitted to take without obtaining the consent of the CGCMT 2016-C3 Special Servicer under the CGCMT 2016-C3 Pooling and Servicing Agreement differ from the actions that the master servicer is permitted to take without obtaining the consent of the special servicer under the PSA.

●	The liability of the parties to the CGCMT 2016-C3 Pooling and Servicing Agreement is limited in a manner similar, but not necessarily identical, to the liability of the parties to the PSA.

●	Collections on the Mills Fleet Farm Whole Loan are maintained under the CGCMT 2016-C3 Pooling and Servicing Agreement in a manner similar, but not necessarily identical, to how collections on the Serviced Whole Loans are maintained under the PSA, provided that rating requirements for accounts and permitted investments may vary under those two pooling and servicing agreements.

●	The rating agencies rating the securities issued under the CGCMT 2016-C3 Pooling and Servicing Agreement vary from the rating agencies rating the certificates, which may cause servicing arrangements (including, but not limited to, servicer termination events and eligibility requirements for service providers) to be different under the CGCMT 2016-C3 Pooling and Servicing Agreement than under the PSA.

●	The CGCMT 2016-C3 Pooling and Servicing Agreement differs from the PSA in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

See also “Description of the Mortgage Pool—The Whole Loans—Mills Fleet Farm Whole Loan” in this prospectus.

Servicing of the Marriott Hilton Head Resort & Spa Mortgage Loan

As of the Closing Date, the Marriott Hilton Head Resort & Spa Mortgage Loan, the Marriott Hilton Head Resort & Spa Companion Loans and any related REO Property are expected to be serviced and administered under the WFCM 2016-LC25 Pooling and Servicing Agreement. While it is expected that the WFCM 2016-LC25 Pooling and Servicing Agreement and the PSA will both address generally similar servicing matters, it is likely that the servicing arrangements under the WFCM 2016-LC25 Pooling and Servicing Agreement will differ in certain respects from the servicing arrangements under the PSA. In that regard, in the case of the WFCM 2016-LC25 Pooling and Servicing Agreement, the following are considerations relating to servicing of the Marriott Hilton Head Resort & Spa Mortgage Loan, including the identification of some (but not all) of the differences in expected servicing provisions between such Non-Serviced PSA and the PSA:

●	It is expected that, pursuant to the WFCM 2016-LC25 Pooling and Servicing Agreement, the liquidation fee, the special servicing fee and the workout fee with respect to the Marriott Hilton Head Resort & Spa Mortgage Loan will be similar to the corresponding fees payable under the PSA, except that, under the WFCM 2016-LC25 Pooling and Servicing Agreement, (i) neither the workout fee nor the liquidation fee is subject to a cap, (ii) the liquidation fee rate may be adjusted from 1.0% up to, but not in excess of, 3.0% in order to achieve a minimum liquidation fee of $25,000, (iii) the special servicing fee is not subject to a monthly floor and (iv) the extent to which modification fees and other items may be applied to offset liquidation fees and workout fees may be materially less.

●	It is expected that the WFCM 2016-LC25 Master Servicer (or a primary servicer) will earn a primary servicing fee with respect to the Marriott Hilton Head Resort & Spa Mortgage Loan that is to be calculated at 0.00250% per annum.

●	No party to the WFCM 2016-LC25 Pooling and Servicing Agreement will be obligated to make P&I Advances on the Marriott Hilton Head Resort & Spa Mortgage Loan.

●	It is expected that the WFCM 2016-LC25 Master Servicer will be obligated to make property protection advances with respect to the Marriott Hilton Head Resort & Spa Whole Loan. It is expected that the WFCM 2016-LC25 Master Servicer will be entitled to be reimbursed for property protection advances on the Marriott Hilton Head Resort & Spa Whole Loan (together with interest thereon at a prime rate), first, from collections on, and proceeds of, the Marriott Hilton Head Resort & Spa Whole Loan and then, in the case of nonrecoverable property protection advances, if collections on and proceeds of the Marriott Hilton Head Resort & Spa Whole Loan are insufficient, from general collections on the respective mortgage loans in the WFCM 2016-LC25 securitization trust, any other securitization trust holding a Marriott Hilton Head Resort & Spa Companion Loan and the issuing entity, on a pro rata basis (based on the Marriott Hilton Head Resort & Spa Controlling Companion Loans’ and the Marriott Hilton Head Resort & Spa Mortgage Loan’s respective outstanding principal balances).

●	With respect to the Marriott Hilton Head Resort & Spa Mortgage Loan, it is expected that, provided that the equivalent of a Control Termination Event does not exist under the WFCM 2016-LC25 Pooling and Servicing Agreement, the WFCM 2016-LC25 directing certificateholder will generally have the right to terminate the WFCM 2016-LC25 Special Servicer, with or without cause, and appoint a successor WFCM 2016-LC25 Special Servicer that meets the requirements of the WFCM 2016-LC25 Pooling and Servicing Agreement, with respect to the Marriott Hilton Head Resort & Spa Whole Loan.

●	With respect to the Marriott Hilton Head Resort & Spa Mortgage Loan, it is expected that, after the occurrence and during the continuance of the equivalent of a Control Termination Event under the WFCM 2016-LC25 Pooling and Servicing Agreement, at the written direction of holders of certificates issued under the WFCM 2016-LC25 Pooling and Servicing Agreement of the applicable classes and evidencing the requisite percentage of voting rights, the WFCM 2016-LC25 Special Servicer may be replaced. In addition, it is expected that, if the equivalent of a Consultation Termination Event exists under the WFCM 2016-LC25 Pooling and Servicing Agreement, the WFCM 2016-LC25 Operating Advisor may recommend replacement of the WFCM 2016-LC25 Special Servicer if the WFCM 2016-LC25 Operating Advisor determines that the WFCM 2016-LC25 Special Servicer is not performing its duties under the WFCM 2016-LC25 Pooling and Servicing Agreement or is otherwise not acting in accordance with the servicing standard thereunder.

●	If the Marriott Hilton Head Resort & Spa Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent/consultation rights of the WFCM 2016-LC25 directing certificateholder and the consultation rights of the holder of the Marriott Hilton Head Resort & Spa Mortgage Loan, the holders of the Marriott Hilton Head Resort & Spa Companion Loans not included in the WFCM 2016-LC25 Securitization and the WFCM 2016-LC25 Operating Advisor) it is expected that the WFCM 2016-LC25 Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related Mortgaged Property; (ii) negotiate a workout with the related borrower (although the related maturity date may not be extended beyond a date that is five years prior to December

2059); or (iii) sell the Marriott Hilton Head Resort & Spa Whole Loan in its entirety. If the WFCM 2016-LC25 Special Servicer determines to sell the Marriott Hilton Head Resort & Spa Mortgage Loan and the Marriott Hilton Head Resort & Spa Mortgage Loan Companion Loans, then the WFCM 2016-LC25 Special Servicer will have the right and the obligation to sell the Marriott Hilton Head Resort & Spa Mortgage Loan and the Marriott Hilton Head Resort & Spa Companion Loans as notes evidencing one whole loan in accordance with the terms of the WFCM 2016-LC25 Pooling and Servicing Agreement. See “Description of the Mortgage Pool—The Whole Loans—Marriott Hilton Head Resort & Spa Whole Loan—Sale of Defaulted Marriott Hilton Head Resort & Spa Whole Loan” in this prospectus.

●	The servicing provisions of the WFCM 2016-LC25 Pooling and Servicing Agreement relating to performing inspections and collecting operating information are expected to be similar to those of the PSA.

●	The WFCM 2016-LC25 Master Servicer and WFCM 2016-LC25 Special Servicer are expected (a) to have rights related to resignation similar to those of the master servicer and the special servicer and (b) to be subject to servicer termination events similar to those in the PSA, as well as the rights related thereto.

●	The specific types of actions constituting major decisions under the WFCM 2016-LC25 Pooling and Servicing Agreement may differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable WFCM 2016-LC25 directing certificateholder will be permitted to consent may correspondingly differ.

●	The provisions of the WFCM 2016-LC25 Pooling and Servicing Agreement relating to .modifications, waivers and amendments to mortgage loans are expected to be similar to the provisions of the PSA; however, the allocation of rights and duties between the WFCM 2016- LC25 Master Servicer and WFCM 2016-LC25 Special Servicer regarding modifications, waivers and amendments is expected to differ.

●	The liability of the parties to the WFCM 2016-LC25 Pooling and Servicing Agreement is expected to be limited in a manner similar, but not necessarily identical, to the liability of the parties to the PSA.

●	Collections on the Marriott Hilton Head Resort & Spa Whole Loan are expected to be required to be maintained under the WFCM 2016-LC25 Pooling and Servicing Agreement in a manner similar, but not necessarily identical, to collections on each Mortgage Loan (other than the Non-Serviced Mortgage Loans) and any related Serviced Pad Passu Companion Loan under the PSA, but ratings requirements for accounts and permitted investments may vary under those two pooling and servicing agreements.

●	The WFCM 2016-LC25 Pooling and Servicing Agreement is expected to differ from the PSA in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The securitization trust created under the WFCM 2016-LC25 Pooling and Servicing Agreement, together with the WFCM 2016-LC25 Master Servicer, the WFCM 2016-LC25 Special Servicer and various other parties to the WFCM 2016-LC25 Pooling and Servicing Agreement, will be entitled to be indemnified by the issuing entity for the issuing entity’s pro rata share of certain fees, costs, expenses, losses and liabilities incurred by such parties in accordance with the terms and conditions of the related Intercreditor Agreement.

See also “Description of the Mortgage Pool—The Whole Loans—The Marriott Hilton Head Resort & Spa Whole Loan” in this prospectus.

Servicing of the Servicing Shift Whole Loan

The servicing of the FedEx Ground Portfolio Whole Loan, the Servicing Shift Whole Loan, is expected to be governed by the PSA only temporarily, until the Servicing Shift Securitization Date. From and after the Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be serviced by the master servicer and special servicer under the related Servicing Shift PSA pursuant to the terms of the related Servicing Shift PSA. Although the related Intercreditor Agreement imposes some requirements regarding the terms of the related Servicing Shift PSA (and it is expected that such Servicing Shift PSA will contain servicing provisions similar to, but not identical with, the provisions of the PSA), the securitization to which the related Controlling Companion Loan is to be contributed has not been determined, and accordingly, the servicing terms of such Servicing Shift PSA are unknown. See “Risk Factors—Risks Related to Conflicts of Interest—The Servicing of Servicing Shift Whole Loans Will Shift to Other Servicers” and “Description of the Mortgage Pool—The Whole Loans—FedEx Ground Portfolio Whole Loan”.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) attempting and/or required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again (which may also be through direct communication). The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i)(A) the applicable replacement master servicer or special servicer has been appointed as a master servicer or special servicer, as applicable, on a transaction-level basis on the closing date of a commercial mortgage loan securitization and, as of the date of such determination, is the master servicer or special servicer, as applicable, of such securitization, with respect to which Moody’s rated one or more classes of certificates and one or more classes of such certificates are still outstanding and rated by Moody’s and (B) Moody’s has not cited servicing concerns of the applicable replacement as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities rated by Moody’s in a CMBS transaction serviced by the applicable master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency or (iii) KBRA has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the applicable master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean each of Moody’s, Fitch and KBRA.

Any Rating Agency Confirmation requests made by the master servicer, special servicer, certificate administrator, or trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA, and thereafter may be delivered by the applicable party to the Rating Agencies in accordance with the delivery instructions set forth in the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information

Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency. With respect to any matter affecting any Serviced Pari Passu Companion Loan, any Rating Agency Confirmation will also refer to a comparable confirmation from the nationally recognized statistical rating organizations then rating the securities representing an interest in such Serviced Pari Passu Companion Loan and such rating organizations’ respective ratings of such securities.

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (only if an advance was made by the trustee in the applicable calendar year) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (only if an advance was made by the trustee in the applicable calendar year), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to any Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Trustee and the Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless the holders of certificates of any class evidencing not less than 25% of the aggregate percentage interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of the holders of any other of such certificates, or to obtain or seek to obtain priority over or preference to any other such Certificateholder, which priority or preference is not otherwise provided for in the PSA, or to enforce any right under the PSA or the certificates, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding Certificates (other than the Class S and Class R certificates) and the payment or deemed payment by such exchanging party of the Termination Purchase Amount for the Mortgage Loans and REO Properties remaining in the issuing entity, as described below or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, or the master servicer, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5

Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

Any holder of certificates owning a majority of the percentage interest of the then Controlling Class, and, if such holder does not exercise its option, the special servicer and, if the special servicer does not exercise its option, the master servicer, will have the option to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the issuing entity, and thereby effect termination of the issuing entity and early retirement of the then-outstanding certificates, on any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the issuing entity is less than 1.0% of the aggregate principal balance of all of the Mortgage Loans as of the Cut-off Date. Any such party may be an affiliate of the sponsor, depositor, issuing entity or other related party at the time it exercises such right. The purchase price payable upon the exercise of such option on such a Distribution Date will be an amount equal to the sum of, without duplication, (A) 100% of the outstanding principal balance of each Mortgage Loan included in the issuing entity as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal); (B) the fair market value of all other property included in the issuing entity as of the last day of the month preceding such Distribution Date, as determined by an independent appraiser as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date; (C) all unpaid interest accrued on the outstanding principal balance of each Mortgage Loan (including any Mortgage Loans as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest); and (D) unreimbursed Advances (with interest thereon), unpaid Servicing Fees and other servicing compensation, Certificate Administrator/Trustee Fees, CREFC® License Fees, Operating Advisor Fees, and unpaid expenses of and indemnity amounts owed by the issuing entity. The issuing entity may also be terminated in connection with an exchange by the Sole Certificateholder of all the then-outstanding certificates (excluding the Class R certificates) (provided that the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M, Class B, Class C and Class D certificates are no longer outstanding) if the Sole Certificateholder compensates the certificate administrator for the amount of investment income the certificate administrator would have earned if the outstanding Certificate Balance of the then-outstanding certificates (other than the Class X Certificates, Class S certificates and Class R certificates) were on deposit with the certificate administrator as of the first day of the current calendar month and the Sole Certificateholder pays to the master servicer an amount equal to (i) the product of (a) the prime rate, (b) the aggregate Certificate Balance of the then-outstanding certificates (other than the Class X Certificates, Class S certificates and Class R certificates) as of the date of the exchange and (c) three, divided by (ii) 360, for the Mortgage Loans and any REO Properties remaining in the issuing entity; provided, further, that if the Sole Certificateholder has taken only an assignment of the Voting Rights of the Class X Certificates, the holders of the Class X Certificates will be entitled to receive a cash payment in consideration for an exchange of their certificates. Following such termination, no further amount will be payable on the certificates, regardless of whether any recoveries are received on the REO Properties. Notice of any such termination is required to be given promptly by the certificate administrator by mail to the Certificateholders with a copy to the master servicer, the special servicer, the operating advisor, the mortgage loan sellers, the trustee and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Notice to the Certificateholders will be given at their addresses shown in the certificate registrar not more than 30 days, and not less than ten days, prior to the anticipated termination date. With respect to any book-entry certificates, such notice will be mailed to DTC and beneficial owners of certificates will be notified to the extent provided in the procedures of DTC and its participants.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a)       to correct any defect or ambiguity in the PSA or in order to address any manifest error in any provision of the PSA;

(b)       to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in this prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)       to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the Master Servicer Remittance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)       to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity, or either Trust REMIC or the Grantor Trust that would be a claim against the issuing entity, or either Trust REMIC or the Grantor Trust; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any holder of the certificates or holder of a Companion Loan;

(e)       to modify, eliminate or add to any of its provisions restricting the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, cause the issuing entity, any Trust REMIC or any of the Certificateholders (other than the transferor) to be subject to a federal tax caused by a transfer to a person that is a “disqualified organization” or a Non-U.S. Person;

(f)       to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)       to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies; provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an opinion of counsel, or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(h)       to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of either Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Pari Passu Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)       to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website; and

(j)       to modify, eliminate or add to any provisions of the PSA to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv).

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate percentage interests constituting such class, and each holder of a Serviced Companion Loan affected by such amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates or the holders of Serviced Companion Loans, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or a Serviced Whole Loan that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA without the consent of the applicable mortgage loan seller, or (5) amend the Servicing Standard without, in each case, the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller,

including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by any Intercreditor Agreement without the consent of the holder(s) of the related Non-Serviced Companion Loan(s).

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause either Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to: (i) be a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, (ii) be authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, (iii) have a combined capital and surplus of at least $50,000,000, (iv) be subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee has assumed the duties of the master servicer or the special servicer, as the case may be), (v) be an entity that is not on the depositor’s “prohibited party” list, (vi) be an institution insured by the Federal Deposit Insurance Corporation, and (vii) have a rating on its long-term senior unsecured debt of at least “A2” by Moody’s and “A” by Fitch; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it has a rating on its long-term unsecured debt of at least “Baa2” by Moody’s and “A-” by Fitch, (b) it has a rating on its short-term debt obligations of at least “P-2” by Moody’s and “F1” by Fitch, and (c) the master servicer has a rating on its long-term senior unsecured debt of at least “A2” by Moody’s and “A+” by Fitch or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator which, prior to the occurrence and continuance of a Control Termination Event, is acceptable to the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 30 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of five (5) days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer. If no successor trustee or certificate administrator has accepted an appointment within 30 days after the giving of notice of removal, the removed trustee or certificate administrator, as applicable, may appoint or petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable.

In addition, holders of the certificates entitled to at least 50% of the Voting Rights may, with cause (at any time) or without cause (at any time with 30 days’ prior written notice), remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 50% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

New York

Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is usually accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related Mortgaged Property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hospitality property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hospitality properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every five years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hospitality properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hospitality properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the mortgage and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale.

Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the federal bankruptcy code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the federal bankruptcy code. Although the reasoning and result of Durrett in respect of the federal bankruptcy code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal bankruptcy code and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the federal bankruptcy code.

Under the federal bankruptcy code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the federal bankruptcy code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the federal bankruptcy code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the federal bankruptcy code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the federal bankruptcy code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the federal bankruptcy code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition securities interest.

Under the federal bankruptcy code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The federal bankruptcy code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the federal bankruptcy code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the federal bankruptcy code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the federal bankruptcy code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The federal bankruptcy code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the federal bankruptcy code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the federal bankruptcy code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the federal bankruptcy code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The federal bankruptcy code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the federal bankruptcy code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates”.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The federal bankruptcy code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the federal bankruptcy code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the federal bankruptcy code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The federal bankruptcy code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the federal bankruptcy code. Under the federal bankruptcy code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the federal bankruptcy code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the federal bankruptcy code or if certain other defenses in the federal bankruptcy code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the federal bankruptcy code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the federal bankruptcy code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the federal bankruptcy code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the federal bankruptcy code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien”.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator, “ however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption”.

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean-up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hospitality properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6%

per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

GACC and its affiliates are playing several roles in this transaction. Deutsche Bank Securities Inc., an underwriter, is an affiliate of Deutsche Mortgage & Asset Receiving Corporation, the depositor, GACC, a mortgage loan seller and a sponsor, and DBNY, an originator and a risk retention consultation party. CGMRC and its affiliates are playing several roles in this transaction. Citigroup Global Markets Inc., an underwriter, is an affiliate of CGMRC, a mortgage loan seller, a sponsor, an originator and a risk retention consultation party.

DBNY (an affiliate of GACC) or GACC currently holds the 229 West 43rd Street Retail Condo Companion Loans and 2 of the Prudential Plaza Companion Loans. CGMRC currently holds the 8 Times Square & 1460 Broadway Companion Loans, one or more of the 80 Park Plaza Companion Loans and the Marriott Hilton Head Resort & Spa Companion Loan.

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and Wells Fargo Bank, National Association, on the other hand, Wells Fargo Bank, National Association acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, 14 of the Mortgage Loans to be contributed to this securitization by GACC, representing approximately 47.9% of the Initial Pool Balance.

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and KeyBank National Association, on the other hand, KeyBank National Association acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, 4 of the Mortgage Loans to be contributed to this securitization by GACC, representing approximately 10.1% of the Initial Pool Balance.

Wells Fargo Bank, National Association is the interim custodian of the loan documents with respect to 2 Mortgage Loans to be contributed to this securitization by GACC, representing approximately 6.7% of the Initial Pool Balance.

Pursuant to certain interim servicing agreements between CGMRC and certain of its affiliates, on the one hand, and Wells Fargo Bank, National Association, on the other hand, Wells Fargo Bank, National Association acts (or has acted) as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, 8 of the Mortgage Loans to be contributed to this securitization by CGMRC, representing approximately 29.4% of the Initial Pool Balance.

Wells Fargo Bank, National Association is or was the interim custodian of the loan documents with respect to 9 Mortgage Loans to be contributed to this securitization by CGMRC, representing approximately 30.3% of the Initial Pool Balance.

KeyBank National Association, or an affiliate, assisted Och-Ziff Capital Investments, L.L.C., or its affiliate, with due diligence relating to the Mortgage Loans in the Mortgage Pool.

KeyBank National Association, the special servicer, is or is expected to be the master servicer under the COMM 2016-667M Trust and Servicing Agreement.

Wilmington Trust, National Association, the trustee, is or is expected to be the trustee under (i) the COMM 2015-CCRE26 Pooling and Servicing Agreement with respect to the Prudential Plaza Whole Loan, (ii) the Hudson Yards 2016-10HY Trust and Servicing Agreement with respect to the 10 Hudson Yards Whole Loan and (iii) the JPMDB 2016-C4 Pooling and Servicing Agreement with respect to the Starbucks Center Whole Loan.

Wells Fargo Bank, National Association, the master servicer, certificate administrator, custodian, tax administrator, 17g-5 information provider and certificate registrar, is or is expected to be (i) the master servicer, certificate administrator, custodian, 17g-5 information provider and certificate registrar under the

COMM 2015-CCRE26 Pooling and Servicing Agreement, (ii) the master servicer, certificate administrator, custodian, 17g-5 information provider and certificate registrar under the Hudson Yards 2016-10HY Trust and Servicing Agreement, (iii) the master servicer, certificate administrator, custodian, 17g-5 information provider and certificate registrar under the JPMDB 2016-C4 Pooling and Servicing Agreement, (iv) the master servicer under the COMM 2016-DC2 Pooling and Servicing Agreement, (v) the trustee, certificate administrator, custodian, 17g-5 information provider and certificate registrar under the COMM 2016-667M Trust and Servicing Agreement and (vi) a master servicer, the certificate administrator, the custodian, the 17g-5 information provider and the certificate registrar under the WFCM 2016-LC25 Pooling and Servicing Agreement.

Park Bridge Lender Services LLC, the operating advisor and asset representations reviewer, is also (i) the operating advisor under the COMM 2015-CCRE26 Pooling and Servicing Agreement with respect to the Prudential Plaza Whole Loan and (ii) the operating advisor under the COMM 2016-667M Trust and Servicing Agreement, pursuant to which the 667 Madison Avenue Whole Loan is serviced.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Operating Advisor”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Loan Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which yield maintenance charges and prepayment premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay yield maintenance charges or prepayment premiums in connection with principal payments, the dates on which balloon payments are due, incentives for the borrower under the ARD Loan to repay the ARD Loan by the Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, and the exercise of purchase options by the holder of companion loan or a mezzanine loan, if any. See “Description of the Mortgage Pool—The Whole Loans”. To the extent a Mortgage Loan requires payment of a yield maintenance charge or prepayment premium in connection with a voluntary prepayment, any such yield maintenance charge or prepayment premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under the ARD Loan may have certain incentives to prepay the ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay the ARD Loan on its Anticipated Repayment Date. The failure of the borrower to prepay the ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of the ARD Loan. Pursuant to the terms of the PSA, with respect to the Starbucks Center Whole Loan, neither the master servicer nor the special servicer will be permitted to take enforcement action with respect to the borrower’s failure to pay Excess Interest until the scheduled maturity of the ARD Loan; provided that the master servicer or the special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the ARD Loan documents. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments of the Mortgage Loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the Mortgage Loans than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 certificates were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X Certificates, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balances of the classes of certificates indicated in the following table as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates.

Interest-Only Class of Certificates	Notional Amount	Underlying Class
Class X-A	$ 721,789,474	Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-M
Class X-B	$ 76,811,579	Class B
Class X-D	$ 57,304,211	Class D
Class X-E	$ 28,043,158	Class E
Class X-F	$ 10,972,632	Class F
Class X-G	$ 37,797,120	Class G

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or yield maintenance charges, release of property provisions and amortization terms that require balloon payments and incentives for a borrower to repay its mortgage loan by an anticipated repayment date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a yield maintenance charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a yield maintenance charge or prepayment premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the Allocated Loan Amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 10 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the following table, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above. The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the related certificates indicated in the following table, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above.

Interest-Only Class of Certificates	Notional Amount	Underlying Class
Class X-A	$ 721,789,474	Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-M
Class X-B	$ 76,811,579	Class B
Class X-D	$ 57,304,211	Class D
Class X-E	$ 28,043,158	Class E
Class X-F	$ 10,972,632	Class F
Class X-G	$ 37,797,120	Class G

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Regular Certificate (other than the Class X Certificates) refers to the average amount of time that will elapse from the date of its issuance until each dollar allocable to principal of the certificate is distributed to the related investor. The weighted average life of a Regular Certificate (other than the Class X Certificates) will be influenced by, among other things, the rate at which principal on the mortgage loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of

Mortgage Loans. As used in each of the following tables, the column headed “0% CPR” assumes that none of the Mortgage Loans (or Whole Loans) is prepaid before its maturity date or Anticipated Repayment Date, as the case may be. The columns headed “25% CPR”, “50% CPR”, “75% CPR” and “100% CPR” assume that no prepayments are made on any Mortgage Loan (or Whole Loan) during such Mortgage Loan’s (or such Whole Loan’s) lockout period, defeasance period, yield maintenance period or prepayment premium lock-out period (in each case, if any), and that prepayments are otherwise made on each of the Mortgage Loans (or Whole Loans) at the indicated CPR percentages. We cannot assure you, however, that prepayments of the Mortgage Loans (or Whole Loans) will conform to any level of CPR, and we make no representation that the Mortgage Loans (or Whole Loans) will prepay at the levels of CPR shown or at any other prepayment rate or that Mortgage Loans (or Whole Loans) that are in a lockout period, defeasance period, yield maintenance period or prepayment premium lock-out period will not prepay as a result of involuntary liquidations upon default or otherwise.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that would be outstanding after each of the dates shown at various CPRs and the corresponding weighted average life of each class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

●	scheduled Periodic Payments of principal and/or interest due at maturity on the Mortgage Loans will be received on a timely basis and will be distributed on the 10th day of the related month, beginning in January 2017;

●	the Mortgage Rate in effect for each Mortgage Loan as of the Cut-off Date will remain in effect to the related maturity date or Anticipated Repayment Date, as the case may be, and will be adjusted as required pursuant to the definition of Mortgage Rate;

●	the Mortgage Loan sellers will not be required to repurchase any Mortgage Loan, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●	any principal prepayments on the Mortgage Loans (other than the 10 Hudson Yards Mortgage Loan and the 667 Madison Avenue Mortgage Loan) will be received on their respective Due Dates after the expiration of any applicable lockout period, any applicable period in which defeasance is permitted, and any applicable yield maintenance period, in each case, at the respective levels of CPR set forth in the tables (without regard to any limitations in such Mortgage Loans on partial voluntary principal prepayment);

●	no Prepayment Interest Shortfalls are incurred and no prepayment premiums or yield maintenance charges are collected;

●	the Closing Date occurs on December 8, 2016;

●	the ARD Loan prepays in full on the Anticipated Repayment Date;

●	the Pass-Through Rates, initial Certificate Balances and initial Notional Amount of the respective classes of Offered Certificates are as described in this prospectus;

●	the Administrative Cost Rate is calculated on the Stated Principal Balance of the Mortgage Loans and in the same manner as interest is calculated on the Mortgage Loans;

●	no reserves, earnouts, holdbacks, insurance proceeds or condemnation proceeds are applied to prepay any related Mortgage Loan (or Whole Loan) in whole or in part;

●	no additional trust fund expenses are incurred;

●	in the case of the 10 Hudson Yards Mortgage Loan, any principal prepayments on the 10 Hudson Yards Whole Loan will be received on its Due Date at the respective levels of CPR set forth in the tables below and further allocated to the 10 Hudson Yards Mortgage Loan in accordance with the payment priority set forth in the co-lender agreement;

●	in the case of the 667 Madison Avenue Mortgage Loan, any principal prepayments on the 667 Madison Avenue Whole Loan will be received on its Due Date at the respective levels of CPR set forth in the tables below and further allocated to the 667 Madison Avenue Mortgage Loan in accordance with the payment priority set forth in the co-lender agreement;

●	no property releases (or related re-amortizations) occur;

●	the optional termination is not exercised; and

●	there are no modifications or maturity date extensions in respect of the Mortgage Loans.

To the extent that the Mortgage Loans (or Whole Loans) have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans (or Whole Loans) that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans (or Whole Loans) were to equal any of the specified CPR percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans (or Whole Loans) may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPRs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
December 2017	88%	88%	88%	88%	88%
December 2018	76%	76%	76%	76%	76%
December 2019	56%	56%	56%	56%	56%
December 2020	25%	25%	25%	25%	25%
December 2021 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	2.98	2.95	2.95	2.95	2.95

(1)	The weighted average life of the Class A-1 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-1 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-1 certificates.

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
December 2017	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	4.77	4.76	4.73	4.69	4.43

(1)	The weighted average life of the Class A-2 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-2 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-2 certificates.

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
December 2017	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	98%	98%	98%	98%	98%
December 2022	78%	78%	78%	78%	78%
December 2023	57%	57%	57%	57%	57%
December 2024	36%	36%	36%	36%	36%
December 2025	14%	14%	14%	14%	14%
December 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	7.37	7.37	7.37	7.37	7.37

(1)	The weighted average life of the Class A-SB certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-SB certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-SB certificates.

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
December 2017	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	73%	71%	69%	66%	56%
December 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.34	9.29	9.24	9.18	8.95

(1)	The weighted average life of the Class A-3 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-3 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-3 certificates.

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
December 2017	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.88	9.87	9.83	9.77	9.53

(1)	The weighted average life of the Class A-4 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-4 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-4 certificates.

Percent of the Initial Certificate Balance
of the Class A-M Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
December 2017	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.92	9.92	9.92	9.91	9.67

(1)	The weighted average life of the Class A-M certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-M certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-M certificates.

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
December 2017	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.92	9.92	9.92	9.92	9.67

(1)	The weighted average life of the Class B certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class B certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class B certificates.

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
December 2017	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.92	9.92	9.92	9.92	9.67

(1)	The weighted average life of the Class C certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class C certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class C certificates.

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPRs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from and including December 1, 2016 to but excluding the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans (or Whole Loans) or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans (or Whole Loans) will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans (or Whole Loans) will prepay in accordance with the above assumptions at any of the specified CPRs until maturity or that all the Mortgage Loans (or Whole Loans) will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans (or Whole Loans) are presented in terms of the CPR model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price	Prepayment Assumption (CPR)
(% of Initial Certificate Balance
of Class A-1 certificates)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
99.5000%	2.0145%	2.0156%	2.0156%	2.0156%	2.0156%
99.7500%	1.9266%	1.9271%	1.9271%	1.9271%	1.9271%
100.0000%	1.8390%	1.8389%	1.8388%	1.8388%	1.8388%
100.2500%	1.7517%	1.7510%	1.7509%	1.7509%	1.7509%
100.5000%	1.6647%	1.6633%	1.6633%	1.6633%	1.6633%

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price	Prepayment Assumption (CPR)
(% of Initial Certificate Balance
of Class A-2 certificates)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
102.5000%	2.4768%	2.4751%	2.4721%	2.4675%	2.4360%
102.7500%	2.4215%	2.4196%	2.4163%	2.4113%	2.3768%
103.0000%	2.3663%	2.3643%	2.3607%	2.3552%	2.3177%
103.2500%	2.3113%	2.3091%	2.3052%	2.2993%	2.2588%
103.5000%	2.2564%	2.2540%	2.2499%	2.2436%	2.2001%

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price	Prepayment Assumption (CPR)
(% of Initial Certificate Balance
of Class A-SB certificates)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
102.5000%	2.9746%	2.9746%	2.9746%	2.9746%	2.9746%
102.7500%	2.9368%	2.9368%	2.9368%	2.9368%	2.9368%
103.0000%	2.8992%	2.8992%	2.8992%	2.8992%	2.8991%
103.2500%	2.8616%	2.8616%	2.8616%	2.8616%	2.8616%
103.5000%	2.8242%	2.8242%	2.8242%	2.8242%	2.8241%

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price	Prepayment Assumption (CPR)
(% of Initial Certificate Balance
of Class A-3 certificates)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
100.5000%	3.1971%	3.1967%	3.1964%	3.1960%	3.1943%
100.7500%	3.1659%	3.1653%	3.1649%	3.1643%	3.1619%
101.0000%	3.1347%	3.1340%	3.1334%	3.1326%	3.1296%
101.2500%	3.1036%	3.1028%	3.1021%	3.1011%	3.0974%
101.5000%	3.0727%	3.0717%	3.0708%	3.0697%	3.0652%

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price	Prepayment Assumption (CPR)
(% of Initial Certificate Balance
of Class A-4 certificates)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
102.5000%	3.2415%	3.2412%	3.2403%	3.2387%	3.2318%
102.7500%	3.2120%	3.2116%	3.2106%	3.2089%	3.2014%
103.0000%	3.1826%	3.1822%	3.1811%	3.1792%	3.1710%
103.2500%	3.1533%	3.1528%	3.1516%	3.1496%	3.1408%
103.5000%	3.1240%	3.1235%	3.1223%	3.1201%	3.1106%

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price	Prepayment Assumption (CPR)
(% of Initial Notional Amount
of Class X-A certificates)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
4.8050%	5.2679%	5.1942%	5.1086%	4.9846%	4.3818%
4.8175%	5.2023%	5.1285%	5.0428%	4.9186%	4.3150%
4.8300%	5.1369%	5.0630%	4.9772%	4.8528%	4.2485%
4.8425%	5.0718%	4.9978%	4.9119%	4.7873%	4.1823%
4.8550%	5.0070%	4.9329%	4.8468%	4.7221%	4.1163%

Pre-Tax Yield to Maturity for the Class A-M Certificates

Assumed Purchase Price	Prepayment Assumption (CPR)
(% of Initial Certificate Balance
of Class A-M certificates)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
102.5000%	3.3841%	3.3841%	3.3841%	3.3838%	3.3773%
102.7500%	3.3545%	3.3545%	3.3545%	3.3541%	3.3470%
103.0000%	3.3250%	3.3250%	3.3250%	3.3246%	3.3168%
103.2500%	3.2955%	3.2955%	3.2955%	3.2951%	3.2867%
103.5000%	3.2662%	3.2662%	3.2662%	3.2657%	3.2567%

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price	Prepayment Assumption (CPR)
(% of Initial Certificate Balance
of Class B certificates)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
102.5000%	3.5945%	3.5945%	3.5945%	3.5945%	3.5877%
102.7500%	3.5645%	3.5645%	3.5645%	3.5645%	3.5572%
103.0000%	3.5347%	3.5347%	3.5347%	3.5347%	3.5267%
103.2500%	3.5049%	3.5049%	3.5049%	3.5049%	3.4963%
103.5000%	3.4753%	3.4753%	3.4753%	3.4753%	3.4660%

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price	Prepayment Assumption (CPR)
(% of Initial Certificate Balance
of Class C certificates)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
98.7000%	4.2465%	4.2464%	4.2464%	4.2465%	4.2485%
98.9500%	4.2148%	4.2148%	4.2148%	4.2149%	4.2162%
99.2000%	4.1833%	4.1833%	4.1833%	4.1833%	4.1841%
99.4500%	4.1519%	4.1519%	4.1519%	4.1519%	4.1520%
99.7000%	4.1206%	4.1206%	4.1206%	4.1206%	4.1200%

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans (in the case of the Prudential Plaza Mortgage Loan, the percentage interest in the Prudential Plaza Loan REMIC Regular Interest represented thereby) (excluding Excess Interest) and certain other assets and will issue (i) classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) trust components corresponding to each of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F, Class X-G, Class A-M, Class B, Class C, Class D, Class E, Class F and Class G certificates, each representing a regular interest in the Upper-Tier REMIC (such trust components, the “Regular Interests”) to the Grantor Trust and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interest” in the Upper-Tier REMIC.

In addition, pursuant to a REMIC declaration effective as of July 26, 2016 (the “Prudential Plaza REMIC Declaration”) a REMIC election (the “Prudential Plaza Loan REMIC”) will be made with respect to the Prudential Plaza Mortgage Loan and the Prudential Plaza Companion Loans evidenced by the promissory notes designated as Note A-2-1, Note A-3-1, Note A-3-2 and Note A-4. Pursuant to the CD 2016-CD1 pooling and servicing agreement, the certificate administrator of the CD 2016-CD1 Mortgage Trust is responsible for preparing and filing the REMIC election and REMIC returns for the Prudential Plaza Loan REMIC. The Prudential Plaza Loan REMIC issued a single regular interest (the “Prudential Plaza Loan REMIC Regular Interest”) and a single uncertificated residual interest (the “Prudential Plaza Residual Interest”). The Prudential Plaza Mortgage Loan represents a percentage interest in the Prudential Plaza Loan REMIC Regular Interest corresponding to the outstanding principal balance of the Prudential Plaza Mortgage Loan. The Prudential Plaza Residual Interest will not be an asset of the issuing entity.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each Intercreditor Agreement, (iii) compliance with each Non-Serviced PSA, the pooling and servicing agreement relating to the CD 2016-CD1 Mortgage Trust and the Prudential Plaza REMIC Declaration, and the continued qualification of each respective REMIC formed thereunder and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, the portions of the issuing entity consisting of (i)(a) the Regular Interests and the related distribution account and (b) the Excess Interest and the Excess Interest Distribution Account will be treated as a grantor trust (the “Grantor Trust”) for federal income tax purposes under subpart E, part I of subchapter J of the Code, and (ii)(a) the Regular Certificates will represent undivided beneficial interests in the related portions of the Grantor Trust described in (i)(a) above, as further described in Annex F, and (b) and the Class S certificates will represent undivided beneficial interests in the portion of the Grantor Trust described in (i)(b) above.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Regular Interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the startup day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the startup day. Qualified mortgages include (i) whole mortgage loans such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the startup day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the mortgage loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the mortgage loan, and (ii) regular interests in another REMIC (or percentage interests therein), such as the Prudential Plaza Loan REMIC Regular Interest evidenced by the Prudential Plaza Mortgage Loan and the Lower-Tier Regular Interests that will be held by the Lower-Tier REMIC and Upper-Tier REMIC, respectively. If a mortgage loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMICs. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on the regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property;

provided that the mortgage loan sellers had no knowledge or reason to know, as of the startup day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the startup day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by REMIC or prepayment interest shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the startup day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interest in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in that association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, two of the Mortgaged Properties securing two Mortgage Loans representing 2.6% of the Initial Pool Balance, are partially multifamily properties. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. If at all times 95% or more of the assets of the Trust REMICs qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interest Holder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interest Holder’s basis in the Regular Interest. Regular Interest Holders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interest Holders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the Conference Committee Report to the 1986 Act. Regular Interest Holders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as a single installment obligation for purposes of determining the original issue discount includible in a Regular Interests Holder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interest Holder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date).

It is anticipated that the certificate administrator will treat the Regular Interest related to the Class X-A certificates as having no qualified stated interest. Accordingly, such class of Regular Interest will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such class over its respective issue price (including interest accrued prior to the Closing Date), whether held directly or indirectly. Any “negative” amounts of original issue discount on such class attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of such class may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such class. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR; provided that it is assumed that the ARD Loan prepays on its anticipated repayment date (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interest Holders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below. It is anticipated that the Regular Interest related to the Class C certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interest Holder (other than a holder of a regular interest related to a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest only certificates, the preceding sentence may not apply in the case of regular interests related to the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on a Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interest Holder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interest Holder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interest Holder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interest Holder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. Based on the foregoing, it is anticipated that the Regular Interests related to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M and Class B] certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated

interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interest Holder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to beneficial owners of the trust components relating to the Class X Certificates. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interest Holders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of a portion of any class of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the principal balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to trust components related to the Class X Certificates. Regular Interest Holders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Provisions

Yield maintenance charges and prepayment premiums actually collected on the Mortgage Loans will be distributed to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F, Class X-G, Class A-M, Class B, Class C and Class D certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of yield maintenance charges and prepayment premiums so allocated should be taxed to the holders of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F, Class X-G, Class A-M, Class B, Class C and Class D certificates, but it is not expected, for federal income tax reporting purposes, that yield maintenance charges and prepayment premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of yield maintenance charges and prepayment premiums. Yield maintenance charges and prepayment premiums, if any, may be treated as paid upon the retirement or partial retirement of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F, Class X-G, Class A-M, Class B, Class C and Class D certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of yield maintenance charges and prepayment premiums.

Sale or Exchange of Regular Interests

If a Regular Interest Holder sells or exchanges a Regular Interest, such Regular Interest Holder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interest Holder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interest Holder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interest Holder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxation of Exchanges of Regular Certificates, Class S Certificates and Class V Certificates

The portion of the issuing entity consisting of the Regular Interests will be classified as a grantor trust under subpart E, part I of subchapter J of the Code, and the Regular Certificates and Class V Certificates will evidence undivided beneficial ownership of all or a portion of the related Regular Interest or Regular

Interests and the Class S certificates. The holder of a Class V Certificate representing beneficial ownership of more than one Regular Interest and the Class V Certificates should account separately for its interest in each Regular Interest and the Class V Certificates. See “—Taxation of Regular Interests” above and “—Taxation of the Class S Certificates” in the Private Placement Memorandum. A purchaser of a Class V Certificate must allocate its basis in such certificate among the Regular Interests and Class S certificates represented by such certificate in accordance with their relative fair market values as of the time of acquisition. Similarly, on the sale of a Class V Certificate, the holder must allocate the amount received on the sale among the related Regular Interests and the Class S certificates in accordance with their relative fair market values as of the time of sale. Prospective beneficial owners of Class V Certificates should consult their tax advisors as to the appropriate method of accounting for their interest in the Regular Interests and the Class S certificates.

Alternative Characterization

Under the OID Regulations, if two or more debt instruments are issued in connection with the same transaction or related transaction (determined based on all the facts and circumstances), those debt instruments are treated as a single debt instrument for purposes of the provisions of the Code applicable to original issue discount, unless an exception applies. Under this rule, if a Class V Certificate represents beneficial ownership of two or more Regular Interests and the Class S certificates, those Regular Interests and Class S certificates could be treated as a single debt instrument for original issue discount purposes. In addition, if the two or more Regular Interests and Class S certificate underlying a Class V Certificate were aggregated for original issue discount purposes and a beneficial owner of such Class V Certificate were to (i) exchange that Class V Certificate for the Classes of Regular Certificates corresponding to the related Regular Interests and the Class S certificates, (ii) sell one of those Regular Certificates or the Class S certificates and (iii) retain one or more of the remaining separate Regular Certificates or the Class S certificates, the beneficial owner might be treated as having engaged in a “coupon stripping” or “bond stripping” transaction within the meaning of Code Section 1286. Under Code Section 1286, a beneficial owner of a Class V Certificate that engages in a coupon stripping or bond stripping transaction must allocate its basis in the Class V Certificates between the Regular Interests corresponding to the Classes of Regular Certificates and Class S certificates sold and the Regular Interests corresponding to the Classes of Regular Certificates and Class S certificate retained in proportion to the relative fair market values of the related Regular Interest or Regular Interests and Class S certificate as of the date of the stripping transaction. The beneficial owner then must recognize gain or loss on the Classes of Regular Certificates and Class S certificates sold using its basis allocable to the related Regular Interest or Regular Interests and the Class S certificates. Also, the beneficial owner then must treat the Regular Interest or Regular Interests relating to the Classes of Regular Certificates and the Class S certificates retained as a newly issued debt instrument that was purchased for an amount equal to the beneficial owner’s basis allocable to that Regular Interest or Regular Interests or the Class S certificates. Accordingly, the beneficial owner must accrue interest and original issue discount with respect to the Classes of Regular Certificates retained based on the beneficial owner’s basis in the related Regular Interest or Regular Interests.

As a result, when compared to treating each Regular Interest underlying a Class V Certificate as a separate debt instrument, aggregating the Regular Interests underlying a Class V Certificate could affect the timing and character of income recognized by a beneficial owner of a Class V Certificate. Moreover, if Code Section 1286 were to apply to a beneficial owner of a Class V Certificate, much of the information necessary to perform the related calculations for information reporting purposes generally would not be available to the certificate administrator. Because it may not be clear whether the aggregation rule in the OID Regulations applies to the Class V Certificates and due to the certificate administrator’s lack of information necessary to report computations that might be required by Code Section 1286, the certificate administrator will treat each Regular Interest underlying a Class V Certificate as a separate debt instrument (and the Class S certificates as a separate entitlement to Excess Interest) for information reporting purposes. Prospective investors should note that, if the two or more Regular Interests or Class S certificates underlying a Class V Certificate were aggregated, the timing of accruals of original issue discount applicable to the Class V Certificate could be different than that reported to holders and the IRS. Prospective investors are advised to consult their own tax advisors regarding any possible tax consequences to them if the IRS were to assert that the Regular Interests and Class S certificates underlying the Class V Certificates should be aggregated for original issue discount purposes.

Taxation of Exchange

The exchange of a Class V Certificate for any Regular Certificates and Class S certificates or of Regular Certificates and Class S certificates for a Class V Certificate described in Annex F will not be taxable.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by either Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to such REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after its startup day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following its startup day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of a REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, operation of foreclosed property, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

On November 2, 2015 President Obama signed into law the Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees and administrators authorized to represent REMICs in IRS audits and related procedures (“TMPs”). These new audit rules are scheduled to become effective for taxable years beginning with 2018 and will apply to both new and existing REMICs.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a TMP’s actions under the current rules and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions (including any changes) and Treasury regulations so that holders of the Class R certificates, to the fullest extent possible, rather than either Trust REMIC itself, will be liable for any taxes arising from audit adjustments to such REMICs’ taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions.

Certificateholders should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interest Holders that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

“U.S. Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). A “Non-U.S. Person” is a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest and, on or after January 1, 2019, gross proceeds from the disposition of debt obligations that give rise to U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The trustee or certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the trustee or certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 at the rate of 28% on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interest Holders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interest Holders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMICs. Holders through nominees must request such information from the nominee.

In addition, the Grantor Trust may be subject to Treasury regulations providing specific reporting rules for “widely-held fixed investment trusts”. Under these regulations, the certificate administrator will be required to file IRS Form 1099 (or any successor form) with the IRS with respect to holders of Regular Certificates and Class S certificates who are not “exempt recipients” (a term that includes corporations, trusts, securities dealers, middlemen and certain other non-individuals) and do not hold such certificates through a middleman, to report the issuing entity’s gross income and, in certain circumstances, unless the certificate administrator reports under the safe harbor as described in the last sentence of this paragraph, if any assets of the issuing entity were disposed of or certificates are sold in secondary market sales, the portion of the gross proceeds relating to the assets of the issuing entity that are attributable to such holder. The same requirements would be imposed on middlemen holding such certificates on behalf of the related holders. Under certain circumstances, the certificate administrator may report under the safe harbor for widely-held mortgage trusts, as such term is defined under Treasury regulations Section 1.671-5.

These regulations also require that the certificate administrator make available information regarding interest income and information necessary to compute any original issue discount to (i) exempt recipients (including middlemen) and non-calendar year taxpayers, upon request, in accordance with the requirements of the regulations and (ii) Certificateholders who do not hold their certificates through a middleman. The information must be provided to parties specified in clause (i) on or before the later of the 44th day after the close of the calendar year to which the request relates and 28 days after the receipt of the request. The information must be provided to parties specified in clause (ii) on or before March 15 of the calendar year for which the statement is being furnished.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Offered Certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Offered Certificates. We cannot assure you that holders of Offered Certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local and any other tax consequences of an investment in the Offered Certificates.

Method of Distribution (Underwriter)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Class	Deutsche Bank Securities Inc.	Citigroup Global Markets Inc.	Academy Securities, Inc.
Class A-1	$16,592,000	$0	$0
Class A-2	$65,608,000	$0	$0
Class A-SB	$33,005,000	$0	$0
Class A-3	$240,000,000	$0	$0
Class A-4	$293,430,000	$0	$0
Class X-A	$685,700,000	$0	$0
Class A-M	$37,065,000	$0	$0
Class B	$72,971,000	$0	$0
Class C	$40,540,000	$0	$0

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates (other than the RRI Interest). In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and will contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates (other than the RRI Interest) to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately 106.287082238164% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from December 1, 2016, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates (other than the RRI Interest) to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates (other than the RRI Interest), the underwriters and dealers may be deemed to have received compensation from the depositor in the form of underwriting discounts and commissions.

Expenses payable by the depositor are estimated at $5,610,000, excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates (other than the RRI Interest). See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of the depositor and an affiliate of one of the sponsors. Citigroup Global Markets Inc., one of the underwriters, is an affiliate of one of the sponsors.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is expected to be directed to affiliates of Deutsche Bank Securities Inc. and Citigroup Global Markets Inc., which are underwriters for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of Deutsche Bank Securities Inc., of the purchase price for the Offered Certificates, the payment described in the next paragraph and the following payments: (i) the payment by the depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans to be sold to the depositor by GACC and (ii) the payment by the depositor to CGMRC, an affiliate of Citigroup Global Markets Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans sold to the depositor by CGMRC. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

As a result of the circumstances described above in this paragraph and the prior paragraph, Deutsche Bank Securities Inc. and Citigroup Global Markets Inc. have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In

addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 60 Wall Street, New York, New York 10005, Attention: President, or by telephone at (212) 250-2500.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-206705) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with, or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engage in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemption

The U.S. Department of Labor has issued an administrative exemption to Deutsche Bank Securities Inc., as Department Final Authorization Number 97-03E, as amended by Prohibited Transaction Exemption 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Sections 4975(a) and (b) of the Code, certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Deutsche Bank Securities Inc., provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief:

First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party.

Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”).

Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities.

Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith.

Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”); and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the certificates and material federal income tax matters will be passed upon for the depositor by Cadwalader, Wickersham & Taft LLP. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP.

Ratings

It is a condition to their issuance that the Offered Certificates receive investment grade credit ratings from each of the Rating Agencies engaged by the Depositor to rate such class of certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each distribution date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in November 2049. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of yield maintenance charges, prepayment charges, prepayment premiums, prepayment fees or penalties or default interest or post anticipated repayment date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Index of Defined Terms

10 Hudson Yards Co-Lender Agreement	195
10 Hudson Yards Companion Loans	195
10 Hudson Yards Mortgage Loan	195
10 Hudson Yards Mortgaged Property	195
10 Hudson Yards Non-Standalone Loan	195
10 Hudson Yards Non-Standalone Loans	195
10 Hudson Yards Non-Standalone Pari Passu Companion Loans	195
10 Hudson Yards Noteholder	195
10 Hudson Yards Noteholders	195
10 Hudson Yards Pari Passu Companion Loans	195
10 Hudson Yards Standalone Companion Loans	195
10 Hudson Yards Standalone Pari Passu Companion Loans	195
10 Hudson Yards Subordinate Companion Loan Holder	196
10 Hudson Yards Subordinate Companion Loans	195
10 Hudson Yards Triggering Event of Default	196
10 Hudson Yards Whole Loan	195
17g-5 Information Provider	289
1986 Act	451
1996 Act	431
2015 Budget Act	460
229 West 43rd Street Retail Condo Companion Loans	190
229 West 43rd Street Retail Condo Intercreditor Agreement	190
229 West 43rd Street Retail Condo Mortgage Loan	190
229 West 43rd Street Retail Condo Mortgaged Property	190
229 West 43rd Street Retail Condo Non-Controlling Note Holder	192
229 West 43rd Street Retail Condo Noteholders	190
229 West 43rd Street Retail Condo Whole Loan	190
401(c) Regulations	469
60 Madison Avenue Companion Loan	205
60 Madison Avenue Intercreditor Agreement	205
60 Madison Avenue Mortgage Loan	205
60 Madison Avenue Mortgaged Property	205
60 Madison Avenue Non-Controlling Note Holder	207
60 Madison Avenue Noteholders	205
60 Madison Avenue Whole Loan	205
667 Madison Avenue Co-Lender Agreement	213
667 Madison Avenue Companion Loans	213
667 Madison Avenue Mortgage Loan	212
667 Madison Avenue Mortgaged Property	212
667 Madison Avenue Non-Standalone Pari Passu Companion Loan	402
667 Madison Avenue Noteholders	213
667 Madison Avenue Standalone Companion Loans	213
667 Madison Avenue Standalone Pari Passu Companion Loan	213
667 Madison Avenue Subordinate Companion Loan	213
667 Madison Avenue Subordinate Companion Loan Holder	213
667 Madison Avenue Triggering Event of Default	214
667 Madison Avenue Whole Loan	213
8 Times Square & 1460 Broadway Companion Loan	183
8 Times Square & 1460 Broadway Intercreditor Agreement	183
8 Times Square & 1460 Broadway Mortgage Loan	183
8 Times Square & 1460 Broadway Mortgaged Property	183
8 Times Square & 1460 Broadway Non-Controlling Note Holder	185
8 Times Square & 1460 Broadway Noteholders	183
8 Times Square & 1460 Broadway Whole Loan	183
80 Park Plaza Controlling Note Holder	211
80 Park Plaza Major Decisions	211
80 Park Plaza Mortgage Loan	209
80 Park Plaza Mortgaged Property	209
80 Park Plaza Non-Controlling Note Holders	211
80 Park Plaza Noteholders	210
80 Park Plaza Whole Loan	209
80 Plaza Companion Loans	209
AB Modified Loan	333
Acceptable Insurance Default	337
Accrued AB Loan Interest	273
ACM	164
Acting General Counsel’s Letter	126
Actual/360 Basis	167
Actual/360 Loans	313
ADA	433
Additional Zoning Potential	172

Administrative Cost Rate	269
ADR	129
Advances	310
Affirmative Asset Review Vote	372
Allocated Loan Amount	129
Annual Debt Service	130
Anticipated Repayment Date	167
Appraisal Reduction Amount	329
Appraisal Reduction Event	329
Appraised Value	130
Appraised-Out Class	334
ARD Loan	167
Assessment of Compliance	413
Asset Representations Reviewer Asset Review Fee	327
Asset Representations Reviewer Fee Cap	327
Asset Representations Reviewer Termination Event	377
Asset Review	374
Asset Review Notice	373
Asset Review Quorum	373
Asset Review Report	375
Asset Review Report Summary	375
Asset Review Standard	374
Asset Review Trigger	371
Asset Review Vote Election	372
Asset Status Report	347
Assumed Final Distribution Date	276
Assumed Scheduled Payment	270
Attestation Report	414
Available Funds	264
Balloon Balance	130
Balloon LTV	131
Base Interest Fraction	275
BCG	154
BEAs	145
Benefit Plan Investors	466
Birch Run Premium Outlets Companion Loans	207
Birch Run Premium Outlets Mortgage Loan	207
Birch Run Premium Outlets Non-Controlling Note Holders	209
Birch Run Premium Outlets Noteholders	207
Birch Run Premium Outlets Whole Loan	207
Borrower Party	283
Borrower Party Affiliate	283
Breach Notice	300
C(WUMP)O	17
CCRE	230
CCRE Mortgage Loan	230
CERCLA	431
Certificate Administrator/Trustee Fee	326
Certificate Administrator/Trustee Fee Rate	326
Certificate Balance	262
Certificate Owners	291
Certificateholder	284
Certificateholder Quorum	380
Certificateholder Repurchase Request	389
Certifying Certificateholder	293
CGCMT 2016-C3 Asset
Representations Reviewer	223
CGCMT 2016-C3 Certificate
Administrator	210, 223
CGCMT 2016-C3 Depositor	210
CGCMT 2016-C3 Directing
Certificateholder	224
CGCMT 2016-C3 Master Servicer	210, 223
CGCMT 2016-C3 Operating Advisor	210, 223
CGCMT 2016-C3 Pooling and Servicing
Agreement	210, 223
CGCMT 2016-C3 Securitization	209
CGCMT 2016-C3 Special Servicer	210, 223
CGCMT 2016-C3 Trustee	210, 223
CGMRC	238
CGMRC Data File	239
CGMRC Mortgage Loans	238
CGMRC Securitization Database	239
CIWS	155
Class A Certificates	261
Class A Member	178
Class A-SB Planned Principal Balance	271
Class B Member	178
Class V Certificates	1
Class V1 Certificates	1
Class V2 Certificates	1
Class X Certificates	261
Clearstream	290
Clearstream Participants	292
Closing Date	129
CMBS	57, 230
Code	449
Collateral Deficiency Amount	333
Collection Account	312
Collection Period	265
COMM 2015-CCRE26 Certificate Administrator	193
COMM 2015-CCRE26 Directing Certificateholder	193
COMM 2015-CCRE26 Master Servicer	193
COMM 2015-CCRE26 Operating Advisor	193
COMM 2015-CCRE26 Pooling and
Servicing Agreement	193
COMM 2015-CCRE26 Special Servicer	193
COMM 2015-CCRE26 Trustee	193
COMM 2016-667M Certificate
Administrator	213
COMM 2016-667M Controlling Class	219

COMM 2016-667M Controlling Class Certificateholder	219
COMM 2016-667M Directing Holder	218
COMM 2016-667M Master Servicer	213
COMM 2016-667M Special Servicer	213
COMM 2016-667M Subordinate Consultation Period	218
COMM 2016-667M Subordinate Control Period	218
COMM 2016-667M Trust and Servicing Agreement	213
COMM 2016-667M Trustee	213
COMM 2016-DC2 Directing Certificateholder	222
Communication Request	294
Companion Loan	128
Companion Loan Holder	179
Company Lease	165
Compensating Interest Payment	277
Complaint	250
Constant Prepayment Rate	440
Consultation Termination Event	361
Control Eligible Certificates	356
Control Termination Event	361
Controlling Class	355
Controlling Class Certificateholder	355
Controlling Companion Loan	179
Corrected Loan	347
Corresponding Class V1 Certificates	1
Corresponding Class V2 Certificates	1
Corresponding Initial Issuance Certificates	1
CPR	440
Credit Risk Retention Rules	259
CREFC®	280
CREFC® Intellectual Property Royalty License Fee	328
CREFC® Intellectual Property Royalty License Fee Rate	328
CREFC® Reports	280
Crossover Date	267
CSC	152
Cumulative Appraisal Reduction Amount	333
Cure Event	204, 220
Cure Payment	204, 220
Cure/Contest Period	374
Current LTV	131
Custodian	249
Cut-off Date	128
Cut-off Date Balance	130
Cut-off Date LTV Ratio	131
Cut-off Date UW NCF	133
Daily Portions	453
DB Originators	233
DBNY	233
Defaulted Loan	352
Defeasance Deposit	171
Defeasance Loans	171
Defeasance Lock-Out Period	171
Defeasance Option	171
Definitive Certificate	290
Delinquent Loan	372
Depositaries	290
Depositor	247
Determination Date	263
Deutsche Bank	230
Diligence File	298
Directing Certificateholder	355
Disclosable Special Servicer Fees	326
Discount Rate	168
Dispute Resolution Consultation	392
Dispute Resolution Cut-off Date	391
Distribution Accounts	313
Distribution Date	263
District Court	250
DMARC	231
Dodd-Frank Act	113
DOE	145
DOJ	230
DOL	466
Draft CRR Amendment Regulation	113
DSCR/DY Trigger	342
DTC	290
DTC Participants	290
DTC Rules	291
Due Date	167, 265
Due Diligence Questionnaire	240
EDGAR	465
Eligible Asset Representations
Reviewer	375
Eligible Operating Advisor	367
Enforcing Party	390
Enforcing Servicer	390
ESA	145, 235
Escrow/Reserve Mitigating
Circumstances	237
Euroclear	290
Euroclear Operator	292
Euroclear Participants	292
Excess Interest	263
Excess Interest Distribution Account	313
Excess Prepayment Interest Shortfall	278
Exchange Act	229, 237
Exchange Date	2
Excluded Controlling Class Holder	282
Excluded Controlling Class Loan	283
Excluded Information	283
Excluded Loan	283
Excluded Plan	468
Excluded Special Servicer	381
Excluded Special Servicer Mortgage Loan	381

Exemption	467
Exemption Rating Agency	467
FATCA	461
FDIA	125
FDIC	126
Fed Ex Intercompany Loan	178
FedEx Ground Portfolio Companion Loans	186
FedEx Ground Portfolio Control Note Securitization Date	186
FedEx Ground Portfolio Controlling Companion Loan	188
FedEx Ground Portfolio Directing Certificateholder	188
FedEx Ground Portfolio Intercreditor Agreement	186
FedEx Ground Portfolio Mortgage Loan	185
FedEx Ground Portfolio Mortgaged Property	186
FedEx Ground Portfolio Non-Controlling Note Holder	189
FedEx Ground Portfolio Noteholders	186
FedEx Ground Portfolio Pooling and Servicing Agreement	186
FedEx Ground Portfolio Whole Loan Directing Holder	188
FedEx Ground Portfolio Whole Loan	186
FETL	19
FIEL	19
Final Asset Status Report	364
Final Dispute Resolution Election Notice	392
Financial Promotion Order	16
FIRREA	127, 234
Fitch	367
FPO Persons	16
FSCMA	19
FSMA	17
GACC	230
GACC Data Tape	232
GACC Deal Team	232
GACC Mortgage Loans	231
Gain-on-Sale Reserve Account	314
Garn Act	432
Grace Period	167
Grantor Trust	54, 263, 450
Ground Lessor PILOT Payment	144, 166
Hard Lockbox	130
High Net Worth Companies,Unincorporated Associations, Etc	16
Hope Note	151
Hudson Yards 2016-10HY Certificate Administrator	195
Hudson Yards 2016-10HY Controlling Class	203
Hudson Yards 2016-10HY Controlling Class Certificateholder	203
Hudson Yards 2016-10HY Directing Holder	201, 203
Hudson Yards 2016-10HY Initial Consulting Holder	202
Hudson Yards 2016-10HY Master Servicer	195
Hudson Yards 2016-10HY Mortgage Trust	195
Hudson Yards 2016-10HY Special Servicer	195
Hudson Yards 2016-10HY Subordinate Consultation Period	202
Hudson Yards 2016-10HY Subordinate Control Period	202
Hudson Yards 2016-10HY Trust and Servicing Agreement	195
Hudson Yards 2016-10HY Trustee	195
ICIP	165
IDA	165
IDA Lease	165
Indemnified Items	188
Indemnified Parties	187
Indirect Participants	290
Initial Issuance Certificates	1
Initial Pool Balance	128
Initial Rate	167
Initial Requesting Certificateholder	389
In-Place Cash Management	130
Insurance and Condemnation Proceeds	312
Intercreditor Agreement	179
Interest Accrual Amount	269
Interest Accrual Period	269
Interest Distribution Amount	269
Interest Payment Differential	169
Interest Reserve Account	313
Interest Shortfall	269
Interested Person	353
Investment Company Act	1
Investor Certification	283
Investor Q&A Forum	288
Investor Registry	288
IO Group YM Distribution Amount	274
JPMDB 2016-C4 Asset Representations Reviewer	221
JPMDB 2016-C4 Certificate Administrator	221
JPMDB 2016-C4 Master Servicer	221
JPMDB 2016-C4 Operating Advisor	221
JPMDB 2016-C4 Pooling and Servicing Agreement	221
JPMDB 2016-C4 Special Servicer	221
JPMDB 2016-C4 Trustee	221
KBRA	367
KeyBank	254
Largest Tenant	131
Lease Expiration	131

Liquidation Fee	323
Liquidation Proceeds	313, 323
Loan Per Net Rentable Area	131
Loan-Specific Directing Holder	362
Loan-to-Value Ratio	131
Loan-to-Value Ratio at Maturity or ARD	131
Loss of Value Payment	301
Lower-Tier Regular Interests	449
Lower-Tier REMIC	53
Lower-Tier REMIC Distribution Account	313
Lower-Tier REMICs	449
LRDA	166
LTV Ratio	131
LTV Ratio at Maturity or ARD	131
MAI	303
Major Decision	357
Market Discount	454
Marriott Hilton Head Resort & Spa Companion Loan	225
Marriott Hilton Head Resort & Spa Controlling Companion Loan	225
Marriott Hilton Head Resort & Spa Controlling Note Holder	227
Marriott Hilton Head Resort & Spa Intercreditor Agreement	225
Marriott Hilton Head Resort & Spa Major Decisions	227
Marriott Hilton Head Resort & Spa Mortgage Loan	225
Marriott Hilton Head Resort & Spa Non-Controlling Note Holders	227
Marriott Hilton Head Resort & Spa Noteholders	225
Marriott Hilton Head Resort & Spa Resort Companion Loans	225
Marriott Hilton Head Resort & Spa Whole Loan	225
MAS	18
Master Servicer Major Decision	359
Master Servicer Non-Major Decision	340
Master Servicer Proposed Course of Action Notice	390
Master Servicer Remittance Date	308
Master Servicing Fee	320
Master Servicing Fee Rate	320
Material Defect	300
Maturity Date LTV Ratio	131
Mills Agreement	161
Mills Fleet Farm Companion Loans	223
Mills Fleet Farm Intercreditor Agreement	223
Mills Fleet Farm Mortgage Loan	223
Mills Fleet Farm Non-Controlling Note Holder	224
Mills Fleet Farm Noteholders	223
Mills Fleet Farm Whole Loan	223
MLPA	295
Modeling Assumptions	441
Modification Fees	325
Modified Mortgage Loan	329
Moody’s	367
Mortgage	129
Mortgage File	295
Mortgage Loan Seller	230, 238
Mortgage Loans	128
Mortgage Note	129
Mortgage Pool	128
Mortgage Rate	269
Mortgaged Property	129
Most Recent NOI	131
MSA	132
Net Default Interest	320
Net Mortgage Rate	268
Net Operating Income	132
Net Prepayment Interest Excess	277
NI 33-105	20
NOI	132
NOI Date	132
Nonrecoverable Advance	310
Non-Reduced Certificates	380
Non-Serviced Certificate Administrator	179
Non-Serviced Companion Loan	180
Non-Serviced Master Servicer	180
Non-Serviced Mortgage Loan	181
Non-Serviced PSA	180
Non-Serviced Securitization Trust	181
Non-Serviced Special Servicer	180
Non-Serviced Trustee	180
Non-Serviced Whole Loan	181
Non-U.S. Person	461
Note	218
Note A	201, 218
Note A-1	201
Note A-2	201
Note B	201, 218
Notice of Foreclosure/DIL	204, 220
Notional Amount	262
NRA	132
NRSRO	469
NRSRO	282, 384
NRSRO Certification	284
N-Star Unsecured Loan	149
O&M	164
Occupancy	132
Occupancy Date	132
Offered Certificates	261
Offsetting Modification Fees	325
OID Regulations	452
OLA	126
Operating Advisor Consulting Fee	327
Operating Advisor Fee	327
Operating Advisor Fee Rate	327
Operating Advisor Standard	366

Operating Advisor Termination Event	368
Original Balance	132
P&I	252
P&I Advance	308
Palmetto Dunes Plantation Master Plan	161
PAR	235
Pari Passu Companion Loan	128
Park Bridge Financial	258
Park Bridge Lender Services	258
Participants	290
Parties in Interest	466
Pass-Through Rate	267
Patriot Act	434
PCIS Persons	16
PCR	246
Periodic Payments	264
Permitted Investments	263, 314
Permitted Special Servicer/Affiliate Fees	326
PILOT	166
PILOT Mortgages	166
PIPs	77, 147
Plaintiffs	149
Plans	466
PML	5
PRC	17
Preliminary Dispute Resolution Election Notice	391
Prepayment Assumption	453
Prepayment Interest Excess	276
Prepayment Interest Shortfall	276
Prepayment Provision	132
Primary Tenant Lease	173
Prime Rate	312
Principal Balance Certificates	261
Principal Distribution Amount	269
Principal Shortfall	271
Prior Loan	149
Prior Securitization	149
Prior Sponsorship	149
Privileged Information	367
Privileged Information Exception	368
Privileged Person	282
Prohibited Prepayment	277
Promotion of Collective Investment Schemes Exemptions Order	16
Proposed Course of Action	391
Proposed Course of Action Notice	391
Prospectus Directive	15
Prudential Plaza Companion Loans	192
Prudential Plaza Guarantors	149
Prudential Plaza Intercreditor Agreement	193
Prudential Plaza Loan REMIC	449
Prudential Plaza Loan REMIC Regular Interest	449
Prudential Plaza Mortgage Loan	192
Prudential Plaza Mortgaged Property	192
Prudential Plaza Non-Controlling Note Holder	193
Prudential Plaza Noteholders	193
Prudential Plaza REMIC Declaration	449
Prudential Plaza Residual Interest	449
Prudential Plaza Whole Loan	193
PSA	261
PSA Party Repurchase Request	390
PTCE	469
Purchase Price	302
Put Right	178
Qualified Replacement Special Servicer	380
Qualified Substitute Mortgage Loan	302
Qualifying CRE Loan Percentage	260
RAC No-Response Scenario	411
Rated Final Distribution Date	276
Rating Agencies	412
Rating Agency Confirmation	412
REA	65
Realized Loss	278, 279
Record Date	263
Registration Statement	465
Regular Certificates	261
Regular Interest Holder	452
Regular Interests	449
Regulation AB	414
Reimbursement Rate	312
Reinvestment Yield	168
Related Proceeds	311
Release Condo Unit	172
Release Date	171
Relevant Member State	15
Relevant Persons	16
Relief Act	433
REMIC	449
REMIC Regulations	449
REO Account	314
REO Loan	271
REO Property	347
Repurchase Election Notice	204, 220
Repurchase Option Notice	204, 220
Repurchase Request	390
Requesting Certificateholder	392
Requesting Holders	334
Requesting Investor	294
Requesting Party	411
Required Credit Risk Retention Percentage	260
Requirements	434
Residual Certificates	261
Resolution Failure	390
Resolved	390
Restricted Group	467
Restricted Mezzanine Holder	283
Restricted Party	368

Retaining Parties	259
Review Materials	373
Revised Rate	167
RevPAR	132
Risk Retention Consultation Party	282
RMBS	250
Rooms	136
RRI Interest	259
RRI-A Interest	259
RRI-A Risk Retention Consultation Party	282
RRI-B Interest	259
RRI-B Risk Retention Consultation Party	282
Rule 17g-5	284
Scheduled Principal Distribution Amount	270
School PILOT Payment	144, 166
SEC	229, 237
Securities Act	413
Securitization Accounts	314
Securitization Framework	113
Securitization Regulation	113
SEL	5
Senior Certificates	261
Serviced Companion Loan	181
Serviced Pari Passu Companion Loan	181
Serviced Whole Loan	182
Serviced Whole Loan Custodial Account	313
Servicer Termination Event	382
Servicing Advances	310
Servicing Compensation	320
Servicing Fee	320
Servicing Fee Rate	320
Servicing Shift Mortgage Loan	182
Servicing Shift PSA	182
Servicing Shift Securitization Date	182
Servicing Shift Whole Loan	182
Servicing Standard	307
Servicing Transfer Event	347
SF	133
SFA	18
SFO	17
Similar Law	466
Simon L.P.	164
Small Loan Appraisal Estimate	331
SMMEA	469
Soft Lockbox	132
Soft Springing Hard Lockbox	132
Sole Certificateholder	325
Sophisticated Investors	20
Special Servicer Major Decision	359
Special Servicer Non-Major Decision	338
Special Servicing Fee	322
Special Servicing Fee Rate	322
Specially Serviced Loans	345
Sponsor	230, 238
Springing Cash Management	133
Springing Lockbox	133
Sq. Ft.	133
Square Feet	133
Starbucks Center Companion Loans	221
Starbucks Center Intercreditor Agreement	221
Starbucks Center Mortgage Loan	221
Starbucks Center Non-Controlling Note Holder	222
Starbucks Center Noteholders	221
Starbucks Center Whole Loan	221
Startup Day	450
Stated Principal Balance	271
Subject Loans	327
Subordinate Certificates	261
Subordinate Companion Loan	128, 182
Sub-Servicing Agreement	308
Sub-Servicing Entity	384
Substitute Property	173
SunCap	148
T-12	133
TCEQ	146
Term to Maturity	133
Terms and Conditions	292
Tests	374
The Addendum	20
The Joint Investment Trusts Law	20
The Securities Law	20
Title V	433
TMPs	460
Trailing 12 NOI	131
Tranche Percentage Interest	1
TRIPRA	84
Trust REMIC	53
Trust REMICs	449
TTM	133
U.S. Obligations	169
U.S. Person	461
UCC	421
Underwriter Entities	103
Underwriting Agreement	463
Underwritten EGI	135
Underwritten Expenses	133
Underwritten NCF	133
Underwritten NCF Debt Yield	133
Underwritten NCF DSCR	134
Underwritten Net Cash Flow	133
Underwritten Net Cash Flow DSCR	134
Underwritten Net Operating Income	134
Underwritten Net Operating Income DSCR	135
Underwritten NOI	134
Underwritten NOI Debt Yield	133
Underwritten NOI DSCR	135
Underwritten Revenues	135
Units	136

Unscheduled Principal Distribution Amount	270
Unsecured Loan	178
Unsolicited Information	374
UPB	252
Updated Appraisal	331
Upper-Tier REMIC	53, 449
Upper-Tier REMIC Distribution Account	313
UW EGI	135
UW Expenses	133
UW NCF	133
UW NCF Debt Yield	133
UW NCF DSCR	134
UW NOI Debt Yield	133
UW NOI DSCR	135
Volcker Rule	113
Voting Rights	289
WAC Rate	268
Wachovia	251
WealthCap	178
Weighted Average Mortgage Rate	136
Wells Fargo	251
Wells Fargo Bank	249
WFCM 2016-LC25 Certificate Administrator	226
WFCM 2016-LC25 Depositor	226
WFCM 2016-LC25 Master Servicer	226
WFCM 2016-LC25 Operating Advisor	226
WFCM 2016-LC25 Pooling and Servicing Agreement	226
WFCM 2016-LC25 Securitization	225
WFCM 2016-LC25 Special Servicer	226
WFCM 2016-LC25 Trustee	226
Whole Loan	128, 179
Withheld Amounts	313
Workout Fee	322
Workout-Delayed Reimbursement Amount	3112
WTNA	248

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

[THIS PAGE INTENTIONALLY LEFT BLANK]

CD 2016-CD2

			% of		Mortgage		Cut-off		General	Detailed			Interest	Original	Remaining	Original	Remaining
Property			Initial Pool	# of	Loan	Original	Date	Maturity	Property	Property	Interest	Administrative	Accrual	Term to	Term to	Amortization	Amortization
Flag	ID	Property Name	Balance	Properties	Seller(1)	Balance($)(2)(3)	Balance($)(2)(3)	or ARD Balance($)	Type(5)	Type	Rate	Fee Rate(6)	Basis	Maturity or ARD	Maturity or ARD	Term	Term
Loan	1	8 Times Square & 1460 Broadway(34)	10.3%	1	CGMRC	100,000,000	100,000,000	100,000,000	Mixed Use	Office/Retail	4.0500%	0.0171%	Actual/360	120	119	0	0
Loan	2	FedEx Ground Portfolio(34)(35)	8.7%	3	CGMRC	85,000,000	85,000,000	85,000,000	Industrial	Warehouse/Distribution	4.1580%	0.0122%	Actual/360	120	119	0	0
Property	2.01	FedEx - Yonkers, NY	3.7%	1	CGMRC	36,381,237	36,381,237		Industrial	Warehouse/Distribution
Property	2.02	FedEx - Elmsford, NY	3.5%	1	CGMRC	34,437,370	34,437,370		Industrial	Warehouse/Distribution
Property	2.03	FedEx - Bridgeport, PA	1.5%	1	CGMRC	14,181,393	14,181,393		Industrial	Warehouse/Distribution
Loan	3	229 West 43rd Street Retail Condo(34)(35)	7.7%	1	GACC	75,000,000	75,000,000	75,000,000	Retail	Anchored	4.0055%	0.0178%	Actual/360	120	119	0	0
Loan	4	Prudential Plaza(34)(36)	7.7%	1	GACC	75,000,000	75,000,000	67,326,460	Office	CBD	4.6100%	0.0122%	Actual/360	120	104	360	360
Loan	5	10 Hudson Yards(34)(35)	6.9%	1	GACC	67,500,000	67,500,000	67,500,000	Office	CBD	2.9833%	0.0110%	Actual/360	120	116	0	0
Loan	6	Irvine Crossing	6.4%	1	GACC	62,500,000	62,500,000	62,500,000	Mixed Use	Warehouse/Data Center	4.3800%	0.0251%	Actual/360	60	57	0	0
Loan	7	60 Madison Avenue(34)	5.6%	1	GACC	55,000,000	55,000,000	55,000,000	Office	CBD	3.5000%	0.0175%	Actual/360	120	118	0	0
Loan	8	55 1/2 Greene Street	4.6%	1	GACC	45,250,000	45,250,000	38,278,381	Retail	Anchored	4.1500%	0.0151%	Actual/360	120	119	360	360
Loan	9	Birch Run Premium Outlets(34)	4.6%	1	GACC	45,000,000	45,000,000	45,000,000	Retail	Anchored	4.2090%	0.0195%	Actual/360	120	110	0	0
Loan	10	Park Square Portland	4.3%	1	GACC	42,400,000	42,400,000	38,157,486	Office	CBD	3.5220%	0.0251%	Actual/360	120	119	360	360
Loan	11	80 Park Plaza(34)(36)	4.3%	1	CGMRC	41,500,000	41,500,000	36,287,274	Office	CBD	4.4500%	0.0122%	Actual/360	120	118	360	360
Loan	12	667 Madison Avenue(34)(36)	4.1%	1	GACC	40,000,000	40,000,000	40,000,000	Office	CBD	3.1990%	0.0110%	Actual/360	120	118	0	0
Loan	13	Starbucks Center(34)(36)	3.6%	1	GACC	35,000,000	35,000,000	35,000,000	Mixed Use	Office/Retail	3.5240%	0.0122%	Actual/360	120	118	0	0
Loan	14	Airport Industrial Center	2.5%	1	GACC	24,795,000	24,795,000	21,549,244	Industrial	Warehouse/Distribution	4.1940%	0.0451%	Actual/360	120	119	360	360
Loan	15	Sam Moon Center	2.5%	1	GACC	24,650,000	24,555,342	19,926,291	Retail	Anchored	4.5000%	0.0151%	Actual/360	120	117	360	357
Loan	16	Mills Fleet Farm(34)	2.0%	5	GACC	20,000,000	19,881,174	16,307,388	Retail	Single Tenant	4.7500%	0.0322%	Actual/360	120	115	360	355
Property	16.01	Mills Fleet Farm - Fargo, ND	0.5%	1	GACC	4,806,278	4,777,722		Retail	Single Tenant
Property	16.02	Mills Fleet Farm - Green Bay, WI	0.5%	1	GACC	4,786,660	4,758,221		Retail	Single Tenant
Property	16.03	Mills Fleet Farm - Mankato, MN	0.4%	1	GACC	4,051,006	4,026,937		Retail	Single Tenant
Property	16.04	Mills Fleet Farm - Hudson, WI	0.3%	1	GACC	3,295,733	3,276,152		Retail	Single Tenant
Property	16.05	Mills Fleet Farm - Marshfield, WI	0.3%	1	GACC	3,060,324	3,042,141		Retail	Single Tenant
Loan	17	Blossom Cove	1.6%	1	GACC	15,800,000	15,800,000	14,051,308	Industrial	Flex	4.1480%	0.0151%	Actual/360	120	119	360	360
Loan	18	172 5th Avenue	1.6%	1	CGMRC	15,750,000	15,750,000	15,750,000	Mixed Use	Retail/Multifamily	4.2300%	0.0151%	Actual/360	120	119	0	0
Loan	19	Fox Chapel Shopping Center	1.6%	1	CGMRC	15,500,000	15,500,000	15,500,000	Retail	Anchored	3.8500%	0.0151%	Actual/360	120	119	0	0
Loan	20	12603 Southwest Freeway Office Building	1.3%	1	CGMRC	13,125,000	13,100,915	9,594,390	Office	Suburban	4.4000%	0.0151%	Actual/360	120	119	300	299
Loan	21	Hampton Inn & Suites - University of Central Florida	1.0%	1	GACC	10,000,000	9,987,116	8,116,725	Hospitality	Limited Service	4.6200%	0.0451%	Actual/360	120	119	360	359
Loan	22	1025 Arch Street Philadelphia	1.0%	1	GACC	10,000,000	9,986,831	8,083,558	Mixed Use	Retail/Multifamily	4.5000%	0.0151%	Actual/360	120	119	360	359
Loan	23	Marriott Hilton Head Resort & Spa(34)	1.0%	1	CGMRC	10,000,000	9,967,315	7,454,162	Hospitality	Full Service	4.9200%	0.0122%	Actual/360	120	118	300	298
Loan	24	Avenue Mentry 2	0.9%	1	GACC	8,400,000	8,379,687	6,834,690	Industrial	Warehouse/Distribution	4.6900%	0.0151%	Actual/360	120	118	360	358
Loan	25	Amsdell Michigan Self Storage Portfolio 3.0	0.8%	2	CGMRC	8,150,000	8,139,111	6,569,957	Self Storage	Self Storage	4.4200%	0.0626%	Actual/360	120	119	360	359
Property	25.01	Compass Self Storage - Roseville MI	0.5%	1	CGMRC	5,200,000	5,193,052		Self Storage	Self Storage
Property	25.02	Compass Self Storage - East Lansing MI	0.3%	1	CGMRC	2,950,000	2,946,059		Self Storage	Self Storage
Loan	26	807 Montgomery Street	0.8%	1	GACC	7,800,000	7,800,000	7,144,249	Office	Suburban	4.5600%	0.0151%	Actual/360	120	119	360	360
Loan	27	55 East 59th Street (Office Condo)	0.7%	1	CGMRC	6,392,650	6,392,650	6,392,650	Office	CBD	4.4200%	0.0151%	Actual/360	120	119	0	0
Loan	28	Hotel Portofino(36)	0.6%	1	GACC	6,000,000	5,993,470	5,576,215	Hospitality	Limited Service	5.5300%	0.0451%	Actual/360	60	59	360	359
Loan	29	Villages at Parker	0.5%	1	GACC	5,250,000	5,230,792	3,811,171	Mixed Use	Retail/Flex	4.2170%	0.0151%	Actual/360	120	118	300	298
Loan	30	Shopko West Valley City	0.5%	1	GACC	5,000,000	4,982,454	3,666,433	Retail	Single Tenant	4.4800%	0.0151%	Actual/360	120	118	300	298

A-1-1

CD 2016-CD2

											Pari Passu	Pari Passu
			% of		First				Monthly	Annual	Companion Loan	Companion Loan	Remaining			Crossed
Property			Initial Pool	Origination	Payment	Maturity	ARD Loan	Final	Debt	Debt	Monthly Debt	Annual Debt	Interest Only		Cash	With	Related	Underwritten
Flag	ID	Property Name	Balance	Date	Date	or ARD Date	(Yes/No)	Maturity Date	Service($)(7)	Service($)(7)	Service($)	Service($)	Period	Lockbox(8)	Management(9)	Other Loans	Borrower	NOI DSCR(7)(10)(11)
Loan	1	8 Times Square & 1460 Broadway(34)	10.3%	10/20/2016	12/06/2016	11/06/2026	No	11/06/2026	342,188	4,106,250	342,188	4,106,250	119	Hard	Springing	No		1.80x
Loan	2	FedEx Ground Portfolio(34)(35)	8.7%	11/01/2016	12/01/2016	11/01/2026	No	11/01/2026	298,616	3,583,388	298,616	3,583,388	119	Hard	In Place	No		3.17x
Property	2.01	FedEx - Yonkers, NY	3.7%
Property	2.02	FedEx - Elmsford, NY	3.5%
Property	2.03	FedEx - Bridgeport, PA	1.5%
Loan	3	229 West 43rd Street Retail Condo(34)(35)	7.7%	10/13/2016	12/06/2016	11/06/2026	No	11/06/2026	253,821	3,045,849	710,698	8,528,377	119	Hard	In Place	No		1.86x
Loan	4	Prudential Plaza(34)(36)	7.7%	07/30/2015	09/06/2015	08/06/2025	No	08/06/2025	384,932	4,619,180	1,745,023	20,940,280	32	Hard	In Place	No		1.59x
Loan	5	10 Hudson Yards(34)(35)	6.9%	08/01/2016	09/06/2016	08/06/2026	No	08/06/2026	170,143	2,041,719	1,614,722	19,376,667	116	Hard	Springing	No		4.27x
Loan	6	Irvine Crossing	6.4%	09/02/2016	10/06/2016	09/06/2021	No	09/06/2021	231,293	2,775,521			57	Hard	Springing	No		2.12x
Loan	7	60 Madison Avenue(34)	5.6%	09/12/2016	11/06/2016	10/06/2026	No	10/06/2026	162,645	1,951,736	133,073	1,596,875	118	Hard	Springing	No		2.48x
Loan	8	55 1/2 Greene Street	4.6%	10/21/2016	12/06/2016	11/06/2026	No	11/06/2026	219,962	2,639,541			23	Hard	In Place	No	Yes - A	1.26x
Loan	9	Birch Run Premium Outlets(34)	4.6%	01/07/2016	03/06/2016	02/06/2026	No	02/06/2026	160,030	1,920,356	277,385	3,328,617	110	Hard	Springing	No		3.15x
Loan	10	Park Square Portland	4.3%	10/31/2016	12/06/2016	11/06/2026	No	11/06/2026	190,916	2,290,992			59	Hard	Springing	No		2.21x
Loan	11	80 Park Plaza(34)(36)	4.3%	09/30/2016	11/06/2016	10/06/2026	No	10/06/2026	209,043	2,508,519	460,903	5,530,832	34	Hard	In Place	No		1.56x
Loan	12	667 Madison Avenue(34)(36)	4.1%	09/08/2016	11/06/2016	10/06/2026	No	10/06/2026	108,114	1,297,372	386,509	4,638,106	118	Hard	Springing	No		4.06x
Loan	13	Starbucks Center(34)(36)	3.6%	09/14/2016	11/06/2016	10/06/2026	Yes	10/06/2028	104,211	1,250,531	312,633	3,751,592	118	Springing Hard	Springing	No		3.44x
Loan	14	Airport Industrial Center	2.5%	10/20/2016	12/06/2016	11/06/2026	No	11/06/2026	121,165	1,453,980			35	Hard	Springing	No		1.71x
Loan	15	Sam Moon Center	2.5%	09/02/2016	10/06/2016	09/06/2026	No	09/06/2026	124,898	1,498,775				Springing Hard	Springing	No		1.53x
Loan	16	Mills Fleet Farm(34)	2.0%	06/16/2016	08/06/2016	07/06/2026	No	07/06/2026	104,329	1,251,954	234,741	2,816,896		Springing Soft	Springing	No		1.81x
Property	16.01	Mills Fleet Farm - Fargo, ND	0.5%
Property	16.02	Mills Fleet Farm - Green Bay, WI	0.5%
Property	16.03	Mills Fleet Farm - Mankato, MN	0.4%
Property	16.04	Mills Fleet Farm - Hudson, WI	0.3%
Property	16.05	Mills Fleet Farm - Marshfield, WI	0.3%
Loan	17	Blossom Cove	1.6%	11/04/2016	12/06/2016	11/06/2026	No	11/06/2026	76,786	921,431			47	Hard	Springing	No		1.92x
Loan	18	172 5th Avenue	1.6%	10/24/2016	12/06/2016	11/06/2026	No	11/06/2026	56,290	675,478			119	Hard	In Place	No	Yes - A	1.86x
Loan	19	Fox Chapel Shopping Center	1.6%	10/19/2016	12/06/2016	11/06/2026	No	11/06/2026	50,420	605,038			119	Hard	Springing	No		3.61x
Loan	20	12603 Southwest Freeway Office Building	1.3%	10/21/2016	12/06/2016	11/06/2026	No	11/06/2026	72,210	866,520				Springing Hard	Springing	No		1.59x
Loan	21	Hampton Inn & Suites - University of Central Florida	1.0%	10/12/2016	12/06/2016	11/06/2026	No	11/06/2026	51,384	616,608				Hard	Springing	No		1.81x
Loan	22	1025 Arch Street Philadelphia	1.0%	10/19/2016	12/06/2016	11/06/2026	No	11/06/2026	50,669	608,022				Springing Soft	Springing	No		1.53x
Loan	23	Marriott Hilton Head Resort & Spa(34)	1.0%	10/03/2016	11/06/2016	10/06/2026	No	10/06/2026	57,994	695,926	510,346	6,124,151		Hard	Springing	No		1.71x
Loan	24	Avenue Mentry 2	0.9%	09/16/2016	11/06/2016	10/06/2026	No	10/06/2026	43,515	522,181				Hard	In Place	No		1.45x
Loan	25	Amsdell Michigan Self Storage Portfolio 3.0	0.8%	10/12/2016	12/06/2016	11/06/2026	No	11/06/2026	40,908	490,900				Springing Soft	Springing	No		1.51x
Property	25.01	Compass Self Storage - Roseville MI	0.5%
Property	25.02	Compass Self Storage - East Lansing MI	0.3%
Loan	26	807 Montgomery Street	0.8%	10/18/2016	12/06/2016	11/06/2026	No	11/06/2026	39,800	477,600			59	Hard	Springing	No		1.27x
Loan	27	55 East 59th Street (Office Condo)	0.7%	10/27/2016	12/06/2016	11/06/2026	No	11/06/2026	23,873	286,479			119	Springing Hard	Springing	No		1.69x
Loan	28	Hotel Portofino(36)	0.6%	10/20/2016	12/06/2016	11/06/2021	No	11/06/2021	34,180	410,164				Hard	Springing	No		1.80x
Loan	29	Villages at Parker	0.5%	10/03/2016	11/06/2016	10/06/2026	No	10/06/2026	28,344	340,132				Springing Hard	Springing	No		1.72x
Loan	30	Shopko West Valley City	0.5%	09/29/2016	11/06/2016	10/06/2026	No	10/06/2026	27,735	332,819				Springing Hard	Springing	No		1.48x

A-1-2

CD 2016-CD2

			% of						FIRREA	Cut-off
Property			Initial Pool	Underwritten	Grace	Payment	Appraised	Appraisal	Compliant	Date LTV	LTV Ratio at
Flag	ID	Property Name	Balance	NCF DSCR(7)(10)(11)	Period(12)	Date	Value ($)(13)	As-of Date	(Yes/No)	Ratio(10)(11)(13)	Maturity or ARD(10)(11)(13)	Address	City	County	State
Loan	1	8 Times Square & 1460 Broadway(34)	10.3%	1.71x	0	6	360,000,000	10/01/2016	Yes	55.6%	55.6%	8 Times Square & 1460 Broadway	New York	New York	NY
Loan	2	FedEx Ground Portfolio(34)(35)	8.7%	3.16x	0	1	384,800,000	08/24/2016	Yes	44.2%	44.2%	Various	Various	Various	Various
Property	2.01	FedEx - Yonkers, NY	3.7%				164,700,000	08/24/2016	Yes			10 Herrmann Place	Yonkers	Westchester	NY
Property	2.02	FedEx - Elmsford, NY	3.5%				155,900,000	08/24/2016	Yes			300 Waterside Drive	Elmsford	Westchester	NY
Property	2.03	FedEx - Bridgeport, PA	1.5%				64,200,000	08/24/2016	Yes			601 River Road	Bridgeport	Montgomery	PA
Loan	3	229 West 43rd Street Retail Condo(34)(35)	7.7%	1.75x	0	6	470,000,000	10/01/2016	Yes	60.6%	60.6%	229 West 43rd Street	New York	New York	NY
Loan	4	Prudential Plaza(34)(36)	7.7%	1.44x	0	6	700,000,000	07/20/2016	Yes	59.3%	53.2%	130 East Randolph Street & 180 North Stetson Avenue	Chicago	Cook	IL
Loan	5	10 Hudson Yards(34)(35)	6.9%	4.18x	0	6	2,150,000,000	07/01/2016	Yes	32.9%	32.9%	10 Hudson Yards	New York	New York	NY
Loan	6	Irvine Crossing	6.4%	2.05x	0	6	109,000,000	10/01/2016	Yes	57.3%	57.3%	17871 Von Karman Avenue & 17836 Gillette Avenue	Irvine	Orange	CA
Loan	7	60 Madison Avenue(34)	5.6%	2.25x	0	6	200,000,000	08/01/2016	Yes	50.0%	50.0%	60 Madison Avenue	New York	New York	NY
Loan	8	55 1/2 Greene Street	4.6%	1.24x	0	6	73,000,000	09/26/2016	Yes	62.0%	52.4%	470 Broome Street	New York	New York	NY
Loan	9	Birch Run Premium Outlets(34)	4.6%	2.94x	0	6	207,200,000	12/03/2015	Yes	59.4%	59.4%	12240 South Beyer Road	Birch Run	Saginaw	MI
Loan	10	Park Square Portland	4.3%	2.06x	0	6	94,300,000	08/01/2016	Yes	45.0%	40.5%	100 Southwest Market Street & 1621 Southwest 1st Avenue	Portland	Multnomah	OR
Loan	11	80 Park Plaza(34)(36)	4.3%	1.52x	0	6	177,400,000	08/01/2016	Yes	75.0%	65.6%	80 Park Plaza	Newark	Essex	NJ
Loan	12	667 Madison Avenue(34)(36)	4.1%	3.88x	0	6	740,000,000	07/01/2016	Yes	24.7%	24.7%	667 Madison Avenue	New York	New York	NY
Loan	13	Starbucks Center(34)(36)	3.6%	3.16x	0	6	453,500,000	06/21/2016	Yes	30.9%	30.9%	2401 & 2701 Utah Avenue South	Seattle	King	WA
Loan	14	Airport Industrial Center	2.5%	1.44x	0	6	34,200,000	09/12/2017	Yes	72.5%	63.0%	163 Rochester Drive	Louisville	Jefferson	KY
Loan	15	Sam Moon Center	2.5%	1.44x	0	6	34,000,000	06/14/2016	Yes	72.2%	58.6%	9120 North Freeway	Fort Worth	Tarrant	TX
Loan	16	Mills Fleet Farm(34)	2.0%	1.64x	0	6	101,950,000	Various	Yes	63.4%	52.0%	Various	Various	Various	Various
Property	16.01	Mills Fleet Farm - Fargo, ND	0.5%				24,500,000	05/12/2016	Yes			3730 36th Street South	Fargo	Cass	ND
Property	16.02	Mills Fleet Farm - Green Bay, WI	0.5%				24,400,000	05/20/2016	Yes			2460 Main Street	Green Bay	Brown	WI
Property	16.03	Mills Fleet Farm - Mankato, MN	0.4%				20,650,000	05/18/2016	Yes			1821 & 1850 Premier Drive	Mankato	Blue Earth	MN
Property	16.04	Mills Fleet Farm - Hudson, WI	0.3%				16,800,000	05/17/2016	Yes			1001 Industrial Street	Hudson	Saint Croix	WI
Property	16.05	Mills Fleet Farm - Marshfield, WI	0.3%				15,600,000	05/20/2016	Yes			1101 West Upham Street	Marshfield	Wood	WI
Loan	17	Blossom Cove	1.6%	1.55x	0	6	22,800,000	08/22/2016	Yes	69.3%	61.6%	11803-11889 & 11905-11995 Starcrest Drive	San Antonio	Bexar	TX
Loan	18	172 5th Avenue	1.6%	1.82x	0	6	30,400,000	09/27/2016	Yes	51.8%	51.8%	172 5th Avenue	New York	New York	NY
Loan	19	Fox Chapel Shopping Center	1.6%	3.38x	0	6	35,000,000	09/01/2016	Yes	44.3%	44.3%	19717 North Frederick Road	Germantown	Montgomery	MD
Loan	20	12603 Southwest Freeway Office Building	1.3%	1.34x	0	6	18,000,000	09/19/2016	Yes	72.8%	53.3%	12603 Southwest Freeway	Stafford	Fort Bend	TX
Loan	21	Hampton Inn & Suites - University of Central Florida	1.0%	1.59x	0	6	16,000,000	08/01/2017	Yes	62.4%	50.7%	3450 Quadrangle Boulevard	Orlando	Orange	FL
Loan	22	1025 Arch Street Philadelphia	1.0%	1.47x	0	6	13,900,000	08/16/2016	Yes	71.8%	58.2%	1025 Arch Street	Philadelphia	Philadelphia	PA
Loan	23	Marriott Hilton Head Resort & Spa(34)	1.0%	1.47x	0	6	163,500,000	08/30/2016	Yes	59.7%	44.7%	1 Hotel Circle	Hilton Head Island	Beaufort	SC
Loan	24	Avenue Mentry 2	0.9%	1.32x	0	6	13,900,000	07/16/2016	Yes	60.3%	49.2%	27756 Avenue Mentry	Valencia	Los Angeles	CA
Loan	25	Amsdell Michigan Self Storage Portfolio 3.0	0.8%	1.47x	0	6	11,940,000	09/13/2016	Yes	68.2%	55.0%	Various	Various	Various	MI
Property	25.01	Compass Self Storage - Roseville MI	0.5%				7,510,000	09/13/2016	Yes			29500 Hayes Road	Roseville	Macomb	MI
Property	25.02	Compass Self Storage - East Lansing MI	0.3%				4,430,000	09/13/2016	Yes			4200 Hunsaker Drive	East Lansing	Clinton	MI
Loan	26	807 Montgomery Street	0.8%	1.22x	0	6	12,300,000	09/20/2016	Yes	63.4%	58.1%	807 Montgomery Street	San Francisco	San Francisco	CA
Loan	27	55 East 59th Street (Office Condo)	0.7%	1.60x	0	6	11,700,000	10/01/2016	Yes	54.6%	54.6%	55 East 59th Street	New York	New York	NY
Loan	28	Hotel Portofino(36)	0.6%	1.62x	0	6	9,000,000	08/01/2016	Yes	66.6%	62.0%	111 Crescent Avenue	Avalon	Los Angeles	CA
Loan	29	Villages at Parker	0.5%	1.58x	0	6	7,600,000	08/16/2016	Yes	68.8%	50.1%	10450, 10470, 10490 South Progress Way & 10510 Dransfeldt Road	Parker	Douglas	CO
Loan	30	Shopko West Valley City	0.5%	1.35x	0	6	6,850,000	08/15/2016	Yes	72.7%	53.5%	4850 West 3500 South	West Valley	Salt Lake	UT

A-1-3

CD 2016-CD2

							Net
			% of				Rentable Area	Units	Loan per Net						Second Most	Second	Second
Property			Initial Pool		Year	Year	(SF/Units/	of	Rentable Area	Prepayment Provisions	Most Recent Operating	Most Recent	Most Recent	Most Recent	Recent Operating	Most Recent	Most Recent
Flag	ID	Property Name	Balance	Zip Code	Built	Renovated	Rooms)(4)	Measure	(SF/Units/Rooms)($)(10)(11)	(# of payments)(14)(16)(17)	Statements Date	EGI ($)	Expenses($)	NOI($)(15)	Statements Date	EGI($)	Expenses($)
Loan	1	8 Times Square & 1460 Broadway(34)	10.3%	10036	1952	2015	214,341	Sq. Ft.	933	L(25), D(91), O(4)
Loan	2	FedEx Ground Portfolio(34)(35)	8.7%	Various	2016	NAP	751,118	Sq. Ft.	226	L(25), D(91), O(4)
Property	2.01	FedEx - Yonkers, NY	3.7%	10710	2016	NAP	121,883	Sq. Ft.	597
Property	2.02	FedEx - Elmsford, NY	3.5%	10523	2016	NAP	323,502	Sq. Ft.	213
Property	2.03	FedEx - Bridgeport, PA	1.5%	19405	2016	NAP	305,733	Sq. Ft.	93
Loan	3	229 West 43rd Street Retail Condo(34)(35)	7.7%	10036	1913-1947	2009	248,457	Sq. Ft.	1,147	L(25), D(88), O(7)	T-10 8/31/2016 Ann.	17,645,886	3,870,185	13,775,701	12/31/2014	17,393,374	5,444,159
Loan	4	Prudential Plaza(34)(36)	7.7%	60601	1955, 1990	1990, 2014-2015	2,269,632	Sq. Ft.	183	L(35), D(79), O(6)	T-12 7/31/2016	56,787,814	31,372,924	25,414,890	12/31/2015	53,321,676	32,167,828
Loan	5	10 Hudson Yards(34)(35)	6.9%	10001	2016	NAP	1,813,465	Sq. Ft.	390	L(28), D(87), O(5)
Loan	6	Irvine Crossing	6.4%	92614	1974	2000, 2013 & 2016	395,673	Sq. Ft.	158	L(27), D(28), O(5)	12/31/2015	3,597,323	844,695	2,752,628	12/31/2014	3,375,331	835,877
Loan	7	60 Madison Avenue(34)	5.6%	10010	1910	2013	217,534	Sq. Ft.	460	L(26), D(90), O(4)	T-12 6/30/2016	12,010,368	4,930,755	7,079,613	12/31/2015	11,139,178	4,706,673
Loan	8	55 1/2 Greene Street	4.6%	10013	1900	2014	20,164	Sq. Ft.	2,244	L(25), D(91), O(4)	T-12 6/30/2016	1,127,866	549,201	578,665
Loan	9	Birch Run Premium Outlets(34)	4.6%	48415	1985	1986-1996, 2005, 2013	680,003	Sq. Ft.	181	L(34), D(79), O(7)	T-12 8/31/2016	21,122,834	4,690,735	16,432,099	12/31/2015	21,147,973	4,671,555
Loan	10	Park Square Portland	4.3%	97201	1969	2015	295,768	Sq. Ft.	143	L(25), D(88), O(7)	T-12 9/30/2016	5,833,710	2,543,741	3,289,968	12/31/2015	5,358,158	2,310,356
Loan	11	80 Park Plaza(34)(36)	4.3%	07102	1979	2015	960,689	Sq. Ft.	138	L(26), D(90), O(4)	T-12 5/31/2016	21,155,781	11,508,439	9,647,342	12/31/2015	20,185,467	10,771,904
Loan	12	667 Madison Avenue(34)(36)	4.1%	10065	1985	NAP	273,983	Sq. Ft.	668	L(26), D(90), O(4)	T-12 6/30/2016	41,463,000	18,544,972	22,918,029	12/31/2015	39,414,641	18,704,736
Loan	13	Starbucks Center(34)(36)	3.6%	98134	1912, 1915, 1993	2001	1,506,716	Sq. Ft.	93	L(26), D(89), O(5)	T-12 6/30/2016	22,573,473	7,094,458	15,479,016	12/31/2015	23,257,602	7,084,361
Loan	14	Airport Industrial Center	2.5%	40214	1943-1986	NAP	1,107,110	Sq. Ft.	22	L(25), D(91), O(4)	T-12 6/30/2016	6,026,468	3,668,871	2,357,597	12/31/2015	6,311,694	4,180,802
Loan	15	Sam Moon Center	2.5%	76177	2009	NAP	167,878	Sq. Ft.	146	L(27), D(89), O(4)	T-12 3/31/2016	3,522,511	1,352,995	2,169,516	12/31/2015	3,519,361	1,345,604
Loan	16	Mills Fleet Farm(34)	2.0%	Various	Various	NAP	1,039,368	Sq. Ft.	62	L(29), D(87), O(4)
Property	16.01	Mills Fleet Farm - Fargo, ND	0.5%	58104	1996	NAP	244,268	Sq. Ft.	64
Property	16.02	Mills Fleet Farm - Green Bay, WI	0.5%	54311	1966-1995	NAP	228,197	Sq. Ft.	68
Property	16.03	Mills Fleet Farm - Mankato, MN	0.4%	56001	2015	NAP	207,610	Sq. Ft.	63
Property	16.04	Mills Fleet Farm - Hudson, WI	0.3%	54016	1992	NAP	185,630	Sq. Ft.	57
Property	16.05	Mills Fleet Farm - Marshfield, WI	0.3%	54449	1979-1987	NAP	173,663	Sq. Ft.	57
Loan	17	Blossom Cove	1.6%	78247	1983-1984	2014-2015	302,896	Sq. Ft.	52	L(25), D(88), O(7)	T-12 7/31/2016	2,278,073	679,206	1,598,866	12/31/2015	2,002,442	676,209
Loan	18	172 5th Avenue	1.6%	10010	1930	2014-2016	10,542	Sq. Ft.	1,494	YM1(25), DorYM1(89), O(6)	T-12 8/31/2016	603,444	323,449	279,995
Loan	19	Fox Chapel Shopping Center	1.6%	20876	1987	1999	114,344	Sq. Ft.	136	L(25), D(91), O(4)	T-12 8/31/2016	3,120,256	860,551	2,259,705	12/31/2015	3,184,249	833,671
Loan	20	12603 Southwest Freeway Office Building	1.3%	77477	1982	2015	142,009	Sq. Ft.	92	L(25), D(88), O(7)	T-12 7/31/2016	2,439,745	1,343,817	1,095,928	12/31/2015	2,145,044	1,337,830
Loan	21	Hampton Inn & Suites - University of Central Florida	1.0%	32817	1988	2015	109	Rooms	91,625	L(25), D(91), O(4)	T-12 7/31/2016	3,305,917	2,202,001	1,103,916	12/31/2015	2,904,055	2,010,408
Loan	22	1025 Arch Street Philadelphia	1.0%	19017	1925	2016	39	Units	256,073	L(25), D(91), O(4)
Loan	23	Marriott Hilton Head Resort & Spa(34)	1.0%	29928	1976, 1985	2015	513	Rooms	190,409	L(26), D(90), O(4)	T-12 8/31/2016	33,429,812	21,637,223	11,792,589	12/31/2015	31,403,350	21,015,622
Loan	24	Avenue Mentry 2	0.9%	91355	1988	NAP	105,752	Sq. Ft.	79	L(26), D(90), O(4)	12/31/2015	774,950	3,550	771,400	12/31/2014	774,597	13,320
Loan	25	Amsdell Michigan Self Storage Portfolio 3.0	0.8%	Various	Various	Various	136,692	Sq. Ft.	60	L(25), D(91), O(4)	T-12 8/31/2016	1,271,602	525,087	746,515	12/31/2015	1,191,088	502,161
Property	25.01	Compass Self Storage - Roseville MI	0.5%	48066	2001	NAP	76,992	Sq. Ft.	67		T-12 8/31/2016	777,292	308,646	468,646	12/31/2015	724,542	297,089
Property	25.02	Compass Self Storage - East Lansing MI	0.3%	48823	1999-2001	2014	59,700	Sq. Ft.	49		T-12 8/31/2016	494,310	216,441	277,869	12/31/2015	466,546	205,071
Loan	26	807 Montgomery Street	0.8%	94133	1909	2015	10,397	Sq. Ft.	750	L(25), D(90), O(5)	T-12 9/30/2016	599,504	64,213	535,291
Loan	27	55 East 59th Street (Office Condo)	0.7%	10022	1985	NAP	12,342	Sq. Ft.	518	L(25), D(91), O(4)	T-12 8/31/2016	837,187	355,087	482,100	12/31/2015	799,653	327,728
Loan	28	Hotel Portofino(36)	0.6%	90704	1960	2012	36	Rooms	166,485	L(25), D(28), O(7)	T-12 7/31/2016	1,714,454	1,003,612	710,842	12/31/2015	1,831,876	1,060,592
Loan	29	Villages at Parker	0.5%	80134	2005	NAP	55,424	Sq. Ft.	94	L(26), D(90), O(4)	T-12 6/30/2016	708,422	146,563	561,858	12/31/2015	700,685	194,351
Loan	30	Shopko West Valley City	0.5%	84120	1989	1994	94,106	Sq. Ft.	53	L(26), D(89), O(5)

A-1-4

CD 2016-CD2

			% of	Second	Third Most	Third	Third	Third
Property			Initial Pool	Most Recent	Recent Operating	Most Recent	Most Recent	Most Recent	Underwritten NOI	Underwritten NCF	Underwritten	Underwritten	Underwritten	Underwritten	Underwritten	Underwritten
Flag	ID	Property Name	Balance	NOI($)(15)	Statements Date	EGI($)	Expenses($)	NOI($)(15)	Debt Yield(10)(11)	Debt Yield(10)(11)	Revenue($)	EGI($)	Expenses($)	NOI ($)	Reserves($)	TI/LC($)
Loan	1	8 Times Square & 1460 Broadway(34)	10.3%						7.4%	7.0%	20,373,934	19,908,904	5,095,054	14,813,850	42,868	694,723
Loan	2	FedEx Ground Portfolio(34)(35)	8.7%						13.4%	13.3%	25,260,762	24,787,536	2,063,234	22,724,302	75,112
Property	2.01	FedEx - Yonkers, NY	3.7%								11,072,821	10,865,712	920,317	9,945,394	12,188
Property	2.02	FedEx - Elmsford, NY	3.5%								10,033,785	9,845,477	802,931	9,042,546	32,350
Property	2.03	FedEx - Bridgeport, PA	1.5%								4,154,156	4,076,348	339,986	3,736,361	30,573
Loan	3	229 West 43rd Street Retail Condo(34)(35)	7.7%	11,949,215	12/31/2013	16,672,907	7,051,784	9,621,123	7.5%	7.1%	24,135,419	25,397,158	3,895,157	21,502,001	74,537	1,219,809
Loan	4	Prudential Plaza(34)(36)	7.7%	21,153,848	12/31/2014	50,276,294	28,845,540	21,430,754	9.8%	8.9%	58,098,491	72,445,707	31,880,029	40,565,678	572,052	3,178,168
Loan	5	10 Hudson Yards(34)(35)	6.9%						12.9%	12.7%	134,652,875	136,011,383	44,496,991	91,514,392	362,693	1,531,628
Loan	6	Irvine Crossing	6.4%	2,539,454	12/31/2013	3,580,910	809,287	2,771,623	9.4%	9.1%	6,208,310	7,039,373	1,157,250	5,882,123	39,567	146,257
Loan	7	60 Madison Avenue(34)	5.6%	6,432,505	12/31/2014	7,712,836	3,823,892	3,888,944	8.8%	8.0%	13,464,600	14,042,996	5,250,144	8,792,852	54,384	743,672
Loan	8	55 1/2 Greene Street	4.6%						7.3%	7.2%	4,050,000	4,003,841	689,472	3,314,368	4,033	40,328
Loan	9	Birch Run Premium Outlets(34)	4.6%	16,476,418	12/31/2014	20,299,152	4,748,944	15,550,208	13.4%	12.6%	16,886,519	21,799,115	5,276,661	16,522,455	204,001	877,996
Loan	10	Park Square Portland	4.3%	3,047,801	12/31/2014	4,809,363	1,594,149	3,215,214	11.9%	11.1%	5,219,066	8,101,881	3,044,521	5,057,360	73,942	256,814
Loan	11	80 Park Plaza(34)(36)	4.3%	9,413,563	12/31/2014	19,688,978	10,732,485	8,956,493	9.4%	9.2%	28,232,105	24,135,155	11,627,671	12,507,483		308,469
Loan	12	667 Madison Avenue(34)(36)	4.1%	20,709,905	12/31/2014	36,309,282	17,232,741	19,076,541	13.2%	12.6%	45,107,418	42,837,354	18,746,122	24,091,232	68,496	1,000,000
Loan	13	Starbucks Center(34)(36)	3.6%	16,173,241	12/31/2014	23,444,437	6,920,178	16,524,259	12.3%	11.3%	17,080,784	24,472,536	7,275,564	17,196,971	301,343	1,105,746
Loan	14	Airport Industrial Center	2.5%	2,130,892	12/31/2014	5,970,429	3,902,692	2,067,737	10.0%	8.4%	3,606,046	6,684,318	4,202,786	2,481,532	110,711	276,170
Loan	15	Sam Moon Center	2.5%	2,173,757	12/31/2014	3,298,300	1,395,723	1,902,577	9.3%	8.8%	2,918,750	3,521,325	1,231,685	2,289,640	33,576	90,909
Loan	16	Mills Fleet Farm(34)	2.0%						11.4%	10.3%	7,900,000	7,505,000	150,100	7,354,900	155,905	519,684
Property	16.01	Mills Fleet Farm - Fargo, ND	0.5%
Property	16.02	Mills Fleet Farm - Green Bay, WI	0.5%
Property	16.03	Mills Fleet Farm - Mankato, MN	0.4%
Property	16.04	Mills Fleet Farm - Hudson, WI	0.3%
Property	16.05	Mills Fleet Farm - Marshfield, WI	0.3%
Loan	17	Blossom Cove	1.6%	1,326,232					11.2%	9.0%	2,405,912	2,506,285	732,690	1,773,596	106,014	243,624
Loan	18	172 5th Avenue	1.6%						8.0%	7.8%	1,751,999	1,676,439	418,931	1,257,508	7,721	23,108
Loan	19	Fox Chapel Shopping Center	1.6%	2,350,578	12/31/2014	2,951,087	798,011	2,153,076	14.1%	13.2%	3,161,977	3,074,101	889,084	2,185,017	34,303	105,923
Loan	20	12603 Southwest Freeway Office Building	1.3%	807,214	12/31/2014	1,838,160	1,189,808	648,352	10.5%	8.9%	3,166,915	2,677,462	1,297,779	1,379,683	14,350	204,000
Loan	21	Hampton Inn & Suites - University of Central Florida	1.0%	893,647	12/31/2014	3,586,707	2,204,683	1,382,024	11.2%	9.8%	3,408,818	3,450,675	2,332,097	1,118,578	138,027
Loan	22	1025 Arch Street Philadelphia	1.0%						9.3%	8.9%	839,550	1,224,700	294,640	930,060	36,900
Loan	23	Marriott Hilton Head Resort & Spa(34)	1.0%	10,387,728	12/31/2014	29,483,856	19,804,710	9,679,146	12.0%	10.3%	20,946,252	33,338,474	21,646,100	11,692,374	1,666,924
Loan	24	Avenue Mentry 2	0.9%	761,277	12/31/2013	1,055,427	57,133	998,294	9.0%	8.3%	845,400	991,566	235,438	756,128	27,496	37,092
Loan	25	Amsdell Michigan Self Storage Portfolio 3.0	0.8%	688,927	12/31/2014	976,805	503,659	473,147	9.1%	8.9%	1,600,548	1,271,602	529,590	742,012	20,504
Property	25.01	Compass Self Storage - Roseville MI	0.5%	427,453	12/31/2014	562,420	286,478	275,942			921,000	777,292	310,400	466,892	11,549
Property	25.02	Compass Self Storage - East Lansing MI	0.3%	261,475	12/31/2014	414,385	217,180	197,205			679,548	494,310	219,190	275,120	8,955
Loan	26	807 Montgomery Street	0.8%						7.8%	7.5%	716,961	724,755	116,698	608,057	2,079	23,876
Loan	27	55 East 59th Street (Office Condo)	0.7%	471,924					7.6%	7.2%	885,214	840,953	356,950	484,003	2,468	22,980
Loan	28	Hotel Portofino(36)	0.6%	771,284	12/31/2014	1,835,558	1,166,199	669,359	12.3%	11.1%	1,722,875	1,861,675	1,121,634	740,041	74,467
Loan	29	Villages at Parker	0.5%	506,334	12/31/2014	478,922	282,731	196,191	11.2%	10.2%	869,358	825,890	239,761	586,130	16,076	34,000
Loan	30	Shopko West Valley City	0.5%						9.9%	9.0%	519,945	508,438	15,253	493,185	18,821	24,703

A-1-5

CD 2016-CD2

			% of
Property			Initial Pool	Underwritten	Ownership	Ground Lease	Ground Lease			Lease			Lease
Flag	ID	Property Name	Balance	NCF($)	Interest(18)	Expiration(19)	Extension Terms(19)	Largest Tenant(20)(21)(22)(23)(24)(25)	SF	Expiration	2nd Largest Tenant(22)(24)(25)	SF	Expiration
Loan	1	8 Times Square & 1460 Broadway(34)	10.3%	14,076,259	Fee Simple			WeWork	178,221	08/31/2034	Foot Locker	36,120	08/31/2032
Loan	2	FedEx Ground Portfolio(34)(35)	8.7%	22,649,190	Fee Simple
Property	2.01	FedEx - Yonkers, NY	3.7%	9,933,206	Fee Simple			FedEx	121,883	07/31/2031	NAP	NAP	NAP
Property	2.02	FedEx - Elmsford, NY	3.5%	9,010,196	Fee Simple			FedEx	323,502	06/30/2031	NAP	NAP	NAP
Property	2.03	FedEx - Bridgeport, PA	1.5%	3,705,788	Fee Simple			FedEx	305,733	06/30/2031	NAP	NAP	NAP
Loan	3	229 West 43rd Street Retail Condo(34)(35)	7.7%	20,207,655	Fee Simple			Bowlmor Times Square, LLC	77,536	07/31/2034	National Geographic	59,137	10/31/2032
Loan	4	Prudential Plaza(34)(36)	7.7%	36,815,458	Fee Simple			Wilson Sporting Goods Co.	87,386	12/31/2029	Optiver US LLC	73,779	04/30/2023
Loan	5	10 Hudson Yards(34)(35)	6.9%	89,620,071	Fee Simple			Coach	693,938	07/31/2036	L’Oreal	411,358	08/31/2031
Loan	6	Irvine Crossing	6.4%	5,696,298	Fee Simple			Amazon	202,500	01/31/2027	Savvis	193,173	07/01/2029
Loan	7	60 Madison Avenue(34)	5.6%	7,994,796	Fee Simple			Tapad Inc.	28,020	02/28/2023	Massachusetts Mutual Life Insurance Company	27,891	03/31/2024
Loan	8	55 1/2 Greene Street	4.6%	3,270,008	Fee Simple			Care Creations dba Eden Fine Art	19,164	01/31/2029	Dr. Smood	1,000	01/31/2029
Loan	9	Birch Run Premium Outlets(34)	4.6%	15,440,457	Fee Simple			Pottery Barn	30,000	01/31/2023	V.F. Factory Outlet	23,975	12/31/2018
Loan	10	Park Square Portland	4.3%	4,726,604	Fee Simple			Cambia Health Solutions	196,646	12/31/2023	Oregon Department of Justice	61,286	07/31/2031
Loan	11	80 Park Plaza(34)(36)	4.3%	12,199,014	Fee Simple			PSEG	824,124	09/30/2030	NAP	NAP	NAP
Loan	12	667 Madison Avenue(34)(36)	4.1%	23,022,736	Fee Simple			Loews	42,226	05/31/2022	Crestview Advisors	20,025	12/31/2018
Loan	13	Starbucks Center(34)(36)	3.6%	15,789,882	Fee Simple			Starbucks	1,151,196	09/30/2025	Home Depot	108,000	01/31/2019
Loan	14	Airport Industrial Center	2.5%	2,094,651	Leasehold	03/23/2103	None	BAE Systems	651,214	02/28/2026	Raytheon Company	351,393	01/31/2019
Loan	15	Sam Moon Center	2.5%	2,165,155	Fee Simple			Ashley Furniture	38,491	02/28/2023	Texas Family Fitness	21,000	07/31/2027
Loan	16	Mills Fleet Farm(34)	2.0%	6,679,311	Fee Simple
Property	16.01	Mills Fleet Farm - Fargo, ND	0.5%		Fee Simple			Mills Fleet Farm	244,268	06/30/2036	NAP	NAP	NAP
Property	16.02	Mills Fleet Farm - Green Bay, WI	0.5%		Fee Simple			Mills Fleet Farm	228,197	06/30/2036	NAP	NAP	NAP
Property	16.03	Mills Fleet Farm - Mankato, MN	0.4%		Fee Simple			Mills Fleet Farm	207,610	06/30/2036	NAP	NAP	NAP
Property	16.04	Mills Fleet Farm - Hudson, WI	0.3%		Fee Simple			Mills Fleet Farm	185,630	06/30/2036	NAP	NAP	NAP
Property	16.05	Mills Fleet Farm - Marshfield, WI	0.3%		Fee Simple			Mills Fleet Farm	173,663	06/30/2036	NAP	NAP	NAP
Loan	17	Blossom Cove	1.6%	1,423,958	Fee Simple			HEB Grocery Company, LP	82,169	09/30/2021	San Antonio Force	22,820	07/31/2020
Loan	18	172 5th Avenue	1.6%	1,226,680	Fee Simple			Rituals Cosmetics	2,052	08/31/2026	NAP	NAP	NAP
Loan	19	Fox Chapel Shopping Center	1.6%	2,044,790	Fee Simple			Giant Food	52,706	04/30/2022	Gold’s Gym	19,070	05/31/2022
Loan	20	12603 Southwest Freeway Office Building	1.3%	1,161,333	Fee Simple			Strayer University	15,949	02/28/2020	Mechanical Equipment Company, Inc.	9,293	02/28/2022
Loan	21	Hampton Inn & Suites - University of Central Florida	1.0%	980,551	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP
Loan	22	1025 Arch Street Philadelphia	1.0%	893,160	Fee Simple			9 Dragon	21,000	03/31/2026	NAP	NAP	NAP
Loan	23	Marriott Hilton Head Resort & Spa(34)	1.0%	10,025,450	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP
Loan	24	Avenue Mentry 2	0.9%	691,540	Fee Simple			Forrest Machining, Inc.	105,752	06/30/2041	NAP	NAP	NAP
Loan	25	Amsdell Michigan Self Storage Portfolio 3.0	0.8%	721,508	Fee Simple
Property	25.01	Compass Self Storage - Roseville MI	0.5%	455,343	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP
Property	25.02	Compass Self Storage - East Lansing MI	0.3%	266,165	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP
Loan	26	807 Montgomery Street	0.8%	582,101	Fee Simple			Winton Capital U.S., LLC	10,397	10/31/2023	NAP	NAP	NAP
Loan	27	55 East 59th Street (Office Condo)	0.7%	458,555	Fee Simple			Farient Advisors, LLC	5,172	05/31/2020	Mark Bruce International	3,947	05/31/2020
Loan	28	Hotel Portofino(36)	0.6%	665,574	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP
Loan	29	Villages at Parker	0.5%	536,054	Fee Simple			Momentum Athletic Center	9,995	08/31/2021	Thayer Manufacturing	5,500	02/28/2017
Loan	30	Shopko West Valley City	0.5%	449,661	Fee Simple			Shopko	94,106	12/31/2031	NAP	NAP	NAP

A-1-6

CD 2016-CD2

			% of												Upfront
Property			Initial Pool			Lease			Lease			Lease		Occupancy	Replacement
Flag	ID	Property Name	Balance	3rd Largest Tenant(20)(22)(24)(25)	SF	Expiration	4th Largest Tenant(24)(25)	SF	Expiration	5th Largest Tenant(24)(25)	SF	Expiration	Occupancy(4)	As-of Date	Reserves($)(27)
Loan	1	8 Times Square & 1460 Broadway(34)	10.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	09/01/2016
Loan	2	FedEx Ground Portfolio(34)(35)	8.7%										100.0%	12/01/2016
Property	2.01	FedEx - Yonkers, NY	3.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	12/01/2016
Property	2.02	FedEx - Elmsford, NY	3.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	12/01/2016
Property	2.03	FedEx - Bridgeport, PA	1.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	12/01/2016
Loan	3	229 West 43rd Street Retail Condo(34)(35)	7.7%	Gulliver’s Gate	49,000	01/31/2031	Guitar Center Stores, Inc.	28,119	01/31/2029	Guy’s American Kitchen	15,670	11/30/2032	100.0%	10/01/2016
Loan	4	Prudential Plaza(34)(36)	7.7%	Clark Hill	71,813	12/31/2032	Leydig, Voit & Mayer, Ltd.	66,783	09/30/2025	CBS Radio Holdings Corp.	63,453	04/30/2028	79.7%	07/31/2016	2,525,657
Loan	5	10 Hudson Yards(34)(35)	6.9%	BCG	193,295	04/30/2032	SAP	144,065	06/30/2032	Intersection	67,058	01/31/2027	93.2%	07/01/2016
Loan	6	Irvine Crossing	6.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	11/01/2016
Loan	7	60 Madison Avenue(34)	5.6%	Eyeview, Inc.	18,783	07/05/2020	The Atlantic Monthly Group, Inc.	17,177	05/10/2026	Community Healthcare Network, Inc.	15,580	10/19/2025	96.6%	09/30/2016
Loan	8	55 1/2 Greene Street	4.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/01/2016
Loan	9	Birch Run Premium Outlets(34)	4.6%	Old Navy	19,589	07/31/2017	Nike Factory Store	12,500	01/31/2020	Levi’s Outlet	12,398	01/31/2020	88.6%	09/07/2016
Loan	10	Park Square Portland	4.3%	Ecova Inc	29,348	06/30/2022	Garden Bar	1,000	01/31/2026	NAP	NAP	NAP	97.5%	10/31/2016
Loan	11	80 Park Plaza(34)(36)	4.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	85.8%	07/19/2016	4,500,000
Loan	12	667 Madison Avenue(34)(36)	4.1%	Sciense Management LLC	15,916	07/31/2024	Corvex Management, LP	15,422	09/30/2025	Baker Bros. Advisors, LP	11,792	06/30/2018	81.8%	11/01/2016
Loan	13	Starbucks Center(34)(36)	3.6%	Amazon	45,567	04/01/2026	Screamer	7,520	01/31/2018	Intiman	5,000	MTM	93.0%	08/01/2016
Loan	14	Airport Industrial Center	2.5%	AST/Acme, Inc.	40,253	12/31/2018	Kentucky Bourbon Barrel, Inc.	26,732	02/28/2019	Heritage Green Development, LLC	5,000	06/30/2017	97.1%	09/28/2016
Loan	15	Sam Moon Center	2.5%	SM Trading	19,502	02/28/2029	Sola Salon Studios	8,249	03/31/2024	Plato’s Closet	6,433	08/31/2018	87.5%	08/23/2016
Loan	16	Mills Fleet Farm(34)	2.0%										100.0%	12/06/2016
Property	16.01	Mills Fleet Farm - Fargo, ND	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	12/06/2016
Property	16.02	Mills Fleet Farm - Green Bay, WI	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	12/06/2016
Property	16.03	Mills Fleet Farm - Mankato, MN	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	12/06/2016
Property	16.04	Mills Fleet Farm - Hudson, WI	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	12/06/2016
Property	16.05	Mills Fleet Farm - Marshfield, WI	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	12/06/2016
Loan	17	Blossom Cove	1.6%	Gateway Printing and Office Supply, Inc.	22,022	08/31/2018	The Stewart Organization, Inc.	13,410	08/31/2020	Rescom Products, LLC	9,867	09/30/2020	88.5%	10/05/2016
Loan	18	172 5th Avenue	1.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	90.3%	08/31/2016
Loan	19	Fox Chapel Shopping Center	1.6%	Honey Pig Korean BBQ	6,400	07/31/2023	India Palace Bar & Tandoor	3,600	06/30/2022	Righttime Medical Center	3,278	05/31/2024	97.7%	08/24/2016
Loan	20	12603 Southwest Freeway Office Building	1.3%	Vulcan Construction Material	8,351	04/30/2021	UTMB	8,029	09/30/2019	Triton Aquatic & Land Therapies	6,920	09/30/2022	83.3%	09/01/2016
Loan	21	Hampton Inn & Suites - University of Central Florida	1.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	70.0%	07/31/2016
Loan	22	1025 Arch Street Philadelphia	1.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	97.4%	09/16/2016
Loan	23	Marriott Hilton Head Resort & Spa(34)	1.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	58.8%	08/31/2016
Loan	24	Avenue Mentry 2	0.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	12/06/2016
Loan	25	Amsdell Michigan Self Storage Portfolio 3.0	0.8%										75.2%	08/31/2016
Property	25.01	Compass Self Storage - Roseville MI	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	83.2%	08/31/2016
Property	25.02	Compass Self Storage - East Lansing MI	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	64.9%	08/31/2016
Loan	26	807 Montgomery Street	0.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	12/06/2016
Loan	27	55 East 59th Street (Office Condo)	0.7%	Doft & Co., Inc	3,223	11/30/2019	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	09/01/2016
Loan	28	Hotel Portofino(36)	0.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	58.4%	07/31/2016	200,000
Loan	29	Villages at Parker	0.5%	5280 Martial Arts	5,381	05/31/2019	Cozy Pine, Inc.	4,672	08/31/2018	Crossfit Fortitude	4,050	12/31/2020	100.0%	09/19/2016
Loan	30	Shopko West Valley City	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	12/06/2016

A-1-7

CD 2016-CD2

			% of	Monthly
Property			Initial Pool	Replacement
Flag	ID	Property Name	Balance	Reserves ($)(28)(30)
Loan	1	8 Times Square & 1460 Broadway(34)	10.3%	3,572
Loan	2	FedEx Ground Portfolio(34)(35)	8.7%
Property	2.01	FedEx - Yonkers, NY	3.7%
Property	2.02	FedEx - Elmsford, NY	3.5%
Property	2.03	FedEx - Bridgeport, PA	1.5%
Loan	3	229 West 43rd Street Retail Condo(34)(35)	7.7%	6,211
Loan	4	Prudential Plaza(34)(36)	7.7%	47,671
Loan	5	10 Hudson Yards(34)(35)	6.9%	Springing
Loan	6	Irvine Crossing	6.4%	3,297
Loan	7	60 Madison Avenue(34)	5.6%	3,626
Loan	8	55 1/2 Greene Street	4.6%	336
Loan	9	Birch Run Premium Outlets(34)	4.6%	Springing
Loan	10	Park Square Portland	4.3%	6,162
Loan	11	80 Park Plaza(34)(36)	4.3%	Springing
Loan	12	667 Madison Avenue(34)(36)	4.1%	7,827
Loan	13	Starbucks Center(34)(36)	3.6%	25,112
Loan	14	Airport Industrial Center	2.5%	9,226
Loan	15	Sam Moon Center	2.5%	2,798
Loan	16	Mills Fleet Farm(34)	2.0%	Springing
Property	16.01	Mills Fleet Farm - Fargo, ND	0.5%
Property	16.02	Mills Fleet Farm - Green Bay, WI	0.5%
Property	16.03	Mills Fleet Farm - Mankato, MN	0.4%
Property	16.04	Mills Fleet Farm - Hudson, WI	0.3%
Property	16.05	Mills Fleet Farm - Marshfield, WI	0.3%
Loan	17	Blossom Cove	1.6%	8,834
Loan	18	172 5th Avenue	1.6%	727
Loan	19	Fox Chapel Shopping Center	1.6%	2,859
Loan	20	12603 Southwest Freeway Office Building	1.3%	1,196
Loan	21	Hampton Inn & Suites - University of Central Florida	1.0%	The greater of (i) 2.0% of prior month’s gross revenues through and including 11/6/2017, 3.0% of prior month’s gross revenues beginning 12/6/2017 through and including 11/6/2018, 4.0% of prior month’s gross revenues thereafter and (ii) any amount required under the Management Agreement or Franchise Agreement for FF&E Work
Loan	22	1025 Arch Street Philadelphia	1.0%	1,325
Loan	23	Marriott Hilton Head Resort & Spa(34)	1.0%	The greater of (i) 1/12 of 5.0% of prior year’s gross revenues and (ii) any amount required under Management Agreement or Franchise Agreement for FF&E Work
Loan	24	Avenue Mentry 2	0.9%	2,291
Loan	25	Amsdell Michigan Self Storage Portfolio 3.0	0.8%	1,709
Property	25.01	Compass Self Storage - Roseville MI	0.5%
Property	25.02	Compass Self Storage - East Lansing MI	0.3%
Loan	26	807 Montgomery Street	0.8%	8,333.33 for the first three payment dates and 173.28 thereafter
Loan	27	55 East 59th Street (Office Condo)	0.7%	206
Loan	28	Hotel Portofino(36)	0.6%	The greater of (i) 4.0% of prior month’s rent and (ii) the then-current amount required by the Approved Annual Budget
Loan	29	Villages at Parker	0.5%	1,386
Loan	30	Shopko West Valley City	0.5%	1,568

A-1-8

CD 2016-CD2

			% of	Upfront	Monthly	Upfront	Monthly	Upfront	Monthly	Upfront	Upfront	Monthly
Property			Initial Pool	TI/LC	TI/LC	Tax	Tax	Insurance	Insurance	Engineering	Other	Other
Flag	ID	Property Name	Balance	Reserves ($)(27)	Reserves ($)(28)	Reserves ($)(27)	Reserves ($)(28)	Reserves($)(27)	Reserves ($)(28)	Reserve($)(27)	Reserves ($)(27)	Reserves ($)(28)(29)(30)
Loan	1	8 Times Square & 1460 Broadway(34)	10.3%			1,325,353	232,126		Springing		22,005,332	Springing
Loan	2	FedEx Ground Portfolio(34)(35)	8.7%			574,417	130,987		Springing		3,066,110
Property	2.01	FedEx - Yonkers, NY	3.7%
Property	2.02	FedEx - Elmsford, NY	3.5%
Property	2.03	FedEx - Bridgeport, PA	1.5%
Loan	3	229 West 43rd Street Retail Condo(34)(35)	7.7%	14,492,159		651,564	126,690	18,983	Springing	23,000	11,110,080	Springing
Loan	4	Prudential Plaza(34)(36)	7.7%	21,489,422		1,134,682	1,134,682	248,278	82,759		47,911,435	236,236
Loan	5	10 Hudson Yards(34)(35)	6.9%		Springing		Springing		Springing		159,543,940	Springing
Loan	6	Irvine Crossing	6.4%			276,743	46,124		Springing		20,542,611	Springing
Loan	7	60 Madison Avenue(34)	5.6%		Springing	634,439	158,610	55,000	Springing		2,729,411
Loan	8	55 1/2 Greene Street	4.6%	150,000	3,361	129,235	25,847		Springing		1,769,167	9,206
Loan	9	Birch Run Premium Outlets(34)	4.6%		Springing		Springing		Springing
Loan	10	Park Square Portland	4.3%	3,167	24,647		75,095	122,057	Springing	112,126		Springing
Loan	11	80 Park Plaza(34)(36)	4.3%	1,500,000	Springing	906,128	302,043	35,304	17,652		1,422,745
Loan	12	667 Madison Avenue(34)(36)	4.1%		83,333	4,109,018	983,019		Springing
Loan	13	Starbucks Center(34)(36)	3.6%	455,670	Springing	13,389	74,381	165,278	Springing		481,280	Springing
Loan	14	Airport Industrial Center	2.5%	900,000	8,333	12,157	2,427		Springing		107,152	Springing
Loan	15	Sam Moon Center	2.5%	350,000	10,492	558,156	69,770		Springing	74,448	3,014,472	Springing
Loan	16	Mills Fleet Farm(34)	2.0%		Springing		Springing		Springing
Property	16.01	Mills Fleet Farm - Fargo, ND	0.5%
Property	16.02	Mills Fleet Farm - Green Bay, WI	0.5%
Property	16.03	Mills Fleet Farm - Mankato, MN	0.4%
Property	16.04	Mills Fleet Farm - Hudson, WI	0.3%
Property	16.05	Mills Fleet Farm - Marshfield, WI	0.3%
Loan	17	Blossom Cove	1.6%		20,302	55,175	33,430		Springing	104,688	300,000	Springing
Loan	18	172 5th Avenue	1.6%		879	140,158	23,360		Springing		491,773
Loan	19	Fox Chapel Shopping Center	1.6%		6,670	82,535	27,512	34,476	2,873		13,950
Loan	20	12603 Southwest Freeway Office Building	1.3%		17,000	237,040	21,549	25,204	8,401	20,000	31,879
Loan	21	Hampton Inn & Suites - University of Central Florida	1.0%			131,283	10,486	5,333	5,333		132,000	16,667
Loan	22	1025 Arch Street Philadelphia	1.0%		1,750	65,096	7,233	17,148	2,858
Loan	23	Marriott Hilton Head Resort & Spa(34)	1.0%			1,037,750	98,833	203,170	32,249		3,630,000	Springing
Loan	24	Avenue Mentry 2	0.9%		Springing	57,036	8,148		Springing	35,938	6,250	Springing
Loan	25	Amsdell Michigan Self Storage Portfolio 3.0	0.8%			12,491	12,491		Springing
Property	25.01	Compass Self Storage - Roseville MI	0.5%
Property	25.02	Compass Self Storage - East Lansing MI	0.3%
Loan	26	807 Montgomery Street	0.8%		1,990	7,723	3,862	3,128	1,564			Springing
Loan	27	55 East 59th Street (Office Condo)	0.7%		1,029		14,998	435	435		23,648	Springing
Loan	28	Hotel Portofino(36)	0.6%			17,517	4,379	2,813	2,813		100,000	Springing
Loan	29	Villages at Parker	0.5%	50,000	4,620	62,022	12,404		1,113	13,125		Springing
Loan	30	Shopko West Valley City	0.5%		3,921		Springing		Springing	3,750		Springing

A-1-9

CD 2016-CD2

			% of	Other	Environmental
Property			Initial Pool	Reserves	Report	Engineering
Flag	ID	Property Name	Balance	Description	Date(31)(32)	Report Date
Loan	1	8 Times Square & 1460 Broadway(34)	10.3%	Free Rent Reserve (Upfront: 8,480,556); TI Unfunded Obligations Reserve (Upfront: 8,500,641); CapEx Unfunded Obligations Reserve (Upfront: 5,024,135); Condominium Assessment Reserve (Monthly: Springing)	09/19/2016	09/16/2016
Loan	2	FedEx Ground Portfolio(34)(35)	8.7%	Landlord Obligations Reserve (Upfront: 1,582,000); Change Order Reserve (Upfront: 934,110); Litigation Reserve (Upfront: 550,000)
Property	2.01	FedEx - Yonkers, NY	3.7%		09/15/2016	09/14/2016
Property	2.02	FedEx - Elmsford, NY	3.5%		09/15/2016	09/15/2016
Property	2.03	FedEx - Bridgeport, PA	1.5%		09/13/2016	09/14/2016
Loan	3	229 West 43rd Street Retail Condo(34)(35)	7.7%	Free Rent Reserve (Upfront: 11,061,751); Bridge Rent (Upfront: 48,329); Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	09/15/2016	09/15/2016
Loan	4	Prudential Plaza(34)(36)	7.7%	Future Leasing Funds (Upfront: 35,000,000; Monthly: 236,236); Rent Abatement Funds (Upfront: 12,911,435)	06/30/2015	06/26/2015
Loan	5	10 Hudson Yards(34)(35)	6.9%	Remaining Construction Work Reserve (Upfront: 90,969,679); Existing TI/LC Reserve (Upfront: 34,414,188); Free Rent Reserve (Upfront: 34,160,073); Lease Sweep Reserve (Springing Monthly: Excess Cash Flow); Owners’ Association Reserve (Monthly: Springing)	06/30/2016	06/27/2016
Loan	6	Irvine Crossing	6.4%	Approved Leasing Expense Reserve (Upfront: 1,012,500); Golden State Landlord Improvement Reserve (Upfront: 3,000,000); Golden State Free Rent Reserve (Upfront: 425,250); Golden State Holdback Reserve (Upfront: 16,104,861); Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	08/03/2016	08/03/2016
Loan	7	60 Madison Avenue(34)	5.6%	Approved Leasing Expenses Reserve: (Upfront: 1,907,354); Free Rent Reserve (Upfront: 822,057)	07/20/2016	07/20/2016
Loan	8	55 1/2 Greene Street	4.6%	Free Rent Reserve (Upfront: 1,769,167); Common Charges Reserve (Monthly: 9,206); Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	09/21/2016	09/21/2016
Loan	9	Birch Run Premium Outlets(34)	4.6%		12/11/2015	12/11/2015
Loan	10	Park Square Portland	4.3%	Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	10/12/2016	10/12/2016
Loan	11	80 Park Plaza(34)(36)	4.3%	Unfunded Obligations Reserve	07/15/2016	07/14/2016
Loan	12	667 Madison Avenue(34)(36)	4.1%		07/11/2016	07/11/2016
Loan	13	Starbucks Center(34)(36)	3.6%	Rent Concession Reserve (Upfront: 303,780); Environmental Reserve (Upfront: 177,500; Springing Monthly: Excess Cash Flow); Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	06/24/2016	06/24/2016
Loan	14	Airport Industrial Center	2.5%	Ground Rent Reserve (Upfront: 107,152; Monthly: Springing); Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	09/15/2016	09/15/2016
Loan	15	Sam Moon Center	2.5%	TFF Holdback Reserve (Upfront: 2,830,372); TFF Free Rent Reserve (Upfront: 147,000); TFF Prepaid Rent Reserve (Upfront: 37,100); Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	06/24/2016	06/24/2016
Loan	16	Mills Fleet Farm(34)	2.0%
Property	16.01	Mills Fleet Farm - Fargo, ND	0.5%		05/25/2016	05/25/2016
Property	16.02	Mills Fleet Farm - Green Bay, WI	0.5%		05/26/2016	05/25/2016
Property	16.03	Mills Fleet Farm - Mankato, MN	0.4%		06/14/2016	05/25/2016
Property	16.04	Mills Fleet Farm - Hudson, WI	0.3%		05/25/2016	05/25/2016
Property	16.05	Mills Fleet Farm - Marshfield, WI	0.3%		05/25/2016	05/25/2016
Loan	17	Blossom Cove	1.6%	Future Capital Reserve (Upfront: 300,000); Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	08/09/2016	08/09/2016
Loan	18	172 5th Avenue	1.6%	Rituals LC Reserve (Upfront: 234,075); Rituals Reserve (Upfront: 150,000); Rituals Free Rent Reserve (Upfront: 95,833); Free Rent Reserve (Upfront: 11,865)	10/07/2016	10/07/2016
Loan	19	Fox Chapel Shopping Center	1.6%	Free Rent Reserve (Upfront: 13,950)	08/29/2016	08/25/2016
Loan	20	12603 Southwest Freeway Office Building	1.3%	Outstanding Leasing Funds Reserve (Upfront: 26,132); Rent Concession Reserve (Upfront: 5,747)	09/23/2016	09/22/2016
Loan	21	Hampton Inn & Suites - University of Central Florida	1.0%	PIP Reserve (Upfront: 132,000); Seasonality Reserve (Monthly: 16,667)	09/14/2016	09/14/2016
Loan	22	1025 Arch Street Philadelphia	1.0%		08/17/2016	08/17/2016
Loan	23	Marriott Hilton Head Resort & Spa(34)	1.0%	Seasonality Reserve (Upfront: 3,630,000; Monthly: Springing); PIP Reserve (Springing Monthly: Excess Cash Flow)	09/13/2016	09/13/2016
Loan	24	Avenue Mentry 2	0.9%	Zoning Reserve (Upfront: 6,250); Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	08/12/2016	08/11/2016
Loan	25	Amsdell Michigan Self Storage Portfolio 3.0	0.8%
Property	25.01	Compass Self Storage - Roseville MI	0.5%		09/23/2016	10/17/2016
Property	25.02	Compass Self Storage - East Lansing MI	0.3%		09/23/2016	09/16/2016
Loan	26	807 Montgomery Street	0.8%	Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	08/31/2016	08/31/2016
Loan	27	55 East 59th Street (Office Condo)	0.7%	Condominium Reserve (Upfront: 23,648; Monthly: Springing)	10/06/2016	10/06/2016
Loan	28	Hotel Portofino(36)	0.6%	Seasonality Reserve (Upfront: 100,000; Monthly: Springing)	08/05/2016	07/19/2016
Loan	29	Villages at Parker	0.5%	Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	08/30/2016	08/30/2016
Loan	30	Shopko West Valley City	0.5%	Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	09/02/2016	09/02/2016

A-1-10

CD 2016-CD2

			% of					Existing		Future Debt
Property			Initial Pool	Loan				Additional Debt		Permitted
Flag	ID	Property Name	Balance	Purpose	Sponsor(26)	Guarantor(26)(33)	Previous Securitization	Amount	Existing Additional Debt Description	Type
Loan	1	8 Times Square & 1460 Broadway(34)	10.3%	Refinance	Swig Investment Company, LLC	Swig Investment Company, LLC		100,000,000	Pari Passu Debt	NAP
Loan	2	FedEx Ground Portfolio(34)(35)	8.7%	Acquisition	PA-SC Venture I Equity Sub LLC	PA-SC Venture I Equity Sub LLC		135,000,000	85,000,000 Pari Passu Debt; 50,000,000 Mezzanine Debt	NAP
Property	2.01	FedEx - Yonkers, NY	3.7%
Property	2.02	FedEx - Elmsford, NY	3.5%
Property	2.03	FedEx - Bridgeport, PA	1.5%
Loan	3	229 West 43rd Street Retail Condo(34)(35)	7.7%	Refinance	Jared Kushner	Jared Kushner		295,000,000	210,000,000 Pari Passu Debt; 85,000,000 Mezzanine Debt	NAP
Loan	4	Prudential Plaza(34)(36)	7.7%	Refinance	Michael Silberberg; Mark Karasick	Michael Silberberg; Mark Karasick	JPMCC 2006-LDP7; JPMCC 2006-CB16	340,000,000	Pari Passu Debt	Mezzanine
Loan	5	10 Hudson Yards(34)(35)	6.9%	Recapitalization	Podium Fund HY REIT Owner LP	NAP		1,132,500,000	640,600,000 Pari Passu Debt; 191,900,000 Subordinate Secured Debt; 300,000,000 Mezzanine Debt	NAP
Loan	6	Irvine Crossing	6.4%	Refinance	Menlo Equities V LLC	Menlo Equities V LLC			None	NAP
Loan	7	60 Madison Avenue(34)	5.6%	Refinance	Joseph Moinian	Joseph Moinian	WBCMT 2007-C32	45,000,000	Pari Passu Debt	NAP
Loan	8	55 1/2 Greene Street	4.6%	Refinance	Yaron Jacobi; Uzi Ben Abraham; Joseph J. Sitt	Yaron Jacobi; Uzi Ben Abraham; Joseph J. Sitt			None	NAP
Loan	9	Birch Run Premium Outlets(34)	4.6%	Refinance	Simon Property Group, L.P.	Simon Property Group, L.P.	WBCMT 2006-C26; WBCMT 2006-C27; RREF 2007-1A	78,000,000	Pari Passu Debt	NAP
Loan	10	Park Square Portland	4.3%	Acquisition	Wealth Management Capital Holding GmbH	NAP			None	NAP
Loan	11	80 Park Plaza(34)(36)	4.3%	Acquisition	Elchonon Schwartz; Simon Glick	Elchonon Schwartz; Simon Glick		91,500,000	Pari Passu Debt	Mezzanine
Loan	12	667 Madison Avenue(34)(36)	4.1%	Refinance	Hartz Financial Corp.	Hartz Financial Corp.	GCCFC 2007-GG9	214,000,000	143,000,000 Pari Passu Debt; 71,000,000 Subordinate Secured Debt	Mezzanine
Loan	13	Starbucks Center(34)(36)	3.6%	Refinance	Peter P. Nitze; Kevin Daniels	NAP		105,000,000	Pari Passu Debt	Mezzanine
Loan	14	Airport Industrial Center	2.5%	Refinance	Lawrence A. Kestin	Lawrence A. Kestin	JPMCC 2007-CB19		None	NAP
Loan	15	Sam Moon Center	2.5%	Refinance	Daniel Moon; Samuel Moon	Daniel Moon; Samuel Moon			None	NAP
Loan	16	Mills Fleet Farm(34)	2.0%	Recapitalization/Acquisition	STORE Capital Corporation	STORE Capital Corporation		44,732,642	Pari Passu Debt	NAP
Property	16.01	Mills Fleet Farm - Fargo, ND	0.5%
Property	16.02	Mills Fleet Farm - Green Bay, WI	0.5%
Property	16.03	Mills Fleet Farm - Mankato, MN	0.4%
Property	16.04	Mills Fleet Farm - Hudson, WI	0.3%
Property	16.05	Mills Fleet Farm - Marshfield, WI	0.3%
Loan	17	Blossom Cove	1.6%	Refinance	Benjamin Nazarian; Neil Kadisha	Benjamin Nazarian; Neil Kadisha			None	NAP
Loan	18	172 5th Avenue	1.6%	Refinance	Joseph J. Sitt	Joseph J. Sitt			None	NAP
Loan	19	Fox Chapel Shopping Center	1.6%	Refinance	Robert B. Gould; Stephen R. Grayson	Robert B. Gould; Stephen R. Grayson	BSCMS 2007-T26		None	NAP
Loan	20	12603 Southwest Freeway Office Building	1.3%	Acquisition	James M. Birney; Leeshan Birney	James M. Birney; Leeshan Birney			None	NAP
Loan	21	Hampton Inn & Suites - University of Central Florida	1.0%	Acquisition	Pelta RE Ventures LLC; Eugene R. Curcio	Pelta RE Ventures LLC; Eugene R. Curcio			None	NAP
Loan	22	1025 Arch Street Philadelphia	1.0%	Refinance	Qiao Fei Zeng	Qiao Fei Zeng			None	NAP
Loan	23	Marriott Hilton Head Resort & Spa(34)	1.0%	Refinance	Columbia Sussex Corporation; CSC Holdings, LLC	Columbia Sussex Corporation; CSC Holdings, LLC	JPMCC 2007-CB18	87,712,371	Pari Passu Debt	NAP
Loan	24	Avenue Mentry 2	0.9%	Refinance	Joanne Butler	Joanne Butler			None	NAP
Loan	25	Amsdell Michigan Self Storage Portfolio 3.0	0.8%	Refinance	Robert J. Amsdell; Barry L. Amsdell	Robert J. Amsdell; Barry L. Amsdell			None	NAP
Property	25.01	Compass Self Storage - Roseville MI	0.5%				CGCMT 2014-GC19
Property	25.02	Compass Self Storage - East Lansing MI	0.3%				CGCMT 2014-GC19
Loan	26	807 Montgomery Street	0.8%	Acquisition	Daniel L. Sabah; Joshua E. Sabah	Daniel L. Sabah; Joshua E. Sabah			None	NAP
Loan	27	55 East 59th Street (Office Condo)	0.7%	Acquisition	Dmitrii Volkov	Dmitrii Volkov			None	NAP
Loan	28	Hotel Portofino(36)	0.6%	Acquisition	Aldon L. Cole; Brett A. Miller	Aldon L. Cole; Brett A. Miller			None	Mezzanine
Loan	29	Villages at Parker	0.5%	Refinance	Neil Moran; Gregg Moran	Neil Moran; Gregg Moran	BSCMS 2007-PW16		None	NAP
Loan	30	Shopko West Valley City	0.5%	Acquisition	Michael P. Kehoe	Michael P. Kehoe			None	NAP

A-1-11

FOOTNOTES TO ANNEX A-1

(1)	GACC—German American Capital Corporation or one of its affiliates; CGMRC—Citigroup Global Markets Realty Corp. or one of its affiliates.

(2)	(2) Loan No. 1 – 8 Times Square & 1460 Broadway – The Original Balance ($) and Cut-off Date Balance ($) of $100.0 million represents the controlling Note A-1 of a $200.0 million whole loan evidenced by three pari passu notes. The pari passu companion loans are currently held by Citigroup Global Markets Realty Corp. and are represented by (i) the non-controlling Note A-2-1 in the original principal amount of $75.0 million, which is expected to be contributed to one or more future securitizations, and (ii) the non-controlling Note A-2-2 in the original principal amount of $25.0 million, which is expected to be contributed to one or more future securitizations.

Loan No. 2 – FedEx Ground Portfolio – The Original Balance ($) and Cut-off Date Balance ($) of $85.0 million represents the aggregate original principal balance of the non-controlling Note A-2 and Note A-4 of a $170.0 million whole loan evidenced by four pari passu notes. The pari passu companion loans are currently held by Bank of America, N.A. or an affiliate and are represented by (i) the controlling Note A-1 in the original principal amount of $42.5 million, which is expected to be contributed to one or more future securitizations, and (ii) the non-controlling Note A-3 in the original principal amount of $42.5 million, which is expected to be contributed to one or more future securitizations.

Loan No. 3 – 229 West 43rd Street Retail Condo – The Original Balance ($) and Cut-off Date Balance ($) of $75.0 million represents the aggregate original principal balance of the controlling Note A-1 and non-controlling Note A-6 of a $285.0 million whole loan evidenced by eight pari passu notes. The remaining six pari passu notes in the aggregate original principal amount of $210.0 million are currently held by Deutsche Bank AG, NY Branch (“DBNY”) or an affiliate and are expected to be contributed to one or more future securitizations (or transferred to a third party).

Loan No. 4 – Prudential Plaza – The Original Balance ($) and Cut-off Date Balance ($) of $75.0 million represents the aggregate original principal balance of the non-controlling Note A-2-2 and non-controlling Note A-3-3 of a $415.0 million whole loan evidenced by seven pari passu notes. The controlling Note A-1 with an original principal balance of $115.0 million was contributed to the COMM 2015-CCRE26 mortgage trust. The non-controlling Note A-2-1 with an original principal balance of $50.0 million was contributed to the CD 2016-CD1 mortgage trust. The non-controlling Note A-3-1 with an original principal balance of $40.0 million was contributed to the COMM 2016-COR1 mortgage trust. The remaining two pari passu notes with an aggregate original principal balance of $135.0 million are currently held by GACC or an affiliate and are expected to be contributed to one or more future securitizations.

Loan No. 5 – 10 Hudson Yards – The Original Balance ($) and Cut-off Date Balance ($) of $67.5 million represents the aggregate original principal balance of the senior non-controlling Note A-1-C2 and senior non-controlling Note A-1-C6 of a $900.0 million whole loan evidenced by 13 promissory notes: 11 pari passu senior notes with an aggregate original principal balance of $708.1 million and two subordinate notes with an aggregate original principal balance of $191.9 million. Two of the senior notes with an aggregate original principal balance of $408.1 million and both of the subordinate notes were contributed to the Hudson Yards 2016-10HY mortgage trust. The senior non-controlling Note A-1-C1 with an original principal balance of $65.0 million was contributed to the CD 2016-CD1 mortgage trust. The senior non-controlling Note A-2-C1, senior non-controlling Note A-2-C2 and senior non-controlling Note A-2-C3 with an aggregate original principal balance of $87.5 million were contributed to the GSMS 2016-GS3 mortgage trust. The senior non-controlling Note A-1-C3, senior non-controlling Note A-1-C4 and senior non-controlling Note A-1-C5 with an aggregate original principal balance of $80.0 million are expected to be contributed to the JPMDB 2016-C4 mortgage trust.

Loan No. 7 – 60 Madison Avenue – The Original Balance ($) and Cut-off Date Balance ($) of $55.0 million represents the controlling Note A-1 of a $100.0 million whole evidenced by two pari passu notes. The pari passu companion loan is the non-controlling Note A-2 in the original principal amount of $45.0 million which is expected to be contributed to the JPMDB 2016-C4 mortgage trust.

Loan No. 9 – Birch Run Premium Outlets – The Original Balance ($) and Cut-off Date Balance ($) of $45.0 million represents the aggregate original principal balance of the non-controlling Note A-1-B2, non-controlling Note A-2-B and the controlling Note A-3 of a $123.0 million whole loan evidenced by seven pari passu notes. The non-controlling Note A-1-A in the original principal amount of $20.0 million was contributed to the COMM 2016-DC2 mortgage trust. The non-controlling Note A-2-A and non-controlling Note A-4, in the

A-1-12

aggregate original principal balance of $43.0 million, were contributed to the CD 2016-CD1 mortgage trust. The non-controlling Note A-1-B1 in the original principal amount of $15.0 million was contributed to the COMM 2016-COR1 mortgage trust.

Loan No. 11 – 80 Park Plaza – The Original Balance ($) and Cut-off Date Balance ($) of $41.5 million represents the non-controlling Note A-3 of a $133.0 million whole loan evidenced by five pari passu notes. The controlling Notes A-1 and A-2 with an aggregate original principal balance of $50.0 million were contributed to the CGCMT 2016-C3 mortgage trust. The non-controlling Notes A-4A and A-4B, which have an aggregate original principal balance of $41.5 million, are currently held by Ladder Capital Finance LLC or an affiliate and are expected to be contributed to one or more future securitizations.

Loan No. 12 – 667 Madison Avenue – The Original Balance ($) and Cut-off Date Balance ($) of $40.0 million represents the non-controlling Note A-2 of a $254.0 million whole loan evidenced by three promissory notes: two pari passu senior notes, with an aggregate original principal balance of $183.0 million, and one subordinate note with an original principal balance of $71.0 million. The senior controlling Note A-1 with an original principal balance of $143.0 million and the subordinate note were contributed to the COMM 2016-667M mortgage trust.

Loan No. 13 – Starbucks Center – The Original Balance ($) and Cut-off Date Balance ($) of $35.0 million represents the non-controlling Note A-3 of a $140.0 million whole loan evidenced by three pari passu notes. The pari passu companion loans are the non-controlling Note A-1, in the original principal amount of $40.0 million, which was contributed to the COMM 2016-COR1 mortgage trust and the controlling Note A-2, in the original principal amount of $65.0 million, which is expected to be contributed to the JPMDB 2016-C4 mortgage trust.

Loan No. 16 – Mills Fleet Farm – The Original Balance ($) of $20.0 million and Cut-off Date Balance ($) of approximately $19.9 million represents the non-controlling Note A-3 of a $65.0 million whole loan evidenced by three pari passu notes. The pari passu companion loans are the non-controlling Note A-1, in the original principal amount of $17.0 million, which is expected to be contributed to the CFCRE 2016-C6 mortgage trust and the controlling Note A-2, in the original principal amount of $28.0 million, which was contributed to the CGCMT 2016-C3 mortgage trust.

Loan No. 23 – Marriott Hilton Head Resort & Spa – The Original Balance ($) of $10.0 million and Cut-off Date Balance ($) of approximately $9.97 million represents the non-controlling Note A-3A of a whole loan that has an original principal amount of $98.0 million and is evidenced by six pari passu notes. The pari passu companion loans are represented by the controlling Note A-1 in the original principal amount of $43.0 million which is currently held by Rialto Mortgage Finance, LLC and is expected to be contributed to the WFCM 2016-LC25 mortgage trust. The non-controlling Notes A-2A and A-3B, with an aggregate original principal amount of $15.0 million, are currently held by Citigroup Global Market Realty Corp. and are expected to be contributed to one or more future securitizations. The non-controlling Notes A-2B and A-4 with an aggregate original principal amount of $30.0 million were contributed to the CGCMT 2016-C3 mortgage trust.

(3)	With respect to any Mortgaged Property securing a multi-property Mortgage Loan, the amounts listed under the headings “Original Balance ($)” and “Cut-off Date Balance ($)” reflect the Allocated Loan Amount related to such Mortgaged Property.

(4)	Loan No. 18 – 172 5th Avenue – The Mortgaged Property consists of approximately 2,052 sq. ft. of retail space and 25 multifamily units.

Loan No. 22 – 1025 Arch Street Philadelphia – The Mortgaged Property consists of 21,000 sq. ft. of retail space and 39 multifamily units.

Loan No. 28 – Hotel Portofino – Most Recent Physical Occupancy is based on 35 total rooms.

(5)	Loan No. 3 – 229 West 43rd Street Retail Condo – The Mortgaged Property has been designated as a “landmark”, “landmark site”, or part of a “historic district” by the New York City Landmarks Preservation Commission. As a result, any alteration which would otherwise require a permit to be obtained by the New York City Department of Buildings and plans to restore the building following a casualty or condemnation, must also be approved by the New York City Landmarks Preservation Commission.

A-1-13

Loan No. 7 – 60 Madison Avenue – The Mortgaged Property has been designated as a “landmark”, “landmark site”, or part of a “historic district” by the New York City Landmarks Preservation Commission. As a result, any alteration which would otherwise require a permit to be obtained by the New York City Department of Buildings and plans to restore the building following a casualty or condemnation, must also be approved by the New York City Landmarks Preservation Commission.

Loan No. 8 – 55 1/2 Greene Street – The Mortgaged Property has been designated as a “landmark”, “landmark site”, or part of a “historic district” by the New York City Landmarks Preservation Commission. As a result, any alteration which would otherwise require a permit to be obtained by the New York City Department of Buildings and plans to restore the building following a casualty or condemnation, must also be approved by the New York City Landmarks Preservation Commission.

Loan No. 18 – 172 5th Avenue – The Mortgaged Property has been designated as a “landmark”, “landmark site”, or part of a “historic district” by the New York City Landmarks Preservation Commission. As a result, any alteration which would otherwise require a permit to be obtained from the New York City Department of Buildings and plans to restore the building following a casualty or condemnation, must also be approved by the New York City Landmarks Preservation Commission.

Loan No. 16 – Mills Fleet Farm – Pursuant to the lease of the sole tenant, Mills Fleet Farm, the borrower is prohibited from transferring, selling or otherwise conveying any individual Mortgaged Property to a transferee who operates, or has an affiliate that operates, a store selling any or all of the following: hunting and fishing equipment and licenses, small appliances, housewares, lawn and garden supplies, paint, pet supplies, tools, farm supplies, sporting goods, automotive goods, hardware and apparel.

Loan No. 28 – Hotel Portofino – The Mortgaged Property is subject to water rationing imposed by the local utility provider, Southern California Edison, and governed by the California Public Utilities Commission, with a per-month water allotment of approximately 60% of the monthly amount of water used at the Mortgaged Property during the period of June 2012 through May 2013, as well as restrictions on water use pursuant to Stage 3 water conservation measures under California state law, which include, among other things, a restriction that limits the use of sprinklers for watering the landscaping to a specified one-hour window each week.

(6)	The Administrative Fee Rate includes the respective per annum rates applicable to the calculation of the servicing fee, any sub-servicing fee, trustee/certificate administrator fee, operating advisor fee and CREFC® license fee with respect to each Mortgage Loan. For purposes of this Annex A-1, the definition of Administrative Fee Rate as it relates to any Non-Serviced Mortgage Loan includes the related Pari Passu Loan Primary Servicing Fee Rate which includes the “primary servicing fee rate” (as defined or set forth in the applicable pooling and servicing agreement) and any other related servicing or any sub-servicing fee rate (other than those payable to the applicable special servicer) applicable to such Non-Serviced Mortgage Loan that constitutes a portion of the “servicing fee rate” applicable to the other master servicer under the applicable other pooling and servicing agreement. The Pari Passu Loan Primary Servicing Fee Rate for the Prudential Plaza Loan will be 0.00250%. The Pari Passu Loan Primary Servicing Fee Rate for the 10 Hudson Yards Loan will be 0.00125%. The Pari Passu Loan Primary Servicing Fee Rate for the 80 Park Plaza Loan will be 0.00250%. The Pari Passu Loan Primary Servicing Fee Rate for the 667 Madison Avenue Loan will be 0.00125%. The Pari Passu Loan Primary Servicing Fee Rate for the Starbucks Center Loan will be 0.00250%. The Pari Passu Loan Primary Servicing Fee Rate for the Mills Fleet Farm Loan will be 0.00250%. The Pari Passu Loan Primary Servicing Fee Rate for the Marriott Hilton Head Resort & Spa Loan will be 0.00250%.

(7)	Annual Debt Service ($), Monthly Debt Service ($), Underwritten NOI DSCR and Underwritten NCF DSCR for Mortgage Loans (i) with partial interest only periods are shown based on the monthly debt service payment immediately following the expiration of the interest only period and (ii) that are interest only until the related maturity date is shown based on the interest only payments during the 12-month period following the Cut-off Date (or, in the case of Monthly Debt Service ($), the average of such interest only payments) without regard to leap year adjustments.

(8)	“Hard” generally means each tenant is required to transfer its rent directly to the lender controlled lockbox account. However, with respect to hospitality properties, “Hard” means all credit card receipts are deposited directly into the lockbox by the card processing company and all over the-counter cash and equivalents are required to be deposited by the property manager or borrower into the lockbox. “Soft” means the borrower has established a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account. “Springing

A-1-14

Soft” means that upon the occurrence of a trigger event (as specified in the related Mortgage Loan Documents), the borrower is required to establish a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account. “Springing Hard” means that upon a trigger event (as specified in the related Mortgage Loan Documents), each tenant will be required to transfer its rent directly to a lender-controlled lockbox. “Soft Springing Hard” means that the borrower has established a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account. Upon a trigger event (as specified in the related Mortgage Loan documents), each tenant will be required to transfer its rent directly into a lender-controlled lockbox.

(9)	“In Place” means that related property cash flows go through a waterfall of required reserve or other payment amounts due before the lender either (i) disburses excess cash to the related borrower or (ii) retains excess cash as additional collateral for the Mortgage Loan. “Springing” means that upon the occurrence of a trigger event, as defined in the related Mortgage Loan Documents, In Place cash management (as described above) will take effect, and will generally continue until all trigger events are cured (to the extent a cure is permitted under the related Mortgage Loan Documents).

(10)	Loan No. 1 – 8 Times Square & 1460 Broadway – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate.

Loan No. 2 – FedEx Ground Portfolio – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate and exclude mezzanine debt.

Loan No. 3 – 229 West 43rd Street Retail Condo – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate and exclude the mezzanine debt.

Loan No. 4 – Prudential Plaza – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate.

Loan No. 5 – 10 Hudson Yards – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate and exclude the 10 Hudson Yards subordinate companion loans and mezzanine debt.

Loan No. 7 – 60 Madison Avenue – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate.

Loan No. 9 – Birch Run Premium Outlets – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate.

Loan No. 11 – 80 Park Plaza – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate.

Loan No. 12 – 667 Madison Avenue – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and

A-1-15

Loan per Net Rentable Area (SF/Units/Rooms) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate and exclude the 667 Madison Avenue subordinate companion loan.

Loan No. 13 – Starbucks Center – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate.

Loan No. 16 – Mills Fleet Farm – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate.

Loan No. 23 – Marriott Hilton Head Resort & Spa – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate.

(11)	Loan No. 5 – 10 Hudson Yards – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) calculations exclude the 10 Hudson Yards subordinate secured debt.

Loan No. 12 – 667 Madison Avenue – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) calculations exclude the 667 Madison Avenue subordinate secured debt.

(12)	The grace periods noted under “Grace Period” reflect the number of days of grace before a payment default is an event of default. Certain jurisdictions impose a statutorily longer grace period. Certain of the Mortgage Loans may additionally be subject to grace periods with respect to the occurrence of an event of default (other than a payment default) and/or commencement of late charges which are not addressed in Annex A-1 to this prospectus.

Loan No. 9 – Birch Run Premium Outlets – The late payment fee will be waived if any principal, interest or any other sum due under the loan documents (other than the outstanding principal balance due and payable on the maturity date) is paid within five days following the date on which it is due.

(13)	Loan No. 3 – 229 West 43rd Street Retail Condo – The Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD and Appraised Value ($) are based on the “Hypothetical As-Is” appraised value of $470.0 million as of October 1, 2016. The “Hypothetical Market As-Is” appraised value reflects a credit for the approximately $25.6 million of contractual free rent and TI/LC obligations reserved at loan origination. Based on the “As-Is” appraised value of $445.0 million as of October 1, 2016, the Cut-off Date LTV and LTV Ratio at Maturity or ARD are 64.0% and 64.0%, respectively.

Loan No. 5 – 10 Hudson Yards – The Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD and Appraised Value ($) are based on the “Hypothetical As-Is” appraised value of $2.15 billion as of July 1, 2016. The “Hypothetical As-Is” appraised value assumes the remaining obligations and costs of approximately $108.6 million, consisting of approximately $50.1 million in hard/direct costs, $5.7 million in project contingency, $29.1 million in tenant improvements and $14.7 million in soft/indirect costs are expended as of July 1, 2016. As of September 30, 2016, approximately $69.0 million of contractual obligations and costs remain unexpended. Such amount was reserved upon origination of the Whole Loan. Based on the “As-Is” appraised value of $2.05 billion as of July 1, 2016, the Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD are 34.5% and 34.5%, respectively.

Loan No. 6 – Irvine Crossing – The Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD and Appraised Value ($) are based on the “As Complete” appraised value of $109.0 million as of October 1, 2016. The “As Complete” value assumes the completion of building improvements and tenant improvements associated with the lease of the Largest Tenant, Amazon. Such amount was reserved upon origination of the Mortgage

A-1-16

Loan. Based on the “As-Is” appraised value of $105.0 million as of July 25, 2016, the Cut-off Date LTV and LTV Ratio at Maturity or ARD are 59.5% and 59.5%, respectively.

Loan No. 14 – Airport Industrial Center – The Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD and Appraised Value ($) are based on the “As Stabilized” appraised value of $34.2 million as of September 12, 2017. The “As Stabilized” value assumes the unpaid tenant improvements and leasing commissions associated with the Largest Tenant, BAE Systems are expended as of September 12, 2017. Such amount was reserved upon origination of the Mortgage Loan. Based on the “As-Is” appraised value of $32.68 million as of September 12, 2016, the Cut-off Date LTV and LTV Ratio at Maturity or ARD are 75.9% and 65.9%, respectively.

Loan No. 21 – Hampton Inn & Suites – University of Central Florida – The Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD and Appraised Value ($) are based on the “As Complete” appraised value of $16.0 million as of August 1, 2017. The “As Complete” value assumes the completion of $150,000 in PIP renovations at the Mortgaged Property. At loan origination, $132,000, or 110% of the amount required for the finalized PIP, was reserved. Based on the “As-Is” appraised value of $15.5 million as of August 1, 2016 the Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD is 64.4% and 52.4%, respectively.

(14)	Prepayment provisions are shown from the respective Mortgage Loan First Payment Date.

“L(x)” means lock-out for x payments.

“D(x)” means may be defeased for x payments.

“YM1(x)” means may be prepaid for x payments with payment of the greater of a yield maintenance charge and 1% of the amount prepaid.

“DorYM1(x)” means may be either defeased for x payments or prepaid for x payments with payment of the greater of a yield maintenance charge or 1% of the amount prepaid.

“O(x)” means freely prepayable for x payments, including the maturity date or anticipated repayment date.

Certain of the Mortgage Loans permit the release of a portion of a Mortgaged Property (or an individual Mortgaged Property, in connection with a portfolio mortgage loan) under various circumstances, as described in this prospectus. See “Description of the Mortgage Pool—Certain Terms and Conditions of the Mortgage Loans—Property Releases” in this prospectus. In addition, certain of the Mortgage Loans permit the borrower to prepay a portion of the Mortgage Loan to avoid or cure a cash sweep period due to a low debt yield or debt service coverage ratio trigger. See “Description of the Mortgage Pool—Certain Terms and Conditions of the Mortgage Loans—Voluntary Prepayments” in this prospectus.

(15)	Loan No. 1 – 8 Times Square & 1460 Broadway – In 2015, the borrower sponsor completed an approximately $70.0 million property renovation/reposition plan and executed new leases with the current tenants covering 100% of the Mortgaged Property. As a result, Historical NOI information is generally not available. The 2015 NOI is $840,447 and the NOI for the year-to-date period ending August 31, 2016 is -$2,437,036.

(16)	Loan No. 1 – 8 Times Square & 1460 Broadway – The lockout period will be at least 25 payment dates beginning with and including the first payment date of December 6, 2016. Defeasance of the entire 8 Times Square & 1460 Broadway Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) October 20, 2019. The assumed lockout period of 25 payments is based on the expected CD 2016-CD2 securitization closing date in December 2016. The actual lockout period may be longer.

Loan No. 2 – FedEx Ground Portfolio – The lockout period will be at least 25 payment dates beginning with and including the first payment date of December 1, 2016. Defeasance of the entire FedEx Ground Portfolio Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) November 1, 2020. The assumed lockout period of 25 payments is based on the expected CD 2016-CD2 securitization closing date in December 2016. The actual lockout period may be longer.

A-1-17

Loan No. 3 – 229 West 43rd Street Retail Condo – The lockout period will be at least 25 payment dates beginning with and including the first payment date of December 6, 2016. Defeasance of the entire 229 West 43rd Street Retail Condo Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) October 13, 2019. The assumed lockout period of 25 payments is based on the expected CD 2016-CD2 securitization closing date in December 2016. The actual lockout period may be longer.

Loan No. 4 – Prudential Plaza – On July 26, 2016, the holder of the non-controlling Note A-3-1, together with the other non-controlling pari passu companion notes (the “REMIC Election Notes”) made a REMIC election with respect to the REMIC Election Notes. As such, the defeasance lockout period for the Prudential Plaza Whole Loan will continue through the first business day after July 26, 2018. For additional information regarding the REMIC Election Notes, see “Material Federal Income Tax Considerations” in this prospectus.

Loan No. 11 – 80 Park Plaza – The lockout period will be at least 26 payment dates beginning with and including the first payment date of November 6, 2016. Defeasance of the entire 80 Park Plaza Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) September 30, 2019. The assumed lockout period of 26 payments is based on the expected CD 2016-CD2 securitization closing date in December 2016. The actual lockout period may be longer.

Loan No. 13 – Starbucks Center – The lockout period will be at least 26 payment dates beginning with and including the first payment date of November 6, 2016. Defeasance of the entire million Starbucks Center Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) September 14, 2019. The assumed lockout period of 26 payments is based on the expected CD 2016-CD2 securitization closing date in December 2016. The actual lockout period may be longer.

Loan No. 23 – Marriott Hilton Head Resort & Spa – The lockout period will be at least 26 payment dates beginning with and including the first payment date of November 6, 2016. Defeasance of the entire Marriott Hilton Head Resort & Spa Whole Loan is permitted at any time after the second anniversary of the securitization of the last portion of the Marriott Hilton Head Resort & Spa Whole Loan. The assumed lockout period of 26 payments is based on the expected CD 2016-CD2 securitization closing date in December 2016. The actual lockout period may be longer.

(17)	Loan No. 1 – 8 Times Square & 1460 Broadway – At any time after the expiration of the lockout period, the borrowers may obtain the release of the office or signage condominium units upon a third-party sale provided, among other things, (i) no event of default has occurred and is continuing, (ii) the debt service coverage ratio for the remaining property is not less than the greater of the debt service coverage ratio immediately preceding the partial release and 1.82x, (iii) the debt yield for the remaining property is not less than the greater of the debt yield immediately preceding the partial release and 7.39% and (iv) the borrowers partially defease the loan in an amount equal to 115% of the original allocated loan amount of such release parcel.

Loan No. 6 – Irvine Crossing – Under the existing City of Irvine zoning code, the Mortgaged Property has “Additional Zoning Potential” (which means the allocated amount of square footage to bring the parcel/site to a 0.25 FAR of office equivalent development (which, according to a zoning verification letter is 141,519 sq. ft.)). Pursuant to the related mortgage loan documents, the borrower has the right to transfer the Additional Zoning Potential and obtain a release of such interest from the lien of the mortgage provided, among other things, (i) the conveyance of such right does not adversely affect the use or operation of the Mortgaged Property, (ii) such right may be legally separated from the Mortgaged Property, (iii) the borrower continues to be a special purpose entity and (iv) the LTV Ratio of the Mortgaged Property (after the transfer of the Additional Zoning Potential) is not greater than 125%. The Additional Zoning Potential is not required for the operation of the Mortgaged Property and the lender did not ascribe in its underwriting any value to the Additional Zoning Potential.

Loan No. 9 – Birch Run Premium Outlets – The borrower may, without lender consent, transfer immaterial or non-income producing portions of the Mortgaged Property (by sale, ground lease, sublease or other conveyance of any interest) to third parties or affiliates of the borrower, including owners of out parcels and department store pads, pads for office buildings, hotels or other properties.

Loan No. 13 – Starbucks Center – In connection with a conveyance of the Home Depot parcel, the borrower may obtain the release of the Home Depot parcel after the expiration of the lockout period, provided, among

A-1-18

other things, (i) that the borrower defeases the loan in an amount equal to the release price of $10,960,00 plus any accrued and unpaid interest on the portion of the Outstanding Principal Balance being defeased; (ii) the conveyance of such parcel does not adversely affect the use or operation of, or access to or from, the Mortgaged Property, (iii) after the release, taking into account the Mortgage Loan and any existing mezzanine debt, (A) the DSCR is at least equal to the greater of (x) 2.02x, the DSCR at closing and (y) the DSCR immediately prior to such release and (B) the LTV Ratio is not greater than the lesser of (x) 45.0% and (y) the LTV Ratio immediately prior to such release, (iv) the release parcel is a legally subdivided parcel from the Mortgaged Property and (v) the borrower continues to be a special purpose entity.

Loan No. 18 – 172 5th Avenue – If the Mortgaged Property becomes the subject of a condominium conversion, the borrower may obtain the release of the residential condominium unit at any time upon a third-party sale provided, among other things, that (i) no event of default has occurred and is continuing, (ii) the debt service coverage ratio for the remaining property is not less than the greater of the debt service coverage ratio immediately preceding the partial release and 1.85x, (iii) the debt yield for the remaining property is not less than the greater of the debt yield immediately preceding the partial release and 7.7%, (iv) the LTV ratio for the remaining properties does not exceed the lesser of the LTV ratio immediately preceding such release and 51.8% and (v) the borrower partially prepays the loan in an amount equal to the greater of (a) 150% of the allocated loan amount for the residential condominium unit and (b) the net sales proceeds applicable to the residential condominium unit.

(18)	Loan No. 1 – 8 Times Square & 1460 Broadway – The 8 Times Square & 1460 Broadway Mortgaged Property has been bifurcated into fee and leasehold interests, each of which is owned by one of the borrowers and will be pledged as collateral for the 8 Times Square & 1460 Broadway Mortgage Loan. As such, the borrowers’ interest in the Mortgaged Property is deemed to be a fee interest.

(19)	The following Mortgaged Property consists, in whole or in part, of the borrower’s interest in one or more ground leases, space leases, air rights leases or other similar leasehold interests:

Loan No. 14 – Airport Industrial Center – The Airport Industrial Center Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property. The related ground lease has an expiration date of March 23, 2103. The borrower pays ground rent in an amount approximately equal to a percentage rent equal to 3.0% of the participation revenue, which is calculated as 3.0% of the Mortgaged Property’s total base rent revenue less a management fee equal to 6.0%. The borrower is also required to pay 50.0% of expense reimbursements charged to tenants as additional ground rent. The borrower is also required to make payments-in-lieu of taxes to the ground lessor, Louisville Redevelopment Authority, Inc., and the school district pursuant to the ground lease. The ground lease does not have any extension options.

(20)	Loan No. 15 – Sam Moon Center – The 3rd Largest Tenant, SM Trading, is a borrower sponsor affiliated retail brand and occupies approximately 11.6% of the net rentable area at the Mortgaged Property.

Loan No. 22 – 1025 Arch Street Philadelphia – The Largest and Sole Tenant, 9 Dragon is owned by a borrower sponsor affiliate and occupies 21,000 sq. ft. of the net rentable area at the Mortgaged Property.

Loan No. 24 – Avenue Mentry 2 – The Largest and Sole Tenant, Forrest Machining, Inc., is owned by the borrower sponsor and occupies 100.0% of the net rentable area at the Mortgaged Property.

(21)	Loan No. 6 – Irvine Crossing – The Largest Tenant, Amazon, entered into a lease in June 2016 which will expire on February 28, 2027, the date which is 123 months after commencement of the lease on November 15, 2016, as confirmed by the tenant’s execution of the lease commencement certificate.

Loan No. 7 – 60 Madison Avenue – The Largest Tenant, Tapad Inc., occupies two spaces representing approximately 12.9% of the net rentable area with various lease expirations. The expiration date with respect to approximately 18,759 sq. ft. (8.6% of the Mortgaged Property’s net rentable area) is January 31, 2021. The expiration date with respect to approximately 9,261 sq. ft. (4.3% of the Mortgaged Property’s net rentable area) is February 28, 2023.

(22)	The lease expiration dates shown are based on full lease terms. However, in certain cases, a tenant may have the option to terminate its lease or abate rent prior to the stated lease expiration date for no reason after a specified period of time and/or upon notice to the landlord or upon the occurrence of certain contingencies including, without limitation, if the landlord violates the lease or fails to provide utilities or certain essential services for a specified period or allows certain restricted uses, upon interference with such tenant’s use of access or parking, upon casualty or condemnation, for zoning violations, if certain anchor or

A-1-19

key tenants (including at an adjacent property) or a certain number of tenants go dark or cease operations, if a certain percentage of the net rentable area at the Mortgaged Property is not occupied, if the tenant fails to meet sales targets or business objectives, or, in the case of a government tenant, for lack of appropriations or other reasons. In addition, in some instances, a tenant may have the right to assign its lease and be released from its obligations under the subject lease. Furthermore, some tenants may have the option to downsize their rented space without terminating the lease completely. In addition to the foregoing, the following are non-contingent early termination options for those tenants listed in Annex A-1:

Loan No. 4 – Prudential Plaza – The Largest Tenant, Wilson Sporting Goods Co., has a one-time right to terminate its lease on December 31, 2026, by providing at least 15 months’ prior written notice and the payment of a termination fee equal to the unamortized leasing costs amortized at a rate of 8% per year. The 3rd Largest Tenant, Clark Hill, has a right to terminate its lease on December 31, 2026, upon at least 15 months prior written notice, subject to a termination fee equal to then unamortized leasing costs associated with the Clark Hill lease amortized at a rate of 8% per year.

Loan No. 5 – 10 Hudson Yards – The 3rd Largest Tenant, BCG, has a one-time right to reduce its leased space by up to two full contiguous floors (either in the top half or bottom half of its space), which right may be exercised either (i) between January 31, 2026 and January 31, 2027 or (ii) between January 31, 2028 and January 31, 2029, with 18 months’ prior written notice and payment of a contraction fee.

Loan No. 7 – 60 Madison Avenue –The Largest Tenant, Tapad Inc., has a one-time right to terminate its lease with respect to approximately 18,759 sq. ft. of the 28,020 sq. ft. it leases effective January 31, 2019, subject to providing notice no more than 180 days and no less than 120 days prior to the termination date and payment of a $94,904 termination fee. Tapad Inc. also has a right to terminate their lease with respect to approximately 9,261 sq. ft. of the 28,020 sq. ft. it leases effective November 27, 2020, subject to providing notice no less than 240 days prior to the termination date and payment of a termination fee equal to the sum of the unamortized cost of the landlord’s initial construction costs plus commission payable to the broker in connection with the terminated lease. The 2nd Largest Tenant, Massachusetts Mutual Life Insurance Company has a one-time right to terminate its lease on the entire seventh floor and/or all or a portion of the ninth floor on March 14, 2022, subject to providing notice no less than nine and no more than 12 months’ prior and payment of a termination fee equal to the sum of the unamortized portion of costs and expenses paid for by the landlord in connection with the lease, including the cost and expense of the initial construction and any brokerage commission paid by the landlord in connection with the lease in the amount of (x) $249,463 for the seventh floor premises and (y) $396,731 for the ninth floor premises.

Loan No. 10 – Park Square Portland – The Largest Tenant, Cambia Health Solutions, has an option to terminate 15,597 sq. ft. of storage space on December 31, 2018 upon at least nine months prior written notice. The 2nd Largest Tenant, Oregon Department of Justice, has the right to terminate its lease on July 31, 2026 upon 365 days’ written notice and payment of a termination fee equal to the sum of (i) 60 months of the unamortized tenant improvement allowance payment, (ii) six months of monthly base rent (measured on the termination date), (iii) 60 months of tenant improvement payment and (iv) if the tenant has leased any expansion space, the unamortized portion of any improvement allowance for such expansion space. The 3rd Largest Tenant, Ecova Inc, has a one-time right to terminate its lease on June 30, 2020 upon 12 months’ prior written notice and payment of a termination fee equal to the sum of (i) the unamortized portion of the brokerage commission, rent abatement giving during the beginning of the lease, and tenant improvement allowance plus (ii) three times the monthly base rent payable in June 2020.

Loan No. 14 – Airport Industrial Center – The Largest Tenant, BAE Systems, has (i) a one-time right to terminate its lease effective as of August 31, 2024 upon at least 18 months’ written notice and payment of a termination fee and (ii) has the right to surrender 45,250 sq. ft. of its 651,214 sq. ft., effective March 1st of any lease year upon at least six months’ prior written notice. The 2nd Largest Tenant, Raytheon Company, also has an option to terminate its lease upon 180 days’ notice in the event that (i) the U.S Navy terminates its contracts with the tenant for the Phalanx Close-In Weapon System or (ii) the U.S. Navy indicates in writing that it will give no further contract awards to the tenant for work to be performed on the Mortgaged Property premises. The 2nd Largest Tenant, Raytheon Company, also has the option to terminate its lease upon 90 days’ written notice if the level of work, with respect to the Phalanx Close-In Weapon System and Target Acquisition System, to be performed on the Mortgaged Property premises available to the tenant from the Navy is diminished to the extent that such work is no longer profitable to the tenant, as calculated by the tenant. In both cases for Raytheon Company, no termination will be effective prior to the termination or completion of the existing contract between the U.S. Navy and the tenant for such work to be performed on the Mortgaged Property. In both cases, the tenant may exercise its termination rights either as to both Building 102 and Building L simultaneously or as to only Building L, but not only as to Building 102.

A-1-20

Loan No. 17 – Blossom Cove – The Largest Tenant, HEB Grocery Company, LP, has the right to reduce its space with regard to any portion of its leased premises located in Building A and/or Building D of the Mortgaged Property upon 180 days’ prior written notice, provided, the tenant (i) pays to the borrower the amount of any unamortized leasing commissions with respect to the surrendered space and (ii) constructs a demising wall to separate the surrendered space from the remainder of the leased premises. After surrendering its space, the tenant’s rent will be reduced in direct proportion to the size of the surrendered premises.

Loan No. 19 – Fox Chapel Shopping Center – The 2nd Largest Tenant, Gold’s Gym, has a one-time right to terminate its lease between December 1, 2017 and November 30, 2018 if Gold’s Gym sells all their assets to one purchaser. Termination requires payment of one year of rent and unamortized tenant improvements and leasing commissions.

Loan No. 20 – 12603 Southwest Freeway Office Building– The 2nd Largest Tenant, Mechanical Equipment Company, Inc., has a one-time right to terminate its lease on March 31, 2020 upon six months’ prior notice and the payment of a termination fee equal to any unamortized tenant improvements, leasing commissions and rental abatements

(23)	The following major tenants (listed on Annex A-1) are currently subleasing all or a significant portion of its leased space:

Loan No. 4 – Prudential Plaza – McGraw Hill Financial, Inc. is currently a tenant under various leases that represent in the aggregate 151,662 sq. ft., which will expire on November 30, 2016. McGraw Hill Financial, Inc. currently subleases 23,199 sq. ft. to The University of Chicago and 49,998 sq. ft. to McDermott Will & Emery LLP, with both subleases expiring on November 30, 2016. McDermott Will & Emery LLP has signed a direct lease to take over the space that it is currently subleasing from McGraw Hill Financial, Inc. when McGraw Hill Financial, Inc.’s lease expires on November 30, 2016. McGraw Hill Financial Inc. has executed a new lease for 24,226 sq. ft. that expires on November 30, 2026. Other than this space, the McGraw Hill Financial, Inc. leased space was not given any value in underwriting the Prudential Plaza Whole Loan.

Loan No. 19 – Fox Chapel Shopping Center – The Largest Tenant, Giant Food, is subleasing substantially all of its space to Great Wall International Supermarket. The sublease’s term runs through April 2027 which requires Giant Food to exercise its five year extension option to the lease currently expiring in April 2022. Giant Food would be in default of its sublease, if they did not exercise their extension option through April 2027.

(24)	The following major tenants shown on Annex A-1 have abated, free or prepaid rent:

Loan No. 1 – 8 Times Square & 1460 Broadway – At origination the borrower deposited $8,480,556 into a free rent reserve account all of which is related to the 2nd Largest Tenant, Foot Locker.

Loan No. 3 – 229 West 43rd Street Retail Condo – At origination, the borrower deposited $11,061,751 into a free rent reserve account of which $5,917,808 relates to a free rent period for the 2nd Largest Tenant, National Geographic and $1,303,962 relates to a free rent period for the 3rd Largest Tenant, Gulliver’s Gate. National Geographic has a free rent period through September 2017. The 3rd Largest Tenant, Gulliver’s Gate, has a free rent period through December 2016. The remaining portion relates to free rent and rent abatement periods for other tenants.

Loan No. 4 – Prudential Plaza – At origination, the borrower deposited $12,911,435 into a rent abatement fund for monthly payments through June 2017 for free rents. In addition, the Largest Tenant, Wilson Sporting Goods Co., will be entitled to a rent abatement on the first month of each year during the lease term. The 2nd Largest Tenant, Optiver US LLC, has a rent abatement period from May 2017 to October 2017 and a rent abatement period from May 2018 to September 2018. The 3rd Largest Tenant, Clark Hill, has a rent abatement period from January 2017 to July 2017. The 5th Largest Tenant, CBS Radio Holdings Corp., has a rent abatement period from May 2018 to December 2019.

Loan No. 5 – 10 Hudson Yards –The borrower reserved $34,160,073 at origination of the mortgage loan for a free rent reserve, $12,032,622 of which relates to BCG, $10,529,239 of which relates to SAP, $3,367,625 of which relates to Intersection, and the remaining portion of the reserve relates to free rent period for other tenants.

A-1-21

Loan No. 6 – Irvine Crossing – At origination, the borrower deposited $425,250 into a free rent reserve account related to the Largest Tenant, Amazon, who is entitled to free rent payments from November 15, 2016 through January 31, 2017.

Loan No. 7 – 60 Madison Avenue – At closing, the borrower deposited $822,057 into a free rent reserve account, of which, $84,402 relates to the Largest Tenant, Tapad Inc., $443,739 relates to the 2nd Largest Tenant, Massachusetts Mutual Life Insurance Company and $90,523 relates to the 4th Largest Tenant, The Atlantic Monthly Group, Inc. The Largest Tenant, Tapad Inc. is in a free rent period through June 2019 with respect to approximately 18,759 of the total 28,020 sq. ft. it leases. The 2nd Largest Tenant, Massachusetts Mutual Life Insurance Company, is in a free rent period through March 14, 2017 with respect to approximately 16,540 of the total 27,891 sq. ft. it leases. The 4th Largest Tenant, The Atlantic Monthly Group, Inc. has a free rent period for November 2017.

Loan No. 8 – 55 1/2 Greene Street – At origination, the borrower deposited $1,769,167 into a free rent reserve account, of which $1,681,667 relates to the Largest Tenant, Care Creations, and $87,500 relates to the 2nd Largest Tenant, Dr. Smood. The Largest Tenant, Care Creations, is required to commence paying full rent in February 2019, following a rent abatement period through January 2019, and the 2nd Largest Tenant, Dr. Smood, is expected to open for business by February 2017 and is required to commence paying rent in March 2017, following a free rent period through February 2017.

Loan No. 10 – Park Square Portland – At origination, the borrower deposited $3,167 into a free rent reserve related to the 4th Largest Tenant, Garden Bar, for a free rent period through January 2017.

Loan No. 13 – Starbucks Center – At origination, the borrower deposited $303,780 into a rent concession account related to the 3rd Largest Tenant, Amazon, for four months through December 2016.

Loan No. 15 – Sam Moon Center – At origination, the borrower deposited $147,000 into a free rent reserve account and $37,100 in to a prepaid rent reserve account related to the 2nd Largest Tenant, Texas Family Fitness, for a six month free rent period that begins upon the commencement of the lease.

Loan No. 18 – 172 5th Avenue – At origination the borrower deposited $107,698 into a free rent reserve account of which $95,833 is related to the sole retail tenant, Rituals Cosmetics, and the remaining $11,865 is related to the multifamily units at the property.

(25)	The tenants shown in the Annex A-1 have signed leases but may or may not be open for business as of the Cut-off Date of the securitization.

Loan No. 1 – 8 Times Square & 1460 Broadway – The 2nd Largest Tenant, Foot Locker, took occupancy of the leased space in September 2016, but has not yet opened for business.

Loan No. 3 – 229 West 43rd Street Retail Condo – The 2nd Largest Tenant, National Geographic, which leases approximately 23.8% of the net rentable area took possession of its leased space in October 2016 and is expected to open for business in August 2017. The tenant is in a free rent period through September 2016, and the related rent, was reserved with lender at loan origination. The 3rd Largest Tenant, Gulliver’s Gate took possession of its leased space in January 2016 and is expected to open for business in March 2017. The tenant is in a free rent period until January 4, 2017, and the related rent was, reserved with lender at loan origination.

Loan No. 4 – Prudential Plaza – The Largest Tenant, Wilson Sporting Goods Co., has entered into a lease to occupy 87,386 sq. ft., which will commence in January 2018. The 2nd Largest Tenant, Optiver US LLC, currently occupies approximately 73,779 sq. ft. at the Mortgaged Property, has entered into a lease to occupy an additional approximately 25,000 sq. ft., which will commence in May 2017. In addition, the 3rd Largest Tenant, Clark Hill has entered into a lease to occupy approximately 71,813 sq. ft. which will commence in January 2017.

Loan No. 5 – 10 Hudson Yards – The 3rd Largest Tenant, BCG, is expected to take occupancy of its remaining floors by the end of 2016, with rent commencing in May 2017. The 4th Largest Tenant, SAP, took occupancy of three of its six floors and is expected to take occupancy of its remaining floors in the winter of 2016, with rent commencing in June 2017. The 5th Largest Tenant, Intersection, has taken occupancy, with rent commencing January 29, 2017 for the space on the 26th floor, and July 29, 2017 for the space on the 27th floor.

A-1-22

Loan No. 8 – 55 1/2 Greene Street – The 2nd Largest Tenant, Dr. Smood, has taken possession of its space but has not yet taken occupancy. Dr. Smood is expected to take occupancy in March 2017.

Loan No. 13 – Starbucks Center – The Largest Tenant, Starbucks, leases approximately 1,151,196 sq. ft. or 76.4% of the net rentable area at the Mortgaged Property, including new lease amendments to occupy approximately 64,472 sq. ft. for which the tenant is in occupancy and rent payments have commenced, approximately 17,640 sq. ft. for which rent payments are required to commence in February 2017 and approximately 62,851 sq. ft. for which rent payments are required to commence in October 2017. The 3rd Largest Tenant, Amazon, entered into its lease in June 1, 2016 and has begun paying full rent and is expected to open its entire leased space in December 2016.

Loan No. 15 – Sam Moon Center – The 2nd Largest Tenant, Texas Family Fitness, is expected to take occupancy in March 2017. The borrower sponsor deposited $2,830,372 at loan origination in a TFF Holdback reserve account and, provided no event of default is continuing, $1,415,186 of the holdback reserve will be disbursed to the borrower provided the delivery by the borrower to the lender of a current tenant estoppels certificate from Texas Family Fitness that confirms (i) the borrower has delivered the premises under the Texas Family Fitness lease to Texas Family Fitness in accordance with the terms of the lease, including completion of the landlord work set forth in the loan documents, (ii) that Texas Family Fitness has accepted possession of the Texas Family Fitness space, (iii) the delivery date, as defined in the loan documents and (iv) all contingencies related to completion of landlord work have been satisfied. The remaining amount will be disbursed when (i) the Texas Family Fitness lease commencement conditions, as defined in the loan documents, have been satisfied and (ii) the debt yield for the Mortgaged Property is at least 8.0%.

(26)	Loan No. 3 – 229 West 43rd Street Retail Condo – The borrowers, Elmwood NYT Owner, LLC, Oakwood NYT Owner, LLC, Wallkill NYT Owner, LLC and Landings NYT Owner, LLC are structured as tenants-in-common and are each Delaware limited liability companies structured to be bankruptcy-remote, each with two independent directors in its organizational structure. The sponsor of the borrowers and non-recourse carve-out guarantor is Jared Kushner.

Loan No. 8 – 55 1/2 Greene Street – The borrowers, Premier 470 Broome Realty II LLC, Premier 470 Broome St. II LLC and Thor 470 Broome Owner LLC, are structured as tenants-in-common and are each Delaware limited liability companies structured to be bankruptcy-remote, each with one independent director in its organizational structure. The sponsors of the borrowers and non-recourse carve-out guarantors are Yaron Jacobi, Uzi Ben Abraham and Joseph J. Sitt, on a joint and several basis.

Loan No. 11 – 80 Park Plaza – The borrowers, 80 Park Plaza SPE LLC, Quentin 80 Park Plaza LLC and Jo-Ash 80 Park Plaza LLC, are structured as tenants-in-common. Each such borrower is a Delaware limited liability company and each is a single-purpose entity structured to be bankruptcy-remote, with two independent directors in its organizational structure. The sponsors of the borrowers and non-recourse carve-out guarantors are Elchonon Schwartz and Simon Glick.

Loan No. 26 – 807 Montgomery Street – The borrowers, JDS Montgomery, LLC and DLS Montgomery, LLC, are structured as tenants-in-common and are each Delaware limited liability companies structured to be bankruptcy-remote. The sponsors of the borrowers and non-recourse carve-out guarantors are Daniel L. Sabah and Joshua E. Sabah, on a joint and several basis.

(27)	All upfront reserve balances reflect the upfront reserve amount at loan origination. The current balance may be less than the amount shown.

(28)	All ongoing reserve balances reflect the ongoing reserve amount at loan origination. The current balance may be greater than or less than the amount shown. Monthly reserves required to be deposited in such accounts may be capped pursuant to the related mortgage loan documents.

(29)	Loan No. 4 – Prudential Plaza – Commencing on the payment date in August 2016, on a monthly basis, the borrower will deposit $236,236 in a future leasing reserve account until August 2018, on which date the amount will increase to $377,978. Such monthly deposits will no longer be required if (i) 85% of the Mortgaged Property’s net rentable area is leased or (ii) a transfer or assumption of the Mortgaged Property with a third party in an arm’s length transaction occurs; provided that in either case monthly deposits of $238,344 will be required if the future leasing reserve balance drops below $5,000,000 for so long as it is less than $10,000,000.

A-1-23

Loan No. 23 – Marriott Hilton Head Resort & Spa – On each monthly payment date after April 6, 2024, the borrower is required to deposit all excess cash into the PIP Reserve.

(30)	Loan No. 21 – Hampton Inn & Suites – University of Central Florida – On each monthly payment date, the borrowers are required to deposit into the replacement reserve account the greater of (i) 2.0% of prior month’s projected gross revenues through and including November 6, 2017, 3.0% of prior month’s projected gross revenues beginning December 6, 2017 through and including November 6, 2018, and 4.0% of prior month’s projected gross revenues thereafter and (ii) any amount required under the franchise agreement or the management agreement for FF&E work. In addition, the borrowers are required to deposit $16,667 monthly in the months of January through and including July, November and December into a seasonality reserve, subject to a cap of $150,000 (which cap is required to be reassessed by lender at the end of each 12-month period to determine, in its reasonable judgment, if an increase or decrease to the same is necessary to reflect an increase or decrease in the actual shortfall in cash flow available to pay amounts due under the Mortgage Loan documents and operating expenses at the Mortgaged Property based on any funds released from the seasonality reserve during the preceding 12-month period).

Loan No. 23 – Marriott Hilton Head Resort & Spa – The borrower is required to make monthly deposits into the FF&E Reserve of (i) $138,910 during 2016, and (ii) thereafter, an amount equal to the greater of (a) one-twelfth of 5% of gross income from operations during the calendar year immediately preceding the calendar year in which such payment date occurs and (b) the aggregate amount required under the management agreement and the franchise agreement.

Loan No. 23 – Marriott Hilton Head Resort & Spa – On each payment date in April through and including August for the duration of the loan term, the borrower is required to deposit (i) during the continuance of a Cash Management Period (as defined in the loan documents), the greater of (a) $726,000 and (b) all amounts remaining in the Cash Management Account after deposits described in accordance with the loan agreement and (ii) if no Cash Management Period is in effect, $726,000 into the Seasonality Reserve, up to the cap of $3,630,000.

Loan No. 26 – 807 Montgomery Street – The borrower is required to deposit $8,333 for the first three monthly payment dates and $173 each monthly payment date thereafter into the replacement reserve account.

Loan No. 28 – Hotel Portofino – On each monthly payment date occurring in the months of June through and including August, the borrower is required to deposit $33,333 into the seasonal working capital reserve up to the cap of $100,000.

(31)	With respect to the Mortgage Loans identified below, the lender is insured under an environmental insurance policy obtained (i) in lieu of obtaining a Phase II Environmental Site Assessment, (ii) in lieu of providing an indemnity or guaranty from a sponsor or (iii) to address environmental conditions or concerns. For additional information, see “Risk Factors—Risks Related to the Mortgage Loans— Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses” in this prospectus.

		Mortgage	% of Initial
Loan		Loan Cut-off	Outstanding	Maximum	Premium Paid	Expiration
No.	Mortgage Loan	Date Balance	Pool Balance	Policy Amount	in Full	Date
1	8 Times Square & 1460 Broadway	$100,000,000	10.3%	$5,000,000	Yes	10/20/2026
11	80 Park Plaza	$41,500,000	4.3%	$2,000,000	Yes	9/30/2026
17	Blossom Cove	$15,800,000	1.6%	$1,000,000	Yes	11/11/2029
19	Fox Chapel Shopping Center	$15,500,000	1.6%	$2,000,000	Yes	11/20/2026

(32)	Loan No. 3 – 229 West 43rd Street Retail Condo – The Phase I environmental report for the 229 West 43rd Street Retail Condo dated September 15, 2016 recommended a Phase II investigation be performed in connection with the Mortgaged Property’s historic use as a printing facility. The Phase II investigation was completed on October 6, 2016 and it was concluded that the former printing operations did not impact the subsurface at the related Mortgaged Property, and no further action was required.

(33)	Loan No. 5 – 10 Hudson Yards – There is neither a nonrecourse carveout guarantor nor an environmental indemnitor other than the related borrower.

A-1-24

Loan No. 10 – Park Square Portland – There is no separate nonrecourse carveout guarantor or environmental indemnitor other than the related borrower.

Loan No. 13 – Starbucks Center – There is no separate nonrecourse carve-out guarantor and the loan is fully recourse to the borrower. In addition, Nitze-Stagen & Co., Inc., a sponsor affiliate, agreed to indemnify lender for any loss, up to $1.0 million, related to the borrower’s failure to comply with environmental laws and/or remediation of the property.

(34)	Summary of Existing Pari Passu Debt

		Mortgage	Pari Passu Companion		Whole	Whole Loan	Whole Loan Cut-
Loan		Loan Cut-off	Loan Cut-off	Whole Loan Cut-	Loan U/W	Cut-off Date	off Date U/W NOI
No.	Mortgage Loan	Date Balance	Date Balance	off Date Balance	NCF DSCR	LTV Ratio	Debt Yield
1	8 Times Square & 1460 Broadway	$100,000,000	$100,000,000	$200,000,000	1.71x	55.6%	7.4%
2	FedEx Ground Portfolio	$85,000,000	$85,000,000	$170,000,000	3.16x	44.2%	13.4%
3	229 West 43rd Street Retail Condo	$75,000,000	$210,000,000	$285,000,000	1.75x	60.6%	7.5%
4	Prudential Plaza	$75,000,000	$340,000,000	$415,000,000	1.90x	59.3%	9.8%
5	10 Hudson Yards(1)	$67,500,000	$640,600,000	$708,100,000	4.18x	32.9%	12.9%
7	60 Madison Avenue	$55,000,000	$45,000,000	$100,000,000	2.25x	50.0%	8.8%
9	Birch Run Premium Outlets	$45,000,000	$78,000,000	$123,000,000	2.94x	59.4%	13.4%
11	80 Park Plaza	$41,500,000	$91,500,000	$133,000,000	2.03x	75.0%	9.4%
12	667 Madison Avenue(2)	$40,000,000	$143,000,000	$183,000,000	3.88x	24.7%	13.2%
13	Starbucks Center	$35,000,000	$105,000,000	$140,000,000	3.16x	30.9%	12.3%
16	Mills Fleet Farm	$19,881,174	$44,732,642	$64,613,816	1.64x	63.4%	11.4%
23	Marriott Hilton Head Resort & Spa	$9,967,315	$87,712,371	$97,679,686	1.47x	59.7%	12.0%

(1)	The Whole Loan Cut-off Date Balance excludes two subordinate companion notes in the aggregate original principal amount of approximately $191.9 million.
(2)	The Whole Loan Cut-off Date Balance excludes one subordinate companion note in the original principal amount of $71.0 million.

(35)	Summary of Existing Mezzanine Debt

		Mortgage						Total	Total
		Loan	% of Initial		Annual	Mezzanine		Debt Cut-	Debt	Total
		Cut-off	Outstanding	Mezzanine	Interest Rate	Loan		off Date	U/W	Debt U/W
Loan		Date	Pool	Debt Cut-off	on Mezzanine	Maturity	Intercreditor	LTV	NCF	NOI Debt
No.	Mortgage Loan	Balance	Balance	Date Balance	Loan	Date	Agreement	Ratio(1)	DSCR(1)	Yield(1)
2	FedEx Ground Portfolio	$85,000,000	8.7%	$50,000,000	6.5000%	11/1/2026	Yes	57.2%	2.16x	10.3%
3	229 West 43rd Street Retail Condo	$75,000,000	7.7%	$85,000,000(2)	7.9200%(2)	11/6/2026	Yes	78.7%	1.10x	5.8%
5	10 Hudson Yards	$67,500,000	6.9%	$300,000,000	4.6500%	8/6/2026	Yes	55.8%	2.17x	7.6%

(1)	Total Debt U/W NCF DSCR, Total Debt Cut-off Date LTV Ratio and Total Debt U/W NOI Debt Yield calculations include any related pari passu companion loan(s), related subordinate companion loan(s) and related mezzanine loan(s).
(2)	The related mezzanine loan consists of a senior mezzanine loan and a junior mezzanine loan, which (x) with respect to the senior mezzanine loan, was originated by 229 Mezz II Funding LLC and is secured by the senior mezzanine borrower’s interest in the related mortgage borrower and (y) with respect to the junior mezzanine loan, was originated by 229 Jr Mezz Funding LLC and is secured by the junior mezzanine borrower’s interest in the related senior mezzanine borrower.

(36)	Summary of Future Mezzanine Debt(1)

		Mortgage Loan	% of Initial	Intercreditor	Combined		Combined
Loan		Cut-off Date	Outstanding	Agreement	Minimum	Combined	Minimum Debt
No.	Mortgage Loan	Balance	Pool Balance	Required	DSCR	Maximum LTV	Yield

4	Prudential Plaza(2)	$75,000,000	7.7%	Yes	1.40x	64.6%	9.0%

11	80 Park Plaza	$41,500,000	4.3%	Yes	1.50x	75.0%	10.0%

12	667 Madison Avenue(3)	$40,000,000	4.1%	Yes	3.15x	34.3%	10.2%

13	Starbucks Center	$35,000,000	3.6%	Yes	1.65x	48.5%	10.5%

28	Hotel Portofino	$5,993,470	0.6%	Yes	1.50x	74.0%	9.5%

(1)	The chart above does not include the Blossom Cove Mortgage Loan, which permits the borrower to obtain one or more subordinate unsecured loans from an affiliate, which loans may be evidenced by a note, provided, among other things (i) the aggregate of such subordinate debt does not at any time exceed 2.0% of the original principal balance of the Mortgage Loan, and (ii) the subordinate lender enters into a subordination and standstill agreement with the lender.
(2)	Mezzanine debt is permitted provided, among other things, (i) the proceeds from the mezzanine loan will be deposited into the mortgage lender’s TI/LC reserve and (ii) the mezzanine loan is in an amount no greater than $20,000,000.
(3)	Mezzanine debt may not exceed $100,000,000.

A-1-25

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX A-2

CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

Distribution of Cut-off Date Balances(1)

				Weighted Averages
Range of Cut-off Date Balances	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR		Cut-off Date LTV Ratio(2)	LTV Ratio at Maturity or ARD(2)
$4,982,454 - $7,499,999	4	$22,599,366	2.3%	4.6806%	103	1.55	x	65.1%	55.3%
$7,500,000 - $14,999,999	7	$67,360,975	6.9%	4.5814%	119	1.41	x	66.0%	52.6%
$15,000,000 - $24,999,999	6	$116,281,516	11.9%	4.3065%	118	1.80	x	63.9%	56.0%
$25,000,000 - $49,999,999	6	$249,150,000	25.5%	3.8631%	117	2.43	x	50.4%	46.4%
$50,000,000 - $74,999,999	3	$185,000,000	19.0%	3.6088%	97	2.89	x	46.2%	46.2%
$75,000,000 - $100,000,000	4	$335,000,000	34.3%	4.1928%	116	2.03	x	54.7%	53.3%
Total/Weighted Average	30	$975,391,857	100.0%	4.0495%	113	2.21	x	54.1%	50.5%

Distribution of Mortgage Rates(1)

				Weighted Averages
Range of Mortgage Rates	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR		Cut-off Date LTV Ratio(2)	LTV Ratio at Maturity or ARD(2)
2.9833% - 4.4999%	21	$803,840,922	82.4%	3.9200%	113	2.37	x	52.2%	49.8%
4.5000% - 4.7499%	6	$135,708,976	13.9%	4.5848%	110	1.43	x	63.1%	54.4%
4.7500% - 5.5300%	3	$35,841,959	3.7%	4.9277%	106	1.59	x	62.9%	51.6%
Total/Weighted Average	30	$975,391,857	100.0%	4.0495%	113	2.21	x	54.1%	50.5%

Property Type Distribution(1)(3)

					Weighted Averages
Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Number of Rooms/ Units/NRA	Cut-off Date Balance per Room/Unit/ NRA	Mortgage Rate	Stated Remaining Term (Mos.)	Occupancy	U/W NCF DSCR		Cut-off Date LTV Ratio(2)	LTV Ratio at Maturity or ARD(2)
Office	9	$348,693,565	35.7%	5,995,819	$328	3.7943%	115	89.1%	2.46	x	49.4%	45.6%
CBD	7	$327,792,650	33.6%	5,843,413	$327	3.7519%	115	89.0%	2.53	x	48.1%	45.0%
Suburban	2	$20,900,915	2.1%	152,406	$338	4.4597%	119	89.5%	1.30	x	69.3%	55.1%
Retail	11	$230,168,970	23.6%	2,364,320	$882	4.1906%	117	96.3%	1.94	x	61.3%	56.5%
Anchored(4)	11	$230,168,970	23.6%	2,364,320	$882	4.1906%	117	96.3%	1.94	x	61.3%	56.5%
Mixed Use	6	$228,467,624	23.4%	2,182,735	$11,765	4.0956%	102	98.1%	2.02	x	53.0%	52.0%
Office/Retail	2	$135,000,000	13.8%	1,721,057	$715	3.9136%	119	98.2%	2.09	x	49.2%	49.2%
Warehouse/Data Center	1	$62,500,000	6.4%	395,673	$158	4.3800%	57	100.0%	2.05	x	57.3%	57.3%
Retail/Multifamily	2	$25,736,831	2.6%	10,581	$100,280	4.3348%	119	93.1%	1.68	x	59.6%	54.3%
Retail/Flex	1	$5,230,792	0.5%	55,424	$94	4.2170%	118	100.0%	1.58	x	68.8%	50.1%
Industrial	6	$133,974,687	13.7%	2,266,876	$242	4.1968%	119	98.1%	2.54	x	53.4%	50.0%
Hospitality	3	$25,947,901	2.7%	658	$146,862	4.9454%	105	63.0%	1.55	x	62.3%	51.0%
Limited Service	2	$15,980,586	1.6%	145	$119,701	4.9613%	96	65.6%	1.60	x	64.0%	54.9%
Full Service	1	$9,967,315	1.0%	513	$190,409	4.9200%	118	58.8%	1.47	x	59.7%	44.7%
Self Storage	2	$8,139,111	0.8%	136,692	$60	4.4200%	119	76.6%	1.47	x	68.2%	55.0%
Total/Weighted Average	37	$975,391,857	100.0%			4.0495%	113	93.3%	2.21	x	54.1%	50.5%

A-2-1

Geographic Distribution(1)(3)

				Weighted Averages
State/Location	Number of Mortgage Properties	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR		Cut-off Date LTV Ratio(2)	LTV Ratio at Maturity or ARD(2)
New York	10	$475,711,257	48.8%	3.7930%	118	2.48	x	48.7%	47.8%
New York City	8	$404,892,650	41.5%	3.7292%	118	2.37	x	49.5%	48.4%
New York State	2	$70,818,607	7.3%	4.1580%	119	3.16	x	44.2%	44.2%
California	4	$84,673,156	8.7%	4.5087%	69	1.87	x	58.8%	56.9%
Northern(5)	1	$7,800,000	0.8%	4.5600%	119	1.22	x	63.4%	58.1%
Southern(5)	3	$76,873,156	7.9%	4.5035%	64	1.94	x	58.4%	56.8%
Illinois	1	$75,000,000	7.7%	4.6100%	104	1.44	x	59.3%	53.2%
Texas	3	$53,456,257	5.5%	4.3715%	118	1.45	x	71.5%	58.2%
Michigan	3	$53,139,111	5.4%	4.2413%	111	2.71	x	60.7%	58.7%
Oregon	1	$42,400,000	4.3%	3.5220%	119	2.06	x	45.0%	40.5%
New Jersey	1	$41,500,000	4.3%	4.4500%	118	1.52	x	75.0%	65.6%
Washington	1	$35,000,000	3.6%	3.5240%	118	3.16	x	30.9%	30.9%
Kentucky	1	$24,795,000	2.5%	4.1940%	119	1.44	x	72.5%	63.0%
Pennsylvania	2	$24,168,224	2.5%	4.2993%	119	2.46	x	55.6%	50.0%
Maryland	1	$15,500,000	1.6%	3.8500%	119	3.38	x	44.3%	44.3%
Wisconsin	3	$11,076,515	1.1%	4.7500%	115	1.64	x	63.4%	52.0%
Florida	1	$9,987,116	1.0%	4.6200%	119	1.59	x	62.4%	50.7%
South Carolina	1	$9,967,315	1.0%	4.9200%	118	1.47	x	59.7%	44.7%
Colorado	1	$5,230,792	0.5%	4.2170%	118	1.58	x	68.8%	50.1%
Utah	1	$4,982,454	0.5%	4.4800%	118	1.35	x	72.7%	53.5%
North Dakota	1	$4,777,722	0.5%	4.7500%	115	1.64	x	63.4%	52.0%
Minnesota	1	$4,026,937	0.4%	4.7500%	115	1.64	x	63.4%	52.0%
Total/Weighted Average	37	$975,391,857	100.0%	4.0495%	113	2.21	x	54.1%	50.5%

Distribution of Cut-off Date LTV Ratios(1)(2)

				Weighted Averages
Range of Cut-off Date LTV Ratios	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR		Cut-off Date LTV Ratio	LTV Ratio at Maturity or ARD
24.7% - 54.9%	9	$362,542,650	37.2%	3.5927%	118	3.09	x	40.2%	39.6%
55.0% - 59.9%	5	$292,467,315	30.0%	4.3182%	100	1.89	x	57.6%	55.6%
60.0% - 64.9%	6	$166,297,977	17.0%	4.2312%	118	1.54	x	61.5%	56.1%
65.0% - 69.9%	4	$35,163,373	3.6%	4.4568%	109	1.55	x	68.5%	58.4%
70.0% - 74.9%	5	$77,420,542	7.9%	4.3838%	118	1.42	x	72.4%	58.7%
75.0% - 75.0%	1	$41,500,000	4.3%	4.4500%	118	1.52	x	75.0%	65.6%
Total/Weighted Average	30	$975,391,857	100.0%	4.0495%	113	2.21	x	54.1%	50.5%

Distribution of LTV Ratios at Maturity or ARD(1)(2)

				Weighted Averages
Range of LTV Ratios at Maturity	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR		Cut-off Date LTV Ratio	LTV Ratio at Maturity or ARD
24.7% - 49.9%	8	$303,747,002	31.1%	3.6328%	118	3.23	x	38.7%	37.2%
50.0% - 54.9%	10	$250,575,102	25.7%	4.2443%	114	1.63	x	58.8%	52.1%
55.0% - 59.9%	7	$257,981,284	26.4%	4.2450%	102	1.95	x	59.5%	57.1%
60.0% - 64.9%	4	$121,588,470	12.5%	4.1376%	116	1.65	x	64.5%	61.3%
65.0% - 65.6%	1	$41,500,000	4.3%	4.4500%	118	1.52	x	75.0%	65.6%
Total/Weighted Average	30	$975,391,857	100.0%	4.0495%	113	2.21	x	54.1%	50.5%

A-2-2

Distribution of Underwritten NCF DSCR(1)

				Weighted Averages
Range of Underwritten NCF DSCR	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR		Cut-off Date LTV Ratio(2)	LTV Ratio at Maturity or ARD(2)
1.22x – 1.39x	5	$79,513,056	8.2%	4.3090%	119	1.27	x	64.4%	52.8%
1.40x – 1.44x	3	$124,350,342	12.7%	4.5053%	110	1.44	x	64.5%	56.2%
1.45x – 1.54x	4	$69,593,257	7.1%	4.5210%	118	1.50	x	71.6%	60.3%
1.55x – 1.99x	9	$254,035,202	26.0%	4.1790%	117	1.70	x	59.1%	56.8%
2.00x – 2.49x	3	$159,900,000	16.4%	3.8498%	94	2.12	x	51.5%	50.3%
2.50x – 2.99x	1	$45,000,000	4.6%	4.2090%	110	2.94	x	59.4%	59.4%
3.00x – 4.18x	5	$243,000,000	24.9%	3.5629%	118	3.58	x	35.9%	35.9%
Total/Weighted Average	30	$975,391,857	100.0%	4.0495%	113	2.21	x	54.1%	50.5%

Original Terms to Maturity or ARD (1)

				Weighted Averages
Original Terms to Maturity or ARD	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR		Cut-off Date LTV Ratio(2)	LTV Ratio at Maturity or ARD(2)
60 – 60	2	$68,493,470	7.0%	4.4806%	57	2.01	x	58.1%	57.7%
120 – 120	28	$906,898,388	93.0%	4.0170%	117	2.23	x	53.8%	50.0%
Total/Weighted Average	30	$975,391,857	100.0%	4.0495%	113	2.21	x	54.1%	50.5%

Distribution of Remaining Terms to Maturity or ARD(1)

				Weighted Averages
Range of Remaining Terms to Maturity or ARD	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR		Cut-off Date LTV Ratio(2)	LTV Ratio at Maturity or ARD(2)
57 – 59	2	$68,493,470	7.0%	4.4806%	57	2.01	x	58.1%	57.7%
100 – 114	2	$120,000,000	12.3%	4.4596%	106	2.00	x	59.3%	55.5%
115 – 119	26	$786,898,388	80.7%	3.9495%	118	2.26	x	53.0%	49.1%
Total/Weighted Average	30	$975,391,857	100.0%	4.0495%	113	2.21	x	54.1%	50.5%

Distribution of Underwritten NOI Debt Yields(1)

				Weighted Averages
Range of Underwritten NOI Debt Yields	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR		Cut-off Date LTV Ratio(2)	LTV Ratio at Maturity or ARD(2)
7.3% - 8.9%	7	$305,192,650	31.3%	3.9848%	119	1.74	x	56.8%	55.2%
9.0% - 9.9%	8	$235,043,425	24.1%	4.4979%	97	1.61	x	64.0%	57.2%
10.0% - 10.9%	2	$37,895,915	3.9%	4.2652%	119	1.41	x	72.6%	59.6%
11.0% - 11.9%	5	$93,299,083	9.6%	4.0462%	118	1.81	x	56.2%	48.2%
12.0% – 14.1%	8	$303,960,785	31.2%	3.7418%	116	3.37	x	40.8%	40.2%
Total/Weighted Average	30	$975,391,857	100.0%	4.0495%	113	2.21	x	54.1%	50.5%

Amortization Types(1)

				Weighted Averages
Amortization Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR		Cut-off Date LTV Ratio(2)	LTV Ratio at Maturity or ARD(2)
Interest Only	11	$567,642,650	58.2%	3.8728%	111	2.61	x	49.2%	49.2%
Interest Only, then Amortizing	7	$252,545,000	25.9%	4.2473%	114	1.52	x	62.0%	54.6%
Amortizing Balloon	11	$120,204,207	12.3%	4.6213%	115	1.48	x	67.4%	53.8%
Interest Only, ARD	1	$35,000,000	3.6%	3.5240%	118	3.16	x	30.9%	30.9%
Total/Weighted Average	30	$975,391,857	100.0%	4.0495%	113	2.21	x	54.1%	50.5%

A-2-3

FOOTNOTES TO ANNEX A-2

(1)	With respect to the 8 Times Square & 1460 Broadway Mortgage Loan, FedEx Ground Portfolio Mortgage Loan, 229 West 43rd Street Retail Condo Mortgage Loan, Prudential Plaza Mortgage Loan, 10 Hudson Yards Mortgage Loan, 60 Madison Avenue Mortgage Loan, Birch Run Premium Outlets Mortgage Loan, 80 Park Plaza Mortgage Loan, 667 Madison Avenue Mortgage Loan, Starbucks Center Mortgage Loan, Mills Fleet Farm Mortgage Loan and Marriott Hilton Head Resort & Spa Mortgage Loan, the Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, U/W NCF DSCR, U/W NOI Debt Yield and Cut-off Date Balance per Room/Unit/NRA calculations include the related pari passu companion loan(s) and exclude any related subordinate companion loan(s) and mezzanine loan(s).

(2)	For the ARD Loan, the Original Term to Maturity or ARD, Remaining Terms to Maturity or ARD, Stated Remaining Term (Mos.) and LTV Ratio at Maturity or ARD are through the related Anticipated Repayment Date.

With respect to the 229 West 43rd Street Retail Condo Mortgage Loan and the 10 Hudson Yards Mortgage Loan, in aggregate, representing 14.6% of the Initial Outstanding Pool Balance, the Cut-off Date LTV and Maturity Date or ARD LTV has been calculated based on the “Hypothetical As-Is” value. With respect to the Irvine Crossing Mortgage Loan and the Hampton Inn & Suites – University of Central Florida Mortgage Loan, in aggregate, representing 7.4% of the Initial Outstanding Pool Balance, the Cut-off Date LTV and Maturity Date or ARD LTV has been calculated based on the “As Complete” appraised value. With respect to the Airport Industrial Center Mortgage Loan representing approximately 2.5% of the Initial Outstanding Pool Balance, the Cut-off Date LTV and Maturity Date or ARD LTV are calculated based on the “As Stabilized” appraised value. For additional information, see the Footnotes to Annex A-1.

(3)	Because this table presents information relating to the Mortgaged Properties and not the Mortgage Loans, the information for Mortgaged Properties that relate to Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts.

(4)	Includes anchored and single tenant properties.

(5)	Northern California properties have a zip code greater than 93600. Southern California properties have a zip code less than or equal to 93600.

A-2-4

ANNEX A-3

DESCRIPTION OF TOP TWENTY MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION

A-3-1

8 Times Square & 1460 Broadway New York, NY 10036	Collateral Asset Summary – Loan No. 1 8 Times Square & 1460 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$100,000,000 55.6% 1.71x 7.4%

A-3-2

8 Times Square & 1460 Broadway New York, NY 10036	Collateral Asset Summary – Loan No. 1 8 Times Square & 1460 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$100,000,000 55.6% 1.71x 7.4%

A-3-3

8 Times Square & 1460 Broadway New York, NY 10036	Collateral Asset Summary – Loan No. 1 8 Times Square & 1460 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$100,000,000 55.6% 1.71x 7.4%

Mortgage Loan Information
Loan Seller:	CGMRC
Loan Purpose:	Refinance
Sponsor:	Swig Investment Company, LLC
Borrower:	1460 Fee Swighm LLC; 1460 Leasehold Swighm LLC
Original Balance(1):	$100,000,000
Cut-off Date Balance(1):	$100,000,000
% by Initial UPB:	10.3%
Interest Rate:	4.0500%
Payment Date:	6th of each month
First Payment Date:	December 6, 2016
Maturity Date:	November 6, 2026
Amortization:	Interest Only
Additional Debt(1):	$100,000,000 Pari Passu Debt
Call Protection(2)(3):	L(25), D(91), O(4)
Lockbox / Cash Management:	Hard / Springing

Reserves(4)
	Initial	Monthly
Taxes:	$1,325,353	$232,126
Insurance:	$0	Springing
Replacement:	$0	$3,572
TI/LC:	$0	$0
Condominium Assessment:	$0	Springing
Free Rent:	$8,480,556	$0
TI Unfunded Obligations:	$8,500,641	$0
CapEx Unfunded Obligations:	$5,024,135	$0

Financial Information(5)
Cut-off Date Balance / Sq. Ft.:	$933
Balloon Balance / Sq. Ft.:	$933
Cut-off Date LTV:	55.6%
Balloon LTV:	55.6%
Underwritten NOI DSCR:	1.80x
Underwritten NCF DSCR:	1.71x
Underwritten NOI Debt Yield:	7.4%
Underwritten NCF Debt Yield:	7.0%
Underwritten NOI Debt Yield at Balloon:	7.4%
Underwritten NCF Debt Yield at Balloon:	7.0%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Office/Retail
Collateral(6):	Fee Simple
Location:	New York, NY
Year Built / Renovated:	1952 / 2015
Total Sq. Ft.:	214,341
Property Management:	Meringoff Properties, Inc.
Underwritten NOI:	$14,813,850
Underwritten NCF:	$14,076,259
Appraised Value:	$360,000,000
Appraisal Date:	October 1, 2016

Historical NOI(7)
Most Recent NOI:	-$2,437,036 (T-8 August 31, 2016)
2015 NOI:	$840,447
2014 NOI:	NAV
2013 NOI:	NAV
2012 NOI:	NAV
2011 NOI:	NAV

Historical Occupancy
Most Recent Occupancy:	100.0% (September 1, 2016)
2015 Occupancy:	100.0% (December 31, 2015)
2014 Occupancy:	100.0% (December 31, 2014)
2013 Occupancy:	100.0% (December 31, 2013)
2012 Occupancy:	100.0% (December 31, 2012)
2011 Occupancy:	100.0% (December 31, 2011)
(1)

The Original Balance and Cut-off Date Balance of $100.0 million represents the controlling Note A-1 which, together with the non-controlling pari passu Note A-2-1 and Note A-2-2, with an aggregate original principal balance of $100.0 million, comprise the 8 Times Square & 1460 Broadway Whole Loan with an aggregate original principal balance of $200.0 million. For additional information on the pari passu notes, see “The Loan” herein.

(2)	Partial release is permitted. See “Partial Release” herein.

(3)	The lockout period will be at least 25 payment dates beginning with and including the first payment date of December 6, 2016. Defeasance of the full $200.0 million 8 Times Square Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized, and (ii) October 20, 2019. The assumed lockout period of 25 payments is based on the expected CD 2016-CD2 securitization closing date in December 2016. The actual lockout period may be longer.

(4)	See “Initial Reserves” and “Ongoing Reserves” herein.

(5)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the aggregate 8 Times Square & 1460 Broadway Whole Loan.

(6)	The 8 Times Square & 1460 Broadway Property has been bifurcated into fee and leasehold interests, both of which are owned by the borrower sponsor and will be pledged as collateral for the 8 Times Square & 1460 Broadway Loan.

(7)	In 2015, the borrower sponsor completed an approximately $70.0 million property renovation/reposition plan and executed new leases with the current tenants covering 100% of the property. As a result, Historical NOI information is generally not available. The NOI for the year-to-date period ending August 31, 2016 is -$2,437,036.

A-3-4

8 Times Square & 1460 Broadway New York, NY 10036	Collateral Asset Summary – Loan No. 1 8 Times Square & 1460 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$100,000,000 55.6% 1.71x 7.4%

Tenant Summary(1)
Tenant	Ratings (Fitch/Moody’s/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration
WeWork(3)	NR/NR/NR	178,221	83.1%	$54.00	47.2%	8/31/2034
Foot Locker(4)	NR/Ba2/BB+	36,120	16.9%	$297.62	52.8%	8/31/2032
Subtotal / Wtd. Avg.		214,341	100.0%	$95.05	100.0%
Other		0	0.0%	$0.00	0.0%
Total / Wtd. Avg. Occupied		214,341	100.0%	$95.05	100.0%
Vacant		0	0.0%
Total / Wtd. Avg.		214,341	100.0%

(1)	Based on the underwritten rent roll. All tenant spaces are subject to re-measurement when leases expire.

(2)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(3)	WeWork has one, five-year extension option upon written notice, at least 18 months prior to the expiration date, at the greater of the fair market rent and the prior year’s fixed rent plus tax and operating expense recoveries. WeWork has no termination options.

(4)	Foot Locker has a free rent period until September 15, 2017 and the right to go dark at any time, subject to the borrower’s right of recapture after six months.

Lease Rollover Schedule(1)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2016	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2017	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2018	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2020	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2021	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2022	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2023	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2024	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2025	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2026	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
Thereafter	2	214,341	100.0%	214,341	100.0%	$95.05	100.0%	100.0%
Vacant	NAP	0	0.0%	214,341	100.0%	NAP	NAP
Total / Wtd. Avg.	2	214,341	100.0%			$95.05	100.0%

(1)	Based on the underwritten rent roll. All tenant spaces are subject to re-measurement when leases expire.

A-3-5

8 Times Square & 1460 Broadway New York, NY 10036	Collateral Asset Summary – Loan No. 1 8 Times Square & 1460 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$100,000,000 55.6% 1.71x 7.4%

The Loan.    The 8 Times Square & 1460 Broadway loan (the “8 Times Square & 1460 Broadway Loan”) is a fixed rate loan secured by the borrowers’ fee simple interests in a 214,341 sq. ft., 16-story Class A, office and retail property located at 8 Times Square & 1460 Broadway in New York, New York (the “8 Times Square & 1460 Broadway Property”). The 8 Times Square & 1460 Broadway Loan is evidenced by the controlling Note A-1, with an original principal balance of $100.0 million, which will be included in the CD 2016-CD2 mortgage trust. The pari passu non-controlling Note A-2-1, with an original principal balance of $75.0 million, is currently held by Citigroup Global Markets Realty Corp. (“CGMRC”) and expected to be contributed to the CGCMT 2016-P6 mortgage trust. The pari passu non-controlling Note A-2-2 (together with Note A-2-1 and the 8 Times Square & 1460 Broadway Loan, the “8 Times Square & 1460 Broadway Whole Loan”), with an original principal balance of $25.0 million, is currently held by CGMRC and expected to be contributed to one or more future commercial mortgage securitization transactions.

The relationship between the holders of the notes comprising the 8 Times Square & 1460 Broadway Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool–The Whole Loans–8 Times Square & 1460 Broadway Whole Loan” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$100,000,000	$100,000,000	CD 2016-CD2	Yes
A-2-1	$75,000,000	$75,000,000	CGMRC(1)	No
A-2-2	$25,000,000	$25,000,000	CGMRC	No
Total	$200,000,000	$200,000,000

(1)	Expected to be contributed to the CGCMT 2016-P6 mortgage trust.

The 8 Times Square & 1460 Broadway Whole Loan has a 10-year term and pays interest only for the term of the loan. The 8 Times Square & 1460 Broadway Whole Loan accrues interest at a fixed rate equal to 4.05000% and has a Cut-off Date Balance of $200.0 million. The 8 Times Square & 1460 Broadway Whole Loan proceeds were used to pay off existing debt of approximately $138.6 million, fund upfront reserves of approximately $23.3 million, pay closing costs of approximately $3.8 million and return cash equity of approximately $34.3 million to the sponsor. Based on the appraised value of $360.0 million as of October 1, 2016, the Cut-off Date LTV for the 8 Times Square & 1460 Broadway Loan is 55.6%. The most recent prior financing of the 8 Times Square & 1460 Broadway Property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$200,000,000	100.0%	Loan Payoff	$138,599,880	69.3%
			Return of Equity	$34,280,019	17.1%
			Reserves	$23,330,685	11.7%
			Closing Costs	$3,789,416	1.9%
Total Sources	$200,000,000	100.0%	Total Uses	$200,000,000	100.0%

The Borrowers / Borrower Sponsor.    The borrowers, 1460 Fee Swighm LLC and 1460 Leasehold Swighm LLC, are each a single purpose Delaware limited liability company structured to be bankruptcy-remote with two independent directors in its organizational structure. The borrowers are the owners of both fee and leasehold interests in the 8 Times Square & 1460 Broadway Property. Pursuant to a ground lease, the borrowers have the right to terminate the ground lease in accordance with the loan documents. The sponsor of the borrowers and the non-recourse carve-out guarantor is Swig Investment Company, LLC (the “Swig Investment Company”) which is owned by The Swig Company, LLC (“The Swig Company”).

The Swig Company is a privately-owned, San Francisco-based real estate operator with over 75 years of experience in investment, development, partnership and management of commercial real estate properties in major US markets. Founded by Benjamin Swig, The Swig Company’s current real estate holdings comprise a diversified, urban office property portfolio of approximately 8.5 million sq. ft. primarily invested in three core markets: Manhattan, Northern California, and Southern California.

The Property. The 8 Times Square & 1460 Broadway Property is a 16-story, 214,341 sq. ft., Class A office and retail building located in Midtown Manhattan. The 8 Times Square & 1460 Broadway Property was originally built by The Swig Company in 1951 and renovated in 2015. The borrower sponsor is currently in the final stages of a full-scale $70.0 million property renovation which effectively delivers a brand new property. The office space was previously entirely leased to Skadden, Arps, Slate, Meagher & Flom LLP but is currently occupied by WeWork. The borrower sponsor concurrently began executing buyouts and terminations with five existing commodity retail and restaurant tenants in order to create a new multi-level flagship retail box, which has subsequently been leased to Foot Locker under the newly branded 8 Times Square address. As of September 1, 2016, the 8 Times Square & 1460 Broadway Property is 100.0% leased to WeWork and Foot Locker on recently executed long term leases.

The office space, located on floors 4 through 17, has been completely gut renovated and customized to WeWork’s build-out and technology standards. Other renovation highlights include the ongoing reconfiguration of the 8 Times Square & 1460 Broadway Property’s office entrance on 41st Street. WeWork is accessed through the 1460 Broadway entrance on 41st Street.

A-3-6

8 Times Square & 1460 Broadway New York, NY 10036	Collateral Asset Summary – Loan No. 1 8 Times Square & 1460 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$100,000,000 55.6% 1.71x 7.4%

Environmental Matters. The Phase I environmental report dated September 19, 2016 recommended the development and implementation of an asbestos operation and maintenance program at the 8 Times Square & 1460 Broadway Property.

Major Tenants.

WeWork (178,221 sq. ft.; 83.1% of NRA; 47.2% of U/W Base Rent) WeWork is a privately held company founded in 2010. WeWork runs a network of co-working offices that spans 23 cities in seven countries. The company leases space in traditional office buildings, renovates such space to communal workspace, and leases space on a short-term basis to start-up companies and established smaller companies looking to save on occupancy costs. In addition, the company opened a WeLive residential rental concept in Manhattan and Crystal City, Virginia. In its most recent round of funding, WeWork was valued at $16 billion.

WeWork executed a 19-year lease dated March 31, 2015 with a lease expiration date of August 31, 2034. The premises include all of floors 4 through 17. WeWork has one, five year renewal option with at least 18 months notice. WeWork’s lease structure includes a lease guaranty from WeWork’s parent company (WeWork Companies Inc.), which is capped at approximately $9.6 million and decreases to approximately $4 million on a predetermined five-year schedule. The WeWork lease also includes a approximately $9.6 million letter of credit, which decreases to approximately $3.6 million on a predetermined 10-year schedule with reductions at the 6th, 8th, and 10th anniversary of the possession date of August 12, 2015. The letter of credit may be drawn upon by the borrower if the tenant defaults on the lease or files for bankruptcy.

Foot Locker (36,120 sq. ft.; 16.9% of NRA; 52.8% of U/W Base Rent) Foot Locker is a global athletic footwear and apparel retailer that operates 1,835 stores in 23 countries. The domestic stores have an average of 2,500 selling sq. ft. and the international stores have an average of 1,500 selling sq. ft. In addition to Foot Locker, the company operates Lady Foot Locker, Kids Foot Locker, Champs Sports, Footaction, Six:02, East Bay Runners Point, and Sidestep Stores. Listed on the NYSE as FL, the company has a $9.2 billion market cap. The company’s 2013 through 2015 revenues were $6.5 billion, $7.2 billion, and $7.4 billion, respectively.

Foot Locker executed a 16-year lease dated April 23, 2015 with a lease expiration date of August, 31, 2032. The premises include the basement level and floors 1 through 3. Additionally, the premises include three exterior digital signs. Foot Locker has a free rent period until September 15, 2017 and the right to go dark at any time subject to the borrower’s right of recapture after six months..

The Market. The 8 Times Square & 1460 Broadway Property is located on the northeast corner of West 41st Street and Broadway, which is located in the Midtown West Office District. As of second quarter 2016, the Midtown West Office District contains 41.0 million sq. ft. of Class A office space. The Times Square South sub-district contains a total Class A office inventory of 7.3 million sq. ft. and direct rents of $83.80 PSF. The Times Square South sub-district total vacancy rate increased 40 basis points in the second quarter of 2016 to 9.4%.

The appraiser identified 39 competitive buildings totaling approximately 22.6 million sq. ft. and indicated a weighted vacancy of 10.8% with asking rents ranging from $47.00 to $120.00 PSF. Of the 39 buildings surveyed, six were considered directly competitive with the 8 Times Square & 1460 Broadway Property in terms of building classification, asking rents, rentable office area, and current occupancy. The six properties have total occupancies ranging from 83.7% to 100.0% with an average of 91.6% and asking rents ranging from $50.00 PSF to $70.00 PSF.

The appraiser analyzed eight recent office leases with sizes ranging from 12,105 to 54,782 sq. ft., lease terms ranging from eight to ten years and rents ranging from $56.00 to $73.00 per sq. ft. Based on the comparable office lease data, the appraiser concluded to a rate of $58.00 PSF based on a modified gross basis for the office space. The appraiser also analyzed eight retail leases with sizes ranging from 17,500 to 70,000 sq. ft. with blended rents ranging from $101.46 to $375.16 PSF. Based on the comparable retail lease data, the appraiser concluded a blended rate of $297.62 PSF on a gross basis for the basement to third floor retail space at the 8 Times Square & 1460 Broadway Property.

Directly Competitive Buildings(1)
Property	Office Area (NRA)	Available Sq. Ft. (Direct)	Available Sq. Ft. (Sublease)	Direct Occupancy	Total Occupancy	Direct Asking Rent (Low)	Direct Asking Rent (High)
1375 Broadway	401,559	65,290	0	83.7%	83.7%	$59.00	$62.00
1372 Broadway	450,000	0	0	100.0%	100.0%	$58.00	$58.00
1407 Broadway	811,000	124,221	0	84.7%	84.7%	$60.00	$70.00
1430 Broadway	332,000	6,862	10,947	97.9%	94.6%	$50.00	$50.00
501 Seventh Avenue	400,000	11,245	1,544	97.2%	96.8%	$55.00	$55.00
530 Seventh Avenue	468,660	9,660	12,100	97.9%	95.4%	$54.00	$55.00
Total / Average	2,863,219	217,278	24,591	92.4%	91.6%	$50.00	$70.00
(1)	Source: Appraisal.

A-3-7

8 Times Square & 1460 Broadway New York, NY 10036	Collateral Asset Summary – Loan No. 1 8 Times Square & 1460 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$100,000,000 55.6% 1.71x 7.4%

Cash Flow Analysis.

Cash Flow Analysis
	2013(1)	2014(1)	2015(1)	Appraisal	U/W	U/W PSF
Base Rent				$20,393,984	$20,373,934	$95.05
Reimbursements				17,939	0	0.00
Gross Potential Rent				$20,411,923	$20,373,934	$95.05
Total Other Income				525,116	553,667	2.58
Less: Vacancy(2)				(332,486)	(1,018,697)	(4.75)
Effective Gross Income				$20,604,553	$19,908,904	$92.88
Total Variable Expenses				1,729,611	2,283,392	10.65
Total Fixed Expenses				2,740,822	2,811,662	13.12
Net Operating Income				$16,134,120	$14,813,850	$69.11
TI/LC				0	694,723	3.24
Capital Expenditures				64,302	42,868	0.20
Net Cash Flow	NAV	NAV	NAV	$16,069,818	$14,076,259	$65.67
Average Annual Rent PSF	NAV	NAV	NAV
(1)	The 8 Times Square & 1460 Broadway Property has recently undergone an approximately $70.0 million property renovation/reposition plan by the sponsor and new leases were executed covering 100% of the 8 Times Square & 1460 Broadway Property. As a result, Historical NOI information and Average Annual Rent PSF are generally not available. The 2015 NOI is $840,447 and the NOI for year-to-date period ending August 31, 2016 is -$2,437,036.

(2)	U/W Vacancy represents an economic vacancy of 5.0%.

Property Management.   The 8 Times Square & 1460 Broadway Property is managed by Meringoff Properties, Inc., an affiliated manager.

Lockbox / Cash Management.     The 8 Times Square & 1460 Broadway Whole Loan is structured with a hard lockbox and springing cash management. All rents are required to be directly deposited by the tenants of the 8 Times Square & 1460 Broadway Property into a clearing account controlled by the lender. In the absence of a Trigger Period (as defined below), the funds in the clearing account will be swept daily into an account controlled by the borrower. During a Trigger Period, funds in the clearing account will be swept daily into a deposit account controlled by the lender and applied and disbursed in accordance with the loan documents.

A “Trigger Period” will commence upon the occurrence of (i) an event of default, (ii) the debt service coverage ratio falling below 1.20x, or (iii) a Specified Tenant Trigger Period (as defined below).

A “Specified Tenant Trigger Period” means a period commencing upon the first to occur of (i) a Specified Tenant (as defined below) being in default under its lease beyond applicable notice and cure periods, (ii) a Specified Tenant failing to be in actual, physical possession of its space, (iii) a Specified Tenant giving notice that it is terminating its lease for any material portion of its space, (iv) any termination or cancellation of any Specified Tenant lease or any Specified Tenant lease failing to otherwise be in full force and effect, and (v) any bankruptcy or similar insolvency of any Specified Tenant.

A “Specified Tenant” means (i) WeWork, (ii) Foot Locker, (iii) any pre-approved office replacement tenant, (iv) any tenant under its lease which, individually or when aggregated with all other leases at the 8 Times Square & 1460 Broadway Property with the same tenant or its affiliate, accounts for 25% or more of the total rental income or the gross leasable area at the 8 Times & 1460 Broadway Property, and (v) any guarantor(s) of the applicable related lease(s).

Initial Reserves.    At loan origination, the borrower deposited (i) $1,325,353 into a tax reserve account, (ii) $8,480,556 into a free rent reserve, (iii) $8,500,641 into a tenant improvement unfunded obligation account, and (iv) $5,024,135 into a capital expenditure unfunded obligations account.

Ongoing Reserves.    On a monthly basis, the borrowers are required to deposit reserves of (i) 1/12 of the estimated annual real estate taxes, which currently equates to $232,126, into a tax reserve account, (ii) 1/12 of annual insurance premiums to the extent a blanket insurance policy is not in effect, into an insurance reserve account , (iii) $3,572 into a replacement account subject to a cap of $171,473 and (iv) one month of assessments payable into a condominium assessment reserve for the borrower unit upon the release of a condominium unit, in accordance with the terms and conditions in the loan documents.

Current Mezzanine or Subordinate Indebtedness.    None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

A-3-8

8 Times Square & 1460 Broadway New York, NY 10036	Collateral Asset Summary – Loan No. 1 8 Times Square & 1460 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$100,000,000 55.6% 1.71x 7.4%

Partial Release. At any time after the expiration of the lockout period, the borrowers may obtain the release of the office and/or signage condominium units upon a third-party sale provided, among other things, (i) no event of default has occurred and is continuing, (ii) the debt service coverage ratio for the remaining property is not less than the greater of the debt service coverage ratio immediately preceding the partial release and 1.82x, (iii) the debt yield for the remaining property is not less than the greater of the debt yield immediately preceding the partial release and 7.39%, (iv) the borrowers defease the loan in an amount equal to 115% of the original allocated loan amount of such release parcel, (v) the related ground lease has been amended to remove the related condominium unit(s) from the ground lease’s terms and conditions and (vi) the related borrower delivers to the lender a REMIC opinion.

A-3-9

8 Times Square & 1460 Broadway New York, NY 10036	Collateral Asset Summary – Loan No. 1 8 Times Square & 1460 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$100,000,000 55.6% 1.71x 7.4%

MAP © 2016 CARTIFACT
DATA © OSM CONTRIBUTORS
8 Times Square & 1460 Broadway
8 Times Square & 1460 Broadway
New York, NY 10036
ROCKEFELLER CENTER
MIDTOWN
THEATER DISTRICT
MIDTOWN SOUTH
GARMENT DISTRICT
W 50TH STREET
W 49TH STREET
W 48TH STREET
W 47TH STREET
W 46TH STREET
W 45TH STREET
W 44TH STREET
W 43RD STREET
W 42ND STREET
W 41ST STREET
W 40TH STREET
W 39TH STREET
W 38TH STREET
W 37TH STREET
W 36TH STREET
W 35TH STREET
W 34TH STREET
W 33RD STREET
W 31ST STREET
NINTH AVENUE
EIGHTH AVENUE
SEVENTH AVENUE
BROADWAY
SIXTH AVENUE
FIFTH AVENUE
One Worldwide Plaza
RCA Building
McGraw-Hill Building
Rockefeller Plaza
Morgan Stanley Building
New York Marriott Marquis Hotel
PlayStation Theater
Times Square
4 Times Square
Bank of America Tower
Grace Building
E-Walk
Port Authority Bus Terminal
New York Times Building
Bryant Park
New York Public Library
Hilton Times Square
7 Times Square
Macy's Herald Square
One Penn Plaza
Farley Post Office Building
Madison Square Garden
Manhattan West by Brookfield
Harlem
Columbia University
Upper West Side
Upper East Side
Metropolitan Museum of Art
Central Park
West New York
Astoria
Long Island City
Carnegie Hall
Rockefeller Center
United Nations
Midtown
Madison Square Garden
Empire State Building
New York
MANHATTAN
Hoboken
NYU
SoHo
Financial District
Jersey City
BROOKLYN

A-3-10

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-11

10 Herrmann Place, Yonkers, NY 10710 300 Waterside Drive, Elmsford, NY 10523 601 River Road, Bridgeport, PA 19405	Collateral Asset Summary – Loan No. 2 FedEx Ground Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$85,000,000 44.2% 3.16x 13.4%

A-3-12

10 Herrmann Place, Yonkers, NY 10710 300 Waterside Drive, Elmsford, NY 10523 601 River Road, Bridgeport, PA 19405	Collateral Asset Summary – Loan No. 2 FedEx Ground Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$85,000,000 44.2% 3.16x 13.4%

Mortgage Loan Information
Loan Seller:	CGMRC
Loan Purpose:	Acquisition
Sponsor:	PA-SC Venture I Equity Sub LLC
Borrower:	PA-SC West Chester Project LLC; PA-SC Elmsford Project LLC; PA-SC Yonkers Project LLC
Original Balance(1):	$85,000,000
Cut-off Date Balance(1):	$85,000,000
% by Initial UPB:	8.7%
Interest Rate:	4.1580%
Payment Date:	1st of each month
First Payment Date:	December 1, 2016
Maturity Date:	November 1, 2026
Amortization:	Interest Only
Additional Debt(1)(2):	$85,000,000 Pari Passu Debt; $50,000,000 Mezzanine Debt
Call Protection(3):	L(25), D(91), O(4)
Lockbox / Cash Management:	Hard / In Place

Reserves(4)
	Initial	Monthly
Taxes:	$574,417	$130,987
Insurance:	$0	Springing
Replacement:	$0	$0
TI/LC:	$0	$0
Landlord Obligations:	$1,582,000	$0
Change Order:	$934,110	$0
Litigation:	$550,000	$0

Financial Information
	Whole Loan(5)	Total Debt(6)
Cut-off Date Balance / Sq. Ft.:	$226	$293
Balloon Balance / Sq. Ft.:	$226	$293
Cut-off Date LTV:	44.2%	57.2%
Balloon LTV:	44.2%	57.2%
Underwritten NOI DSCR:	3.17x	2.17x
Underwritten NCF DSCR:	3.16x	2.16x
Underwritten NOI Debt Yield:	13.4%	10.3%
Underwritten NCF Debt Yield:	13.3%	10.3%
Underwritten NOI Debt Yield at Balloon:	13.4%	10.3%
Underwritten NCF Debt Yield at Balloon:	13.3%	10.3%
Property Information
Single Asset / Portfolio:	Portfolio of three properties
Property Type:	Warehouse/Distribution Industrial
Collateral:	Fee Simple
Location:	Various
Year Built / Renovated:	2016 / NAP
Total Sq. Ft.:	751,118
Property Management:	Self-managed
Underwritten NOI:	$22,724,302
Underwritten NCF:	$22,649,190
Appraised Value:	$384,800,000
Appraisal Date:	August 24, 2016

Historical NOI(7)
Most Recent NOI:	NAP
2015 NOI:	NAP
2014 NOI:	NAP
2013 NOI:	NAP

Historical Occupancy(7)
Most Recent Occupancy:	100.0% (December 1, 2016)
2015 Occupancy:	NAP
2014 Occupancy:	NAP
2013 Occupancy:	NAP
(1)	The Original Balance and Cut-off Date Balance of $85.0 million represents the non-controlling Note A-2 and non-controlling Note A-4 which, together with the remaining pari passu notes with an aggregate original principal balance of $85.0 million, comprise the FedEx Ground Portfolio Whole Loan with an aggregate original principal balance of $170.0 million. For additional information regarding the pari passu notes, see “The Loan” herein.

(2)	See “Current Mezzanine or Subordinate Indebtedness” herein.

(3)	The lockout period will be at least 25 payment dates beginning with and including the first payment date of December 1, 2016. Defeasance of the full $170.0 million FedEx Ground Portfolio Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) November 1, 2020. The assumed lockout period of 25 payments is based on the expected CD 2016-CD2 securitization closing date in December 2016. The actual lockout period may be longer.

(4)	See “Initial Reserves” and “Ongoing Reserves” herein.
(5)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the FedEx Ground Portfolio Whole Loan only, which has an aggregate principal balance of $170.0 million.

(6)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the Total Debt in the aggregate amount of $220.0 million, which includes a $50.0 million mezzanine loan.

(7)	The FedEx Ground Portfolio properties were constructed in 2016 and, as a result, Historical NOI and Historical Occupancy information is not available.

A-3-13

10 Herrmann Place, Yonkers, NY 10710 300 Waterside Drive, Elmsford, NY 10523 601 River Road, Bridgeport, PA 19405	Collateral Asset Summary – Loan No. 2 FedEx Ground Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$85,000,000 44.2% 3.16x 13.4%

Tenant Summary(1)
Tenant(2)		Ratings (Fitch/Moody’s/S&P)(3)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration
	Properties
FedEx	FedEx - Yonkers, NY(4)	NR/Baa2/BBB	121,883	16.2%	$84.96	43.8%	7/31/2031
FedEx	FedEx - Elmsford, NY(5)	NR/Baa2/BBB	323,502	43.1%	$29.10	39.8%	6/30/2031
FedEx	FedEx - Bridgeport, PA(6)	NR/Baa2/BBB	305,733	40.7%	$12.72	16.4%	6/30/2031
Subtotal / Wtd. Avg.			751,118	100.0%	$31.50	100.0%
Other			0	0.0%	$0.00	0.0%
Total / Wtd. Avg. Occupied			751,118	100.0%	$31.50	100.0%
Vacant			0	0.0%
Total / Wtd. Avg.			751,118	100.0%

(1)	Based on the underwritten rent roll as of December 1, 2016. All tenant spaces are subject to re-measurement when the related lease expires.

(2)	Actual lessee is FedEx Ground Package System, Inc. (“FedEx”).

(3)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(4)	FedEx has two 10-year extension options upon written notice of at least 180 days prior to the expiration date at the following rents: $97.71 PSF for the first five years of the first extension option; $105.03 PSF for the second five years of the first extension option; $112.91 PSF for the first five years of the second extension option and $121.38 PSF for the second five years of the second extension option. FedEx has no termination options pursuant to its lease at the FedEx – Yonkers, NY property (“FedEx Yonkers”).

(5)	FedEx has two 10-year extension options upon written notice of at least 180 days prior to the expiration date at the following rents: $33.47 PSF for the first five years of the first extension option; $35.98 PSF for the second five years of the first extension option; $38.68 PSF for the first five years of the second extension option and $41.58 PSF for the second five years of the second extension option. FedEx has no termination options pursuant to its lease at the FedEx – Elmsford, NY property (“FedEx Elmsford”).

(6)	FedEx has two five-year extension options upon written notice of at least 11 months prior to the expiration date at the following rents: $14.63 PSF for the first extension option and $15.37 PSF for the second extension option. FedEx has no termination options pursuant to its lease at the FedEx – Bridgeport, PA property (“FedEx Bridgeport”).

Lease Rollover Schedule(1)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2016	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2017	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2018	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2020	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2021	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2022	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2023	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2024	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2025	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2026	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
Thereafter	3	751,118	100.0%	751,118	100.0%	$31.50	100.0%	100.0%
Vacant	NAP	0	0.0%	751,118	100.0%	NAP	NAP
Total / Wtd. Avg.	3	751,118	100.0%			$31.50	100.0%

(1)	Based on the underwritten rent roll as of December 1, 2016.

A-3-14

10 Herrmann Place, Yonkers, NY 10710 300 Waterside Drive, Elmsford, NY 10523 601 River Road, Bridgeport, PA 19405	Collateral Asset Summary – Loan No. 2 FedEx Ground Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$85,000,000 44.2% 3.16x 13.4%

The Loan.    The FedEx Ground Portfolio loan (the “FedEx Ground Portfolio Loan”) is a fixed rate loan secured by the borrowers’ fee simple interests in three properties: FedEx Yonkers, FedEx Elmsford and FedEx Bridgeport (collectively, the “FedEx Ground Portfolio Properties”). The FedEx Ground Portfolio Loan is part of the FedEx Ground Portfolio Whole Loan. The “FedEx Ground Portfolio Whole Loan” is evidenced by four pari passu notes in the aggregate original principal amount of $170.0 million. The non-controlling Note A-2, with an original principal amount of $42.5 million, and the non-controlling Note A-4, with an original principal balance of $42.5 million, will be included in the CD 2016-CD2 mortgage trust. The controlling Note A-1, with an original principal amount of $42.5 million, and the non-controlling Note A-3, with an original principal balance of $42.5 million, will not be included in the trust, and are currently held by Bank of America, National Association (“BANA”) and expected to be contributed to one or more future securitizations. The borrower sponsor acquired the FedEx Ground Portfolio Properties as part of a portfolio of eight FedEx build-to-suit projects.

The relationship between the holders of the FedEx Ground Portfolio Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool–The Whole Loans–FedEx Ground Portfolio Whole Loan” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$42,500,000	$42,500,000	BANA	Yes
A-2 and A-4	$85,000,000	$85,000,000	CD 2016-CD2	No
A-3	$42,500,000	$42,500,000	BANA	No
Total	$170,000,000	$170,000,000

The FedEx Ground Portfolio Whole Loan has a 10-year term and pays interest only for the term of the loan. The FedEx Ground Portfolio Whole Loan accrues interest at a fixed rate equal to 4.1580% and has a Cut-off Date Balance of $85.0 million. The FedEx Ground Portfolio Whole Loan proceeds were used to acquire the FedEx Ground Portfolio Properties, pay closing costs of approximately $4.91 million and fund upfront reserves of approximately $3.64 million. Based on the appraised value of $384.8 million as of August 24, 2016, the Cut-off Date LTV for the FedEx Ground Portfolio Whole Loan is 44.2%. The most recent prior financing of the FedEx Ground Portfolio Properties was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$170,000,000	41.6%	Purchase Price	$400,427,868	97.9%
Mezzanine Loan	$50,000,000	12.2%	Closing Costs	$4,905,658	1.2%
Borrower Equity	$188,974,053	46.2%	Reserves	$3,640,527	0.9%
Total Sources	$408,974,053	100.0%	Total Uses	$408,974,053	100.0%

The Borrowers / Borrower Sponsor.    The borrowers, PA-SC Elmsford Project LLC, PA-SC West Chester Project LLC and PA-SC Yonkers Project LLC, are single purpose entities, structured to be bankruptcy-remote entities. Equity ownership in each of the borrowers is held by PA-SC Elmsford Mezz Sub LLC, PA-SC West Chester Mezz Sub LLC and PA-SC Yonkers Mezz Sub LLC, respectively which are in turn owned: (i) in the case of PA-SC Elmsford Mezz Sub LLC, by PA-SC Elmsford Equity Sub LLC (“PA-SC Elmsford”) (90.0%) and Elmsford Holdco, LLC (10.0%); (ii) in the case of PA-SC West Chester Mezz Sub LLC, by PA-SC West Chester Equity Sub LLC (“PA-SC West Chester”) (90.0%) and West Chester Holdco, LLC (10.0%); and (iii) in the case of PA-SC Yonkers Mezz Sub LLC, by PA-SC Yonkers Equity Sub LLC (together with PA-SC Elmsford and PA-SC Westchester, the “Equity Sub LLC Entities”) (90.0%) and Yonkers Holdco, LLC (10.0%). The Equity Sub LLC Entities are 100% owned by PA-SC Venture I Equity Sub LLC, which is 100% owned by PA-SC Venture I LLC. PA-SC Venture I LLC is 99.0% owned by PA Dragon LLC and 1.0% owned by SC Venture Acquisition LLC. Ultimate ownership in PA Dragon LLC is held by Ping An Insurance and the ultimate ownership of SC Venture Acquisition LLC is held by the John A. Blumberg 2012 Irrevocable Trust. The non-recourse carve-out guarantor is PA-SC Venture I Equity Sub LLC.

The borrower sponsor for the FedEx Ground Portfolio Loan is PA-SC Venture I LLC, an industrial acquisition venture formed in June 2015 between Ping An Trust (Ping An Insurance Company) and SC Venture Acquisition LLC. The venture was formed for the recapitalization of eight FedEx build-to-suit projects upon completion of construction. SC Venture Acquisition LLC is the control entity and is an affiliate of MRP Group. MRP Group is an affiliate of Black Creek Group, which is based in Denver and was co-founded by John Blumberg in 1993. Black Creek Group oversees a group of real estate investment companies including Dividend Capital Total Realty Trust, which in 2010 bought approximately 30 properties for $1.35 billion from iStar Financial Inc. Ping An Insurance is a Chinese insurance company, which is headquartered in Shenzhen, People’s Republic of China. Ping An was founded in 1988 and is an integrated, consolidated and diversified financial services group, offering a wide range of insurance, banking and investment services. The group has over 235,000 employees and nearly 800,000 life insurance agents providing insurance, banking and investment services for 96.6 million customers.

There is an additional loan from an affiliate of PA-SC Venture I Equity Sub LLC, the carveout guarantor of the borrower, to the non-managing member of the applicable mezzanine borrower secured by the equity interests in the applicable mezzanine borrower. Foreclosure on such intercompany loan would change ownership of the economic rights of the members of the applicable mezzanine

A-3-15

10 Herrmann Place, Yonkers, NY 10710 300 Waterside Drive, Elmsford, NY 10523 601 River Road, Bridgeport, PA 19405	Collateral Asset Summary – Loan No. 2 FedEx Ground Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$85,000,000 44.2% 3.16x 13.4%

borrower but would not change the control of the applicable mezzanine borrower. Additionally, a non-controlling minority of the membership interests of the mezzanine borrower are subject to a put/call agreement, under which the non-managing member of the applicable mezzanine borrower has the right to put its interest to the managing member of the applicable mezzanine borrower during months 16, 17 and 18 after the origination of the FedEx Ground Portfolio Whole Loan (the “Put Right”). The obligation of the managing member of the applicable mezzanine borrower to purchase the non-managing member’s interest upon exercise of the Put Right is secured by the managing member’s economic rights in the applicable borrower, but not the managing member’s right to control the borrower. If the Put Right is not exercised, the managing member of the applicable mezzanine borrower has a call right for six years after expiration of the Put Right.

The Properties.

FedEx Yonkers is located in Yonkers, Westchester County, New York which is approximately five miles north of Manhattan, New York. FedEx Yonkers is a 121,883 sq. ft. industrial warehouse/distribution facility that was constructed in 2016. The rentable area of the distribution building includes 115,773 sq. ft. of warehouse space and 6,110 sq. ft. of office space, and the remaining space represents the general facilities. There is also a two-level parking deck with a total of 316 spaces with 218 rooftop spaces reserved for employees and the remaining 98 space surface level spaces reserved for trucks, trailers and vans totaling 2.6 spaces per 1,000 sq. ft. FedEx Yonkers has 28-29 foot ceilings throughout the warehouse space with 21 dock high doors and five grade level doors. It is 100.0% leased and occupied by FedEx which occupies the entire 121,833 sq. ft. and contributes 100.0% of the property’s gross potential rent. FedEx’s lease commenced on July 15, 2016 and it has a July 31, 2031 expiration with two, 10-year renewal options. FedEx is responsible for all operating costs at FedEx Yonkers, including real estate taxes, insurance, common area maintenance and utilities. FedEx Yonkers is self-managed.

FedEx Elmsford is located in Elmsford, Westchester County, New York which is approximately 20 miles north of the Bronx, New York. FedEx Elmsford is a 323,502 sq. ft. industrial warehouse/distribution facility that was constructed in 2016. The rentable area of the distribution building includes 153,915 sq. ft. of warehouse space, 7,269 sq. ft. of office space and 162,318 sq. ft. of second floor parking. FedEx Elmsford has approximately 335 parking spaces for employees and another 22 surface-level spaces for trucks, trailers and vans totaling 1.1 spaces per 1,000 sq. ft. FedEx Elmsford has 28-29 foot ceilings throughout the warehouse space with 44 dock high doors and six grade level doors. It is 100.0% leased and occupied by FedEx which occupies 100.0% of the building’s sq. ft. and contributes 100.0% of the property’s gross potential rent. FedEx’s lease commenced on July 15, 2016 and it has a June 30, 2031 expiration with two, 10-year renewal options. FedEx is responsible for all operating costs at FedEx Elmsford, including real estate taxes, insurance, common area maintenance and utilities. FedEx Elmsford is self-managed.

FedEx Bridgeport is located in Bridgeport, Montgomery County, Pennsylvania which is approximately 17 miles northwest of Philadelphia, Pennsylvania. FedEx Bridgeport is a 305,733 sq. ft. industrial warehouse/distribution facility that was constructed in 2016. The rentable area of the distribution building includes 305,733 sq. ft. of warehouse space. There are two additional buildings on site which include a maintenance garage totaling 5,569 sq. ft. and a security building totaling 3,418 sq. ft. The total collateral comprising FedEx Bridgeport is 305,733 sq. ft. FedEx Bridgeport has 1,023 parking spaces totaling 3.3 spaces per 1,000 sq. ft.. FedEx Bridgeport has 32 foot ceilings throughout the warehouse space with 76 dock high doors and four drive-in doors. It is 100.0% leased and occupied by FedEx which occupies 100.0% of the building’s sq. ft. and contributes 100.0% of the property’s gross potential rent. FedEx’s lease commenced on July 15, 2016 and it has a June 30, 2031 expiration with two, five-year renewal options. FedEx is responsible for all operating costs at FedEx Bridgeport, including real estate taxes, insurance, common area maintenance and utilities. FedEx Bridgeport is self-managed.

Portfolio Summary
Property Name	Year Built / Renovated	Total GLA	% Office Finish	Ceiling Clear Height (feet)	Occupancy(1)	Appraised Value	Appraisal Direct Cap Rate	U/W NCF
FedEx – Yonkers, NY	2016 / NAP	121,883	5.0%	28-29	100.0%	$164,700,000	6.25%	$9,933,206
FedEx – Elmsford, NY	2016 / NAP	323,502	4.5%	28-29	100.0%	155,900,000	6.00%	9,010,196
FedEx – Bridgeport, PA	2016 / NAP	305,733	6.0%	32	100.0%	64,200,000	6.00%	3,705,788
Total / Wtd. Avg.		751,118	5.2%	29	100.0%	$384,800,000	6.04%	$22,649,190
(1)	Based on underwritten rent roll as of December 1, 2016.

Environmental Matters.

FedEx Yonkers. The Phase I environmental report dated September 15, 2016 recommended no further action at the FedEx Yonkers property.

FedEx Elmsford. The Phase I environmental report dated September 15, 2016 recommended no further action at the FedEx Elmsford property.

A-3-16

10 Herrmann Place, Yonkers, NY 10710 300 Waterside Drive, Elmsford, NY 10523 601 River Road, Bridgeport, PA 19405	Collateral Asset Summary – Loan No. 2 FedEx Ground Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$85,000,000 44.2% 3.16x 13.4%

FedEx Bridgeport. The Phase I environmental report dated September 13, 2016 recommended no further action at the FedEx Yonkers property.

Major Tenant. FedEx serves customers in the North American small-package market, focusing on business and residential delivery of packages weighing up to 150 pounds. FedEx provides low-cost, day-certain service to any business address in the United States and Canada. It uses a large fleet of trucks which are owned by independent owner/operators and drivers are independent contractors who control individual delivery routes and territories. FedEx Smart Post, a segment of FedEx, specializes in the consolidation and delivery of high volumes of low-weight, less time-sensitive business and consumer packages using the United States Postal Service for final delivery to any residential address or PO Box in the United States. FedEx invested $1.2 billion in Fiscal Year 2015 in facilities and automation to support future growth. As of May 31, 2015, FedEx has 547 facilities, including 33 hubs, in the United States and Canada, approximately 47,000 owner-operated vehicles, and approximately 48,000 company-owned trailers. FedEx has approximately 62,000 employees and is headquartered in Pittsburgh, Pennsylvania.

According to its annual report dated May 31, 2016, FedEx reported total revenues of approximately $16.6 billion, an increase of 28% from the previous year. Fiscal year net earnings for 2016 totaled approximately $2.3 billion, an increase of 5% from the previous year. FedEx averages approximately 7,526 packages a day. The revenue per package for FedEx was $7.80. FedEx Ground Package System, Inc. is a subsidiary of FedEx Corporation. FedEx Corporation (FDX) is rated BBB by Standard & Poors and Baa2 by Moody’s.

The Market.

FedEx Yonkers. The FedEx Yonkers property is situated within the Westchester County industrial market (“Westchester County Industrial Market”). Westchester County is located along the Interstate 95 and Interstate 87 corridors along with connections to the Interstate 84 corridor via Interstate 287 and Interstate 684. The majority of the inventory in the Westchester County Industrial Market is comprised of warehouse and distribution buildings. Construction of industrial properties over the past 10 years in the county has generally been warehouses, research & development and flex buildings with limited construction of new manufacturing facilities.

According to the appraisal, the Westchester County Industrial Market totals approximately 29.4 million sq. ft. and is currently 94.9% leased. FedEx Yonkers is located in the southwest industrial submarket (the “Southwest Industrial Submarket”) within the Westchester County Industrial Market. According to the appraisal, the Southwest Industrial Submarket totals approximately 9.0 million sq. ft. and is 94.2% leased as of the third quarter of 2016, which represents no change from year-end 2015. According to the appraisal, average rental rates have been increasing in the submarket over the past few years and there have been no industrial properties built over the last five years within the submarket. There is also no new supply identified in the appraisal within the submarket except for the FedEx Yonkers property.

Per the appraisal, the population within the FedEx Yonkers’ neighborhood has moderately increased since 2000. The 2016 total population and average household income within a three-mile radius of the property are 215,042 and $98,971, respectively. According to the appraisal, based on proactive owners, a supportive local government, the location of the city and its demographics, the future for Yonkers is positive. The appraisal identified six lease comparables with rents ranging from $24.49 PSF to $65.61 PSF. Five of the properties represented leases to FedEx with a lease term greater than or equal to 15 years with one lease representing a 14-year lease to Bimbo Bakeries in Queens, New York. Based on the rent comparables, the appraisal concluded a market rent of $65 PSF for FedEx Yonkers.

FedEx Elmsford. The FedEx Elmsford property is situated within the Westchester County Industrial Market. FedEx Elmsford is located in the West I-287 Corridor Industrial submarket within the Westchester County Industrial Market. According to the appraisal, the West I-287 Corridor Industrial submarket totals 4.34 million sq. ft. and is 97.3% leased as of the third quarter of 2016, which represents a 150 basis points decrease from year-end 2015. According to the appraisal, average rental rates have been increasing in the submarket over the past few years and there have been no industrial properties built over the last five years within the submarket. There was one property identified as under construction in the appraisal which is a 35,000 sq. ft. Class B industrial warehouse in Elmsford, New York.

Per the appraisal, the population within FedEx Elmsford’s neighborhood has moderately increased since 2000. The 2016 total population and average household income within a three-mile radius of the FedEx Elmsford property are 67,748 and $128,139, respectively. According to the appraisal, based on proactive owners, a supportive local government, the location of the city and its demographics, the future of the area is positive. The appraisal identified six lease comparables with rents ranging from $24.49 PSF to $84.96 PSF. Five of the properties represented leases to FedEx with a lease term greater than or equal to 15 years with one lease representing a 14-year lease to Bimbo Bakeries in Queens, New York. Based on the rent comparables, the appraisal concluded a market rent of $60 PSF for FedEx Elmsford.

FedEx Bridgeport. The FedEx Bridgeport property is situated within the southeastern Pennsylvania market (the “Southeastern Pennsylvania Market”), which includes Philadelphia, Pennsylvania and suburban towns. According to the appraisal, the Southeastern Pennsylvania Market totals approximately 111.3 million sq. ft. and is currently 91.9% leased as of the second quarter of 2016. Through the first two quarters of 2016, the market experienced positive net absorption of 626,239 sq. ft. The FedEx Bridgeport property is located in the Montgomery County submarket. According to the appraisal, the submarket totals approximately 30.1 million sq. ft. and is 93.8% leased as of the second quarter of 2016, which represents an 80 basis points decrease from year-end 2015. According to the

A-3-17

10 Herrmann Place, Yonkers, NY 10710 300 Waterside Drive, Elmsford, NY 10523 601 River Road, Bridgeport, PA 19405	Collateral Asset Summary – Loan No. 2 FedEx Ground Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$85,000,000 44.2% 3.16x 13.4%

appraisal, average rental rates have been increasing each year since 2013. Additionally, the submarket has experienced 737,812 sq. ft. of positive net absorption in 2015 through the second quarter of 2016. There was one property identified as new construction in the appraisal which was FedEx Bridgeport.

Per the appraisal, the population within FedEx Bridgeport’s neighborhood has been steadily increasing since 2000. The 2016 total population and average household income within a three-mile radius of the property are 92,025 and $90,646, respectively. According to the appraisal, the long-term trend for the neighborhood is positive with good prospects of appreciation in the value of well-designed and maintained real property. The appraisal identified six lease comparables with rents ranging from $5.20 PSF to $13.31 PSF. Two of the comparables represented 15-year leases to FedEx and the remaining four were interest-only leases to FedEx. Based on the rent comparables, the appraisal concluded a market rent of $12.36 PSF for FedEx Bridgeport.

Cash Flow Analysis.

Cash Flow Analysis
	Appraisal	U/W	U/W PSF
Base Rent	$23,661,289	$23,661,289	$31.50
Reimbursements	1,835,422	1,599,473	2.13
Gross Potential Rent	$25,496,711	$25,260,762	$33.63
Less: Vacancy(1)	0	(473,226)	(0.63)
Effective Gross Income	$25,496,711	$24,787,536	$33.00
Total Expenses	1,992,796	2,063,234	2.75
Net Operating Income	$23,503,915	$22,724,302	$30.25
Capital Expenditures	0	75,112	0.10
Net Cash Flow	$23,503,915	$22,649,190	$30.15
(1)	U/W Vacancy is underwritten to a vacancy rate of 1.9%.

Property Management.   The FedEx Ground Portfolio Properties are self-managed.

Lockbox / Cash Management.     The FedEx Ground Portfolio Whole Loan is structured with a hard lockbox and in place cash management. All rents are required to be directly deposited by the tenants of the FedEx Ground Portfolio Properties into a clearing account controlled by the lender. In the absence of a FedEx Trigger Period (as defined below), the funds in the clearing account are transferred to the cash management account, and applied to debt service, tax escrows and the mezzanine monthly payment amount, with the remainder disbursed to the borrower. During a Trigger Period, the funds in the clearing account will be swept daily into a deposit account controlled by the lender and applied and disbursed in accordance with the loan documents.

A “FedEx Trigger Event” means the occurrence of any of the following: (i) FedEx fails to initially occupy any individual property within 12 months of the closing date of the FedEx Ground Portfolio Whole Loan or if after initially occupying the applicable property, FedEx (a) “goes dark”, vacates or gives notice of its intention to vacate the space covered by the FedEx Lease or (b) terminates or gives notice of its intention to terminate the applicable FedEx Lease, (ii) a FedEx Non-Renewal Trigger Event (as defined below), (iii) FedEx fails to pay the rent due and payable or fails to pay other expenses for which it is responsible under the terms of the FedEx lease, (iv) FedEx, or any guarantor of the FedEx lease, files or is the subject of any bankruptcy or insolvency proceeding and (v) a decline in the credit rating of FedEx below BB by S&P or Ba2 by Moody’s (or below the equivalent rating by any other rating agency).

A “FedEx Non-Renewal Trigger Event” means if any individual borrower fails to cause the lender to have received, on or before the date specified in any FedEx lease for renewal of such FedEx lease, the following: (i) evidence reasonably satisfactory to the lender that FedEx lease has been renewed for a term of not less than five years and (ii) an updated tenant estoppel certificate from FedEx.

Initial Reserves.    At loan origination, the borrower deposited (i) $574,417 into a tax reserve account, (ii) $934,110 into a change order reserve account for remaining tenant allowances, (iii) $1,582,000 into a landlord obligations reserve for completion of initial construction work with respect to the properties and (v) $550,000 into a litigation reserve account with respect to litigation involving a claim for brokers commission at FedEx Yonkers.

Ongoing Reserves.    On a monthly basis, the borrowers are required to deposit reserves of (i) 1/12 of the estimated annual real estate taxes, which currently equates to $130,987, or such amount necessary to accumulate with the lender sufficient funds to pay all real estate taxes at least 30 days prior to the earlier of (a) the date that such real estate taxes will become delinquent and (b) the date that additional charges or interest will accrue due to the non-payment of such real estate taxes (which reserve may be waived by lender pursuant to the loan documents provided that FedEx is billed and pays such real estate taxes directly) and (ii) 1/12 of the estimated annual insurance premiums, unless the lender has waived, in writing, the insurance escrow because the insurance required under the FedEx Ground Portfolio Whole Loan agreement is maintained and paid directly by FedEx or is maintained under a blanket insurance policy acceptable to the lender.

A-3-18

10 Herrmann Place, Yonkers, NY 10710 300 Waterside Drive, Elmsford, NY 10523 601 River Road, Bridgeport, PA 19405	Collateral Asset Summary – Loan No. 2 FedEx Ground Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$85,000,000 44.2% 3.16x 13.4%

Current Mezzanine or Subordinate Indebtedness. At loan origination, a mezzanine loan in the amount of $50 million was made to PA-SC Elmsford Mezz Sub LLC, PA-SC West Chester Mezz Sub LLC and PA-SC Yonkers Mezz Sub LLC, the 100% owners of the borrowers, secured by the equity interests in the borrowers under the FedEx Ground Portfolio Whole Loan. The mezzanine loan has an interest rate of 6.50000%, is interest only and is coterminous with the FedEx Ground Portfolio Whole Loan.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

A-3-19

10 Herrmann Place, Yonkers, NY 10710 300 Waterside Drive, Elmsford, NY 10523 601 River Road, Bridgeport, PA 19405	Collateral Asset Summary – Loan No. 2 FedEx Ground Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$85,000,000 44.2% 3.16x 13.4%

MAP © 2016 CARTIFACT
NEW YORK
Elmsford
Yonkers
Stroudsburg
Bangor
Parsippany
Whippany
Morristown
Clifton
New York
MANHATTAN
Madison
Newark
Union
Elizabeth
LEHIGH VALLEY INTERNATIONAL AIRPORT
Easton
Basking Ridge
Plainfield
BROOKLYN
JOHN F. KENNEDY INTERNATIONAL AIRPORT
Bethlehem
Bridgewater
Carteret
Edison
Quakertown
South Brunswick
Middletown
Cranbury
Princeton
Souderton
Eatontown
PENNSYLVANIA
Trenton
Norristown
Hamilton Township
Howell
Levittown
Jackson
Conshohocken
NEW JERSEY
Brick
Mt. Holly
Atlantic Ocean
Philadelphia
Cherry Hill
Toms River
Chester
PHILADELPHIA INTERNATIONAL AIRPORT
Gloucester Township
Stafford Township
PORT OF WILMINGTON
Wharton State Forest
Williamstown

FedEx Ground Portfolio

#	Property Name	Address	City/State	Zip Code
1	FedEx - Yonkers, NY	10 Herrmann Place	Yonkers, NY	10710
2	FedEx - Elmsford, NY	300 Waterside Drive	Elmsford, NY	10523
3	FedEx - Bridgeport, PA	601 River Road	Bridgeport, PA	19405

A-3-20

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-21

229 West 43rd Street New York, NY 10036	Collateral Asset Summary – Loan No. 3 229 West 43rd Street Retail Condo	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 60.6% 1.75x 7.5%

A-3-22

229 West 43rd Street New York, NY 10036	Collateral Asset Summary – Loan No. 3 229 West 43rd Street Retail Condo	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 60.6% 1.75x 7.5%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Sponsor:	Jared Kushner
Borrower:	Elmwood NYT Owner, LLC; Oakwood NYT Owner, LLC; Wallkill NYT Owner, LLC; Landings NYT Owner, LLC
Original Balance(1):	$75,000,000
Cut-off Date Balance(1):	$75,000,000
% by Initial UPB:	7.7%
Interest Rate:	4.0055%
Payment Date:	6th of each month
First Payment Date:	December 6, 2016
Maturity Date:	November 6, 2026
Amortization:	Interest Only
Additional Debt(1)(2):	$210,000,000 Pari Passu Debt; $85,000,000 Mezzanine Debt
Call Protection(3):	L(25), D(88), O(7)
Lockbox / Cash Management:	Hard / In Place

Reserves(4)
	Initial	Monthly
Taxes:	$651,564	$126,690
Insurance:	$18,983	Springing
Replacement:	$0	$6,211
TI/LC:	$14,492,159	$0
Required Repairs:	$23,000	NAP
Free Rent:	$11,061,751	$0
Bridge Rent:	$48,329	$0
Lease Sweep:	$0	Springing

Financial Information
	Mortgage Loan(5)	Total Debt(6)
Cut-off Date Balance / Sq. Ft.:	$1,147	$1,489
Balloon Balance / Sq. Ft.:	$1,147	$1,489
Cut-off Date LTV(7):	60.6%	78.7%
Balloon LTV(7):	60.6%	78.7%
Underwritten NOI DSCR:	1.86x	1.17x
Underwritten NCF DSCR:	1.75x	1.10x
Underwritten NOI Debt Yield:	7.5%	5.8%
Underwritten NCF Debt Yield:	7.1%	5.5%
Underwritten NOI Debt Yield at Balloon:	7.5%	5.8%
Underwritten NCF Debt Yield at Balloon:	7.1%	5.5%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Anchored Retail
Collateral:	Fee Simple
Location:	New York, NY
Year Built / Renovated:	1913-1947 / 2009
Total Sq. Ft.:	248,457
Property Management:	Westminster Management, LLC
Underwritten NOI(8):	$21,502,001
Underwritten NCF:	$20,207,655
Appraised Value(7):	$470,000,000
Appraisal Date:	October 1, 2016

Historical NOI
Most Recent NOI(8):	$13,775,701 (T-10 August 31, 2016 Ann.)
2015 NOI(9):	NAV
2014 NOI:	$11,949,215 (December 31, 2014)
2013 NOI:	$9,621,123 (December 31, 2013)

Historical Occupancy
Most Recent Occupancy(10):	100.0% (October 1, 2016)
2015 Occupancy:	75.1% (December 31, 2015)
2014 Occupancy:	75.1% (December 31, 2014)
2013 Occupancy:	NAV
(1)	The Original Balance and Cut-off Date Balance of $75.0 million represents the controlling Note A-1 and non-controlling Note A-6 which, together with the remaining non-controlling pari passu notes, with an aggregate original principal balance of $210.0 million, comprises the 229 West 43rd Street Retail Condo Whole Loan with an aggregate original principal balance of $285.0 million. For additional information on the pari passu companion loans, see “The Loan” herein.

(2)	See “Current Mezzanine or Subordinate Indebtedness” herein.

(3)	The lockout period will be at least 25 payment dates beginning with and including the first payment date of December 6, 2016. Defeasance of the full $285.0 million 229 West 43rd Street Retail Condo Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) October 13, 2019. The assumed lockout period of 25 payments is based on the expected CD 2016-CD2 securitization closing date in December 2016. The actual lockout period may be longer.

(4)	See “Initial Reserves” and “Ongoing Reserves” herein.

(5)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the 229 West 43rd Street Retail Condo Whole Loan only, which has an aggregate principal balance of $285.0 million.

(6)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the Total Debt in the aggregate amount of $370.0 million, which includes two mezzanine loans, with an aggregate original principal balance of $85,000,000.

(7)	Represents the appraiser’s “Hypothetical As-Is” appraised value, which applies a credit for the approximately $24.2 million of contractual free rent and TI/LC obligations for which approximately $25.6 million was ultimately reserved at loan origination. Based on the as-is appraised value of $445.0 million, the Cut-off Date LTV for the Mortgage Loan and Total Debt are 64.0% and 83.1%, respectively.

(8)	The increase in Underwritten NOI from Most Recent NOI is due to 121,832 sq. ft. of recent leasing at the Retail Condo Property (49.0% of NRA and 59.7% of U/W Base Rent).

(9)	2015 NOI is not available due to the borrower’s acquisition of the 229 West 43rd Street Retail Condo Property in October 2015.
(10)	Includes four tenants (49.0% of NRA) that have signed leases but have not yet taken occupancy at the 229 West 43rd Street Retail Condo Property, each of which is in a free rent period for which $11,061,751 was reserved with lender at loan origination.

A-3-23

229 West 43rd Street New York, NY 10036	Collateral Asset Summary – Loan No. 3 229 West 43rd Street Retail Condo	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 60.6% 1.75x 7.5%

Tenant Summary(1)
Tenant	Ratings (Fitch/Moody’s/S&P)	Floor	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration
Bowlmor Times Square, LLC(2)	NR/NR/NR	Gr, 3rd & 4th	77,536	31.2%	$63.84	20.5%	7/31/2034
National Geographic(3)	NR/NR/NR	Gr, LL, SLL	59,137	23.8%	$101.46	24.9%	10/31/2032
Gulliver’s Gate(4)	NR/NR/NR	Gr, 2nd	49,000	19.7%	$117.35	23.8%	1/31/2031
Guitar Center Stores, Inc.	NR/NR/NR	Gr, LL, SLL	28,119	11.3%	$61.52	7.2%	1/31/2029
Guy’s American Kitchen	NR/NR/NR	Gr, LL	15,670	6.3%	$118.25	7.7%	11/30/2032
Subtotal / Wtd. Avg.			229,462	92.4%	$88.39	84.0%
Other			18,995	7.6%	$202.82	16.0%
Total / Wtd. Avg. Occupied			248,457	100.0%	$97.14	100.0%
Vacant			0	0.0%
Total / Wtd. Avg.			248,457	100.0%

(1)	Based on the underwritten rent roll as of October 1, 2016.

(2)	Bowlmor Times Square, LLC has three, 5-year renewal options upon written notice no later than 12 months prior to the lease expiration date and no termination options.

(3)	National Geographic signed a 16-year lease for its space on June 14, 2016. The tenant took possession of its space in October 2016 and is expected to open for business in August 2017. The tenant is in a free rent period until October 8, 2017, and the related rent was reserved with lender at loan origination. The tenant has two, 5-year renewal options with written notice no later than 18 months prior to the lease expiration date and no termination options.

(4)	Gulliver’s Gate signed a 15-year lease for its space on November 9, 2015. The tenant took possession of its space in January 2016 and is expected to open for business in March 2017. The tenant is in a free rent period until January 4, 2017, and the related rent was reserved with lender at loan origination. The tenant has one, 5-year renewal option with written notice no later than 12 months prior to the lease expiration date and no termination options.

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent Per Sq. Ft.	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2016	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2017	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2018	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2020	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2021	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2022	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2023	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2024	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2025	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2026	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
Thereafter	8	248,457	100.0%	248,457	100.0%	$97.14	100.0%	100.0%
Vacant	NAP	0	0.0%	248,457	100.0%	NAP	NAP
Total / Wtd. Avg.	8	248,457	100.0%			$97.14	100.0%
(1)	Based on the underwritten rent roll as of October 1, 2016.

(2)	Certain tenants may have lease termination options that may become exercisable prior to the originally stated expiration date of the tenant lease and that are not considered in the lease rollover schedule.

A-3-24

229 West 43rd Street New York, NY 10036	Collateral Asset Summary – Loan No. 3 229 West 43rd Street Retail Condo	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 60.6% 1.75x 7.5%

The Loan. The 229 West 43rd Street Retail Condo loan (the “229 West 43rd Street Retail Condo Loan”) is a fixed rate loan secured by the borrower’s fee simple interest in a 248,457 sq. ft. retail condominium located in New York, New York (the “229 West 43rd Street Retail Condo Property”) with an Original and Cut-Off Date Balance of $75.0 million. The 229 West 43rd Street Retail Condo Loan is evidenced by the controlling Note A-1 and non-controlling Note A-6, with an aggregate original principal balance of $75.0 million, which will be included in the CD 2016-CD2 mortgage trust. The remaining non-controlling notes with an aggregate original principal balance of $210.0 million, will not be included in the trust and are expected to be held by Deutsche Bank AG, New York Branch (“DBNY”) or an affiliate (or transferred to a third party) and contributed to one or more future securitizations. The remaining non-controlling notes are pari passu companion loans (and together with the 229 West 43rd Street Retail Condo Loan, the “229 West 43rd Street Retail Condo Whole Loan”).

The relationship between the holders of the 229 West 43rd Street Retail Condo Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool–The Whole Loans–The 229 West 43rd Street Retail Condo Whole Loan” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1 and A-6	$75,000,000	$75,000,000	CD 2016-CD2	Yes
A-2, A-3, A-4, A-5, A-7 and A-8	$210,000,000	$210,000,000	DBNY	No
Total	$285,000,000	$285,000,000

The 229 West 43rd Street Retail Condo Whole Loan has a 10-year term and pays interest only for the term of the loan. The 229 West 43rd Street Retail Condo Whole Loan accrues interest at a fixed rate equal to 4.0055%. The 229 West 43rd Street Retail Condo Whole Loan proceeds were used to retire existing debt of approximately $277.0 million, fund reserves of approximately $26.3 million, pay closing costs of approximately $7.4 million, and return approximately $59.3 million of equity to the borrower sponsor. Based on the “Hypothetical As-Is” appraised value of $470.0 million as of October 1, 2016, the Cut-off Date LTV ratio is 60.6%. The most recent prior financing of the 229 West 43rd Street Retail Condo Property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$285,000,000	77.0%	Loan Payoff	$276,954,279	74.9%
Mezzanine Loan	$85,000,000	23.0%	Reserves	$26,295,786	7.1%
			Closing Costs	$7,422,416	2.0%
			Return of Equity	$59,327,520	16.0%
Total Sources	$370,000,000	100.0%	Total Uses	$370,000,000	100.0%

The Borrower / Borrower Sponsor.    The borrowers, Elmwood NYT Owner, LLC; Oakwood NYT Owner, LLC; Wallkill NYT Owner, LLC and Landings NYT Owner, LLC, as tenants-in-common, are each a Delaware limited liability company structured to be bankruptcy remote, each with two independent directors in its organizational structure. The sponsor of the borrower and non-recourse carve-out guarantor is Jared Kushner.

Jared Kushner is the CEO of Kushner Companies, a third generation real estate organization headquartered in New York City and founded in 1964 by Charles Kushner, Jared’s father. The company’s national reach consists of more than 20,000 multifamily apartments and approximately 13.0 million sq. ft. of office, industrial and retail space throughout the Northeast and Mid-Atlantic regions. In 2015 alone, Kushner Companies completed more than $1.5 billion of transactions. See “Litigation and Other Considerations” in the Prospectus.

In addition to his role at Kushner Companies, Jared, alongside his brother, Joshua, co-founded Cadre, a company that utilizes technology to connect institutional investors with potential real estate investments. Mr. Kushner is an active investor in technology companies and sits on the boards of several start-ups including Urban Compass, Honest Buildings and 42 Floors. He also sits on the board of the Partnership for New York City’s Innovation Council, as well as Mayor Bill de Blasio’s Broadband Taskforce. Additionally, Mr. Kushner serves as Chairman and Publisher of Observer Media, which he purchased in 2006.

The Property. The 229 West 43rd Street Retail Condo Property is a 248,457 sq. ft. retail condominium located at 229 West 43rd Street, formerly known as The New York Times Building. 229 West 43rd Street is a landmarked building located mid-block with frontage on both 43rd and 44th streets, across from the famous Shubert Alley, a 300-foot long pedestrian alley at the heart of the New York City theater district.

The 229 West 43rd Street Retail Condo Property consists of six floors, two below-grade and four above-grade (the “Retail Condominium Unit”) that is the base of an 18-story, 729,566 sq. ft. building that also includes an office condominium (the “Office Condominium Unit,” and together with the Retail Condominium Unit, the “229 West 43rd Street Condominium”) on floors 5 – 16. The Office Condominium Unit is not collateral for the 229 West 43rd Street Retail Condo Whole Loan. The related condominium board of directors has five board members, two of which are appointed by the borrowers. For additional information regarding the 229 West 43rd

A-3-25

229 West 43rd Street New York, NY 10036	Collateral Asset Summary – Loan No. 3 229 West 43rd Street Retail Condo	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 60.6% 1.75x 7.5%

Street Retail Condominium see “The Condominium” herein. The borrower acquired the 229 West 43rd Street Retail Condo Property in October 2015 for approximately $295.0 million ($1,187 PSF) from Africa-Israel USA and Five Mile Capital in an off market transaction.

The 229 West 43rd Street Retail Condo Property is currently 100.0% leased to 8 tenants in the retail, entertainment and restaurant sectors, all of which have lease terms that extend beyond the term of the 229 West 43rd Street Retail Condo Loan. Top tenants include Bowlmor Times Square, LLC, National Geographic, Gulliver’s Gate, Guitar Center Stores, Inc. and Guy’s American Kitchen. The 229 West 43rd Street Retail Condo Property’s combined weighted average lease term and remaining lease term are 18.4 and 15.7 years, respectively, and the current weighted average in-place gross rent for the 229 West 43rd Street Retail Condo Property is $102.14 PSF.

Prior to the borrower’s acquisition in 2015, the 229 West 43rd Street Retail Condo Property was 75.1% occupied. Since the acquisition, the borrower sponsor fully leased up the 229 West 43rd Street Retail Condo Property, signing leases for 121,832 sq. ft. of space. New leases include National Geographic, Gulliver’s Gate, Los Tacos No. 1 and OHM (American Market by Todd English). As part of its lease up efforts, the borrower sponsor was able to buyout Discovery TSX’s below market lease and subsequently release the space to National Geographic at $101.46 PSF. In connection with the new leases, the borrower sponsor has budgeted approximately $16.2 million in tenant improvements, leasing commissions and landlord work, the outstanding balance of which was reserved for at loan origination. The subsequent chart details the recent leasing at the 229 West 43rd Street Retail Condo Property and the borrower’s budgeted tenant improvements, leasing commissions and landlord work associated with each lease.

Recent Leasing
Tenant	Lease Commencement	Free Rent Period (Months)	Rent Commencement	Tenant Possession Date	Projected Opening Date	Tenant Improvements	Leasing Commissions	LL Work / Budgeted CapEx
National Geographic	10/4/2016	12	10/8/2017	Oct-16	Aug-17	$4,000,000	$2,400,000	$0
Gulliver’s Gate	1/4/2016	12	1/4/2017	Jan-16	Mar-17	$2,500,000	$2,571,226	$0
Los Tacos	12/1/2016	9	9/1/2017	Dec-16	Jul-17	$0	$164,000	$400,000
OHM	8/1/2016	15(1)	11/1/2017	Mar-17	Apr-17	$1,100,000	$1,000,000	$2,100,000
Totals						$7,600,000	$6,135,226	$2,500,000
(1)	Includes partial free rent starting in month 16. The free rent schedule is as follows: 100% abatement for months 1-15; 50% abatement for months 16-23; 25% abatement for months 24-31; full rent thereafter.

Located adjacent to Times Square, the 229 West 43rd Street Retail Condo Property benefits from access to numerous local and regional transportation options. The 229 West 43rd Street Retail Condo Property is located one block from 11 subway lines at the Times Square subway station, two blocks to the west of the Bryant Park subway station and 10 blocks north of Penn Station, providing access to and from New Jersey and Long Island, as well as inter-city access through Amtrak. Grand Central Station and the Port Authority Bus Terminal are also within walking distance of the 229 West 43rd Street Retail Condo Property.

The 229 West 43rd Street Retail Condo Property benefits from an existing Industrial Commercial Incentive Program (“ICIP”) tax exemption, granted to the prior owner in connection with certain capital improvements made to the 229 West 43rd Street Retail Condo Property which qualified for such ICIP benefits. The ICIP program provided exemptions from real estate tax increases resulting from capital improvements installed in qualifying industrial and commercial properties. To be eligible, industrial and commercial buildings must be modernized, expanded, or otherwise physically improved as required by the ICIP rules, and the benefits could last for up to 25 tax years. The 229 West 43rd Street Retail Condo Property qualified for a twelve tax year exemption (total and partial exemption) period. The annual exemption totals $55,838,279; that exemption amount is multiplied by the current tax rate, to yield the annual reduction of real estate taxes. During the current tax year, the dollar value of the exemption applied to taxes due totaled $5,950,127 (based on the current 10.6560 tax rate) and that exemption was deducted from the $7,390,842 annual taxes before ICIP exemption (resulting in an annual $1,440,715 tax bill for the 229 West 43rd Street Retail Condo Property). For the first eight tax years beginning July 1, 2009 through June 30, 2017, 100% of the $55,838,279 ICIP exemption will be applied to the tax bills. In the 2017/2018 tax year, 80% of the exemption will be applied, and the exemption will continue to decrease at a rate of 20% per year, until it is entirely phased out after the 12th exemption year, in 2020/2021. Full taxes without any exemption will be owed effective the tax year beginning July 1, 2021. Real estate taxes were underwritten to half of the payable taxes for the 2016/2017 fiscal year and half of the payable taxes for the 2017/2018 fiscal year.

A-3-26

229 West 43rd Street New York, NY 10036	Collateral Asset Summary – Loan No. 3 229 West 43rd Street Retail Condo	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 60.6% 1.75x 7.5%

Major Tenants.

Bowlmor Times Square, LLC (“Bowlmor”) (77,536 sq. ft.; 31.2% of NRA; 20.5% of U/W Base Rent) Established in 1938, Bowlmor is the largest operator of bowling centers in the world with 7,500 employees and 309 locations.  Its bowling centers offer bowling, food, beverages, and amusement game offerings, as well as upscale entertainment and group events. The company operates its bowling centers under the brand names of AMF, Bowlmor Lanes, Bowlero, Brunswick’s, Brunswick Zone, and Brunswick Zone XL. The Times Square location is the chain’s flagship location and features 48 lanes of backlight bowling, banquette seating, floor-to-ceiling video screens and an arcade featuring the latest interactive video games. Bowlmor has been a tenant at the 229 West 43rd Street Retail Condo Property since 2010. The tenant has three, 5-year renewal options upon written notice no later than 12 months prior to the lease expiration date. The tenant has no termination options.

National Geographic (59,137 sq. ft.; 23.8% of NRA; 24.9% of U/W Base Rent) The National Geographic Society is a nonprofit scientific and educational organization dedicated to exploring our planet, protecting wildlife and habitats, and helping assure that students in K-12 are geographically literate. Through the use of television channels, magazines, children’s media, travel expeditions, books, maps, consumer products, location-based entertainment and experiences, and digital and social media platforms, National Geographic produces and distributes content around the world. As a joint venture with 21st Century Fox, National Geographic reinvests 27% of proceeds to help fund the conservation and education efforts of the National Geographic Society. This National Geographic Times Square location will serve as one of the organization’s education centers. National Geographic signed a 16-year lease for its space on June 14, 2016. The tenant took possession of its space in October 2016 and is expected to open for business in August 2017. Additionally, the tenant has two, 5-year renewal options and no termination options.

Gulliver’s Gate (49,000 sq. ft.; 19.7% of NRA; 23.8% of U/W Base Rent) Gulliver’s Gate will be an interactive tourist attraction featuring more than 300 miniature buildings and more than 1,000 model train cars. The founder of Gulliver’s Gate, Eiran Gazit, has built similar attractions near Jerusalem, called Mini Israel, and Hamburg, called Miniatur Wunderland. Gulliver’s Gate signed a 15-year lease for its space on November 9, 2015. The tenant took possession of its space in January 2016 and is expected to open for business in March 2017. Additionally, the tenant has one, 5-year renewal option and no termination options.

Environmental Matters. The Phase I environmental report dated September 15, 2016 recommended a Phase II investigation be performed in connection with the 229 West 43rd Street Retail Condo property’s historic use as a printing facility. A Phase II investigation was completed and it was concluded that the former printing operations did not impact the subsurface at the 229 West 43rd Street Retail Condo property, and no further action was required.

The Market.    The 229 West 43rd Street Retail Condo Property is located in the Times Square retail submarket of New York City, which is defined as Broadway between West 42nd and West 47th Streets. The 229 West 43rd Street Retail Condo Property is located across from the famous Shubert Alley and adjacent to the Times Square “Bowtie”. Times Square is a highly visited tourist attraction, with an average of 350,000 people passing through the “Bowtie” every day, according to the appraiser. The neighborhood is home to numerous retail and entertainment companies such as ABC/Disney, Forever21, Clear Channel Entertainment, MTV and Oakley Sunglasses as well as a number of high profile office tenants including Morgan Stanley, Reuters, the New York Times, NASDAQ, Microsoft and Ernst & Young.

The submarket also benefits from numerous transportation options. These include the Times Square subway station (the largest in New York City), MTA Buses, the Port Authority Bus Terminal and quick access to Grand Central Terminal and Penn Station. The Times Square/42nd Street/Eighth Avenue interlinked subway stations offer access to 11 different subway lines (A, C, E, N, Q, R, 1, 2, 3, 7 and Shuttle to Grand Central Terminal).

According to the appraisal, the Times Square submarket contains 169 buildings and 2,482,831 sq. ft. of total rentable area. As of mid-year 2016, there was 258,718 sq. ft. of directly vacant space available, which equates to a direct vacancy rate of 10.4%. Retail asking rents in the submarket were $2,109 PSF as of Q2 2016, a decrease of 8.1% over the quarter and a decrease of 15.9% year-over-year. Despite this recent decline, the Times Square submarket continued to experience the greatest long term increase in asking rents tracked by the appraiser. Five years ago, asking rents in the submarket were $691 PSF, which equates to a 238.0% increase.

The appraiser identified the following six properties as sales comparables for the 229 West 43rd Street Retail Condo Property. The adjusted comparables range from $1,574 PSF to $2,045 PSF with an average of approximately $1,982 PSF.

A-3-27

229 West 43rd Street New York, NY 10036	Collateral Asset Summary – Loan No. 3 229 West 43rd Street Retail Condo	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 60.6% 1.75x 7.5%

Summary of Improved Sales(1)
Property	NRA	Year Built	No. Stories	Sales Date	Sales Price	Price/Sq. Ft.	Appraiser’s Adjusted Price/Sq. Ft.	Occupancy
229 West 43rd Street Retail Condo	248,457	1913-1947	6	NAP	$470,000,000(2)	$1,892	NAP	100%(3)
432-440 Park Avenue	133,600	2016	6	Jun-16	$411,125,625	$3,077	$1,877	0%
The Shops at Columbus Circle	461,080	2004	6	Jun-15	$1,040,000,000	$2,256	$2,045	99%
150 West 34th Street	77,760	1998	4	Jun-15	$355,500,000	$4,572	$1,951	100%
530 Fifth Avenue	56,039	1957	3	Sep-14	$295,000,000	$5,264	$2,034	47%
697-699 Fifth Avenue	24,737	1903 / 2000	3	Jul-14	$700,000,000	$28,298	$1,574	100%
1107 Broadway	20,609	1915 / 2013	2	Feb-14	$56,500,000	$2,742	$1,709	21%
(1)	Source: Appraisal.

(2)	Represents the appraised value based on a “Hypothetical As-Is” for the 229 West 43rd Street Retail Condo Property.

(3)	Includes four tenants (49.0% of NRA) that have signed leases but have not yet taken occupancy at the 229 West 43rd Street Retail Condo Property.

The appraiser identified lease comparables ranging from $239.48 PSF - $350.28 PSF, on an adjusted basis, for grade space and $130.59 PSF - $392.08 PSF, on an adjusted basis, for multi-level space. The appraiser’s market rent conclusions for the 229 West 43rd Street Retail Condo Property, broken out by floor and frontage, are summarized in the subsequent chart.

Market Rent Summary(1)
Space Type	Rent/Sq. Ft.
Grade 44th Street	$350.00
Grade 43rd Street	$250.00
2nd Floor / Mezzanine	$100.00
3rd Floor	$80.00
4th Floor	$70.00
Lower Level	$75.00
Sub-Lower Level	$75.00
(1)	Source: Appraisal.

Cash Flow Analysis.

Cash Flow Analysis(1)
	2013(2)	2014(2)	T-10 8/31/2016 Ann.	U/W	U/W PSF
Base Rent	$14,741,197	$16,019,885	$16,863,101	$24,135,419	$97.14
Gross Potential Rent	$14,741,197	$16,019,885	$16,863,101	$24,135,419	$97.14
Total Recoveries	2,670,754	2,443,708	782,785	1,261,739	5.08
Less: Vacancy & Bad Debt	(739,044)	(1,070,219)	0	0	0
Effective Gross Income	$16,672,907	$17,393,374	$17,645,886	$25,397,158	$102.22
Total Operating Expenses	7,051,784	5,444,159	3,870,185	3,895,157	15.68
Net Operating Income	$9,621,123	$11,949,215	$13,775,701	$21,502,001	$86.54
TI/LC	0	0	0	1,219,809	4.91
Capital Expenditures	0	0	0	74,537	0.30
Net Cash Flow(3)	$9,621,123	$11,949,215	$13,775,701	$20,207,655	$81.33
(1)	2015 figures are not available due to the borrower’s acquisition of the 229 West 43rd Street Retail Condo Property in October 2015.

(2)	2013 and 2014 financials were provided to the borrower by the prior owner of the 229 West 43rd Street Retail Condo Property.

(3)	The increase in Underwritten NCF is due to 121,832 sq. ft. of recent leasing at the 229 West 43rd Street Retail Condo Property (49.0% of NRA and 59.7% of U/W Base Rent).

Property Management.  The 229 West 43rd Street Retail Condo Property is managed by Westminster Management, LLC, a borrower affiliate.

Lockbox / Cash Management.  The 229 West 43rd Street Retail Condo Whole Loan is structured with a hard lockbox and in place cash management. The borrowers were required to send tenant direction letters to all tenants instructing them to deposit all rents and other payments into the clearing account controlled by the lender. All funds in the clearing account will be transferred on a daily basis into a deposit account established and maintained by the lender, and applied to all required payments and reserves as set forth in the 229 West 43rd Street Retail Condo Whole Loan documents. Provided no Trigger Period (as defined herein) is continuing, excess cash in the deposit account will be disbursed to the borrowers in accordance with the 229 West 43rd Street Retail Condo Whole Loan documents.

A-3-28

229 West 43rd Street New York, NY 10036	Collateral Asset Summary – Loan No. 3 229 West 43rd Street Retail Condo	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 60.6% 1.75x 7.5%

A “Trigger Period” will commence upon the occurrence of (i) an event of default, (ii) the debt service coverage ratio, as of any calculation date, falling below 1.75x based on the whole loan balance or 1.10x based on the total debt (including the mezzanine loan balance), respectively, (iii) a mezzanine loan default, (iv) a Lease Sweep Period (as defined herein) or (v) receipt by the lender of a mezzanine loan trigger period commencement notice and will end upon (a) with respect to clause (i), the date on which such event of default is cured, (b) with respect to clause (ii), the debt service coverage ratio is at least 1.75x based on the whole loan balance or 1.10x based on the total debt (including the mezzanine loan balance), in each case, for two consecutive calendar quarters, (c) with respect to clause (iii), the receipt by lender of a mezzanine loan default revocation notice, (d) with respect to clause (iv), such Lease Sweep Period has ended or (e) with respect to clause (v), provided no other Trigger Period is continuing, receipt by lender of a mezzanine loan trigger period termination notice.

A “Lease Sweep Period” will commence, with respect to any lease for space at the 229 West 43rd Street Retail Condo Property, upon the first monthly payment following (i) the day following the latest date under the lease by which the related tenant is required to give notice of its exercise of a renewal option (and such option has not been exercised), (ii) the date that the lease is surrendered, cancelled or terminated (or borrower receives notice of such) prior to its then current expiration date, (iii) the date on which a tenant discontinues its business for 30 continuous days (other than for repair, maintenance or renovations or a sublease or assignment of the lease permitted by the 229 West 43rd Street Retail Condo Whole Loan Documents), (iv) a tenant being in default, for two consecutive calendar months, in the payment of base rent under its lease, for two consecutive calendar months beyond any applicable notice and cure period (other than as a result of approved lease modifications or good faith disputes regarding expense reimbursements) or the occurrence of any other material default under the lease that remains uncured for 60 days after notice and (v) a bankruptcy or insolvency proceeding of the tenant, its parent or lease guarantor.

A Lease Sweep Period will end, upon the earlier to occur of the date that: (a) with respect to clauses (i) through (v) above, (1) the entire space demised under the subject lease has been re-tenanted pursuant to one or more leases entered into in accordance with the 229 West 43rd Street Retail Condo Whole Loan documents and, in lender’s reasonable judgment, sufficient funds have been accumulated in the lease sweep reserve to cover all anticipated tenant improvement and leasing commissions and other landlord obligations, including free and/or abated rent, (2) the funds in the lease sweep reserve with respect to the subject lease are equal to the sum of (x) $100 PSF of the leased space, plus (y) an amount equal to lender’s reasonable estimate of the amount likely to be incurred in connection with leasing the related space (including free rent related to the new lease or leases), if any (such amounts, “Re-Leasing Expenses”), (3) in the case of a tenant space that has been partially re-tenanted, all of conditions of clause (1) above have been met with respect to the leased portion and all of the conditions of clause (2) above have been met with respect to the remaining space, or (4) lender has waived the Lease Sweep Period; (b) in the case of clause (i) above, the date on which the subject tenant either (x) irrevocably extends or renews its lease after a waiver by the borrowers or (y)  enters into a lease extension or renewal with borrowers that is acceptable to lender in lender’s reasonable discretion with respect to all or substantially all of its space, and in lender’s judgment, sufficient funds have been accumulated in the lease sweep reserve to cover all Re-Leasing Expenses  in connection with such renewal or extension; (c) in the case of clause (ii) above based on a tenant’s delivery of notice of its intention to terminate, cancel or surrender its lease, if such option is not exercised by the related tenant by the latest exercise date specified in the related lease or is otherwise validly waived or revoked in writing by the applicable tenant; (d) in the case of clause (iii) above, the date on which the subject tenant re-opens for business in all of its leased space and continually operates for three months; (e) in the case of clause (iv) above, the date on which the subject default has been cured, and no other monetary or material non-monetary default under such lease occurs for a period of three consecutive months following such cure; and (f) in the case of clause (v) above, the applicable bankruptcy or insolvency proceeding has terminated in accordance with the terms of the 229 West 43rd Street Retail Condo Whole Loan documents.

Initial Reserves.   At origination, the borrower deposited (i) $651,564 into a tax reserve account, (ii) $18,983 into an insurance reserve account, (iii) $14,492,159 into a TI/LC reserve account for tenant improvements, leasing commissions and landlord work in connection with the National Geographic, Gulliver’s Gate, OHM and Los Tacos leases, (iv) $23,000 into a required repairs account, which represents 115% of the estimated costs, (v) $11,061,751 into a free rent reserve account in connection with free rent periods under the National Geographic, Gulliver’s Gate, OHM and Los Tacos leases and (vi) $48,329 into a bridge rent reserve account in connection with the Los Tacos lease.

Ongoing Reserves.    On a monthly basis, the borrowers are required to deposit reserves of (i) 1/12 of the estimated annual real estate taxes, which currently equates to $126,690, into a tax reserve account, (ii) unless an acceptable blanket insurance policy is in place, 1/12 of the estimated insurance premiums into an insurance account and (iii) $6,211 into a replacement reserve account.

The Condominium. The 229 West 43rd Street Condominium board of directors has five board members, two of which are appointed by the borrowers. Pursuant to the related 229 West 43rd Street Condominium documents, (i) the borrowers have the right to make decisions that relate solely to the Retail Condominium Unit, (ii) the borrowers have the right to vote major decisions, including amendments to quorum requirements for voting, decisions that affect insurance or decisions that adversely affect the use, operation or leasing of the Retail Condominium Unit, (iii) if 75% or more of the building is damaged by a casualty, a 75% vote of the board is required for a decision not to proceed with restoration, and (iv) any amendment to the declaration or by-laws require unanimous written consent and consent of lender (as a registered mortgagee).

A-3-29

229 West 43rd Street New York, NY 10036	Collateral Asset Summary – Loan No. 3 229 West 43rd Street Retail Condo	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 60.6% 1.75x 7.5%

Current Mezzanine or Subordinate Indebtedness.    Two mezzanine loans, with an aggregate original principal balance of $85,000,000 were funded concurrently with the funding of the 229 West 43rd Street Retail Condo Whole Loan. The Mezzanine A loan has an original principal balance of $55,000,000, accrues interest at a rate of 7.0000% and is senior to the Mezzanine B Loan. The Mezzanine B loan has an original principal balance of $30,000,000 and accrues interest at a rate of 9.6067%. Both the Mezzanine A and Mezzanine B loans are coterminous with the 229 West 43rd Street Retail Condo Whole Loan and are interest only for their terms. The Mezzanine A loan and a 50% participation interest in the Mezzanine B loan is currently held by Paramount Group, Inc. and the remainder of the Mezzanine B loan is currently held by SL Green Realty Corp.

Future Mezzanine or Subordinate Indebtedness Permitted.    None.

A-3-30

229 West 43rd Street New York, NY 10036	Collateral Asset Summary – Loan No. 3 229 West 43rd Street Retail Condo	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 60.6% 1.75x 7.5%

43RD STREET
4TH FLOOR
3RD FLOOR
2ND FLOOR
GROUND FLOOR
CELLAR FLOOR
SUB CELLAR FLOOR
44TH STREET
BOWLMOR LANES
Guitar Center
GUY'S AMERICAN KITCHEN + BAR
Gulliver's Gate
NATIONAL GEOGRAPHIC
OHM (American Market by Todd English)
LOS TACOS No. 1
OFFICE CONDO

A-3-31

229 West 43rd Street New York, NY 10036	Collateral Asset Summary – Loan No. 3 229 West 43rd Street Retail Condo	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 60.6% 1.75x 7.5%

MAP © 2016 CARTIFACT
DATA © OSM CONTRIBUTORS
229 West 43rd Street
Retail Condo
229 West 43rd Street
New York, NY 10036
THEATER DISTRICT
ROCKEFELLER CENTER
MIDTOWN
MIDTOWN SOUTH
GARMENT DISTRICT
W 53RD STREET
W 52ND STREET
W 51ST STREET
W 50TH STREET
W 49TH STREET
W 48TH STREET
W 47TH STREET
W 46TH STREET
W 45TH STREET
W 44TH STREET
W 43RD STREET
W 42ND STREET
W 41ST STREET
W 40TH STREET
W 39TH STREET
W 38TH STREET
W 37TH STREET
W 36TH STREET
W 35TH STREET
W 34TH STREET
NINTH AVENUE
EIGHTH AVENUE
BROADWAY
SEVENTH AVENUE
SIXTH AVENUE
FIFTH AVENUE
Museum of Modern Art (MOMA)
CBS Building
666 Fifth
AXA Center
Sperry Rand Building
Time Warner Building
Radio City Music Hall
Bank of America Building
Time & Life Building
One Worldwide Plaza
RCA Building
745 Seventh
1251 Sixth
McGraw-Hill Building
1230 Sixth
Rockefeller Plaza
Morgan Stanley Building
PlayStation Theater
New York Marriott Marquis Hotel
1501 Broadway
1500 Broadway
Times Square
4 Times Square
Bank of America Tower
E-Walk
Port Authority Bus Terminal
Microsoft
7 Times Square
New York Times Building
Bryant Park
New York Public Library
Macy's Herald Square
Harlem
Columbia University
Upper West Side
Upper East Side
West New York
Metropolitan Museum of Art
Astoria
Central Park
Carnegie Hall
Rockefeller Center
United Nations
Long Island City
Midtown
Empire State Building
Hoboken
New York
MANHATTAN
NYU
SoHo
Jersey City
Financial District
BROOKLYN

A-3-32

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-33

130 East Randolph Street & 180 North Stetson Avenue Chicago, IL 60601	Collateral Asset Summary – Loan No. 4 Prudential Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 59.3% 1.44x 9.8%

A-3-34

130 East Randolph Street & 180 North Stetson Avenue Chicago, IL 60601	Collateral Asset Summary – Loan No. 4 Prudential Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 59.3% 1.44x 9.8%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Sponsors:	Michael Silberberg; Mark Karasick
Borrower:	SL PRU LLC
Original Balance(1):	$75,000,000
Cut-off Date Balance(1):	$75,000,000
% by Initial UPB:	7.7%
Interest Rate:	4.6100%
Payment Date:	6th of each month
First Payment Date:	September 6, 2015
Maturity Date:	August 6, 2025
Amortization:	Interest only for first 48 months; 360 months thereafter
Additional Debt(1)(2):	$340,000,000 Pari Passu Debt; Future Mezzanine Debt Permitted
Call Protection(3):	L(35), D(79), O(6)
Lockbox / Cash Management:	Hard / In Place

Reserves as of September 2016(4)
	Current	Monthly
Taxes:	$3,058,335	$1,134,682
Insurance:	$363,395	$82,759
Replacement:	$1,166,854	$47,671
Future Leasing(5):	$17,293,639	$236,236
Existing TI/LC:	$5,653,479	$0
Rent Abatement:	$4,653,479	$0
Wilson TI(6):	$6,300,000	$0

Financial Information(7)
Cut-off Date Balance / Sq. Ft.:	$183
Balloon Balance / Sq. Ft.:	$164
Cut-off Date LTV:	59.3%
Balloon LTV:	53.2%
Underwritten NOI DSCR(8):	1.59x
Underwritten NCF DSCR(8):	1.44x
Underwritten NOI Debt Yield:	9.8%
Underwritten NCF Debt Yield:	8.9%
Underwritten NOI Debt Yield at Balloon:	10.9%
Underwritten NCF Debt Yield at Balloon:	9.9%

(1)	The Original Balance and Cut-off Date Balance of $75.0 million represents the non-controlling Note A-2-2 and Note A-3-3 which, together with the controlling pari passu companion Note A-1, with an original principal balance of $115.0 million, and the non-controlling pari passu companion Note A-2-1, Note A-3-1, Note A-3-2 and Note A-4, with an aggregate original principal balance of $225.0 million, comprise the Prudential Plaza Whole Loan with an aggregate original principal balance of $415.0 million. For additional information on the pari passu companion loans, see “The Loan” herein.
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	CBD Office
Collateral:	Fee Simple
Location:	Chicago, IL
Year Built / Renovated:	1955,1990 / 1990, 2014-2015
Total Sq. Ft.:	2,269,632
Property Management(9):	SL PRU Property Manager LLC
Underwritten NOI(10):	$40,565,678
Underwritten NCF:	$36,815,458
“As-is” Appraised Value:	$700,000,000
“As-is” Appraisal Date:	July 20, 2016
“As Stabilized” Appraised Value(11):	$830,000,000
“As Stabilized” Appraised Date:	July 20, 2018

Historical NOI
Most Recent NOI:	$25,414,890 (T-12 July 31, 2016)
2015 NOI:	$21,153,848 (December 31, 2015)
2014 NOI:	$21,430,754 (December 31, 2014)
2013 NOI:	$22,042,511 (December 31, 2013)

Historical Occupancy
Most Recent Occupancy(12):	79.7% (July 31, 2016)
2015 Occupancy:	68.3% (December 31, 2015)
2014 Occupancy:	64.0% (December 31, 2014)
2013 Occupancy:	69.6% (December 31, 2013)
(2)	See “Future Mezzanine or Subordinate Indebtedness” herein.

(3)	On July 26, 2016, the holder of the non-controlling Note A-3-1, together with the other non-controlling pari passu companion notes (the “REMIC Election Notes”) made a REMIC election with respect to the REMIC Election Notes. As such, the defeasance lockout period for the Prudential Plaza Whole Loan will continue through the first business day after July 26, 2018. For additional information regarding the REMIC Election Notes, see “Material Federal Income Tax Considerations” in the Prospectus.

(4)	See “Initial Reserves” and “Ongoing Reserves” herein for more information and the reserves balances at loan closing.

(5)	Amounts on deposit in the future leasing reserve account are earmarked for future TI/LCs based on recent leases signed. Commencing on the payment date in August 2016, the borrower is required to deposit $236,236 into a future leasing reserve account until August 2018, on which date the amount will increase to $377,978.

(6)	In connection with the Wilson Sporting Goods Co. (“Wilson”) lease, a Wilson TI reserve of $6.3 million was established, of which $3.1 million was funded through sponsor equity and $3.2 million was transferred from the future leasing account. The approximately $17.3 million remaining in the Future Leasing Account is net of the $3.2 million transferred to the Wilson TI reserve.

(7)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the aggregate amount of the Prudential Plaza Whole Loan.

(8)	Based on amortizing debt service payments. Based on the current interest only payments, the Underwritten NOI DSCR and Underwritten NCF DSCR are 2.09x and 1.90x, respectively.

(9)	The Prudential Plaza Property is sub-managed by Jones Lang LaSalle Americas (Illinois), LP.

(10)	The increase in Underwritten NOI is due to (i) $12.7 million attributable to leases that are signed but have not yet commenced, (ii) approximately $0.7 million in step rents taken through July 2017, (iii) approximately $0.2 million in rent credit relating to investment grade tenants on long term leases, (iv) approximately $0.5 million representing the differential between the underwritten management fee cap of $1.0 million against the most recent management fee of approximately $1.53 million, (v) $5.9 million in rent abatements that were effective in the trailing 12 months ending July 2016, and (vi) less $5.0 million in rents attributable to expiring leases. The remaining difference is approximately $0.02 million and is attributable to rent increases that occurred within the trailing 12 months ending July 2016 and other miscellaneous differences.

(11)	The “As Stabilized” Appraised Value assumes the Prudential Plaza Property has achieved an occupancy of 90.0%. Based on the “As Stabilized” Appraised Value, the Prudential Plaza Property has an As-Stabilized Cut-off Date LTV of 50.0%.

(12)	Most Recent Occupancy includes 11.1% of NRA leased to tenants that have signed leases but have yet to take occupancy at the Prudential Plaza Property and excludes 2.4% of NRA currently leased to McGraw Hill Financial, Inc. pursuant to a lease that expires November 30, 2016.

A-3-35

130 East Randolph Street & 180 North Stetson Avenue Chicago, IL 60601	Collateral Asset Summary – Loan No. 4 Prudential Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 59.3% 1.44x 9.8%

Tenant Summary
Tenant	Ratings (Fitch/Moody’s/S&P)(1)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration
Wilson Sporting Goods Co.(2)	NR/NR/NR	87,386	3.9%	$22.00	4.6%	12/31/2029
Optiver US LLC(3)	NR/NR/NR	73,779	3.3%	$20.54	3.6%	4/30/2023
Clark Hill(4)	NR/NR/NR	71,813	3.2%	$26.30	4.5%	12/31/2032
Leydig, Voit & Mayer, Ltd.(5)	NR/NR/NR	66,783	2.9%	$24.87	4.0%	9/30/2025
CBS Radio Holdings Corp.(6)	BBB/Baa2/BBB	63,453	2.8%	$20.88	3.2%	4/30/2028
Total Major Tenants		363,214	16.0%	$22.89	20.0%
High Office		402,120	17.7%	$24.13	23.3%
Mid Office		527,885	23.3%	$21.48	27.3%
Low Office		432,984	19.1%	$19.37	20.2%
Retail		59,939	2.6%	$39.76	5.7%
Storage		21,012	0.9%	$22.52	1.1%
Antenna		2,842	0.1%	$347.34	2.4%
Total Occupied Collateral(7)		1,809,996	79.7%	$22.97	100.0%
Vacant(8)		459,636	20.3%
Total		2,269,632	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(2)	Wilson signed a 12-year lease for its space which commences on January 1, 2018. Wilson has one five-year renewal option. The tenant has the right to terminate its lease on December 31, 2026 with 15 months prior written notice, subject to payment of a termination fee equal to the unamortized leasing costs amortized at a rate of 8% per year. In addition, Wilson will be entitled to rent abatement on the first month of each year during the lease term.

(3)	Optiver US LLC has one 5-year renewal option remaining. Optiver US LLC is entitled to rent abatement from May 2017 to October 2017 and from May 2018 to September 2018.

(4)	Clark Hill signed a 15-year lease for its space which commences on January 1, 2017. Clark Hill has one five-year renewal option. The tenant has the right to terminate its lease on December 31, 2026, upon at least 15 months’ prior written notice, subject to a termination fee equal to then unamortized leasing costs associated with the Clark Hill lease amortized at a rate of 8% per year.

(5)	Leydig, Voit & Mayer, Ltd. has two renewal options each upon written notice no later than 18 months prior to the lease expiration date of September 30, 2025. The tenant holds the right to extend the term for either a five year or 10 year term upon renewal. The tenant has no termination options.

(6)	CBS Radio Holdings Corp. executed an early renewal option for its space on floors 9-11, totaling approximately 63,228 sq. ft. CBS Radio Holdings Corp. relinquished a portion of its space on the 12th floor (8,068 sq. ft.) at a higher rent of $22.50 PSF for an additional ten years. Additionally, the tenant has 225 sq. ft. of space that expires on April 30, 2018. The tenant has three 5-year renewal options remaining and no termination options.

(7)	Includes 11.2% of net rentable area leased to tenants that, as of September 1, 2016, have signed leases but have yet to take occupancy at the Prudential Plaza Property.

(8)	Vacant space includes 2.4% of net rentable area currently leased to McGraw Hill Financial, Inc. pursuant to a lease that expires on November 30, 2016.

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	4	2,415	0.1%	2,415	0.1%	$36.42	0.2%	0.2%
2016	7	9,302	0.4%	11,717	0.5%	$34.13	0.8%	1.0%
2017	21	94,348	4.2%	106,065	4.7%	$19.59	4.4%	5.4%
2018	43	157,475	6.9%	263,540	11.6%	$21.58	8.2%	13.6%
2019	16	76,524	3.4%	340,064	15.0%	$23.46	4.3%	17.9%
2020	20	56,447	2.5%	396,511	17.5%	$24.91	3.4%	21.3%
2021	21	99,726	4.4%	496,237	21.9%	$22.54	5.4%	26.7%
2022	22	98,532	4.3%	594,769	26.2%	$25.59	6.1%	32.8%
2023	29	234,546	10.3%	829,315	36.5%	$20.65	11.6%	44.4%
2024	12	54,588	2.4%	883,903	38.9%	$22.57	3.0%	47.4%
2025	27	220,895	9.7%	1,104,798	48.7%	$24.51	13.0%	60.4%
2026	16	81,800	3.6%	1,186,598	52.3%	$36.21	7.1%	67.5%
Thereafter	46	623,398	27.5%	1,809,996	79.7%	$21.67	32.5%	100.0%
Vacant(3)	NAP	459,636	20.3%	2,269,632	100.0%	NAP	NAP
Total / Wtd. Avg.	284	2,269,632	100.0%			$22.97	100.0%
(1)	Based on the underwritten rent roll as of July 31, 2016.

(2)	Certain tenants may have lease termination options that may become exercisable prior to the originally stated expiration date of the tenant lease and that are not considered in the lease rollover schedule.

(3)	Vacant space includes 2.4% of net rentable area currently leased to McGraw Hill Financial, Inc. pursuant to a lease that expires on November 30, 2016.

A-3-36

130 East Randolph Street & 180 North Stetson Avenue Chicago, IL 60601	Collateral Asset Summary – Loan No. 4 Prudential Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 59.3% 1.44x 9.8%

The Loan.    The Prudential Plaza loan (the “Prudential Plaza Loan”) is a fixed rate loan secured by the borrower’s fee simple interest in two Class A office towers totaling 2,269,632 sq. ft. located at 130 East Randolph Street and 180 North Stetson Avenue in Chicago, Illinois (the “Prudential Plaza Property”), with an original and cut-off date principal balance of $75.0 million. The Prudential Plaza Loan is evidenced by the non-controlling Note A-2-2 and Note A-3-3, with an aggregate original principal balance of $75.0 million, which will be included in the CD 2016-CD2 mortgage trust. The pari passu controlling Note A-1 with an original principal balance of $115.0 million was included in the COMM 2015-CCRE26 securitization. The pari passu non-controlling Note A-2-1 with an original principal balance of $50.0 million was included in the CD 2016-CD1 securitization. The pari passu non-controlling Note A-3-1 with an original principal balance of $40.0 million was included in the COMM 2016-COR1 securitization. The remaining Notes A-3-2 and A-4 have an aggregate original principal balance of $135.0 million and are each held by GACC or an affiliate and expected to be contributed to one or more future securitizations. Note A-1, Note A-2-1, Note A-3-1, Note A-3-2 and Note A-4 are pari passu companion loans (and together with the Prudential Plaza Loan, the “Prudential Plaza Whole Loan”).

The relationship between the holders of the Prudential Plaza Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool –The Whole Loans–Prudential Plaza Whole Loan” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$115,000,000	$115,000,000	COMM 2015-CCRE26	Yes
A-2-1	$50,000,000	$50,000,000	CD 2016-CD1	No
A-3-1	$40,000,000	$40,000,000	COMM 2016-COR1	No
A-2-2 and A-3-3	$75,000,000	$75,000,000	CD 2016-CD2	No
A-3-2 and A-4	$135,000,000	$135,000,000	GACC	No
Total	$415,000,000	$415,000,000

The Prudential Plaza Whole Loan has a 10-year term and amortizes on a 30-year schedule after an initial 48-month interest only period. The Prudential Plaza Whole Loan accrues interest at a fixed rate equal to 4.6100%. Loan proceeds were used to pay off existing debt of approximately $327.8 million, fund upfront reserves of approximately $73.3 million, pay closing costs of approximately $3.0 million and provide approximately $10.8 million in working capital to the borrower. The borrower covenanted to use such working capital amount (which was deposited into a borrower account) to pay operating or capital expenses related to the Prudential Plaza Property. Such amount is not being held by, and is not subject to disbursement conditions of the lender. Based on the “As-is” appraised value of $700.0 million as of July 20, 2016, the Cut-off Date LTV ratio is 59.3%. Based on the “As Stabilized” appraised value of $830.0 million as of July 20, 2018, the Cut-off Date LTV ratio is 50.0%. The most recent prior financing of the Prudential Plaza Property was included in the JPMCC 2006-LDP7 and the JPMCC 2006-CB16 securitizations.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$415,000,000	100.0%	Loan Payoff	$327,845,504	79.0%
			Reserves	$73,309,474	17.7%
			Closing Costs	$3,025,042	0.7%
			Working Capital	$10,819,980	2.6%
Total Sources	$415,000,000	100.0%	Total Uses	$415,000,000	100.0%

The Borrower / Borrower Sponsors.    The borrower, SL PRU LLC, is a single purpose Delaware limited liability company structured to be bankruptcy-remote, with two independent directors in its organizational structure. The sponsors of the borrower and nonrecourse carve-out guarantors are Michael Silberberg and Mark Karasick (the “Guarantors”), on a joint and several basis.

Michael Silberberg is a principal of Berkley Properties, LLC, a privately owned real estate holding company that acquires, renovates and manages hotels, offices, retail and multifamily properties in the Northeast. Additionally, directly or through affiliated companies, Berkley Properties, LLC has holdings in New York, New Jersey, Illinois, Alabama, Tennessee and Texas. Berkley Properties, LLC is headquartered in New York City.

Mark Karasick is a principal of the 601W Companies (“601W”). 601W manages private real estate acquisition, ownership, development and management portfolios. Since its founding more than 15 years ago, 601W has acquired a number of commercial properties throughout the country, totaling 24 million sq. ft. with a collective value in excess of $5.0 billion. At 601W, Mark Karasick leads the acquisition, development and management of the 601W real estate portfolio.

Michael Silberberg and Mark Karasick have worked on numerous transactions in the Chicago central business district. In 2010, Berkley Properties, LLC purchased, and later sold, 180 North La Salle Street in the East Loop submarket and 601W is currently holding 550 West Jackson Avenue, an approximately 400,000 sq. ft. office property in the West Loop submarket. The Guarantors also purchased

A-3-37

130 East Randolph Street & 180 North Stetson Avenue Chicago, IL 60601	Collateral Asset Summary – Loan No. 4 Prudential Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 59.3% 1.44x 9.8%

the Aon Center, a 2.7 million sq. ft. office building located adjacent to the Prudential Plaza Property in October 2015 for $712 million ($260 PSF).

The Prudential Plaza Property was acquired by the prior owner (the “Prior Owner”) in 2006 for $525 million ($231 PSF), which Prior Owner was owned and controlled by sponsorship unaffiliated with the Guarantors (the “Prior Sponsorship”). The Prudential Plaza Property was previously security for a $410.0 million first mortgage (“the “Prior Loan”), which was deposited in equal portions in the JPMCC 2006-LDP7 and JPMCC 2006-CB16 securitization trusts (together, the “Prior Securitization”) and an affiliate of the borrower under the Prior Loan also obtained a $60.0 million original principal balance mezzanine loan from an affiliate of Northstar. In 2012, the Prior Loan was transferred into special servicing as a result of impending lease expirations with two major tenants totaling approximately 19% of the total NRA, which tenants ultimately vacated the Prudential Plaza Property.

The Guarantors reached an agreement with the Prior Sponsorship for an equity recapitalization. In June 2013, the Guarantors and the Prior Securitization special servicer agreed to bifurcate the $410.0 million Prior Loan into a $336 million A-note and a $74 million B-note (hope note). As part of the loan modification, the Guarantors took control of the Prudential Plaza Property and the Prior Owner and contributed $76.5 million of new equity into the property (while the Prior Sponsorship retained a minority non-controlling interest). In addition, as part of such agreement, the N-Star CDO VIII securitization, as the holder of the $60 million original principal balance mezzanine loan, agreed to modify its mezzanine loan to require payments to be made only from excess cash flow remaining following the payment of amounts then due under the Prior Loan, and a Northstar affiliate agreed to contribute $8.5 million of new equity into the property. The Guarantors and the mezzanine lender then allocated amounts payable under the modified mezzanine loan to the contributors of the new equity.

In connection with the origination of the Prudential Plaza Whole Loan, (i) the lender under the Prior Securitization accepted $336 million (a portion of the proceeds of the Prudential Plaza Whole Loan) in satisfaction of the Prior Loan, (ii) the hope note was cancelled without repayment, and (iii) the mezzanine lender entered into a standstill agreement with GACC pursuant to which it agreed to terminate the existing mezzanine loan pledge. Additionally, the standstill agreement provides that no exercise of remedies may be undertaken under the unsecured mezzanine loan until the Prudential Plaza Whole Loan is fully satisfied, and the mezzanine lender agreed that during any event of default or Trigger Period (defined below) no payments may be made on the unsecured mezzanine loan.

On February 24, 2016, the trustees of the Prior Securitization filed suit in the United States District Court for the Southern District of New York against the Guarantors and the Prior Owner alleging, among other things, that the defendants engaged in fraud, willful misconduct and intentional misrepresentation by failing to provide complete and accurate information regarding prospective leasing activity relating to the Prudential Plaza Property in connection with the preparation of an appraisal used in connection with the calculation of the discounted payoff amount. The current borrower under the Prudential Plaza Whole Loan is not named as a defendant in the suit.  For more information regarding the litigation, see “Description of the Mortgage Pool–Litigation and Other Considerations” in the Prospectus.

The Property.    The Prudential Plaza Property consists of two Class A office towers, One Prudential Plaza and Two Prudential Plaza, totaling 2,269,632 sq. ft. located in Chicago, Illinois. One Prudential Plaza is a 41-story, 1,273,204 sq. ft. building that was built in 1955 and renovated in 1990 and again in 2014-2015. Two Prudential Plaza is a 64-story, 996,428 sq. ft. building that was completed in 1990. The two towers are connected by a public mezzanine level that contains approximately 60,000 sq. ft. of restaurant and retail space. The Prudential Plaza Property has a diverse tenant base of over 120 tenants including law firms, financial services, technology, media and marketing companies. No tenant accounts for greater than 3.9% of NRA. The Prudential Plaza Property also features a five-level, 608-space underground parking facility that is run by AMPCO Parking, a third party operator, an underground connection to the Randolph Street commuter rail station, a landscaped one acre plaza and a tenant amenity space on the 11th floor. The tenant amenity space features a 10,000 sq. ft. gym, a tenant lounge and an outdoor rooftop space that includes a bar and an outdoor fireplace and offers unobstructed views of Millennium Park.

In 2014, the Guarantors invested over $30.0 million in capital expenditures and an additional approximately $26.6 million in tenant improvements for building renovations and upgrades to tenant spaces. Major projects included an elevator modernization and cab renovation, window replacements in vacant spaces, a convector replacement, the creation of the tenant amenity space on the 11th floor, exterior lighting renovations and a complete renovation of the lobby. The investments to upgrade the Prudential Plaza Property have resulted in positive leasing velocity with 649,636 sq. ft. of leases signed between January 2015 and May 2016. The table below summarizes recent leasing activity at the Prudential Plaza Property since October 2014.

A-3-38

130 East Randolph Street & 180 North Stetson Avenue Chicago, IL 60601	Collateral Asset Summary – Loan No. 4 Prudential Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 59.3% 1.44x 9.8%

Recent Leasing(1)(2)
Date of Lease Execution	Lease Count	Sq. Ft.	Gross Rent	Gross Rent PSF
Oct-2014	2	24,267	$819,054	$33.75
Nov-2014	1	2,489	$80,011	$32.15
Dec-2014	3	28,471	$946,092	$33.23
Jan-2015	4	44,249	$1,246,298	$28.17
Feb-2015	1	239	$6,271	$26.24
Mar-2015	4	54,103	$1,962,521	$36.27
Apr-2015	4	6,892	$134,525	$19.52
May-2015	3	16,704	$623,713	$37.34
Jun-2015	6	48,139	$1,910,742	$39.69
Jul-2015	11	127,537	$4,526,063	$35.49
Aug-2015	8	63,228	$2,359,173	$37.31
Sep-2015	1	2,319	$92,800	$40.02
Oct-2015	1	577	$23,540	$40.80
Nov-2015	4	35,486	$1,332,086	$37.54
Dec-2015	8	173,316	$6,698,718	$38.65
Jan-2016	0	0	$0	$0.00
Feb-2016	3	28,699	$1,514,381	$52.77
Mar-2016	3	23,922	$1,276,826	$53.37
Apr-2016	1	24,226	$960,378	$39.64
May-2016	0	0	$0	$0.00
Jun-2016	2	37,304	$1,251,078	$33.54
Jul-2016	1	5,385	$213,501	$39.65
Aug-2016	6	100,384	$3,600,015	$35.86
Total/Wtd. Avg.	77	847,936	$31,577,787	$37.24
(1)	Source: borrower.

(2)	Includes expansions and lease renewals.

Total leasing at the Prudential Plaza Property between October 2014 and August 2016 included 847,936 sq. ft. (37.4% of NRA) which increased gross rent by approximately $31.6 million. This includes 494,846 sq. ft. (21.8% of NRA) leased since loan origination in July 2015. Major new leases include Wilson Sporting Goods Co. (87,386 sq. ft., 3.9% of NRA), Clark Hill (71,813 sq. ft., 3.2% of NRA), Cision US, Inc. (49,703 sq. ft., 2.2% of NRA), Pandora (32,331 sq. ft., 1.4% of NRA), Chicago Council on Global Affairs (29,035 sq. ft., 1.3% of NRA), University of Chicago (23,710 sq. ft., 1.0% of NRA), Prescient Edge, LLC (23,616 sq. ft., 1.0% of NRA), Textura Corporation (23,374 sq. ft., 1.0% of NRA) and CA Ventures (23,672 sq. ft., 1.0% of NRA). Furthermore, McGraw Hill Financial, Inc. is currently a tenant under various leases that represent in the aggregate 151,662 sq. ft., which will expire on November 30, 2016. McGraw Hill Financial, Inc. currently subleases 23,199 sq. ft. to The University of Chicago and 49,998 sq. ft. to McDermott, Will & Emery, LLP, with both subleases expiring on November 30, 2016. McDermott, Will & Emery, LLP has signed a direct lease to take over the space that it is currently subleasing from McGraw Hill Financial, Inc. when McGraw Hill Financial, Inc.’s lease expires on November 30, 2016. With the exception of a new lease signed by McGraw Hill Financial, Inc. for 24,226 sq. ft. that expires on November 30, 2026, the McGraw Hill Financial, Inc. leased space was not given any value in underwriting the Prudential Plaza Whole Loan.

The Prudential Plaza Property is situated immediately north of Millennium Park and one block east of Michigan Avenue, a major north-south roadway in Chicago. The Prudential Plaza Property is accessible via Interstate 90/94 from the west, Lake Shore Drive from the east and Wacker Drive. The Prudential Plaza Property also has pedestrian access via underground pedestrian corridors that provide direct access to neighboring hotels, department stores, office buildings and cultural attractions throughout the city of Chicago.

Environmental Matters. The Phase I environmental report, dated June 30, 2015, recommended no further action at the Prudential Plaza Property other than to implement an operations and maintenance plan for asbestos, which is currently in place.

Major Tenants.

Wilson Sporting Goods Co. (87,386 sq. ft., 3.9% of NRA, 4.6% of U/W Base Rent). Wilson manufactures sporting goods for nearly every major sport through its Wilson, Louisville, Demarini and Atec brands. The company offers its products through dealers in the United States and internationally. Founded in 1913 and based in Chicago, Illinois, Wilson has locations in the United States, Mexico/Latin America, Brazil, Germany, Spain, France, Italy, the United Kingdom, Australia, Japan and Korea. As of March 1989, Wilson operates as a subsidiary of Amer Sports Corp., which guaranties the lease. Upon taking occupancy of its space, the Prudential Plaza Property will serve as the headquarters of the company. Wilson has one five-year renewal option and one termination option effective December 31, 2026 with 15 months’ notice, subject to payment of a termination fee equal to the unamortized leasing costs amortized at a rate of 8% per year.

A-3-39

130 East Randolph Street & 180 North Stetson Avenue Chicago, IL 60601	Collateral Asset Summary – Loan No. 4 Prudential Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 59.3% 1.44x 9.8%

Optiver US LLC (“Optiver”) (73,779 sq. ft., 3.3% of NRA, 3.6% U/W Base Rent). Optiver engages in the trading of stocks, futures, and options. Optiver was founded in 1999, and has its US headquarters in Chicago, IL. Optiver is a subsidiary of Optiver Holding B.V., a global electronic market maker that puts its own capital at risk in order to make markets more competitive, efficient, and transparent. Optiver Holdings B. V. was founded in 1986, and has over 750 employees in over 40 different nations. The company focuses on on-screen liquidity, covering listed derivatives, cash equities, ETF’s, bonds, and foreign exchange. Optiver has been at the property since 2008 and recently signed a new lease to take additional space on the 14th floor (approximately 25,000 sq. ft. with base rent of $20.25 PSF triple net) when the McGraw Hill Financial, Inc. lease expires in November 2016. Additionally, Optiver has one five-year renewal option remaining and no termination options.

Clark Hill (71,813 sq. ft., 3.2% of NRA, 4.5% U/W Base Rent). Clark Hill is an entrepreneurial, full service law firm serving clients in all areas of business legal services, government and public affairs and personal legal services. Clark Hill was founded in 1890 and has over 350 attorneys and legal professionals. The firm’s practice areas include administrative and behavioral healthcare law, corporate restructuring and bankruptcy, estate planning and probate, government and public affairs, insurance and reinsurance, municipal finance, litigation, real estate, white collar criminal defense and economic development services, among others.

Clark Hill signed a 15-year lease for 71,813 sq. ft. at the Prudential Plaza Property in December of 2015 and is not currently in occupancy at the property. The Clark Hill lease commences on January 1, 2017 and the tenant is expected to take occupancy of its space at that time. Clark Hill has one five-year renewal option and the option to terminate its lease beginning on the last day of the 10th year of the lease term upon at least 15 months prior written notice, subject to termination fees as set forth in the lease documents.

Leydig, Voit & Mayer, Ltd. (66,783 sq. ft., 2.9% of NRA, 4.0% of U/W Base Rent). Leydig, Voit & Mayer, Ltd. is an intellectual property law firm based in Chicago, Illinois. Leydig, Voit & Mayer, Ltd. has appeared in Fortune magazine as one of “The Go-To Law Firms of the World’s Leading Companies”. It serves clients in a wide range of industries including: pharmaceuticals, chemical engineering, software, computer, electronics, manufacturing, biotechnology, medical devices, financial services, and consumer products. The firm has offices in the U.S. and Germany and has over 70 attorneys and technical advisors, along with 100 staff professionals including patent agents, law clerks, paralegals, and administrative personnel.

Leydig, Voit, & Mayer, Ltd. has two extension options remaining. For each extension option, the tenant has the option to choose either a five-year or 10-year term upon written notice no later than 18 months prior to the lease expiration date. The tenant has no termination options.

The Market.    The Prudential Plaza Property is located in the city of Chicago, Illinois, one block east of North Michigan Avenue in the East Loop office submarket. Located adjacent to Millennium Park, the Prudential Plaza Property is within walking distance of numerous dining, shopping and cultural attractions. Notable nearby attractions include The Harold Washington Library, the world’s largest public library, popular downtown theatres, Lyric Opera Goodman Theatre and Adler & Sullivan’s Auditorium Theatre and the Magnificent Mile, one of the world’s premier shopping districts. Several hotels are also in walking distance, including the Palmer House, which is a block from the Prudential Plaza Property, a Hilton, Hyatt Regency, Sheraton, the Renaissance, Hotel Blake and the W Hotel, among others.

The East Loop office submarket contains 83 buildings totalling approximately 28.0 million sq. ft., including 16 Class A buildings totalling approximately 16.6 million sq. ft. The average quoted rent in the East Loop Class A submarket was $30.94 PSF as of the second quarter of 2016 and the vacancy was 14.3% in the same period. The East Loop Class A submarket also experienced positive net absorption of 228,390 sq. ft. as of the second quarter of 2016. Additionally, there is no reported new office construction underway or planned in the East Loop submarket. Current activity in the East Loop office sector is continued repositioning of the existing inventory. In July 2015, Kraft Heinz announced that it is moving its corporate headquarters from Northfield, Illinois to the East Loop submarket of Chicago. Kraft Heinz is expected to take over approximately 170,000 sq. ft. across five floors in the AON Center, located next door to the Prudential Plaza Property.

The appraisal identified a set of six comparable properties in the downtown Chicago area that it considered directly competitive with the Prudential Plaza Property. The buildings range from 737,308 to 2,744,552 sq. ft. with an occupancy range of 67% to 96%. Leases signed at the competitive properties range from $17.00 to $31.00 PSF. The table below summarizes the appraisal’s competitive set.

A-3-40

130 East Randolph Street & 180 North Stetson Avenue Chicago, IL 60601	Collateral Asset Summary – Loan No. 4 Prudential Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 59.3% 1.44x 9.8%

Competitive Set(1)
Property Name	Year Built	Net Rentable Area (sq. ft.)	Occupancy	Recent Leasing (PSF)
Prudential Plaza Property	1955, 1990	2,269,632(2)	79.7%(2)	$22.97(3)
AON Center	1974	2,744,552	90%	$19.50 - $22.50
Illinois Center	1972	2,132,048	75%	$17.50 - $18.50
AMA Plaza	1971	1,141,760	92%	$24.28 - $31.00
Chicago Title and Trust Center I	1992	1,068,877	96%	$18.08 - $30.00
303 East Wacker	1979	859,187	67%	$17.00 - $18.50
Equitable Office Building	1966	737,308	95%	$23.00 - $25.50
Total/Wtd. Avg.(4)		8,683,732	85.5%
(1)	Source: Appraisal dated July 29, 2016.

(2)	Based on the July 31, 2016 underwritten rent roll and includes tenants who may not yet be in occupancy.

(3)	Represents Avg. U/W Base Rent PSF on a triple net basis for the Prudential Plaza Property.

(4)	Total/Wtd. Avg. excludes the Prudential Plaza Property.

Using both the above market comparables and recent leasing in the nearby office market, the appraisal identified a market rent of $28.00 PSF for high-rise office space, $25.00 PSF for mid-rise office space, $22.00 PSF for low-rise office space, $40.00 PSF for interior retail space, $60.00 PSF for street-front retail space and $20.00 PSF for storage space. All of the aforementioned rents are on a triple net basis (except for storage rents). The appraisal determined a market occupancy for the overall Chicago central business district office market of 89.0% and 92.3% for Class A office properties in the East Loop submarket.

Cash Flow Analysis.

Cash Flow Analysis
	2013	2014	2015	T-12 7/31/2016	U/W	U/W PSF
Base Rent	$28,764,554	$28,473,086	$30,025,537	$32,211,261	$41,584,409	$18.32
Rent Steps(1)	0	0	0	0	714,199	0.31
IG Rent Credit	0	0	0	0	232,359	0.10
Value of Vacant Space	0	0	0	0	15,567,524	6.86
Gross Potential Rent	$28,764,554	$28,473,086	$30,025,537	$32,211,261	$58,098,491	$25.60
Total Recoveries	20,442,385	18,888,044	20,087,785	20,658,320	25,996,508	11.45
Total Other Income	3,318,520	2,915,164	3,208,355	3,918,233	3,918,233	1.73
Less: Vacancy(2)	0	0	0	0	(15,567,524)	(6.86)
Effective Gross Income	$52,525,460	$50,276,294	$53,321,676	$56,787,814	$72,445,707	$31.92
Total Operating Expenses	30,482,948	28,845,540	32,167,828	31,372,924	31,880,029	14.05
Net Operating Income(3)	$22,042,511	$21,430,754	$21,153,848	$25,414,890	$40,565,678	$17.87
TI/LC	0	0	0	0	3,178,168	1.40
Capital Expenditures	0	0	0	0	572,052	0.25
Net Cash Flow	$22,042,511	$21,430,754	$21,153,848	$25,414,890	$36,815,458	$16.22

(1)	Rent Steps are taken through July 2017.

(2)	Vacancy was underwritten at the in-place vacancy of 17.7% compared to the submarket vacancy rate of 14.3%.

(3)	The increase in U/W Net Operating Income is due to (i) approximately $12.7 million attributable to leases that are signed but have not yet commenced, (ii) approximately $0.7 million in step rents taken through July 2017, (iii) approximately $0.2 million in rent credit relating to investment grade tenants on long term leases, (iv) approximately $0.5 million representing the differential between the underwritten management fee cap of $1.0 million against the most recent management fee of $1.53 million, (v) $5.9 million in rent abatements that were effective in the trailing 12 months ending July 2016 and (vi) less $5.0 million in rents attributable to expiring leases. The remaining difference is approximately $0.02 million and is attributable to rent increases that occurred within the trailing 12 months ending July 2016 and other miscellaneous differences.

Property Management.   The Prudential Plaza Property is managed by SL PRU Property Manager LLC, a borrower affiliate. The Prudential Plaza Property is sub-managed by Jones Lang LaSalle Americas (Illinois), LP (“Jones Lang LaSalle”). Jones Lang LaSalle is a financial and professional services firm that specializes in commercial real estate services and investment management.

A-3-41

130 East Randolph Street & 180 North Stetson Avenue Chicago, IL 60601	Collateral Asset Summary – Loan No. 4 Prudential Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 59.3% 1.44x 9.8%

Lockbox / Cash Management. The Prudential Plaza Whole Loan is structured with a hard lockbox and in place cash management. All rents and other payments are required to be deposited directly into a clearing account controlled by the lender. All funds in the clearing account will be transferred on a daily basis into a deposit account controlled by the lender and disbursed in accordance with the Prudential Plaza Whole Loan documents. Provided no Trigger Period (as defined herein) is continuing, excess cash in the deposit account will be disbursed to borrower, or if a new mezzanine lender exists, to mezzanine lender, in accordance with the Prudential Plaza Whole Loan documents.

A “Trigger Period” will commence upon (i) the occurrence of an event of default under the loan documents, (ii) the DSCR being less than 1.15x as of any calendar quarter or (iii) the occurrence of a new mezzanine loan default, and will end if (a) with respect to clause (i) the event of default has been cured, (b) with respect to clause (ii) the DSCR is at least 1.20x for two consecutive calendar quarters and (c) with respect to clause (iii) the receipt by lender of a new mezzanine loan default revocation notice.

Initial Reserves. At loan origination, the borrower deposited (i) $1,134,682 into a tax reserve account, (ii) $248,278 into an insurance reserve account, (iii) $2,525,657 into a replacement reserve account, (iv) $21,489,422 into a TI/LC reserve account for existing TI/LC obligations due to certain tenants, (v) $35,000,000 into a future leasing reserve account and (vi) $12,911,435 into a rent abatement reserve account.

As of September 2016, the current amounts on deposit are (i) $3,058,335 in the tax reserve account, (ii) $363,395 in the insurance reserve account, (iii) $1,166,854 in the replacement reserve account, (iv) $5,653,479 in the existing TI/LC reserve account (the “Existing TI/LC Account”), (v) $17,293,639 (the “Future TI/LC Amount”) in the future leasing reserve account (the “Future TI/LC Account”), all of which is earmarked for future TI/LCs based on recent leases signed and (vi) $4,653,479 in the rent abatement reserve account. The Future TI/LC Amount includes $3,058,133 that was initially included in the Existing TI/LC Account but was determined to be in excess of the amount necessary to pay approved leasing expenses under the then-current leases and was reallocated into the Future TI/LC Account to be available to pay approved leasing expenses for future leases entered into by the borrower.

In connection with the Wilson lease, a Wilson TI reserve of $6,300,000 was established, of which $3,100,000 was funded through sponsor equity and $3,200,000 was transferred from the Future TI/LC Account. The $17,293,639 remaining in the Future TI/LC Account is net of the $3,200,000 transferred to the Wilson TI reserve. Amounts in the Wilson TI reserve will be used to cover certain tenant improvements associated with the Wilson lease, and an amount not to exceed $873,860 thereof may, at the tenant’s election, be applied towards monthly base rent during the term of the lease.

Ongoing Reserves.    On a monthly basis, the borrower is required to deposit (i) $1,134,682 into a tax reserve account, (ii) $82,759 into an insurance reserve account, (iii) $47,671 into a replacement reserve account and (iv) commencing on the payment date in August 2016, $236,236 into a future leasing reserve account until August 2018, on which date the amount will increase to $377,978. Such monthly deposits into the future leasing reserve will no longer be required if (i) 85% of the NRA of the Prudential Plaza Property is leased in the lender’s reasonable determination or (ii) a transfer and assumption of the Prudential Plaza Whole Loan is consummated with a third party in an arm’s length transaction; provided that in either case monthly deposits in an amount equal to $238,344 into the future leasing reserve will be required if the reserve balance drops below $5,000,000, for so long as the future leasing reserve is less than $10,000,000. For so long as the DSCR is less than 1.25x as of any calculation date and the amount on deposit in the Wilson TI reserve is less than $3,800,000, any deposit required pursuant to clause (iv) above is required to be deposited into the Wilson TI reserve up to an amount equal to such shortfall, or if such deposit is no longer required or the borrower otherwise elects, the borrower is required to deposit, on a monthly basis, an amount equal to such shortfall into the Wilson TI reserve.

Current Mezzanine or Subordinate Indebtedness. As discussed in “The Borrower / Borrower Sponsors” herein, there is an existing loan between Wells Fargo Bank, National Association, as Trustee for the Beneficial Owners of N-Star CDO VIII Grantor Trust and BFPRU II, LLC, which was initially structured as a mezzanine loan. This loan was converted to an unsecured loan which has been fully subordinated pursuant to a standstill, intercreditor and subordination agreement, and is not secured by a pledge.

Future Mezzanine or Subordinate Indebtedness. The Prudential Plaza Whole Loan permits an approved mezzanine loan in a maximum amount of $20,000,000 provided, among other things, (i) no event of default or Trigger Period is then continuing, (ii) the future leasing reserve is drawn down to $12.5 million or less, (iii) the mezzanine loan results in a combined debt yield of no less than 9.00%, (iv) the proceeds from the mezzanine loan will be deposited into the mortgage lender’s future leasing reserve, (v) the combined DSCR is not less than 1.40x on an amortizing basis and (vi) the LTV of the combined loans is not more than 64.6%.

A-3-42

130 East Randolph Street & 180 North Stetson Avenue Chicago, IL 60601	Collateral Asset Summary – Loan No. 4 Prudential Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 59.3% 1.44x 9.8%

Prudential Plaza
130 East Randolph Street &
180 North Stetson Avenue
Chicago, IL 60601
STREETERVILLE
RIVER NORTH
DISTRICT
THE LOOP
LAKESHORE
EAST
Chicago
Chicago
Lake Michigan
Chicago River
Grant
Park
W WACKER DR
E WACKER DR
W LAKE ST
E LAKE ST
W RANDOLPH ST
E RANDOLPH ST
W WASHINGTON ST
E WASHINGTON ST
W MADISON ST
E MADISON ST
W MONROE ST
E MONROE ST
W ADAMS ST
E ADAMS ST
W JACKSON BLVD
E JACKSON BLVD
VAN BUREN ST
E VAN BUREN ST
E CONGRESS PKWY
E ONTARIO ST
E OHIO ST
E GRAND AVE
E ILLINOIS ST
E HUBBARD ST
E KINZIE ST
LOWER WACKER DR
E WATER ST
THE LOOP
Woodstock
Mundelein
Lake Forest
Evanston
Lincolnwood
Oak Park
Cicero
Aurora
Wheaton
Naperville
Joliet
Hammond
Gary
Elgin
Schaumburg
Orland Park
Frankfort
IL
IN

A-3-43

10 Hudson Yards New York, NY 10001	Collateral Asset Summary – Loan No. 5 10 Hudson Yards	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$67,500,000 32.9% 4.18x 12.9%

A-3-44

10 Hudson Yards New York, NY 10001	Collateral Asset Summary – Loan No. 5 10 Hudson Yards	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$67,500,000 32.9% 4.18x 12.9%

A-3-45

10 Hudson Yards New York, NY 10001	Collateral Asset Summary – Loan No. 5 10 Hudson Yards	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$67,500,000 32.9% 4.18x 12.9%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Recapitalization
Sponsor:	Podium Fund HY REIT Owner LP
Borrower:	Legacy Yards Tenant LP
Original Balance(1):	$67,500,000
Cut-off Date Balance(1):	$67,500,000
% by Initial UPB:	6.9%
Interest Rate:	2.9833333%
Payment Date:	6th of each month
First Payment Date:	September 6, 2016
Maturity Date:	August 6, 2026
Amortization:	Interest Only
Additional Debt(1)(2):	$640,600,000 Pari Passu Debt; $191,900,000 Subordinate Secured Debt; $300,000,000 Mezzanine Debt
Call Protection:	L(28), D(87), O(5)
Lockbox / Cash Management:	Hard / Springing

Reserves(3)
	Initial	Monthly
Taxes:	$0	Springing
Insurance:	$0	Springing
Replacement:	$0	Springing
TI/LC:	$0	Springing
Free Rent:	$34,160,073	$0
Remaining Construction Work:	$90,969,679	$0
Existing TI/LC:	$34,414,188	$0
Lease Sweep:	$0	Springing
Owners’ Association:	$0	Springing

Financial Information
	Senior Notes(4)	Whole Loan(5)	Total Debt(6)
Cut-off Date Balance / Sq. Ft.:	$390	$496	$662
Balloon Balance / Sq. Ft.:	$390	$496	$662
Cut-off Date LTV(7):	32.9%	41.9%	55.8%
Balloon LTV(7):	32.9%	41.9%	55.8%
Underwritten NOI DSCR:	4.27x	3.36x	2.21x
Underwritten NCF DSCR:	4.18x	3.29x	2.17x
Underwritten NOI Debt Yield:	12.9%	10.2%	7.6%
Underwritten NCF Debt Yield:	12.7%	10.0%	7.5%
Underwritten NOI Debt Yield at Balloon:	12.9%	10.2%	7.6%
Underwritten NCF Debt Yield at Balloon:	12.7%	10.0%	7.5%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	CBD Office
Collateral:	Fee Simple
Location:	New York, NY
Year Built / Renovated:	2016 / NAP
Total Sq. Ft.:	1,813,465
Property Management:	Related Hudson Yards Manager LLC
Underwritten NOI:	$91,514,392
Underwritten NCF:	$89,620,071
“As-is” Appraised Value:	$2,050,000,000
“As-is” Appraisal Date:	July 1, 2016
“Hypothetical As-is” Appraised Value(7):	$2,150,000,000
“Hypothetical As-is” Appraisal Date:	July 1, 2016

Historical NOI
Most Recent NOI:	NAP
2015 NOI:	NAP
2014 NOI:	NAP
2013 NOI:	NAP

Historical Occupancy
Most Recent Occupancy:	93.2% (July 1, 2016)
2015 Occupancy:	NAP
2014 Occupancy:	NAP
2013 Occupancy:	NAP
(1)	The Original Balance and Cut-off Date Balance of $67.5 million represents the senior non-controlling Note A-1-C2 and Note A-1-C6 which, together with the remaining pari passu senior notes with an aggregate original principal balance of $640.6 million and the subordinate notes with an aggregate original principal balance of $191.9 million, comprises the 10 Hudson Yards Whole Loan with an aggregate original principal balance of $900.0 million. For additional information regarding the pari passu senior notes and subordinate notes, see “The Loan” herein.

(2)	See “Current Mezzanine or Subordinate Indebtedness” herein.

(3)	See “Initial Reserves” and “Ongoing Reserves” herein.

(4)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the Senior Notes only, which have an aggregate principal balance of $708.1 million.

(5)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the 10 Hudson Yards Whole Loan only, which has an aggregate principal balance of $900.0 million, which includes $191.9 million of subordinate notes.

(6)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the Total Debt in the aggregate amount of $1.2 billion, which includes $191.9 million of subordinate notes and a $300.0 million mezzanine loan.

(7)	The Cut-off Date LTV and Balloon LTV are calculated based on the “Hypothetical As-is” Appraised Value. Based on the “As-Is” Appraised Value, the Cut-off Date LTV for the Senior Notes is 34.5%, the Cut-off Date LTV for the 10 Hudson Yards Whole Loan is 43.9% and the Cut-off Date LTV for the Total Debt is 58.5%. The “Hypothetical As-is” Appraised Value assumes the remaining obligations and costs of approximately $108.6 million, consisting of approximately $50.1 million in hard/direct costs, $5.7 million in project contingency, $29.1 million in tenant improvements and $14.7 million in soft/indirect costs are expended as of July 1, 2016. As of September 30, 2016, approximately $69.0 million of contractual obligations and costs remain unexpended. Such amount was reserved upon origination of the 10 Hudson Yards Whole Loan.

A-3-46

10 Hudson Yards New York, NY 10001	Collateral Asset Summary – Loan No. 5 10 Hudson Yards	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$67,500,000 32.9% 4.18x 12.9%

Tenant Summary(1)(2)
Tenant	Ratings (Fitch/Moody’s/S&P)(3)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration

Coach	BBB/Baa2/BBB-	693,938	38.3%	$65.00	38.8%	7/31/2036
L’Oreal	NR/NR/A-1+	411,358	22.7%	$69.75	24.7%	8/31/2031
BCG(4)	NR/NR/NR	193,295	10.7%	$83.00	13.8%	4/30/2032
SAP(5)	NR/A2/A	144,065	7.9%	$83.00	10.3%	6/30/2032
Intersection(6)	NR/NR/NR	67,058	3.7%	$77.00	4.4%	1/31/2027
Subtotal / Wtd. Avg.		1,509,714	83.3%	$70.85	92.0%
Other		180,191	9.9%	$51.36	8.0%
Total / Wtd. Avg. Occupied		1,689,905	93.2%	$68.77	100.0%
Vacant		123,560	6.8%
Total / Wtd. Avg.		1,813,465	100.0%

(1)	Based on the rent roll dated July 1, 2016.

(2)	No tenants at the 10 Hudson Yards Property have termination options. BCG has a future contraction option which may be exercised either (i) between January 31, 2026 and January 31, 2027 or (ii) between January 31, 2028 and January 31, 2029, provided 18 months’ prior written notice. BCG may choose to exercise such contraction for up to two full contiguous floors (either in the top half or bottom half of their space) and must pay a contraction payment equal to the sum of (i) unamortized commissions, work allowance, free rent, and (ii) four months of escalated rent for the exercised space. BCG can contract up to two of its highest or lowest contiguous floors: (i) floors 46 and 47 (62,746 sq. ft.) or (ii) floors 42 and 43 (66,107 sq. ft.).

(3)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(4)	BCG is expected to take occupancy by the end of 2016, with rent commencing in May 2017. At origination, a free rent reserve was established for the months of August 2016 through April 2017.

(5)	SAP took occupancy on three of its five floors as of October 21, 2016 and is expected to take occupancy of its remaining floors in the winter of 2017, with rent commencing in June 2017. At origination, a free rent reserve was established for the months of August 2016 through June 2017.

(6)	Intersection took occupancy of its space as of October 21, 2016, with rent commencing in January 2017 for the space on the 26th floor and July 2017 for the space on the 27th floor. At origination, a free rent reserve was established for the months of August 2016 through January 2017 for the space on the 26th floor and August 2016 through July 2017 for the space on the 27th floor.

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
2016	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2017	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2018(3)	1	58,989	3.3%	58,989	3.3%	$0.00	0.0%	0.0%
2019	0	0	0.0%	58,989	3.3%	$0.00	0.0%	0.0%
2020	0	0	0.0%	58,989	3.3%	$0.00	0.0%	0.0%
2021	0	0	0.0%	58,989	3.3%	$0.00	0.0%	0.0%
2022	1	21,788	1.2%	80,777	4.5%	$75.00	1.4%	1.4%
2023	0	0	0.0%	80,777	4.5%	$0.00	0.0%	1.4%
2024	0	0	0.0%	80,777	4.5%	$0.00	0.0%	1.4%
2025	0	0	0.0%	80,777	4.5%	$0.00	0.0%	1.4%
2026	1	65,836	3.6%	146,613	8.1%	$77.00	4.4%	5.8%
Thereafter	6	1,543,292	85.1%	1,689,905	93.2%	$70.96	94.2%	100.0%
Vacant	NAP	123,560	6.8%	1,813,465	100.0%	NAP	NAP	0.0%
Total / Wtd. Avg.	9	1,813,465	100.0%			$68.77	100.0%

(1)	Based on the underwritten rent roll as of July 1, 2016.

(2)	Certain tenants may have contraction options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in this lease rollover schedule.

(3)	58,989 sq. ft. represents the parking garage which pays a percentage rent component. Commencing in 2017, the initial base rent for the parking garage is expected to be $1.75 million, in addition to the percentage rent component.

A-3-47

10 Hudson Yards New York, NY 10001	Collateral Asset Summary – Loan No. 5 10 Hudson Yards	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$67,500,000 32.9% 4.18x 12.9%

The Loan.    The 10 Hudson Yards loan (the “10 Hudson Yards Loan”) is a fixed rate loan secured by the borrower’s fee simple interests in a 52-story, Class A office building located at 10 Hudson Yards, New York, New York (the “10 Hudson Yards Property”) with an original principal balance of $67.5 million. The 10 Hudson Yards Loan is evidenced by the non-controlling Note A-1-C2 and Note A-1-C6 and is a part of a $900.0 million whole loan that is evidenced by thirteen promissory notes: eleven pari passu senior notes with an aggregate original principal balance of $708.1 million (the “Senior Notes”) and two subordinate notes with an aggregate original principal balance of $191.9 million (the “Subordinate Notes” and, together with the Senior Notes, the “10 Hudson Yards Whole Loan”). Only the 10 Hudson Yards Loan will be included in the CD 2016-CD2 mortgage trust. Two of the Senior Notes with an aggregate original principal balance of $408.1 million along with the Subordinate Notes were contributed to the Hudson Yards 2016-10HY mortgage trust. Note A-1-C1 with an original principal balance of $65.0 million was contributed to the CD 2016-CD1 mortgage trust, Note A-2-C1, Note A-2-C-2 and Note A-2-C3 with an aggregate original principal balance of $87.5 million were contributed to the GSMS 2016-GS3 mortgage trust and Note A-1-C3, Note A-1-C4 and Note A-1-C5 with an aggregate original principal balance of $80.0 million are expected to be contributed to the JPMDB 2016-C4 mortgage trust.

The relationship between the holders of the Senior Notes and the Subordinate Notes is governed by a co-lender agreement as described under “Description of the Mortgage Pool–The Whole Loans–10 Hudson Yards Whole Loan” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-S and A-2-S	$408,100,000	$408,100,000	Hudson Yards 2016-10HY	No
B-1 and B-2	$191,900,000	$191,900,000	Hudson Yards 2016-10HY	Yes
A-1-C2 and A-1-C6	$67,500,000	$67,500,000	CD 2016-CD2	No
A-1-C3, A-1-C4 and A-1-C5	$80,000,000	$80,000,000	JPMDB 2016-C4	No
A-2-C1, A-2-C2 and A-2-C3	$87,500,000	$87,500,000	GSMS 2016-GS3	No
A-1-C1	$65,000,000	$65,000,000	CD 2016-CD1	No
Total	$900,000,000	$900,000,000

The 10 Hudson Yards Whole Loan has a 10-year term and pays interest only for the term of the loan. The 10 Hudson Yards Whole Loan accrues interest at a fixed rate equal to 2.9833333% and has a Cut-off Date Balance of $67.5 million. The 10 Hudson Yards Whole Loan proceeds, in addition to new borrower sponsor equity of approximately $503.4 million and approximately $446.6 million of existing partnership equity, were used to refinance existing debt of approximately $478.1 million, purchase the fee interest and collapse the existing Metropolitan Transportation Authority (“MTA”) ground lease for approximately $119.9 million, purchase Coach’s equity for approximately $674.3 million, reinvest approximately $446.6 million of existing partnership equity, return approximately $171.0 million to KIA (as defined below), fund approximately $159.5 million in upfront reserves and pay transaction costs of approximately $100.6 million. Based on the Hypothetical As-is appraised value of $2.15 billion as of July 1, 2016, the Cut-off Date LTV for the Senior Notes is 32.9%. The most recent prior financing of the 10 Hudson Yards Property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$900,000,000	41.9%	Refinance Existing Debt	$478,089,883	22.2%
Mezzanine Loan	$300,000,000	14.0%	Deferred Fee Purchase	$119,885,511	5.6%
New Sponsor Equity	$503,372,132	23.4%	Payoff of Coach Interest	$674,253,004	31.4%
Existing Partnership Equity	$446,627,868	20.8%	Existing Partnership Reinvestment	$446,627,868	20.8%
			KIA Return of Equity	$171,037,133	8.0%
			Upfront Reserves	$159,543,940	7.4%
			Closing Costs	$100,562,661	4.7%
Total Sources	$2,150,000,000	100.0%	Total Uses	$2,150,000,000	100.0%

The Borrower / Borrower Sponsor.    The borrower, Legacy Yards Tenant LP, is a single purpose Delaware limited partnership structured to be bankruptcy-remote with two independent directors in its organizational structure. The borrower sponsor is Podium Fund HY REIT Owner LP, a joint venture among The Related Companies, L.P. (“Related”, 8.9%), Oxford Properties Group (“Oxford”, 8.9%), (JPMorgan Asset Management (“JPM”, 18.2%), Kuwait Investment Authority (“KIA”, 19.6%) and Allianz SE (“Allianz”, 44.3%) (collectively, the “Sponsor”). There is no separate non-recourse carve-out guarantor or environmental indemnitor for the 10 Hudson Yards Loan.

Related is a privately owned real estate firm in the United States with an existing portfolio consisting of over $15 billion in best-in-class mixed use, residential, retail, office and affordable housing properties.

A-3-48

10 Hudson Yards New York, NY 10001	Collateral Asset Summary – Loan No. 5 10 Hudson Yards	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$67,500,000 32.9% 4.18x 12.9%

Oxford is a global platform for real estate investment, development and management, with over $37 billion of real estate assets. Oxford’s real estate portfolio consists of approximately 57 million sq. ft. and over 150 properties that total approximately 3,600 hotel rooms and over 9,500 residential units.

JPM is multinational banking and financial services holding company with approximately $2.4 trillion in assets under supervision and over $1.7 trillion in assets under management, as of year-end 2015.

Allianz is a European financial services company headquartered in Munich, Germany with core businesses in insurance and asset management. As of the first quarter of 2015, the Allianz Global Investors division had approximately €1,933 billion of assets under management, of which €1,408 billion are third-party assets.

The Property. The 10 Hudson Yards Property is a 52-story recently constructed glass and concrete Class A office building, located on the northwest corner of 10th Avenue and 30th Street, situated in Manhattan’s Hudson Yards. The 10 Hudson Yards Property is integrated with, and bridges over, Manhattan’s The High Line, a 1.45 mile-long elevated public park built on a historic freight rail line. The 10 Hudson Yards Property is the first office building to be completed as part of the Hudson Yards redevelopment project, which the Sponsor estimates to be the largest private real estate development in the history of the United States and the largest development in New York City since Rockefeller Center. When redevelopment of Hudson Yards is completed, the site is expected to include approximately 17 million sq. ft. of commercial and residential space consisting of office buildings, more than 100 shops, a collection of restaurants, approximately 4,000 residences, approximately 14 acres of public open space, a 750-seat public school and a 200-room luxury hotel.

The 10 Hudson Yards Property was 93.2% occupied as of July 1, 2016 and consists of approximately 1.81 million sq. ft. in an 895 ft. tall building. The building includes approximately 1,698,748 sq. ft. of office space, 13,744 sq. ft. of retail space, 8,406 sq. ft. of storage space, a 58,989 sq. ft. (239-space) parking garage and a 33,578 sq. ft. food hall. The total land area of the 10 Hudson Yards Property is 2.675 acres, or approximately 116,500 sq. ft.

The construction of the 10 Hudson Yards Property began in December 2012 and was designed by Kohn Pederson Fox Associates. The 10 Hudson Yards Property features large column-free floor plates ranging from 22,000 sq. ft. to 54,000 sq. ft., ceiling heights of 13’6” and views of the Hudson River and downtown skyline with floor-to-ceiling windows. Additionally, the building is expect to gain LEED platinum certification and has its own CoGeneration power plant. The CoGeneration plant is expected to have 1.2MW of gas-fired micro turbines, which will generate power and heat for use within the 10 Hudson Yards Property, providing energy efficiency and additional standby power.

The 10 Hudson Yards Property will serve as the new corporate headquarters for three of the top five tenants, including Coach (38.3% of NRA, BBB/Baa2/BBB- by Fitch/Moody’s/S&P), L’Oreal (U.S. headquarters) (22.7% of NRA, A-1+ by S&P) and Intersection (3.7% of NRA). The remaining top five tenants are BCG (10.7% of NRA) and SAP (7.9% of NRA, A2/A by Moody’s/S&P). Additionally, the top five tenants at the 10 Hudson Yards Property occupy 83.3% of the NRA, comprise 92.0% of the underwritten base rent and have a weighted average remaining lease term of 16.8 years as of the cut-off date.

Environmental Matters. The Phase I environmental report dated June 30, 2016 revealed no evidence of recognized environmental conditions, except for an active 13,875 gallon above ground storage tank containing diesel fuel located in the cellar. This tank is associated with the storage of the diesel fuel for the on-site generator. The Phase I environmental report recommended the storage tank be registered with the New York State Department of Environmental Conservation. The borrower was required to file for registration of the storage tank and proof of the filing was provided to the lender as of August 23, 2016.

Major Tenants.

Coach (693,938 sq. ft.; 38.3% of NRA; 38.8% of U/W Base Rent; BBB/Baa2/BBB- by Fitch/Moody’s/S&P). Coach is an American luxury fashion company founded in 1941 known for accessories and gifts for women and men, including handbags, men’s bags, women’s and men’s small leather goods, footwear, outerwear, watches, travel accessories, scarves, sunwear, fragrance, jewelry and other accessories. Headquartered in New York, New York, Coach Inc., operates over 450 Coach stores in North America, approximately 500 directly-operated locations in Asia and over 30 in Europe. The 10 Hudson Yards Property will serve as the new corporate headquarters for Coach. Coach is expected to move approximately 1,400 employees from three primary locations in Manhattan. As of the first quarter of 2016, Coach reported sales of approximately $1.03 billion, an increase of 11.2% year-over-year. In 2015, Coach reported sales of approximately $4.2 billion and operating income of approximately $618.0 million.

A-3-49

10 Hudson Yards New York, NY 10001	Collateral Asset Summary – Loan No. 5 10 Hudson Yards	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$67,500,000 32.9% 4.18x 12.9%

L’Oreal (411,358 sq. ft.; 22.7% of NRA; 24.7% of U/W Base Rent; A-1+ by S&P). L’Oreal is a subsidiary of L’Oreal Group, the parent company, which is a beauty and cosmetics company. Founded in 1909, L’Oreal Group focuses on five key cosmetics segments: hair care, skin care, make-up and fragrances. The L’Oreal Group brand portfolio includes Garnier, L’Oreal Paris, Yves Saint Laurent Beaute, Ralph Lauren, Maybelline, Diesel and The Body Shop. L’Oreal is present in 140 countries on five continents. In 2015, L’Oreal Group reported sales of approximately €25.26 billion and operating income of approximately €4.39 billion. 27.4% of L’Oreal Group’s sales are derived from North America. L’Oreal is relocating its U.S. headquarters from Midtown Manhattan to the 10 Hudson Yards Property. L’Oreal is expected to move approximately 1,300 employees and will occupy 10 floors at the 10 Hudson Yards Property. The majority of L’Oreal’s corporate functions and brand teams including Essie, Garnier, Lancome, La Roche-Posay, L’Oreal Paris, Matrix, Maybelline, Redken and SkinCeuticals will be housed at the 10 Hudson Yards Property.

L’Oreal has an existing expansion option (exercisable with 18 months’ prior written notice) to lease up to the entire 37th floor (currently vacant). L’Oreal has the right to take occupancy of such space to the extent then available within a 12-month period starting on the fifth anniversary of its rent commencement date for a period which would be coterminous with the existing lease at a rental rate of 100% of fair market value.

Boston Consulting Group, Inc. (“BCG”) (193,295 sq. ft.; 10.7% of NRA; 13.8% of U/W Base Rent), is a management consulting firm with 85 offices in 48 countries. The firm advises clients in the private, public, and not-for-profit sectors around the world, including more than two-thirds of the Fortune 500. Founded in 1963 and headquartered in Boston, BCG has over 12,000 employees and 900 partners. Although the company is privately held, BCG reported annual revenues of approximately $5.0 billion in 2015, which makes it amongst the largest 100 private companies in the world by total revenue.

BCG has existing expansion options (exercisable within 12 months’ prior written notice) to lease up to the entire 40th and 41st floors (both currently vacant). With respect to the 40th floor, BCG has the right to take occupancy on the 10th anniversary of their rent commencement date, May 1, 2027, for a period which would be coterminous with the existing lease at a rental rate of 100% of fair market value. With respect to the 41st floor, BCG has the right to take occupancy on the fifth anniversary of their rent commencement date for a period which would be coterminous with the existing lease at a rental rate of 100% of fair market value.

The Market. The 10 Hudson Yards Property is located in the West Side submarket within the Midtown West Office District. Midtown West is bounded by 30th Street and 42nd Street west of the Avenue of Americas to the Hudson River and by 42nd Street to 72nd Street west of Seventh Avenue, to the Hudson River. As of the first quarter of 2016, the three office statistical areas that comprise the Midtown West Office Market contain approximately 37.8 million sq. ft. of Class A office space, 23.6 million sq. ft. of Class B office space and less than 14.0 million sq. ft. of Class C office space in these submarkets.

According to the appraisal, the overall Class A Midtown West office market direct rental rate of $78.40 PSF is 18.1% above the current average in-place rent of $68.77 PSF at the 10 Hudson Yards Property. Below is a detailed chart, as of the first quarter of 2016, of the Midtown West Office Market.

Midtown West Office Market - Class A(1)
	Westside	Penn Station	Times Square South	Market Summary (Total)
Number of Buildings	34	7	12	53
Inventory (sq. ft.)	23,809,400	6,668,090	7,323,711	37,801,201
Total Space Available	2,336,372	434,470	734,233	3,505,075
Direct Space Available	2,014,054	352,037	558,396	2,924,487
Direct Vacancy Rate	8.5%	5.3%	7.6%	7.7%
Total Vacancy Rate	9.8%	6.5%	10.0%	9.3%
Direct Rental Rate	$78.83	$67.33	$83.84	$78.40
YTD Leasing Activity	416,424	171,452	116,875	704,751
(1)	Source: Appraisal.

The appraiser identified 40 comparable properties totaling approximately 43.7 million sq. ft. that exhibited a rental range of $45.00 PSF to $150.00 PSF and a weighted average occupancy rate of approximately 94.1% for direct space.

Of the 40 buildings, 10 are considered directly competitive with the 10 Hudson Yards Property in terms of the building classification, asking rents, rentable office square footage and quality. The weighted average occupancy for the directly competitive buildings is approximately 97.5%, compared to approximately 94.1% for the full competitive set and approximately 91.7% for Class A space within Midtown West Office market as a whole.

The appraiser concluded, based on completion date, location and the state-of-the-art Class A quality of the 10 Hudson Yards Property, the 10 Hudson Yards Property should command office rental rates ranging from $80 PSF for floors nine to 24, $90 PSF for floors 25 to 37 and $100 PSF for floors 40 to 52 with a weighted average office rental rate of $88.04 PSF, an approximately 28.0% increase from the 10 Hudson Yards Property’s weighted average in place rents as of July 1, 2016.

A-3-50

10 Hudson Yards New York, NY 10001	Collateral Asset Summary – Loan No. 5 10 Hudson Yards	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$67,500,000 32.9% 4.18x 12.9%

Directly Competitive Buildings(1)
Property	Office Area (NRA)	Direct Available Sq. Ft.	Sublease Available Sq. Ft.	% Occupied (Direct)	% Occupied (Total)	Direct Asking Rent
						Low	High
Four Times Square	1,477,631	0	0	100.0%	100.0%	$80.00	$90.00
Five Times Square	1,062,203	0	0	100.0%	100.0%	N/A	N/A
Seven Times Square	1,000,000	31,488	0	96.9%	96.9%	$72.00	$90.00
Eleven Times Square	1,056,851	158,144	0	85.0%	85.0%	$102.00	$120.00
750 Seventh Avenue	533,076	0	0	100.0%	100.0%	N/A	N/A
810 Seventh Avenue	603,000	41,324	0	93.2%	93.2%	$60.00	$72.00
250 West 55th Street	896,000	66,617	0	92.6%	92.6%	$97.00	$138.00
620 Eighth Avenue	1,500,000	0	13,589	100.0%	99.1%	N/A	N/A
825 Eighth Avenue	1,550,212	0	74,443	100.0%	95.2%	N/A	N/A
1 Bryant Park	2,100,000	0	9,445	100.0%	99.6%	N/A	N/A
10 Hudson Yards Property(2)	1,813,465	123,560	0	93.2%	93.2%	$65.00	$83.00
Total/Wtd. Avg.(3)	11,778,973	24,045	13,212	97.5%	96.6%
(1)	Source: Appraisal.

(2)	Based on the rent roll dated July 1, 2016.

(3)	Total/Wtd. Avg. does not include the 10 Hudson Yards Property.

Cash Flow Analysis.

Cash Flow Analysis
	Sponsor Year 1	U/W	U/W PSF
Total Minimum/Base Rent(1)	$120,287,803	$116,217,937	$64.09
Step Rents(2)	0	7,148,763	3.94
Value of Vacant Space(3)	0	11,286,175	6.22
Gross Potential Rent	$120,287,803	$134,652,875	$74.25
Recoveries	440,331	5,769,615	3.18
Parking Revenue	1,581,086	2,499,996	1.38
DR Income	756,160	971,594	0.54
CoGen Income	983,656	983,656	0.54
Miscellaneous Tenant Income	2,267,224	2,267,224	1.25
Event Space Income	50,000	50,000	0.03
Destination Retail Recovery	102,598	102,598	0.06
Less: Vacancy(4)	0	(11,286,175)	(6.22)
Effective Gross Income	$126,468,858	$136,011,383	$75.00
Total Expenses	33,837,347	44,496,991	24.54
Net Operating Income	$92,631,511	$91,514,392	$50.46
Reserves for Replacements	0	362,693	0.20
Leasing Commissions	0	899,367	0.50
Tenant Improvements	0	632,261	0.35
Net Cash Flow	$92,631,511	$89,620,071	$49.42
(1)	Sponsor Year 1 Total Minimum/Base Rent includes credit for contractual free rent reserves and excludes the budgeted free rent associated with the speculative lease-up of floors 40 and 41, as U/W excludes any revenue associated with the same.

(2)	U/W Step Rents include $4,373,024 for Coach, $1,639,935 for L’Oreal, $588,617 for BCG and $547,187 for SAP, which represents the net present value of the total rent steps through each the lease term. BCG’s step rents are capped for BCG’s contraction option for the two largest contiguous suites.

(3)	U/W Value of Vacant Space is based on the sponsor’s market leasing assumptions.

(4)	U/W Vacancy is based on the in-place economic occupancy.

Property Management.   The 10 Hudson Yards Property is managed by Related Hudson Yards Manager LLC, an affiliate of the borrower.

A-3-51

10 Hudson Yards New York, NY 10001	Collateral Asset Summary – Loan No. 5 10 Hudson Yards	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$67,500,000 32.9% 4.18x 12.9%

Lockbox / Cash Management.     The 10 Hudson Yards Whole Loan is structured with a hard lockbox and springing cash management. The borrower was required to send direction letters to all tenants instructing them to deposit all rents into a clearing account controlled by the lender. Provided no Trigger Period (as defined below) exists, amounts on deposit in the clearing account are required to be transferred daily to the borrower’s operating account. During a Trigger Period, any transfers to the borrower’s operating account are required to cease and sums on deposit in the clearing account will be transferred on a daily basis to a deposit account controlled by the lender and applied to payment of all monthly amounts due under the loan documents (including mezzanine loan debt service when no event of default exists under the loan).

A “Trigger Period” will commence upon(i) the occurrence of an event of default, (ii) the commencement of a Low Debt Yield Period (as defined below), (iii) the occurrence of a mezzanine loan default or (iv) the commencement of a Lease Sweep Period (as defined below); and will end if, (A) with respect to clause (i), the event of default commencing the Trigger Period has been cured and such cure has been accepted by the lender (and no other event of default is then continuing), (B) with respect to clause (ii), the Low Debt Yield Period has ended, (C) with respect to clause (iii), the mezzanine loan default has been cured (and no other mezzanine event of default is then continuing) or (D) with respect to clause (iv), the Lease Sweep Period has ended (and no other Lease Sweep Period is then continuing).

A “Low Debt Yield Period” will commence if, as of the last day of any calendar quarter, (a) the debt yield (on a mortgage loan only basis) falls below 8.0% or (b) the debt yield (on a mortgage loan plus mezzanine loan basis) falls below 6.0%, and will cease to exist if (i) the debt yield (on a mortgage loan only basis) is at least 8.0% and (ii) the debt yield (on a mortgage loan plus mezzanine loan basis) is at least 6.0% for two consecutive quarters.

Initial Reserves.     At loan origination, the borrower deposited (i) $34,414,188 into an existing TI/LC account, (ii) $34,160,073 into a free rent reserve account and (iii) $90,969,679 into a remaining construction work reserve account.

Ongoing Reserves.    On a monthly basis and upon the occurrence of a Trigger Period, the borrower is required to deposit reserves of (i) 1/12 of estimated annual taxes, (ii) provided an acceptable blanket policy is no longer in place, 1/12 of annual insurance premiums, (iii) capital expenditures in the amount of $30,224, (iv) tenant improvement and leasing commissions in the amount of $151,122, (v) 1/12 of annual owner’s association charges and assessments and (vi) during a Lease Sweep Period, all excess cash will be swept into the lease sweep reserve account.

A “Lease Sweep Period” will commence on the first payment date following the occurrence of any of the following: (i) the date that the Lease Sweep Lease (as defined below) is surrendered, cancelled or terminated with respect to at least 25% of the rentable square footage leased thereunder (exclusive of any space covered by unexercised expansion options) prior to its then current expiration date, or the receipt by borrower or property manager of notice from Lease Sweep Tenant (as defined below) of a valid surrender, cancellation or termination of the Lease Sweep Lease with respect to at least 25% of the rentable square footage leased thereunder (exclusive of any space covered by unexercised expansion options) prior to its then current expiration date or (ii) the filing or commencement of a bankruptcy or insolvency proceeding of a Lease Sweep Tenant.

As used herein, (i) a “Lease Sweep Lease” means the Coach lease and any replacement lease covering all or substantially all the space currently demised under such lease and (ii) “Lease Sweep Tenant” means any tenant under a Lease Sweep Lease.

Current Mezzanine or Subordinate Indebtedness.    The 10 Hudson Yards Whole Loan includes the Subordinate Notes with an original principal balance of $191,900,000, which notes were contributed to the Hudson Yards 2016-10HY mortgage trust. In addition, a $300,000,000 mezzanine loan was funded concurrently with the origination of the 10 Hudson Yards Whole Loan and thereafter sold to 10HY Mezzanine Lender LLC. The mezzanine loan is coterminous with the 10 Hudson Yards Whole Loan and accrues interest at a fixed per annum rate equal to 4.6500%. An intercreditor agreement is in place with respect to the 10 Hudson Yards Whole Loan and the related mezzanine loan.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

A-3-52

10 Hudson Yards New York, NY 10001	Collateral Asset Summary – Loan No. 5 10 Hudson Yards	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$67,500,000 32.9% 4.18x 12.9%

PILOT. The 10 Hudson Yards Property benefits from a payments in lieu of taxes (“PILOT”) program from the New York City Industrial Development Agency (the “IDA”). The borrower, who owns the fee simple interest in the 10 Hudson Yards Property, has entered into (i) a company lease agreement, dated as of August 1, 2016 (the “Company Lease”), between the borrower, as landlord, and the IDA, as tenant, pursuant to which borrower leased the 10 Hudson Yards Property to the IDA, and (ii) an agency lease agreement, dated as of August 1, 2016 (the “IDA Lease”), between the IDA, as sublandlord, and the borrower, as subtenant, pursuant to which the IDA subleased the 10 Hudson Yards Property to the borrower. The Company Lease and the IDA Lease each have terms expiring on June 30, 2043, approximately 17 years beyond the maturity of the 10 Hudson Yards Whole Loan, with no extension options. During the term of the IDA Lease, the borrower is required to make payments in lieu of New York City real property taxes with respect to the 10 Hudson Yards Property in the amounts set forth in a schedule to the IDA Lease. After the 15th fiscal tax year, the PILOT amounts payable by the borrower under the IDA Lease increase annually thereafter until the 20th fiscal tax year when the borrower is required to pay 100% of the New York City real property taxes that would otherwise be payable with respect to the 10 Hudson Yards Property in the absence of any real property tax exemption. Real estate taxes were underwritten on the basis of the PILOT payments. The borrower’s obligation to pay PILOT under the IDA Lease is secured by three fee and leasehold PILOT mortgages (collectively, the “PILOT Mortgages”), from the borrower and the IDA in favor of the Hudson Yards Infrastructure Corporation (“HYIC”) in the aggregate principal amount of $475,000,000 encumbering the borrower’s fee interest in the 10 Hudson Yards Property and subtenant’s interest under the IDA Lease and the IDA’s interest under the Company Lease. The liens of the PILOT Mortgages are senior in priority to the mortgage securing the 10 Hudson Yards Whole Loan.

A-3-53

10 Hudson Yards New York, NY 10001	Collateral Asset Summary – Loan No. 5 10 Hudson Yards	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$67,500,000 32.9% 4.18x 12.9%

A-3-54

10 Hudson Yards New York, NY 10001	Collateral Asset Summary – Loan No. 5 10 Hudson Yards	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$67,500,000 32.9% 4.18x 12.9%

10 Hudson Yards
10 Hudson Yards
New York, NY 10001
HUDSON YARDS
GARMENT DISTRICT
CHELSEA
LINCOLN TUNNEL ENTRANCE
LINCOLN TUNNEL ENTRANCE & EXIT
ELEVENTH AVENUE
TENTH AVENUE
NINTH AVENUE
EIGHTH AVENUE
SEVENTH AVENUE
DYER AVENUE
W 40TH STREET
W 39TH STREET
W 38TH STREET
W 37TH STREET
W 36TH STREET
W 35TH STREET
W 34TH STREET
W 33RD STREET
W 31ST STREET
W 30TH STREET
W 29TH STREET
W 28TH STREET
W 27TH STREET
W 26TH STREET
W 25TH STREET
W 24TH STREET
W 23RD STREET
W 22ND STREET
W 21ST STREET
Jacob Javits Convention Center
Owned by NY Convention Center
3 Hudson Blvd
55 Hudson Yards
50 Hudson Yards
35 Hudson Yards
30 Hudson Yards
15 Hudson Yards
Culture Shed
The Shops and Restaurants at Hudson Yards
West Tower
Future Residential
Magnuson Convention Center Hotel
5 MW by Brookfield
Manhattan West by Brookfield
AC Hotel
441 Ninth
Church of Saint Michael
Farley Post Office Building
Madison Square Garden
Two Penn Plaza
One Penn Plaza
1 Penn East
Penn Station
17 Penn Plaza
5 Penn Plaza
21 Penn Plaza
Manhattan West Hotel
The New Yorker
Herald Building
520 Eighth
Post Office
Pennsylvania Building
United States Postal Service Morgan Station
Chelsea Park
Lovejoy Elliot Houses
Chelsea Houses
Penn Station South Houses
Fashion Institute of Technology
Uber Technologies
601 W 26 Starrett-Lehigh Bldg
London Terrace Apartments
Clement Clark Moore Park
General Theological Seminary
The Central High School
252 Seventh
Whole Foods
200 W 26
256 W 27
Chelsea Hotel
Chelsea Savoy
St Paul's Lutheran
Saint Columba
Library
Upper East Side
Upper West Side
West New York
Metropolitan Museum of Art
Astoria
Central Park
Carnegie Hall
Rockefeller Center
Long Island City
Times Square
United Nations
Midtown
Empire State Building
New York
MANHATTAN
Hoboken
JFK Stadium
NYU
SoHo
Financial District
Jersey City
BROOKLYN
Hudson River
East River
CARTIFACT

A-3-55

17871 Von Karman Avenue 17836 Gillette Avenue Irvine, CA 92614	Collateral Asset Summary – Loan No. 6 Irvine Crossing	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$62,500,000 57.3% 2.05x 9.4%

A-3-56

17871 Von Karman Avenue 17836 Gillette Avenue Irvine, CA 92614	Collateral Asset Summary – Loan No. 6 Irvine Crossing	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$62,500,000 57.3% 2.05x 9.4%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Sponsor:	Menlo Equities V LLC
Borrower:	Von Karman Income Partners Holding Company II LLC
Original Balance:	$62,500,000
Cut-off Date Balance:	$62,500,000
% by Initial UPB:	6.4%
Interest Rate:	4.3800%
Payment Date:	6th of each month
First Payment Date:	October 6, 2016
Maturity Date:	September 6, 2021
Amortization:	Interest Only
Additional Debt:	None
Call Protection(1):	L(27), D(28), O(5)
Lockbox / Cash Management:	Hard / Springing

Reserves(2)
	Initial	Monthly
Taxes:	$276,743	$46,124
Insurance:	$0	Springing
Replacement:	$0	$3,297
Golden State Holdback(3):	$16,104,861	$0
Golden State Landlord Improvement(3):	$3,000,000	$0
Approved Leasing Expense:	$1,012,500	$0
Golden State Free Rent(3):	$425,250	$0
Lease Sweep:	$0	Springing

Financial Information
Cut-off Date Balance / Sq. Ft.:	$158
Balloon Balance / Sq. Ft.:	$158
Cut-off Date LTV(4):	57.3%
Balloon LTV(4):	57.3%
Underwritten NOI DSCR:	2.12x
Underwritten NCF DSCR:	2.05x
Underwritten NOI Debt Yield:	9.4%
Underwritten NCF Debt Yield:	9.1%
Underwritten NOI Debt Yield at Balloon:	9.4%
Underwritten NCF Debt Yield at Balloon:	9.1%
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Warehouse/Data Center
Collateral:	Fee Simple
Location:	Irvine, CA
Year Built / Renovated:	1974 / 2000, 2013 & 2016
Total Sq. Ft.:	395,673
Property Management:	Menlo Equities Management Company LLC
Underwritten NOI(5):	$5,882,123
Underwritten NCF:	$5,696,298
Appraised Value(4):	$109,000,000
Appraisal Date:	October 1, 2016

Historical NOI
Most Recent NOI(6):	NAV
2015 NOI(5):	$2,752,628 (December 31, 2015)
2014 NOI:	$2,539,454 (December 31, 2014)
2013 NOI:	$2,771,623 (December 31, 2013)

Historical Occupancy
Most Recent Occupancy(7):	100.0% (November 1, 2016)
2015 Occupancy:	NAV
2014 Occupancy:	NAV
2013 Occupancy:	NAV
(1)	Partial Release is permitted. See “Partial Release” herein.

(2)	See “Initial Reserves” and “Ongoing Reserves” herein.

(3)	Golden State reserves refers to the reserves associated with the Amazon lease.

(4)	Represents the appraiser’s “As Complete” appraised value which assumes the completion of building improvements and tenant improvements associated with the lease of the largest tenant, Amazon. Based on the “As-is” appraised value of $105.0 million ($265 PSF), as of July 25, 2016, the Cut-off Date LTV and the Balloon LTV are 59.5%.

(5)	Underwritten NOI represents an increase from the 2015 NOI due to the new Amazon lease on 51.2% of the NRA entered into in June 2016.

(6)	Most Recent NOI is not available during 2016 because the borrower sponsor was in the process of building out the space for the Amazon lease.

(7)

Most Recent Occupancy includes 51.2% of NRA leased to Amazon, which began gearing up for operations at the property in August 2016, following the issuance of a temporary certificate of occupancy. The tenant took occupancy on November 15, 2016 and is in a free rent period through January 31, 2017. See “Major Tenants” below.

A-3-57

17871 Von Karman Avenue 17836 Gillette Avenue Irvine, CA 92614	Collateral Asset Summary – Loan No. 6 Irvine Crossing	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$62,500,000 57.3% 2.05x 9.4%

Tenant Summary(1)
Tenant	Ratings (Fitch/Moody’s/S&P)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration
Amazon(2)	NR/Baa1/AA-	202,500	51.2%	$8.40	28.4%	1/31/2027
Savvis(3)	BB+/Ba3/BB	193,173	48.8%	$22.25	71.6%	7/1/2029
Total / Wtd Avg.		395,673	100.0%	$15.16	100.0%

Vacant		0	0.0%
Total / Wtd Avg.		395,673	100.0%

(1)	Based on the underwritten rent roll dated November 1, 2016, which assumes the Amazon lease has commenced. The Amazon lease commenced on November 15, 2016.

(2)	Amazon has two, five-year renewal options and no termination options. Amazon is in a free rent period through January 31, 2017.

(3)	Savvis has two, seven-year extension options in addition to one, four-year extension option. The ratings for Savvis are that of its parent company – CenturyLink.

Lease Rollover Schedule(1)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2016	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2017	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2018	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2020	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2021	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2022	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2023	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2024	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2025	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2026	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
Thereafter	2	395,673	100.0%	395,673	100.0%	$15.16	100.0%	100.0%
Vacant	NAP	0	0.0%	395,673	100.0%	NAP	NAP
Total / Wtd. Avg.	2	395,673	100.0%			$15.16	100.0%

(1)	Based on the underwritten rent roll as of November 1, 2016, which assumes the Amazon lease has commenced. The Amazon lease commenced on November 15, 2016.

A-3-58

17871 Von Karman Avenue 17836 Gillette Avenue Irvine, CA 92614	Collateral Asset Summary – Loan No. 6 Irvine Crossing	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$62,500,000 57.3% 2.05x 9.4%

The Loan.    The Irvine Crossing loan (the “Irvine Crossing Loan”) is a five-year fixed-rate loan secured by the borrower’s fee simple interest in a 395,673 sq. ft. warehouse and data center facility located in Irvine, California (the “Irvine Crossing Property”) that is leased to Amazon (51.2% of NRA) for warehouse/distribution use and to Savvis (48.8% of NRA) for data center use. The Irvine Crossing Loan has an original principal balance of $62.5 million and pays interest only for the term of the loan. The Irvine Crossing Loan accrues interest at a fixed rate equal to 4.3800%. The Irvine Crossing Loan proceeds, along with $120,000 of borrower sponsor equity, were used to retire existing debt of approximately $40.9 million, fund reserves of approximately $20.8 million and pay closing costs of approximately $0.9 million. Based on the “As Complete” appraised value of $109.0 million ($275 PSF) as of October 1, 2016 which assumes the completion of building improvements and tenant improvements associated with the lease of the largest tenant, Amazon, the Cut-off Date LTV is 57.3%. The most recent financing of the Irvine Crossing Property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$62,500,000	99.8%	Loan Payoff(1)	$40,871,520	65.3%
Sponsor Equity	$120,000	0.2%	Golden State Holdback Funds	$16,104,861	25.7%
			Outstanding Landlord Obligations	$4,437,750	7.1%
			Real Estate Tax Escrow Holdback	$276,743	0.4%
			Closing Costs	$929,126	1.5%
Total Sources	$62,620,000	100.0%	Total Uses	$62,620,000	100.0%
(1)	Pay off amount reflects a $5,934,965 offset for amounts held in reserve by the prior lender. The full pay off amount is $46,806,485.

The Borrower / Borrower Sponsor.    The borrower, Von Karman Income Partners Holding Company II LLC, is a single purpose Delaware limited liability company structured to be bankruptcy-remote, with two independent directors in its organizational structure. The sponsor of the borrower is Menlo Equities V LLC.

The borrower sponsor’s parent company, Menlo Equities, (“Menlo”) is a privately held, vertically integrated commercial real estate company engaged in the acquisition, development and operation of properties in select technology markets in the western United States. Menlo Equities was founded in 1994 by Henry Bullock and Rick Holmstrom and is headquartered in Palo Alto, California. Since its founding, Menlo Equities has acquired or developed over 100 properties for a total cost of over $1.1 billion. In addition, the borrower sponsor developed over 3.2 million sq. ft. of high-profile office, R&D and engineering commercial real estate.

The borrower sponsor fund, Menlo Equities V LLC, owns and manages 21 properties located in California with an estimated fair market value of approximately $853.0 million as of December 31, 2015.

The Property. The Irvine Crossing Property is a 395,673 sq. ft. warehouse and data center facility located in Irvine, California. The Irvine Crossing Property was originally constructed in 1974 on an approximately 21.6 acre site and later renovated in 2000, 2013 and 2016. In 2011, the borrower sponsor purchased the Irvine Crossing Property for $47.0 million ($119 PSF). Since acquisition, the borrower sponsor negotiated the expansion of the space leased to Savvis, a data center provider, and executed a new lease with Amazon.

The Irvine Crossing Property is 100.0% leased to two tenants with expiration dates more than five years beyond loan maturity. Leased space includes distribution warehouse space leased to Amazon, (202,500 sq. ft. 51.2% of NRA) with a lease that extends through January 2027 and a Tier III+ data center space leased to Savvis (193,173 sq. ft. 48.8% of NRA), with a lease that extends through July 2029.

The Irvine Crossing Property has substantial electrical capacity and extensive fiber optics from eight different telecommunications providers, including Verizon, Zayo, XO Communications, Level 3 Communications, twtelecom, AT&T, Cox and CenturyLink. The Irvine Crossing Property is also outfitted with 22 overhead loading doors/docks, seven drive in doors and 22 foot clear ceiling heights in the warehouse portion of the property, as well as ample parking with 497 parking surface level stalls resulting in an overall parking ratio of 1.26 spaces per 1,000 sq. ft.

Environmental Matters. The Phase I environmental reports dated August 3, 2016 recommended no further action at the Irvine Crossing Property, other than the implementation of an asbestos operations & maintenance plan, which is in place.

Major Tenants.

Amazon Inc. (“Amazon”) (202,500 sq. ft.; 51.2% of NRA; 28.4% of U/W Base Rent; Baa1/AA- by Moody’s/S&P). Amazon (NASDAQ: AMZN) is an American electronic commerce and cloud computing company and is the largest Internet-based retailer in the world by total sales and market capitalization. As of June 30, 2016, Amazon had approximately $65,076 million in total assets and reported approximately $1,370 million in net income for the six months ended June 2016, which is up 39 times from approximately $35.0 million in net income for the six months ended June 2015.

A-3-59

17871 Von Karman Avenue 17836 Gillette Avenue Irvine, CA 92614	Collateral Asset Summary – Loan No. 6 Irvine Crossing	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$62,500,000 57.3% 2.05x 9.4%

Amazon executed a new 10-year lease in June 2016 , which will expire on February 28, 2027, the date which is 123 months after the commencement date of November 15, 2016. Amazon is in a free rent period through January 31, 2017. Additionally, the tenant has two, five-year renewal options and no termination options.

Total investment into the Amazon space is expected to equal approximately $6.8 million ($33 PSF), including (1) approximately $3.8 million ($10 PSF) provided by the borrower sponsor in the form of tenant improvements (approximately $1.0 million) and landlord improvement ($2.8 million) all of which have been reserved with lender at loan closing and discussed further below in “Initial Reserves” and (2) according to the borrower sponsor, approximately $2.9 million ($14 PSF) has been invested by Amazon including a custom $2.0 million conveyor belt and sorting system.

Savvis (193,173 sq. ft.; 48.8% of NRA; 71.6% of U/W Base Rent; BB+/Ba3/BB by Fitch/Moody’s/S&P). Savvis is a provider of managed hosting and collocation services and is a wholly owned data center subsidiary of CenturyLink, Inc. (NYSE: CTL) which is rated BB+/Ba3/BB by Fitch/Moody’s/S&P. As of June 30, 2016, CenturyLink, Inc. has approximately $47,118 million in total assets and reported approximately $432.0 million in net income for the six months ended June 2016, which is up 29.0% from approximately $335.0 million in net income for the six months ended June 2015.

The Savvis data center at the Irvine Crossing Property is leased to over 150 individual customers including financial, professional, telecommunication and high technology companies in the greater Orange County area, according to the borrower sponsor. The site is one of Savvis’ flagship locations and according to the appraisal, Savvis expects its premises at the Irvine Crossings Property to become one of its largest data centers in the United States. According to the borrower sponsor, Savvis, through its predecessors has occupied 112,055 sq. ft. of its data space as of 2000 according to the sponsor. In 2013, Savvis expanded its operation at the Irvine Crossing Property by 72.4% following the merger with CenturyLink in 2011.

According to the sponsor, the cost of the expansion was approximately $33.1 million ($171 PSF), which, in addition to the reported 2004 expansion cost of $75.0 million ($388 PSF), totals an estimated $108.1 million ($560 PSF) of investment into the Savvis space. In 2013, Savvis also executed a 16-year lease extension and expansion that expires in July 2029, which is approximately eight years beyond the loan maturity. Upon lease expiration, Savvis will have two, seven-year extension options in addition to one, four-year extension option.

The Market.    The Irvine Crossing Property is located in Irvine, California, within the Orange County metropolitan statistical area. Orange County is one of Southern California’s most diverse economies in terms of industry sectors. According to the appraisal, its desirable coastal location and high quality of life will continue to attract a young, well-educated and affluent population to the area.

The Irvine Crossing Property benefits from its location between the intersection of Highway 55, Interstate 405 and Interstate 5, as well as its proximity to John Wayne Airport that is located approximately one mile west of the Irvine Crossing Property. Additionally Interstate 405 and Highway 55 are within a 1.5 mile radius of the Irvine Crossing Property and provide access to approximately 323,000 and 330,000 vehicles per day, respectively. Highway 55 connects the property with Newport Beach/Costa Mesa approximately 6.5 miles to the South and connects to Interstate 5, which is approximately six miles north and provides access to approximately 300,000 vehicles per day. Interstates 405 and 5 provide access to all of Los Angeles approximately 40 miles North and San Diego County, approximately 80 miles to the South. According to the borrower sponsor, one of the reasons Amazon sought out the Irvine Crossing Property location is the ease of access to all of Orange County. In addition, according to the borrower sponsor, Amazon views the facility as a mission critical distribution facility.

A-3-60

17871 Von Karman Avenue 17836 Gillette Avenue Irvine, CA 92614	Collateral Asset Summary – Loan No. 6 Irvine Crossing	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$62,500,000 57.3% 2.05x 9.4%

Additionally, the Irvine Crossing Property benefits from its proximity to high capacity electric lines along with a high capacity fiber optic network. Fiber optic capacity is available from substantial electrical capacity and extensive fiber optics from eight different telecommunications providers, including Verizon, Zayo, XO Communications, Level 3 Communications, twtelecom, AT&T, Cox and CenturyLink.

Warehouse Market: The Irvine Crossing Property is located in the Greater Airport Area industrial region, which accounts for approximately 25.8% of Orange County’s total warehouse/distribution inventory with approximately 33.4 million sq. ft. of space. This region reported one of the lowest overall vacancy rates of 2.4% in the region while commanding a relatively high average asking rent of $8.76 PSF, as of first quarter of 2016, according to an industry report. The Irvine Crossing Property is located within the Irvine (No Spectrum) submarket, which is the part of Irvine that is not part of the 2,600 acre research, technology, and business center. Irvine (No Spectrum) submarket reported a vacancy of 1.4% and average asking rents of $7.80 PSF.

The appraisal identified the eight comparable industrial warehouse leases, which range in size from 56,712 sq. ft. to 300,000 sq. ft. located within a two mile radius of the Irvine Crossing Property. The comparable leases exhibit a range in rents from $7.20 to $9.00 PSF, with an average of $7.98 PSF. The appraiser concluded a market rent of $8.40 PSF, which is in line with the $8.40 PSF in-place rent for the Amazon space.

Industrial Lease Comparables(1)
Property	NRA (SF)(2)	Year Built	Dock-high Doors	Drive-In Doors	Clear Height	Tenant Name(2)	Lease NRA (SF)(2)	Term (Years)(2)	Rental Rate (PSF)(2)	Lease Type	Free Rent (Months)	TI’s (PSF)
Irvine Crossing	395,673	1974	22	7	22.0’	Amazon	202,500	10.3	$8.40
17777 Newhope Street Fountain Valley, CA	62,328	1980	3	5	24.0’	Me & My Big Ideas	62,328	7.0	$8.88	NNN	0.0	$2.41
McDonnel Centre Business Park, 5900 Skylab Road Huntington Beach, CA	140,103	2001	3	4	24.0’	Home and Body Company	56,712	5.2	$7.92	NNN	2.0	$2.08
Anaheim Concourse 3454 E Miraloma Ave Anaheim, CA	300,000	2002	37	3	32.0’	Kuehne + Nagel, Inc	300,000	2.1	$7.68	NNN	0.5	$0.30
2891 E Miraloma Avenue Anaheim, CA	104,000	1990	22	2	28.0’	RB Dwyer Company, Inc	104,000	7.0	$7.56	NNN	2.0	$0.48
10900 Walker Street Cypress, CA	266,587	2002	4	2	24.0’	LTP Machines	95,900	10.0	$7.20	NNN	4.0	$0.00
1225 W Imperial Highway Brea, CA	367,194	2016	55	2	36.0’	Atosa Catering Equipment Inc.	126,681	5.2	$8.40	NNN	2.0	$0.16
3100 W Segerstom Avenue Santa Ana, CA	159,163	1974	12	2	22.0’	Airborne Systems	159,163	11.3	$7.20	NNN	4.0	$10.00
14520 Delta Lane Huntington Beach, CA	185,000	2006	8	4	30.0’	Rocket Lab	115,870	3.7	$9.00	NNN	0.0	$0.00
Total / Avg.(3)	1,584,375						1,020,654	6.4	$7.98		1.8	$1.93
(1)	Source: Appraisal.

(2)	Source: Rent roll for the Irvine Crossing Property as of November 1. 2016, which assumes Amazon has commenced its lease and is paying full rent. The Amazon lease commenced on November 15, 2016.

(3)	Total / Avg. excludes the Irvine Crossing Property figures.

Data Center Market: Southern California is the second largest market by number of collocation facilities next to Silicon Valley due to the strong presence of entertainment companies in Los Angeles and Asia-based carriers. In addition to its proximity to the telecommunications hubs in downtown Los Angeles, numerous networks have made infrastructure investments in Orange County over the past three years. For example, AboveNet installed new fiber rings in Costa Mesa, Irvine and south Orange County in order to provide its enterprise and service customers with greater access to the Los Angeles market. These types of investments have served to further enhance the county’s appeal to wholesale and collocation requirements.

According to the appraisal, there is strong demand for collocation data center space throughout southern California, with major providers exhibiting steady leasing and building out of additional space. The appraisal also reports that Investors exhibit strong demand for wholesale space, however, the list of prospective customers is less extensive and these spaces typically take a number of months to lease up. While there are concerns of potential oversupply in the immediate future, many developers are still reporting demand in the local market. Although the subject is located outside of Los Angeles, it remains one of the primary destinations for local fiber optic requirements, and remains competitive for attracting many regional transactions.

The appraisal identified the nine comparable data center leases across the United States, which range in size from 45,000 sq. ft. to 300,000 sq. ft. The comparable leases exhibit a range in rents from $12.00 to $30.00 PSF, with an average of $22.95 PSF. The appraiser concluded a market rent of $24.00 PSF, which is 7.9% above the $22.25 PSF in-place rent for the Savvis space.

A-3-61

17871 Von Karman Avenue 17836 Gillette Avenue Irvine, CA 92614	Collateral Asset Summary – Loan No. 6 Irvine Crossing	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$62,500,000 57.3% 2.05x 9.4%

Data Center Lease Comparables(1)
Property	Tenant Description	Industry	Status	Lease NRA (SF)	Term (Years)	Rental Rate (PSF)	Lease Type	Free Rent (Months)	TI’s (PSF)
Irvine Crossing(2)	Savvis		Renewal	193,173	16.0	$22.25
Confidential Midwest US	NAV	Managed Svcs	New	45,000	15.0	$19.63	NNN	0.0	$0.00
Confidential Midwest US	Moody’s: B3	Managed Svcs	New	100,000	15.0	$19.50	NNN	0.0	$0.00
Confidential East Coast	Fortune 50 Company S&P: BBB+ / Moody’s: Baa1	Telecommunications	Renewal	50,000	10.0	$25.00	NNN	0.0	$0.00
Confidential Midwest US	S&P: B3 / Moody’s: B3	Managed Svcs	New	75,000	20.0	$25.79	NNN	0.0	$0.00
Confidential West Coast	Fortune 50 Company S&P: AA / Moody’s: Aa1	Insurance	New	250,000	10.0	$12.00	NNN	0.0	$0.00
Confidential West Coast	Fortune 50 Company S&P: AA- / Moody’s: Baa1	Internet	New	135,000	15.0	$30.00	NNN	0.0	$0.00
Confidential Southeast US	Fortune 1000 Company S&P: BB / Moody’s: Ba3	Managed Svcs	Expansion	60,000	20.0	$28.00	NNN	6.0	$0.00
Confidential West Coast	Fortune 50 Company S&P: AAA / Moody’s: Aaa	Software	Renewal	300,000	5.0	$30.00	NNN	0.0	$0.00
Confidential West Coast	Fortune 20 Company S&P: BBB+ / Moody’s: Baa1	Telecommunications	Renewal	288,000	11.0	$16.67	NNN	0.0	$4.29
Total / Avg. (3)				1,303,000	13.4	$22.95		0.7	$0.48

(1)	Source: Appraisal.

(2)	Source: Rent roll for the Irvine Crossing Property dated as of November 1, 2016.

(3)	Total / Avg. excludes the Irvine Crossing Property figures.

Cash Flow Analysis.

Cash Flow Analysis
	2013	2014	2015	U/W	U/W PSF
Base Rent(1)	$3,301,317	$2,995,842	$3,208,070	$5,999,099	$15.16
Step Rents(2)	0	0	0	209,211	0.53
Gross Potential Rent	$3,301,317	$2,995,842	$3,208,070	$6,208,310	$15.69
Total Recoveries	278,228	379,489	383,253	1,004,162	2.54
Total Other Income	1,365	0	6,000	0	0.00
Less: Vacancy (3)	0	0	0	(173,099)	(0.44)
Effective Gross Income	$3,580,910	$3,375,331	$3,597,323	$7,039,373	$17.79
Total Operating Expenses	809,287	835,877	844,695	1,157,250	2.92
Net Operating Income	$2,771,623	$2,539,454	$2,752,628	$5,882,123	$14.87
TI/LC	0	0	0	146,257	0.37
Capital Expenditures	0	0	0	39,567	0.10
Net Cash Flow	$2,771,623	$2,539,454	$2,752,628	$5,696,298	$14.40

(1)	U/W Base Rent is based on November 1, 2016 rent roll and assumes Amazon has commenced its lease and is paying full rent. The Amazon lease commenced on November 15, 2016.

(2)	Step Rents include $129,426 for the contractual rent increase of the Savvis lease occurring on July 1, 2017 and the $79,785 for the straight-line average of Amazon rental payments over the loan term.

(3)	U/W Vacancy represents 2.4% of gross potential rent and is based on the warehouse/distribution vacancy within the Greater Airport Area industrial region.

A-3-62

17871 Von Karman Avenue 17836 Gillette Avenue Irvine, CA 92614	Collateral Asset Summary – Loan No. 6 Irvine Crossing	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$62,500,000 57.3% 2.05x 9.4%

Property Management.    The Irvine Crossing Property is managed by Menlo Equities Management Company LLC, an affiliate of the borrower.

Lockbox / Cash Management.    The Irvine Crossing Property is structured with a hard lockbox and springing cash management. At origination, the borrower was required to send direction letters to all tenants instructing them to deposit all rents directly into a clearing account controlled by the lender. Provided no Trigger Period (as defined below) exists, amounts on deposit in the clearing account are required to be transferred daily to the borrower’s operating account. During a Trigger Period, amounts in the borrower’s operating account will be applied to payment of all monthly amounts due under the loan documents and excess cash will be held by lender as cash collateral for the debt.

A “Trigger Period” will commence upon (i) the occurrence of an event of default or (ii) the commencement of a Low Debt Service Period (as defined below), (iii) the commencement of a Lease Sweep Period (as defined below); and will end if, (A) with respect to clause (i), the event of default commencing the Trigger Period has been cured and such cure has been accepted by the lender (and no other event of default is then continuing), (B) with respect to clause (ii), the Low Debt Yield Period has ended, (C) with respect to clause (iii), the Lease Sweep Period has ended (and no other Lease Sweep Period is then continuing).

A “Low Debt Service Period” will commence if DSCR falls below 1.50x as of the last day of each calendar quarter and will end upon the DSCR exceeding at least 1.55x for two consecutive calendar quarters.

A “Lease Sweep Period” will commence upon the earliest of (A) (i) the date that any lease or a “Material Portion” (defined as greater than 10% of such tenant’s leased space) is surrendered, cancelled or terminated prior to its then current expiration date, (ii) receipt by the borrower of notice from any tenant that it intends to surrender, cancel or terminate its lease or a Material Portion of its lease (such notice, a “Lease Notice”) as permitted under the related lease or (iii) the date that the tenant under the lease delivers a Lease Notice that is not permitted under the lease and for which borrower intends to enter into substantive negotiations with such tenant, (B) the date that Savvis discontinues its business or gives notice that it intends to discontinue its business at the entirety of its space demised under the lease, (C) the occurrence of a default under a lease beyond any applicable notice and cure period, (D) the occurrence of a bankruptcy or insolvency proceeding of any tenant and (E) a decline in the credit rating of Amazon (or its parent entity) below “BBB-” or equivalent by any rating agency.

Initial Reserves.    At origination, the borrower deposited (i) $276,743 into a tax reserve account, (ii) $3,000,000 into a Golden State landlord improvement reserve, which represents approximately 123% of the approved leasing expenses of $2,440,910 related to the Amazon lease, (iii) $1,012,500 into an approved leasing expenses reserve relating to landlord improvements of $5.00 PSF for the Amazon lease, (iv) $425,250 into a Golden State free rent reserve for 2.5 months of free rent payments under the Amazon lease and (v) $16,104,861 into a Golden State holdback reserve.

Pursuant to the Irvine Crossing Loan documents, the borrower is entitled to the release of amounts in the Golden State holdback reserve and the portion of the Golden State landlord improvements reserve related to approved leasing expenses for the Amazon lease upon delivery by Amazon of a lease commencement certificate, which was delivered and reflects a lease commencement date of November 15, 2016. The borrower has requested the release of the Golden State holdback reserve and $1,810,428 from the Golden State landlord improvement reserve and it is anticipated that the funds will be returned to the borrower prior to the Closing Date.

Ongoing Reserves.    The borrower is required to deposit on a monthly basis reserves of (i) 1/12 of the estimated annual real estate taxes, which currently equates to $46,124, into the tax reserve account, (ii) unless an acceptable blanket insurance policy is in place, 1/12 of the estimated insurance premiums into an insurance account and (iii) $3,297 into the replacement reserve account, subject to a cap of $39,500. Additionally, during the continuance of a Lease Sweep Period, all excess cash will be transferred into a lease sweep account.

Current Mezzanine or Subordinate Indebtedness.    None.

Future Mezzanine or Subordinate Indebtedness Permitted.    None.

Partial Release.    Under the existing City of Irvine zoning code, the Irvine Crossing Property has “Additional Zoning Potential” (which means the allocated amount of square footage to bring the parcel/site to a 0.25 FAR of office equivalent development (which, according to a zoning verification letter is 141,519 square feet)). Pursuant to the Irvine Crossing Loan, the borrower has the right to transfer the Additional Zoning Potential and obtain a release of such interest from the lien of the mortgage provided, among other things, (i) the conveyance of such right does not adversely affect the use or operation of the Irvine Crossing Property, (ii) such right may be legally separated from the Irvine Crossing Property, (iii) the borrower continues to be a special purpose entity and (iv) the LTV Ratio of the Irvine Crossing Property (after the transfer of the Additional Zoning Potential) is not greater than 125%. The Additional Zoning Potential is not required for the operation of the Irvine Crossing Property and the lender did not ascribe in its underwriting any value to the Additional Zoning Potential.

A-3-63

17871 Von Karman Avenue 17836 Gillette Avenue Irvine, CA 92614	Collateral Asset Summary – Loan No. 6 Irvine Crossing	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$62,500,000 57.3% 2.05x 9.4%

A-3-64

17871 Von Karman Avenue 17836 Gillette Avenue Irvine, CA 92614	Collateral Asset Summary – Loan No. 6 Irvine Crossing	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$62,500,000 57.3% 2.05x 9.4%

Irvine Crossing
17871 Von Karman Avenue
& 17836 Gillette Avenue
Irvine, CA 92614
Anaheim
Orange
Garden Grove
Santa Ana
Tustin
Irvine
Fountain Valley
Costa Mesa
Newport Beach
Aliso Viejo
Laguna Beach
Pacific Ocean
JOHN WAYNE AIRPORT
Anaheim Convention Center
Angel Stadium of Anaheim
Chapman University
UCI Medical Center
The Outlets at Orange
Children's Hospital
Garden Grove Hospital Med Center
Westfield Mainplace
Fairhaven Memorial Park
Bristol Marketplace
Santa Ana College
Western Medical Center-Santa Ana
Willowick Golf Course
Mile Square Regional Park
Mile Square Golf Course
Centennial Regional Park
Fountain Valley Regional Hospital
The Market Place
Tustin Legacy (Future Development)
The District At Tustin Legacy
Von Karman Plaza
Harvard Park
Heritage Plaza Shopping Center
Heritage Park
Culver Plaza Shopping Center
Orange Coast Memorial Medical Center
Metro Pointe at South Coast
South Coast Plaza
Metro Center At South Coast
Diamond Jamboree Shopping Center
Irvine Concourse
Westpark Plaza
Harvard Place Shopping Center
Woodbridge Square Center
Oak Creek Golf Club
Irvine Valley College
Mesa Verde Country Club
Orange Coast College
Twinkle Memorial Park
Park Place Shopping Center
Santa Ana Country Club
Rancho San Joaquin Golf Course
Hoag Irvine Medical Center
Kaiser Permanente Irvine Medical Center
Fairview Park
Vanguard University of Southern California
William R Mason Regional Park
Concordia University Irvine
Quail Hill Shopping Center
Irvine Spectrum Center
Upper Newport Bay Regional Park
University of California-Irvine
Strawberry Farms Golf Club
Los Olivos Marketplace
Irvine Meadows Amphitheatre
Talbert Regional Park
Costa Mesa Courtyards
The Triangle Shopping Center
Mariners Park
Westport Square Shopping Center
Westcliff Plaza Shopping Center
Hoag Memorial Hospital
Big Canyon Country Club
Newport Beach Country Club
Fashion Island
Pacific View Memorial Park
Shady Canyon Golf Club
Newport Beach Pier
Balboa Pier
Resort at Pelican Hill
Laguna Coast Wilderness Park
Crystal Cove State Park
Festival of Arts & Pageant of the Masters
Sawdust Art Festival
Burbank
Pasadena
Glendale
West Hollywood
Beverly Hills
Santa Monica
Los Angeles
San Dimas
Ontario
Pomona
West Covina
Culver City
Marina Del Rey
Huntington Park
Diamond Bar
Chino
El Segundo
Santa Fe Springs
Lynwood
Manhattan Beach
Fullerton
Torrance
Long Beach
Huntington Beach
Newport Beach
Mission Viejo
Laguna Beach
Dana Point
MAP © 2016 CARTIFACT
DATA © OSM CONTRIBUTORS

A-3-65

60 Madison Avenue New York, NY 10010	Collateral Asset Summary – Loan No. 7 60 Madison Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$55,000,000 50.0% 2.25x 8.8%

A-3-66

60 Madison Avenue New York, NY 10010	Collateral Asset Summary – Loan No. 7 60 Madison Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$55,000,000 50.0% 2.25x 8.8%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Sponsor:	Joseph Moinian
Borrower:	Madison Sixty Owner LLC
Original Balance(1):	$55,000,000
Cut-off Date Balance(1):	$55,000,000
% by Initial UPB:	5.6%
Interest Rate:	3.5000%
Payment Date:	6th of each month
First Payment Date:	November 6, 2016
Maturity Date:	October 6, 2026
Amortization:	Interest Only
Additional Debt(1):	$45,000,000 Pari Passu Debt
Call Protection:	L(26), D(90), O(4)
Lockbox / Cash Management:	Hard / Springing

Reserves(2)
	Initial	Monthly
Taxes:	$634,439	$158,610
Insurance:	$55,000	Springing
Replacement:	$0	$3,626
TI/LC:	$0	Springing
Approved Leasing Expenses:	$1,907,354	$0
Free Rent:	$822,057	$0

Financial Information(3)
Cut-off Date Balance / Sq. Ft.:	$460
Balloon Balance / Sq. Ft.:	$460
Cut-off Date LTV:	50.0%
Balloon LTV:	50.0%
Underwritten NOI DSCR:	2.48x
Underwritten NCF DSCR:	2.25x
Underwritten NOI Debt Yield:	8.8%
Underwritten NCF Debt Yield:	8.0%
Underwritten NOI Debt Yield at Balloon:	8.8%
Underwritten NCF Debt Yield at Balloon:	8.0%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	CBD Office
Collateral:	Fee Simple
Location:	New York, NY
Year Built / Renovated:	1910 / 2013
Total Sq. Ft.:	217,534
Property Management:	Columbus Property Management LLC
Underwritten NOI:	$8,792,852
Underwritten NCF:	$7,994,796
Appraised Value:	$200,000,000
Appraisal Date:	August 1, 2016

Historical NOI(4)
Most Recent NOI:	$7,079,613 (T-12 June 30, 2016)
2015 NOI:	$6,432,505 (December 31, 2015)
2014 NOI:	$3,888,944 (December 31, 2014)
2013 NOI:	$5,605,126 (December 31, 2013)

Historical Occupancy(4)
Most Recent Occupancy:	96.6% (September 30, 2016)
2015 Occupancy:	69.8% (December 31, 2015)
2014 Occupancy:	62.5% (December 31, 2014)
2013 Occupancy:	56.7% (December 31, 2013)
(1)	The Original Balance and Cut-off Date Balance of $55.0 million represents the controlling Note A-1 which, together with the pari passu Note A-2 with an original principal balance of $45.0 million, comprises the 60 Madison Avenue Whole Loan with an aggregate original principal balance of $100.0 million. For additional information regarding the pari passu notes, see “The Loan” herein.

(2)	See “Initial Reserves” and “Ongoing Reserves” herein.

(3)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the 60 Madison Avenue Whole Loan.

(4)	The borrower transitioned the building from multi-tenant floors to full floor tenants by strategically rolling and moving smaller tenants beginning in 2014. The borrower has grown occupancy from approximately 56.7% at the end of 2013 to its current occupancy of 96.6% as of September 30, 2016. The increase in 2015 and Most Recent NOI is due to new lease signings, including The Atlantic Monthly Group, Inc., Eyeview, Inc., Massachusetts Mutual Life Insurance Company and Tapad Inc.

A-3-67

60 Madison Avenue New York, NY 10010	Collateral Asset Summary – Loan No. 7 60 Madison Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$55,000,000 50.0% 2.25x 8.8%

Tenant Summary
Tenant	Ratings (Fitch/Moody’s/S&P)(1)	Net Rentable Area (Sq. Ft.)(2)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration

Major Office Tenants
Tapad Inc.(3)	NR/NR/NR	28,020	12.9%	$59.18	13.1%	2/28/2023(4)
Massachusetts Mutual Life Insurance Company(5)	NR/NR/AA+	27,891	12.8%	$63.42	14.0%	3/31/2024
Eyeview, Inc.(6)	NR/NR/NR	18,783	8.6%	$64.26	9.5%	7/5/2020
The Atlantic Monthly Group, Inc.	NR/NR/NR	17,177	7.9%	$62.00	8.4%	5/10/2026
Community Healthcare Network, Inc.	NR/NR/NR	15,580	7.2%	$33.92	4.2%	10/19/2025
Other Occupied Office		83,441	38.4%	$55.48	36.5%	Various
Total Occupied Office Tenants		190,892	87.8%	$56.87	85.6%

Retail Space		18,679	8.6%	$96.71	14.3%	Various
Storage		500	0.2%	$26.46	0.1%	Various
Total / Wtd. Avg. Occupied		210,071	96.6%	$60.34	100.0%

Vacant Storage		4,360	2.0%	NAP	NAP
Vacant Office		2,953	1.4%	NAP	NAP
Vacant Retail		150	0.1%	NAP	NAP
Total Vacant		7,463	3.4%	NAP	NAP
Total / Wtd. Avg.		217,534	100.0%
(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(2)	Based on the underwritten rent roll. All tenant spaces are subject to re-measurement when leases expire.

(3)	Tapad Inc. has a one-time right to terminate its lease (i) on the third floor on January 31, 2019, subject to providing notice no more than 180 days’ and no less than 120 days prior to the termination date and payment of a termination fee equal to $94,904 and (ii) on the 12th floor on November 27, 2020, subject to providing notice no less than 240 days prior to the termination date and payment of a termination fee equal to the sum of the unamortized costs of the borrower’s initial construction plus commissions payable to the broker in connection with the terminated lease.

(4)	With respect to Tapad Inc.’s third floor premises totaling 18,759 sq. ft., the space has a lease expiration date of January 31, 2021 and with respect to the 12th floor premises totaling 9,261 sq. ft., the space has a lease expiration of February 28, 2023.

(5)	Massachusetts Mutual Life Insurance Company has a one-time right to terminate its lease on the entire seventh floor and/or all or a portion of the ninth floor on the March 14, 2022, subject to providing notice of at least nine and no more than 12 months’ prior and payment of a termination fee payment consisting of the unamortized portion of costs paid for by the borrower (including related to the initial construction and any brokerage commission) as follows: (x) $249,463 for the seventh floor premises and (y) $396,731 for the ninth floor premises. Massachusetts Mutual Life Insurance Company has one, five-year renewal option at the greater of 100% of fair market rent or rent equal to the prior 12 months’ rent with at least nine months and no more than 12 months’ prior notice.

(6)	Eyeview, Inc. has one, five-year renewal option at the greater of 100% of fair market rent or rent equal to the prior 12 months, with the option commencing on July 6, 2020 and requiring at least 12 months and no more than 18 months notice. The tenant has no termination options.

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2016	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2017	2	5,525	2.5%	5,525	2.5%	$50.96	2.2%	2.2%
2018	5	26,540	12.2%	32,065	14.7%	$58.40	12.2%	14.4%
2019	4	19,506	9.0%	51,571	23.7%	$60.18	9.3%	23.7%
2020	3	35,529	16.3%	87,100	40.0%	$52.80	14.8%	38.5%
2021	2	23,166	10.6%	110,266	50.7%	$56.06	10.2%	48.8%
2022	3	3,129	1.4%	113,395	52.1%	$41.96	1.0%	49.8%
2023	2	14,661	6.7%	128,056	58.9%	$67.57	7.8%	57.6%
2024	2	30,891	14.2%	158,947	73.1%	$60.05	14.6%	72.2%
2025	3	28,768	13.2%	187,715	86.3%	$54.04	12.3%	84.5%
2026	2	22,356	10.3%	210,071	96.6%	$87.89	15.5%	100.0%
Thereafter	0	0	0.0%	210,071	96.6%	$0.00	0.0%	100.0%
Vacant	NAP	7,463	3.4%	217,534	100.0%	NAP	NAP
Total / Wtd. Avg.	28	217,534	100.0%			$60.34	100.0%

(1)	Based on the underwritten rent roll as of September 30, 2016. All tenant spaces are subject to re-measurement when leases expire.

(2)	Certain tenants have lease termination options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in the lease rollover schedule.

A-3-68

60 Madison Avenue New York, NY 10010	Collateral Asset Summary – Loan No. 7 60 Madison Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$55,000,000 50.0% 2.25x 8.8%

The Loan.    The 60 Madison Avenue loan (the “60 Madison Avenue Loan”) is a fixed rate loan secured by the borrower’s fee simple interest in a 13-story Class B office building consisting of 217,534 sq. ft. located at 60 Madison Avenue in New York, New York (the “60 Madison Avenue Property”) with an original and cut-off date principal balance of $55.0 million. The 60 Madison Avenue Loan is evidenced by the controlling Note A-1, with an original principal balance of $55.0 million, which will be included in the CD 2016-CD2 mortgage trust and the non-controlling Note A-2, with an original principal balance of $45.0 million, which is expected to be contributed to the JPMDB 2016-C4 mortgage trust (together with the 60 Madison Avenue Loan, the “60 Madison Avenue Whole Loan”).

The relationship between the holders of the 60 Madison Avenue Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool–The Whole Loans–60 Madison Avenue Whole Loan” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$55,000,000	$55,000,000	CD 2016-CD2	Yes
A-2	$45,000,000	$45,000,000	JPMDB 2016-C4	No
Total	$100,000,000	$100,000,000

The 60 Madison Avenue Whole Loan has a 10-year term and pays interest only for the term of the loan. The 60 Madison Avenue Whole Loan accrues interest at a fixed rate equal to 3.5000%. The 60 Madison Avenue Whole Loan proceeds were used to refinance existing debt of $68.4 million, fund approximately $3.4 million in upfront reserves, pay transaction costs of approximately $2.9 million and return approximately $25.3 million of borrower equity. Based on the appraised value of $200.0 million as of August 1, 2016, the Cut-off Date LTV is 50.0%. The most recent prior financing of the 60 Madison Avenue Property was included in the WBCMT 2007-C32 securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$100,000,000	100.0%	Loan Payoff	$68,405,439	68.4%
			Return of Equity	$25,320,670	25.3%
			Upfront Reserves	$3,418,850	3.4%
			Closing Costs	$2,855,041	2.9%
Total Sources	$100,000,000	100.0%	Total Uses	$100,000,000	100.0%

The Borrower / Borrower Sponsor.    The borrower, Madison Sixty Owner LLC, is a single purpose Delaware limited liability company structured to be bankruptcy-remote with two independent directors in its organizational structure. The sponsor of the borrower and the nonrecourse carve-out guarantor is Joseph Moinian.

Joseph Moinian is the founder and CEO of the Moinian Group, one of the largest privately held real estate firms in the United States. The Moinian Group owns and operates a portfolio in excess of 20 million sq. ft. and has over 8 million sq. ft. under development. Its holdings include high-profile assets in cities across the United States, including New York, Chicago, Dallas and Los Angeles. Notable holdings in New York City include commercial properties such as 3 Columbus Circle and 450-460 Park Avenue, residential properties such as Atelier (635 West 42nd Street), 90W (90 Washington Street) and Renaissance (100 John Street) and hotels such as the W NY Downtown (123 Washington Street).

The Property. The 60 Madison Avenue Property is a 13-story, 217,534 sq. ft. Class B office building with 10,829 sq. ft. of ground floor retail with frontage on 27th Street and Madison Avenue across from Madison Square Park and 26th Street. Additionally, the 60 Madison Avenue Property has 8,000 sq. ft. of subterranean space leased to 32nd Street Boxing Corp., as a boxing gym. The 60 Madison Avenue Property was originally built in 1910 and has been owned by the borrower sponsor since 1996. The borrower sponsor recently completed a renovation and capital expenditures plan to bring the 60 Madison Avenue Property up to modern standards. The renovated building features an upgraded lobby, updated elevator cabs, new fiber optic direct connectivity, advanced telecommunications, 11-13-foot ceilings, new aluminum double-hung windows, and a full-time attended lobby with 24/7 access. In addition to the building-wide renovations, the borrower sponsor has recently completed pre-built office finishes on many of the office suites to aid future leasing and minimize ongoing tenant improvement expenses. The total renovation cost approximately $3.3 million ($15 PSF). In addition, the lender has been informed that the borrower sponsor intends to invest an additional $500,000 in 2017 for lobby and façade renovations.

Since completing renovations at the 60 Madison Avenue Property, the borrower has grown occupancy from approximately 56.7% at the end of 2013 to its current occupancy of 96.6% as of September 30, 2016. The borrower sponsor has re-positioned the building from multi-tenant floors to full floor tenants by rolling and moving smaller tenants to a subdivided 10th floor. Since 2014, the borrower sponsor has signed four leases for full floors to The Atlantic Monthly Group, Inc., Tapad Inc., Eyeview, Inc. and Massachusetts Mutual Life Insurance Company for a total of 71,259 sq. ft. (32.8% of net rentable area) with an average lease term of 7.6 years. Additionally,

A-3-69

60 Madison Avenue New York, NY 10010	Collateral Asset Summary – Loan No. 7 60 Madison Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$55,000,000 50.0% 2.25x 8.8%

the borrower sponsor recently signed a 10-year lease for ground floor retail space to Todd Snyder New York, a men’s retail brand owned by American Eagle Outfitters.

Environmental Matters. The Phase I environmental report dated July 20, 2016 recommended no further action at the 60 Madison Avenue Property.

Major Tenants. Tapad Inc. (“Tapad”, 28,020 sq. ft.; 12.9% of NRA; 13.1% of U/W Base Rent) Tapad occupies 12.9% of net rentable area through (x) January 31, 2021 with respect to the third floor premises and (y) February 28, 2023 with respect to the 12th floor premises. Tapad is a venture-funded startup company that develops and markets software and services for cross-device advertising and content delivery. It uses algorithms to analyze internet and device data and predict whether two or more devices are owned by the same person. Participating websites and apps then cater their advertisements based on a collective knowledge of the user’s actions across all of their devices. Tapad was founded in 2010 by Are Traasdahl and in February 2016 the Telenor Group (“Telenor”) acquired approximately 95.0% of Tapad for $360 million. Backed by major venture firms, Tapad is based in New York and has offices in Atlanta, Boston, Chicago, Dallas, Detroit, Los Angeles, Miami, Minneapolis, San Francisco, Frankfurt, London and Toronto. Tapad has been on the third floor of the 60 Madison Avenue Property since February 2014 and on the 12th floor since November 2015. Tapad has invested approximately $340,000 ($37 PSF) of tenant improvements in addition to the $370,000 ($40 PSF) in tenant improvements paid by the borrower on the third floor, and the approximately $650,0000 (approximately $70 PSF) in tenant improvements paid by the borrower in connection with the full build out of the 12th floor. Tapad has a one-time right to terminate its lease (i) on the third floor on January 31, 2019, subject to providing notice no less than 120 days prior to the termination date and payment of a termination fee equal to $94,904 and (ii) on the 12th floor on November 27, 2020, subject to providing notice no less than 240 days prior to the termination date and payment of a termination fee equal to the sum of the unamortized cost of the borrower’s initial construction costs plus commission payable to the broker in connection with the lease.

Massachusetts Mutual Life Insurance Company (“Mass Mutual”, 27,891 sq. ft.; 12.8% of NRA; 14.0% of U/W Base Rent, rated AA+ by S&P) Mass Mutual occupies 12.8% of net rentable area through March 31, 2024. Mass Mutual is a life insurance company with 5 million customers and 5,800 financial professionals worldwide. Mass Mutual is one of the largest life insurance companies globally and was ranked 76th in the Fortune 500 as of August 2016. Mass Mutual operates its Haven Life unit at 60 Madison Avenue, which was launched in May 2015 and offers a simpler option for buying term life insurance online. Mass Mutual has been at the 60 Madison Avenue Property since January 2016. The borrower contributed approximately $872,440 (approximately $77 PSF) and $1,116,505 ($68 PSF) to Mass Mutual’s buildout on the seventh and ninth floors, respectively. The tenant has spent an additional approximately $1.2 million ($106 PSF) on the seventh floor and has indicated to the borrower that it intends to spend approximately $2.0 million ($121 PSF) more on the 9th floor to finish building out their space. Mass Mutual has a one-time right to terminate its lease on the entire seventh floor and/or all or a portion of the ninth floor on March 14, 2022, subject to providing notice of at least nine months prior any payment of a termination fee equal to the sum of the unamortized portion of costs and expenses paid for by the landlord in connection with the lease, including the cost and expense of the initial construction and any brokerage commission paid by the landlord in connection with the lease in the amount of (x) $249,463 for the seventh floor premises and (y) $396,731 for the ninth floor premises. Mass Mutual has a right of first offer on any available space in the building that is at least 6,000 sq. ft. but equal to or less than one full floor before it becomes available to any third party. Mass Mutual has one, five-year renewal option at the greater of 100% of fair market rent and the rent for the prior 12 months, with the option commencing on April 1, 2024 with at least nine months notice.

Eyeview, Inc. (18,783 sq. ft.; 8.6% of NRA; 9.5% of U/W Base Rent) Eyeview, Inc. occupies 8.6% of net rentable area through July 5, 2020. Eyeview, Inc. develops video advertising technology solutions. Eyeview, Inc. offers VideoIQ, a video platform that provides campaign, data, and media management services, as well as programmatic creative video services. Eyeview, Inc. also provides a wide range of products for clients across a number of industries including, personalized video ads that help drive consumers to dealerships in the automotive industry, in-store products that help marketers in the consumer packaged goods industry track purchase behavior and identify key customer characteristics, and video content that aims to increase the effectiveness of online booking in the travel industry. Eyeview, Inc. was founded in 2007 and is headquartered at 60 Madison Avenue. Eyeview, Inc. has been at the 60 Madison Avenue Property since March 2015. The borrower provided $500,000 (approximately $27 PSF) of tenant improvements into the space. Eyeview, Inc. has a right of first offer to lease any available full floors with no less than 8,000 sq. ft. but no more than 18,000 sq. ft. at the 60 Madison Avenue Property before the borrower may offer such space to any third party. Eyeview, Inc. has one, five-year renewal option, commencing on July 6, 2020 at the greater of 100% of fair market rent and its rent for the prior 12 months, provided the tenant provides at least 12 months notice. The tenant has no termination options.

A-3-70

60 Madison Avenue New York, NY 10010	Collateral Asset Summary – Loan No. 7 60 Madison Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$55,000,000 50.0% 2.25x 8.8%

The Market. The Midtown South office market is Manhattan’s smallest office market, housing over 66.6 million sq. ft. of office space. The market is geographically segmented into five major submarkets: SoHo, Greenwich Village/NoHo, Madison/Union Square, Hudson Square/West Village and Chelsea. Midtown South continues to be one of the strongest office markets in the country with its steady rent growth and low vacancy rate. The primary reason for this is Midtown South’s heavy tech presence. The portion of the Midtown South market located from Broadway in the Flatiron District to SoHo has been nicknamed “Silicon Alley” due to the large amount of office space leased to startups and tech companies. In addition, the western neighborhoods of Midtown South have become increasingly popular for tech and creative tenants. Google’s headquarters building at 111 Eighth Avenue has brought many tech tenants to the area, and Hudson Square’s loft office buildings have been a big draw as well. Furthermore, space along the High Line Park in Chelsea and Hudson Square has recently spurred interest in several new office developments. Several major tech companies in Midtown South are expanding their footprint in the market, including Facebook, AOL Google, BuzzFeed, Twitter and WebMD. Throughout first quarter of 2016, technology, advertising, media and information (“TAMI”) companies accounted for 72.0% of leasing activity.

According to the appraisal, the Midtown South market continues to exhibit one of the lowest vacancy rates of any central business district office market in the nation. The vacancy rate in this market remained steady during the first quarter of 2016, slightly increasing by 10 basis points to 6.3%. On a year-over-year basis, vacancy has fallen by 70 basis points since first quarter 2015 and Class A vacancy decreased to 2.7% over the same time period. Strong demand from the TAMI tenants, along with close proximity to the High Line Park, has kept this market a primary option for many tenants. According to the appraisal, over the past six years, the Midtown South vacancy rate has remained in the single digits. Another distinguishing feature of Midtown South is the lack of Class A office space. The Midtown South market has only 36 Class A buildings totaling approximately 17.3 million sq. ft. compared to 322 Class A buildings for a total of 181.1 million sq. ft. in the Midtown submarket and 49 buildings totaling 52.8 million sq. ft. in the Downtown submarket. The overall average asking rent in Midtown South decreased $1.08 PSF during the first quarter of 2016, to $68.58 PSF. However, on a year-over-year basis, asking rents increased by $5.30 PSF from the first quarter of 2015, an increase of 8.4%. Increasing demand from TAMI tenants and a diminishing supply will likely continue to put upward pressure on asking rents in Midtown South.

The appraisal identified eight directly comparable office properties ranging in size from 55,000 to 135,000 sq. ft. with direct occupancy rates between 46.6% and 100.0%. Direct asking rents for the comparable office properties ranged from $57.00 to $68.00 PSF. The weighted average underwritten office rents for 60 Madison Avenue are $56.87 PSF, which is below the appraisal’s concluded market rent of $65.00 PSF for office floors 2-14. The following table details the appraisal’s rent conclusions by type and location:

Directly Competitive Buildings(1)
Property	Office Area (NRA)	Available Sq. Ft. (Direct)	Available Sq. Ft. (Sublease)	Direct Occupancy	Total Occupancy	Direct Asking Rent (Low)	Direct Asking Rent (High)
60 Madison Avenue(2)	217,534	7,463	0	96.6%	96.6%	N/A	N/A
72 Madison Avenue	55,000	0	0	100.0%	100.0%	N/A	N/A
99 Madison Avenue	125,800	0	0	100.0%	100.0%	N/A	N/A
102 Madison Avenue	111,720	10,000	0	91.0%	91.0%	$57.00	$57.00
135 Madison Avenue	135,000	72,150	0	46.6%	46.6%	$68.00	$68.00
148 Madison Avenue	62,091	0	0	100.0%	100.0%	N/A	N/A
236 Fifth Avenue	70,000	0	12,000	100.0%	82.9%	N/A	N/A
260 Fifth Avenue	55,000	0	0	100.0%	100.0%	N/A	N/A
307 Fifth Avenue	60,064	0	0	100.0%	100.0%	N/A	N/A
Total / Wtd. Avg.	674,675	82,150	12,000	87.8%	86.1%	$57.00	$68.00
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll.

The appraiser’s market rent conclusions demonstrate that gross rents for office space at the 60 Madison Avenue Property are approximately 12.5% below market. The following table details the appraiser’s rent conclusions by type and location:

Office Market Rents
Type	Occupied Net Rentable Area(1)	Market Rent PSF(2)	In Place Annual Gross Rent PSF(1)	% Above (Below) Market
Office Floors 2-14	190,892	$65.00	$56.87	(12.5%)
Retail Basement	8,000	$45.00	$44.32	(1.5%)
Retail Madison Avenue	5,500	$100.00	$100.35	0.3%
Retail 26th Street	5,179	$175.00	$173.78	(0.7%)
Total / Wtd. Avg.	209,571	$67.87	$60.42	(11.0%)

(1)	Based on the underwritten rent roll.
(2)	Source: Appraisal.

A-3-71

60 Madison Avenue New York, NY 10010	Collateral Asset Summary – Loan No. 7 60 Madison Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$55,000,000 50.0% 2.25x 8.8%

Cash Flow Analysis.

Cash Flow Analysis
	2013	2014	2015	T-12 6/30/2016	U/W	U/W PSF
Base Rent	$6,499,916	$7,028,754	$10,071,221	$10,893,284	$12,676,414	$58.27
Straight Line Rents(1)	0	0	0	0	153,600	0.71
Step Rents(2)	0	0	0	0	340,440	1.56
Value of Vacant Space	0	0	0	0	294,145	1.35
Gross Potential Rent	$6,499,916	$7,028,754	$10,071,221	$10,893,284	$13,464,600	$61.90
Total Recoveries	582,772	558,801	821,697	840,970	1,026,717	4.72
Total Other Income	1,739,052	125,280	246,261	276,115	276,244	1.27
Less: Vacancy(3)	0	0	0	0	(724,566)	(3.33)
Effective Gross Income	$8,821,740	$7,712,836	$11,139,178	$12,010,368	$14,042,996	$64.56
Total Variable Expenses	1,790,034	2,298,973	3,015,193	3,217,847	3,350,515	15.40
Total Fixed Expenses	1,426,580	1,524,918	1,691,480	1,712,908	1,899,629	8.73
Net Operating Income	$5,605,126	$3,888,944	$6,432,505	$7,079,613	$8,792,852	$40.42
TI/LC	0	0	0	0	743,672	3.42
Capital Expenditures	0	0	0	0	54,384	0.25
Net Cash Flow	$5,605,126	$3,888,944	$6,432,505	$7,079,613	$7,994,796	$36.75
(1)	Straight Line Rents include future contractual rent increases for Mass Mutual, which were included in the underwriting.

(2)	Step Rents include rent increases for the remaining tenants through September 2017, which were included in the underwriting.

(3)	U/W Vacancy is underwritten to a vacancy rate of 5.0% of all revenue. The 60 Madison Avenue Property has a 10-year historical occupancy average of approximately 97.7%.

Property Management.   The 60 Madison Avenue Property is managed by Columbus Property Management LLC, a borrower affiliate.

Lockbox / Cash Management.     The 60 Madison Avenue Whole Loan is structured with a hard lockbox and springing cash management. All rents are required to be directly deposited by the tenants of the 60 Madison Avenue Property into a clearing account controlled by the lender. In the absence of a Trigger Period (as defined below), the funds in the clearing account are required to be swept daily into the borrower’s operating account. During a Trigger Period, any transfers to the borrower’s operating account are required to cease and sums on deposit in the clearing account will be transferred on a daily basis to a deposit account controlled by the lender and applied to payment of all monthly amounts due under the loan documents.

A “Trigger Period” will commence upon the occurrence of (i) an event of default or (ii) the commencement of a Low Debt Service Period (as defined below); and will end if, (A) with respect to clause (i), the event of default commencing the Trigger Period has been cured and such cure has been accepted by the lender (and no other event of default is then continuing) and (B) with respect to clause (ii), the Low Debt Service Period has ended.

A “Low Debt Service Period” will commence upon the debt service coverage ratio falling below 1.15x on the last day of any calendar quarter and will end upon (x) the 60 Madison Avenue Property achieving a debt service coverage ratio of at least 1.20x for two consecutive calendar quarters or (y) the delivery to the lender of cash or a letter of credit in an amount which, if applied to repay the then outstanding principal balance of the 60 Madison Avenue Whole Loan, would cause the debt service coverage ratio to be at least 1.20x.

Initial Reserves.    At loan origination, the borrower deposited (i) $1,907,354 into an approved leasing expenses reserve account, (ii) $822,057 into a free rent reserve account, (iii) $634,439 into a tax reserve account and (iv) $55,000 into an insurance reserve account.

Ongoing Reserves.    The borrower is required to deposit on a monthly basis (i) 1/12 of the estimated annual real estate taxes, which currently equates to $158,610, into the tax reserve account, (ii) unless an acceptable blanket insurance policy is in place, 1/12 of the estimated insurance premiums into an insurance account and (iii) $3,626 into the replacement reserve account. Additionally, during the continuance of a Trigger Period, the borrower is required to escrow $67,979 into a tenant improvements and leasing commissions reserve.

Current Mezzanine or Subordinate Indebtedness.    None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

A-3-72

60 Madison Avenue New York, NY 10010	Collateral Asset Summary – Loan No. 7 60 Madison Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$55,000,000 50.0% 2.25x 8.8%

A-3-73

60 Madison Avenue New York, NY 10010	Collateral Asset Summary – Loan No. 7 60 Madison Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$55,000,000 50.0% 2.25x 8.8%

A-3-74

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-75

470 Broome Street New York, NY 10013	Collateral Asset Summary – Loan No. 8 55 1/2 Greene Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,250,000 62.0% 1.24x 7.3%

A-3-76

470 Broome Street New York, NY 10013	Collateral Asset Summary – Loan No. 8 55 1/2 Greene Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,250,000 62.0% 1.24x 7.3%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Sponsor(1):	Yaron Jacobi; Uzi Ben Abraham; Joseph J. Sitt
Borrower:	Premier 470 Broome Realty II LLC; Premier 470 Broome St. II LLC; Thor 470 Broome Owner LLC
Original Balance:	$45,250,000
Cut-off Date Balance:	$45,250,000
% by Initial UPB:	4.6%
Interest Rate:	4.1500%
Payment Date:	6th of each month
First Payment Date:	December 6, 2016
Maturity Date:	November 6, 2026
Amortization:	Interest only for first 24 months; 360 months thereafter
Additional Debt:	None
Call Protection:	L(25), D(91), O(4)
Lockbox / Cash Management:	Hard / In Place

Reserves(2)
	Initial	Monthly
Taxes:	$129,235	$25,847
Insurance:	$0	Springing
Replacement:	$0	$336
TI/LC:	$150,000	$3,361
Free Rent:	$1,769,167	$0
Lease Sweep:	$0	Springing
Common Charges:	$0	$9,206

Financial Information
Cut-off Date Balance / Sq. Ft.:	$2,244
Balloon Balance / Sq. Ft.:	$1,898
Cut-off Date LTV:	62.0%
Balloon LTV:	52.4%
Underwritten NOI DSCR(3):	1.26x
Underwritten NCF DSCR(3):	1.24x
Underwritten NOI Debt Yield:	7.3%
Underwritten NCF Debt Yield:	7.2%
Underwritten NOI Debt Yield at Balloon:	8.7%
Underwritten NCF Debt Yield at Balloon:	8.5%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Anchored Retail
Collateral:	Fee Simple
Location:	New York, NY
Year Built / Renovated:	1900 / 2014
Total Sq. Ft.:	20,164
Property Management:	Premier Equities Management LLC
Underwritten NOI:	$3,314,368
Underwritten NCF:	$3,270,008
Appraised Value:	$73,000,000
Appraisal Date:	September 26, 2016

Historical NOI(4)
Most Recent NOI:	$578,665 (T-12 June 30, 2016)
2015 NOI:	NAV
2014 NOI:	NAV
2013 NOI:	NAV

Historical Occupancy(4)
Most Recent Occupancy(5):	100.0% (October 1, 2016)
2015 Occupancy:	100.0% (December 31, 2015)
2014 Occupancy:	NAV
2013 Occupancy:	NAV

(1)	The borrower sponsor is also the borrower sponsor of the mortgage loan identified on Annex A-1 to the Prospectus as 172 5th Avenue which has a Cut-off date balance of $15.75 million.

(2)	See “Initial Reserves” and “Ongoing Reserves” herein.

(3)	Based on amortizing payments. Based on the current interest only payments, the Underwritten NOI DSCR and Underwritten NCF DSCR are 1.74x and 1.72x, respectively.

(4)	The borrower sponsor purchased the 55 1/2 Greene Street Property in January 2015, subject to the prior owner-tenant SICIS, retaining the right to remain in occupancy for six months’ rent free. SICIS vacated the 55 1/2 Greene Street Property in July 2015 and in November 2015, Eden Fine Art took occupancy of the space under a short term license agreement that expires on January 31, 2017. In August 2016, Care Creations, on behalf of Eden Fine Art, executed a 12-year lease that requires the tenant to commence paying rent in February 1, 2017. Additionally, Dr. Smood, a boutique café, executed a new lease in September 2016 for the remaining 1,000 sq. ft. of café space and is expected to take occupancy and commence paying rent on March 1, 2017. The Free Rent reserve is available to partially cover rent payments with respect to Care Creations through January 2019 and with respect to Dr. Smood, partially cover rent payments through February 2017.

(5)	Most Recent Occupancy includes Dr. Smood, which has taken possession of its space but has not yet taken occupancy. Dr. Smood is expected to take occupancy in March 2017.

A-3-77

470 Broome Street New York, NY 10013	Collateral Asset Summary – Loan No. 8 55 1/2 Greene Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,250,000 62.0% 1.24x 7.3%

Tenant Summary(1)
Tenant	Ratings	Net Rentable	% of Net	U/W Base	% of Total	Lease
	(Fitch/Moody’s/S&P)	Area (Sq. Ft.)	Rentable Area	Rent PSF	U/W Base Rent	Expiration
Care Creations dba Eden Fine Art(2)	NR/NR/NR	19,164	95.0%	$193.07	91.4%	1/31/2029
Dr. Smood(2)	NR/NR/NR	1,000	5.0%	$350.00	8.6%	1/31/2029
Total Occupied Collateral		20,164	100.0%	$200.85	100.0%
Vacant		0	0.0%
Total / Wtd. Avg.		20,164	100.0%

(1)	Based on the underwritten rent roll dated October 1, 2016.

(2)	Care Creations and Dr. Smood do not have any termination or renewal options. At loan origination, the borrower deposited $1,769,167 into a free rent reserve account, of which $1,681,667 is reserved for the free rent period under the Care Creations lease and $87,500 is reserved for the free rent period under the Dr. Smood lease.

Lease Rollover Schedule(1)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent Per Sq. Ft.	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2016	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2017	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2018	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2020	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2021	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2022	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2023	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2024	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2025	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2026	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
Thereafter	2	20,164	100.0%	20,164	100.0%	$200.85	100.0%	100.0%
Vacant	NAP	0	0.0%	20,164	100.0%	NAP	NAP
Total / Wtd. Avg.	2	20,164	100.0%			$200.85	100.0%
(1)	Based on the underwritten rent roll as of October 1, 2016.

A-3-78

470 Broome Street New York, NY 10013	Collateral Asset Summary – Loan No. 8 55 1/2 Greene Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,250,000 62.0% 1.24x 7.3%

The Loan. The 55 ½ Greene Street loan (the “55 ½ Greene Street Loan”) is a ten-year fixed-rate loan secured by the borrowers’ fee simple interest in a multi-level retail condominium totaling 20,164 sq. ft. within a five-story residential building located at 470 Broome Street in New York, NY (the “55 ½ Greene Street Property”). The 55 ½ Greene Street Loan has an original principal balance of $45.25 million and subsequent to a two-year interest only period, amortizes on a 30-year schedule. The 55 ½ Greene Street Loan accrues interest at a fixed rate equal to 4.1500%. Loan proceeds were used to retire existing debt of approximately $42.6 million, fund reserves of approximately $2.0 million and pay closing costs of approximately $0.7 million. Based on the appraised value of $73.0 million, the Cut-off Date LTV is 62.0% and the Balloon LTV is 52.4%. The most recent financing of the 55 ½ Greene Street Property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$45,250,000	99.9%	Loan Payoff	$42,608,573	93.8%
Sponsor Equity	$154,633	0.1%	Reserves	$2,048,402	4.5%
			Closing Costs	$747,658	1.6%
Total Sources	$45,404,633	100.00%	Total Uses	$45,404,633	100.0%

The Borrower / Borrower Sponsor.    The borrowers, Premier 470 Broome Realty II LLC, Premier 470 Broome St. II LLC and Thor 470 Broome Owner LLC, as tenants-in-common, are each a Delaware limited liability company structured to be bankruptcy remote with one independent director in its organizational structure. The sponsors of the borrowers and non-recourse carve-out guarantors are Yaron Jacobi, Uzi Ben Abraham and Joseph J. Sitt, on a joint and several basis.

Joseph J. Sitt is the founder and CEO of Thor Equities. Thor Equities specializes in urban real estate projects and public/private partnerships in the United States, Latin America and Europe. In addition to Thor Equities, Joseph J. Sitt is the Chairman and Managing Principal of the Thor Urban Property Funds, which specialize in value-add investments in shopping centers, office buildings, hotels and mixed-use urban projects.

Yaron Jacobi and Uzi Ben Abraham founded Premier Equities, LLC, a commercial real estate investment firm with a current portfolio of 39 properties. Premier Equities, LLC acquires, develops, owns, and manages real estate properties in New York and Miami, Florida. The company focuses on retail and office commercial properties. Premier Equities, LLC was founded in 1989 and is based in New York, New York.

The Property. The 55 ½ Greene Street Property is a multi-level retail level condominium unit totaling 20,164 sq. ft. with frontage along Broome Street and Greene Street in the SoHo neighborhood of New York, New York. The 55 ½ Greene Street Property is comprised of 6,600 sq. ft. of lower level space, 4,550 sq. ft. of ground floor space, 4,494 sq. ft. of second floor space and 4,520 sq. ft. of third floor space. Dr. Smood occupies 1,000 sq. ft. of ground floor space and the rest of the building is occupied by Eden Fine Art, an affiliate of Care Creations. The 55 ½ Greene Street Property underwent a $17.0 million renovation in 2014.

The 55 ½ Greene Street Property is the commercial unit in a two unit condominium that also consists of a residential condominium (together, the “Building Condominium”). The board of the Building Condominium is comprised of two members from the commercial condominium board (100% owned by the borrower) and three members from the residential condominium board. The borrowers do not control the board of the Building Condominium, however, certain major decisions require the borrowers’ approval. See “Condominium Interests” in the Prospectus.

The borrower sponsors acquired the 55 ½ Greene Street Property for a total cost basis of $62.1 million in January 2015. At the time of purchase, the entire space was 100.0% owner occupied and served as the headquarters and showroom for The Mosaic Tile Factory (“SICIS”). The borrowers purchased the retail condominium for $55.0 million, which included a $10.0 million lease termination fee. In connection with the acquisition, SICIS retained the right to remain in occupancy at the 55 ½ Greene Street Property for six months after the purchase date with no rent due other than the obligation to reimburse the borrower sponsor expenses in excess of the baseline expenses. The tenant, SICIS, officially vacated the 55 ½ Greene Street Property in July 2015.

After SICIS vacated, the borrowers executed three temporary license agreements with SK-II, Fancy and Eden Fine Art. The space was subsequently leased on a permanent basis to Eden Fine Art through January 2029. Additionally, Dr. Smood, an organic food boutique café, executed a new lease in September 2016 for the remaining 1,000 sq. ft. of space at the 55 ½ Greene Street Property.

A-3-79

470 Broome Street New York, NY 10013	Collateral Asset Summary – Loan No. 8 55 1/2 Greene Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,250,000 62.0% 1.24x 7.3%

Major Tenants.

Care Creations (19,164 sq. ft.; 95.0% of NRA; 91.4% of U/W Base Rent) Eden Fine Art, an affiliate of Care Creations, is occupying 19,164 sq. ft. (or 95.0% of NRA) at the 55 ½ Greene Street Property. Eden Fine Art, founded in 1998, is an international art representative and borrower sponsor, specializing in the publishing, marketing and distribution of artworks, sculptures and photographs from selected leading international artists. Eden Fine Art is owned by Cathia Klimovsky and has five galleries in various locations and two flagship locations in New York on Madison Avenue and the 55 ½ Greene Street Property. The Eden Fine Art gallery features a modern, dynamic, open space, which allows its artists and visitors to have a unique experience of the art on display. Care Creations provided the borrower a $1.0 million letter of credit for the security deposit. The tenant is required to deliver to the borrower an additional $500,000 letter of credit prior to January 15, 2017. The tenant has no renewal or termination options. Beginning on February 1, 2021, the borrower has the right, subject to prior approval of the lender under the loan documents, to cancel the Care Creations lease with six months’ notice and lease termination payment to the tenant of $3.0 million, if cancellation date occurs anytime between February 1, 2021 and January 31, 2024, $2.0 million if cancellation date occurs anytime between February 1, 2024 and January 31, 2026, $1.0 million if cancellation date occurs anytime between February 1, 2026 and January 21, 2028 and $500,000 minus $1,369.86 for each day or portion thereof that elapses from February 1, 2028, if the cancellation date occurs at any time between February 1, 2028 and January 31, 2029.

Dr. Smood (1,000 sq. ft.; 5.0% of NRA; 8.6% of U/W Base Rent) Dr. Smood was founded by the Danish business developer René Sindlev and his wife, Patrizia Manici Sindlev. The duo created a boutique café specializing in organic food and beverages. The tenant currently has two stores open in Miami. The tenant also has three additional stores scheduled to open in the greater Miami area and two additional stores scheduled to open in New York in addition to the location at the 55 ½ Greene Street Property in 2016. Dr. Smood has delivered to the borrower a $500,000 by letter of credit for a security deposit. Additionally, Dr. Smood’s lease is structured with a $150,000 tenant improvement allowance, which was reserved at loan origination for the buildout of its space. Dr. Smood will also pay percentage rent in an amount equal to 20.0% of gross revenue in excess of the annual breakpoint for each lease year. The annual breakpoint will equal $2.31 million ($114 PSF) for the first lease year and subsequently increase each lease year. The tenant has no renewal or termination options.

Environmental Matters. The Phase I environmental report dated September 21, 2016 recommended no further action at the 55 ½ Greene Street Property.

The Market.    The 55 ½ Greene Street Property is located at the northwest corner of Greene and Broome Streets in the SoHo neighborhood of Manhattan. The SoHo neighborhood is generally bounded by Houston Street to the north, Lafayette Street to the east, Canal Street to the south, and West Broadway to the west. SoHo is surrounded by the neighborhoods of NoHo to the north, Little Italy to the east, TriBeCa to the south, Hudson Square and the West Village to the west. According to the appraisal, the 55 ½ Greene Street Property is located along a primary commercial corridor within SoHo. Some of the notable luxury retailers that are located along and around Greene Street include: Diesel, Felix, The Beats Store, Onassis Clothing, Moods of Norway, Dash, Chloe, J. Lindeberg, Stuart Weitzman, Jill Stewart, Lucky Brand Jeans, Patagonia and The North Face. The SoHo flagship locations for Apple (103 Prince Street) and Ralph Lauren (109 Prince Street) are located two blocks north of the 55 ½ Greene Street Property at the corners of Prince and Greene Street.

The 55 ½ Greene Street Property is located within walking distance of numerous public transportation options, including the A, B, C, D, E, F, M, 1 and 6 subway lines as well as public bus lines. The Broadway/Lafayette Street Station (B, D, F, M and No. 6 Lines) is located six blocks to the northeast at Houston Street and Broadway. The Bleecker Street and Spring Street Stations (No. 6 Line) are also within walking distance. The C and E lines are located six blocks northwest of the 55 ½ Greene Street Property at the intersection of Vandam Street and 6th Avenue. The No. 1 line is located four blocks to the southwest at Canal and Varick Streets. An entrance to the Prince Street Station (N and R Lines) is also located within close proximity.

A-3-80

470 Broome Street New York, NY 10013	Collateral Asset Summary – Loan No. 8 55 1/2 Greene Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,250,000 62.0% 1.24x 7.3%

The appraisal identified the following ten properties as sales comparable for the 55 ½ Greene Street Property. The comparables range from $2,620 PSF to $6,794 PSF with a weighted average of approximately $5,984 PSF.

Summary of Improved Sales(1)
Name	NRA	Sale Date	Sale Price	$/SF NRA	Occupancy at Sale
125 Greene Street	3,400	Aug-16	$12,600,000	$3,706	100%
155 Mercer Street	14,589	May-16	$98,000,000	$6,717	100%
134-138 Greene Street	6,050	Mar-16	$38,500,000	$6,364	100%
730 Lexington Avenue	4,100	Dec-15	$18,500,000	$4,512	100%
445 Fifth Avenue	18,371	Nov-15	$68,000,000	$3,701	100%
169 Mercer Street	3,943	Nov-15	$19,500,000	$4,945	100%
133 Greene Street	6,425	Aug-15	$40,000,000	$6,226	100%
202-204 Canal Street	16,797	Aug-15	$44,000,000	$2,620	100%
85 Fifth Avenue	12,946	Mar-15	$86,000,000	$6,643	100%
503 Broadway	41,215	Jan-15	$280,000,000	$6,794	NAV
(1)	Source: Appraisal.

According to the appraisal, retail rental rates within the SoHo submarket fell 0.5% to $553 PSF in the second quarter of 2016, after increasing by 8.9% over the prior year. On Broadway, Prince Street and Spring Street, the average asking rental rate registered $882 PSF with Spring Street registering the highest average asking rent at $1,033 PSF. According to an industry research report, the SoHo vacancy rate was 2.6% as of the second quarter of 2016.

The appraisal concluded to market rents of $525 PSF for the ground floor corner retail space, $350 PSF for the ground floor space along Greene Street, $200 PSF for the second floor space, $100 PSF for the third floor space and $75 PSF for the lower level space. The appraiser concluded a blended rate of $201.33 PSF for the entire 55 ½ Greene Street Property. The competitive properties identified by the appraiser are detailed below.

Summary of Comparable Retail Rentals(1)
Address	Tenant Name	Floor	Commencement Date	Size (SF)	Term (Yrs)	Blended Rent ($/PSF/Yr.)
55 ½ Greene Street(2)	Care Creations	Grade / LL / 2nd / 3rd	Feb-17	19,164	12	$193.07
152 Spring Street	RM Williams	Grade	Jun-16	2,600	10	$600.00
109 Greene Street	Linda Farrow	Grade	May-16	625	10	$1,018.18
101 Wooster Street	Canada Goose	Grade / LL	Feb-16	3,800	10	$280.09
117 Wooster Street	Ted Baker	Grade / LL	Dec-15	8,447	10	$213.98
113 Greene Street	AG Jeans	Grade / LL	Sep-15	4,150	10	$269.82
111 Greene Street	Jimmy Choo	Grade	Nov-14	1,800	10	$525.00
101 Greene Street	Sonos	Grade / LL	Aug-14	4,194	10	$265.00
72 Greene Street	Patagonia	Grade / Mezz / 2nd	Jun-14	13,350	10	$148.00
100 Greene Street	MCM Luggage	Grade / LL	Feb-14	4,400	10	$240.00
104 Greene Street	Offering	Grade / LL	Sep-16	3,492	10	$326.33
99 Greene Street	Offering	Grade / LL	Sep-16	6,000	10	$303.00
Total / Wtd. Avg.(3)				52,858	10	$269.28
(1)	Source: Appraisal.
(2)	Based on the rent roll dated October 1, 2016.

(3)	Total / Wtd. Avg. excludes the 55 ½ Greene Street Property.

A-3-81

470 Broome Street New York, NY 10013	Collateral Asset Summary – Loan No. 8 55 1/2 Greene Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,250,000 62.0% 1.24x 7.3%

Cash Flow Analysis.

Cash Flow Summary
	T-12 June 2016(1)	U/W(1)	U/W PSF
Base Rent	$1,079,127	$4,050,000	$200.85
Gross Potential Rent	$1,079,127	$4,050,000	$200.85
Total Recoveries	48,739	110,469	5.48
Less: Vacancy(2)	0	(210,728)	(10.45)
Effective Gross Income	$1,127,866	$4,003,841	$198.56
Total Operating Expenses	549,201	689,472	34.19
Net Operating Income	$578,665	$3,314,368	$164.37
TI/LC	0	40,328	2.00
Capital Expenditures	0	4,033	0.20
Net Cash Flow	$578,665	$3,270,008	$162.17
(1)	The borrower sponsor purchased the 55 ½ Greene Street Property in January 2015, subject to the prior tenant, SICIS, retaining the right to remain in occupancy for six months rent free. SICIS vacated the 55 ½ Greene Street Property in July 2015, and in November 2015, Eden Fine Art took occupancy of the space under a short term license agreement that expires on January 31, 2017. In August 2016, Care Creations, on behalf of Eden Fine Art, executed a 12-year lease that requires to the tenant to commence paying rent on February 1, 2017. Additionally, Dr. Smood, a boutique café, executed a new lease in September 2016 for the remaining 1,000 sq. ft. of café space and is expected to take occupancy and commence paying rent on March 1, 2017. At loan origination, the borrower reserved $1,769,167 to cover the related free rent periods. The 55 ½ Greene Street Loan was underwritten based on these tenant in occupancy and paying full rent.

(2)	U/W Vacancy represents 5.0% of Gross Potential Rent.

Property Management.    The 55 ½ Greene Street Property is managed by Premier Equities Management LLC, an affiliate of the borrowers.

Lockbox / Cash Management.    The 55 ½ Greene Street Loan is structured with a hard lockbox and in place cash management. All rents are required to be directly deposited by the tenants of the 55 ½ Greene Street Property into a clearing account controlled by the lender. The funds in the clearing account are required to be swept daily into a lender controlled deposit account and applied to payment of all required payments and reserves as set forth in the 55 ½ Greene Street Loan documents. Provided that no Trigger Period (as defined herein) is continuing, excess cash in the deposit account will be disbursed to the borrower in accordance with the 55 ½ Greene Street Loan documents. During the continuance of a Lease Sweep Period (as defined below), all excess cash will be transferred into a lender controlled lease sweep account.

A “Trigger Period” will occur upon (i) an event of default, (ii) the debt service coverage ratio falling below 1.20x as of the last day of any calendar quarter, or (iii) the commencement of a Lease Sweep Period (as defined below). A Trigger Period will continue until such time as (a) with respect to clause (i), the event of default has been cured, (b) with respect to clause (ii), the debt service coverage ratio is at least 1.25x for two consecutive quarters and (c) with respect to clause (iii) such Lease Sweep Period has ended.

A “Lease Sweep Period” will commence upon the earlier of (i) the date that is 12 months prior to the earliest stated expiration of a Lease Sweep Lease (as defined below), (ii) the date that the Lease Sweep Lease is surrendered, cancelled or terminated prior to its then current expiration date or receipt by the borrower or property manager of notice from the tenant under a Lease Sweep Lease that it intends to surrender, cancel or terminate its lease, (iii) the date that the tenant under the Lease Sweep Lease discontinues its business or gives notice that it intends to discontinue its business, (iv) the occurrence of a default under a Lease Sweep Lease beyond any applicable notice and cure period, or (v) a bankruptcy or insolvency proceeding of any tenant under a Lease Sweep Lease. The Lease Sweep Period will end upon (a) with respect to clauses (i), (ii) and (iii) above, if the entirety of the space under the Lease Sweep Lease is leased pursuant to one or more qualified leases in accordance with the loan documents and sufficient funds have been accumulated in the lease sweep account, (b) with respect to clause (i) above, the date on which the subject tenant under the Lease Sweep Lease irrevocably exercises its renewal or extension option with respect to all of its space and sufficient funds have been accumulated in the lease sweep reserve account to cover all anticipated leasing expenses, free rent periods and/or rent abatement periods in connection with such renewal or extension, (c) with respect to clause (iii) above, the date the tenant (if it had discontinued its business) re-opens for business in its leased space and continuously operates for at least 90 days and, if a notice that the tenant intends to discontinue its business was delivered, the tenant irrevocably rescinds such notice to (d) with respect to clause (iv) above, the date on which the subject default has been cured, and no other default under such Lease Sweep Lease occurs for a period of six consecutive months following such cure, and (e) with respect to clause (v) above, the date the applicable bankruptcy or insolvency proceeding has terminated and/or the applicable Lease Sweep Lease has been affirmed in accordance with the terms of the loan documents.

A “Lease Sweep Lease” is the Care Creations lease or any replacement lease or leases which cover the majority of the net rentable square feet at the 55 ½ Greene Street Property.

A-3-82

470 Broome Street New York, NY 10013	Collateral Asset Summary – Loan No. 8 55 1/2 Greene Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,250,000 62.0% 1.24x 7.3%

Initial Reserves.   At origination, the borrower deposited (i) $129,235 into a tax reserve account, (ii) $150,000 into a TI/LC reserve account, and (iii) $1,769,167 into a free rent reserve account, of which $1,681,667 is reserved for the Care Creations lease and $87,500 is reserved for the Dr. Smood lease.

Ongoing Reserves.    On a monthly basis, the borrower is required to deposit reserves of (i) 1/12 of the estimated annual real estate taxes, which currently equates to $25,847, into a tax reserve account, (ii) $336 into a replacement reserve account, (iii) $3,361 into a TI/LC reserve account and (iv) $9,206 into a common charges reserve for common charges, assessments and other amounts payable pursuant to the condominium documents of the 55 ½ Greene Street Property. If a blanket insurance policy is not in place, the borrower is required to deposit 1/12 of the estimated annual insurance premiums.

Current Mezzanine or Subordinate Indebtedness.    None.

Future Mezzanine or Subordinate Indebtedness Permitted.    None.

A-3-83

470 Broome Street New York, NY 10013	Collateral Asset Summary – Loan No. 8 55 1/2 Greene Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,250,000 62.0% 1.24x 7.3%

MAP © 2016 CARTIFACT
DATA © OSM CONTRIBUTORS
55 1/2 Greene Street
470 Broome Street
New York, NY 10013
GREENWICH VILLAGE
NOHO
SOHO
NOLITA
LITTLE ITALY
TRIBECA
CIVIC CENTER
BLEECKER STREET
W HOUSTON STREET
PRINCE STREET
SPRING STREET
BROOME STREET
GRAND STREET
HOWARD STREET
CANAL STREET
LISPENARD STREET
WALKER STREET
WHITE STREET
FRANKLIN STREET
LEONARD STREET
WORTH STREET
THOMAS STREET
E 2ND STREET
E 1ST STREET
CHARLTON STREET
VAN DAM STREET
DOMINICK STREET
HOLLAND TUNNEL EXIT
ERICSSON PLACE
BEACH STREET
NORTH MOORE STREET
HARRISON STREET
JAY STREET
HUDSON STREET
VARICK STREET
SIXTH AVENUE (AVENUE OF THE AMERICAS)
CHURCH STREET
WEST BROADWAY
WOOSTER STREET
GREENE STREET
MERCER STREET
BROADWAY
CROSBY STREET
LAFAYETTE STREET
CENTRE STREET
CENTRE MARKET PLACE
MULBERRY STREET
MOTT STREET
ELIZABETH STREET
THE BOWERY
SULLIVAN STREET
THOMPSON STREET
LAGUARDIA PLACE
Washington Square Village 3 & 4
NYU Washington Square Village
NYU Silver Towers
NYU Sports Center
Cable Building
Bayard-Condict Bldg.
Bingham Building
St Patrick's Old Cathedral
St Patrick's School
The Puck Building
The Bowery House
Crosby St Hotel
FDNY Ladder 20
Lira Apartments
Nolita Place Condominiums
Mercer Hotel
Thompson Hotel
Hampton Inn Soho
Chelsea Vocational High School
Soho Square
Trump Soho NY
1 Hudson Square
Soho Grand Hotel
Mondrian Soho
Sohotel
Best Western
Con Edison
Holiday Inn Downtown Manhattan Soho
Post Office
Hotel Sheraton
50 Varick
St John's Park
1st Precinct Police
Tribeca Grand Hotel
Civic Center Synagogue
NYC Civil Court
Collect Pond Park
New York County Family Court
NYC Health Dept. Birth and Death Certificates
New York Law School
US Citizenship and Immigration Services
The Gap Building
Verizon
Franklin - Hudson Building
The Chrystie
Astor Bowery Place
NY Marble Cemetery
Harlem
Columbia University
Upper West Side
Upper East Side
Metropolitan Museum of Art
Astoria
West New York
Central Park
Carnegie Hall
Rockefeller Center
United Nations
Long Island City
Times Square
Midtown
Empire State Building
New York
MANHATTAN
Hoboken
JFK Stadium
Hudson River
East River
NYU
SoHo
Financial District
Jersey City
BROOKLYN

A-3-84

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-85

12240 South Beyer Road Birch Run, MI 48415	Collateral Asset Summary – Loan No. 9 Birch Run Premium Outlets	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 59.4% 2.94x 13.4%

A-3-86

12240 South Beyer Road Birch Run, MI 48415	Collateral Asset Summary – Loan No. 9 Birch Run Premium Outlets	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 59.4% 2.94x 13.4%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Sponsor:	Simon Property Group, L.P.
Borrower:	Birch Run Outlets II, L.L.C.
Original Balance(1):	$45,000,000
Cut-off Date Balance(1):	$45,000,000
% by Initial UPB:	4.6%
Interest Rate:	4.2090%
Payment Date:	6th of each month
First Payment Date:	March 6, 2016
Maturity Date:	February 6, 2026
Amortization:	Interest Only
Additional Debt(1):	$78,000,000 Pari Passu Debt
Call Protection(2):	L(34), D(79), O(7)
Lockbox / Cash Management:	Hard / Springing

Reserves(3)
	Initial	Monthly
Taxes:	$0	Springing
Insurance:	$0	Springing
Replacement:	$0	Springing
TI/LC:	$0	Springing

Financial Information(4)
Cut-off Date Balance / Sq. Ft.:	$181
Balloon Balance / Sq. Ft.:	$181
Cut-off Date LTV:	59.4%
Balloon LTV:	59.4%
Underwritten NOI DSCR:	3.15x
Underwritten NCF DSCR:	2.94x
Underwritten NOI Debt Yield:	13.4%
Underwritten NCF Debt Yield:	12.6%
Underwritten NOI Debt Yield at Balloon:	13.4%
Underwritten NCF Debt Yield at Balloon:	12.6%
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Anchored Retail
Collateral:	Fee Simple
Location:	Birch Run, MI
Year Built / Renovated:	1985 / 1986-1996, 2005, 2013
Total Sq. Ft.:	680,003
Property Management:	Simon Management Associates, LLC
Underwritten NOI:	$16,522,455
Underwritten NCF:	$15,440,457
Appraised Value:	$207,200,000
Appraisal Date:	December 3, 2015

Historical NOI
Most Recent NOI:	$16,432,099 (T-12 August 31, 2016)
2015 NOI:	$16,476,418 (December 31, 2015)
2014 NOI:	$15,550,208 (December 31, 2014)
2013 NOI:	$14,802,936 (December 31, 2013)

Historical Occupancy
Most Recent Occupancy:	88.6% (September 7, 2016)
2015 Occupancy:	90.6% (December 31, 2015)
2014 Occupancy:	92.0% (December 31, 2014)
2013 Occupancy:	92.4% (December 31, 2013)

(1)	The Original Balance and Cut-off Date Balance of $45.0 million represents the non-controlling Note A-1-B2, the non-controlling Note A-2-B and the controlling Note A-3 which, together with the non-controlling pari passu companion Note A-1-A, Note A-1-B1, Note A-2-A and Note A-4, with an aggregate original principal balance of $78.0 million, comprise the Birch Run Premium Outlets Whole Loan, with an aggregate original principal balance of $123.0 million. For additional information on the pari passu companion loans, see “The Loan” herein.

(2)	Partial Release is permitted. See “Partial Release” herein.

(3)	See “Initial Reserves” and “Ongoing Reserves” herein.

(4)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the aggregate Birch Run Premium Outlets Whole Loan.

A-3-87

12240 South Beyer Road Birch Run, MI 48415	Collateral Asset Summary – Loan No. 9 Birch Run Premium Outlets	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 59.4% 2.94x 13.4%

Tenant Summary
Tenant Mix	Ratings (Fitch/Moody’s/S&P)(1)	Total Sq. Ft.	% of Total Collateral Sq. Ft.	Lease Expiration	Annual UW Base Rent PSF	Total Sales (000s)(2)	Sales PSF(2)	Occupancy Cost(2)
Anchor Tenants
Pottery Barn	NR/NR/NR	30,000	4.4%	1/31/2023	$9.17	$9,443	$315	2.9%
V.F. Factory Outlet	NR/A3/A	23,975	3.5%	12/31/2018	$22.75	$4,572	$191	12.9%
Old Navy	BB+/Baa2/BB+	19,589	2.9%	7/31/2017	$16.40	$4,782	$244	12.0%
Subtotal / Wtd. Avg.		73,564	10.8%		$15.52	$18,797	$256	7.6%

Major Tenants (>10,000 sq. ft.)
Nike Factory Store	NR/A1/AA-	12,500	1.8%	1/31/2020	$28.00	$12,150	$972	4.0%
Levi’s Outlet(3)	BB/Ba2/BB	12,398	1.8%	1/31/2020	$0.00	$1,408	$114	0.0%
Polo Ralph Lauren	NR/A2/A	12,024	1.8%	8/31/2020	$15.00	$4,032	$335	5.7%
Gap Outlet	BB+/Baa2/BB+	11,875	1.7%	5/31/2021	$23.90	$3,855	$325	10.7%
Lenox	NR/NR/NR	10,410	1.5%	12/31/2018	$14.25	$1,203	$116	12.7%
Reebok/Rockport Outlet	NR/NR/NR	10,316	1.5%	4/30/2018	$22.94	$1,784	$173	21.4%
Hanesbrands	NR/Ba2/BB	10,277	1.5%	4/30/2021	$24.34	$1,988	$193	20.2%
Under Armour	NR/NR/NR	10,011	1.5%	3/31/2025	$59.74	NAP(4)	NAP(4)	NAP(4)
Major Tenants Subtotal / Wtd. Avg.		89,811	13.2%		$26.45	$26,420	$331	8.2%

In-line <10,000 SF		391,185	57.5%		$27.96	$117,720	$339	11.9%
Short Term Lease		38,255	5.6%		$4.93	$1,268	$50	10.5%
Food Court		9,800	1.4%		$29.71	$4,610	$470	8.1%
Total Occupied Collateral		602,615	88.6%		$24.24	$168,815	$315	10.8%
Vacant		77,388	11.4%
Total / Wtd. Avg.		680,003	100.0%

(1)	Certain ratings may be those of the parent company whether or not the parent company guarantees the lease.

(2)	Total Sales (000s), Sales PSF and Occupancy Cost are provided by the borrower and represent the trailing 12 months ended July 2016 for tenants that reported sales.

(3)	Levi’s Outlet pays percent-in-lieu rent (10% of gross sales), which is captured within the Total Other Income under “Cash Flow Analysis” below.

(4)	Under Armour annual sales are not available.

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	3	11,295	1.7%	11,295	1.7%	$15.61	1.2%	1.2%
2016	3	10,600	1.6%	21,895	3.2%	$10.36	0.8%	2.0%
2017	27	130,141	19.1%	152,036	22.4%	$18.23	16.2%	18.2%
2018	14	82,804	12.2%	234,840	34.5%	$24.27	13.8%	32.0%
2019	8	21,546	3.2%	256,386	37.7%	$31.67	4.7%	36.6%
2020	12	76,763	11.3%	333,149	49.0%	$23.96	12.6%	49.2%
2021	18	93,537	13.8%	426,686	62.7%	$29.98	19.2%	68.4%
2022	8	43,518	6.4%	470,204	69.1%	$25.18	7.5%	75.9%
2023	4	39,700	5.8%	509,904	75.0%	$13.20	3.6%	79.5%
2024	5	19,005	2.8%	528,909	77.8%	$35.34	4.6%	84.1%
2025	4	24,778	3.6%	553,687	81.4%	$43.37	7.4%	91.5%
2026	7	34,663	5.1%	588,350	86.5%	$25.67	6.1%	97.6%
Thereafter	3	14265	2.1%	602,615	88.6%	$24.90	2.4%	100.0%
Vacant	NAP	77,388	11.4%	680,003	100.0%	NAP	NAP
Total / Wtd. Avg.	116	680,003	100.0%			$24.24	100.0%
(1)	Based on the underwritten rent roll as of September 7, 2016.

(2)	A number of tenants including certain anchor tenants have lease termination options related to co-tenancy provisions, exclusivity provisions and sales thresholds that may become exercisable prior to the originally stated expiration date of the tenant lease and that are not considered in the lease rollover schedule or the site plan.

A-3-88

12240 South Beyer Road Birch Run, MI 48415	Collateral Asset Summary – Loan No. 9 Birch Run Premium Outlets	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 59.4% 2.94x 13.4%

The Loan. The Birch Run Premium Outlets loan (the “Birch Run Premium Outlets Loan”) is a fixed rate loan secured by the borrower’s fee simple interest in a 680,003 sq. ft., outlet center located in Birch Run, Michigan (the “Birch Run Premium Outlets Property”) with an original principal balance of $45.0 million. The Birch Run Premium Outlets Loan is evidenced by the non-controlling Note A-1-B2, the non-controlling Note A-2-B and the controlling Note A-3 with an aggregate original principal balance of $45.0 million, which will be included in the CD 2016-CD2 mortgage trust. The pari passu non-controlling Note A-1-A, with an aggregate original principal balance of $20.0 million was included in the COMM 2016-DC2 mortgage trust. The pari passu non-controlling Note A-2-A and Note A-4, with an original principal balance of $43.0 million were included in the CD 2016-CD1 mortgage trust. The pari passu non-controlling Note A-1-B1, with an original principal balance of $15.0 million was included in the COMM 2016-COR1 mortgage trust. Note A-1-A, Note A-1-B1, Note A-2-A and Note A-4 are pari passu companion loans (together with the Birch Run Premium Outlets Loan, the “Birch Run Premium Outlets Whole Loan”).

The relationship between the holders of the Birch Run Premium Outlets Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool–The Whole Loans–Birch Run Premium Outlets Whole Loan” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-A	$20,000,000	$20,000,000	COMM 2016-DC2	No
A-1-B1	$15,000,000	$15,000,000	COMM 2016-COR1	No
A-2-A and A-4	$43,000,000	$43,000,000	CD 2016-CD1	No
A-1-B2, A-2-B and A-3	$45,000,000	$45,000,000	CD 2016-CD2	Yes
Total	$123,000,000	$123,000,000

The Birch Run Premium Outlets Whole Loan has a 10-year term and pays interest only for the term of the loan. The Birch Run Premium Outlets Whole Loan accrues interest at a fixed rate equal to 4.2090%. Loan proceeds were used to retire existing debt of approximately $101.0 million, pay closing costs of approximately $0.8 million and return approximately $21.2 million of equity to the borrower sponsor. Based on the “As-is” appraised value of $207.2 million as of December 3, 2015, the Cut-Off Date LTV is 59.4%. The most recent prior financing of the Birch Run Premium Outlets Property was included in the WBCMT 2006-C26, WBCMT 2006-C27 and RREF 2007-1A securitizations.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$123,000,000	100.0%	Loan Payoff	$100,976,785	82.1%
			Closing Costs	$828,370	0.7%
			Return of Equity	$21,194,846	17.2%
Total Sources	$123,000,000	100.0%	Total Uses	$123,000,000	100.0%

The Borrower / Borrower Sponsor.    The borrower is Birch Run Outlets II, L.L.C., a single purpose Delaware limited liability company structured to be bankruptcy-remote, with two independent directors in its organizational structure. The sponsor of the borrower and nonrecourse carve-out guarantor is Simon Properties Group, L.P., which is the operating partnership of Simon Property Group, Inc. (“Simon”). Simon is a publicly traded self-administered and self-managed real estate investment trust (NYSE: SPG) focused on retail property ownership and management. Simon (rated A by S&P) is one of the largest publicly traded owner, operator and developer of retail assets in the United States. As of June 30, 2016, Simon operated 207 income-producing properties in the United States, consisting of 108 malls, 71 outlet centers, 14 mills, four lifestyle centers and 10 other retail properties located in 37 states and Puerto Rico. As of June 30, 2016, Simon had approximately $31.4 billion in assets, which is up 2.7% from approximately $30.6 billion in December 31, 2015. Consolidated net income for the full year ended December 31, 2015 was approximately $2.1 billion, which is up 29.5% from approximately $1.7 billion for the full year ended December 31, 2014.

Birch Run Premium Outlets Whole Loan will be recourse to the guarantor pursuant to standard carve-outs, however, the guaranty (which also includes environmental indemnity provisions) provides that the guarantor’s liability may not exceed $24.6 million in the aggregate (20.0% of loan amount), plus all reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the guaranty or the preservation of the lender’s rights thereunder.

The Property. The Birch Run Premium Outlets Property consists of a 680,003 sq. ft. open-air outlet center situated on a 92.4 acre site located within Saginaw County, Michigan and sits in the southwest quadrant of Interstate 75 and Route 54, with direct frontage along I-75. The Birch Run Premium Outlets Property, was developed in 1985, expanded between 1986 and 1996, and renovated in 2005 and 2013. In 2010, the property was acquired by its current borrower sponsor, Simon Property Group, L.P. for approximately $84.3 million ($124 PSF) on an allocated cost basis as a part of its acquisition of Prime Outlets.

A-3-89

12240 South Beyer Road Birch Run, MI 48415	Collateral Asset Summary – Loan No. 9 Birch Run Premium Outlets	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 59.4% 2.94x 13.4%

As of September 7, 2016, the Birch Run Premium Outlets Property was 88.6% leased to a broad mix of approximately 116 national and international brand-name retailers including Old Navy, Pottery Barn, V.F. Factory Outlet, Calvin Klein, Brooks Brothers, Nike Factory Store and J. Crew Factory Store. The property’s tenancy has a weighted average original lease term of 11.0 years and weighted average remaining lease term of 3.8 years. The Birch Run Premium Outlets Property features approximately 4,807 surface parking spaces, which equates to a ratio of 7.1 spaces per 1,000 sq. ft.

For the trailing twelve month period ended July 30, 2016, tenants at the Birch Run Premium Outlets Property reported sales and occupancy cost of approximately $315 PSF and 10.8%, respectively, with sales and occupancy cost for in-line tenants with less than 10,000 sq. ft. reported to be $339 PSF and 11.9%, respectively.

Environmental Matters. The Phase I environmental report dated December 11, 2015 recommended no further action at the Birch Run Premium Outlets Property other than to implement an operations and maintenance plan for asbestos, which is currently in place.

The Market.    The Birch Run Premium Outlets Property is located within the village of Birch Run in Saginaw County, Michigan. The property is located halfway between the larger cities of Flint and Saginaw and serviced by Exit 144 and 136 along Interstate 75. According to a local business association, Exit 136 is the second busiest Exit on I-75 between Miami, Florida and Sault Ste. Marie, Michigan with over eight million visitors annually. In addition to be being home to Birch Run Premium Outlets Property, the local area also includes Birch Run Expo Center, Dixie Motor Speedway, Baja Acres, Candlelite Bowling, Shiawassee National Wildlife Refuge, Cinema Hollywood, Cass River, Historic Bridgeport Bridge over the Cass River and the Bridgeport Historic Village.

Birch Run’s downtown and the Bavarian Village of Frankenmuth have a distinctive variety of retailers. According to the appraisal, more than 2 million visitors annually shop Frankenmuth’s Christmas store, Bronner’s CHRISTmas Wonderland, which features 96,000 sq. ft. of holiday lights, decorations and collectibles. The area is home to a number of large antique malls as well, featuring thousands of sq. ft. antiques.

The primary trade area of the Birch Run Premium Outlets Property is an approximate 25-mile radius. Within the 25-mile radius of the Birch Run Premium Outlets Property, the 2015 average income is $55,860 with a population of approximately 647,503. The Birch Run Premium Outlets Property is the only outlet center within a 40-mile radius. Furthermore, the Birch Run Premium Outlets Property is situated along the main transportation route connecting metropolitan Detroit with northern Michigan, a vacation destination for thousands of metro-Detroiters. Additionally, Birch Run Premium Outlets Property has historically benefitted from an above average proportion of Canadian traffic. Birch Run Premium Outlets Property is located approximately 90 minutes from border crossings in Sarnia and Windsor, Ontario. Based on shopper intercept daily at guest services, management estimates Canadian traffic is now approximately 15% of the customer base.

The chart below summarizes the Birch Run Premium Outlets Property’s competitive set.

Competitive Set(1)
Name	Birch Run Premium Outlets Property	Great Lakes Crossing	Genesee Valley Center	Fashion Square Mall
Distance from Subject	NAP	43.0 miles	16.0 miles	19.0 miles
Property Type	Anchored Retail	Outlet Center/Value Mega-mall	Super-Regional Center/Mall	Regional Center
Year Built / Renovated	1985 / 1986-1996, 2005, 2013	1998	1970 / 2005	1972 / 2002
Occupancy	88.6%(2)	99.0%	99.0%	98.0%
Size (Sq. Ft.)	680,003(2)	1,400,000	1,365,394	865,233
Anchors / Major Tenants	Pottery Barn, V.F. Factory Outlet, Old Navy(2)	Bass Pro Shops, BB & B, Burlington, TJ Maxx	Barnes & Noble, Burlington Coat Factory, JCPenney, Macy’s, Sears	JCPenney, Sears
(1)	Source: Appraisal.

(2)	Based on the September 7, 2016 rent roll.

A-3-90

12240 South Beyer Road Birch Run, MI 48415	Collateral Asset Summary – Loan No. 9 Birch Run Premium Outlets	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 59.4% 2.94x 13.4%

Cash Flow Analysis.

Cash Flow Analysis
	2013	2014	2015	T-12 8/31/2016	U/W	U/W PSF
Base Rent(1)	$13,508,217	$14,068,055	$14,968,085	$15,003,891	$14,715,402	$21.64
Step Rents(2)	0	0	0	0	309,698	0.46
Value of Vacant Space	0	0	0	0	1,861,419	2.74
Gross Potential Rent	$13,508,217	$14,068,055	$14,968,085	$15,003,891	$16,886,519	$24.83
Total Recoveries	4,865,895	5,233,909	5,533,568	5,569,615	6,070,167	8.93
Total Other Income	1,213,304	1,010,893	662,826	571,600	735,637	1.08
Less: Vacancy & Credit Loss(3)	(37,381)	(13,705)	(16,506)	(22,272)	(1,893,207)	(2.78)
Effective Gross Income	$19,550,035	$20,299,152	$21,147,973	$21,122,834	$21,799,115	$32.06
Total Expenses	4,747,099	4,748,944	4,671,555	4,690,735	5,276,661	7.76
Net Operating Income	$14,802,936	$15,550,208	$16,476,418	$16,432,099	$16,522,455	$24.30
TI/LC	0	0	0	0	877,996	1.29
Capital Expenditures	0	0	0	0	204,001	0.30
Net Cash Flow	$14,802,936	$15,550,208	$16,476,418	$16,432,099	$15,440,457	$22.71

(1)	U/W Base Rent is based on the September 7, 2016 rent roll and includes temporary tenant rent of $110,000.

(2)	Step Rents are based on the contractual rent increases occurring between June 2016 and September 2017.

(3)	U/W Vacancy & Credit Loss represents 11.2% of gross potential rent and is based on the in place vacancy rate.

Property Management.    The Birch Run Premium Outlets Property is managed by Simon Management Associates, LLC, a borrower sponsor affiliate.

Lockbox / Cash Management.    The Birch Run Premium Outlets Loan is structured with a hard lockbox and springing cash management. The borrower was required to send tenant direction letters to all tenants instructing them to deposit all rents and other payments into the lockbox account controlled by the lender. Provided no Lockbox Event (as defined below) exists, all funds in the lockbox account are swept weekly (or more frequently if required by borrower) to the borrower’s operating account. Upon the occurrence and during the continuance of a Lockbox Event, amounts on deposit in the clearing account are required to be swept to a cash management account established and maintained by the lender, and applied to payment of all required payments and reserves as set forth in the Birch Run Premium Outlets Loan documents.

A “Lockbox Event” will commence upon the occurrence of (i) an event of default, (ii) the bankruptcy of the borrower or the property manager or (iii) the DSCR based on a trailing four quarter basis falling below 1.10x for two consecutive quarters and will end upon (a) with respect to clause (i), such event of default is cured, (b) with respect to clause (ii), if caused by the bankruptcy of the property manager, if the borrower enters into a replacement management agreement with a qualified manager, and (c) with respect to clause (iii), the DSCR based on a trailing four quarter basis is at least 1.10x for two consecutive quarters.

Initial Reserves.    None.

Ongoing Reserves.    During the continuance of a DSCR Reserve Trigger Event (as defined below) or an event of default, the borrower is required to deposit monthly reserves in an amount equal to (i) 1/12 of the estimated annual real estate taxes into a tax reserve account, upon the borrower’s failure to (x) pay taxes before they are due or (y) to provide evidence that taxes have been paid, (ii) $17,000 into a replacement reserve account, subject to a cap of $408,002 and (iii) $70,875 into the TI/LC reserve account, subject to a cap of $1,701,010. In addition, during an event of default, or if the borrower has not provided satisfactory evidence that a reasonably acceptable blanket policy is in place, the borrower will be required to deposit 1/12 of the estimated annual insurance premiums into an insurance reserve account.

A “DSCR Reserve Trigger Event” will commence upon the occurrence of the DSCR based on a trailing four quarter basis falling below 1.20x for two consecutive quarters and will end upon the achievement of a DSCR of at least 1.20x for two consecutive quarters, provided no event of default is continuing.

Current Mezzanine or Subordinate Indebtedness.    None.

Future Mezzanine or Subordinate Indebtedness Permitted.    None.

Permitted Partial Releases.    The borrower may, without lender consent, transfer immaterial or non-income producing portions of the Birch Run Premium Outlets Property (by sale, ground lease, sublease or other conveyance of any interest) to third parties or affiliates of the borrower, including owners of out parcels and department store pads, pads for office buildings, hotels or other properties.

A-3-91

12240 South Beyer Road Birch Run, MI 48415	Collateral Asset Summary – Loan No. 9 Birch Run Premium Outlets	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 59.4% 2.94x 13.4%

A-3-92

12240 South Beyer Road Birch Run, MI 48415	Collateral Asset Summary – Loan No. 9 Birch Run Premium Outlets	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 59.4% 2.94x 13.4%

Saginaw
Covenant Medical Center-Cooper
St Mary's Of Michigan
HARRY W BROWNE AIRPORT
Frankenmuth
Millington
Birch Run
Birch Run Premium Outlets
12240 South Beyer Road
Birch Run, MI 48415
Montrose
Clio
Otisville
New Lothrop
Mt Morris
Flushing
Flint
Davison
University Of Michigan-Flint
Mott Community College
Kettering University
Burton
Lennon
Genesee Valley Center
South Flint Plaza Shopping Center
BISHOP INT'L AIRPORT
Swartz Creek
Shiawassee National Wildlife Refuge
Green Acres Golf Course
Clio Country Club
Buell Lake County Park
Vienna Greens Golf Course
Briar Ridge Golf Course
Flint Memorial Park
Beechwood Greens Golf Course
Genesee County Park and Recreation
Riverside Park
Flint Golf Club
Flint Elks Country Club
Lake Huron
Lake Michigan
MICHIGAN
Clare
Saginaw
Grand Rapids
Flint
Lansing
Detroit
Kalamazoo
Toledo
CARTIFACT

A-3-93

100 Southwest Market Street & 1621 Southwest 1st Avenue Portland, OR 97201	Collateral Asset Summary – Loan No. 10 Park Square Portland	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,400,000 45.0% 2.06x 11.9%

A-3-94

100 Southwest Market Street & 1621 Southwest 1st Avenue Portland, OR 97201	Collateral Asset Summary – Loan No. 10 Park Square Portland	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,400,000 45.0% 2.06x 11.9%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Acquisition
Sponsor:	Wealth Management Capital Holding GmbH
Borrower:	Wealthcap Portland Park Square L.P.
Original Balance:	$42,400,000
Cut-off Date Balance:	$42,400,000
% by Initial UPB:	4.3%
Interest Rate:	3.5220%
Payment Date:	6th of each month
First Payment Date:	December 6, 2016
Maturity Date:	November 6, 2026
Amortization:	Interest only for first 60 months; 360 months thereafter
Additional Debt:	None
Call Protection:	L(25), D(88), O(7)
Lockbox / Cash Management:	Hard / Springing

Reserves(1)
	Initial	Monthly
Taxes:	$0	$75,095
Insurance:	$122,057	Springing
Replacement:	$0	$6,162
TI/LC:	$3,167	$24,647
Required Repairs:	$112,126	NAP
Lease Sweep:	$0	Springing

Financial Information
Cut-off Date Balance / Sq. Ft.:	$143
Balloon Balance / Sq. Ft.:	$129
Cut-off Date LTV:	45.0%
Balloon LTV:	40.5%
Underwritten NOI DSCR(2):	2.21x
Underwritten NCF DSCR(2):	2.06x
Underwritten NOI Debt Yield:	11.9%
Underwritten NCF Debt Yield:	11.1%
Underwritten NOI Debt Yield at Balloon:	13.3%
Underwritten NCF Debt Yield at Balloon:	12.4%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	CBD Office
Collateral:	Fee Simple
Location:	Portland, OR
Year Built / Renovated:	1969 / 2015
Total Sq. Ft.:	295,768
Property Management:	CBRE, Inc.
Underwritten NOI:	$5,057,360
Underwritten NCF:	$4,726,604
Appraised Value:	$94,300,000
Appraisal Date:	August 1, 2016

Historical NOI
Most Recent NOI:	$3,289,968 (T-12 September 30, 2016)
2015 NOI:	$3,047,801 (December 31, 2015)
2014 NOI:	$3,215,214 (December 31, 2014)
2013 NOI(3):	NAV

Historical Occupancy
Most Recent Occupancy:	97.5% (October 31, 2016)
2015 Occupancy:	77.3% (December 31, 2015)
2014 Occupancy:	69.8% (December 31, 2014)
2013 Occupancy(3):	NAV
(1)	See “Initial Reserves” and “Ongoing Reserves” herein.

(2)	Based on amortizing debt service payments. Based on the current interest only payments, the Underwritten NOI DCSR and Underwritten NCF DSCR are 3.34x and 3.12x, respectively.

(3)	The Park Square Portland property was acquired by the current owner in 2013. As such, Historical NOI and Historical Occupancy was not available prior to 2014.

A-3-95

100 Southwest Market Street & 1621 Southwest 1st Avenue Portland, OR 97201	Collateral Asset Summary – Loan No. 10 Park Square Portland	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,400,000 45.0% 2.06x 11.9%

Tenant Summary
	Ratings(1)	Net Rentable	% of Net	U/W Base	% of Total	Lease
Tenant	Fitch/Moody’s/S&P	Area (Sq. Ft.)	Rentable Area	Rent PSF	U/W Base Rent	Expiration
Cambia Health Solutions(2)	NR/NR/NR	196,646	66.5%	$14.18	59.3%	12/31/2023
Oregon Department of Justice(3)	AA+/Aa1/AA+	61,286	20.7%	$18.43	24.0%	7/31/2031
Ecova Inc(4)	NR/A2/A-	29,348	9.9%	$26.19	16.3%	6/30/2022
Garden Bar	NR/NR/NR	1,000	0.3%	$19.00	0.4%	1/31/2026
Total Occupied Collateral		288,280	97.5%	$16.32	100.0%
Vacant		7,488	2.5%
Total		295,768	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(2)	Cambia Health Solutions has the right to terminate 15,597 sq. ft. of storage space on December 31, 2018 upon at least nine months’ prior written notice. Cambia Health Solutions has two, five-year renewal options.

(3)	Oregon Department of Justice has the right to terminate its lease on July 31, 2026 upon 365 days’ written notice and payment of a termination fee equal to the sum of (i) 60 months of the unamortized tenant improvement allowance payment, (ii) six months of monthly base rent (measured on the termination date), (iii) 60 months of tenant improvement payment and (iv) if the tenant has leased any expansion space, the unamortized portion of any improvement allowance for such expansion space. The tenant has one, four-year extension option.

(4)	Ecova Inc has a one-time right to terminate its lease on June 30, 2020 upon 12 months’ written notice and payment of a termination fee equal to the sum of (i) the unamortized portion of the brokerage commission, rent abatement giving during the beginning of the lease, and tenant improvement allowance plus (ii) three times the monthly base rent payable in June 2020. The tenant has one, five-year extension option.

Lease Rollover Schedule(1)
Year	# of	Total	% of Total	Cumulative	Cumulative	Annual U/W	% U/W	Cumulative %
	Leases	Expiring	Sq. Ft.	Sq. Ft.	% of Sq. Ft.	Base Rent	Base Rent	of U/W
	Expiring	Sq. Ft.	Expiring	Expiring	Expiring	PSF	Rolling	Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.00%
2016	0	0	0.0%	0	0.0%	$0.00	0.0%	0.00%
2017	0	0	0.0%	0	0.0%	$0.00	0.0%	0.00%
2018	0	0	0.0%	0	0.0%	$0.00	0.0%	0.00%
2019	0	0	0.0%	0	0.0%	$0.00	0.0%	0.00%
2020	0	0	0.0%	0	0.0%	$0.00	0.0%	0.00%
2021	0	0	0.0%	0	0.0%	$0.00	0.0%	0.00%
2022	1	29,348	9.9%	29,348	9.9%	$26.19	16.3%	16.3%
2023	2	196,646	66.5%	225,994	76.4%	$14.18	59.3%	75.6%
2024	0	0	0.0%	225,994	76.4%	$0.00	0.0%	75.6%
2025	0	0	0.0%	225,994	76.4%	$0.00	0.0%	75.6%
2026	1	1,000	0.3%	226,994	76.7%	$19.00	0.4%	76.0%
2027	0	0	0	226,994	76.7%	$0.00	0.0%	76.0%
Thereafter	2	61,286	20.7%	288,280	97.5%	$18.43	24.0%	100.0%
Vacant	NAP	7,488	2.5%	295,768	100.0%	NAP	NAP
Total / Wtd. Avg.	6	295,768	100.0%			$16.32	100.0%
(1)	Certain tenants may have lease termination options that may become exercisable prior to the originally stated expiration date of the tenant lease and that are not considered in the lease rollover schedule.

A-3-96

100 Southwest Market Street & 1621 Southwest 1st Avenue Portland, OR 97201	Collateral Asset Summary – Loan No. 10 Park Square Portland	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,400,000 45.0% 2.06x 11.9%

The Loan The Park Square Portland loan (the “Park Square Portland Loan”) is a fixed rate loan with an original principal balance of $42.4 million secured by the borrower’s fee simple interest in a two Class A office towers consisting of 295,768 sq. ft. located at 100 Southwest Market Street and 1621 Southwest 1st Avenue in Portland, Oregon (the “Park Square Portland Property”). The Park Square Portland Loan has a 10-year term and, subsequent to a 60-month interest only period, amortizes on a 30-year schedule. The Park Square Portland Loan accrues interest at a fixed rate equal to 3.5220% and has a cut-off date balance of $42.4 million. Loan proceeds, in addition to approximately $54.5 million of cash equity from the borrower sponsor, were used to purchase the Park Square Portland Property for $94.35 million, fund upfront reserves of approximately $0.2 million, and pay closing costs of approximately $2.4 million. Based on the “As-is” appraised value of $94.3 million as of August 1, 2016, the “As-is” Cut-off Date LTV ratio is 45.0%. The most recent prior financing of the Park Square Portland Property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$42,400,000	43.7%	Purchase Price	$94,350,000	97.3%
Sponsor Equity	$54,545,934	56.3%	Reserves	$237,350	0.2%
			Closing Costs	$2,358,585	2.4%
Total Sources	$96,945,934	100.0%	Total Uses	$96,945,934	100.0%

The Borrower / Sponsor.    The borrower, Wealthcap Portland Park Square L.P., is a single purpose Delaware limited partnership structured to be bankruptcy-remote with two independent directors in its organizational structure. The sponsor of the borrower is Wealth Management Capital Holding GmbH (“WealthCap”). There is no separate non-recourse carveout guarantor or environmental indemnitor for the Park Square Portland Loan.

WealthCap is one of Germany’s largest close-ended fund companies with a total investment volume of €12.7 billion and more than 140 fund companies in various asset fields. WealthCap has 30 years of investment expertise and is a wholly-owned subsidiary of HypoVereinsbank UniCredit Bank AG. WealthCap has over 250 employees in offices in the U.S., Germany, and Canada. WealthCap was advised in the acquisition by CBRE Global Investors, a global real estate investment management firm with approximately $88.4 billion in assets under management as of June 30, 2015.

The equity in the borrower was capitalized by WealthCap pursuant to an unsecured bridge loan, which is non-transferable (other than pursuant to the transfer of interests as described below) by WealthCap and has been fully subordinated to the Park Square Portland Loan pursuant to a subordination and standstill agreement. It is anticipated that WealthCap will syndicate or otherwise transfer the limited partnership interests in the borrower pursuant to the permitted transfer provisions of the Park Square Portland Loan documents and the bridge loan capitalization will be paid as the interests are syndicated or otherwise so transferred.

The Property. The Park Square Portland Property is a 295,768 sq. ft. Class A office property consisting of two mid-rise towers (the “Woolworth Building” and “The 100 at Park Square”) situated on a 1.75 acre campus in Portland’s central business district. As of October 31, 2016, the Park Square Portland Property was 97.5% occupied by four tenants. Both buildings were originally built in 1969 as a build to suit property for Cambia Health Solutions and were renovated in 2015. The two towers are connected at the ground level by a common 8,000 sq. ft. newly renovated atrium that includes meeting areas, a lounge and media room, and a 1,000 sq. ft. deli (the “Garden Bar”). The Park Square Portland Property features a 240 space parking garage, resulting in a parking ratio of 0.81 per 1,000 sq. ft.

Since 2015, approximately $8.3 million in capital improvements have been made at the Park Square Portland Property including upgrades to the atrium common area with premium common area space, office modernization, seismic and mechanical upgrades, and shared amenity improvements. Amenities at the Park Square Portland Property include a cafeteria, outdoor garden and patio area, executive class landscaping, a media room, bike storage, showers and locker rooms and 24-hour security.

Woolworth Building

The Woolworth Building is a six-story structure located at the southern portion of the Park Square Portland Property with frontage along South West 1st Avenue and is entirely occupied by Cambia Health Solutions. The first floor features a lobby, meeting rooms, elevator lobby, an elevator to the level below, conference rooms, a break area, a cafeteria, office space and first level of parking. The second through sixth floors feature an open layout with elevators and restrooms located on the northern side of each floor. There is automobile and bicycle parking located on the below grade levels. There is also a basement area that includes storage and access to a loading dock that is located between the two buildings.

The 100 at Park Square

The 100 at Park Square is a seven-story building that is located on the northern portion of the Park Square Portland Property and is occupied by the Oregon Department of Justice and Ecova Inc. Primary pedestrian access is off of South West Market Street. An additional entrance is via the common atrium area. The first floor includes a lobby, office space and conference rooms. The remaining upper levels are a mirror image of the Woolworth Building with elevators and restrooms in the approximate center of each floor. There is a basement level that extends from the adjacent Woolworth Building.

A-3-97

100 Southwest Market Street & 1621 Southwest 1st Avenue Portland, OR 97201	Collateral Asset Summary – Loan No. 10 Park Square Portland	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,400,000 45.0% 2.06x 11.9%

Major Tenants.

Cambia Health Solutions (“Cambia”) (196,646 sq. ft.; 66.5% of NRA; 59.3% of U/W Base Rent). Cambia is a nonprofit company that oversees a diverse portfolio of 20 health care-related businesses and investments, mainly split between Direct Health Solutions companies and Health Insurance Services. Direct Health Solutions provides caregiver support and senior services and health system and provider enablement. Cambia’s portfolio also includes a family of health insurance companies, including Regence Blue Cross Blue Shield of Oregon, as well as a group of innovative direct health solutions companies. The company offers products and services to help consumers, employers, insurance agents and brokers, and health care providers succeed in the rapidly changing health care market. Cambia’s subsidiary Blue Cross Blue Shield of Oregon is headquartered at the Park Square Portland Property. Blue Cross Blue Shield of Oregon has major health insurance operations comprising six plans across four states: Idaho, Oregon, Utah and Washington. The tenant signed a 10 year lease for space at the Park Square Portland Property in 2013, and has two, five-year extension options. The tenant has a termination option for its approximately 15,597 sq. ft. of storage space beginning on December 31, 2018 upon nine months prior written notice. The tenant has no other termination options.

Oregon Department of Justice (61,286 sq. ft.; 20.7% of NRA; 24.0% of U/W Base Rent; AA+/Aa1/AA+ by Fitch/Moody’s/S&P). The mission of the Oregon Department of Justice is to serve state government and to support safe and healthy communities throughout Oregon by providing essential justice services. The attorney general and the department’s nine divisions are dedicated to, among other functions, providing legal services to state government, fighting crime, child support collections, enforcing environmental protections, and defending the civil rights of Oregon’s citizens. The Oregon Department of Justice is responsible for general counsel and supervision of all civil actions and legal proceedings in which the state is a party or has an interest. The department, through the attorney general, also has full charge and control of all the state’s legal business that requires the services of an attorney or legal counsel. The department has a biennial budget of approximately $280.0 million and a staffing authorization of approximately 1,200 employees, most of whom are located in Salem, with additional staff in Portland at the Park Square Portland Property. The tenant signed a 15 year lease for space at the Park Square Portland Property in August 2016. The tenant has one, four-year extension option and the right to terminate its lease effective July 31, 2026 upon 365 days prior written notice and the payment of a termination fee. The tenant also has a right of first offer to lease any additional space that is available on floors 1, 2 and 3 of The 100 at Park Square building.

Ecova Inc (29,348 sq. ft.; 9.9% of NRA; 16.3% of U/W Base Rent; A2/A- by Moody’s/S&P). Ecova Inc operates as an energy and sustainability management company that provides managed and technology-optimized solutions. It offers commercial and industrial solutions, including expense and data management, energy supply management, facility optimization, telecom lifecycle management, and sustainability; and utility program solutions, such as commercial and industrial programs, home energy improvement programs, retail channel programs, and strategic solutions and services. The company also provides energy procurement services, invoice validation, portfolio benchmarking, carbon reporting, and carbon policy development to multi-site companies. It serves companies in numerous industries including airlines, banking/finance, retail, casual dining, communications, education, entertainment, government, grocery, healthcare, hospitality, industrial, information, manufacturing, mining, property management and transportation. Ecova Inc was formerly known as Advantage IQ, Inc. and changed its name to Ecova Inc in January 2012. The company was founded in 1995 and is headquartered in Spokane, Washington with regional offices in Cincinnati, Denver, Minneapolis, Richardson, Seattle, St. Paul, Portland, Oregon, and Atlanta. Ecova Inc operates as a subsidiary of ENGIE SA. The tenant signed a seven year lease for space at the Park Square Portland Property in June 2014. The tenant has one, five-year extension option upon at least nine months and no earlier than 18 months’ prior written notice and a termination option effective June 30, 2020 upon 12 months prior written notice and the payment of a termination fee. The tenant also has a right of first offer to lease any additional space that is available on floors 1 or 4 of The 100 at Park Square building.

Environmental Matters. The Phase I environmental report dated October 12, 2016 recommended no further action at the Park Square Portland Property, other than to implement an operations and maintenance plan for asbestos, which is currently in place.

The Market. The Park Square Portland Property is located in downtown Portland, Oregon in the South of Market Submarket in an area known as South Auditorium. The South Auditorium area has a mixture of office and retail and residential uses. According to the appraisal, the Park Square Portland Property is well located with respect to the major office, retail, banking and hotel concentrations in downtown Portland. In addition, the Park Square Portland Property’s location provides access to surrounding transportation networks, including Tri-Met, Portland’s mass transit light rail system, new Orange Line, the Tri-Met bus service, and Portland’s Central City Streetcar. The Park Square Portland Property is also in close proximity to Interstate 405 and Interstate 5.

The Portland central business district (“Portland CBD”) contained approximately 22.8 million sq. ft. of inventory as of the first quarter of 2016. The vacancy in Portland’s CBD has historically been lower than Portland’s suburban office markets. The overall office vacancy rate for suburban markets was 12.1% in the first quarter of 2016, compared to an overall vacancy rate in the Portland CBD of 9.6% in the same period. Similarly, weighted average asking rents were higher in Portland’s CBD in the first quarter of 2016 at $28.66 and $31.54 for the overall submarket and Class A properties, respectively compared to $21.46 and $24.70 for overall and Class A properties in the suburban office markets. Office construction in Portland’s CBD resumed in 2008 due to infrastructure improvements and increasing residential density in Portland’s Central City. The construction trend lasted through 2010, with the CBD market accounting for 83.2% of all new office construction that year. In the first quarter of 2016, 57.4% of the office space under construction in the Portland area was located in CBD market.

A-3-98

100 Southwest Market Street & 1621 Southwest 1st Avenue Portland, OR 97201	Collateral Asset Summary – Loan No. 10 Park Square Portland	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,400,000 45.0% 2.06x 11.9%

The South of Market submarket is the smallest submarket in the Portland CBD, with 2.2 million sq. ft. of inventory as of the first quarter of 2016. The vacancy rate in the South of Market office submarket was 13.9% in the first quarter of 2016 and weighted average asking rents were $25.05 overall and $28.84 for Class A properties. According to an industry report, in the area bounded by Market Street to the north, Harbor to the east, Park Avenue to the west and I-405 to the south, which covers an approximately quarter mile span in each direction of the Park Square Portland Property, there is approximately 2.0 million sq. ft. of inventory and the vacancy rate is approximately 7.0%, with a five-year average of 7.4%. Class A properties within the same corridor comprise approximately 1.0 million sq. ft. and have a five-year average vacancy of 5.4%.

The appraiser identified five comparable sales that are listed below. The chart also includes the property characteristic adjustments that the appraiser made to the comparable properties to reflect a more accurate comparable property for the Park Square Portland Property.

Summary of Comparable Improved Sales(1)
Building	Year Built / Renovated	Occupancy	Sale Price	Sq. Ft.	Sales Price PSF ($)	Adjusted Sales Price PSF ($)
Park Square Portland Property(2)	1969 / 2015	97.5%	$94,350,000	295,768	$319.00	NAP
Commonwealth Building	1948 / 2015	96.0%	$69,000,000	219,742	$314.00	$315.57
Pioneer Tower	1990 / NAP	95.0%	$121,750,000	293,094	$415.40	$313.10
Block 300	1991 / 2014	87.0%	$155,252,000	361,805	$429.10	$332.45
CH2M Center	1982 / 2014	70.0%	$55,000,000	225,261	$244.16	$304.13
KOIN Tower	1984 / NAP	92.0%	$88,000,000	355,000	$247.89	$324.73
Total / Wtd. Avg.(3)		88.6%	$103,544,223	290,980	$336.11	$319.73
(1)	Source: Appraisal.

(2)	Occupancy and Sq. Ft. are based on the rent roll dated October 31, 2016.

(3)	Total / Wtd. Avg. excludes the Park Square Portland Property.

The appraiser identified six comparable leases in the downtown Portland office market. The appraiser concluded a market rent of $19.00 PSF, which is approximately 16.4% above the current underwritten base rent.

Summary of Comparable Office Rentals(1)
Building	Year Built / Renovated	Tenant	Lease Start Date	Term	Sq. Ft.	Rent PSF	Lease Type
Park Square Portland Property(2)	1969 / 2015				295,768	$16.32	NNN
Rivertec – 902 NW 13th Avenue	1949 / 2000	Vacasa	5/16	3.5	37,400	$25.50	NNN
Lloyd 700 Building – 700 NE Multnomah Street	1971 / NAP	DEQ	5/16	10.3	91,000	$16.00	NNN
US Bancorp Tower – 111 SW 5th Avenue	1983 / 2015	AllMed	5/16	7.0	12,200	$22.00	NNN
KOIN Center – 222 SW Columbia Street	1984 / NAP	CoStar Group	5/16	5.1	3,300	$20.00	NNN
Historic US National Bank – 309 SW 6th Avenue	1906 / 2008	Google	6/15	7.0	28,000	$19.00	NNN
Commonwealth Building – 421 SW 6th Avenue	1947 / 2015	Quantum Spatial	6/15	5.2	5,100	$18.50	NNN
Total / Wtd. Avg.(3)				7.9	29,500	$19.04
(1)	Source: Appraisal.

(2)	Occupancy and Sq. Ft. are based on the rent roll dated October 31, 2016.

(3)	Total / Wtd. Avg. excludes the Park Square Portland Property.

A-3-99

100 Southwest Market Street & 1621 Southwest 1st Avenue Portland, OR 97201	Collateral Asset Summary – Loan No. 10 Park Square Portland	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,400,000 45.0% 2.06x 11.9%

Cash Flow Analysis.

Cash Flow Analysis(1)
	2014	2015	T-12 9/30/2016	U/W	U/W PSF
Base Rent(2)	$3,060,135	$3,406,979	$3,734,734	$4,999,742	$16.90
Value of Vacant Space	0	0	0	219,324	0.74
Gross Potential Rent	$3,060,135	$3,406,979	$3,734,734	$5,219,066	$17.65
Total Recoveries	1,255,565	1,485,623	1,601,548	2,682,000	9.07
Total Other Income	493,663	465,555	497,427	595,869	2.01
Less: Vacancy(3)	0	0	0	(395,053)	(1.34)
Effective Gross Income	$4,809,363	$5,358,158	$5,833,710	$8,101,881	$27.39
Total Variable Expenses	929,560	1,613,439	1,814,724	2,096,424	7.09
Total Fixed Expenses	664,589	696,917	729,017	948,097	3.21
Net Operating Income	$3,215,214	$3,047,801	$3,289,968	$5,057,360	$17.10
TI/LC	0	0	0	256,814	0.87
Capital Expenditures	0	0	0	73,942	0.25
Net Cash Flow	$3,215,214	$3,047,801	$3,289,968	$4,726,604	$15.98
(1)	The Park Square Portland Property was acquired by the current owner in 2013. As such, Historical NOI and Historical Occupancy was not available prior to 2014.

(2)	U/W Base Rent includes $210,485 in rent steps through July 31, 2026 for investment grade tenants and $84,442 in rent steps for all other tenants.

(3)	U/W Vacancy represents economic vacancy of 5.0%.

Property Management.  The Park Square Portland Property is managed by CBRE, Inc.

Lockbox / Cash Management.     The Park Square Portland Loan is structured with a hard lockbox and springing cash management. At origination, the borrower was required to deliver tenant direction letters requiring all rents, revenues and receipts from the Park Square Portland Property to be deposited directly by the tenants into a lender controlled clearing account. Prior to a Trigger Period (as defined below), amounts on deposit in the clearing account are required to be swept daily to the borrower’s operating account. During a Trigger Period, any transfers to borrower’s operating account are required to cease and sums on deposit in the clearing account are required to be swept daily into a lender-controlled deposit account and applied to payment of all monthly amounts due under the loan documents.

A “Trigger Period” will commence upon the (i) the occurrence of an event of default, (ii) the occurrence of a debt service coverage ratio of less than 1.25x as of any calendar quarter or (iii) the occurrence of a Lease Sweep Period (as defined below) and will end if, (a) with respect to (i) above, the event of default is cured and such cure is accepted by the lender (and no other event of default is continuing), (b) with respect to (ii) above, the debt service coverage ratio is at least 1.30x for two consecutive calendar quarters and (c) with respect to (iii) above, the Lease Sweep Period has ended.

A “Lease Sweep Period” will commence on the first monthly payment date following (i) the earlier to occur of (a) 12 months’ prior to the end of the term of any Lease Sweep Lease (as defined below) and (b) upon the date under a Lease Sweep Lease by which the tenant is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised), (ii) if any Lease Sweep Lease is surrendered, cancelled or terminated prior to its then current expiration date for a period of more than 90 days, (iii) if any tenant under a Lease Sweep Lease discontinues its business (i.e. “goes dark”) at 50% or more of its Lease Sweep Space, unless such tenant is an investment grade entity in which case no Lease Sweep Period will commence, (iv) upon the occurrence and continuance (beyond any applicable notice and cure periods) of a default under any tenant under a Lease Sweep Lease, (v) upon the occurrence of an insolvency proceeding of a tenant under a Lease Sweep Lease, or (vi) upon a decline in the credit rating of the tenant under a Lease Sweep Lease to lower than an A.M. Best rating of “B+” or its equivalent by any of the rating agencies.

A Lease Sweep Period will end upon the earlier to occur of (a) the applicable Lease Sweep Period being cured or the space demised under the Lease Sweep Lease has been re-tenanted pursuant to one or more “qualified leases” as defined in the loan documents and sufficient funds have been accumulated in the lease sweep reserve account to cover all anticipated tenant improvement and leasing commissions and free and/or abated rent and any other landlord obligations in connection with the new lease(s) or (b) the date on which $25.00 per square foot (excluding 15,597 sq. ft. of basement space) has accumulated in the aggregate in the lease sweep reserve account and any other on-going tenant improvement and leasing commission accounts. Amounts held in the lease sweep reserve account will, subject to standard release provisions, be disbursed to reimburse the borrower for tenant improvement and leasing commissions and free and/or abated rent and any other landlord obligations in connection therewith (and any operating shortfalls relating to the delay in the commencement of full rent payments) incurred in connection with either (i) a Lease Sweep Lease renewal that has an expiration date no less than two years beyond the loan term or (ii) an applicable qualified replacement lease. Any excess remaining in the lease sweep reserve account is required to be released to the borrower (so long as no Trigger Period has occurred and is continuing) once the applicable replacement tenant has taken occupancy and commenced paying full un-abated rent

A-3-100

100 Southwest Market Street & 1621 Southwest 1st Avenue Portland, OR 97201	Collateral Asset Summary – Loan No. 10 Park Square Portland	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,400,000 45.0% 2.06x 11.9%

and all landlord obligations under the applicable replacement lease (including the payment of any leasing commissions) have been satisfied in full.

A “Lease Sweep Lease” means (i) the Cambia lease or (ii) any replacement lease that, either individually, or when taken together with any other lease with the same tenant or its affiliates, covers the majority of the space demised under the Cambia lease.

Initial Reserves.    At origination, the borrower deposited (i) $122,057 into an insurance reserve account, (ii) $3,167 into a TI/LC reserve account and (iii) $112,116 into a required repairs reserve account, which represents 125.0% of the engineer’s estimated costs.

Ongoing Reserves.    On a monthly basis, the borrower is required to deposit reserves of (i) 1/12 of the estimated annual real estate taxes, which currently equates to $75,095, into a tax reserve account, (ii) $6,162 into a replacement reserve account and (iii) $24,647 into a TI/LC reserve account, subject to a cap of $591,536. If a blanket insurance policy is not in place, the borrower is required to deposit 1/12 of the estimated annual insurance premiums. Additionally, during a Lease Sweep Period, all excess cash will be swept into the lease sweep reserve account.

Current Mezzanine or Subordinate Indebtedness.  None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

A-3-101

100 Southwest Market Street & 1621 Southwest 1st Avenue Portland, OR 97201	Collateral Asset Summary – Loan No. 10 Park Square Portland	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,400,000 45.0% 2.06x 11.9%

Portland
WEST END
NORTH CBD
GOOSE HOLLOW
SOUTH CBD
UNIVERSITY DISTRICT
SOUTH AUDITORIUM
RIVERPLACE
Portland State UNIVERSITY
Willamette River
MORRISON BRIDGE
HAWTHORNE BRIDGE
Park Square Portland
100 Southwest Market Street &
1621 Southwest 1st Avenue
Portland, OR 97201
WASHINGTON
OREGON
Vancouver
Portland
Hillsboro
Beaverton
Gresham
Tigard
MAP © 2016 CARTIFACT
DATA © OSM CONTRIBUTORS

A-3-102

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-103

80 Park Plaza Newark, NJ 07102	Collateral Asset Summary – Loan No. 11 80 Park Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,500,000 75.0% 1.52x 9.4%

Mortgage Loan Information
Loan Seller:	CGMRC
Loan Purpose:	Acquisition
Sponsor:	Elchonon Schwartz; Simon Glick
Borrower:	80 Park Plaza SPE LLC; Quentin 80 Park Plaza LLC; Jo-Ash 80 Park Plaza LLC

Original Balance(1):	$41,500,000
Cut-off Date Balance(1):	$41,500,000
% by Initial UPB:	4.3%
Interest Rate:	4.4500%
Payment Date:	6th of each month
First Payment Date:	November 6, 2016
Maturity Date:	October 6, 2026
Amortization:	Interest only for first 36 months; 360 months thereafter
Additional Debt(1):	$91,500,000 Pari Passu Debt; Future Mezzanine Debt Permitted

Call Protection(2):	L(26), D(90), O(4)
Lockbox / Cash Management:	Hard / In Place

Reserves
	Initial	Monthly
Taxes:	$906,128	$302,043
Insurance:	$35,304	$17,652
Replacement(3):	$4,500,000	Springing
TI/LC(4):	$1,500,000	Springing
Unfunded Obligations:	$1,422,745	$0

Financial Information(5)
Cut-off Date Balance / Sq. Ft.:	$138
Balloon Balance / Sq. Ft.:	$121
Cut-off Date LTV:	75.0%
Balloon LTV:	65.6%
Underwritten NOI DSCR(6):	1.56x
Underwritten NCF DSCR(6):	1.52x
Underwritten NOI Debt Yield:	9.4%
Underwritten NCF Debt Yield:	9.2%
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	CBD Office
Collateral:	Fee Simple
Location:	Newark, NJ
Year Built / Renovated:	1979 / 2015
Total Sq. Ft.:	960,689
Property Management:	Nightingale Realty, LLC
Underwritten NOI:	$12,507,483
Underwritten NCF:	$12,199,014
Appraised Value:	$177,400,000
Appraisal Date:	August 1, 2016

Historical NOI
Most Recent NOI:	$9,647,342 (T-12 May 31, 2016)
2015 NOI:	$9,413,563 (December 31, 2015)
2014 NOI:	$8,956,493 (December 31, 2014)
2013 NOI:	$8,866,667 (December 31, 2013)

Historical Occupancy
Most Recent Occupancy:	85.8% (July 19, 2016)
2015 Occupancy:	96.4% (December 31, 2015)
2014 Occupancy:	100.0% (December 31, 2014)
2013 Occupancy:	100.0% (December 31, 2013)

(1)	The Original Balance and Cut-off Date Balance of $41.5 million represents the non-controlling Note A-3 which, together with the controlling pari passu companion Notes A-1 and A-2 and the non-controlling pari passu companion Notes A-4A and A-4B, with an aggregate original principal balance of $91.5 million, comprise the 80 Park Plaza whole loan (the “80 Park Plaza Whole Loan”) with an aggregate original principal balance of $133.0 million. For additional information see “Description of the Mortgage Pool–The Whole Loans–80 Park Plaza Whole Loan” in the Prospectus.

(2)	The lockout period will be at least 26 payment dates beginning with and including the first payment date of November 6, 2016. Defeasance of the 80 Park Plaza Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized, and (ii) September 30, 2019. The assumed lockout period of 26 payments is based on the expected CD 2016-CD2 securitization closing date in December 2016. The actual lockout period may be longer.

(3)	Monthly payments of approximately $16,012 are required if the amount in the replacement reserve account falls below $250,000 and continue until the cap of $1.0 million is reached.

(4)	Monthly payments of approximately $40,029 are required if the amount in the TI/LC reserve account falls below $1.0 million and continue until the cap of $1.0 million is reached. There are also monthly payments of approximately $80,057 upon the occurrence of a Specified IG Leasing Reserve Trigger (as defined in the loan documents), which are not subject to the cap. There are also monthly payments of approximately $160,115 upon the occurrence of a Specified Tenant Secondary Leasing Reserve Trigger (as defined in the loan documents) not subject to the cap.

(5)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the aggregate 80 Park Plaza Whole Loan, which has an aggregate principal balance as of the Cut-off Date of $133.0 million.

(6)	Based on amortizing debt service payments. Based on the current interest only payments, the Underwritten NOI DSCR and Underwritten NCF DSCR are 2.08x and 2.03x, respectively.

TRANSACTION HIGHLIGHTS

▪	Property/Amenities. The 80 Park Plaza property is comprised of a 960,689 sq. ft., Class A office building located in the Newark, New Jersey central business district. The 80 Park Plaza property was developed as a build-to-suit in 1979 to serve as the headquarters for Public Service Enterprise Group (“PSEG”). The 80 Park Plaza property includes both a 26-story office tower and a three-story plaza building which is used as PSEG’s walk-in customer service center. Building amenities include a full-service cafeteria with executive dining, a fitness center, a conference room and a 70,000 sq. ft. data center. The two buildings are connected via a two-story, enclosed pedestrian bridge. The 80 Park Plaza property currently serves as the headquarters of PSEG which has been in Newark since the company’s inception in 1903.

▪	Location/Market. The 80 Park Plaza property is located in the central business district of Newark, New Jersey, approximately 20 miles west of New York City. The 80 Park Plaza property is part of Essex County which is located in the New York-New Jersey-Pennsylvania metropolitan statistical area. According to the appraisal, Essex County has an estimated 2016 population of 800,607. According to the appraisal, the neighborhood surrounding the 80 Park Plaza property is primarily influenced by its proximity to the Prudential Center and to public transportation, including Newark’s Pennsylvania Station. Pennsylvania Station provides commuter train and PATH line access and NJ Transit’s Broad Street station provides access via the Newark Light Rail System.

▪	Sponsorship/Management. The borrowers are 80 Park Plaza SPE LLC, Quentin 80 Park Plaza LLC and Jo-Ash 80 Park Plaza LLC, as tenants-in-common, all of which are single-purpose, Delaware limited liability companies with two independent directors in its organizational structure. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the 80 Park Plaza loan. The non-recourse carveout guarantors for the 80 Park Plaza loan are Elchonon Schwartz and Simon Glick. Mr. Schwartz is the founder of The Nightingale Group, LLC, a privately held real estate investment firm. Mr. Glick is a New York-based investor who has invested in projects worldwide.

A-3-104

667 Madison Avenue New York, NY 10065	Collateral Asset Summary – Loan No. 12 667 Madison Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 24.7% 3.88x 13.2%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Sponsor(1):	Hartz Financial Corp.
Borrower(1):	667 Madison Avenue DE LLC
Original Balance(2):	$40,000,000
Cut-off Date Balance(2):	$40,000,000
% by Initial UPB:	4.1%
Interest Rate:	3.1990%
Payment Date:	6th of each month
First Payment Date:	November 6, 2016
Final Maturity Date:	October 6, 2026
Amortization:	Interest Only
Additional Debt(2)(3):	$143,000,000 Pari Passu Debt; $71,000,000 Subordinate Secured Debt; Future Mezzanine Debt Permitted
Call Protection:	L(26), D(90), O(4)
Lockbox / Cash Management(4):	Hard / Springing

Reserves
	Initial	Monthly
Taxes:	$4,109,018	$983,019
Insurance(5):	$0	Springing
Replacement:	$0	$7,827
TI/LC(6):	$0	$83,333

Financial Information
	Senior Notes(7)	Whole Loan(8)
Cut-off Date Balance / Sq. Ft.:	$668	$927
Balloon Balance / Sq. Ft.:	$668	$927
Cut-off Date LTV:	24.7%	34.3%
Balloon LTV:	24.7%	34.3%
Underwritten NOI DSCR:	4.06x	2.92x
Underwritten NCF DSCR:	3.88x	2.79x
Underwritten NOI Debt Yield:	13.2%	9.5%
Underwritten NCF Debt Yield:	12.6%	9.1%
(1)	The non-recourse carveout guarantor, Hartz Financial Corp., is capitalized solely with a $5,000,000 demand note and is liable under similar guaranties on other loans.
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	CBD Office
Collateral:	Fee Simple
Location:	New York, NY
Year Built / Renovated:	1985 / NAP
Total Sq. Ft.:	273,983
Property Management:	Hartz Mountain Industries, Inc.
Underwritten NOI:	$24,091,232
Underwritten NCF:	$23,022,736
Appraised Value:	$740,000,000
Appraisal Date:	July 1, 2016

Historical NOI
Most Recent NOI:	$22,918,029 (T-12 June 30, 2016)
2015 NOI:	$20,709,905 (December 31, 2015)
2014 NOI:	$19,076,541 (December 31, 2014)
2013 NOI:	$21,543,759 (December 31, 2013)

Historical Occupancy
Most Recent Occupancy(9):	81.8% (November 1, 2016)
2015 Occupancy:	93.9% (December 31, 2015)
2014 Occupancy:	83.9% (December 31, 2014)
2013 Occupancy:	100.0% (December 31, 2013)
(2)	The Original Balance and Cut-off Date Balance of $40.0 million represents the original principal balance of the non-controlling Note A-2 of a $254.0 million whole loan evidenced by three promissory notes: two pari passu senior notes, with an aggregate original principal balance of $183.0 million, and one subordinate note with an original principal balance of $71.0 million. The senior controlling Note A-1 with an original principal balance of $143.0 million and the subordinate note were contributed to the COMM 2016-667M mortgage trust. For additional information see “Description of the Mortgage Pool–The Whole Loans–667 Madison Whole Loan” in the Prospectus.

(3)	Mezzanine debt is permitted after the last securitization of any pari passu note evidencing the mortgage loan provided, among other conditions, (i) the mezzanine loan amount does not exceed $100,000,000 (ii) based on the mortgage loan and the mezzanine loan, (a) the LTV is no more than 34.3%, (B) the DSCR is no less than 3.15x and (C) the Debt Yield is no less than 10.2% and (iii) the mezzanine loan is secured only by collateral which is not collateral for the mortgage loan.

(4)	In place cash management will be triggered upon the occurrence of (i) an event of default, (ii) the DSCR falling below 1.20x or (iii) upon the origination of a mezzanine loan; and will end if, (A) with respect to clause (i) the event of default has been cured and such cure has been accepted by the lender (and no other event of default is then continuing), (B) with respect to clause (ii), the DSCR is 1.25x for two consecutive quarters or (C) with respect to clause (iii), the mezzanine loan is no longer outstanding.

(5)	If an acceptable blanket insurance policy is no longer in place, the borrower will be required to deposit 1/12 of the annual insurance premiums into the insurance reserve account.

(6)	The TI/LC reserve is subject to a cap of $4.0 million.

(7)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the senior notes only, which have an aggregate original principal balance of $183.0 million.

(8)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the 667 Madison Avenue whole loan, which has an aggregate original principal balance of $254.0 million, and includes $71.0 million of subordinate debt.

(9)	Most Recent Occupancy decreased from 2015 occupancy due to the downsizing of a tenant that reduced its 31,408 sq. ft. occupancy in the building to a 3,250 sq. ft. space effective November 16, 2016. See “Tenancy” section below.

TRANSACTION HIGHLIGHTS

▪	Property. The 667 Madison Avenue property is a 24-story, Class A office building located in Midtown Manhattan, one block east of Central Park at the corner of Madison Avenue and 61st Street. The 667 Madison Avenue property includes office space (248,667 sq. ft., 90.8% of NRA), much of which features Central Park views, retail space (16,681 sq. ft., 6.1% of NRA) with Madison Avenue frontage, storage space (6,257 sq. ft., 2.3% of NRA) and amenity space (2,378 sq. ft., 0.9% of NRA) with a new fitness center and golf simulator.

▪	Market. The 667 Madison Avenue property is located in the Midtown Manhattan’s Plaza District one of the largest Class A office submarkets in the country with approximately 81.3 million sq. ft. of Class A office space as of the first quarter of 2016. According to the appraisal, 25 of the Fortune 500 companies are headquartered in the Plaza District and the Plaza District historically has evidenced the highest rents in Midtown Manhattan due to the demand generated by its location and building quality. The appraisal determined comparable office market rents ranging from $120 PSF to $220 PSF and comparable grade level retail market rents ranging from $1,400 PSF to $2,150 PSF.

▪	Tenancy. The 667 Madison Avenue property was 81.8% occupied as of November 1, 2016, which is substantially below its 10-year historic occupancy of 95.4% and below the 87.1% direct occupancy of six directly competitive buildings as determined by the appraisal. The most recent decline in occupancy is mainly a result of a downsizing of Berenson, a privately owned independent investment bank. Berenson reduced its 31,408 sq. ft. occupancy in the building to a 3,250 sq. ft. space effective November 16, 2016.

▪	Sponsorship. The sponsor of the borrower is Hartz Financial Corp., one of the holding companies of a privately held diversified enterprise that was founded in 1926 and currently invests in commercial real estate, multifamily rental real estate, hospitality, oil, natural gas and finance. Hartz Mountain Industries, Inc., an affiliate of the sponsor built the 667 Madison Avenue property in 1985 and has owned and operated it since. Hartz Mountain Industries, Inc. is a full service real estate company that was formed in 1970 and is headquartered in Secaucus, New Jersey. The company is one of the largest privately held real estate owners/developers in the United States. Hartz Mountain Industries, Inc.’s portfolio includes approximately 235 properties comprising over 38 million sq. ft. primarily in New York and New Jersey. The diversified real estate portfolio is comprised of Class A corporate offices, warehouse and distribution facilities, hotels, multifamily developments, retail centers and restaurants, including notable developments in Manhattan such as SoHo Grand, a 355-room hotel and The Roxy Hotel, a 201-room hotel. In addition to managing the 667 Madison Avenue property, Hartz Mountain Industries, Inc. leases 7,900 sq. ft. on the 15th and 24th floors of the 667 Madison Avenue property for use as office space.

A-3-105

2401 & 2701 Utah Avenue South Seattle, WA 98134	Collateral Asset Summary – Loan No. 13 Starbucks Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 30.9% 3.16x 12.3%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Sponsor(1):	Peter P. Nitze; Kevin Daniels
Borrower:	First and Utah Properties, LLC
Original Balance(2):	$35,000,000
Cut-off Date Balance(2):	$35,000,000
% by Initial UPB:	3.6%
Interest Rate:	3.5240%
Payment Date:	6th of each month
First Payment Date:	November 6, 2016
Anticipated Repayment Date(3)(4):	October 6, 2026
Final Maturity Date:	October 6, 2028
Amortization:	Interest Only, ARD
Additional Debt(2)(3):	$105,000,000 Pari Passu Debt; Future Mezzanine Debt Permitted
Call Protection(5):	L(26), D(89), O(5)
Lockbox / Cash Management(6):	Springing Hard / Springing

Reserves
	Initial	Monthly
Taxes:	$13,389	$74,381
Insurance(7):	$165,278	Springing
Replacement(8):	$0	$25,112
TI/LC(9):	$455,670	Springing
Environmental(10):	$177,500	Springing
Rent Concession:	$303,780	$0
Lease Sweep(11):	$0	Springing

Financial Information(12)
Cut-off Date Balance / Sq. Ft.:	$93
Balloon Balance / Sq. Ft.:	$93
Cut-off Date LTV:	30.9%
Balloon LTV:	30.9%
Underwritten NOI DSCR:	3.44x
Underwritten NCF DSCR:	3.16x
Underwritten NOI Debt Yield:	12.3%
Underwritten NCF Debt Yield:	11.3%
(1)	The borrower sponsors are not guarantors for the Starbucks Center mortgage loan. There is no nonrecourse carve-out guarantor for the Starbucks Center Whole Loan other than that the loan is full recourse to the borrower for typical non-recourse carveouts. Nitze-Stagen & Co., Inc. agreed to indemnify lender for any loss, up to $1.0 million, related to the borrower’s failure to comply with environmental laws and/or remediation of the Starbucks Center property. The borrower sponsors, Peter P. Nitze and Kevin Daniels, are Chairman and Vice Chairman, respectively, of Nitze-Stagen & Co., Inc. For additional information see “Description of the Mortgage Pool–The Whole Loans–Starbucks Center Whole Loan” in the Prospectus.

(2)	The Original Balance and Cut-off Date Balance of $35.0 million represents the non-controlling A-3, which together with the controlling pari passu Note A-2 and the non-controlling Note A-3, with an aggregate original principal balance of $105.0 million, comprise the Starbucks Center whole loan with an aggregate original principal balance of $140.0 million.

(3)	Provided the Anticipated Repayment Date has not yet occurred, the Starbucks Center mortgage loan permits either future mezzanine debt (to an affiliate of the borrower) or a future preferred equity investment (in the borrower) provided, among other things, (i) based on the combined balances (A) the LTV is no more than 48.5%, (B) the DSCR is no less than 1.65x and (C) debt yield is no less than 10.5%, (ii) such future indebtedness is (A) coterminous with the Starbucks Center whole loan and (B) conditioned on lender receiving rating agency approval, (iii) with respect to a preferred equity investment, such investment is not secured by any collateral and creates no obligations or liabilities on the part of the borrower and (iv) with respect to a mezzanine loan, the related such junior lender enters into either an intercreditor or recognition agreement, as applicable, with lender.
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Office/Retail
Collateral:	Fee Simple
Location:	Seattle, WA
Year Built / Renovated:	1912, 1915, 1993 / 2001
Total Sq. Ft.:	1,506,716
Property Management:	Nitze-Stagen & Co., Inc.
Underwritten NOI:	$17,196,971
Underwritten NCF:	$15,789,882
Appraised Value(13):	$453,500,000
Appraisal Date:	June 21, 2016

Historical NOI
Most Recent NOI(14):	$15,479,016 (T-12 June 30, 2016)
2015 NOI:	$16,173,241 (December 31, 2015)
2014 NOI:	$16,524,259 (December 31, 2014)
2013 NOI:	$15,921,473 (December 31, 2013)

Historical Occupancy
Most Recent Occupancy(15):	93.0% (August 1, 2016)
2015 Occupancy:	97.7% (December 31, 2015)
2014 Occupancy:	97.5% (December 31, 2014)
2013 Occupancy:	98.6% (December 31, 2013)
(4)	From and after the Anticipated Repayment Date, the Starbucks Center mortgage loan accrues interest at a fixed rate that is equal to the greater of (i) 5.5240% and (ii) the 10-year swap spread as of the Anticipated Repayment Date plus 4.0000%.

(5)	After the lockout expiration date but prior to the Anticipated Repayment Date, the borrower may obtain the release of the Home Depot parcel upon a bona fide third-party sale provided, among other things, (i) the DSCR for the remaining properties is not less than the greater of the DSCR immediately preceding the partial release and 2.02x, (ii) the LTV for the remaining properties does not exceed the lesser of the LTV immediately preceding such release and 45.0%, and (iv) the borrower defeases the loan in an amount equal to $10,960,000 plus accrued and unpaid interest on the portion of the principal being defeased.

(6)	A hard lockbox and in-place cash management will be triggered upon the occurrence of (i) an event of default, (ii) the Anticipated Repayment Date, (iii) the DSCR falling below 1.20x, (iv) the commencement of an Environmental Sweep Period (as defined below), (v) the commencement of a Lease Sweep Period (as defined below), and (vi) a default under any mezzanine loan or preferred equity.

(7)	If an acceptable blanket policy is no longer in place, the borrower will be required to deposit 1/12 of the estimated annual insurance premiums into an insurance reserve on a monthly basis.

(8)	The replacement reserve is subject to a cap of $602,686.

(9)	The borrower will be required to make monthly deposits into the TI/LC reserve equal to the of lesser of (i) $188,340 and (ii) the difference between $15,067,160 and the rollover funds and the lease sweep funds in aggregate then on deposit if (a) the Starbucks lease is no longer in effect or (b) Starbucks credit rating falls below BBB or equivalent. The TI/LC reserve is subject to an aggregate cap of $15,067,160.

(10)	On each monthly payment date during an Environmental Sweep Period, the borrower will be required to deposit all excess cash into the environmental reserve. An “Environmental Sweep Period” will commence if (a) any response, remedial, removal or corrective action not already identified in the loan agreement by the environmental consultant is required in order to obtain closure of the environmental matters, or one or more additional matters are discovered at the Starbucks Center property that require any response, remedial, removal or corrective action up to a cap of 125% of the estimated costs to complete the work.

(11)	On each monthly payment date during a Lease Sweep Period, the borrower will be required to deposit all excess cash into the lease sweep reserve. A “Lease Sweep Period” will commence upon (i) the date that is 12 months prior to the earliest stated expiration of a Lease Sweep Lease (as defined below) or the date the tenant under a Lease Sweep Lease is required to give notice of renewal (if longer than 12 months prior to the expiration), (ii) the date that the Lease Sweep Lease is surrendered, cancelled or terminated prior to its then current expiration date or receipt by the borrower of notice from any tenant under a Lease Sweep Lease that it intends to surrender, cancel or terminate its lease, (iii) a monetary or material non-monetary default under a Lease Sweep Lease, or (iv) a decline in the credit rating of the Lease Sweep Lease tenant (or its parent entity) below “BB” or the equivalent by any rating agency. A “Lease Sweep Lease” means (i) the Starbucks lease or (ii) any replacement lease that, either individually, or when taken together with any other lease covers the majority of the space demised under the Starbucks lease. “Lease Sweep Deposit Amount” means an amount equal to the total rentable square feet of the applicable Lease Sweep lease multiplied by $10.00.

(12)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the aggregate Starbucks Center whole loan balance.

(13)	The appraiser concluded to a dark value of approximately $31.1 million for the Home Depot building and approximately $360.3 million for the Starbucks building. The aggregate dark value of approximately $391.4 million results in an LTV ratio of 35.8%.

(14)	The decrease in Most Recent NOI is due to Office Max vacating the Starbucks Center property in order to develop the new Starbucks Center property lobby store.

(15)	Most Recent Occupancy represents the physical occupancy as of August 1, 2016, which includes 76,518 sq. ft. (5.1% of NRA) that is on a month-to-month basis and has been underwritten as vacant.

TRANSACTION HIGHLIGHTS

▪	Property. The Starbucks Center property is a mixed use office and retail property located approximately one mile south of downtown Seattle, Washington. The Starbucks Center property consists of the Starbucks corporate headquarters building and an adjacent Home Depot store. The Starbucks Center property totals approximately 1.5 million sq. ft. throughout two buildings, including the approximately 1.4 million sq. ft. Starbucks building and the 108,000 sq. ft. Home Depot building. The Starbucks building consists of a nine-story office building originally built in 1912 and 1915 with expansions taking place in 1956, 1965, 1974 and 2001. The Home Depot building consists of the single story retail box located on a pad site and was built by the sponsors in 1993. Collateral for the Starbucks Center loan also includes two seven-story standalone parking structures built in 1976 and 2002, comprising 1,138 parking spaces that serve the Starbucks building. In addition, the Starbucks Center property has 650 surface spaces for a total parking ratio of 1.19 spaces per 1,000 sq. ft. The Starbucks tenant also owns two additional non-collateral parking lots adjacent to the Home Depot building.

▪	Tenancy. As of August 1, 2016, the Starbucks Center property was 93.0% leased to 19 tenants including three investment grade rated tenants accounting for 86.6% of the NRA and 99.2% of the U/W Base Rent. The tenancy includes Starbucks (76.4% of NRA, 80.1% of U/W Base Rent, rated A/A2/A- by Fitch/Moody’s/S&P), Home Depot (7.2% of NRA, 12.7% of U/W Base Rent, rated A/A2/A by Fitch/Moody’s/S&P) and Amazon (3.0% of NRA, 6.5% of U/W Base Rent, rated Baa1/AA- by Moody’s/S&P). Starbucks first took occupancy at Starbucks Center in 1993 with a short-term lease for two floors. Since taking occupancy, Starbucks has invested over $59.0 million directly into its space on upgrades, expansions and conversion of approximately 1.0 million sq. ft. of former retail and warehouse space into modernized creative office space, and currently houses approximately 4,500 employees at Starbucks Center.

A-3-106

163 Rochester Drive Louisville, KY 40214	Collateral Asset Summary – Loan No. 14 Airport Industrial Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$24,795,000 72.5% 1.44x 10.0%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Sponsor:	Lawrence A. Kestin
Borrower:	Titan R&D Louisville II, LLC
Original Balance:	$24,795,000
Cut-off Date Balance:	$24,795,000
% by Initial UPB:	2.5%
Interest Rate:	4.1940%
Payment Date:	6th of each month
First Payment Date:	December 6, 2016
Maturity Date:	November 6, 2026
Amortization:	Interest only for first 36 months; 360 months thereafter
Additional Debt:	None
Call Protection:	L(25), D(91), O(4)
Lockbox / Cash Management(1):	Hard / Springing

Reserves
	Initial	Monthly
Taxes:	$12,157	$2,427
Insurance(2):	$0	Springing
Replacement:	$0	$9,226
TI/LC:	$900,000	$8,333
Ground Rent(3):	$107,152	Springing
Lease Sweep(4):	$0	Springing

Financial Information
Cut-off Date Balance / Sq. Ft.:	$22
Balloon Balance / Sq. Ft.:	$19
Cut-off Date LTV(5):	72.5%
Balloon LTV(5):	63.0%
Underwritten NOI DSCR(6):	1.71x
Underwritten NCF DSCR(6):	1.44x
Underwritten NOI Debt Yield:	10.0%
Underwritten NCF Debt Yield:	8.4%
(1)	In place cash management will be triggered upon (i) an event of default, (ii) the DSCR falling below 1.15x during any calendar quarter or (iii) a Lease Sweep Period (as defined below).

(2)	The borrower is not required to make monthly deposits into the insurance escrow so long as a blanket policy is in effect, and with respect to premises leased by the largest tenant, BAE Systems, (651,214 sq. ft., 58.8% of NRA), the borrower is not required to insure (or escrow for) insurance related to this space for so long as, among other things, (i) the BAE Systems lease is in full force and effect, (ii) the policies maintained by BAE Systems are in compliance with the loan documents, (iii) BAE Systems is paying insurance premiums and (iv) BAE Systems provides evidence to lender that such premiums have been paid.
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Warehouse/Distribution Industrial
Collateral:	Leasehold
Location:	Louisville, KY
Year Built / Renovated:	1943-1986 / NAP
Total Sq. Ft.:	1,107,110
Property Management:	Glenmont AIC Management Co, LLC
Underwritten NOI:	$2,481,532
Underwritten NCF:	$2,094,651
Appraised Value(5):	$34,200,000
Appraisal Date(5):	September 12, 2017

Historical NOI
Most Recent NOI:	$2,357,597 (T-12 June 30, 2016)
2015 NOI:	$2,130,892 (December 31, 2015)
2014 NOI:	$2,067,737 (December 31, 2014)
2013 NOI:	$2,171,409 (December 31, 2013)

Historical Occupancy
Most Recent Occupancy:	97.1% (September 28, 2016)
2015 Occupancy:	97.0% (December 31, 2015)
2014 Occupancy:	97.0% (December 31, 2014)
2013 Occupancy:	97.0% (December 31, 2013)

(3)	On each monthly payment date that any of the Ground Rent Account Suspension Conditions are not satisfied, the borrower is required to deposit an amount equal to the greater of (i) 125% of the ground rent set forth in the annual budget and (ii) 125% of the ground rent that was due for the monthly period that was 12 months prior to such payment date. The “Ground Rent Account Suspension Conditions” collectively mean all of the following: (i) no event of default has occurred, (ii) the borrower pays all ground rent as and when required, (iii) no monetary or non-monetary (by the borrower) defaults have occurred under the ground lease and (iv) the borrower maintains funds equal to three months of ground rent in the ground rent reserve account.

(4)	On each monthly payment date during a Lease Sweep Period, the borrower is required to deposit all excess cash into the lease sweep reserve. A “Lease Sweep Period” will commence upon (i) the earlier of (a) the date that is 12 months prior to the earliest stated expiration of a Lease Sweep Lease (as defined below) or (b) the date by which the tenant under a Lease Sweep Lease is required to give notice of its exercise of a renewal options, (ii) the date that the Lease Sweep Lease is surrendered, cancelled or terminated prior to its then current expiration date or the date the borrower receives notice of such intension from any tenant under a Lease Sweep Lease, (iii) the date that the tenant under the Lease Sweep Lease discontinues its business or gives notice that it intends to discontinue its business, (iv) a default under a Lease Sweep Lease beyond any applicable notice and cure period or (v) a bankruptcy or insolvency proceeding of any tenant under a Lease Sweep Lease. A “Lease Sweep Lease” is (i) the lease with BAE Systems, or Raytheon Company, or (ii) any replacement lease or leases that collectively cover the majority of the applicable lease sweep space.

(5)	Represents the “As Stabilized” appraised value, which assumes the payment of the full tenant improvement allowance and leasing commission associated with the largest tenant, BAE Systems’ recent renewal, which amount was partially paid at loan origination with the remainder reserved in the TI/LC account, $900,000 of which is attributed to BAE Systems. Based on the “As-is” appraised value of $32.68 million ($30 PSF), as of September 12, 2016, the Cut-off Date LTV is 75.9%.

(6)	Based on amortizing debt service payments. Based on the current interest only payments, the Underwritten NOI DCSR and Underwritten NCF DSCR are 2.35x and 1.99x, respectively.

TRANSACTION HIGHLIGHTS

▪	Property/Tenancy. The Airport Industrial Center property is comprised of 1,107,110 sq. ft. across 10 primary industrial warehouse buildings and multiple small storage buildings located on a 60.4 acre site in Louisville, Kentucky. The two largest tenants comprise 90.6% of NRA and are involved in manufacturing of defense equipment, including: BAE Systems (58.8% NRA) rated BBB/BBB/Baa2 by Fitch/S&P/Moody’s and Raytheon Company (31.7% NRA) rated A-/A/A3 by Fitch/S&P/Moody’s. Both tenants have been in occupancy at the property for over 15 years and have invested millions into their respective spaces according to the appraisal. In February 2016 BAE Systems renewed its lease and expanded its space at the Airport Industrial Center property by approximately 5.8%, with all remaining tenant improvements associated with the new lease reserved by the lender at loan closing.

▪	Ground Lease/ PILOT. The Airport Industrial Center property is subject to a long-term 97.5-year ground lease which expires on March 23, 2103 with the Louisville Redevelopment Authority, Inc. The ground rent payment consists of approximately 3.0% of income minus operating expenses and a 6.0% management fee and 50% of the expense reimbursements paid to borrower by tenants at the property. Additionally, the borrower is required to make payments-in-lieu of taxes (“PILOT”) to the ground lessor and the school district pursuant to the ground lease.

A-3-107

9120 North Freeway Fort Worth, TX 76177	Collateral Asset Summary – Loan No. 15 Sam Moon Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$24,555,342 72.2% 1.44x 9.3%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Sponsors:	Daniel Moon; Samuel Moon
Borrower:	SM Center FWA, LLC
Original Balance:	$24,650,000
Cut-off Date Balance:	$24,555,342
% by Initial UPB:	2.5%
Interest Rate:	4.5000%
Payment Date:	6th of each month
First Payment Date:	October 6, 2016
Maturity Date:	September 6, 2026
Amortization:	360 months
Additional Debt:	None
Call Protection:	L(27), D(89), O(4)
Lockbox / Cash Management(1):	Springing Hard / Springing

Reserves
	Initial	Monthly
Taxes:	$558,156	$69,770
Insurance(2):	$0	Springing
Replacement(3):	$0	$2,798
TI/LC(4):	$350,000	$10,492
Required Repairs:	$74,448	NAP
TFF Holdback(5):	$2,830,372	$0
TFF Free Rent(6):	$147,000	$0
TFF Prepaid Rent(6):	$37,100	$0
Lease Sweep(7):	$0	Springing

Financial Information
Cut-off Date Balance / Sq. Ft.:	$146
Balloon Balance / Sq. Ft.:	$119
Cut-off Date LTV:	72.2%
Balloon LTV:	58.6%
Underwritten NOI DSCR:	1.53x
Underwritten NCF DSCR:	1.44x
Underwritten NOI Debt Yield:	9.3%
Underwritten NCF Debt Yield:	8.8%
(1)	A hard lockbox will be triggered upon (i) an event of default, (ii) the DSCR falling below 1.25x or (iii) a Lease Sweep Period (as defined herein) (collectively, a “Cash Management Trigger Event”). In place cash management will be triggered upon (i) an event of default, (ii) the DSCR falling below 1.20x, and (iii) a Lease Sweep Period (collectively, a “Trigger Period”).

(2)	If an acceptable blanket policy is no longer in place, the borrower is required to make monthly deposits of 1/12 of the estimated annual insurance premiums into the insurance reserve account.

(3)	Replacement reserves are subject to a cap of $100,726.

(4)	TI/LC reserves are subject to a cap of $600,000.
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Anchored Retail
Collateral:	Fee Simple
Location:	Fort Worth, TX
Year Built / Renovated:	2009 / NAP
Total Sq. Ft.:	167,878
Property Management:	Moon Brothers Management, Inc.
Underwritten NOI:	$2,289,640
Underwritten NCF:	$2,165,155
Appraised Value:	$34,000,000
Appraisal Date:	June 14, 2016

Historical NOI
Most Recent NOI:	$2,169,516 (T-12 March 31, 2016)
2015 NOI:	$2,173,757 (December 31, 2015)
2014 NOI:	$1,902,577 (December 31, 2014)
2013 NOI:	NAV

Historical Occupancy
Most Recent Occupancy:	87.5% (August 23, 2016)
2015 Occupancy:	91.5% (December 31, 2015)
2014 Occupancy:	89.1% (December 31, 2014)
2013 Occupancy:	NAV
(5)	The lender will be required to disburse $1,415,186 of the TFF Holdback Reserve to the borrower upon the satisfaction of certain conditions, including delivery by borrower to the lender a current tenant estoppel certificate from Texas Family Fitness (“TFF”) which confirms (i) the borrower has delivered the premises under the TFF lease to TFF in accordance with the terms of the lease, including completion of the landlord work set forth in the loan documents, (ii) that TFF has accepted possession of the TFF space, (iii) the delivery date of the space to the TFF tenant and (iv) all contingencies related to completion of landlord work and delivery of the TFF space have been satisfied. The remaining portion of the holdback account will be disbursed to the borrower when (i) the TFF lease commencement conditions, as defined in the loan documents, have been satisfied and (ii) immediately preceding the last day of each calendar quarter the debt yield for the Sam Moon Center property is at least 8.0%

(6)	Provided the TFF commencement conditions, as defined in the loan documents, have been satisfied, the lender will be required to disburse the TFF free rent funds and the TFF prepaid rent funds to the borrower provided no cash management trigger event has occurred. After the occurrence of a cash management trigger event, (i) amounts in the TFF free rent funds will be applied on each applicable free rent monthly payment date to payment of rent and any remaining amounts to the borrower and (ii) amounts in the TFF prepaid rent reserve, upon the monthly payment date for the month immediately after the expiration of the six month free rent period for TFF, will be disbursed to the borrower.

(7)	During a Lease Sweep Period (as defined below), all excess cash will be deposited into the lease sweep account. A “Lease Sweep Period” will commence upon (i) the earlier of (a) the date that is 12 months prior to the earliest stated expiration of a Lease Sweep Lease (as defined below) or (b) the date by which the tenant under a Lease Sweep Lease is required to give notice of its exercise of a renewal option and such renewal has not been exercised, (ii) the date that the Lease Sweep Lease is surrendered, cancelled or terminated prior to its then current expiration date or receipt by the borrower of such notice from any tenant under a Lease Sweep Lease, (iii) (a) the date that the tenant under the Lease Sweep Lease discontinues its business or gives notice that it intends to discontinue its business or (b) the date that the TFF tenant discontinues its business or gives notice that it intends to discontinue its business, (iv) a default under a Lease Sweep Lease beyond any applicable notice and cure period or (v) a bankruptcy or insolvency proceeding of any tenant under a Lease Sweep Lease or its parent entity. A “Lease Sweep Lease” is (i) the Ashley Furniture lease or (ii) any replacement lease or leases that collectively cover the majority of the applicable lease sweep space.

TRANSACTION HIGHLIGHTS

▪	Alliance Town Center: Partnering with Hillwood Development Company in 2009, the borrower sponsor developed the Sam Moon Center property within Alliance Town Center. Alliance Town Center is a 1.1 million sq. ft., 98.0% leased retail, restaurant, and entertainment destination anchored by Belk, Cinemark, Kroger’s, JC Penney, Dick’s Sporting Goods, Best Buy, DSW, Pet Smart, and several other nationally-recognized retailers. Per the appraisal, the Best Buy at the Alliance Town Center achieves over $800 PSF in sales and is the number one performing Best Buy in Tarrant County. In addition, Kroger’s is estimated to achieve approximately $1.0-$1.5 million in sales per week and is one of the top performing Kroger’s in the metropolitan statistical area. Additionally, the appraisal states that Cinemark reports that sales at the Alliance location are among the top five in the entire Cinemark chain. The Alliance Town Center is located in Fort Worth, Texas and situated within the 17,000-acre, Alliance, Texas master-planned community. The Sam Moon Center property is located directly off Interstate 35 West and south of Heritage Trace Parkway.

▪	Tenancy. The Sam Moon Center property is 87.5% leased as of August 23, 2016. The property is anchored by Ashley Furniture (22.9% of NRA, 19.9% of U/W base rent), Texas Family Fitness (12.5% of NRA, 12.2% of U/W Base Rent) and SM Trading (11.6% of NRA, 15.3% of U/W Base Rent). Additionally, several national and regional junior anchor and in-line tenants operate at the Sam Moon Center property including Sola Salon Studios, Firehouse Subs, Fuzzy’s Taco Shop, Five Guys and Sunstone Yoga. The weighted average lease term for tenants at the Sam Moon Center property is 10.3 years. The Sam Moon Center property has experienced positive recent leasing momentum in the past 18 months evidenced by four new leases signed totaling 33,070 square feet (19.7% of NRA).

A-3-108

Various	Collateral Asset Summary – Loan No. 16 Mills Fleet Farm	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$19,881,174 63.4% 1.64x 11.4%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Recapitalization/Acquisition
Sponsor:	STORE Capital Corporation
Borrower:	STORE SPE Mills Fleet 2016-1, LLC
Original Balance(1):	$20,000,000
Cut-off Date Balance(1):	$19,881,174
% by Initial UPB:	2.0%
Interest Rate:	4.7500%
Payment Date:	6th of each month
First Payment Date:	August 6, 2016
Maturity Date:	July 6, 2026
Amortization:	360 months
Additional Debt(1):	$44,732,642 Pari Passu Debt
Call Protection(2)(3):	L(29), D(87), O(4)
Lockbox / Cash Management(4):	Springing Soft / Springing

Reserves
	Initial	Monthly
Taxes(5):	$0	Springing
Insurance(5):	$0	Springing
Replacement(6):	$0	Springing
TI/LC(7):	$0	Springing

Financial Information(8)
Cut-off Date Balance / Sq. Ft.:	$62
Balloon Balance / Sq. Ft.:	$51
Cut-off Date LTV:	63.4%
Balloon LTV:	52.0%
Underwritten NOI DSCR:	1.81x
Underwritten NCF DSCR:	1.64x
Underwritten NOI Debt Yield:	11.4%
Underwritten NCF Debt Yield:	10.3%
(1)	The Original Balance of $20.0 million represents the non-controlling A-3, which together with the controlling pari passu Note A-2 and the non-controlling pari passu Note A-1, with an aggregate original principal balance of $45.0 million, comprise the Mills Fleet Farm whole loan with an aggregate original principal balance of $65.0 million. For additional information see “Description of the Mortgage Pool – The Whole Loans – The Mills Fleet Farm Whole Loan” in the Prospectus.

(2)	The lockout period will be at least 29 payment dates beginning with and including the first payment date of August 6, 2016. Defeasance of the full $65.0 million Mills Fleet Farm whole loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) August 6, 2019. The assumed lockout period of 29 payments is based on the expected CD 2016-CD2 securitization closing date in December 2016. The actual lockout period may be longer.

(3)	So long as the master lease (which is the lease between the borrower and Mills Fleet that collectively covers all five properties) is in full force and effect, the borrower may substitute one of the properties in the portfolio so long as, among other things, (i) the substitute property is of equal or greater value as the released property, (ii) the substitute property will be subject to the master lease and (iii) the DSCR following the substitution is not less than the greater of (a) the DSCR at closing and (b) the DSCR immediately preceding the substitution.
Property Information
Single Asset / Portfolio:	Portfolio of five properties
Property Type:	Single Tenant Retail
Collateral:	Fee Simple
Location:	Various
Year Built / Renovated:	Various / NAP
Total Sq. Ft.:	1,039,368
Property Management:	Self-managed
Underwritten NOI:	$7,354,900
Underwritten NCF:	$6,679,311
Appraised Value:	$101,950,000
Appraisal Date:	May 2016

Historical NOI
Most Recent NOI:	NAV
2015 NOI:	NAV
2014 NOI:	NAV
2013 NOI:	NAV

Historical Occupancy
Most Recent Occupancy:	100.0% (December 6, 2016)
2015 Occupancy:	NAV
2014 Occupancy:	NAV
2013 Occupancy:	NAV
(4)	A soft lockbox and in place cash management will be triggered upon (i) (a) a monetary event of default pursuant to the loan documents or (b) a material non-monetary event of default pursuant to which the lender has accelerated the Mills Fleet Farm whole loan or moved to appoint a receiver or commenced a foreclosure action (as described in the loan documents), (ii) any bankruptcy action of the borrower, guarantor or property manager, or (iii) the commencement of any Primary Tenant Cash Management Period (as defined herein). A “Primary Tenant Cash Management Period” will commence upon (i) a bankruptcy action with respect to the Mills Fleet Farm tenant, (ii) a default under the master lease, (iii) both the Fixed Charge Coverage Ratio (as defined herein) falls below 1.15x and the property level Fixed Charge Coverage Ratio falls below 1.30x or (iv) the DSCR falls below 1.35x. The “Fixed Charge Coverage Ratio” is the ratio calculated as the primary tenant’s trailing 12 month EBITDAR to the sum of (a) the interest expense on all debt obligations of the primary tenant and (b) any rent payable under any lease obligation of the primary tenant, in each case, on a trailing 12 month basis.

(5)	The borrower will be required to deposit 1/12 of the annual taxes and/or insurance premiums if (i) the master lease is no longer in full force and effect, (ii) the master lease does not require the tenant to pay taxes and/or insurance premiums and (iii) the tenant fails to pay taxes and/or insurance premiums in a timely manner.

(6)	The borrower will be required to deposit $12,992 into the replacement reserve account, subject to a cap of $779,526, if (i) the master lease is no longer in full force and effect, (ii) the master lease does not require the tenant to maintain the property in good repair and condition, (iii) the tenant fails to perform such obligations or (iv) both the Fixed Charge Coverage Ratio falls below 1.15x and the property level Fixed Charge Coverage Ratio falls below 1.50x.

(7)	The borrower will be required to make monthly deposits of $43,307 if both the fixed coverage ratio falls below 1.15x and the property level Fixed Charge Coverage Ratio falls below 1.50x, subject to a cap of $2,598,420.

(8)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the aggregate Mills Fleet Farm whole loan Cut-off Date balance of $65.0 million.

TRANSACTION HIGHLIGHTS

▪	Properties. The Mills Fleet Farm portfolio consists of five single tenant retail properties located across Wisconsin, Minnesota and North Dakota. The properties were built between 1966 and 2015 and range from 173,663 sq. ft. to 244,268 sq. ft. The portfolio includes the original Mills Fleet Farm location in Marshfield, WI, as well as one of the more recently built locations in Mankato, MN, which opened in March 2015. Mills Fleet Farm stores sell hunting and fishing equipment, small appliances, housewares, automotive goods, apparel, hardware, lawn and garden supplies, paint, pet supplies, sporting goods, tools, and farm supplies. The subject properties also have a tire center, convenience store, car wash and gas station.

▪	Tenancy. Founded in 1955, Mills Fleet Farm is a full-service retailer with 35 total locations across four states (IA, MN, ND, WI) and over $1.45 billion in annual sales as of 2015. As of T-12 March 2016, the properties had total gross merchandise sales of $183.8 million and weighted average total sales of $47.1 million (excluding the Mankato property, which opened in March 2015), outperforming the non-collateral Mills Fleet Farm stores by approximately 8.0%. These sales represent $393 per selling sq. ft. (excludes warehouse space at each property) and an occupancy cost of 3.5%. As of T-12 March 2016, the Mills Fleet Farm in Fargo, North Dakota was the second highest grossing Mills Fleet Farm of the existing stores, with gross sales of approximately $62.1 million (approximately $425 per selling sq. ft.). The five Mills Fleet Farm stores are under one unitary 20-year triple net lease with an initial lease expiration date of June 30, 2036 and four, five-year renewal options.

▪	Sponsorship. The sponsor of the borrower and non-recourse carve-out guarantor is STORE Capital Corporation (“STORE”). STORE is one of the largest net-lease REITs with approximately 1,508 properties across 48 states as of June 30, 2016. STORE was founded in May 2011, had an initial public offering in November 2014, and as of the second quarter of 2016 had a market cap of over $4.6 billion. STORE purchased the Mills Fleet Farm stores in February 2016 as part of a sale-leaseback transaction with KKR & Co. L.P (“KKR”). In conjunction with STORE’s initial sale-leaseback transaction in 2016 KKR acquired a majority equity stake in Mills Fleet Farm garnering a total enterprise value of $1.5 billion.

A-3-109

11803-11889 & 11905-11995 Starcrest Drive San Antonio, TX 78247	Collateral Asset Summary – Loan No. 17 Blossom Cove	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$15,800,000 69.3% 1.55x 11.2%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Sponsor:	Benjamin Nazarian; Neil Kadisha
Borrower:	Omninet Blossom, LLC
Original Balance:	$15,800,000
Cut-off Date Balance:	$15,800,000
% by Initial UPB:	1.6%
Interest Rate:	4.1480%
Payment Date:	6th of each month
First Payment Date:	December 6, 2016
Maturity Date:	November 6, 2026
Amortization:	Interest only for first 48 months; 360 months thereafter
Additional Debt:	None
Call Protection:	L(25), D(88), O(7)
Lockbox / Cash Management(1):	Hard / Springing

Reserves
	Initial	Monthly
Taxes:	$55,175	$33,430
Insurance(2):	$0	Springing
Replacement:	$0	$8,834
TI/LC(3):	$0	$20,302
Required Repairs:	$104,688	NAP
Future Capital:	$300,000	$0
Lease Sweep(4):	$0	Springing

Financial Information
Cut-off Date Balance / Sq. Ft.:	$52
Balloon Balance / Sq. Ft.:	$46
Cut-off Date LTV:	69.3%
Balloon LTV:	61.6%
Underwritten NOI DSCR(5):	1.92x
Underwritten NCF DSCR(5):	1.55x
Underwritten NOI Debt Yield:	11.2%
Underwritten NCF Debt Yield:	9.0%
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Flex Industrial
Collateral:	Fee Simple
Location:	San Antonio, TX
Year Built / Renovated:	1983-1984 / 2014-2015
Total Sq. Ft.:	302,896
Property Management:	Omninet Property Management, Inc.
Underwritten NOI:	$1,773,596
Underwritten NCF:	$1,423,958
Appraised Value:	$22,800,000
Appraisal Date:	August 22, 2016

Historical NOI(6)
Most Recent NOI:	$1,598,866 (T-12 July 31, 2016)
2015 NOI:	$1,326,232 (December 31, 2015)
2014 NOI:	NAV
2013 NOI:	NAV

Historical Occupancy(6)
Most Recent Occupancy:	88.5% (October 5, 2016)
2015 Occupancy:	73.3% (December 31, 2015)
2014 Occupancy:	NAV
2013 Occupancy:	NAV
(1)	In place cash management will be triggered upon (i) an event of default, (ii) if the DSCR falls below 1.20x and (iii) the commencement of a Lease Sweep Period (as defined below).

(2)	The borrower will be required to deposit an amount equal to 1/12 of the annual insurance premiums into the insurance reserve if an acceptable blanket policy is no longer in place.

(3)	The TI/LC reserve is subject to a cap of $675,000.

(4)	On each monthly payment date during a Lease Sweep Period (as defined below), provided the debt yield preceding such event is less than 8.5%, all excess cash will be deposited into the lease sweep account. A “Lease Sweep Period” will commence upon (i) the earlier of (a) November 6, 2025, (b) the date that is 12 months prior to the earliest stated expiration of a Lease Sweep Lease (as defined below) or (c) the date by which the tenant under a Lease Sweep Lease is required to give notice of its exercise of a renewal options, (ii) the date that the Lease Sweep Lease is surrendered, cancelled or terminated prior to its then current expiration date or receipt by the borrower or manager of notice from any tenant under a Lease Sweep Lease that it intends to surrender, cancel or terminate its lease, (iii) the date of notice from HEB Grocery Company, LP of its intent to exercise its right to vacate 21,260 sq. ft. of its space or more, (iv) a monetary default under a Lease Sweep Lease beyond any applicable notice and cure period or (v) a bankruptcy or insolvency proceeding of any tenant under a Lease Sweep Lease. A “Lease Sweep Lease” is (i) the HEB Grocery Company, LP lease or (ii) any replacement lease or leases with the same tenant or its affiliates that cover all or substantially all of the applicable lease sweep space.

(5)	Based on amortizing debt service payments. Based on the current interest only payments, Underwritten NOI DSCR and Underwritten NCF DSCR are 2.67x and 2.14x, respectively.

(6)	Historical NOI and Occupancy were unavailable due to the Blossom Cove property being acquired in June 2014.

TRANSACTION HIGHLIGHTS

▪	Property. The Blossom Cove property is a flex industrial park that is comprised of six, single-story buildings totaling 302,896 sq. ft. Situated on a 19.35 acre site, the Blossom Cove property was constructed in 1983-1984 and most recently renovated in 2014-2015. The Blossom Cove property consists of 14’-18’ clearing heights, 98 overhead dock high doors, 39 drive-up ramps, and 488 parking spaces, which equates to a parking ratio of 1.6 spaces per 1,000 sq. ft. Since acquiring the Blossom Cove property in June 2014, the sponsors have invested approximately $1.58 million into parking lot improvements, structural improvements, painting and signage.

▪	Tenancy. As of October 5, 2016, the Blossom Cove property is 88.5% occupied by 33 tenants with only one tenant accounting for more than 7.5% of the total NRA or 8.3% of base rent. The weighted average length of tenancy is approximately 7.0 years with 6 tenants (35.7% of NRA) in occupancy for over five years and 1 tenant (1.8% of NRA) in occupancy for over 10 years. Since April 2015, the sponsors have executed 13 new leases totaling 84,289 sq. ft. (27.8% of NRA) with all of the top five tenants signing new leases or executing lease extension options since March 2015.

▪	Market. Built on two adjacent parcels, the Blossom Cove property is located within the North Central submarket of the greater San Antonio market, approximately 14.0 miles north of the San Antonio CBD. The Blossom Cove property is located adjacent to US 281, which provides access to both Loop 410 and Loop 1604 in addition to the San Antonio CBD. In addition, the Blossom Cove property is located approximately 4.8 miles from the San Antonio International Airport, the largest airport in the region, which serves 13 domestic and international airlines with passenger traffic over 8.3 million passengers in 2014. The overall San Antonio industrial market reported a Q2 2016 vacancy rate of 5.7%, while the North Central submarket reported a vacancy rate of 3.2%.

▪	Sponsorship. The sponsors and non-recourse carve-out guarantors are Benjamin Nazarian and Neil Kadisha, on a joint and several basis. Benjamin Nazarian and Neil Kadisha serve as the managing partners of Omninet Capital, LLC and have been investing in commercial real estate and venture capital for over 20 years. Omninet Capital, LLC pursues direct investments in commercial real estate debt and income producing properties and owns over 7.0 million sq. ft of commercial space and over 13,000 residential units across the country.

A-3-110

172 5th Avenue New York, NY 10010	Collateral Asset Summary – Loan No. 18 172 5th Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$15,750,000 51.8% 1.82x 8.0%

Mortgage Loan Information
Loan Seller:	CGMRC
Loan Purpose:	Refinance
Sponsor(1):	Joseph J. Sitt
Borrower:	Thor 172 Fifth Avenue LLC
Original Balance:	$15,750,000
Cut-off Date Balance:	$15,750,000
% by Initial UPB:	1.6%
Interest Rate:	4.2300%
Payment Date:	6th of each month
First Payment Date:	December 6, 2016
Maturity Date:	November 6, 2026
Amortization:	Interest Only
Additional Debt:	None
Call Protection(2):	YM1(25), DorYM1(89), O(6)
Lockbox / Cash Management:	Hard / In Place

Reserves
	Initial	Monthly
Taxes:	$140,158	$23,360
Insurance(3):	$0	Springing
Replacement:	$0	$727
TI/LC(4):	$0	$879
Rituals LC(5):	$234,075	$0
Rituals(5):	$150,000	$0
Rituals Free Rent(5):	$95,833	$0
Free Rent:	$11,865	$0

Financial Information
Cut-off Date Balance / Sq. Ft.:	$1,494
Balloon Balance / Sq. Ft.:	$1,494
Cut-off Date LTV:	51.8%
Balloon LTV:	51.8%
Underwritten NOI DSCR:	1.86x
Underwritten NCF DSCR:	1.82x
Underwritten NOI Debt Yield:	8.0%
Underwritten NCF Debt Yield:	7.8%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Retail/Multifamily
Collateral:	Fee Simple
Location:	New York, NY
Year Built / Renovated:	1930 / 2014-2016
Total Sq. Ft.(6):	10,542
Property Management:	Thor Management Company LLC
Underwritten NOI:	$1,257,508
Underwritten NCF:	$1,226,680
Appraised Value:	$30,400,000
Appraisal Date:	September 27, 2016

Historical NOI(7)
Most Recent NOI:	$279,995 (T-12 August 31, 2016)
2015 NOI:	NAV
2014 NOI:	NAV
2013 NOI:	NAV

Historical Occupancy(7)
Most Recent Occupancy:	90.3% (August 31, 2016)
2015 Occupancy:	NAV
2014 Occupancy:	NAV
2013 Occupancy:	NAV

(1)	The borrower sponsor is also the borrower sponsor of the mortgage loan secured by the mortgaged property identified on Annex A-1 to the Prospectus as 55 1/2 Greene Street, which has a Cut-off date balance of $45.25 million.

(2)	The borrower may obtain the release of the residential condominium unit at any time upon a third-party sale provided, among other things, (i) no event of default has occurred and is continuing, (ii) the DSCR for the remaining property is not less than the greater of the DSCR immediately preceding the partial release and 1.85x, (iii) the debt yield for the remaining property is not less than the greater of the debt yield immediately preceding the partial release and 7.7%, (iv) the LTV ratio for the remaining properties does not exceed the lesser of the LTV ratio immediately preceding such release and 51.8% and (v) the borrower partially prepays the loan in an amount equal to the greater of (a) 150% of the allocated loan amount for the residential condominium unit and (b) the net sales proceeds applicable to the residential condominium unit.

(3)	On a monthly basis, the borrower is required to deposit reserves of 1/12 of annual insurance premiums, to the extent a blanket insurance policy is not in effect.

(4)	The TI/LC reserve is subject to a cap of $52,710.

(5)	Reserves were held at origination for outstanding leasing commissions, outstanding tenant improvement and free rent for Rituals Cosmetics USA Inc., the sole retail tenant the 172 5th Avenue property.

(6)	The property is comprised of 2,052 sq. ft. of retail space and 8,490 sq. ft. of residential units.

(7)	The 172 5th Avenue property was substantially renovated between 2014 and 2016. As a result, Historical NOI and Historical Occupancy information is not available.

TRANSACTION HIGHLIGHTS

▪	Property/Amenities. The 172 5th Avenue property is a six-story mixed use retail and multifamily property located in the Flatiron neighborhood of Manhattan, NY. The property is comprised of 2,052 sq. ft. of grade level retail space and 25 residential units. The retail space is occupied by Rituals Cosmetics, which sells cosmetics and fragrance in stand-alone stores and in department stores within Europe, the US and Brazil. The unit mix for the residential units include 20 studios averaging 297 sq. ft. and five one-bedroom units averaging 510 sq. ft. Fifteen units were renovated to include renovated hard wood flooring in the bedroom, living room, and kitchen as well as new ceramic tile flooring in the bathrooms. The renovated units also include wood kitchen cabinets, black granite counter tops with tile back splash, and new appliances that include a mini refrigerator, two burner stainless steel appliances and new shower/sink.

▪	Location/Market. The 172 5th Avenue property is located within the midtown south area of New York City. The property is one block away from Madison Square Park and directly across the street from the Flatiron Building. The 23rd Street N and R subway stops are one block away from the property. The West Village/Downtown multifamily submarket of New York City is currently 2.0% vacant with average asking rents of $4,389 per month as of the second quarter of 2016. The property is also located in the Flatiron retail submarket which has a current inventory of over 5.4 million sq. ft. with a 10.8% vacancy rate as of the second quarter of 2016.

▪	Sponsorship/Management. The borrowing entity, Thor 172 Fifth Avenue LLC, is controlled by Joseph J. Sitt of Thor Equities LLC, the sponsor and carve-out guarantor. Thor Equities L.L.C. is a real estate investment and management company founded by Joseph J. Sitt. Headquartered in New York, Thor is a fully integrated real estate investment and management company with more than 120 completed acquisitions representing a projected capitalization of more than $4.5 billion.

A-3-111

19717 North Frederick Road Germantown, MD 20876	Collateral Asset Summary – Loan No. 19 Fox Chapel Shopping Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$15,500,000 44.3% 3.38x 14.1%

Mortgage Loan Information
Loan Seller:	CGMRC
Loan Purpose:	Refinance
Sponsor:	Robert B. Gould; Stephen R. Grayson
Borrower:	Fox Chapel LLC
Original Balance:	$15,500,000
Cut-off Date Balance:	$15,500,000
% by Initial UPB:	1.6%
Interest Rate:	3.8500%
Payment Date:	6th of each month
First Payment Date:	December 6, 2016
Maturity Date:	November 6, 2026
Amortization:	Interest Only
Additional Debt:	None
Call Protection:	L(25), D(91), O(4)
Lockbox / Cash Management(1):	Hard / Springing

Reserves
	Initial	Monthly
Taxes:	$82,535	$27,512
Insurance:	$34,476	$2,873
Replacement:	$0	$2,859
TI/LC(2):	$0	$6,670
Free Rent:	$13,950	$0

Financial Information
Cut-off Date Balance / Sq. Ft.:	$136
Balloon Balance / Sq. Ft.:	$136
Cut-off Date LTV:	44.3%
Balloon LTV:	44.3%
Underwritten NOI DSCR:	3.61x
Underwritten NCF DSCR:	3.38x
Underwritten NOI Debt Yield:	14.1%
Underwritten NCF Debt Yield:	13.2%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Anchored Retail
Collateral:	Fee Simple
Location:	Germantown, MD
Year Built / Renovated:	1987 / 1999
Total Sq. Ft.:	114,344
Property Management:	Rappaport Management Company
Underwritten NOI:	$2,185,017
Underwritten NCF:	$2,044,790
Appraised Value:	$35,000,000
Appraisal Date:	September 1, 2016

Historical NOI
Most Recent NOI:	$2,259,705 (T-12 August 31, 2016)
2015 NOI:	$2,350,578 (December 31, 2015)
2014 NOI:	$2,153,076 (December 31, 2014)
2013 NOI:	$1,773,554 (December 31, 2013)

Historical Occupancy
Most Recent Occupancy:	97.7% (August 24, 2016)
2015 Occupancy:	97.9% (December 31, 2015)
2014 Occupancy:	98.2% (December 31, 2014)
2013 Occupancy:	NAV

(1)	In place cash management will be triggered upon (i) an event of default, (ii) the DSCR falling below 1.20x and (iii) the Specified Tenant (as defined in the loan documents) (1) being in default under its lease, (2) not being in actual, physical possession of its space or open for business, (3) giving notice that it is terminating or cancelling its space, (4) filing for bankruptcy or similar insolvency, and (5) failing to extend or renew its lease.

(2)	The TI/LC reserve is subject to a cap of $240,122.

TRANSACTION HIGHLIGHTS

▪	Property/Amenities. The Fox Chapel Shopping Center property is a 114,344 sq. ft. grocery-anchored shopping center located in Germantown, Maryland. The property is currently 97.7% occupied as of August 24, 2016 by 21 retail tenants and anchored by Great Wall International Supermarket. Great Wall International Supermarket subleases 52,706 sq. ft. of space from Giant Food, who currently has a lease expiration in April 2022 with one five-year extension option through the sublease term of April 2027. Gold’s Gym is the second largest tenant occupying 19,070 sq. ft. or 16.7% of net rentable area. Gold’s Gym has been located at the property since June 2012 and has a lease expiration in May 2022 with one five-year option remaining. Other tenants include Honey Pig Korean BBQ, Indian Palace Bar & Tandoor, Righttime Medical Center, Fox Chapel Animal Hospital and Bonchon Chicken.

▪	Location/Market. The Fox Chapel Shopping Center property is located at 19717 North Frederick Road in Germantown, Maryland, approximately 26 miles northwest of the Washington, DC central business district. Germantown is the third most populous city in Maryland, following Baltimore and Columbia. The immediate subject neighborhood is an established residential area with proximity to community retail and office parks. Major land uses within the neighborhood include Montgomery College, which has 4,000 students and a 109-acre campus for the US Department of Energy. There are 33,000 vehicles that travel along Frederick Road per day and 27,000 vehicles that travel along Middlebrook Road per day.

▪	Sponsorship/Management. Fox Chapel Shopping Center is 100% owned by Fox Chapel LLC, which is owned by Stephen R. Grayson and Robert B. Gould the sponsors and carveout guarantors. Mr. Grayson and Mr. Gould are long time Washington DC commercial real estate developers. The sponsors are active investors in hotel, office, retail, and residential properties throughout the Washington DC MSA. The sponsors have developed 1 million sq. ft. of commercial retail properties over their careers. The property is managed by the Rappaport Management Company, an independent third party. The Rappaport Management Company provides leasing, tenant representation, property management, marketing, development, construction management and a consulting service for retail space in shopping centers throughout Washington, DC, Maryland, and Virginia. Its portfolio includes more than 15 million sq. ft. in over 50 shopping centers.

A-3-112

12603 Southwest Freeway Stafford, TX 77477	Collateral Asset Summary – Loan No. 20 12603 Southwest Freeway Office Building	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$13,100,915 1.34x 10.5%

Mortgage Loan Information
Loan Seller:	CGMRC
Loan Purpose:	Acquisition
Sponsor:	James M. Birney; Leeshan Birney
Borrower:	Sunblossom 12603 Southwest, LLC
Original Balance:	$13,125,000
Cut-off Date Balance:	$13,100,915
% by Initial UPB:	1.3%
Interest Rate:	4.4000%
Payment Date:	6th of each month
First Payment Date:	December 6, 2016
Maturity Date:	November 6, 2026
Amortization:	300 months
Additional Debt:	None
Call Protection:	L(25), D(88), O(7)
Lockbox / Cash Management(1):	Springing Hard / Springing

Reserves
	Initial	Monthly
Taxes:	$237,040	$21,549
Insurance:	$25,204	$8,401
Replacement:	$0	$1,196
TI/LC(2):	$0	$17,000
Required Repairs:	$20,000	NAP
Outstanding Leasing Funds:	$26,132	$0
Rent Concession:	$5,747	$0

Financial Information
Cut-off Date Balance / Sq. Ft.:	$92
Balloon Balance / Sq. Ft.:	$68
Cut-off Date LTV:	72.8%
Balloon LTV:	53.3%
Underwritten NOI DSCR:	1.59x
Underwritten NCF DSCR:	1.34x
Underwritten NOI Debt Yield:	10.5%
Underwritten NCF Debt Yield:	8.9%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Suburban Office
Collateral:	Fee Simple
Location:	Stafford, TX
Year Built / Renovated:	1982 / 2015
Total Sq. Ft.:	142,009
Property Management:	Landpark Advisors, LLC
Underwritten NOI:	$1,379,683
Underwritten NCF:	$1,161,333
Appraised Value:	$18,000,000
Appraisal Date:	September 19, 2016

Historical NOI
Most Recent NOI:	$1,095,928 (T-12 July 31, 2016)
2015 NOI:	$807,214 (December 31, 2015)
2014 NOI:	$648,352 (December 31, 2014)
2013 NOI:	NAV

Historical Occupancy
Most Recent Occupancy:	83.3% (September 1, 2016)
2015 Occupancy:	86.1% (December 31, 2015)
2014 Occupancy:	78.1% (December 31, 2014)
2013 Occupancy:	NAV

(1)	A hard lockbox and in place cash management will be triggered upon (i) the occurrence and continuance of an event of default, (ii) the DSCR falling below 1.25x and (iii) Strayer University, LLC (a) being in default under its lease, (b) not being in actual, physical possession of its space, (c) giving notice that it is terminating its lease for all or any portion of its space, (d) terminating or cancelling its lease, (e) filing for bankruptcy or similar insolvency, and (f) failing to extend or renew its lease 12 months prior to February 28, 2020.

(2)	The TI/LC reserve is subject to a cap of $816,000.

TRANSACTION HIGHLIGHTS

▪	Property/Amenities. The 12603 Southwest Freeway Office Building property is a 142,009 sq. ft. office building located in Stafford, Texas. The 12603 Southwest Freeway Office Building property is currently 83.3% occupied as of September 1, 2016 by over 40 tenants. The property has 496 parking spaces in an adjacent two-story parking garage. The property was built in 1982 and was renovated for approximately $1.04 million in 2015. The renovation includes garage waterproofing, elevator upgrades, lobby renovations, an upgraded energy management system, remodeling of suites and upgrading the skylights and walkway.

▪	Location/Market. The 12603 Southwest Freeway Office Building property is located in Stafford, Texas within Fort Bend county. Stafford is bordered to the north by Houston, to the northwest by Meadows Place, to the west by Sugar Land, and to the south and east by Missouri City. The property is located in the Houston office market. The Houston office market has an inventory of approximately 317.6 million sq. ft. with a vacancy rate of 14.1% and an average asking rent of $27.56 PSF as of the second quarter of 2016. The appraisal identified rent comparables ranging from $20.50 PSF to $26.55 PSF, with a weighted average of $22.21 PSF.

▪	Sponsorship/Management. The non-recourse carveout guarantors are James M. Birney and Leeshan Birney who established Stone Mountain Properties (“SMP”) in 1981. SMP is a family owned enterprise which focuses on renovating, repositioning, marketing and operating apartment communities and commercial properties primarily located in the Houston metropolitan statistical area.

A-3-113

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX B

FORM OF REPORT TO CERTIFICATEHOLDERS

B-1

[THIS PAGE INTENTIONALLY LEFT BLANK]

	Deutsche Mortgage & Asset Receiving Corporation Commercial Mortgage Pass-Through Certificates Series 2016-CD2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/12/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/6/17

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)

Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7-9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15-16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Loss Reconciliation Detail	20
Interest Shortfall Reconciliation Detail	21-22
Defeased Loan Detail	23
Supplemental Reporting	24

Depositor	Master Servicer	Special Servicer	Operating Advisor/ Asset Representations Reviewer
Deutsche Mortgage & Asset Receiving Corporation	Wells Fargo Bank, N.A.	KeyBank National Association 11501 Outlook Street	Park Bridge Lender Services LLC 600 Third Avenue
60 Wall Street	1901 Harrison Street	Suite 300	40th Floor
New York, NY 10005	Oakland, CA 94612	Overland Park, KS 66211	New York, NY 10016

Contact:		Contact:
Helaine M. Kaplan	Contact: REAM_InvestorRelations@WellsFargo.com	Andy Lindenman	Contact: David Rodgers
Phone Number: (212) 250-5270	Phone: (913) 253-9396	Phone Number: (913) 317-4372	Phone Number: (212) 230-9025

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and special notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	Deutsche Mortgage & Asset Receiving Corporation Commercial Mortgage Pass-Through Certificates Series 2016-CD2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/12/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/6/17

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-M		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

	Deutsche Mortgage & Asset Receiving Corporation Commercial Mortgage Pass-Through Certificates Series 2016-CD2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/12/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/6/17

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-M		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000
X-E		0.00000000	0.00000000	0.00000000	0.00000000
X-F		0.00000000	0.00000000	0.00000000	0.00000000
X-G		0.00000000	0.00000000	0.00000000	0.00000000

	Deutsche Mortgage & Asset Receiving Corporation Commercial Mortgage Pass-Through Certificates Series 2016-CD2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/12/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/6/17

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Additional Trust Fund Expenses	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-M	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	Deutsche Mortgage & Asset Receiving Corporation Commercial Mortgage Pass-Through Certificates Series 2016-CD2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/12/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/6/17

Other Required Information

Available Distribution Amount (1)	0.00

Retained Certificate Available Funds	0.00

Controlling Class Information		Appraisal Reduction Amount
Controlling Class:
Effective as of: mm/dd/yyyy		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Red.
Controlling Class Representative:			Effected	Amount	Date
Effective as of: mm/dd/yyyy

		Total

(1) The Available Distribution Amount includes any Prepayment Premiums.

	Deutsche Mortgage & Asset Receiving Corporation Commercial Mortgage Pass-Through Certificates Series 2016-CD2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/12/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/6/17

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Interest paid or advanced	0.00		Master Servicing Fee - Wells Fargo Bank, N.A.	0.00
Interest reductions due to Non-Recoverability Determinations	0.00		Trustee Fee - Wilmington Trust, N.A.	0.00
Interest Adjustments	0.00		Certificate Administration Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC® Intellectual Property Royalty License Fee	0.00
ARD Interest	0.00		Operating Advisor Fee - Park Bridge Lender Services LLC	0.00
Net Prepayment Interest Shortfall	0.00		Asset Representations Reviewer Fee - Park Bridge Lender	0.00
Net Prepayment Interest Excess	0.00		Services LLC
Extension Interest	0.00		Total Fees		0.00
Interest Reserve Withdrawal	0.00		Additional Trust Fund Expenses:
Total Interest Collected		0.00	Reimbursement for Interest on Advances	0.00
			ASER Amount	0.00
Principal:			Special Servicing Fee	0.00
Scheduled Principal	0.00		Rating Agency Expenses	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Workout Delayed Reimbursement Amounts	0.00
Curtailments	0.00		Other Expenses	0.00
Negative Amortization	0.00		Total Additional Trust Fund Expenses		0.00
Principal Adjustments	0.00		Interest Reserve Deposit		0.00
Total Principal Collected		0.00
			Payments to Certificateholders & Others:
Other:			Interest Distribution	0.00
Prepayment Penalties/Yield Maintenance	0.00		Principal Distribution	0.00
Repayment Fees	0.00		Prepayment Penalties/Yield Maintenance	0.00
Borrower Option Extension Fees	0.00		Borrower Option Extension Fees	0.00
Excess Liquidation Proceeds	0.00		Equity Payments Paid	0.00
Net Swap Counterparty Payments Received	0.00		Net Swap Counterparty Payments Paid	0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

	Deutsche Mortgage & Asset Receiving Corporation Commercial Mortgage Pass-Through Certificates Series 2016-CD2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/12/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/6/17

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	Deutsche Mortgage & Asset Receiving Corporation Commercial Mortgage Pass-Through Certificates Series 2016-CD2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/12/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/6/17

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	Deutsche Mortgage & Asset Receiving Corporation Commercial Mortgage Pass-Through Certificates Series 2016-CD2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/12/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/6/17

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases, the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off Date balance of each property as disclosed in the offering document.

	Deutsche Mortgage & Asset Receiving Corporation Commercial Mortgage Pass-Through Certificates Series 2016-CD2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/12/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/6/17

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	OF	-	Office	1	-	Modification	6	-	DPO	10	-	Deed in Lieu Of	1	-	Maturity Date Extension	6	-	Capitalization of Interest
RT	-	Retail	MU	-	Mixed Use	2	-	Foreclosure	7	-	REO			Foreclosure	2	-	Amortization Change	7	-	Capitalization of Taxes
HC	-	Health Care	LO	-	Lodging	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff	3	-	Principal Write-Off	8	-	Principal Write-Off
IN	-	Industrial	SS	-	Self Storage	4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties	4	-	Blank	9	-	Combination
WH	-	Warehouse	OT	-	Other	5	-	Note Sale			to Master Servicer	13	-	Other or TBD	5	-	Temporary Rate Reduction
MH	-	Mobile Home Park

	Deutsche Mortgage & Asset Receiving Corporation Commercial Mortgage Pass-Through Certificates Series 2016-CD2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/12/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/6/17

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Total

	Deutsche Mortgage & Asset Receiving Corporation Commercial Mortgage Pass-Through Certificates Series 2016-CD2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/12/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/6/17

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Premium

Totals

	Deutsche Mortgage & Asset Receiving Corporation Commercial Mortgage Pass-Through Certificates Series 2016-CD2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/12/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/6/17

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	Coupon	Remit	WAM

Note: Foreclosure and REO Totals are excluded from the delinquencies.

	Deutsche Mortgage & Asset Receiving Corporation Commercial Mortgage Pass-Through Certificates Series 2016-CD2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/12/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/6/17

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Mortgage Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Assumed Scheduled Payment	1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
		But Still in Grace Period	1	- One Month Delinquent			(Performing Matured Balloon)	2	-	Foreclosure	7	-	REO			Foreclosure
		Or Not Yet Due	2	- Two Months Delinquent	5	-	Non Performing Matured Balloon	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
B	-	Late Payment But Less	3	- Three or More Months Delinquent				4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
		Than 1 Month Delinquent						5	-	Note Sale			to Master Servicer	13	-	Other or TBD

** Outstanding P & I Advances include the current period advance.

	Deutsche Mortgage & Asset Receiving Corporation Commercial Mortgage Pass-Through Certificates Series 2016-CD2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/12/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/6/17

Specially Serviced Loan Detail - Part 1

Distribution Date	Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	NOI Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	6	-	DPO	10	-	Deed In Lieu Of	MF	-	Multi-Family	OF	-	Office
2	- Foreclosure	7	-	REO			Foreclosure	RT	-	Retail	MU	-	Mixed use
3	- Bankruptcy	8	-	Resolved	11	-	Full Payoff	HC	-	Health Care	LO	-	Lodging
4	- Extension	9	-	Pending Return	12	-	Reps and Warranties	IN	-	Industrial	SS	-	Self Storage
5	- Note Sale			to Master Servicer	13	-	Other or TBD	WH	-	Warehouse	OT	-	Other
								MH	-	Mobile Home Park

	Deutsche Mortgage & Asset Receiving Corporation Commercial Mortgage Pass-Through Certificates Series 2016-CD2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/12/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/6/17

Specially Serviced Loan Detail - Part 2

Distribution Date	Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment

(1) Resolution Strategy Code

1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
2	-	Foreclosure	7	-	REO			Foreclosure
3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
5	-	Note Sale			to Master Servicer	13	-	Other or TBD

	Deutsche Mortgage & Asset Receiving Corporation Commercial Mortgage Pass-Through Certificates Series 2016-CD2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/12/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/6/17

Advance Summary

	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

	Deutsche Mortgage & Asset Receiving Corporation Commercial Mortgage Pass-Through Certificates Series 2016-CD2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/12/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/6/17

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

	Deutsche Mortgage & Asset Receiving Corporation Commercial Mortgage Pass-Through Certificates Series 2016-CD2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/12/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/6/17

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

	Deutsche Mortgage & Asset Receiving Corporation Commercial Mortgage Pass-Through Certificates Series 2016-CD2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/12/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/6/17

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

	Deutsche Mortgage & Asset Receiving Corporation Commercial Mortgage Pass-Through Certificates Series 2016-CD2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/12/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/6/17

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

	Deutsche Mortgage & Asset Receiving Corporation Commercial Mortgage Pass-Through Certificates Series 2016-CD2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/12/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/6/17

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

	Deutsche Mortgage & Asset Receiving Corporation Commercial Mortgage Pass-Through Certificates Series 2016-CD2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/12/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/6/17

Defeased Loan Detail

Loan Number	Offering Document Cross-Reference	Ending Scheduled Balance	Maturity Date	Note Rate	Defeasance Status

Totals

	Deutsche Mortgage & Asset Receiving Corporation Commercial Mortgage Pass-Through Certificates Series 2016-CD2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/12/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/6/17

Supplemental Reporting

EU Securitization Retention Compliance

Pursuant to the PSA, the Certificate Administrator has made available on www.ctslink.com <http://www.ctslink.com>, specifically under the “Risk Retention Compliance” tab for the CD 2016-CD2 transaction, certain information provided to the Certificate Administrator regarding each Retaining Party’s compliance with Section 3(i) and 3(ii) of the EU Risk Retention Agreement. Investors should refer to the Certificate Administrator’s website for all such information.

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT

Report Date: Report will be delivered annually no later than May 1 (April 30 on leap years).

Transaction: CD 2016-CD2

Operating Advisor: Park Bridge Lender Services LLC

Special Servicer: KeyBank National Association

Directing Certificateholder: Och-Ziff Capital Investments, L.L.C. (or its affiliate)

I.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement dated as of December 1, 2016 (the “Pooling and Servicing Agreement”), among Wells Fargo Bank, National Association, as Master Servicer, KeyBank National Association, as Special Servicer, Wilmington Trust, National Association, as Trustee, Wells Fargo Bank, National Association, as Certificate Administrator, and Park Bridge Lender Services LLC, as Operating Advisor and Asset Representations Reviewer, as well as the items listed below, the Operating Advisor has undertaken a limited review of the Special Servicer’s operational activities in light of the Servicing Standard and the requirements of the Pooling and Servicing Agreement with respect to the resolution and/or liquidation of the Specially Serviced Loans and provides this Operating Advisor Annual Report.

No information or any other content included in this Operating Advisor Annual Report contravenes any provision of the Pooling and Servicing Agreement. This Operating Advisor Annual Report sets forth the Operating Advisor’s assessment of the Special Servicer’s performance of its duties under the Pooling and Servicing Agreement during the prior calendar year on a platform-level basis with respect to the resolution and/or liquidation of Specially Serviced Loans during the prior calendar year.

Subject to the restrictions in the Pooling and Servicing Agreement, this Operating Advisor Annual Report (A) identifies any material deviations, if any (i) from the Servicing Standard and (ii) from the Special Servicer’s obligations under the Pooling and Servicing Agreement with respect to the resolution and/or liquidation of Specially Serviced Loans and (B) complies with all of the confidentiality requirements described in the Pooling and Servicing Agreement.

In connection with the assessment set forth in this report, the Operating Advisor:

1.	Reviewed any annual compliance statement delivered to the Operating Advisor pursuant to Section 10.11 the Pooling and Servicing Agreement and the following issues were noted therein: [ ]

Operating Advisor Actions:

2.	Reviewed any annual independent public accountants’ servicing report delivered to the Operating Advisor pursuant to Section 10.13 of the Pooling and Servicing Agreement and the following issues were noted therein: [ ]

Operating Advisor Actions:

3.	Reviewed any [Final] Asset Status Report and other information or communications delivered to the Operating Advisor and the following issues were noted therein: [ ]

Operating Advisor Actions:

Based on such review and/or consultation with the Special Servicer and performance of the other obligations of the Operating Advisor under the Pooling and Servicing Agreement, the Operating Advisor

C-1

[does, does not] believe there are material violations of the Special Servicer’s compliance with its obligations under the Pooling and Servicing Agreement.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement as described herein.

PARK BRIDGE LENDER SERVICES LLC

By:	Park Bridge Advisors LLC
Its Sole Member

By:	Park Bridge Financial LLC
Its Sole Member

By:
Name: Title:

C-2

ANNEX D-1

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Each of GACC and CGMRC will in its respective Mortgage Loan Purchase Agreement make, with respect to each Mortgage Loan sold by it that is included in the issuing entity, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth in Annex D-2 and Annex D-3 to this prospectus. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Mortgage Loan Seller, on the one hand, and the issuing entity, on the other. We present the representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)       Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the trustee for the related Non-Serviced Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

(2)       Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

D-1-1

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)       Mortgage Provisions. The Loan Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Borrower nor the related guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by Mortgage Loan Seller on or after November 3, 2016.

(5)       Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the Trust constitutes a legal, valid and binding assignment to the Trust. Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth in Annex D-2 and Annex D-3 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this prospectus to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(6)       Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties,

D-1-2

an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for another Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)       Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth in Annex D-2 and Annex D-3, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Borrower.

(8)       Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(9)       UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal

D-1-3

property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)       Condition of Property. Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(11)       Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)       Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(13)       Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(14)       Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

D-1-4

(15)       No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the Mortgage Loan set forth on the mortgage loan schedule attached as Exhibit A to the MLPA has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by Mortgage Loan Seller to merit such holdback).

(16)       Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating of any one of the following: (i) at least “A-:VIII” from A.M. Best Company, (ii) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (iii) at least “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the Improvements and personalty and fixtures owned by the Borrower and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the

D-1-5

equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Other Trustee). Each related Mortgage Loan obligates the related Borrower to maintain all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

(17)       Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(18)       No Encroachments. To Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(19)       No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by Mortgage Loan Seller.

D-1-6

(20)       REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but determined without regard to the rule in the U.S. Department of Treasury Regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or Whole Loan, as applicable) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or Whole Loan, if applicable) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(21)       Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22)       Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

(23)       Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(24)       Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are

D-1-7

insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Mortgage Loan. The terms of the Loan Documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)       Licenses and Permits. Each Borrower covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)       Recourse Obligations. The Loan Documents for each Mortgage Loan provide that (a) the related Borrower and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Borrower and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents, insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the Mortgage Loan shall become full recourse to the related Borrower and at least one individual or entity, if the related Borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

(27)       Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (32)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not

D-1-8

be required to be applied to the restoration of the Mortgaged Property or released to the Borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or Whole Loan, as applicable).

No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(28)       Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Mortgage Loan with more than one Borrower are in the form of an annual combined balance sheet of the Borrower entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

(29)       Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex D-2 and Annex D-3; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Borrower under each Mortgage Loan is required to carry terrorism insurance, but in such event the Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(30)       Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents),

D-1-9

(a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Borrower, (iv) transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this prospectus or the exceptions thereto set forth in Annex D-2 and Annex D-3, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule D-1 to Annex D-2 and Annex D-3, or future permitted mezzanine debt in each case as set forth on Schedule D-2 to Annex D-2 and Annex D-3 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule D-3 to Annex D-2 and Annex D-3 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)       Single-Purpose Entity. Each Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Borrower with respect to each Mortgage Loan with a Cut-off Date Stated Principal Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Stated Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)       Defeasance. With respect to any Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Borrower, subject to satisfaction of conditions specified in the Loan Documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date, and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan; (iv) the Borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled

D-1-10

payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Borrower would continue to own assets in addition to the Defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)       Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD Loan and situations where default interest is imposed.

(34)       Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Mortgage Loan Seller, its successors and assigns, Mortgage Loan Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

D-1-11

(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(35)       Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(36)       Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all

D-1-12

requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

(37)       No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex D-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(38)       Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no Borrower, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(39)       Organization of Borrower. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by the Borrower in connection with the origination of such Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a Borrower that is an Affiliate of another Borrower under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (39) means, a Borrower that is under direct or indirect common ownership and control with another Borrower.)

(40)       Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability

D-1-13

insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(41)       Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Mortgage Loan.

(42)       Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the mortgage loan schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the MLPA to be contained therein.

(43)       Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except as set forth in Schedule D-3 to Annex D-2 and Annex D-3.

(44)       Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by Mortgage Loan Seller to the related Borrower other than in accordance with the Loan Documents, and, to Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a Mortgage Loan, other than contributions made on or prior to the date hereof.

(45)       Compliance with Anti-Money Laundering Laws. Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth in this prospectus, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in this prospectus.

D-1-14

ANNEX D-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
FOR GERMAN AMERICAN CAPITAL CORPORATION

Annex A ID#	Mortgage Loans	Representations	Exceptions
5	10 Hudson Yards	(5) Lien; Valid Assignment; (6) Permitted Liens; Title Insurance; and (8) Assignment of Leases, Rents and Profits	The Mortgaged Property is encumbered by three PILOT mortgages, in the maximum aggregate amount of $475,000,000, which secure the related Borrower’s obligation to pay the PILOT payments (payments in lieu of New York City real property taxes) under the sublease with the New York City Industrial Development Agency. The PILOT mortgages are senior in priority to the related Mortgage. The PILOT mortgages also contain an assignment of leases and rents senior to the assignment of leases and rents with respect to the related Mortgage Loan.
13	Starbucks Center	(5) Lien; Valid Assignment and (6) Permitted Liens; Title Insurance

In the event the Borrower intends to sell all or any portion of the Mortgaged Property, the Borrower is required under its lease with the second largest tenant, The Home Depot, Inc., to provide written notice to the tenant of the specific terms of such offer and the tenant has a right to purchase the offered portion of the Mortgaged Property within 30 days of receipt of such notice. If the tenant does not accept such offer or if tenant and Borrower fail to enter into a purchase agreement within 10 days of any acceptance of such offer, the Borrower may offer to sell such property to a third party during the following 180-day period. If a third party offer is received by the Borrower that is less than 95% of the purchase price of the offer given to tenant, or on terms substantially more favorable to the third party purchaser, the Borrower is required to give the tenant notice of such terms and the tenant has 15 days to accept the offer to purchase on the same terms as the third party offer. The tenant entered into a subordination, non-disturbance and attornment agreement with lender subordinating all of tenant’s rights to the lien of the Mortgage and the right of first offer will not apply to a foreclosure or deed in lieu of foreclosure.

In addition, the largest tenant, Starbucks Corporation, has a right of first refusal pursuant to its lease to purchase all or any portion of the Mortgaged Property at any time during the term of the lease within 30 days of receipt of notice from the Borrower that the second largest tenant, The Home Depot, Inc., has not exercised its right of first offer. The tenant entered into a subordination, non-disturbance and attornment agreement with lender subordinating all of tenant’s rights to the lien of the Mortgage and the right of first refusal will not apply to a foreclosure or deed in lieu of foreclosure or any initial purchaser of the Mortgaged Property following such foreclosure or deed in lieu of foreclosure.

16	Mills Fleet Farm	(5) Lien; Valid Assignment and (6) Permitted Liens; Title Insurance	The sole tenant at each Mortgaged Property, Mills Fleet Farm Group, LLC, has a right of first offer to purchase any individual Mortgaged Property in the event the Borrower offers the related Mortgaged Property for sale to an unaffiliated third party. The right of first offer does not apply to a transfer in connection with a foreclosure or deed-in-lieu of foreclosure.

D-2-1

Annex A ID#	Mortgage Loans	Representations	Exceptions
15	Sam Moon Center	(5) Lien; Valid Assignment and (6) Permitted Liens; Title Insurance

Pursuant to the deed by which AIL Investment, L.P. (“AIL”), transferred title of the Mortgaged Property, among certain other real property, to the Borrower’s predecessor-in-interest, AIL has a right of first refusal in connection with a bona fide sale of all or any portion of the Mortgaged Property to a third party, which right may be exercised during the ten business day period following notice from the Borrower of any such proposed sale. Such right of first refusal will not apply to the sale or conveyance by foreclosure or deed-in-lieu of foreclosure; provided, however, such right of first refusal will apply to subsequent purchasers of the Mortgaged Property.

In addition, pursuant to and subject to conditions set forth in such deed, AIL has the right to repurchase a “Retail/Restaurant Pad Site” and “Medical Office Site” at the Mortgaged Property if the Borrower were to subdivide a portion of the Mortgaged Property for development of or use as a “Retail/Restaurant Pad Site” or a “Medical Office Site”, as applicable, and offer to sell such parcel. Pursuant to the Loan Documents, the Borrower represented that no portion of the Mortgaged Property had been subdivided for the development of or use as a “Retail/Restaurant Pad Site” or a “Medical Office Site” and covenanted not to subdivide any portion of the Mortgaged Property for the development of or use as a “Retail/Restaurant Pad Site” or a “Medical Office Site.”

29	Villages at Parker	(5) Lien; Valid Assignment	The largest tenant, Momentum Athletic Center, pursuant to the terms of its lease, has a right of first offer to purchase the portion of the Mortgaged Property it currently leases located at 10490 S. Progress Way if the Borrower markets such portion of the Mortgaged Property for sale as an individual building independent from any of the three other buildings securing the Mortgaged Property. The tenant entered into a subordination, non-disturbance, and attornment agreement with lender subordinating all of tenant’s rights to the lien of the Mortgage and the right of first offer will not apply to foreclosure, deed-in-lieu of foreclosure or any initial purchaser following such foreclosure or deed-in-lieu of foreclosure.
4	Prudential Plaza	(10) Condition of Property	The date of the physical condition assessment is June 26, 2015, which is more than twelve months prior to the Cut-off Date.

D-2-2

Annex A ID#	Mortgage Loans	Representations	Exceptions
4	Prudential Plaza	(13) Actions Concerning Mortgage Loan

The Prudential Plaza Whole Loan refinanced a prior loan in the aggregate original principal amount of $410,000,000 that was secured by the related Mortgaged Property. The prior loan was evidenced by pari passu notes and such pari passu notes were deposited into two securitizations in 2006. In 2012, the prior loan was transferred to special servicing and the pari passu notes were modified to reflect a $336 million senior portion (the A note) and a $74 million junior portion (the B note). In connection with the refinancing of the prior loan on July 30, 2015, the proceeds of the Prudential Plaza Whole Loan were used to pay the A note in full and the prior lender cancelled the B note without repayment. On February 24, 2016, the trustees of the 2006 securitizations (the “Plaintiffs”) sued the borrower under the prior loan and Mark Karasick and Michael Silberberg, the non-recourse carveout guarantors under the prior loans (after an equity recapitalization in 2013) and the non-recourse carveout guarantors under the Prudential Plaza Whole Loan (the “Guarantors” and together with the borrower under the prior loan, the “Defendants”) in the United States District Court for the Southern District of New York (Docket # 1:16-CV-01450 (JGK)). Since the filing of the complaint, the Plaintiffs filed an amended complaint, the Defendants filed a third party complaint against the special servicer of the prior loan for contribution and indemnity with respect to the claims of Plaintiffs, and the Defendants also filed a motion to dismiss the amended complaint. The special servicer of the prior loan has filed a motion to dismiss the third party complaint of Defendants. The court has not yet ruled on either motion to dismiss.

The adverse outcome of this litigation could materially and adversely affect the Guarantors’ ability to perform under the guaranty related to the Mortgage Loan. In addition, if one or both of the Guarantors (as individuals) were to go into personal bankruptcy or the Guarantors were to collectively fail to maintain the net worth or minimum liquid assets requirements specified in the guaranty delivered in connection with the Prudential Plaza Whole Loan, these events would trigger an event of default under the Loan Documents which could cause the Prudential Plaza Whole Loan to become a specially serviced loan under the COMM 2015-CCRE26 pooling and servicing agreement. The Borrower is required under the Loan Documents to pay the related special servicing fees, however, in the event such fees are not recovered from the Borrower, the Trust would be responsible for its proportional share (approximately 12.0%) of the special servicing fees.

D-2-3

Annex A ID#	Mortgage Loans	Representations	Exceptions
3	229 West 43rd Street Retail Condo	(16) Insurance	To the extent the condominium documents require that all or any portion of the insurance proceeds be held or controlled by the condominium or to the related board of directors (which, pursuant to the condominium documents, would occur in the case of a casualty that impacts the core or shell of the building in which the Mortgaged Property condominium unit is included), then such insurance proceeds may be held and disbursed by the condominium or the board of directors of the condominium (or a trustee appointed by it) provided that the Loan Documents require that (a) Borrower exercises its rights in the condominium documents to cause the board of directors to comply with its obligations regarding restoration, (b) Borrower applies the insurance proceeds in accordance with the Loan Documents (unless there is a conflict with the condominium documents, in which case the condominium documents will control) and completes the restoration of any portions of the Mortgaged Property that the condominium or the board of directors is not required to restore, and (c) Borrower complies with any requirements under the condominium documents in order to enable Lender to obtain all rights to which mortgagees of commercial units in the condominium are entitled under the condominium documents with respect to insurance proceeds.

9	Birch Run Premium Outlets	(16) Insurance	If the Borrower elects to have the insurance policies issued by a syndicate of insurers, then, if such syndicate consists of 5 or more members, at least 60% of the insurance coverage (or 75% if such syndicate consists of 4 or fewer members) is required to be provided by insurance companies having the rating of “A” or better by S&P, and the remaining 40% (or the remaining 25% if such syndicate consists of 4 or fewer members) is required to be provided by insurance companies having a claims paying ability rating of “BBB” or better by S&P.
13	Starbucks Center	(16) Insurance	The Loan Documents provide that the second largest tenant, The Home Depot, Inc., is permitted to provide any insurance (other than flood insurance, terrorism insurance and rental loss and/or business interruption insurance) required to be maintained by the Borrower under the Mortgage Loan with respect to the Home Depot parcel, provided, among other things, such tenant complies with the insurance requirements set forth in the Home Depot lease and the tenant maintains a “BBB” rating by S&P and is also permitted to self-insure the Home Depot parcel provided it maintains a net worth of at least $100 million.
14	Airport Industrial Center	(16) Insurance	The Borrower is permitted under the Mortgage Loan documents to rely upon insurance maintained by the largest tenant, BAE Systems, with respect to the portion of the Mortgaged Property leased by the tenant, provided such insurance complies with the requirements of the Mortgage Loan documents (which requirements comply with this representation).
16	Mills Fleet Farm	(16) Insurance

The Borrower is permitted under the Mortgage Loan documents to rely upon the property insurance (in accordance with coverage found under a “special cause of loss form” or “all risk form”) maintained by the sole tenant, Fleet Mills Farm Group, LLC, provided such insurance complies with the requirements of the Mortgage Loan documents (which requirements comply with this representation), unless otherwise agreed to by the lender in its sole discretion.

The Borrower may maintain all risk property insurance with a deductible that does not exceed $100,000. The amount of this deductible may be considered higher than customary.

D-2-4

Annex A ID#	Mortgage Loans	Representations	Exceptions
30	Shopko West Valley City	(16) Insurance	The Borrower is permitted under the Mortgage Loan documents to rely upon insurance maintained by the sole tenant, Shopko Stores Operating Co., LLC, provided such insurance complies with the requirements of the Mortgage Loan documents (which requirements comply with this representation), unless otherwise agreed to by the lender in its sole discretion.
5	10 Hudson Yards	(25) Licenses and Permits	As of the closing date of the Mortgage Loan, the Borrower had received temporary certificates of occupancy covering the core and shell of the building, and the premises currently leased and occupied by Coach, Inc., L’Oreal USA, Inc. and VaynerMedia. Temporary certificates of occupancy for the remaining leased premises are required to be sought by the Borrower in connection with the completion of the tenant improvements being installed in such premises.
5	10 Hudson Yards	(26) Recourse Obligations	There is no guarantor and no environmental indemnitor (other than the Borrower) under the Mortgage Loan.
9	Birch Run Premium Outlets	(26) Recourse Obligations	The Loan Documents do not provide for recourse for intentional material physical waste of the Mortgaged Property. In addition, with respect to other non-recourse carve-outs, the liability of the guarantor is capped at $24,600,000, plus all of the reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the guaranty or the preservation of the lender’s rights thereunder.
10	Park Square Portland	(26) Recourse Obligations	There is no guarantor and no environmental indemnitor (other than the Borrower) under the Mortgage Loan.
12	667 Madison Avenue	(26) Recourse Obligations	The Guarantor is capitalized solely with a $5,000,000 demand note and is liable under similar guaranties on other loans.
13	Starbucks Center	(26) Recourse Obligations	The Loan Documents do not provide for recourse to an entity or person other than the Borrower, and the liability of the guarantor under the environmental indemnity is capped at $1,000,000.
17	Blossom Cove	(26) Recourse Obligations	The aggregate liability of the Guarantors is capped at $15,800,000. Such cap excludes and does not apply to (A) attorneys’ fees and other expenses incurred in the enforcement of the liability of Guarantor under the guaranty, (B) recourse liability for losses arising from (i) fraud, willful misconduct or intentional material misrepresentation of Borrower or Guarantors, (ii) breach of any environmental representations or covenant in the Load Documents relating to environmental laws, hazardous substances or asbestos, or (iii) misappropriation of conversion by or on behalf of the Borrower of gross revenues, insurance proceeds or condemnation awards, (C) full recourse liability for the Borrower filing a voluntary petition under federal or state bankruptcy law, or (D) the environmental indemnity agreement included in the Loan Documents. Such cap does, however, apply to recourse liability for losses arising from intentional material physical waste.
16	Mills Fleet Farm	(27) Mortgage Releases	The Mortgage Loan documents permit the Borrower to obtain the release of any individual Mortgaged Property in connection with the substitution of another property provided, among other conditions, (i) the appraised value of the substitute property is not less than the appraised value of the Mortgaged Property to be released, (ii) the lease of Mills Fleet Farm Group, LLC, the sole tenant at the Mortgaged Properties, is amended to reflect the addition of the substitute property and (iii) after giving effect to the substitution, the LTV is equal to or less than 125%. There is no principal repayment or partial Defeasance of the Mortgage Loan required in connection with the substitution.

D-2-5

Annex A ID#	Mortgage Loans	Representations	Exceptions
4	Prudential Plaza	(32) Defeasance	Pursuant to a REMIC declaration dated July 26, 2016, the related Mortgage Loan may be defeased commencing on any business day following July 26, 2018, which is two years from the start-up date of the REMIC formed in connection with the Mortgage Loan, which date is less than two years from the Closing Date.
8	55 1/2 Greene Street	(39) Organization of Borrower	The Borrower is affiliated with the Borrower under the Mortgage Loan identified on Annex A-1 as 172 5th Avenue, which Mortgage Loan is being sold to the trust by Citigroup Global Markets Realty Corp.
5	10 Hudson Yards	(40) Environmental Conditions	The Phase I environmental site assessment identified an above-ground storage tank at the Mortgaged Property that the Borrower has registered with the New York State Department of Environmental Conservation. The Borrower has not yet obtained a Notice of Satisfaction from the New York City Office of Environmental Remediation satisfying the “E-Designation” received by the Mortgaged Property in connection with the rezoning process.
9	Birch Run Premium Outlets	(41) Appraisal	The appraisal date is December 3, 2015, which is more than twelve months prior to the Closing Date.
3	229 West 43rd Street Retail Condo	(43) Cross-Collateralization	The Mortgage Loan is evidenced by a $50,000,000 pari passu A-1 note and a $25,000,000 A-6 note. The Mortgaged Property is also security for six other pari passu notes with an aggregate original principal balance of $210,000,000. The notes are cross-collateralized and cross defaulted with each other.
4	Prudential Plaza	(43) Cross-Collateralization	The Mortgage Loan is evidenced by a $50,000,000 pari passu A-2-2 note and a $25,000,000 A-3-3 note. The Mortgaged Property is also security for five other pari passu notes with an aggregate original principal balance of $340,000,000. The notes are cross-collateralized and cross defaulted with each other.
5	10 Hudson Yards	(43) Cross-Collateralization	The Mortgage Loan is evidenced by a $55,000,000 pari passu senior A-1-C2 note and a $12,500,000 pari passu A-1-C6 note. The Mortgaged Property is also security for nine other pari passu senior notes with an aggregate original principal balance of $640,600,000, and two junior notes with an aggregate original principal balance of $191,900,000. The notes are cross-collateralized and cross defaulted with each other.
7	60 Madison Avenue	(43) Cross-Collateralization	The Mortgage Loan is evidenced by a $55,000,000 pari passu A-1 note. The Mortgaged Property is also security for one other pari passu note with an original principal balance of $45,000,000. The notes are cross-collateralized and cross defaulted with each other.
9	Birch Run Premium Outlets	(43) Cross-Collateralization	The Mortgage Loan is evidenced by a $5,000,000 pari passu A-1-B2 note, a $10,000,000 pari passu A-2-B note and $30,000,000 A-3 note. The Mortgaged Property is also security for four other pari passu notes with an aggregate original principal balance of $78,000,000. The notes are cross-collateralized and cross defaulted with each other.
12	667 Madison Avenue	(43) Cross-Collateralization	The Mortgage Loan is evidenced by a $40,000,000 pari passu A-2 note. The Mortgaged Property is also security for one other pari passu note with an original principal balance of $143,000,000 and a junior note with an original principal balance of $71,000,000. The notes are cross-collateralized and cross defaulted with each other.
13	Starbucks Center	(43) Cross-Collateralization	The Mortgage Loan is evidenced by a $35,000,000 pari passu A-3 note. The Mortgaged Property is also security for two other pari passu notes with an aggregate original principal balance of $105,000,000. The notes are cross-collateralized and cross defaulted with each other.

D-2-6

Annex A ID#	Mortgage Loans	Representations	Exceptions
16	Mills Fleet Farm	(43) Cross-Collateralization	The Mortgage Loan is evidenced by a $20,000,000 pari passu A-3 note. The Mortgaged Property is also security for two other pari passu notes with an aggregate original principal balance of $45,000,000. The notes are cross-collateralized and cross defaulted with each other.

D-2-7

SCHEDULE D-1

GERMAN AMERICAN CAPITAL CORPORATION

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan
3	229 West 43rd Street Retail Condo
5	10 Hudson Yards

Sch. D-1-1

SCHEDULE D-2

GERMAN AMERICAN CAPITAL CORPORATION

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
4	Prudential Plaza
12	667 Madison Avenue
13	Starbucks Center
28	Hotel Portofino

Sch. D-2-1

SCHEDULE D-3

GERMAN AMERICAN CAPITAL CORPORATION

CROSSED MORTGAGE LOANS

None

Sch. D-3-1

ANNEX D-3

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES FOR
CITIGROUP GLOBAL MARKETS REALTY CORP. MORTGAGE LOANS

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
2	FedEx Ground Portfolio	(5) Lien; Valid Assignment	The subject Mortgage Loan is part of a Servicing Shift Whole Loan. Accordingly, the related Mortgage and any related Assignment of Leases, Rents and Profits may be assigned in blank with the assignments of such instruments to be completed and recorded in favor of the trustee for the commercial mortgage securitization involving the securitization of the controlling related Companion Loan.
11 23	80 Park Plaza and Marriott Hilton Head Resort & Spa	(5) Lien; Valid Assignment

Each of the subject Mortgage Loans is part of a Non-Serviced Whole Loan and, accordingly, there will be no assignment of any related Assignment of Leases, Rents and Profits to the Trust.

With respect to the subject Mortgage Loan identified as 80 Park Plaza, the related Mortgage and any related Assignment of Leases, Rents and Profits are expected to be assigned to the trustee for the commercial mortgage securitization involving the issuance of the Citigroup Commercial Mortgage Trust 2016-C3, Commercial Mortgage Pass-Through Certificates, Series 2016-C3 (such securitization, the “CGCMT 2016-C3 Securitization”; and such trustee, the “CGCMT 2016-C3 Trustee”), which trustee is expected to be the mortgagee of record.

With respect to the subject Mortgage Loan identified as Marriott Hilton Head Resort & Spa, the related Mortgage and any related Assignment of Leases, Rents and Profits have been assigned to the trustee for the commercial mortgage securitization involving the issuance of the Wells Fargo Commercial Mortgage Trust 2016-LC25, Commercial Mortgage Pass-Through Certificates, Series 2016-LC25 (such securitization, the “WFCMT 2016-LC25 Securitization”; and such trustee, the “WFCMT 2016-LC25 Trustee”), which trustee is the mortgagee of record.

1 2 11 23	8 Times Square & 1460 Broadway, FedEx Ground Portfolio, 80 Park Plaza and Marriott Hilton Head Resort & Spa	(6) Permitted Liens; Title Insurance

Each of the subject Mortgage Loans is part of a Whole Loan, and the related Mortgage secures the subject Mortgage Loan and the related Companion Loan(s) on a pari passu basis.

With respect to the subject Mortgage Loan identified as Marriott Hilton Head Resort & Spa, the franchisor, Marriott International, Inc., has a right of first refusal to purchase the entire Mortgaged Property in the event of a proposed transfer of the Mortgaged Property or a controlling direct or indirect interest in the related borrower to a “competitor” of the franchisor (as defined in the comfort letter). The right of first refusal will apply even if a transfer to a competitor of the franchisor results from a foreclosure, judicial or legal process, such as execution and levy, or by any other means, but is subordinate to the exercise of the rights of a bona fide lender who is not a competitor.

2	FedEx Ground Portfolio	(7) Junior Liens	At origination, the new investor (the “Class B Member”) will make a loan to Yonkers Holdco, LLC, Elmsford Holdco, LLC and West Chester Holdco, LLC (the “SunCap Entity”) in an amount up to the lesser of (x) 75% of the capital account of the SunCap Entity (the “Class A Member”), and (y) an amount such that the loan-to-value (including the first mortgage being made by the lenders) does not exceed 80%. This loan will be secured by the Class A Member’s interest in the related borrower. It has an interest rate of 4.75% per annum, and is secured by the Class A Member’s interest, and

D-3-1

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
has maturity date of 3 years.

At origination, the Class A and Class B Members will also enter into a Put/Call Agreement, under which the Class A Member has the right to put its interest to the Class B Member during months 16, 17 and 18 after origination. The obligation of the Class B Member to purchase upon exercise of the put is secured by the Class B Member’s economic/distribution rights in the related borrower (and is cross collateralized with any FedEx project under the Master Investment Agreement (which is the first project), but not by the Class B Member’s control rights. There is a deposit account for distributions to the Class B Member, and the Class A Member has the right to block access to this account and take all distributions if the Class B Member fails to buy the Class A Member upon the exercise of the put right.

The purchase right for the put right is the capital account of the Class A Member, which is calculated based on a direct capitalization of the FedEx rent. When the FedEx lease is amended post-closing to increase the rent to cover project cost overruns, the capital account of the Class A Member (and the put purchase price) will be increased accordingly. The Class A Member is also funding the post-closing construction reserve required by the lenders, and will recover those funds through the exercise of the put option and the increased put option price based on the increased FedEx rent, which covers the increased post-closing construction costs.

If the put option is not exercised, the Class B Member has a call right for 6 years after the 20th month post-closing (after expiration of the put right). The call price option is the fair market value of the Class A Member’s membership interest plus any undistributed preferred return (which is different than the put option price, which is formulaic based on FedEx rent and the specified direct cap rate).

In either the put or call option exercise, the loan initially made to the Class A Member by the Class B Member is credited against the purchase price, so the net purchase price is lower than the difference between the first mortgage loan and the put or call price. The loan is not being increased to account for the increase in FedEx rent, instead it is being based on the rent in place prior to lease amendment (without taking into account the cost overruns).

The Class A Member does not have any management rights, but does have major action approval rights, most of which expire 2 years after closing. The Class A member has no transfer rights other than the put/call. If the Class A Member does not exercise its put option (and the call option is not exercised), then it receives its contributed capital plus a 5% preferred return, and then 10% of any residual distributions (after the return of any capital of the Class B Member plus its preferred return of 11.5%). The Class B Member is entitled to 90% of any residual distributions after return of capital plus its preferred return.

In addition, Bank of America, N.A. and Citigroup Global Markets Realty Corp. made a mezzanine loan secured by 100% of the membership interests in the related borrowers, in the amount of $50 million (50% made by each lender).

D-3-2

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
1 2 11 23	8 Times Square & 1460 Broadway, FedEx Ground Portfolio, 80 Park Plaza, Marriott Hilton Head Resort & Spa and	(8) Assignment of Leases and Rents	Each of the subject Mortgage Loans is part of a Whole Loan, and any related Assignment of Leases, Rents and Profits secures the subject Mortgage Loan and the related Companion Loan(s) on a pari passu basis.
2	FedEx Ground Portfolio	(13) Actions Concerning the Mortgage Loan

Litigation was filed on August 24, 2016 against the mortgage borrower that owns the property located in Yonkers, New York (the sellers of the parcels that owned the property prior to development, as well as the seller of the equity in the borrower to the sponsor, were also named in the lawsuit).

The complaint is a claim for unpaid real estate commissions by a broker. The claim is for a 5% commission on the total sales price of 3 parcels (by 3 unrelated owners) for $58,500,000, or $2,925,000 in total commissions. The plaintiffs at this time are only able to produce written brokerage commission agreements for 2 of the 3 parcels (which sold for $28,000,000), and not for the third parcel, although they allege they represented the third seller as well. Both of the original commission agreements had expired (only one had a tail clause for 12 months after expiration, which had also expired) prior to the actual sale of the property.

The plaintiffs claim that they brought in the brokers who ultimately represented the sellers at the time of the sale as co-brokers. The plaintiffs also allege that SunCap Property Group, LLC (“SunCap”) induced the sellers to close the transaction without paying the plaintiffs. SunCap did in fact indemnify the sellers from any brokerage claims by the plaintiffs. The basis of their claims is (i) that plaintiffs procured the ultimate buyer (through their co-broker arrangement with the brokers at closing) and therefore the sellers are obligated to pay the commissions, (ii) breach of duties owed to them by the co-brokers, and (iii) tortious interference with their rights to the commissions by SunCap.

SunCap disputes the allegations, and their primary defense is that the plaintiff did not have a listing agreement with respect to one of the parcels, and that the listing agreements with respect to the remaining parcels had expired. Suncap dealt only with the co-brokers that were paid, and states that the plaintiff did not play any role in procuring Suncap as the purchaser of the property.

As additional support for its indemnity of the sellers, SunCap placed $520,000 in escrow with SunCap’s local counsel.

2	FedEx Ground Portfolio	(16) Insurance

The related loan agreement allows FedEx as tenant to provide certain insurance, as more particularly described in the related mortgage loan agreement.

Section 8.4(b) of the mortgage loan agreement provides that excess net insurance proceeds, after restoration, shall be remitted by the lender to the mezzanine lender, provided, among other things, no event of default shall have occurred and shall be continuing. Section 8.4(b) of the mezzanine loan agreement provided that excess net insurance proceeds, after restoration, shall be remitted to the mezzanine borrower, provided, among other things, no event of default shall have occurred and be continuing.

23	Marriott Hilton Head Resort & Spa	(16) Insurance	The Mortgage Loan documents permit the borrower to cause the insurance required at the Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant at the Mortgaged Property.

D-3-3

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
18	172 5th Avenue	(24) Local Law Compliance	With respect to the subject Mortgage Loan, there are a number of open violations at the Mortgaged Property. The borrower under the subject Mortgage Loan has represented in the related Mortgage Loan documents that none of the open violations is reasonably likely to have a material adverse effect. The borrower has further represented that the majority of the violations (the “Non-Work Violations”) will not require the performance of any work or payment of any costs or fines in order to clear the Non-Work Violations from the public record and has covenanted to use commercially reasonable efforts to clear the Non-Work Violations from the public record within 180 days after the closing date (which time may be extended if the borrower is diligently working to clear the Non-Work Violations). With respect to the remainder of the violations (the “Work Violations”), certain work (the “Violation Work”) will be required to be performed by the borrower prior to clearing the violations. The municipality has agreed that the borrower will have until June 24, 2019 to complete the Violation Work. The borrower has: (i) covenanted to complete the Violation Work prior to June 24, 2019 (or such later date as the municipality may approve), (ii) agreed to escrow the estimated cost of the Violation Work with the lender upon the occurrence of an event of default and (iii) has agreed that any loss incurred by the lender in connection with the existence of the Work Violations (including, without limitation, in connection with the failure of the borrower to complete the Violation Work on or before the date required by the municipality) shall be recourse to the borrower and carve-out guarantor.
2	FedEx Ground Portfolio	(25) Licenses and Permits	The property located in Elmsford, New York and the property located in Yonkers, New York are currently operated under temporary certificates of occupancy, until completion of certain work required in connection with the initial zoning approvals with respect to those properties. In addition, the borrower is required by the zoning approvals applicable to the property located in West Chester, Pennsylvania to complete certain work (although a permanent certificate of occupancy has been issued). The temporary certificates of occupancy allow for the full use of the property by FedEx. In addition, the lenders have escrowed funds in an amount necessary to complete the work, and a completion guaranty was received from the guarantor with respect to the remaining work.
1	8 Times Square & 1460 Broadway	(26) Recourse Obligations	Only the borrowers are parties to the environmental indemnity agreement with the related lender.
11	80 Park Plaza	(28) Financial Reporting and Rent Rolls	The Mortgage Loan documents do not expressly require financial statements of the borrowers under the Mortgage Loan to be provided on a combined basis.
1	8 Times Square & 1460 Broadway	(29) Acts of Terrorism Exclusion	If TRIA is no longer in effect and terrorism coverage is commercially available, the related Mortgage Loan documents require the borrowers to spend no more than 200% of the cost payable with respect to property and casualty insurance required under the Mortgage Loan documents (without giving effect to the cost of terrorism, flood, earthquake, and windstorm components), or to purchase the maximum amount of terrorism coverage available for such amount.
18	172 5th Avenue	(39) Organization of Borrower	The borrower is affiliated with the borrower under the Mortgage Loan identified on Annex A-1 to this prospectus as 55 1/2 Greene Street, which Mortgage Loan is being sold to the trust by German American Capital Corporation.

-iv-

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
1 2 11 23	8 Times Square & 1460 Broadway, FedEx Ground Portfolio, 80 Park Plaza and Marriott Hilton Head Resort & Spa	(43) Cross-Collateralization	Each of the subject Mortgage Loans is part of a Whole Loan, and, accordingly, is cross-collateralized and cross-defaulted with one or more Companion Loans that will be held outside the CD 2016-CD2 commercial mortgage securitization trust.

D-3-5

SCHEDULE D-1

CITIGROUP GLOBAL MARKETS REALTY CORP.

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan
2	FedEx Ground Portfolio

Sch. D-1-1

SCHEDULE D-2

CITIGROUP GLOBAL MARKETS REALTY CORP.

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
11	80 Park Plaza

Sch. D-2-1

SCHEDULE D-3

CITIGROUP GLOBAL MARKETS REALTY CORP.

CROSSED MORTGAGE LOANS

None

Sch. D-3-1

ANNEX E

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Period	Balance($)
1	33,005,000.00
2	33,005,000.00
3	33,005,000.00
4	33,005,000.00
5	33,005,000.00
6	33,005,000.00
7	33,005,000.00
8	33,005,000.00
9	33,005,000.00
10	33,005,000.00
11	33,005,000.00
12	33,005,000.00
13	33,005,000.00
14	33,005,000.00
15	33,005,000.00
16	33,005,000.00
17	33,005,000.00
18	33,005,000.00
19	33,005,000.00
20	33,005,000.00
21	33,005,000.00
22	33,005,000.00
23	33,005,000.00
24	33,005,000.00
25	33,005,000.00
26	33,005,000.00
27	33,005,000.00
28	33,005,000.00
29	33,005,000.00
30	33,005,000.00
31	33,005,000.00
32	33,005,000.00
33	33,005,000.00
34	33,005,000.00
35	33,005,000.00
36	33,005,000.00
37	33,005,000.00
38	33,005,000.00
39	33,005,000.00
40	33,005,000.00
41	33,005,000.00
42	33,005,000.00
43	33,005,000.00
44	33,005,000.00
45	33,005,000.00
46	33,005,000.00
47	33,005,000.00
48	33,005,000.00
49	33,005,000.00
50	33,005,000.00
51	33,005,000.00
52	33,005,000.00
53	33,005,000.00
54	33,005,000.00
55	33,005,000.00
56	33,005,000.00
57	33,005,000.00
58	33,005,000.00
59	33,004,103.72
60	32,450,401.32
61	31,934,579.31
62	31,416,824.99
63	30,777,840.76
64	30,255,750.85
65	29,692,081.93
66	29,165,923.58
67	28,598,302.60

Period	Balance($)
68	28,068,045.54
69	27,535,801.72
70	26,962,269.36
71	26,425,881.58
72	25,848,323.80
73	25,307,761.23
74	24,765,173.01
75	24,103,673.52
76	23,556,571.05
77	22,968,605.10
78	22,417,248.13
79	21,825,149.38
80	21,269,506.25
81	20,711,780.57
82	20,113,495.29
83	19,551,436.08
84	18,948,941.23
85	18,382,516.24
86	17,813,967.99
87	17,167,051.00
88	16,593,945.20
89	15,980,719.76
90	15,403,165.99
91	14,785,619.81
92	14,203,584.95
93	13,619,367.93
94	12,995,349.11
95	12,406,601.42
96	11,778,181.53
97	11,184,869.46
98	10,589,332.65
99	9,879,828.12
100	9,279,396.00
101	8,639,625.90
102	8,034,542.42
103	7,390,254.02
104	6,780,484.57
105	6,280,209.31
106	5,749,548.44
107	5,245,457.00
108	4,711,089.28
109	4,203,153.60
110	3,693,337.56
111	3,096,959.44
112	2,583,047.94
113	2,039,141.50
114	1,521,313.55
115	973,602.86
116	487,576.01
117 and thereafter	0.00

E-1

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX F

EXCHANGES OF CERTIFICATES

On the Closing Date, the issuing entity will issue the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F, Class X-G, Class A-M, Class B, Class C, Class D, Class E, Class F, Class G and Class S certificates (collectively, the “Initial Issuance Certificates”). On and after the Closing Date, the holder of a uniform Tranche Percentage Interest in each class of Initial Issuance Certificates may exchange such Initial Issuance Certificates for either (i) the same Tranche Percentage Interest in each class of the Class V1-A, Class V1-B, Class V1-C, Class V1-D and Class V1-E certificates (collectively, the “Class V1 Certificates”), or (ii) the same Tranche Percentage Interest in the Class V2 certificates (the “Class V2 Certificates” and, together with the Class V1 Certificates, the “Class V Certificates”). For these purposes, the “Tranche Percentage Interest” of (i) any certificate (other than the Class S certificates) in relation to a class of certificates is the ratio, expressed as a percentage, of (a) the initial denomination of that certificate to (b) the Initial Maximum Balance of that class of certificates, and (ii) any Class S certificate in relation to the Class S certificates is the percentage interest evidenced by such certificate.

The following table sets forth the Class designation and approximate initial Certificate Balance, initial Notional Amount or initial percentage interest of each Class of Initial Issuance Certificates (collectively, the “Corresponding Initial Issuance Certificates”), and the corresponding Class of Class V1 Certificates (the “Corresponding Class V1 Certificates”) and the corresponding Class V2 Certificates (the “Corresponding Class V2 Certificates”) for each Class of Corresponding Initial Issuance Certificates:

Initial Issuance Certificates		Class V1 Certificates		Class V2 Certificates
Corresponding Initial Issuance Certificates	Approximate Initial Certificate Balance, Notional Amount or Percentage Interest(1)	Corresponding Class V1 Certificates	Approximate Initial Certificate Balance(1)	Corresponding Class V2 Certificates	Approximate Initial Certificate Balance(1)
Class A-1	$17,465,263	Class V1-A	$721,789,474	Class V2	$975,391,857(2)
Class A-2	$69,061,053
Class A-SB	$34,742,105
Class A-3	$252,631,579
Class A-4	$308,873,684
Class X-A	$721,789,474
Class A-M	$39,015,789
Class X-B	$76,811,579	Class V1-B	$76,811,579
Class B	$76,811,579
Class C	$42,673,684	Class V1-C	$42,673,684

Class X-D	$57,304,211	Class V1-D	$57,304,211
Class D	$57,304,211
Class X-E	$28,043,158	Class V1-E	$76,812,910(2)
Class X-F	$10,972,632
Class X-G	$37,797,120
Class E	$28,043,158
Class F	$10,972,632
Class G	$37,797,120
Class S	100%

(1)	Initial certificate balances and notional amounts are approximate, subject to a permitted variance of plus or minus 5%. The initial certificate balance, notional amount or percentage interest of each class of the Initial Issuance Certificates shown in the table above represents the maximum certificate balance, notional amount or percentage interest, as applicable, of such class without giving effect to any issuance of Class V1 or Class V2 Certificates. The initial certificate balance of each class of the Class V1 Certificates shown in the table above is equal to the aggregate of the maximum initial certificate balances of the corresponding class(es) of the Initial Issuance Certificates, representing the maximum certificate balances of the Class V1 Certificates that could be issued in an exchange. The initial certificate balance of the Class V2 Certificates shown in the table above is equal to the aggregate of the maximum initial certificate balances of the Initial Issuance Certificates, representing the maximum certificate balance of the Class V2 Certificates that could be issued in an exchange. Each such initial maximum certificate balance or notional amount is referred to in this Annex as the “Initial Maximum Balance”.

(2)	Beneficial ownership of a Tranche Percentage Interest in the Class V1-E or Class V2 Certificates will also correspond to the beneficial ownership of the same Tranche Percentage Interest in the Class S certificates.

Each of the Initial Issuance Certificates (collectively), the Class V1 Certificates (collectively) and the Class V2 Certificates (collectively) are referred to in this Annex as an “Exchangeable Group” of certificates. Any uniform Tranche Percentage Interest in an Exchangeable Group of certificates may be exchanged for the same Tranche Percentage Interest in any other Exchangeable Group of certificates. This process may occur repeatedly.

For example, an investor that owns 10% of the Initial Maximum Balance of each class of Initial Issuance Certificates would be entitled to exchange such certificates following the procedures described below for either (a) 10% of the Initial Maximum Balance of each class of the Class V1 certificates or (b) 10% of the Initial Maximum Balance of the Class V2 Certificates. Similarly, an investor that owns 10% of the Initial Maximum Balance of the Class V2 Certificates would be entitled to exchange such certificates following the procedures described below for either (a) 10% of the Initial Maximum Balance of each class of Initial Issuance Certificates or (b) 10% of the Initial Maximum Balance of each class of the Class V1 certificates.

There will be no limitation on the number of exchanges authorized under the exchange provisions of the PSA. In all cases, however, an exchange may not occur if the face amount of the certificates to be received in the exchange would not represent an authorized denomination for the relevant class as described under “—Appraisal Reductions—Delivery, Form and Denomination” in this prospectus. In addition, the depositor may have the right to make or cause exchanges on the Closing Date pursuant to instructions delivered to the certificate administrator on the Closing Date.

After giving effect to any exchange of Initial Issuance Certificates for any other Exchangeable Group of certificates:

●	all references in this prospectus to a particular Class of Initial Issuance Certificates will be deemed to refer to the Corresponding Class V1 Certificates or Corresponding Class V2 Certificates, as applicable;

●	any amounts distributable on such exchanged Initial Issuance Certificates on each Distribution Date in respect of, among other things, Interest Accrual Amounts, Interest Shortfalls, Interest Distribution Amount, Principal Distribution Amounts, reimbursements of Realized Losses, yield maintenance charges, Excess Interest and Excess Liquidation Proceeds will be so distributed to the Corresponding Class V1 Certificates or Corresponding Class V2 Certificates, as applicable, on such Distribution Date;

●	any amounts allocated to such exchanged Initial Issuance Certificates in respect of, among other things, Realized Losses, Excess Prepayment Interest Shortfalls and other interest shortfalls (including those resulting from Cumulative Appraisal Reduction Amounts) will be so allocated to the Corresponding Class V1 Certificates or Corresponding Class V2 Certificates, as applicable; and

●	all rights (including Voting Rights) described in this prospectus as being exercisable by the holder of an Initial Issuance Certificate may be exercised by the Corresponding Class V1 Certificates or Corresponding Class V2 Certificates, as applicable.

Exchange Procedures

If a Certificateholder wishes to exchange an Exchangeable Group of certificates for any other Exchangeable Group of certificates, such Certificateholder must notify the Certificate Administrator by e-mail at the e-mail address specified on the certificate administrator’s website no later than 3 business days prior to the proposed date of such exchange (the “Exchange Date”). The Exchange Date can be any business day other than the first or last business day of the month. In addition, the Certificateholder must provide notice on the Certificateholder’s letterhead, which notice must carry a medallion stamp guarantee and set forth the following information: the CUSIP numbers (if applicable) of the certificates to be exchanged and received, the certificate balance of the certificates to be exchanged, the Certificateholder’s DTC participant number and the proposed Exchange Date. The Certificateholder and the certificate administrator will utilize the “deposit and withdrawal system” at DTC to effect the exchange.

The aggregate principal and interest entitlements of the certificates received will equal the aggregate entitlements of principal and interest of the certificates surrendered. The notice of exchange will become irrevocable on the 2nd business day before the proposed Exchange Date.

The first distribution on any certificate received pursuant to an exchange will be made in the month following the month of exchange to the Certificateholder of record as of the applicable Record Date for such certificate. Neither the certificate administrator nor the depositor will have any obligation to ensure the availability of the applicable certificates to accomplish any exchange.

There Are Risks Relating to the Exchange of Certificates

The characteristics of the Class V1 and Class V2 Certificates will reflect the characteristics of the Corresponding Initial Issuance Certificates. As a result, the Class V1 and Class V2 Certificates will be subject to the same risks as the Corresponding Initial Issuance Certificates described in this prospectus. Investors are encouraged to consider a number of factors that will limit a certificateholder’s ability to exchange certificates:

●	At the time of a proposed exchange, a certificateholder must own all applicable certificates in the requisite proportion to make the desired exchange.

●	A certificateholder that does not own an Exchangeable Group of certificates in the requisite proportion may be unable to obtain the necessary certificates or may be able only to exchange the portion (if any) of its certificates that represents the requisite proportion. Another certificateholder may refuse to sell its certificates at a reasonable (or any price) or may be unable to sell them, or certificates may have been purchased or placed into other financial structures and thus may be unavailable. Such circumstances may prevent you from obtaining certificates in the proportions necessary to effect an exchange.

●	Certificates may only be held in authorized denominations.

Form, Denomination and Transfer

The Class V1 and Class V2 Certificates will be issued, maintained and transferred in definitive, fully registered form registered in the name of the purchaser thereof without interest coupons only in minimum denominations of certificate balance of $10,000, in multiples of $1 in excess thereof.

The Class V1 and Class V2 Certificates have not been and will not be registered under the Securities Act, or registered or qualified under any applicable state or foreign securities laws.

The following restrictions will apply with respect to any of the Class V1 or Class V2 Certificates (other than the Class V1-A and Class V1-C certificates):

(a)       The Class V1 and Class V2 Certificates (other than the Class V1-A and Class V1-C certificates) may not be reoffered, resold, pledged or otherwise transferred except (a)(i) to a person whom the Initial Investor reasonably believes is a “Qualified Institutional Buyer” in a transaction meeting the requirements of Rule 144A under the Securities Act, (ii) to an institutional investor that is an “accredited investor” within the meaning of Rule 501(a)(l), (2), (3) or (7) of Regulation D under the Securities Act or any entity in which all of the equity owners are institutional investors that are “accredited investors” within the meaning of Rule 501(a)(l), (2), (3) or (7) of Regulation D under the Securities Act, or (iii) to an institution that is a non-“U.S. person” in an “Offshore Transaction”, as defined in, and in reliance on, Regulation S under the Securities Act, and (b) in accordance with all applicable securities laws of the states of the United States and foreign jurisdictions.

(b)       No transfer of any Class V1 or Class V2 Certificate will be effective unless the certificate registrar has received: (i) a written undertaking by the transferor to reimburse the issuing entity for any costs incurred by it in connection with the proposed transfer, (ii) an investment representation letter from the transferee, (iii) in the case of a transfer pursuant to Regulation S under the Securities Act, a Regulation S transfer certificate from the transferor; and (iv) in the case of a transfer to an any person (other than a Rating Agency) involved in the organization or operation of the depositor or an affiliate (as defined in Rule 405 of the Securities Act) of such person, an opinion of counsel that such transfer is in compliance with the Securities Act.

Certain ERISA Considerations

Generally, ERISA applies to investments made by employee benefit plans and transactions involving the assets of those plans. Even if ERISA does not apply, similar prohibited transaction rules may apply under Section 4975 of the Internal Revenue Code or materially similar federal, state or local laws. Under current law, the Class V1-E and Class V2 Certificates do not meet the requirements of the Exemption and generally may not be purchased by, on behalf of or with the assets of any Plan. Due to the complexity of regulations that govern Plans, if you are subject to ERISA or Section 4975 of the Internal Revenue Code or to any materially similar federal, state or local law, you should consult your own counsel regarding consequences under ERISA, the Internal Revenue Code or such other similar law of acquisition, ownership and disposition of your certificates.

Certain Federal Income Tax Considerations

Generally, an exchange of an Exchangeable Group of certificates for another Exchangeable Group of certificates will not be subject to federal income tax. For a discussion of the federal income tax consequences of the acquisition, ownership and disposition of an Exchangeable Group of certificates, see “Material Federal Income Tax Considerations—Taxation of Exchanges of Regular Certificates, Class S Certificates and Class V Certificates” in this prospectus.

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	13
Important Notice About Information Presented in This Prospectus	13
Summary of Terms	23
Risk Factors	57
Description of the Mortgage Pool	128
Transaction Parties	230
Credit Risk Retention	259
Description of the Certificates	261
Description of the Mortgage Loan Purchase Agreements	295
Pooling and Servicing Agreement	305
Certain Legal Aspects of Mortgage Loans	420
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	435
Pending Legal Proceedings Involving Transaction Parties	436
Use of Proceeds	436
Yield and Maturity Considerations	437
Material Federal Income Tax Considerations	449
Certain State and Local Tax Considerations	463
Method of Distribution (Underwriter)	463
Incorporation of Certain Information by Reference	465
Where You Can Find More Information	465
Financial Information	465
Certain ERISA Considerations	466
Legal Investment	469
Legal Matters	470
Ratings	470
Index of Defined Terms	472

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES	A-1-1
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES	A-2-1
ANNEX A-3	DESCRIPTION OF TOP TWENTY MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION	A-3-1
ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS	B-1
ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT	C-1
ANNEX D-1	MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-1-1
ANNEX D-2	EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES FOR GERMAN AMERICAN CAPITAL CORPORATION	D-2-1
ANNEX D-3	EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES FOR CITIGROUP GLOBAL MARKETS REALTY CORP.	D-3-1
ANNEX E	CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE	E-1
ANNEX F	EXCHANGES OF CERTIFICATES	F-1

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$841,274,736
(Approximate)

Deutsche Mortgage &
Asset Receiving
Corporation

Depositor

CD 2016-CD2 Mortgage
Trust

(Central Index Key Number 0001685054)

Issuing Entity

CD 2016-CD2 Mortgage Trust
Commercial Mortgage
Pass-Through Certificates,
Series 2016-CD2

Class A-1	$17,465,263
Class A-2	$69,061,053
Class A-SB	$34,742,105
Class A-3	$252,631,579
Class A-4	$308,873,684
Class X-A	$721,789,474
Class A-M	$39,015,789
Class B	$76,811,579
Class C	$42,673,684

PROSPECTUS

Deutsche Bank Securities

Co-Lead Manager and Joint Bookrunner

Citigroup

Co-Lead Manager and Joint Bookrunner

Academy Securities

Co-Manager

November  21, 2016